As filed with the Securities and Exchange Commission on October 30, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	6162 (Primary Standard Industrial Classification Code Number)	65-0039856 (I.R.S. Employer Identification Number)

1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
(561) 682-8000
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Ronald M. Faris
President and Chief Executive Officer
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
(561) 682-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy M. Hayes		John P. Berkery
Executive Vice President and		Mayer Brown LLP
General Counsel		1221 Avenue of the Americas
c/o Ocwen Financial Corporation		New York, New York 10020
1661 Worthington Road, Suite 100		(212) 506-2500
West Palm Beach, Florida 33409
(561) 682-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions pursuant to the exchange offer described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

6.625% Senior Notes due 2019	$350,000,000	100%	$350,000,000	$35,245

(1)	Estimated solely for purposes of determining the registration fee.
(2)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion
Preliminary prospectus dated October 30, 2015

PROSPECTUS

Ocwen Financial Corporation

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING
$350,000,000 6.625% Senior Notes due 2019

FOR NEW, REGISTERED
$350,000,000 6.625% Senior Notes due 2019

We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange all of our outstanding 6.625% Senior Notes due 2019, issued on May 12, 2014 in a private offering, for our new, registered 6.625% Senior Notes due 2019.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2015, unless we extend it.
•	The terms of the new notes are substantially identical to those of the original notes, except that the new notes will not have securities law transfer restrictions or the registration rights relating to the original notes, and the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.
•	All outstanding original notes that are validly tendered and not validly withdrawn will be exchanged.
•	You may withdraw your tender of original notes any time before the exchange offer expires.
•	We will not receive any proceeds from the exchange offer.
•	No established trading market for the new notes or the original notes currently exists. The new notes will not be listed on any securities exchange or included in any automated quotation system.
•	The exchange of original notes for new notes will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

See “Risk Factors” beginning on page 10 for a discussion of risk factors that you should consider before deciding to exchange your original notes for new notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2015.

In this prospectus, unless the context indicates or otherwise requires and except as expressly set forth in the section captioned “Description of New Notes,” the terms the “Company,” “Ocwen” “we,” “us” and “our” refer to Ocwen Financial Corporation and its consolidated subsidiaries. References in this prospectus to a “fiscal year” are to our fiscal year ended December 31.

In this prospectus, except as expressly set forth in the section captioned “Description of New Notes,” we refer to our outstanding 6.625% Senior Notes due 2019 as the “original notes” and we refer to our new, registered 6.625% Senior Notes due 2019 as the “new notes.” Any reference to “notes” in this prospectus refers to the original notes and the new notes collectively, unless the context requires a different interpretation.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this prospectus, including, without limitation, statements regarding our financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could”, “intend,” “consider,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict” or “continue” or the negative of such terms or other comparable terminology. Such statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from expected results. Our business has been undergoing substantial change which has magnified such uncertainties. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Known material factors that could cause our actual results to differ from those in these forward-looking statements are described below and in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. Important factors that could cause actual results to differ include, but are not limited to, the risk factors discussed in the “Risk Factors” section of this prospectus and the following:

•	adverse effects on our business as a result of recent regulatory settlements;
•	reactions to the announcement of such settlements by key counterparties;
•	increased regulatory scrutiny and media attention, due to rumors or otherwise;
•	uncertainty related to claims, litigation and investigations brought by government agencies and private parties regarding our servicing, foreclosure, modification and other practices;
•	any adverse developments in existing legal proceedings or the initiation of new legal proceedings;
•	our ability to effectively manage our regulatory and contractual compliance obligations;
•	the adequacy of our financial resources, including our sources of liquidity and ability to sell, fund and recover advances, repay borrowings and comply with our debt agreements;
•	our servicer and credit ratings as well as other actions from various rating agencies, including the impact of recent or future downgrades of our servicer and credit ratings;
•	volatility in our stock price;
•	the characteristics of our servicing portfolio, including prepayment speeds along with delinquency and advance rates;
•	our ability to contain and reduce our operating costs, including our ability to successfully execute on our cost improvement initiative;
•	our ability to successfully modify delinquent loans, manage foreclosures and sell foreclosed properties;
•	uncertainty related to legislation, regulations, regulatory agency actions, regulatory examinations, government programs and policies, industry initiatives and evolving best servicing practices;
•	our dependence on New Residential Investment Corp. (“NRZ”) for a substantial portion of our advance funding for non-agency mortgage servicing rights;
•	uncertainties related to our long-term relationship with NRZ;
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•	the loss of the services of our senior managers;
•	uncertainty related to general economic and market conditions, delinquency rates, home prices and disposition timelines on foreclosed properties;
•	uncertainty related to the actions of loan owners and guarantors, including mortgage-backed securities investors, the Government National Mortgage Association, trustees and government sponsored entities (“GSEs”), regarding loan put-backs, penalties and legal actions;
•	our ability to comply with our servicing agreements, including our ability to comply with our seller/servicer agreements with GSEs and maintain our status as an approved seller/servicer;
•	uncertainty related to the GSEs substantially curtailing or ceasing to purchase our conforming loan originations or the Federal Housing Authority of the Department of Housing and Urban Development or Department of Veterans Affairs ceasing to provide insurance;
•	uncertainty related to the processes for judicial and non-judicial foreclosure proceedings, including potential additional costs or delays or moratoria in the future or claims pertaining to past practices;
•	our reserves, valuations, provisions and anticipated realization on assets;
•	our ability to execute on our strategy to reduce the size of our agency portfolio;
•	uncertainty related to the ability of third-party obligors and financing sources to fund servicing advances on a timely basis on loans serviced by us;
•	our ability to effectively manage our exposure to interest rate changes and foreign exchange fluctuations;
•	uncertainty related to our ability to adapt and grow our business;
•	our ability to integrate the systems, procedures and personnel of acquired assets and businesses;
•	our ability to maintain our technology systems and our ability to adapt such systems for future operating environments;
•	uncertainty related to our income tax positions;
•	our ability to recognize the benefits of our deferred tax assets;
•	uncertainty related to the ability of our technology vendors to adequately maintain and support our systems, including our servicing systems, loan originations and financial reporting systems;
•	failure of our internal security measures or breach of our privacy protections; and
•	uncertainty related to the political or economic stability of foreign countries in which we have operations.
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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before making a decision whether to exchange your original notes for new notes. You should read this entire prospectus, including “Risk Factors,” carefully before making a decision whether to exchange your original notes for new notes.

Our Company

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, is one of the largest mortgage companies in the United States. Ocwen is headquartered in West Palm Beach, Florida with offices throughout the United States (“U.S.”) and in the United States Virgin Islands (“USVI”) with support operations in India and the Philippines. Ocwen Financial Corporation is a Florida corporation organized in February 1988. With its predecessors, Ocwen has been servicing residential mortgage loans since 1988. We have been originating forward mortgage loans since 2012 and reverse mortgage loans since 2013.

Overview

Ocwen is a leader in the servicing industry in foreclosure prevention and loss mitigation that helps families stay in their homes and improves financial outcomes for investors. Our leadership in the industry is evidenced by our high cure rate for delinquent loans and above average rate of continuing performance by borrowers whose loans we have modified. Ocwen completed over 625,000 loan modifications between January 2008 and September 30, 2015. We are also an innovator in the industry, as evidenced by our “Shared Appreciation Modification” (“SAM”) program. The SAM program incorporates principal reductions and lower payments for borrowers while providing an estimated net present value for mortgage loan investors that is superior to that of foreclosure, plus the ability to recoup a portion of the principal reductions granted if property values increase over time. This program was developed in 2012, and was expanded in 2013 to all states where the program is permitted. Through September 30, 2015, we have completed over 50,000 modifications under the SAM program.

Ocwen has been a leader in the U.S. Treasury’s Home Affordable Modification Program (“HAMP”) since the program’s inception in 2009. We have provided more HAMP-sponsored modifications than any other mortgage servicer and 52% more than the next highest servicer, according to data published in the U.S. Treasury's Making Home Affordable Second Quarter Program Performance Report.

From 2010 through 2013, our business grew rapidly via portfolio and business acquisitions. However, we made no significant acquisitions during 2014 or the first nine months of 2015 and, as a result, the unpaid principal balance (“UPB”) of our residential servicing portfolio declined from $464.7 billion as of December 31, 2013 to $398.7 billion as of December 31, 2014 and $288.1 billion as of September 30, 2015. Our growth ceased primarily as a result of significant regulatory scrutiny by the state of New York, which resulted in a settlement with the New York Department of Financial Services (“NY DFS”) in December 2014. We also entered into a more limited settlement with the California Department of Business Oversight (“CA DBO”) in January 2015.

We have largely executed on our previously disclosed strategy to sell certain of our Agency MSRs with the intent of reducing our exposure to interest rate movements, monetizing significant unrealized value and generating significant liquidity. While almost all of our announced sales have now closed, if we view sale prices to be attractive, we may determine to sell additional Agency MSRs in the future. We anticipate that reducing the size of our Agency servicing portfolio will help simplify our operations and help improve our margins over time. During the nine months ended September 30, 2015, we sold Agency MSRs relating to loans with a UPB of $87.6 billion.

Our recent regulatory settlements have significantly impacted our ability to grow our servicing portfolio because we have agreed to restrictions in our consent orders with the NY DFS and CA DBO that effectively prohibit future acquisitions of servicing until we have satisfied the respective conditions in those consent orders. Under the NY DFS consent order, we may acquire mortgage servicing rights (“MSRs”) upon (a) meeting benchmarks specified by Goldin Associates (the “Operations Monitor”) relating to our boarding process for newly acquired MSRs and our ability to adequately service newly acquired MSRs and our existing loan portfolio, and (b) the NY DFS’s approval, not to be unreasonably withheld. Under the CA DBO consent order, we agreed to cease acquiring any additional MSRs for loans secured in California until the CA DBO is satisfied that Ocwen Loan Servicing, LLC (“OLS”) can satisfactorily respond to the requests for information and documentation made in the course of a regulatory exam. If we are unable to satisfy the NY DFS and CA DBO conditions, we will be unable to grow our servicing portfolio through acquisitions.

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As a result of the current regulatory environment, we have faced, and expect to continue to face, increased regulatory and public scrutiny as well as stricter and more comprehensive regulation of our business. We continue to work diligently to assess the implications of the regulatory environment in which we operate and to meet the requirements of the current environment. We devote substantial resources to regulatory compliance, while, at the same time, striving to meet the needs and expectations of our customers, clients and other stakeholders.

Ocwen has implemented an “asset-light” strategy pursuant to which we have sold rights to receive servicing fees, excluding ancillary income, with respect to certain non-Agency MSRs (“Rights to MSRs”), together with the related servicing advances, to New Residential Investment Corp. (“NRZ”), who purchased these Rights to MSRs and assumed the rights and obligations under the associated agreements from Home Loan Servicing Solutions, Ltd. (“HLSS”) on April 6, 2015. Pursuant to our agreements with NRZ, NRZ has acquired Rights to MSRs and related servicing advances, and has assumed the obligation to fund new servicing advances in respect of the Rights to MSRs. We continue to service the loans for which the Rights to MSRs have been sold to NRZ. References in this prospectus (other than in the Consolidated Financial Statements included herein) to NRZ as the counterparty include HLSS for periods prior to April 6, 2015 because, following HLSS’ sale of substantially all of its assets on April 6, 2015, NRZ, through its subsidiaries, is the owner of the Rights to MSRs and has assumed HLSS’ rights and obligations under the associated agreements. See “Business-Overview” for further discussion regarding our asset-light strategy.

Including our initial transaction on March 5, 2012, through 2014, we completed sales of Rights to MSRs and related servicing advances for serviced loans with a UPB of $202.4 billion (based on UPB at the time of sale). Together, these transactions are referred to as the NRZ/HLSS Transactions. We did not complete any sales of Rights to MSRs to NRZ during 2014 or the first nine months of 2015. As of September 30, 2015, we are the servicer on Rights to MSRs sold to NRZ pertaining to approximately $146.0 billion in UPB.

On April 6, 2015, we amended our Master Servicing Rights Purchase Agreement and Sale Supplements (the “Amendment”) with HLSS in consideration for OLS’ consent to the assignment by HLSS to NRZ of all HLSS’ right, title and interest in, to and under the agreements. The Amendment extends and, we believe, strengthens our relationship with NRZ. Most notably, the Amendment (i) extends the term of the agreements by two years or until April 30, 2020, whichever is earlier, provided that such extension will not apply with respect to any servicing agreement that, as of the date that it was scheduled to terminate under our original agreements, is affected by an uncured termination event due to a downgrade of our servicer rating to below average or lower by S&P or to “SQ4” or lower by Moody’s, and (ii) limits NRZ’s ability to transfer the servicing of any or all of the servicing agreements underlying the Rights to MSRs until April 6, 2017 even if further OLS servicer rating downgrades were to occur. We were also able to secure the future monetization of certain clean-up call rights we own. The Amendment provides that we will sell to NRZ, on an exclusive and “as is” basis, all economic beneficial rights to the clean-up call rights we are entitled to pursuant to servicing agreements that underlie Rights to MSRs owned by NRZ, for a payment upon exercise of 0.50% of the UPB of all performing mortgage loans (mortgage loans that are current or 30 days or less delinquent) associated with the applicable clean up-call.

On May 12, 2014, we issued the original notes with an aggregate principal amount of $350.0 million in a private placement, receiving net proceeds of approximately $343.3 million after deducting the initial purchasers’ discount and offering expenses payable by us. To date, the net proceeds have been used to fund repurchases of common stock, to reduce borrowing used to finance servicing advances and for other general corporate purposes.

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Business Lines

Servicing and Lending are our primary lines of business.

Servicing

Our Servicing business is primarily comprised of our core residential mortgage servicing business and currently accounts for the majority of our total revenues. Our servicing clients include non-Agency residential mortgage-backed securities (“RMBS”) trusts and some of the largest financial institutions in the U.S., including the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Government National Mortgage Association (“Ginnie Mae”). We are a leader in the servicing industry in foreclosure prevention and loss mitigation that helps families stay in their homes and improves financial outcomes for investors.

Servicing involves the collection and remittance of principal and interest payments received from borrowers, the administration of mortgage escrow accounts, the collection of insurance claims, the management of loans that are delinquent or in foreclosure or bankruptcy, including making servicing advances, evaluating loans for modification and other loss mitigation activities and, if necessary, foreclosure referrals and the sale of the underlying mortgaged property following foreclosure (“real estate owned” or “REO”) on behalf of investors or other servicers. Master servicing involves the collection of payments from servicers and the distribution of funds to investors in mortgage and asset-backed securities and whole loan packages. We earn contractual monthly servicing fees (which are typically payable as a percentage of UPB) pursuant to servicing agreements as well as other ancillary fees in connection with our servicing activities.

We also earn fees under both subservicing and special servicing arrangements with banks and other institutions that own the MSRs. The owners of MSRs may choose to hire Ocwen as a subservicer or special servicer instead of servicing the MSRs themselves for a variety of reasons, including not having a servicing platform or not having the necessary capacity or expertise to service some or all of their MSRs. In a subservicing context, Ocwen may be engaged to perform all of the servicing functions previously described or it could be a limited engagement (e.g., sub-servicing only non-defaulted mortgage loans). As a subservicer, we are obligated to make servicing advances, though most subservicing agreements provide for more rapid reimbursement of any advances from the owner of the servicing rights. Ocwen is also engaged as a special servicer. These engagements typically involve portfolios of defaulted mortgage loans, which require more work than performing mortgage loans and involve working out modifications or short sales with borrowers or taking properties through the foreclosure process. We typically earn subservicing and special servicing fees either as a percentage of UPB or on a per loan basis.

Our servicing platform (“REALServicing®”) runs on an information technology system that we license under long-term agreements with Altisource Portfolio Solutions S.A. (“Altisource”). The system utilizes non-linear loss mitigation models that we believe optimize delinquent borrower resolutions. Altisource utilizes software developers, modelers and psychology professionals who focus on borrower behavior and improvement of resolution models to improve system performance and outcomes.

Lending

In our Lending business, we originate and purchase conventional and government-insured forward mortgage loans through the direct, wholesale and correspondent lending channels of our Homeward operations. We also originate and purchase Home Equity Conversion Mortgages (“HECM” or “reverse mortgage loans”) insured by FHA through our Liberty Home Equity Solutions, Inc. (“Liberty”) operations. We leverage our direct forward mortgage lending channel to pursue refinancing opportunities from our servicing portfolio, where permitted. After origination, we package and sell the loans in the secondary mortgage market, through GSE and Ginnie Mae guaranteed securitizations and whole loan transactions. We typically retain the associated MSRs, providing the Servicing business with a source of new MSRs to replenish our servicing portfolio and partially offset the impact of amortization and prepayments. In 2014, we originated or purchased forward and reverse mortgage loans with a UPB of $4.3 billion and $675.5 million, respectively. Our Lending business provides us the opportunity to expand into new markets and offer new products, for example prime loans that exceed the GSE limits (“jumbo loans”), as market and investor demand develops.

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Headquarters

Ocwen Financial Corporation is a Florida corporation organized in February 1988. Our executive office is located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409 and our telephone number is (561) 682-8000. We maintain a website at http://www.ocwen.com. The information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus when making a decision as to whether or not to exchange your original notes for new notes.

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The Exchange Offer

Original Notes	We sold $350,000,000 aggregate principal amount of our 6.625% Senior Notes due 2019, to the initial purchasers on May 12, 2014. The initial purchasers resold the original notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

Registration Rights

Agreement	When we sold the original notes, we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to use commercially reasonable efforts to provide holders of the original notes the opportunity to exchange unregistered original notes for a new series of substantially identical notes that we have registered under the Securities Act. The exchange offer is being made to satisfy this obligation.

New Notes	We are offering to exchange the outstanding original notes for a like principal amount of new 6.625% Senior Notes due 2019 that we have registered under the Securities Act. The terms of the new notes and the original notes are substantially identical, except:
•	the new notes will be issued in a transaction that will have been registered under the Securities Act;
•	the new notes will not contain securities law restrictions on transfer; and
•	the new notes are not entitled to registration rights and will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.
The Exchange Offer	We are offering to exchange $1,000 principal amount of the new notes (up to an aggregate of $350,000,000) for each $1,000 principal amount of your original notes, subject to a minimum denomination of $2,000, validly tendered and not validly withdrawn. As of the date of this prospectus, there are $350,000,000 aggregate principal amount of our unregistered 6.625% Senior Notes due 2019 outstanding. For procedures for tendering, see “The Exchange Offer—Procedures for Tendering Original Notes.”
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2015, unless we extend it.
Resales of New Notes	We believe that the new notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, and, by tendering your original notes, you represent to us that:
•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;
•	you are acquiring the new notes in the ordinary course of your business;
•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the new notes;
•	you are not holding original notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; and
•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.
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If you are an affiliate of ours, or are engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, then:
•	you may not rely on the applicable interpretations of the staff of the SEC;
•	you will not be permitted to tender original notes in the exchange offer; and
•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the original notes.
Each participating broker-dealer that receives new notes for its own account under the exchange offer in exchange for original notes that were acquired by the broker dealer as a result of market making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.
Any broker-dealer that acquired original notes from us may not rely on the applicable interpretations of the staff of the SEC and must comply with registration and prospectus delivery requirements of the Securities Act (including being named as a selling security holder) in connection with any resales of the original notes or the new notes.
See “The Exchange Offer—Procedures for Tendering Original Notes” and “Plan of Distribution.”
Acceptance of Original Notes and Delivery
Of New Notes	Subject to the conditions described herein, we will accept for exchange any and all original notes that are validly tendered in the exchange offer and not validly withdrawn before the offer expires. The new notes will be delivered promptly following the exchange offer.

Withdrawal Rights	You may withdraw your tender of original notes at any time before the exchange offer expires.

Conditions of the Exchange Offer	The exchange offer is subject to the following conditions, which we may waive:
•	the exchange offer, or the making of any exchange by a holder of original notes, will not violate any applicable law or interpretation by the staff of the SEC; and
•	no action may be pending or threatened in any court or before any governmental agency with respect to the exchange offer that may impair our ability to proceed with the exchange offer.

See “The Exchange Offer—Conditions.”

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Consequences of
Failure to Exchange	If you are eligible to participate in the exchange offer and you do not tender your original notes, then you will not have further exchange or registration rights and you will continue to hold original notes subject to restrictions on transfer. These restrictions on transfer and the availability of the new notes may adversely affect the liquidity of your original notes.

Federal Income
Tax Consequences	The exchange of original notes for new notes will not be taxable to a United States holder for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Accounting Treatment	We will not recognize any gain or loss on the exchange of notes. See “The Exchange Offer—Accounting Treatment.”

Exchange Agent	Wilmington Savings Fund Society, FSB is the exchange agent. See “The Exchange Offer—Exchange Agent.”
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The New Notes

The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Ocwen Financial Corporation

Notes Offered	Up to $350,000,000 aggregate principal amount of 6.625% Senior Notes due 2019 (the “new notes”).

Maturity Date	May 15, 2019

Interest	Interest on the notes will be payable in cash and will accrue at a rate of 6.625% per annum from November 15, 2015, the most recent date on which interest was paid on the original notes.

Interest Payment Dates	May 15 and November 15, commencing May 15, 2016.

Ranking	The new notes will be our general unsecured senior indebtedness and will:

•	rank equally in right of payment with all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the new notes;

•	rank senior in right of payment to our future subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the new notes, if any;

•	be effectively junior in right of payment to all of our existing and future senior secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations (including our guarantee of the senior secured term loan of OLS, as borrower (the “senior secured term loan”), and our existing warehouse and other funding facilities); and

•	be structurally subordinated to all of the existing and future liabilities of our subsidiaries.

No Guarantees	We are a holding company which means that substantially all of our revenue generating operations are conducted through, and substantially all of our assets are held by, our subsidiaries. The new notes will not be guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities which have no obligation to make any payments on the new notes or to otherwise make any funds available therefor. As a result, the new notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

In addition to the original notes, as of September 30, 2015, (i) we (excluding our subsidiaries) were an obligor with respect to $863 million of indebtedness (all of our subsidiaries that we guaranteed), all of which was secured by our assets and would be effectively senior to the notes to the extent of the value of the assets securing such indebtedness, and (ii) our subsidiaries had total indebtedness of $2.76 billion (of which $863 million was guaranteed by us), all of which would be effectively senior to the new notes to the extent of the value of the assets of our subsidiaries.

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Optional Redemption	We may redeem the new notes, in whole or in part, at any time prior to May 15, 2016, at a price equal to 100% of the aggregate principal amount of the new notes plus the applicable “make-whole” premium, as described in “Description of New Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest to the applicable redemption date.

We may redeem the new notes, in whole or in part, at any time on or after May 15, 2016, at the applicable redemption prices specified in “Description of New Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest to the applicable redemption date.

In addition, we may redeem up to 35% of the aggregate principal amount of the new notes at any time on or prior to May 15, 2016, with the net cash proceeds from certain equity offerings at the applicable redemption price specified in “Description of New Notes—Redemption— Optional Redemption Upon Equity Offerings,” plus accrued and unpaid interest to the applicable redemption date.

Change of Control	If certain change of control events occur, we must offer to repurchase all of the new notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Asset Sales	If we sell assets under certain circumstances, we will be required to make an offer to purchase the new notes at their face amount, plus accrued and unpaid interest to the purchase date.

Certain Covenants	The indenture governing the new notes, among other things, limits our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	incur liens;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make investments;

•	consolidate, merge, sell or otherwise dispose of certain assets; and

•	engage in transactions with our affiliates.

These covenants are subject to important exceptions, limitations and qualifications as described in “Description of New Notes—Certain Covenants.”

Covenant Suspension	Many of the restrictive covenants will be suspended if (i) the new notes achieve an investment grade rating from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) and (ii) no default or event of default has occurred and is continuing under the indenture governing the new notes. Covenants that are suspended as a result of achieving these ratings will again apply if one or both of Moody’s and S&P withdraws its investment grade rating or downgrades the rating assigned to the new notes below an investment grade rating. For more details see “Description of New Notes—Certain Covenants—Covenant Suspension.”

Risk Factors	You should refer to the section entitled “Risk Factors” for an explanation of certain risks of investing in the new notes.

Trustee	Wilmington Savings Fund Society, FSB, as trustee
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RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained in this prospectus, before deciding whether to exchange your original notes for new notes. This prospectus also contains forward looking statements that involve risks and uncertainties. Please read “Disclosure Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below. If any of these risks occur, our business, financial condition or results of operation could be materially and adversely affected. In such case, you may lose all or part of your original investment in the notes.

Risks Relating to Government Regulation and Financial Regulatory Reforms

The business in which we engage is complex and heavily regulated. If we fail to operate our business in compliance with both existing and future regulations, our business, reputation, financial condition or results of operations could be materially and adversely affected.

Our business is subject to extensive regulation by federal, state and local governmental authorities, including the Consumer Financial Protection Bureau (“CFPB”), HUD, the SEC and various state agencies that license, audit and conduct examinations of our mortgage servicing, origination and collection activities. From time to time, we also receive requests from federal, state and local agencies for records, documents and information relating to the policies, procedures and practices of our mortgage servicing, origination and collection activities. In addition, we operate under a number of regulatory settlements that subject us to ongoing monitoring or reporting. See the next risk factor below for examples of matters we recently settled with the State of New York and the State of California. The GSEs and their conservator, the FHFA, Ginnie Mae, the United States Treasury Department, various investors, non-Agency securitization trustees and others also subject us to periodic reviews and audits.

As a result of the current regulatory environment, we have faced and expect to continue to face increased regulatory and public scrutiny as well as stricter and more comprehensive regulation of our business. We must devote substantial resources to regulatory compliance, and we incur, and expect to continue to incur, significant ongoing costs to comply with new and existing laws and governmental regulation of our business. If we fail to effectively manage our regulatory and contractual compliance obligations, the resources we are required to devote and our compliance expenses would likely increase.

We must comply with a large number of federal, state and local consumer protection laws including, among others, the Gramm-Leach-Bliley Act, the Fair Debt Collection Practices Act, RESPA, TILA, the Fair Credit Reporting Act, the Servicemembers Civil Relief Act, the Homeowners Protection Act, the Federal Trade Commission Act the Equal Credit Opportunity Act, the Dodd-Frank Act and state foreclosure laws. These statutes apply to many facets of our business, including loan origination, debt collection, use of credit reports, safeguarding of non-public, personally identifiable information about our customers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and mandate certain disclosures and notices to borrowers. These requirements can and do change as statutes and regulations are enacted, promulgated, amended, interpreted and enforced. See “Business - Regulation” for additional information regarding our regulators and the laws that apply to us.

To be successful, we must structure and operate our business to comply with the laws and regulations to which we are subject and the terms of our regulatory settlements. This can require judgment by us with respect to the requirements of such laws and regulations and such settlements. While we endeavor to engage regularly with our regulators in an effort to ensure we do so correctly, if we fail to interpret correctly the requirements of such laws and regulations or the terms of our regulatory settlements, we could be found to be in breach of such laws and regulations or the terms of such settlements.

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Our failure to comply with the terms of our regulatory settlements or applicable federal, state and local consumer protection laws could lead to any of the following:

•	loss of our licenses and approvals to engage in our servicing and lending businesses;
•	damage to our reputation in the industry;
•	governmental investigations and enforcement actions;
•	administrative fines and penalties and litigation;
•	civil and criminal liability, including class action lawsuits;
•	breaches of covenants and representations under our servicing, debt or other agreements;
•	inability to raise capital; or
•	inability to execute on our business strategy.

Any of these outcomes could materially and adversely affect our business and our financial condition, liquidity and results of operations.

The recent trend among federal, state and local lawmakers and regulators has been toward increasing laws, regulations and investigative proceedings with regard to residential real estate lenders and servicers. Over the past few years, state and federal lawmakers and regulators have adopted a variety of new or expanded laws and regulations and recommended practices, including the Dodd-Frank Act. These regulatory and legislative measures or changes in enforcement practices could, either individually, in combination or in the aggregate, require that we further change our business practices, impose additional costs on us, limit our product offerings, limit our ability to efficiently pursue business opportunities, negatively impact asset values and reduce our revenues. Accordingly, they could materially and adversely affect our business and our financial condition, liquidity and results of operations.

Governmental bodies may impose regulatory fines or penalties or impose additional requirements or restrictions on our activities which could increase our operating expenses, reduce our revenues or otherwise adversely affect our business, financial condition, results of operations, ability to grow and reputation.

We are subject to a number of pending federal and state regulatory investigations, examinations, inquiries and requests for information which could result in adverse regulatory action against us. For example, we recently entered into consent orders for the settlement of investigations conducted by the New York Department of Financial Services, or NY DFS, and the California Department of Business Oversight, or CA DBO.

In December 2012, we entered into a consent order with NY DFS in which we agreed to the appointment of a Monitor to oversee our compliance with an Agreement on Servicing Practices that we had entered into with the NY DFS in September 2011. After the Monitor began its work in 2013, the NY DFS began an investigation into Ocwen's compliance with the servicing requirements specified in the Agreement on Servicing Practices as well as New York State laws and regulations relating to the servicing of residential mortgages.

Effective December 19, 2014, we reached a settlement with the NY DFS related to this investigation. As part of the settlement, we paid $150.0 million to the NY DFS, of which $100.0 million was a civil penalty and $50.0 million will be used as restitution to current and former New York borrowers. We also agreed to provide certain information to the NY DFS over a two-year period, appoint an Operations Monitor to review and approve our benchmark pricing and performance studies semi-annually with respect to all fees or expenses charged to New York borrowers by any related party (which we have since done), add two new independent directors (which we have since done) and meet certain minimum requirements, including obtaining the consent of the NY DFS, prior to purchasing any new mortgage servicing rights. In addition, our former Executive Chairman, Mr. William C. Erbey, agreed to step down as an officer and director of Ocwen, as well as from the boards of Altisource, HLSS, Residential and AAMC effective as of January 16, 2015.

Effective January 23, 2015, OLS, reached an agreement with the CA DBO, which resulted in the CA DBO withdrawing its notice of hearing to suspend OLS’s license in California. Under the terms of the Consent Order, OLS paid the CA DBO a penalty of $2.5 million plus costs associated with the examination. OLS also agreed to cease acquiring any MSRs for loans secured in California until the CA DBO is satisfied that OLS can satisfactorily respond to the requests for information and documentation made in the course of a regulatory exam. In addition, the CA DBO has selected an independent third-party auditor to assess OLS’s compliance with laws and regulations impacting California borrowers for an initial term of two years, extendable at the discretion of the CA DBO.

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In December 2013, we entered into the Ocwen National Mortgage Settlement, which was subject to court approval, with the NMS Regulators. In February 2014, the United States District Court for the District of Columbia entered a Consent Order memorializing the settlement. The settlement had four key elements:

•	Our commitment to service loans in accordance with specified servicing guidelines and to be subject to oversight by an independent national monitor for three years.
•	A payment of $127.3 million to a consumer relief fund to be disbursed by an independent administrator to eligible borrowers.
•	Our commitment to continue our principal forgiveness modification programs to delinquent and underwater borrowers, including underwater borrowers at imminent risk of default, in an aggregate amount of at least $2.0 billion over three years, when permitted by the applicable servicing agreements. These and all of our other loan modifications are designed to be sustainable for homeowners while providing a net present value for loan investors that is superior to that of foreclosure.
•	We and the former owners of certain of the acquired servicing portfolios received from the NMS Regulators comprehensive releases, subject to certain exceptions, from liability with respect to residential mortgage servicing, modification and foreclosure practices.

In December 2014, OMSO identified two issues involving Ocwen’s compliance with the Ocwen National Mortgage Settlement. The first concerned the adequacy and independence of our IRG, which is responsible for reporting on Ocwen’s compliance with the settlement. The second issue concerned the letter dating issues raised by the NY DFS. OMSO’s report identified the steps that Ocwen had taken to remediate these issues, and acknowledged Ocwen’s cooperation. OMSO's December report indicated its plans to re-test certain metrics, and to issue supplemental reports upon completion of that work.

In May 2015, OMSO issued another compliance report following up on that of December 2014. This report detailed additional changes that Ocwen had made to its IRG and described the work performed by OMSO to retest certain metrics previously tested by the Ocwen IRG for the first quarter of 2014. OMSO's report indicated that the various steps taken by Ocwen in connection with its IRG demonstrated "measurable improvement" since the December 2014 report. OMSO further reported that its retesting of metrics for the first quarter of 2014 revealed that it only disagreed with the Ocwen IRG's assessment for one out of the nine metrics subject to retesting. This metric relates to the timeliness of letters informing borrowers of missing items in their loss mitigation packages. Because Ocwen's own IRG had self-identified this issue before the re-testing, Ocwen had already implemented a corrective action plan to send out new correspondence and place certain loans on a foreclosure hold until such borrowers were given time to complete their applications. OMSO approved that CAP on May 27, 2015. OMSO's latest report, issued on October 22, 2015, provided an update on that CAP and indicated that Ocwen's implementation of the plan continued under OMSO's supervision.

We continue to work cooperatively with OMSO on resolving these issues, and the letter dating issues are currently under a CAP. While, to date, these issues have not resulted in financial penalties, if we do not comply with the Ocwen National Mortgage Settlement, we could become subject to financial penalties or other regulatory action could be taken against us.

On April 28, 2014, we received a letter from the staff of the New York Regional Office of the SEC (the Staff) informing us that it was conducting an investigation relating to Ocwen and making a request for voluntary production of documents and information relating to the April 22, 2014 surrender of certain options to purchase our common stock by Mr. Erbey, our former Executive Chairman, including the 2007 Equity Incentive Plan and the related option grant and surrender documents. On June 12, 2014, we received a subpoena from the SEC requesting production of various documents relating to our business dealings with Altisource, HLSS, AAMC and Residential and the interests of our directors and executive officers in these companies. Following the announcement on August 12, 2014 that we intended to amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, we received an additional subpoena on September 11, 2014 in relation to such amendments. In addition, we received a further subpoena on November 20, 2014 requesting certain documents related to Ocwen's agreement with Southwest Business Corporation, and related to Mr. Erbey's approvals for specifically enumerated board actions. We have cooperated with the SEC in its investigation and believe that the investigation is substantially completed.

We and the Staff have reached an agreement in principle to resolve the SEC investigation. Subject to documentation of a definitive settlement and final approval by the Commission of the SEC, the terms of the proposed resolution include that we, without admitting or denying liability, will pay a $2.0 million civil money penalty and consent to the entry of an administrative order requiring that we cease and desist from any violations of Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and certain related SEC rules promulgated thereunder. Accordingly, we have accrued $2.0 million as of September 30, 2015 with respect to the proposed resolution as we believe this loss is probable and reasonably estimable based on current information. There can be no assurance that the proposed resolution will be finalized and approved by the Commission on the terms currently contemplated. In the event the proposed resolution is not so finalized and approved, we intend to vigorously defend ourselves.

Separately, on February 10, 2015, we received a letter from the Staff informing us that it was conducting an investigation relating to the use of collection agents by mortgage loan servicers. The letter requested that we voluntarily produce documents and information. We believe that the February 10, 2015 letter was also sent to other companies in the industry. We are cooperating with the Staff on this matter.

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In addition to the above matters, our mortgage origination and servicing businesses require one or more licenses in the various jurisdictions where properties secured by mortgages are located. Our licensed entities are required to renew their licenses, typically on an annual basis, and to do so they must satisfy the license renewal requirements of each jurisdiction, which in some cases include the requirement to provide audited financial statements as well as other financial and non-financial requirements. The same agencies that issue licenses to us engage in regular supervisory examinations of the licensable activities. For example, during 2014 state regulators commenced 47 examinations of one or more of our areas of operation, and we closed 26 exams involving 18 states (some of which had started in prior years). In addition, we are subject to supervision by the CFPB at the federal level, and it similarly has the authority to conduct regulatory examinations of us, in addition to its enforcement and investigatory powers. These examinations are part of our ordinary course business activities, and the mere existence of an examination is not typically indicative of anything unusual or material as to that business. In addition, we also receive information requests and other inquiries, both formal and informal in nature, from these agencies as part of their general regulatory oversight of our origination and servicing businesses.

We also have regular engagements with not only our state financial regulators, but also the attorneys general in the various states and the CFPB to address individual borrower complaints that they bring to our attention, or to respond to information requests and other inquiries. Many of these matters are brought to our attention as a complaint that the entity is investigating, although some are formal investigations or proceedings.

To the extent that an examination or other regulatory engagement reveals a failure by us to comply with applicable law, regulation or licensing requirements, or if we fail to comply with the commitments we have made with respect to the foregoing regulatory actions or if other regulatory actions of a similar or different nature are taken in the future against us, this could lead to (i) loss of our licenses and approvals to engage in our servicing and lending businesses, (ii) governmental investigations and enforcement actions, (iii) administrative fines and penalties and litigation, (iv) civil and criminal liability, including class action lawsuits, (v) breaches of covenants or representations under our servicing, debt or other agreements, (vi) inability to raise capital and (vii) inability to execute on our business strategy. Any of these occurrences could increase our operating expenses and reduce our revenues, hamper our ability to grow or otherwise materially and adversely affect our business, reputation, financial condition and results of operations.

Our recent regulatory settlements and public allegations regarding our business practices by regulators and other third parties may affect other regulators’ and rating agencies’ perceptions of us and may increase our operating expenses.

Our recent regulatory settlements and public allegations regarding our business practices by regulators and other third parties may affect other regulators’ and rating agencies’ perceptions of us. As a result, our ordinary course interactions with regulators may be adversely affected. We may incur additional compliance costs and management time may be diverted from other aspects of our business to address regulatory issues. It is possible that we may incur fines or penalties or even that we could lose the licenses and approvals necessary to engage in our servicing and lending businesses.

Our recent regulatory settlements have significantly impacted our ability to grow or maintain the size of our servicing portfolio.

Our servicing portfolio naturally decreases over time as homeowners make regularly scheduled mortgage payments, loans are prepaid prior to maturity, refinanced with a mortgage loan not serviced by us or involuntarily liquidated through foreclosure or other liquidation process. Our ability to maintain the size of our servicing portfolio depends on our ability to acquire the right to service or subservice additional pools of mortgage loans or to originate additional loans for which we retain the MSRs.

Our recent regulatory settlements have significantly impacted our ability to grow our servicing portfolio because we have agreed to restrictions in our consent orders with the NY DFS and CA DBO that effectively prohibit future acquisitions of servicing until we have satisfied the respective conditions in those consent orders. Under the NY DFS consent order, we may acquire MSRs upon (a) meeting benchmarks specified by the Operations Monitor relating to our boarding process for newly acquired MSRs and our ability to adequately service newly acquired MSRs and our existing loan portfolio, and (b) the NY DFS’s approval, not to be unreasonably withheld. Under the CA DBO consent order, we agreed to cease acquiring any additional MSRs for loans secured in California until the CA DBO is satisfied that OLS can satisfactorily respond to the requests for information and documentation made in the course of a regulatory exam. If we are unable to satisfy the NY DFS and CA DBO conditions, we will be unable to grow or even maintain the size of our servicing portfolio through acquisitions.

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If we are unable to respond effectively to routine regulatory examinations, our business and financial conditions may be adversely affected.

Regulatory examinations by state and federal regulators are part of our ordinary course business activities. If we are unable to respond effectively to routine regulatory examinations, our business and financial conditions may be adversely affected. For example, our consent order with the CA DBO arose out of a failure to respond adequately to requests from the CA DBO as part of a routine regulatory examination. If, in the future, we fail to respond effectively to routine regulatory examinations, we may incur fines or penalties or we could lose the licenses and approvals necessary to engage in our servicing and lending businesses. We could also suffer from reputational harm and become subject to private litigation.

The enactment of the Dodd-Frank Act has impacted our business and may continue to do so, and new rules and regulations or more stringent interpretations of existing rules and regulations by the CFPB could result in increased compliance costs and, potentially, regulatory action against us.

The Dodd-Frank Act constituted a sweeping reform of the regulation and supervision of financial institutions, including mortgage servicing, origination, sales and securitization. Among other things, the Dodd-Frank Act created the CFPB, a new federal entity responsible for regulating consumer financial services. We have devoted substantial resources and incurred significant compliance costs responding to the Dodd-Frank Act and rules and regulations issued thereunder, and the ultimate impact of the Dodd-Frank Act and its effects on our business will not be fully known for an extended period of time. We expect to continue to devote substantial resources and incur significant costs going forward.

The CFPB, a federal agency established pursuant to the Dodd-Frank Act, is charged, in part, with enforcing laws involving consumer financial products and services, including mortgage servicing and origination, and is empowered with examination and rule-making authority. While the full scope of CFPB’s rule-making and regulatory agenda relating to the mortgage servicing and origination sectors is unclear, it is apparent that the CFPB has taken a very active role, including but not limited to, the issuance of new servicing and origination rules that went into effect in 2014.

Regulations promulgated under the Dodd-Frank Act or by the CFPB and actions by the CFPB could materially and adversely affect the manner in which we conduct our businesses, result in heightened federal regulation and oversight of our business activities, and in increased costs and potential litigation associated with our business activities. Our failure to comply with the laws, rules or regulations to which we are subject, whether actual or alleged, would expose us to fines, penalties or potential litigation liabilities, including costs, settlements and judgments, any of which could have a material adverse effect on our business, financial position, results of operations or cash flows.

Private legal proceedings and related costs alleging failures to comply with applicable laws or regulatory requirements could adversely affect our financial condition and results of operations.

We are subject to various pending private legal proceedings, including purported class actions, challenging whether certain of our residential loan servicing practices and other aspects of our business comply with applicable laws and regulatory requirements. In the future, we are likely to become subject to other private legal proceedings of the same nature, including purported class actions, in the ordinary course of our business. While we do not currently believe that the resolution of any pending proceedings will have a material adverse effect on our financial condition or results of operations, the outcome of pending legal proceedings is never certain, and it is possible that adverse results in private legal proceedings could materially and adversely affect our financial results and operations.

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Violations of law could lead to termination of servicing agreements or defaults under our debt agreements.

Most of our servicing agreements and debt agreements contain provisions requiring compliance with applicable laws and regulations. While the specific language in these agreements takes many forms and materiality qualifiers are often present, if we fail to comply with applicable laws and regulations, we could be terminated as a servicer and defaults could be triggered under our debt agreements, which could materially and adversely affect our revenues, cash flows, liquidity, business and financial condition.

Regulatory scrutiny regarding foreclosure processes has lengthened foreclosure timelines, and new laws and regulations regarding foreclosure procedures could result in additional compliance requirements or result in regulatory actions against us, which could increase our operating costs, negatively affect our liquidity and adversely affect our reputation, financial condition and results of operations.

In connection with continuing governmental scrutiny of foreclosure processes and practices in the industry, some jurisdictions have enacted laws and adopted procedures that have had the effect of increasing the time that it takes to complete a foreclosure in such jurisdictions. In addition, several state banking regulators and state attorneys general have publicly announced that they have initiated inquiries into banks and servicers regarding compliance with legal procedures in connection with mortgage foreclosures, including the preparation, execution, notarization and submission of documents, principally affidavits, filed in connection with foreclosures.

When a mortgage loan is in foreclosure, we are generally required to continue to advance delinquent principal and interest to the securitization trust and to make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent that we determine that such amounts are recoverable. These servicing advances are generally recovered when the delinquency is resolved. Regulatory actions that lengthen the foreclosure process will increase the amount of servicing advances that we are required to make, lengthen the time it takes for us to be reimbursed for such advances and increase the costs incurred during the foreclosure process.

Increased regulatory scrutiny and new laws and procedures could cause us to adopt additional compliance measures and incur additional compliance costs in connection with our foreclosure processes. We may incur legal and other costs responding to regulatory inquiries or any allegation that we improperly foreclosed on a borrower. We could also suffer reputational damage and could be fined or otherwise penalized if we are found to have breached regulatory requirements.

FHFA and GSE initiatives and other actions may affect mortgage servicing generally and future servicing fees in particular.

In 2011, Freddie Mac and Fannie Mae each issued their Servicing Alignment Initiative as directed by the FHFA. The Servicing Alignment Initiative established new requirements primarily related to loss mitigation processes, including servicer incentives and compensatory fees that could be charged to servicers based on performance against benchmarks for various metrics. Through our servicing relationship with Freddie Mac and Fannie Mae, we have exposure to such compensatory fees and have been subject to such fees in connection with certain of our serviced loans. It is possible that the compensatory fees could substantially increase the costs and risks associated with servicing Freddie Mac or Fannie Mae non-performing loans. Moreover, due to the significant role Fannie Mae and Freddie Mac play in the secondary mortgage market, it is possible that compensatory fee requirements and similar initiatives that they implement could become prevalent in the mortgage servicing industry generally. Other industry stakeholders or regulators may also implement or require changes in response to the perception that current mortgage servicing practices and compensation do not serve broader housing policy objectives well. To the extent that FHFA and/or the GSEs implement reforms that materially affect the market for conventional and/or government-insured loans, there may also be indirect effects on the subprime and Alt-A markets, which could include material adverse effects on the creation of new mortgage servicing rights, the economics or performance of any mortgage servicing rights that we acquire, servicing fees that we can charge and costs that we incur to comply with new servicing requirements.

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Federal and state legislative and GSE initiatives in residential mortgage-backed securities, or RMBS, and securitizations may adversely affect our financial condition and results of operations.

There are federal and state legislative and GSE initiatives that could, once fully implemented, adversely affect our loan origination business and secured asset financing arrangements. For instance, the risk retention requirement under the Dodd-Frank Act requires securitizers to retain a minimum beneficial interest in RMBS they sell through a securitization, absent certain qualified residential mortgage (“QRM”) exemptions. Once implemented, the risk retention requirement may result in higher costs of certain lending operations and impose on us additional compliance requirements to meet servicing and originations criteria for QRMs. Additionally, the amendments to Regulation AB relating to the registration statement required to be filed by issuers of asset-backed securities, or ABS, recently adopted by the SEC pursuant to the Dodd-Frank Act and other amendments to such regulations and other relevant regulations have increased and may further increase compliance costs for ABS issuers, such as ourselves, which will in turn increase our cost of funding and operations.

Potential violations of predatory lending and/or servicing laws could negatively affect our business.

Various federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. The federal Home Ownership and Equity Protection Act of 1994 (“HOEPA”) prohibits inclusion of certain provisions in residential loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain additional disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than are those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential loans, including loans that are not classified as “high cost” loans under HOEPA or other applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine, for example, that a residential loan does not meet the test even if the related originator reasonably believed that the test was satisfied. A failure by us to comply with these laws, to the extent we originate, service or acquire residential loans that are non-compliant with HOEPA or other predatory lending or servicing laws, could subject us, as an originator or a servicer, or as an assignee, in the case of acquired loans, to monetary penalties and could result in the borrowers rescinding the affected loans. Lawsuits have been brought in various states making claims against originators, servicers and assignees of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If we are found to have violated predatory or abusive lending laws, defaults could be declared under our debt or servicing agreements, we could suffer reputational damage, and we could incur losses, any of which could materially and adversely impact our business, financial condition and results of operations.

Changes to government loan modification and refinance programs may adversely affect future revenues.

Under government loan modification and refinance programs such as HAMP and the Home Affordable Refinance Program (“HARP”), a participating servicer may be entitled to receive financial incentives in connection with modification plans it enters into with eligible borrowers and subsequent “pay for success” fees to the extent that a borrower remains current in any agreed upon loan modification. HAMP and HARP have been significant drivers of our servicing and origination revenue. Changes to current programs such as HAMP or HARP or future federal, state or local legislative or regulatory actions that result in changes to the requirements necessary to qualify for government loan modification and refinance programs, or the financial incentives available to us from such programs, may impact the extent to which we participate in and receive financial benefits from such programs or may increase our operating costs and the expense of participation in such programs, any of which may have a material adverse effect on our business. HARP is scheduled to expire on December 31, 2015 and HAMP is scheduled to expire on December 31, 2016. If HAMP or HARP is not extended, if we decrease our participation in government programs such as HAMP or HARP, or if the financial benefits from such programs decrease, our revenues will be adversely affected, which could adversely affect our business, financial condition and results of operations.

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The enactment of the S.A.F.E. Act may adversely affect our business.

The Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “S.A.F.E. Act”) requires the individual licensing and registration of those engaged in the business of loan origination. The S.A.F.E. Act is designed to improve accountability on the part of loan originators, combat fraud and enhance consumer protections by encouraging states to establish a national licensing system and minimum qualification requirements for applicants. HUD is the federal agency charged with establishing and enforcing a licensing and registration system that meets the minimum requirements of the S.A.F.E. Act. On December 15, 2009, HUD proposed a rule that would extend the licensing requirements for loan originators to servicing personnel who are performing modifications. The servicing industry has responded to this proposed rule by requesting that HUD reconsider its position as the licensing costs and impact to the modification process will increase the cost of servicing, including the costs of servicing any affected mortgage loans. It is not known at this time whether HUD will modify its proposed licensing requirements for servicing personnel.

There may be material changes to the laws, regulations, rules or practices applicable to reverse and forward mortgage programs sponsored by HUD and FHA, and securitized by Ginnie Mae which could materially and adversely affect the reverse mortgage industry as a whole.

The reverse mortgage industry is largely dependent upon rules and regulations implemented by HUD, FHA and Ginnie Mae. There can be no guarantee that HUD/FHA will retain Congressional authorization to continue the Home Equity Conversion Mortgage (“HECM”) program, which provides FHA government insurance for qualifying HECM loans, or that they will not make material changes to the laws, regulations, rules or practices applicable to reverse mortgage programs. For example, HUD recently implemented certain lending limits for the HECM program, and it is anticipated that additional underwriting criteria designed to shore up and protect the FHA insurance fund will become effective later this year. In addition, Ginnie Mae’s participation in the reverse mortgage industry may be subject to economic and political changes that cannot be predicted. Any of the aforementioned circumstances could materially and adversely affect the performance of the Liberty business and the value of our common stock. The FHA recently lowered its mortgage insurance premiums and is subject to program changes from time to time, which could adversely affect forward originations.

Risks Relating to Our Business

An economic slowdown or a deterioration of the housing market could increase delinquencies, defaults, foreclosures and advances.

An increase in delinquencies and foreclosure rates could increase both interest expense on advances and operating expenses and could cause a reduction in income from, and the value of, our servicing portfolio as well as loans.

During any period in which a borrower is not making payments, we are required under most of our servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements for investors, pay property taxes and insurance premiums and process foreclosures. We also advance funds to maintain, repair and market real estate properties on behalf of investors. Most of our advances have the highest standing and are “top of the waterfall” so that we are entitled to repayment from respective loan or REO liquidations proceeds before most other claims on these proceeds, and in the majority of cases, advances in excess of respective loan or REO liquidation proceeds may be recovered from pool level proceeds.

•	Revenue. An increase in delinquencies may delay the timing of revenue recognition because we recognize servicing fees as earned, which is generally upon collection of payments from borrowers or proceeds from REO liquidations. An increase in delinquencies also leads to lower float balances and float earnings. Additionally, an increase in delinquencies in our GSE servicing portfolio will result in lower revenue because we collect servicing fees from GSEs only on performing loans.
•	Expenses. Higher delinquencies increase our cost to service loans, as loans in default require more intensive effort to bring them current or manage the foreclosure process. An increase in advances outstanding relative to the change in the size of the servicing portfolio can result in substantial strain on our financial resources. This occurs because excess growth of advances increases financing costs with no offsetting increase in revenue, thus reducing profitability. If we are unable to fund additional advances, we could breach the requirements of our servicing agreements. Such developments could result in our losing our servicing rights, which would have a substantial negative impact on our financial condition and results of operations and could trigger cross-defaults under our various credit agreements.
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•	Valuation of MSRs. Apart from the risk of losing our servicing rights, defaults are involuntary prepayments resulting in a reduction in UPB. This may result in higher amortization and impairment in the value of our MSRs.

Adverse economic conditions could also negatively impact our lending businesses. For example, during the economic crisis, total U.S. residential mortgage originations volume decreased substantially. Moreover, declining home prices and increasing loan-to-value ratios may preclude many potential borrowers from refinancing their existing loans. Further, an increase in prevailing interest rates could decrease originations volume.

Any setback to the recovery of the residential mortgage market could reduce the number of loans that we service or originate, adversely affect our ability to sell mortgage loans or increase delinquency rates. Any of the foregoing could adversely affect our business, financial condition and results of operations.

If we are unable to obtain sufficient capital to meet the financing requirements of our business, or if we fail to comply with our debt agreements, our business, financing activities, financial condition and results of operations will be adversely affected.

Our business requires substantial amounts of capital and our financing strategy includes the use of leverage. Accordingly, our ability to finance our operations and repay maturing obligations rests in large part on our ability to continue to borrow money. If we are unable to maintain adequate financing, or other sources of capital are not available, we could be forced to suspend, curtail or reduce our operations, which could harm our revenues, results of operations, financial condition and business prospects. Our ability to borrow money is affected by a variety of factors including:

•	limitations imposed on us by existing lending and similar agreements that contain restrictive covenants that may limit our ability to raise additional debt;
•	liquidity in the credit markets;
•	the strength of the lenders from whom we borrow;
•	lenders’ perceptions of us or our sector;
•	corporate credit and servicer ratings from rating agencies; and
•	limitations on borrowing under our advance facilities and mortgage loan warehouse facilities that are limited by the amount of eligible collateral pledged.

In addition, our advance facilities are revolving facilities, and in a typical monthly cycle, we repay up to one-third of the borrowings under these facilities from collections. During the remittance cycle, which starts in the middle of each month, we depend on our lenders to provide the cash necessary to make the advances that we are required to make as servicer. If one or more of these lenders were to restrict our ability to access these revolving facilities or were to fail, we may not have sufficient funds to meet our obligations.

Our advance funding facilities have a 364-day term. At September 30, 2015, we had $1.6 billion outstanding under these facilities. In the event we are unable to renew, replace or extend one or more of these advance funding facilities, repayment of the outstanding balance must begin at the end of the respective revolving period. In addition, we use mortgage loan warehouse facilities to fund newly originated loans on a short-term basis until they are sold to secondary market investors, including GSEs or other third-party investors. All of our master repurchase and participation agreements for financing new loan originations have 364-day terms and are typically renewed annually. At September 30, 2015, we had $272.0 million outstanding under these financing arrangements.

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We currently plan to renew, replace or extend all of these debt agreements consistent with our historical experience. There can be no assurance that we will be able to renew, replace or extend all of our debt agreements on appropriate terms or at all and, if we fail to do so, we may not have adequate sources of funding for our business. Due to the significant level of cash requirements related to servicing advances, we may not have sufficient levels of liquidity to fund the operations without our advance facilities. We typically require significantly more liquidity to meet our advance funding obligations than our available cash on hand.

Our debt agreements contain various qualitative and quantitative covenants including financial covenants, covenants to operate in material compliance with applicable laws, monitoring and reporting obligations and restrictions on our ability to engage in various activities, including but not limited to incurring additional debt, paying dividends, repurchasing or redeeming capital stock, transferring assets or making loans, investments or acquisitions. As a result of the covenants to which we are subject, we may be limited in the manner in which we conduct our business and may be limited in our ability to engage in favorable business activities or raise additional capital to finance future operations or satisfy future liquidity needs. In addition, breaches or events that may result in a default under our debt agreements include, among other things, noncompliance with our covenants, nonpayment of principal or interest, material misrepresentations, the occurrence of material adverse change, insolvency, bankruptcy, certain material judgments and changes of control. Covenants and default provisions of this type are commonly found in debt agreements such as ours. Certain of these covenants and default provisions are open to subjective interpretation and, if our interpretation were contested by a lender, a court may ultimately be required to determine compliance or lack thereof. In addition, our debt agreements generally include cross default provisions such that a default under one agreement could trigger defaults under other agreements. If we fail to comply with our debt agreements and are unable to avoid, remedy or secure a waiver of any resulting default, we may be subject to adverse action by our lenders, including termination of further funding, acceleration of outstanding obligations, enforcement of liens against the assets securing or otherwise supporting our obligations and other legal remedies.

An actual or alleged default, further negative ratings action by a rating agency, the perception of financial weakness, an adverse action by a regulatory authority, a lengthening of foreclosure timelines or a general deterioration in the economy that constricts the availability of credit may increase our cost of funds and make it difficult for us to renew existing credit facilities or obtain new lines of credit. Any or all of the above could have an adverse effect on our business, financing activities, financial condition and results of operations.

We may be unable to obtain sufficient servicer advance financing necessary to meet the financing requirements of our business which could adversely affect our liquidity position and result in a loss of servicing rights.

We currently fund a substantial portion of our servicing advance obligations through our servicing advance facilities. Under normal market conditions, mortgage servicers typically have been able to renew or refinance these facilities. However, during the economic crisis that began in 2007, there were periods of time when some mortgage servicers were unable to renew these facilities. Borrowing conditions have improved since that time; however, market conditions or the markets or lenders’ perceptions of us at the time of any renewal or refinancing may not enable us to renew or refinance our advance financing facilities or obtain additional facilities on favorable terms or at all.

We are dependent on NRZ for a substantial portion of our advance financing for non-Agency MSRs.

As part of our asset-light strategy, we have sold Rights to MSRs, including the associated servicing advance obligation, to NRZ. Consequently, we are dependent upon NRZ for financing of the servicing advance obligations for MSRs where we are the servicer. NRZ currently uses advance financing facilities in order to fund a substantial portion of the servicing advances that it is contractually obligated to make pursuant to our agreements with NRZ. As of September 30, 2015, we were the servicer on Rights to MSRs sold to NRZ pertaining to approximately $146.0 billion in UPB and the associated outstanding servicing advances as of such date were approximately $5.1 billion. Should NRZ’s advance financing facilities fail to perform as envisaged or should NRZ otherwise be unable to meet its advance financing obligations, our liquidity, financial condition and business could be materially and adversely affected because, as the named servicer, we are contractually required under our servicing agreements to make the relevant servicing advances even if NRZ does not perform its contractual obligations to fund those advances.

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Although we are not an obligor or guarantor under NRZ's advance financing facilities, we are a party to certain of the facility documents as the servicer of the underlying loans on which advances are being financed. As the servicer, we make certain representations, warranties and covenants, including representations and warranties in connection with our sale of advances to NRZ. In the first quarter, a purported owner of notes issued by one of NRZ's advance financing facilities asserted in letters written to the indenture trustee that events of default had occurred under the indenture governing those notes based on alleged failures by us to comply with applicable laws and regulations and the terms of the servicing agreements to which the applicable servicing advances relate. We vigorously defended ourselves against these allegations. The indenture trustee filed an instructional proceeding in California state probate court seeking an instruction from the court relating to the allegations since, after a seven-month investigation, the trustee had been unable to conclude that an event of default had occurred. On October 14, 2015, the court entered an order declaring and ordering, among other things, that no event of default had occurred under the indenture.

A downgrade in our servicer ratings could have an adverse effect on our business, financing activities, financial condition or results of operations.

Standard & Poor’s, Moody’s, Fitch and Morningstar rate us as a mortgage servicer. Each of these rating agencies has downgraded our servicer rating within the last year. Maintaining minimum ratings from these agencies is important to the conduct of our loan servicing and lending businesses. Further downgrades in servicer ratings could adversely affect our ability to finance servicing advances and maintain our status as an approved servicer by Fannie Mae and Freddie Mac. The servicer rating requirements of Fannie Mae do not necessarily require or imply immediate action, as Fannie Mae has discretion with respect to whether we are in compliance with their requirements and what actions it deems appropriate under the circumstances in the event that we fall below their desired servicer ratings.

In addition, out of 4,015 non-Agency servicing agreements, 745 with approximately $41.8 billion of UPB as of September 30, 2015 have minimum servicer ratings criteria. As a result of downgrades in our servicer ratings, termination rights have been triggered in 663 of these non-Agency servicing agreements. This represents approximately $35.9 billion in UPB as of September 30, 2015, or approximately 18% of our total non-Agency servicing portfolio. We have received notices terminating us as the servicer under four of our non-Agency servicing agreements due to rating downgrades. Pursuant to our servicing agreements, generally we are entitled to payment of accrued and unpaid servicing fees through termination as well as all advances and certain other previously unreimbursed amounts, although we lose the future servicing fee revenue. The financial impact of the termination of servicing under these four servicing agreements was immaterial to our financial condition and results of operations. We could be subject to further terminations, either as a result of recent servicer ratings downgrades or future adverse actions by ratings agencies, which could have an adverse effect on our business, financing activities, financial condition and results of operations.

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To the extent that a servicing agreement underlying Rights to MSRs is terminated due to a servicer ratings downgrade, NRZ is entitled to payment equal to a percentage of the purchase price for the related Rights to MSRs. After April 7, 2017, or at any time if it determines in good faith that a trustee intends to exercise termination rights triggered by a servicer rating downgrade under an affected servicing agreement, NRZ may also direct us to use commercially reasonable efforts to transfer servicing under such affected servicing agreement. Following any such transfer, we would no longer be entitled to receive future servicing fee revenue with respect to the transferred servicing agreement. If Standard & Poor’s downgrades our servicer rating to below “Average,” we have agreed to compensate NRZ for certain increased costs associated with its servicing advance financing facilities, including increased costs of funding, to the extent such costs are the direct result of such downgrade. Such compensation shall not exceed $3.0 million for any calendar month or $36.0 million in the aggregate. In such event, NRZ has agreed to use commercially reasonable efforts to assist us in curing any potential cost increases by obtaining amendments to the relevant financing agreements. We incurred $8.5 million through September 30, 2015 in connection with this agreement, and will incur costs in connection with this agreement in the future periods. We will make additional future payments in connection with this agreement that are currently anticipated to be in the range of $1.5 million to $1.9 million per month through May 2016 (and $1.0 million for June 2016). Actual future payments will vary based on NRZ's outstanding borrowings and movements in applicable floating interest rates, and may be higher than our estimates.

Downgrades in our servicer ratings could also affect the terms and availability of advance financing facilities that we may seek in the future.

Our failure to maintain minimum or specified ratings could adversely affect our dealings with contractual counterparties, including GSEs, and regulators, any of which could have a material adverse effect on our business, financing activities, financial condition and results of operations.

A number of lawsuits have been filed against mortgage loan sellers related to repurchase claims arising out of alleged breaches of representations and warranties, and actions have also been filed against RMBS trustees alleging that the trustees breached their contractual and statutory duties by, among other things, failing to require the loan servicers to abide by the servicers’ obligations and failing to declare that certain alleged servicing events of default under the applicable contracts occurred. In addition, RMBS trustees have received notices of default alleging material failures by servicers to comply with applicable servicing agreements.

In several recent court actions, mortgage loan sellers against whom repurchase claims have been asserted based on alleged breaches of representations and warranties are defending on various grounds including the expiration of statutes of limitation, lack of notice and opportunity to cure, and vitiation of the obligation to repurchase as a result of foreclosure or charge off of the loan. We have entered into tolling agreements with respect to our role as servicer for a very small number of securitizations and may enter into additional tolling agreements in the future. Other court actions have been filed against certain RMBS trustees alleging that the trustees breached their contractual and statutory duties by, among other things, failing to require the loan servicers to abide by the servicers’ obligations and failing to declare that certain alleged servicing events of default under the applicable contracts occurred.

Ocwen is a third-party defendant in certain of these actions, is the servicer for certain securitizations involved in other such actions and is the servicer for other securitizations as to which actions have been threatened by certificate holders. We intend to vigorously defend ourselves in the lawsuit to which we have been named a party. Should Ocwen be made a party to other similar actions or should Ocwen be asked to indemnify any parties to such actions, we may need to defend allegations that we failed to service loans in accordance with applicable agreements and that such failures prejudiced the rights of repurchase claimants against loan sellers or otherwise diminished the value of the trust collateral. We believe that any such allegations would be without merit and, if necessary, would vigorously defend against them. At this time, we are unable to predict the ultimate outcome of these lawsuits, the possible loss or range of loss, if any, associated with the resolution of these lawsuits or any potential impact they may have on us or our operations. If, however, we were required to compensate claimants for losses related to the alleged loan servicing breaches, then our business, financial condition and results of operations could be adversely affected.

In addition, a number of RMBS trustees have received notices of default alleging material failures by servicers to comply with applicable servicing agreements. For example, certain investors claiming to hold at least 25% ownership interest in 119 RMBS trusts serviced by Ocwen have submitted to the respective trustees of those trusts a Notice of Non-Performance, alleging that we have materially breached our obligations under the servicing agreements in those trusts. The Notice further alleged that our conduct, if not timely cured, would give rise to events of default under the applicable servicing agreements, on the basis of which we could potentially be terminated as servicer for the 119 Trusts. Ocwen denies the allegations in the Notice and intends to vigorously rebut them. Since the Notice was issued, Ocwen has been directed by the trustee for two of the trusts to transfer its servicing to another loan servicing company based on ratings downgrades. There is a risk that Ocwen could be replaced as servicer on the remaining trusts at issue in the Notice, that the trustees could take legal action on behalf of the trust certificateholders, or, under certain circumstances, that the investors who issued the Notice could seek to press their allegations against Ocwen, independent of the trustees. We are unable at this time to predict what, if any, actions the trustees will take in response to the Notice, nor can we predict at this time the potential loss or range of loss, if any, associated with the resolution of the Notice or the potential impact on our operations. If Ocwen were to be terminated as servicer, or other related legal actions were pursued against Ocwen, it could have an adverse effect on Ocwen’s business, financing activities, financial condition and results of operations.

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A significant increase in prepayment speeds could adversely affect our financial results.

Prepayment speed is a significant driver of our business. Prepayment speed is the measurement of how quickly borrowers pay down the UPB of their loans or how quickly loans are otherwise brought current, modified, liquidated or charged off. Prepayment speeds have a significant impact on our servicing fee revenues, our expenses and on the valuation of our MSRs as follows:

•	Revenue. If prepayment speeds increase, our servicing fees will decline more rapidly than anticipated because of the greater decrease in the UPB on which those fees are based. The reduction in servicing fees would be somewhat offset by increased float earnings because the faster repayment of loans will result in higher float balances that generate the float earnings. Conversely, decreases in prepayment speeds result in increased servicing fees but lead to lower float balances and float earnings.
•	Expenses. Amortization of MSRs is one of our largest operating expenses. Since we amortize servicing rights in proportion to total expected income over the life of a portfolio, an increase in prepayment speeds leads to increased amortization expense as we revise downward our estimate of total expected income. Faster prepayment speeds also result in higher compensating interest expense. Decreases in prepayment speeds lead to decreased amortization expense as the period over which we amortize MSRs is extended. Slower prepayment speeds also lead to lower compensating interest expense.
•	Valuation of MSRs. We base the price we pay for MSRs and the rate of amortization of those rights on, among other things, our projection of the cash flows from the related pool of mortgage loans. Our expectation of prepayment speeds is a significant assumption underlying those cash flow projections. If prepayment speeds were significantly greater than expected, the carrying value of our MSRs that we account for using the amortization method could exceed their estimated fair value. When the carrying value of these MSRs exceeds their fair value, we are required to record an impairment charge which has a negative impact on our financial results. Similarly, if prepayment speeds were significantly greater than expected, the fair value of our MSRs which we carry at fair value could decrease. When the fair value of these MSRs decreases, we record a loss on fair value which also has a negative impact on our financial results.

If we do not comply with our obligations under our servicing agreements or if others allege non-compliance, our business and results of operations may be harmed.

We have contractual obligations under the servicing agreements pursuant to which we service mortgage loans. Many of our servicing agreements require adherence to general servicing standards, and certain contractual provisions delegate judgment over various servicing matters to us. Our servicing practices, and the judgments that we make in our servicing of loans, could be questioned by parties to these agreements, such as trustees or master servicers, or by investors in the trusts which own the mortgage loans or other third parties.

In addition, OLS, Homeward and Liberty are parties to seller/servicer agreements and/or subject to guidelines and regulations (collectively, “seller/servicer obligations”) with one or more of the GSEs, HUD, FHA, VA and Ginnie Mae. These seller/servicer obligations include financial covenants that include capital requirements related to tangible net worth, as defined by the applicable agency, an obligation to provide audited consolidated financial statements within 90 days of the applicable entity’s fiscal year end as well as extensive requirements regarding servicing, selling and other matters. To the extent that these requirements are not met or waived, the applicable agency may, at its option, utilize a variety of remedies including, requirements to deposit funds as security for our obligations, sanctions, suspension or even termination of approved seller/servicer status, which would prohibit future originations or securitizations of forward or reverse mortgage loans or servicing for the applicable agency. We were unable to provide 2014 audited financial statements for OLS, Homeward and Liberty within the required timeframes. To date, none of these agencies has communicated any material sanction, suspension or prohibition in connection with our seller/servicer obligations. We believe we were in compliance with the related net worth requirements at December 31, 2014. Our non-agency servicing agreements also contain requirements regarding servicing practices and other matters, and a failure to comply with these requirements could have an adverse impact on our business.

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We could become subject to litigation claims seeking damages or other remedies arising from alleged breaches of our servicing agreements. Third parties have indicated that they might seek to pursue such claims in the future. If we do not comply with our servicing agreements, we may be terminated as servicer, or we may be required to make indemnification or other payments or provide other remedies. Such actions may have a significant negative impact on our profitability and lead to lower earnings in the future. Even if such allegations against us lack merit, we may have to spend additional resources and devote additional management time to contesting such allegations which would reduce the resources available to address, and the time management is able to devote to, other issues.

GSEs may curtail or terminate our ability to sell newly originated loans to them.

As noted in the prior risk factor, if we do not comply with our seller/servicer obligations, the GSEs may utilize a variety of remedies against us. Such remedies include curtailment of our ability to sell newly originated loans or even termination of our ability to sell such loans altogether.

We may not be successful in selling a portion of our Agency MSRs in the timeframes we desire or at all, and any dispositions we pursue are subject to execution, operational and regulatory risks that could adversely affect us.

In December 2014, we announced that we intended to sell a portion of our GSE MSRs and, in keeping with this strategy, have completed or announced a number of asset sales in recent months. There can be no assurance that we will be able to complete such sales in the timeframes we desire or at all. If we are unable to complete these asset sales within the timeframes we desire, then our liquidity, cash flows and financial condition could be materially and adversely affected.

Dispositions of MSRs that we have announced or may announce in the future are subject to execution, operational and regulatory risks even after the execution of a definitive agreement. The timing of closing of asset dispositions is often uncertain, and we may experience delays in closing. For example, the applicable buyer and Ocwen are often required to obtain certain contractual and regulatory consents as a prerequisite to closing, such as the consents of Fannie Mae or Freddie Mac, the FHFA and trustees to RMBS securitization trusts. Accordingly, even if the applicable buyer and Ocwen are efficient and proactive, the actions of third parties can impact the timing under which such consents are obtained. The applicable buyer and Ocwen may not be able to obtain all of the required consents, which may mean that we will be unable to dispose of all of the assets that we wish to sell. In addition, transfers of servicing are subject to regulation under federal consumer finance laws, including CFPB rules implementing RESPA that require servicers to, among other things, maintain policies and procedures that are reasonably designed to facilitate the transfer of accurate information and documents during mortgage servicing transfers and properly evaluate loss mitigation applications that are in process at the time of transfer. The CFPB has advised mortgage servicers that its examiners will be carefully reviewing servicers’ compliance with these and other regulations applicable to servicing transfers, and state mortgage regulators have supervisory power over any licensed institutions involved in a transaction. Accordingly, we will be required to devote time and resources to ensuring compliance and engaging with such regulators in connection with any future transfers of mortgage servicing, including in connection with our announced asset sales. It is possible that we will expend considerable resources in the pursuit of a disposition that, ultimately, either does not close or is terminated. If we fail to comply with regulations relating to servicing transfers in connection with our dispositions of MSRs, or if we are unable to effectively and efficiently execute any such dispositions within required timeframes, then our liquidity, cash flows and financial condition could be materially and adversely affected.

Technology or process failures could damage our business operations or reputation and harm our relationships with key stakeholders.

Our business is substantially dependent on our ability to process and monitor a large number of transactions, many of which are complex, across various parts of our business. These transactions often must adhere to the terms of complex legal agreements, as well as legal and regulatory standards. In addition, given the volume of transactions that we process and monitor, certain errors may be repeated or compounded before they are discovered and rectified. For example, in the area of borrower correspondence we have experienced problems with our letter dating processes, such that erroneously dated letters were sent to borrowers, which has damaged our reputation and relationships with borrowers, regulators, important counterparties and other stakeholders. Because in an average month we mail in excess of four million letters, a process problem such as our letter dating problem has the potential to negatively affect many parts of our business. We are responsible for developing and maintaining sophisticated operational systems and infrastructure, which is challenging.

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Loan putbacks and related liabilities for breaches of representations and warranties regarding sold loans could adversely affect our business.

We have exposure to representation, warranty and indemnification obligations because of our lending, sales and securitization activities, and our acquisitions to the extent we assume one or more of these obligations and in connection with our servicing practices. At December 31, 2014, we had provided or assumed origination representation and warranty obligations in connection with $82.8 billion of UPB, covering both forward and reverse mortgage loans. At September 30, 2015, we had outstanding representation and warranty repurchase demands of $101.1 million UPB (516 loans). Homeward’s contracts with purchasers of originated loans contain provisions that require indemnification or repurchase of the related loans under certain circumstances. Additionally, in one of the servicing contracts that Homeward acquired in 2008 from Freddie Mac involving non-prime mortgage loans, it assumed the origination representations and warranties even though it did not originate the loans. While the language in the purchase contracts varies, they generally contain provisions that require Homeward to indemnify purchasers of related loans or repurchase such loans if:

•	representations and warranties concerning loan quality, contents of the loan file or loan underwriting circumstances are inaccurate;
•	adequate mortgage insurance is not secured within a certain period after closing;
•	a mortgage insurance provider denies coverage; or
•	there is a failure to comply, at the individual loan level or otherwise, with regulatory requirements.

We believe that, as a result of the current market environment, many purchasers of residential mortgage loans are particularly aware of the conditions under which originators must indemnify or repurchase loans and under which such purchasers would benefit from enforcing any indemnification rights and repurchase remedies they may have.

Assuming our lending business grows, we expect that our exposure to indemnification risks and repurchase requests is likely to increase. If home values decrease, our realized loan losses from loan repurchases and indemnifications may increase as well. As a result, our liability for repurchases may increase beyond our current expectations. If we are required to indemnify or repurchase loans that we originate and sell or where we have assumed this risk on loans that we service, as discussed above, in either case resulting in losses that exceed our related liability, our business, financial condition and results of operations could be adversely affected. We are aware of several recent court actions in which mortgage loan sellers are defending against repurchase claims have been asserted against them based on alleged breaches of representations and warranties. The grounds for the defense of such claims include the expiration of statutes of limitation, lack of notice and opportunity to cure and vitiation of the obligation to repurchase as a result of foreclosure or charge off of the loan. We are not a party to any of the actions, but we are the servicer for certain securitizations involved in such actions. We have entered into tolling agreements with respect to our role as servicer for a very small number of securitizations and may enter into additional tolling agreements in the future. Should we be made a party to these or similar actions, we may need to defend allegations that we failed to service loans in accordance with applicable agreements and that such failures prejudiced the rights of repurchase claimants against loan sellers. We believe that any such allegations would be without merit and, if necessary, would vigorously defend against them. If, however, we were required to compensate claimants for losses related to seller breaches of representations and warranties in respect of loans we service, then our business, financial condition and results of operations could be adversely affected.

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Our former Executive Chairman, William C. Erbey, who had been with us since our founding in 1987, resigned in January 2015, and his departure may have a significant adverse effect on us. In addition, we continue to rely on an experienced senior management team, including our President and Chief Executive Officer, Ronald M. Faris, who has been with us since 1991, and the loss of the services of one or more of our senior officers could have a material adverse effect on us.

Our former Executive Chairman, William C. Erbey, resigned in January 2015. Mr. Erbey had been with us since our founding in 1987 and had significant institutional knowledge. In addition, Mr. Erbey had substantial and wide-ranging experience in the financial services and mortgage industries and demonstrated business acumen and leadership capabilities from which we will no longer benefit. Our President and Chief Executive Officer, Ronald M. Faris, joined us in 1991 and other senior officers have been with us for 10 years or more. We do not have employment agreements with, or maintain key man life insurance relating to, Mr. Faris or any of our other executive officers. The loss of the services of Mr. Faris or our senior officers, in particular in the light of the recent departure of Mr. Erbey, could have a material adverse effect on us.

An inability to attract and retain qualified personnel could harm our business, financial condition and results of operations.

Our future success also depends, in part, on our ability to identify, attract and retain highly skilled servicing, lending, finance and technical personnel. We face intense competition for qualified individuals from numerous financial services and other companies, some of which have far greater resources than we do. We may be unable to identify, attract and retain suitably qualified individuals, or we may be required to pay increased compensation in order to do so. If we were to be unable to attract and retain the qualified personnel we need to succeed, our business, financial condition and results of operations could suffer.

Failure to maintain good relationships with Altisource, AAMC and Residential could adversely affect us, and members of our board of directors or management could have, could appear to have or could be alleged to have conflicts of interest due to their relationships with Altisource, AAMC or Residential.

We conduct a substantial amount of business with Altisource, which is important to our business model. Additionally, we conduct business with AAMC and Residential. If we are unable to maintain good relationships with these companies, our business and operations could be materially and adversely affected. For example, if we were to have a dispute over a significant matter regarding the services provided by or to us, the dispute could potentially adversely affect our business and operations.

In addition, certain of our officers and directors own stock or options in one or more of Altisource, AAMC and Residential. Such ownership interests could create, appear to create or be alleged to create conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource, AAMC and Residential, as the case may be.

We have adopted policies to avoid potential conflicts or allegations of conflicts of interest with respect to our dealings with Altisource, AAMC and Residential, including a recusal policy pursuant to which any Ocwen employee, officer or director owning more than $200,000 equity ownership in a company must recuse themselves from negotiating or voting to approve any transaction involving any such company. Our board of directors has also established an Independent Review Committee, comprised solely of directors that do not own any equity in any of these companies, to review new transactions between us and these companies that involve $120,000 or more. In addition, we will seek to manage any potential conflicts through dispute resolution and other provisions of our agreements with Altisource, AAMC and Residential. There can be no assurance that such measures will be effective in eliminating all conflicts of interest or that that third parties will refrain from making such allegations.

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We are subject to, among other things, requirements regarding the effectiveness of our internal controls over financial reporting. If our internal controls over financial reporting are found to be inadequate, our financial condition and results of operations and the trading price of our common stock may be materially and adversely affected.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires us to evaluate and report on our internal control over financial reporting. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”), because of their inherent limitations, internal controls over financial reporting may not prevent or detect fraud or misstatements. Fraud or misstatement could adversely affect our financial condition and results of operations. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations. In addition, investors could lose confidence in our financial reports and the trading price of our common stock may be adversely affected if our internal controls over financial reporting are found by management or by our independent registered public accounting firm not to be adequate.

We are dependent on Altisource and other vendors for our technology.

Our servicing platform runs on an information technology system that we license under long-term agreements with Altisource. Our business is set up to run on this platform and we have used it for years. If Altisource were to fail to fulfill its contractual obligations to us, including through a failure to provide services at the required level to maintain and support our systems, or if Altisource were to become unable to fulfill such obligations (for example, because it entered bankruptcy), our business and operations would suffer. In addition, if Altisource fails to develop and maintain its technology so as to provide us with a competitive platform, our business could suffer. Similarly, we are reliant on other vendors for the proper maintenance and support of our technological systems and our business and operations would suffer if these vendors do not perform as required. If Altisource or our other vendors do not adequately maintain and support our systems, including our servicing systems, loan originations and financial reporting systems, our business and operations could be materially and adversely affected.

Cybersecurity breaches or system failures may interrupt or delay our ability to provide services to our customers, expose our business and our customers to harm and otherwise adversely affect our operations.

System disruptions and failures may interrupt or delay our ability to provide services to our customers and otherwise adversely affect our operations. The secure transmission of confidential information over the Internet and other electronic distribution and communication systems is essential to our maintaining consumer confidence in certain of our services. Security breaches, computer viruses, cyberattacks, hacking and other acts of vandalism could result in a compromise or breach of the technology that we use to protect our borrowers’ personal information and transaction data and other information that we must keep secure. Our financial, accounting, data processing or other operating systems and facilities may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, such as a cyberattack, a spike in transaction volume or unforeseen catastrophic events, potentially resulting in data loss and adversely affecting our ability to process these transactions. If one or more of such events occurs, this could potentially jeopardize data integrity or confidentiality of information processed and stored in, or transmitted through, our computer systems and networks, which could result in our facing significant losses, reputational damage and legal liabilities.

In addition, consumers generally are concerned with security breaches and privacy on the Internet, and Congress or individual states could enact new laws regulating the use of technology in our business that could adversely affect us or result in significant compliance costs.

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We have operations in India and the Philippines that could be adversely affected by changes in the political or economic stability of these countries or by government policies in India, the Philippines or the U.S.

More than 66% of our employees as of December 31, 2014 were located in India. A significant change in India’s economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our business in particular. The political or regulatory climate in the U.S. or elsewhere also could change so that it would not be lawful or practical for us to use international operations in the manner in which we currently use them. For example, changes in regulatory requirements could require us to curtail our use of lower-cost operations in India to service our businesses. If we had to curtail or cease our operations in India and transfer some or all of these operations to another geographic area, we would incur significant transition costs as well as higher future overhead costs that could materially and adversely affect our results of operations.

In addition, we may need to increase the levels of our employee compensation more rapidly than in the past to retain talent in India. Unless we are able to continue to enhance the efficiency and productivity of our employees, wage increases in the long term may reduce our profitability.

Our operations in the Philippines are less substantial than our Indian operations. However, they are still at risk of being affected by the same types of risks that affect our Indian operations. If they were to be so affected, our business could be materially and adversely affected.

The industry in which we operate is concentrated and highly competitive, and, to the extent we fail to meet these competitive challenges, it would have a material adverse effect on our business, financial position, results of operations or cash flows.

We operate in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory or technological changes. Competition to service mortgage loans and for mortgage loan originations comes primarily from commercial banks and savings institutions. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources, typically have access to greater financial resources and lower funding costs. All of these factors place us at a competitive disadvantage. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more favorable relationships than we can. Competition to service residential loans may result in lower margins based on our servicing model. Because of the relatively limited number of customers, our failure to meet the expectations of any customer could materially impact our business. Ocwen has recently suffered reputational damage as a result of the regulatory scrutiny that resulted in the NY DFS and CA DBO settlements. We believe this may have weakened our competitive position against both our bank and non-bank mortgage servicing competitors. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition or results of operations.

We originate, securitize and service reverse mortgages, which subjects us to additional risks that could have a material adverse effect on our business, reputation, liquidity, financial condition and results of operations.

As a result of our Liberty acquisition, we originate, securitize and service reverse mortgages. The reverse mortgage business is subject to substantial risks, including market, credit, interest rate, liquidity, operational, reputational and legal risks. Generally, a reverse mortgage is a loan available to seniors aged 62 or older that allows homeowners to borrow money against the value of their home. No repayment of the mortgage is required until the borrower dies, moves out of the home or the home is sold. A decline in the demand for reverse mortgages may reduce the number of reverse mortgages we originate and adversely affect our ability to sell reverse mortgages in the secondary market. Although foreclosures involving reverse mortgages generally occur less frequently than forward mortgages, loan defaults on reverse mortgages leading to foreclosures may occur if borrowers fail to maintain their property or fail to pay taxes or home insurance premiums. A general increase in foreclosure rates may adversely impact how reverse mortgages are perceived by potential customers and thus reduce demand for reverse mortgages. Additionally, as a result of the Liberty acquisition, we could become subject to negative headline risk in the event that loan defaults on reverse mortgages lead to foreclosures or evictions of elderly homeowners. Finally, the HUD HECM reverse mortgage program recently has received scrutiny for failing to afford the surviving spouse of the deceased borrower an opportunity to remain in the home following death of the borrower, if the surviving spouse is not a party to the note or mortgage. While such claims primarily are directed at HUD and not against lenders such as Liberty, the attention may nonetheless create negative headline risk for us. All of the above factors could have a material adverse effect on our business, reputation, liquidity, financial condition and results of operations.

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We may incur litigation costs and related losses if the validity of a foreclosure action is challenged by a borrower or if a court overturns a foreclosure.

We may incur costs if we are required to, or if we elect to, execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to a title insurer of the property sold in foreclosure. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. A significant increase in litigation costs could adversely affect our liquidity, and our inability to be reimbursed for servicing advances could adversely affect our business, financial condition or results of operations.

Negative public opinion could damage our reputation and adversely affect our earnings.

Reputational risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending, loan servicing, debt collection practices and corporate governance as well as from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can also result from media coverage, whether accurate or not. Negative public opinion can adversely affect our ability to attract and retain customers, counterparties and employees and can expose us to litigation and regulatory action. Although we take steps to minimize reputation risk in dealing with our customers and communities, this risk will always be present in our organization.

A significant portion of our business is in the states of California, Florida, New York, Texas and New Jersey, and our business may be significantly harmed by a slowdown in the economy or the occurrence of a natural disaster in those states.

A significant portion of the mortgage loans that we originate and service are secured by properties in California, Florida, New York, Texas and New Jersey. Any adverse economic conditions in these markets, including a downturn in real estate values, will likely increase our obligations to advance delinquent principal and interest and to make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent that we determine that such amounts are recoverable. We could also be adversely affected by business disruptions triggered by natural disasters or acts or war or terrorism in these geographic areas.

Our earnings may be inconsistent.

Our past financial performance should not be considered a reliable indicator of future performance, and historical trends may not be reliable indicators of anticipated financial performance or trends in future periods.

The consistency of our operating results may be significantly affected by inter-period variations in our current operations including cost fluctuations and the amount of servicing rights acquired or sold and the changes in realizable value of those assets due to, among other factors, increases or decreases in prepayment speeds, delinquencies or defaults.

Certain non-recurring gains and losses have significantly affected our operating results in the past, and non-recurring gains and losses are likely to affect our operating results in future periods, resulting in substantial inter-period variations in financial performance.

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We use estimates in determining the fair value of certain assets and liabilities. If our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities which could adversely affect our earnings.

Our ability to measure and report our financial position and operating results is influenced by the need to estimate the impact or outcome of future events on the basis of information available at the time of the financial statements. An accounting estimate is considered critical if it requires that management make assumptions about matters that were highly uncertain at the time the accounting estimate was made. If actual results differ from our judgments and assumptions, then it may have an adverse impact on the results of operations and cash flows. Management has processes in place to monitor these judgments and assumptions, including with the Audit Committee of the Board of Directors.

Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels whereby the highest priority is given to Level 1 inputs and the lowest to Level 3 inputs.

As a result of acquisitions and our ongoing and potential future business activities, the number and complexity of estimates we use in determining fair value has increased. At September 30, 2015, 47% and 40% of our consolidated total assets and liabilities are measured at fair value, respectively, on a recurring and nonrecurring basis, 94% and 100% of which are considered Level 3 valuations. Our largest Level 3 asset and liability carried at fair value on a recurring basis is Loans held for investment - reverse mortgages and the related secured financing. We pool home equity conversion mortgages (“reverse mortgages”) into Ginnie Mae Home Equity Conversion Mortgage-Backed Securities (“HMBS”). Because the transfers of reverse mortgages do not qualify for sale accounting, we account for these transfers as secured financings and classify the transferred reverse mortgages as Loans held for investment - reverse mortgages and recognize the related Financing liabilities. Holders of HMBS have no recourse against our assets, except for standard representations and warranties and our contractual obligations to service the reverse mortgages and HMBS. We estimate the fair value of our assets and liabilities utilizing assumptions that we believe are appropriate and are used by market participants. The methodology used to estimate these values is complex and uses asset- and liability-specific data and market inputs for assumptions including interest and discount rates, collateral status and expected future performance and liquidity dates.

Valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of our valuation methodologies. If prepayment speeds increase more than estimated, delinquency and default levels are higher than anticipated or financial market illiquidity is greater than anticipated, we may be required to adjust the value of certain assets which could adversely affect our earnings.

Our hedging strategies may not be successful in mitigating our exposure to interest rate risk.

As of September 30, 2015, we had no interest rate swaps in place to hedge our exposure to variable interest rates under our match funded advance funding facilities, but we had interest rate caps in place that limits our exposure to increases in interest rates on two facilities. In the event that we acquire additional servicing or subservicing rights in the future, there is no assurance that we will be able to obtain the fixed rate financing that would be necessary to protect us from the effect of rising interest rates. Therefore, we may consider utilizing various derivative financial instruments to protect against the effects of rising rates. In addition, we may use interest rate swaps, U.S. Treasury futures, forward contracts and other derivative instruments to hedge our interest rate exposure on loans and MSRs measured at fair value. We currently have no economic hedge positions open to hedge our fair value MSRs. We have entered into forward mortgage backed securities trades to hedge our mortgage loans held for sale at fair value and to hedge interest rate lock commitments (“IRLCs”) on loans that we have agreed to originate at a specified fixed or variable rate.

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Nevertheless, no hedging strategy can completely protect us. The derivative financial instruments that we select may not have the effect of reducing our interest rate risks. Poorly designed strategies, improperly executed and documented transactions or inaccurate assumptions could actually increase our risks and losses. In addition, hedging strategies involve transaction and other costs. We cannot be assured that our hedging strategies and the derivatives that we use will adequately offset the risks of interest rate volatility or that our hedging transactions will not result in or magnify losses.

We are exposed to market risk, including, among other things, liquidity risk, prepayment risk and foreign currency exchange risk.

We are exposed to liquidity risk primarily because of the highly variable daily cash requirements to support our servicing business including the requirement to make advances pursuant to servicing contracts and the process of remitting borrower payments to the custodial accounts. We are also exposed to liquidity risk by our need to originate and finance mortgage loans and sell mortgage loans into the secondary market. In general, we finance our operations through operating cash flows and various other sources of funding including match funded borrowing agreements, secured lines of credit and repurchase agreements. We believe that we will have adequate financing for the next twelve months.

We are exposed to interest rate risk to the degree that our interest-bearing liabilities mature or reprice at different speeds, or on different bases, than our interest earning assets or when financed assets are not interest-bearing. Our servicing business is characterized by non-interest earning assets financed by interest bearing liabilities. Among the more significant non-interest earning assets are servicing advances and MSRs. At September 30, 2015, we had total advances and match funded advances of $2.5 billion. We are also exposed to interest rate risk because a portion of our advance funding and other outstanding debt at September 30, 2015 is variable rate. Rising interest rates may increase our interest expense. Earnings on float balances partially offset this variability. At September 30, 2015, we had no interest rate swaps in place to hedge our exposure to rising interest rates, but we had interest rate caps in place as required by two of our advance financing arrangements.

The MSRs that we carry at fair value are subject to substantial interest rate risk as the mortgage notes underlying the servicing rights permit the borrowers to prepay the loans. We may enter into economic hedges (derivatives that do not qualify as hedges for accounting purposes) including interest rate swaps, U.S. Treasury futures and forward contracts to minimize the effects of loss in value of these MSRs associated with increased prepayment activity that generally results from declining interest rates. We currently have no economic hedges in place to minimize the effects on our MSRs carried at fair value of increased prepayment activity in the event of declining interest rates.

In our lending business, we are subject to interest rate and price risk on mortgage loans held for sale from the loan funding date until the date the loan is sold into the secondary market. Generally, the fair value of a loan will decline in value when interest rates increase and will rise in value when interest rates decrease. To mitigate this risk, we enter into forward trades to provide an economic hedge against those changes in fair value on mortgage loans held for sale. IRLCs represent an agreement to purchase loans from a third-party originator or an agreement to extend credit to a mortgage applicant, whereby the interest rate is set prior to funding. As such, outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of the commitment through the loan funding date or expiration date. Our interest rate exposure on these derivative loan commitments is hedged with freestanding derivatives such as forward contracts. We also enter into forward contracts with respect to fixed or variable rate loan commitments.

We are exposed to foreign currency exchange rate risk in connection with our investment in non-U.S. dollar functional currency operations to the extent that our foreign exchange positions remain unhedged. Our operations in the Philippines and India expose us to foreign currency exchange rate risk, but we consider this risk to be insignificant. We have periodically entered into foreign exchange forward contracts to hedge against the effect of changes in the value of the India Rupee on amounts payable to our subsidiaries in India. No such forward contracts were outstanding as of December 31, 2014.

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Pursuit of business or asset acquisitions exposes us to financial, execution and operational risks that could adversely affect us.

We may in the future look for opportunities to grow our business through acquisitions of businesses and assets. The performance of the businesses and assets we acquire through acquisitions may not match the historical performance of our other assets. Nor can we assure you that the businesses and assets we may acquire will perform at levels meeting our expectations. We may find that we overpaid for the acquired business or assets or that the economic conditions underlying our acquisition decision have changed. In 2014, we recognized an impairment loss of the full carrying value of goodwill totaling $420.2 million. It may also take several quarters or longer for us to fully integrate the newly acquired business and assets into our business, during which period our results of operations and financial condition may be negatively affected. Further, certain one-time expenses associated with such acquisitions may have a negative impact on our results of operations and financial condition. We cannot assure you that acquisitions will not adversely affect our results of operations and financial condition.

The risks associated with acquisitions include, among others:

•	unanticipated issues in integrating servicing, information, communications and other systems;
•	unanticipated incompatibility in servicing, lending, purchasing, logistics, marketing and administration methods;
•	not retaining key employees; and
•	the diversion of management’s attention from ongoing business concerns.

The integration process can be complicated and time consuming and could potentially be disruptive to borrowers of loans serviced by the acquired business. If the integration process is not conducted successfully and with minimal effect on the acquired business and its borrowers, we may not realize the anticipated economic benefits of particular acquisitions within our expected timeframe, or we could lose subservicing business or employees of the acquired business. Through acquisitions, we may enter into business lines in which we have not previously operated. Such acquisitions could require additional integration costs and efforts, including significant time from senior management. We may not be able to achieve the synergies we anticipate from acquired businesses, and we may not be able to grow acquired businesses in the manner we anticipate. In fact, the businesses we acquire could decrease in size, even if the integration process is successful.

Further, prices at which acquisitions can be made fluctuate with market conditions. We have experienced times during which acquisitions could not be made in specific markets at prices that we considered to be acceptable, and we expect that we will experience this condition in the future. In addition, in order to finance an acquisition we may borrow funds, thereby increasing our leverage and diminishing our liquidity, or we could raise additional equity capital, which could dilute the interests of our existing shareholders.

The timing of closing of our acquisitions is often uncertain. We have in the past and may in the future experience delays in closing our acquisitions, or certain tranches of them. For example, we and the applicable seller are often required to obtain certain contractual and regulatory consents as a prerequisite to closing, such as the consents of Fannie Mae or Freddie Mac, the FHFA and trustees to RMBS securitization trusts. Accordingly, even if we and the applicable seller are efficient and proactive, the actions of third parties can impact the timing under which such consents are obtained. We and the applicable seller may not be able to obtain all of the required consents, which may mean that we are unable to acquire all of the assets that we wish to acquire. Regulators may have questions relating to aspects of our acquisitions and we may be required to devote time and resources responding to those questions. It is also possible that we will expend considerable resources in the pursuit of an acquisition that, ultimately, either does not close or is terminated. Our recent regulatory settlements have significantly impacted our ability to grow our servicing portfolio through acquisitions because we have agreed to restrictions in our consent orders with the NY DFS and CA DBO that effectively prohibit future acquisitions of servicing until we have satisfied the respective conditions in those consent orders.

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Risks Relating to Tax Matters

Our tax liability as a result of the transfer of assets to OMS could be substantial.

Pursuant to the formation of OMS, we transferred significant assets to OMS in a taxable transaction. We recognized gain, but not loss, on this transfer equal to the excess, if any, of the fair market value of the transferred assets over our tax basis therein. The fair market value of the transferred assets was based on market standard valuation methodology and confirmed by an independent valuation firm. However, the Internal Revenue Service (the “IRS”) could challenge this valuation, and if such a challenge were successful, any tax imposed as a result of the transfer could be significant.

Failure to retain the tax benefits provided by the United States Virgin Islands would adversely affect our financial condition and results of operations.

OMS is incorporated under the laws of the USVI and is headquartered in Frederiksted, USVI. The USVI has an Economic Development Commission (“EDC”) that provides benefits (“EDC Benefits”) to certain qualified businesses in Frederiksted that enable us to avail ourselves of significant tax benefits for a 30-year period. OMS received its certificate to operate as a company qualified for EDC Benefits as of October 1, 2012. It is possible that we may not be able to retain our qualifications for the EDC Benefits or that changes in U.S. federal, state, local, territorial or USVI taxation statutes or applicable regulations may cause a reduction in or an elimination of the EDC Benefits, all of which could result in a significant increase to our tax expense, and, therefore, adversely affect our financial condition and results of operations.

We may be subject to increased United States federal income taxation.

OMS is incorporated under the laws of the USVI and intends to operate in a manner that will cause a substantial amount of its net income to be treated as not related to a trade or business within the United States, which will cause such income to be exempt from current United States federal income taxation. However, because there are no definitive standards provided by the Internal Revenue Code (the “Code”), regulations or court decisions as to the specific activities that constitute being engaged in the conduct of a trade or business within the United States, and as any such determination is essentially factual in nature, we cannot assure you that the IRS will not successfully assert that OMS is engaged in a trade or business within the United States with respect to that income.

If the IRS were to successfully assert that OMS has been engaged in a trade or business within the United States with respect to that income in any taxable year, it may become subject to current United States federal income taxation on such income. In addition, changes in the Code, state statutes, regulations or court decisions relevant to the various aspects of our business such as various international tax reform proposals being considered by Congress could increase our tax expense.

Our tax liability as a result of the Separation could be substantial.

Prior to the Separation, any assets transferred to Altisource or non-U.S. subsidiaries were taxable pursuant to Section 367(a) of the Code, or other applicable provisions of the Code and Treasury regulations. Taxable gains not recognized in the restructuring were generally recognized pursuant to the Separation itself under Section 367(a). The taxable gain recognized by us attributable to the transfer of assets to Altisource equaled the excess of the fair market value of each asset transferred over our basis in such asset. Our basis in some assets transferred to Altisource may have been low or zero which could result in a substantial tax liability to us. In addition, the amount of taxable gain was based on a determination of the fair market value of our transferred assets. The determination of fair market values of non-publicly traded assets is subjective and could be subject to closing date adjustments or future challenge by the IRS which could result in an increased U.S. federal income tax liability to us.

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Tax regulations under Section 7874 of the Code, if held applicable to the Separation, could materially increase our tax costs.

IRS tax regulations under Section 7874 can apply to transactions where a U.S. corporation contributes substantially all of its assets, including subsidiary equity interests, to a foreign corporation and distributes shares of such corporation. We do not believe that Section 7874 of the Code applies to the Separation because “substantially all” of our assets were not transferred to the distributed company or its subsidiaries. Our board of directors required that we and Altisource receive an independent valuation prior to completing the Separation; however, if the IRS were to successfully challenge the independent valuation, then we may not be permitted to offset the taxable gain recognized on the transfer of assets to Altisource with net operating losses, tax credits or other tax attributes. This could materially increase the tax costs to us of the Separation.

Risks Related to the Exchange Offer and the New Notes

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for the new notes offered in the exchange offer, then you will continue to be subject to the restrictions on transfer of your original notes. Those transfer restrictions are described in the indenture governing the new notes and in the legend contained on the original notes, and arose because we originally issued the original notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your original notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act.

If a large number of original notes are exchanged for new notes issued in the exchange offer, then it may be more difficult for you to sell your unexchanged original notes. In addition, if you do not exchange your original notes in the exchange offer, then you will no longer be entitled to exchange your original notes for registered notes and will not be entitled to have those notes registered under the Securities Act.

See “The Exchange Offer—Consequences of Failure to Exchange Original Notes” for a discussion of the possible consequences of failing to exchange your original notes.

The repayment of the new notes is effectively subordinated to all of our existing and future secured debt to the extent of the value of the assets securing such indebtedness.

The new notes are unsecured obligations. As a result, the new notes are effectively junior in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including our guarantee of the senior secured term loan). In the event of a bankruptcy, any holders of our secured indebtedness will have claims that are prior to the claims of the holders of our unsecured indebtedness, including the new notes, with respect to the assets securing such indebtedness. In addition to the original notes, as of September 30, 2015, we (excluding our subsidiaries) were an obligor with respect to $863 million of indebtedness (all of our subsidiaries that we guaranteed), all of which was secured by our assets and would be effectively senior to the notes to the extent of the value of the assets securing such indebtedness. Subject to the limits contained in our senior secured term loan, the indenture governing the new notes offered hereby and the applicable agreements governing our other debt, we may be able to incur additional secured debt from time to time, which could be substantial.

If a default occurs under any of our secured debt, the secured lenders could proceed against the collateral granted to them to secure such indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the new notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of the new notes will be entitled to receive any payment with respect thereto. As a result, the holders of the new notes could recover proportionally less than holders of secured indebtedness in any such proceeding.

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The new notes are effectively subordinated to all existing and future indebtedness and other obligations of our subsidiaries.

We are a holding company which means that substantially all of our revenue generating operations are conducted through, and substantially all of our assets are held by, our subsidiaries. The new notes will not be guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities which have no obligation to make any payments on the new notes or to otherwise make any funds available therefor. As a result, the new notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. Our subsidiaries have a significant amount of indebtedness and other obligations, including indebtedness under our senior secured term loan, warehousing facilities, servicing advance facilities and other funded debt, and our subsidiaries have pledged essentially of their assets to secure their obligations under this indebtedness and the senior secured term loan. As of September 30, 2015, our subsidiaries had total indebtedness of approximately $2.76 billion (of which $863 million was guaranteed by us), all of which would be effectively senior to the notes to the extent of the value of the assets of our subsidiaries. Any right of the holders of the new notes to participate in the assets of a subsidiary upon any liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors.

Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations.

We have, and after this offering will continue to have, substantial levels of indebtedness. In addition to the original notes, as of September 30, 2015, we had an aggregate of $2.76 billion of indebtedness outstanding on a consolidated basis, including indebtedness under our senior secured term loan, warehousing facilities, servicing advance facilities and other funded debt. Our high level of indebtedness could have important consequences to our business, including:

•	increasing our vulnerability to downturns or adverse changes in general economic, industry or competitive conditions and adverse changes in government regulations;
•	requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;
•	exposing us to the risk of increased interest rates as certain of our unhedged obligations are at a variable rate of interest;
•	limiting our ability to make strategic acquisitions or investments or causing us to make nonstrategic divestitures;
•	limiting our ability to obtain additional financing for working capital, capital expenditures, product or service line development, debt service requirements, acquisitions and general corporate or other purposes; and
•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors with lower debt levels.

The agreements governing our indebtedness, including the senior secured term loan and the indenture under which the new notes will be issued, limit but do not prohibit us from incurring additional indebtedness and the amount of additional indebtedness that we may incur in accordance with our debt agreement could be substantial.

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Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries are able to incur substantial additional debt in the future, some of which may be secured, subject to the restrictions contained in our debt instruments, which limit, but do not prohibit, us from incurring additional indebtedness. Although the agreements governing our indebtedness, including our senior secured term loan and the indenture governing the OASIS notes contains, and the indenture governing the new notes will contain, restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. To the extent we incur additional indebtedness, the risks described above will increase. We may also be permitted to take a number of other actions that could have the effect of diminishing our ability to make payments on the new notes when due, or on our other senior indebtedness, which would result in our inability to make cash payments on the new notes.

The credit ratings assigned to the new notes may not reflect all risks of an investment in the new notes.

The credit ratings assigned to the new notes reflect the rating agencies’ assessments of our ability to make payments on the new notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the new notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the new notes.

Adverse changes in the ratings of the new notes may cause their trading price to fall and affect the marketability of the new notes.

Rating agencies may lower, suspend or withdraw ratings on the new notes or our other debt in the future. Noteholders will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the new notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the new notes.

Upon the occurrence of a “change of control,” as defined in the indenture governing the new notes, we must offer to repurchase the new notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of the repurchase. Our failure to repurchase the new notes would be a default under the indenture governing the new notes. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control.” If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of new notes or to satisfy similar repurchase obligations under our other debt instruments, including future debt instruments. In addition, the occurrence of a change of control may constitute an event of default under the agreements governing our other indebtedness even if the change of control would not cause a default under the indenture governing the new notes, and such indebtedness may prohibit us from repurchasing the new notes. Under such circumstances, in order to satisfy our repurchase obligations under the new notes, we could seek to refinance such other indebtedness or obtain a waiver from the lenders of such indebtedness. We cannot assure you that we would be able to obtain a waiver or refinance such indebtedness on terms acceptable to us, if at all.

The change of control provision in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of a change of control in the indenture to trigger our obligation to repurchase the new notes.

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Holders of the new notes may not be able to determine when a change of control giving rise to their right to have the new notes repurchased has occurred following a sale of “substantially all” of our assets.

The definitions of change of control in the indenture governing the new notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase its new notes as a result of a sale of less than all of our assets to another person may be uncertain.

Many of the covenants contained in the indenture will be suspended if the new notes are rated investment grade by both S&P and Moody’s and no default has occurred and is continuing.

Many of the covenants in the indenture governing the new notes will be suspended if the new notes are rated investment grade by both S&P and Moody’s, provided at such time no default with respect to the new notes has occurred and is continuing. The covenants subject to being suspended restrict, among other things, our ability to pay dividends, repurchase equity, incur debt, sell assets, enter into transaction with affiliates and to enter into certain other transactions. There can be no assurance that the new notes will ever be rated investment grade, or that if they are rated investment grade, that the new notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force and these transactions will not result in an event of default if the covenants are subsequently reinstated. Please see “Description of New Notes—Certain Covenants—Covenant Suspension.”

If an actual trading market does not develop for the notes, you may not be able to resell the notes quickly, for the price that you paid or at all.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so, and they may discontinue any market making in the notes at any time, at their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

We also cannot assure you that you will be able to sell your notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. You may not be able to resell your notes at their fair market value. The liquidity of, and trading market for, the notes may also be adversely affected by, among other things:

•	prevailing interest rates;
•	our operating performance and financial condition;
•	projections and forecasts by market analysts regarding our company and our industry in general;
•	the interest of securities dealers in making a market for the notes; and
•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of securities similar to the new notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2010	2011	2012	2013	2014	2015
Ratio of earnings to combined fixed charges and preferred dividends(1)	1.42	1.92	2.13	1.81	(2)	(3)

(1)	The ratios of earnings to combined fixed charges and preferred dividends were computed by dividing (x) income from continuing operations before income taxes (excluding income or loss from equity investees but including any distribution received representing a return on capital) plus fixed charges by (y) combined fixed charges and preferred dividends. Fixed charges represent total interest expensed and capitalized, including amortization of capitalized debt expenses as well as the interest component of rental expense.
(2)	Due to our losses in 2014, the ratio of earnings to fixed charges and preferred dividends was less than 1:1. We would have had to generate additional earnings of $445.9 million to achieve coverage of 1:1.
(3)	Due to our loss for the nine months ended September 30, 2015, the ratio of earnings to fixed charges and preferred dividends was less than 1:1. We would have had to generate additional earnings of $0.6 million to achieve coverage of 1:1.
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USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance and sale of the original notes. We will not receive any cash proceeds from the issuance of the new notes. Any original notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

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THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

We issued and sold the original notes on May 12, 2014 in transactions exempt from the registration requirements of the Securities Act. Therefore, the original notes are subject to significant restrictions on resale. In connection with the issuance of the original notes, we entered into a registration rights agreement, which required that we:

•	use our commercially reasonable efforts to file with the SEC a registration statement under the Securities Act relating to the exchange offer and the issuance and delivery of the new notes in exchange for the original notes;
•	use our commercially reasonable efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act; and
•	use our commercially reasonable efforts to consummate the exchange offer within 270 days following the date that the original notes were issued.

If you validly tender and do not validly withdraw original notes in the exchange offer, then you will, with limited exceptions, receive a like principal amount of new notes that are freely tradable and not subject to restrictions on transfer. You should read this prospectus under the heading “—Resales of New Notes” for more information relating to your ability to transfer new notes.

If you are eligible to participate in the exchange offer and do not tender your original notes, then you will continue to hold the untendered original notes, which will continue to be subject to restrictions on transfer under the Securities Act.

The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete. You are encouraged to read the full text of the registration rights agreement, which has been filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

We are offering to exchange up to $350,000,000 aggregate principal amount of our 6.625% Senior Notes due 2019, which have been registered under the Securities Act, for a like principal amount of our unregistered 6.625% Senior Notes due 2019.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes we accept in the exchange offer. You may tender some or all of your original notes under the exchange offer. However, the original notes are issuable in authorized denominations of $2,000 and integral multiples of $1,000 in excess thereof. Accordingly, original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum amount of original notes being tendered.

The form and terms of the new notes will be the same as the form and terms of the original notes, except that:

•	the new notes will be registered under the Securities Act and thus will not be subject to the restrictions on transfer or bear legends restricting their transfer;
•	all of the new notes will be represented by global notes in book-entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under “Book-Entry, Delivery and Form;” and
•	the new notes are not entitled to registration rights and will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.
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The new notes will evidence the same debt as the original notes and will be issued under, and be entitled to the benefits of, the indenture governing the original notes.

The new notes will accrue interest from November 15, 2015, the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of new notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from November 15, 2015, the most recent date to which interest has been paid on the original notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the original notes on that record date.

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the Florida Business Corporation Act or the indenture. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (“SEC”). The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of the original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

We will be deemed to have accepted validly tendered original notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

If we do not accept any tendered original notes because of an invalid tender or for any other reason, then we will return certificates for any unaccepted original notes without expense to the tendering holder as promptly as practicable after the expiration date.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2015, unless we, in our sole discretion, extend the exchange offer.

If we determine to extend the exchange offer, then we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, to delay accepting any original notes, to extend the exchange offer or to amend or terminate the exchange offer by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination. We will also file a post-effective amendment to the registration statement of which this prospectus is a part with respect to any fundamental change in the exchange offer. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period.

Procedures for Tendering Original Notes

Any valid tender of original notes that is not validly withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender original notes in the exchange offer must do either of the following:

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•	properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “—Exchange Agent” on or before the expiration date; or
•	if the original notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent, on or before the expiration date, an agent’s message.

In addition, one of the following must occur:

•	the exchange agent must receive certificates representing your original notes along with the letter of transmittal on or before the expiration date, or
•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at The Depository Trust Company of New York City, or DTC, under the procedure for book-entry transfers described below along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or
•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering DTC participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or original notes to us.

Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the original notes are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

•	a member of a registered national securities exchange;
•	a member of the Financial Industry Regulatory Authority;
•	a commercial bank or trust company having an office or correspondent in the United States; or
•	another “eligible institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding original notes, the original notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the original notes and an eligible institution must guarantee the signature on the power of attorney.

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If the letter of transmittal, or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

If you wish to tender original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering original notes, either register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of original notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of original notes not validly tendered or original notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time period we determine. Neither we, the exchange agent, the trustee nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your original notes.

By tendering, you will represent to us that:

•	any new notes that the holder receives will be acquired in the ordinary course of your business;
•	the holder has no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the new notes;
•	if the holder is not a broker dealer, that it is not engaged in and does not intend to engage in the distribution (within the meaning of the Securities Act) of the new notes;
•	if the holder is a broker dealer, that the holder’s original notes were acquired as a result of market making activities or other trading activities;
•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act;
•	the holder is not holding original notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; and
•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

If any holder or any such other person is our “affiliate,” or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in the exchange offer, then that holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC;
•	is not entitled and will not be permitted to tender original notes in the exchange offer; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
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Each broker dealer who acquired its original notes as a result of market making activities or other trading activities and thereafter receives new notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker dealers in connection with the exchange offer.

Any broker-dealer that acquired original notes directly from us may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and delivery requirements of the Securities Act (including being named as a selling security holder) in connection with any resales of the original notes or the new notes.

Acceptance of Original Notes for Exchange; Delivery of New Notes

Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes validly tendered and will issue the new notes promptly after acceptance of the original notes.

For purposes of the exchange offer, we will be deemed to have accepted validly tendered original notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each original note accepted for exchange, you will receive a new note having a principal amount equal to that of the surrendered original note.

In all cases, we will issue new notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	certificates for your original notes or a timely confirmation of book-entry transfer of your original notes into the exchange agent’s account at DTC; and
•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

If we do not accept any tendered original notes for any reason set forth in the terms of the exchange offer or if you submit original notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged original notes without expense to you. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged original notes to your account maintained with DTC.

Book-Entry Transfer

We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the original notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of original notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message instead of a letter of transmittal, and all other required documents at its address listed below under “—Exchange Agent” on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

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Guaranteed Delivery Procedures

If you wish to tender your original notes and your original notes are not immediately available, or you cannot deliver your original notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the expiration date, then you may participate in the exchange offer if:

•	the tender is made through an eligible institution;
•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:
•	the name and address of the holder and the principal amount of original notes tendered,
•	a statement that the tender is being made thereby, and
•	a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the original notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and
•	the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered original notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of original notes at any time before the exchange offer expires.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under “—Exchange Agent.” The notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;
•	identify the original notes to be withdrawn, including the principal amount, or, in the case of original notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and
•	if certificates for original notes have been transmitted, specify the name in which those original notes are registered if different from that of the withdrawing holder.

If you have delivered or otherwise identified to the exchange agent the certificates for original notes, then, before the release of these certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any original notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, the original notes will be credited to an account maintained with DTC for the original notes. You may retender validly withdrawn original notes by following one of the procedures described under “—Procedures for Tendering Original Notes” at any time on or before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange new notes for, any original notes if:

•	the exchange offer, or the making of any exchange by a holder of original notes, would violate any applicable law or applicable interpretation by the staff of the SEC; or
•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
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In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “—Procedures for Tendering Original Notes;” and
•	any other representations as may reasonably be necessary under applicable SEC rules, regulations or interpretations.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part at any time and from time to time.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of an extension to their holders. During an extension, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

Exchange Agent

Wilmington Savings Fund Society, FSB is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attention: Kristin L. Moore

By Facsimile:

(302) 421-9137

For Information or Confirmation by Telephone:

(302) 573-3239

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

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Transfer Taxes

You will not be obligated to pay any transfer taxes, unless you instruct us to register new notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

Accounting Treatment

We will record the new notes at the same carrying values as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss on the exchange of notes. We will amortize the expenses of the offer over the term of the new notes.

Consequences of Failure to Exchange Original Notes

If you are eligible to participate in the exchange offer but do not tender your original notes, you will not have any further registration rights, except in limited circumstances with respect to specific types of holders of original notes. Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering memorandum dated May 7, 2014, relating to the original notes. Accordingly, you may resell the original notes that are not exchanged only:

•	to us;
•	so long as the original notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a “qualified institutional buyer” within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;
•	in accordance with another exemption from the registration requirements of the Securities Act; or
•	under an effective registration statement under the Securities Act;

in each case in accordance with all other applicable securities laws. We do not intend to register the original notes under the Securities Act.

Original notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the notes. Holders of the new notes and any original notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Resales of New Notes

Based on interpretations of the staff of the SEC, as set forth in no action letters to third parties, we believe that new notes issued under the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any original note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;
•	the new notes are acquired in the ordinary course of the holder’s business;
•	the holder is not holding original notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering and
•	the holder does not intend to participate in a distribution (within the meaning of the Securities Act) of the new notes.
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Any holder who exchanges original notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, resale or other retransfer of new notes. With regard to broker dealers, only broker dealers that acquire the original notes as a result of market making activities or other trading activities may participate in the exchange offer. Each broker dealer that receives new notes for its own account in exchange for original notes, where the original notes were acquired by the broker dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please see “Plan of Distribution” for more details regarding the transfer of new notes.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following table shows selected consolidated financial data as of and for the periods indicated. The selected operations and cash flow data for the years ended December 31, 2012, 2013 and 2014, and the selected balance sheet data as of December 31, 2013 and 2014, have been derived from our audited consolidated financial statements which are included in this prospectus. The selected operations and cash flow data for the years ended December 31, 2010 and 2011 and the selected balance sheet data as of December 31, 2010, 2011 and 2012 have been derived from our audited consolidated financial statements which are not included in this prospectus. The selected financial data as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 have been derived from our unaudited consolidated financial statements, which are included in this prospectus. In the opinion of our management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. This selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and with “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands)

Selected Operations Data:
Revenue:
Servicing and subservicing fees	$1,203,541	$1,448,096	$1,894,175	$1,823,559	$804,407	$458,838	$321,699
Gain (loss) on loans held for sale, net	116,934	110,041	134,297	121,694	215	(2)	—
Other	58,166	59,896	82,853	93,020	40,581	37,055	38,682
Total revenue	1,378,641	1,618,033	2,111,325	2,038,273	845,203	495,891	360,381
Expenses(1)	1,118,336	1,149,696	2,035,208	1,301,294	363,907	239,547	236,474
Other income (expense):
Interest expense	(362,606)	(409,129)	(541,757)	(395,586)	(223,455)	(132,770)	(85,923)
Gain on sale of mortgage servicing rights	97,958	—	—	—	—	—	—
Other, net	(12,552)	(2,675)	22,481	11,086	(333)	(579)	1,170
Total other income (expense), net	(260,894)	(391,723)	(519,276)	(384,500)	(223,788)	(133,349)	(84,753)
Income (loss) before income taxes	(589)	76,614	(443,159)	352,479	257,508	122,995	39,154
Income tax expense	21,866	24,374	26,396	42,061	76,585	44,672	5,545
Net income (loss) from continuing operations	(22,455)	52,240	(469,555)	310,418	180,923	78,323	33,609
Income from discontinued operations, net of tax(2)	—	—	—	—	—	—	4,383
Net income (loss)	(22,455)	52,240	(469,555)	310,418	180,923	78,323	37,992
Net loss (income) attributable to non-controlling interests	(321)	(165)	(245)	—	—	8	(8)
Net income (loss) attributable to Ocwen stockholders	(22,776)	52,075	(469,800)	310,418	180,923	78,331	37,984
Preferred stock dividends(3)	—	(1,163)	(1,163)	(5,031)	(85)	—	—
Deemed dividend related to beneficial conversion feature of preferred stock(3)	—	(1,639)	(1,639)	(6,989)	(60)	—	—
Net income (loss) attributable to Ocwen common stockholders	$(22,776)	$49,273	$(472,602)	$298,398	$180,778	$78,331	$37,984

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	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands)

Basic earnings (loss) per share
Income (loss) from continuing operations	$(0.18)	$0.37	$(3.60)	$2.20	$1.35	$0.75	$0.34
Income from discontinued operations(2)	—	—	—	—	—	—	0.04
Net income (loss) attributable to OCN common stockholders	$(0.18)	$0.37	$(3.60)	$2.20	1.35	$0.75	$0.38

Diluted earnings (loss) per share
Income (loss) from continuing operations	$(0.18)	$0.36	$(3.60)	$2.13	$1.31	$0.71	$0.32
Income from discontinued operations(2)	—	—	—	—	—	—	0.04
Net income (loss) attributable to OCN common stockholders	$(0.18)	$0.36	$(3.60)	$2.13	$1.31	$0.71	$0.36

Weighted average common shares outstanding
Basic	125,322,742	133,318,381	131,362,284	135,678,088	133,912,643	104,507,055	100,273,121
Diluted(4)	125,322,742	136,881,326	131,362,284	139,800,506	138,521,279	111,855,961	107,483,015

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands)
Cash Flow Data:
Net cash flows provided by (used in):
Operating activities	$773,994	$559,015	$352,524	$884,419	$1,815,854	$982,145	$727,544
Investing activities	188,965	(732,368)	(958,247)	(2,414,978)	262,870	(2,655,118)	(1,703,706)
Financing activities	(633,758)	294,004	556,684	1,488,941	(2,002,828)	1,689,411	1,013,039

	September 30,	December 31,
	2015	2014(5)(6)	2013(5)(6)	2012(5)(6)	2011(5)	2010(5)
	(in thousands)
Balance Sheet Data:
Total Assets	$8,011,054	$8,267,278	$7,927,003	$5,685,962	$4,728,024	$2,921,409
Loans held for sale	$526,972	$488,612	$566,660	$509,346	$20,633	$25,803
Loans held for investment – Reverse mortgages	2,319,515	1,550,141	618,018	—	—	—
Advances and match funded advances	2,472,996	3,303,356	3,443,215	3,233,707	3,733,502	2,108,885
Mortgage servicing rights	1,153,295	1,913,992	2,069,381	764,150	293,152	193,985
Goodwill(1)	—	—	420,201	416,176	70,240	12,810

Total Liabilities	$6,930,599	$7,226,113	$6,054,051	$3,921,168	$3,384,713	$2,016,592

Match funded liabilities	$1,589,846	$2,090,247	$2,364,814	$2,532,745	$2,558,951	$1,482,529
Financing liabilities	2,953,518	2,258,641	1,266,973	306,308	—	—
Long-term other borrowings	811,853	1,611,531	1,288,740	18,466	563,627	277,542

Mezzanine equity(3)	$—	$—	$60,361	$153,372	$—	$—

Total stockholders’ equity(7)	$1,080,455	$1,041,165	1,812,591	$1,611,422	$1,343,311	$904,817
49

	September 30,	December 31,
	2015	2014(5)(6)	2013(5)(6)	2012(5)(6)	2011(5)	2010(5)
	(in thousands)

Other Data:
Residential Loans and Real Estate Serviced for Others:
Count	1,834,945	2,486,038	2,861,918	1,219,956	671,623	479,165
UPB	$288,069,149	$398,727,727	$464,651,332	$203,665,716	$102,199,222	$73,886,391

(1)	During 2014, we recognized a goodwill impairment loss of $420.2 million. In response to recent events, including significant declines in the market price of our common stock in reaction to the NY DFS settlement announced in December 2014 and the subsequent resignation of our former Executive Chairman, and the CA DBO settlement announced in January 2015 related to an administrative action dated October 3, 2014, we determined it was necessary to reassess goodwill impairment as of December 31, 2014. This reassessment resulted in the full impairment of the carrying value of goodwill. See Note 12 — Goodwill to our audited consolidated financial statements included in this prospectus for additional information.
(2)	On December 3, 2009, we completed the sale of our investment in Bankhaus Oswald Kruber GmbH & Co. KG (“BOK”), a wholly-owned German banking subsidiary. We have reported the results of operations of BOK in the consolidated financial statements as discontinued operations. Income from discontinued operations for 2010 represents a true-up of our income tax expense on the sale of BOK.
(3)	Ocwen paid $162.0 million of the purchase price to acquire Homeward by issuing 162,000 Preferred Shares. On September 23, 2013, Ocwen paid $157.9 million to repurchase from the holders of the Preferred Shares all 3,145,640 shares of Ocwen common stock that were issued upon their election to convert 100,000 of the Preferred Shares into shares of Ocwen common stock. On July 14, 2014, holders elected to convert the remaining 62,000 Preferred Shares into 1,950,296 shares of common stock, all of which Ocwen subsequently repurchased for $72.3 million. See Note 16 — Mezzanine Equity to our audited consolidated financial statements included in this prospectus for additional information.
(4)	We computed the effect of the Preferred Shares and the 3.25% Convertible Notes on diluted earnings per share using the if-converted method. However, we assumed no conversion of the Preferred Shares for 2013 or 2012 because the effect was anti-dilutive. For 2014, we have excluded the effect of the Preferred Shares, stock options and common stock awards from the computation of diluted earnings per share because of the anti-dilutive effect of our reported net loss.
(5)	Includes significant business acquisitions, including ResCap (as defined below) in February 2013, Homeward (in December 2012), Litton Loan Servicing LP (“Litton”) (in September 2011) and HomEq (as defined below) (in September 2010). These transactions primarily involved the acquisition of residential MSRs and related servicing advances. The operating results of the acquired businesses have been included in our results since their respective acquisition dates. See Note 3 — Business Acquisitions to our audited consolidated financial statements included in this prospectus for additional information.
(6)	During 2013 and 2012, we completed sales of Rights to MSRs together with the related servicing advances. We accounted for the sales of Rights to MSRs as secured financings. As a result, the MSRs were not derecognized, and a liability was established equal to the sales price. Match funded liabilities were reduced in connection with these sales. See Note 4 — Sales of Advances and MSRs to our audited consolidated financial statements included in this prospectus and Note 4 — Sales of Advances and MSRs to HLSS to our unaudited consolidated financial statements included in this prospectus for additional information.
(7)	On October 31, 2013, we announced that our Board of Directors had authorized a share repurchase program for an aggregate of up to $500.0 million of our issued and outstanding shares of common stock. During 2014, we completed the repurchase of 10,420,396 shares of common stock in the open market under this program for a total purchase price of $310.2 million. During 2013, we repurchased 1,125,707 shares for an aggregate purchase price of $60.0 million. On March 28, 2012, we issued 4,635,159 shares of our common stock upon redemption and conversion of the remaining balance of our 3.25% Convertible Notes due 2024. On November 9, 2011, we completed the public offering of 28,750,000 shares of common stock at a per share price of $13.00 and received net proceeds of $354.4 million.
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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as other portions of this prospectus, may contain certain statements that constitute forward-looking statements within the meaning of the federal securities laws. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could”, “intend,” “consider,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict” or “continue” or the negative of such terms or other comparable terminology. Such statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from expected results. You should not place any undue reliance on any forward-looking statement and should consider all uncertainties and risks discussed in this prospectus, including those under “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” above.

Overview

We are a financial services company that services and originates loans.

We are a leader in the servicing industry in foreclosure prevention and loss mitigation, which helps families stay in their homes and improves financial outcomes for loan investors. Our leadership in the industry is evidenced by our high cure rate for delinquent loans and above average rate of continuing performance by homeowners whose loans we have modified. Ocwen has provided more loan modifications under the Federal Government’s Home Affordable Modification Program (HAMP) than any other mortgage servicer and 52% more than the next highest servicer, according to data published in the U.S. Treasury’s Making Home Affordable Second Quarter Program Performance Report. Overall, Ocwen has completed over 625,000 loan modifications from January 1, 2008 through September 30, 2015, including over 50,000 modifications under Ocwen’s own Shared Appreciation Modification (SAM) program.

We originate, purchase, sell and securitize conventional and government-insured forward mortgage loans through our Homeward forward lending operations, and we originate, purchase, sell and securitize reverse mortgages through our Liberty reverse lending operations.

As discussed in further detail under “Operations Summary” and “Segment Results of Operations” below, the key driver of our operating results for the three and nine months ended September 30, 2015, as compared to the three and nine months ended September 30, 2014, was a decrease in servicing revenue, resulting from a decline in the total UPB of our residential servicing portfolio from $411.3 billion as of September 30, 2014 to $288.1 billion as of September 30, 2015 primarily due to asset sales and portfolio runoff, that was not accompanied by a corresponding decrease in expenses.

In order to be profitable, we will need to decrease our expenses so that they are more appropriately aligned with our reduced revenue profile. Accordingly, during the third quarter, we announced a cost improvement initiative with the goal of reducing 2016 expenses by at least $150 million in comparison to 2015 expenses. The primary areas in which we expect to generate cost reductions are Servicing operations, professional services, technology costs and other expenses. As we take very seriously our commitments to enhancing the borrower experience, strengthening our risk and compliance infrastructure and delivering strong loss mitigation results, we will continue to invest in those important areas.

We have largely executed on our previously disclosed strategy to sell certain of our Agency MSRs with the intent of reducing our exposure to interest rate movements, monetizing significant unrealized value and generating significant liquidity. While almost all of our announced sales have now closed, if we view sale prices to be attractive, we may determine to sell additional Agency MSRs in the future. We anticipate that reducing the size of our Agency servicing portfolio will help simplify our operations and help improve our margins over time.

We will also seek to increase our revenue through growing our lending business and, in time, our servicing business. We are investing in our forward lending business to build competitive advantages around processes and technology, and we believe the reverse mortgage business is a substantially under-developed market relative to its potential. With respect to our servicing business, our recent regulatory settlements have significantly limited our ability to grow our servicing portfolio, which naturally decreases over time through portfolio runoff. In order to grow our servicing portfolio through acquisitions, we will need to satisfy the conditions set forth in our consent orders with the NY DFS and CA DBO.

We will continue to evaluate new adjacent market opportunities that are consistent with our strategic goals where we believe we can capture competitive advantages and achieve attractive returns for our shareholders. These would include sustainable new opportunities that align with long-term macro trends; opportunities that can contribute meaningfully to our long-term growth and return on equity; and, generally, businesses where we feel we can capture and maintain a long-term competitive advantage (e.g., advantages related to operating efficiencies, our cost of capital or our tax structure).

Our business continues to be impacted by our recent regulatory settlements and the current regulatory environment. We have faced, and expect to continue to face, regulatory and public scrutiny as well as stricter and more comprehensive regulation of our business. We continue to work diligently to assess the implications of the regulatory environment in which we operate and to meet the requirements of the current environment. We devote substantial resources to regulatory compliance, while, at the same time, striving to meet the needs and expectations of our customers, clients and other stakeholders.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements and the related notes thereto and with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

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Operations Summary

Three and Nine Months Ended September 30, 2015 versus 2014

The following table summarizes our consolidated operating results for the three and nine months ended September 30.

	Three Months		%	Nine Months		%
	2015	2014	Change	2015	2014	Change
Consolidated:
Revenue:
Servicing and subservicing fees	$360,017	$465,964	(23)%	$1,203,541	$1,448,096	(17)%
Gain on loans held for sale, net	27,298	27,218	—	116,934	110,041	6
Other	17,631	20,516	(14)	58,166	59,896	(3)
Total revenue	404,946	513,698	(21)	1,378,641	1,618,033	(15)

Expenses	387,726	455,039	(15)	1,118,336	1,149,696	(3)

Other income (expense):
Interest expense	(118,313)	(133,049)	(11)	(362,606)	(409,129)	(11)
Gain on sale of mortgage servicing rights	41,246	—	n/m	97,958	—	n/m
Other, net	3,929	2,124	85	3,754	17,406	(78)
Other expense, net	(73,138)	(130,925)	(44)	(260,894)	(391,723)	(33)

Income (loss) before income taxes	(55,918)	(72,266)	(23)	(589)	76,614	(101)
Income tax expense	10,832	2,992	262	21,866	24,374	(10)
Net income (loss)	(66,750)	(75,258)	(11)	(22,455)	52,240	(143)
Net income attributable to non-controlling interests	(119)	(123)	(3)	(321)	(165)	95
Net income (loss) attributable to Ocwen stockholders	(66,869)	(75,381)	(11)	(22,776)	52,075	(144)
Preferred stock dividends	—	—	n/m	—	(1,163)	(100)
Deemed dividend related to beneficial conversion feature of preferred stock	—	(808)	(100)	—	(1,639)	(100)
Net income (loss) attributable to Ocwen common stockholders	$(66,869)	$(76,189)	(12)%	$(22,776)	$49,273	(146)%

Segment income (loss) before income taxes:
Servicing	$(12,742)	$44,518	(129)%	$78,558	$212,669	(63)%
Lending	8,588	6,608	30	39,017	14,242	174
Corporate Items and Other	(51,764)	(123,392)	(58)	(118,164)	(150,297)	(21)
	$(55,918)	$(72,266)	(23)%	$(589)	$76,614	(101)%
n/m: not meaningful

Three Months Ended September 30, 2015 versus 2014. Servicing and subservicing fees for the third quarter of 2015 were 23% lower than the third quarter of 2014, primarily as a result of portfolio runoff and executing on our strategy to sell certain of our Agency MSRs. These lower fees were offset in part by significant net gains from the sale of these MSRs compared to no MSR sales in the third quarter of 2014. During the third quarter of 2015, we recognized $41.2 million in net gains on the sale of MSRs relating to loans with a UPB of $22.0 billion.

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Ultimately, we expect that reducing the size of our Agency servicing portfolio will help to simplify our operations and improve our margins; however, through September 30, 2015, we have not realized improved margins as right sizing our servicing operations will lag the reductions in the size of our servicing portfolio and the related reductions in revenue. Workforce and servicing operations adjustments require time to implement properly, and we have certain post-sale support obligations in connection with our MSR sales. For example, while we may continue to serve as interim servicer between transaction closing dates and servicing transfer dates, we are no longer entitled to service fees or ancillary income during the interim servicing period.

To the extent we close our remaining announced asset sales or undertake additional sales of MSRs, we will experience further reductions in revenue in future periods as a result of declining servicing and subservicing fees. To the extent we sell MSRs for proceeds in excess of their carrying value, we will recognize net gains that will partly offset these declines in servicing and subservicing fees.

Gain on loans held for sale from our lending operations increased $5.8 million primarily due to an increase in total forward lending origination volume and higher margin rates in the direct and correspondent forward lending channels. In our servicing business, gains on sales of loans repurchased from Ginnie Mae guaranteed securitizations declined by $5.7 million.

Expenses were $67.3 million or 15% lower in the third quarter of 2015 as compared to the third quarter of 2014. Professional services declined $98.3 million as the third quarter of 2014 included a $100.0 million charge accrued in connection with the NY DFS settlement. MSR amortization and valuation adjustments, including both fair value adjustments and impairment charges, increased due to an impairment charge of $23.4 million that was offset in large part by the effect of MSR sales.

Interest expense for the third quarter of 2015 decreased as compared to the third quarter of 2014 primarily as a result of reductions in the value of the NRZ financing liability based on the run-off of the underlying MSR servicing portfolio and a decrease in interest on the SSTL as a result of prepayments from proceeds of MSR sales during 2015.

Nine Months Ended September 30, 2015 versus 2014. Servicing and subservicing fees were 17% lower primarily as a result of MSR sales, portfolio runoff and a decline in modifications. However, our sales of MSRs relating to loans with a UPB of $87.6 billion in the nine months ended September 30, 2015 allowed us to release significant unrealized value in our servicing portfolios as we recognized $98.0 million in net gains on the sales.

Gain on loans held for sale from our lending operations increased $20.3 million primarily due to higher margin rates in all three forward lending channels and an increase in reverse lending origination volume. Gains on sales of loans repurchased from Ginnie Mae guaranteed securitizations declined by $13.8 million.

Expenses declined $31.4 million, or 3%. Professional services declined due to the $100.0 million charge recognized during the third quarter of 2014 in connection with the NY DFS settlement. Lower litigation costs were offset in part by higher regulatory monitoring and compliance costs and fees paid to advisers assisting us with strategic initiatives. In 2015, we engaged financial and legal advisers to assist us in evaluating and executing on adjustments to our capital structure and exploring other strategic options and have incurred $24.9 million through September 30, 2015 in connection with these initiatives. MSR amortization and valuation adjustments, including both fair value adjustments and impairment charges, were lower for the nine months ended September 30, 2015 as the effect of MSR sales and portfolio runoff more than offset impairment charges.

Interest expense decreased as compared to the nine months ended September 30, 2014 primarily as a result of reductions in the value of the NRZ financing liability based on the run-off of the underlying MSR servicing portfolio. This decrease was offset by additional debt issuance costs resulting from amendments to the SSTL in 2015 and the accelerated recognition of deferred debt issuance costs resulting from prepayments of the SSTL from proceeds of MSR sales. Also, the 2015 period includes a full nine months of interest expense on the $350.0 million Senior Unsecured Notes that we issued in May 2014.

Although we incurred a pre-tax loss of $0.6 million for the nine months ended September 30, 2015, we recognized income tax expense of $21.9 million rather than a benefit primarily because of additional income tax expense recorded in connection with uncertain tax positions. The $100.0 million charge we accrued during the third quarter of 2014 in connection with the NY DFS settlement is not deductible for tax purposes and therefore resulted in a higher effective tax rate for the nine months ended September 30, 2014.

Year Ended December 31, 2014 versus 2013 versus 2012

Our consolidated operating results for the past three years have been significantly impacted by portfolio and platform acquisitions, subsequent integrations, goodwill impairment and various regulatory settlement and other costs. The operating results of the acquired businesses are included in our operating results since their respective acquisition dates.

The following table summarizes our consolidated operating results for the years indicated:

	For the years ended December 31,			$ Change		% Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012	2014 vs. 2013	2013 vs. 2012
Consolidated:
Revenue:
Servicing and subservicing fees	$1,894,175	$1,823,559	$804,407	$70,616	$1,019,152	4%	127%
Gain on loans held for sale	134,297	121,694	215	12,603	121,479	10	n/m
Other	82,853	93,020	40,581	(10,167)	52,439	(11)	129
Total revenue	2,111,325	2,038,273	845,203	73,052	1,193,070	4	141
Operating expenses	2,035,208	1,301,294	363,907	733,914	937,387	56	258
Income from operations	76,117	736,979	481,296	(660,862)	255,683	(90)	53
Other income (expense):
Interest expense	(541,757)	(395,586)	(223,455)	(146,171)	(172,131)	37	77
Other	22,481	$11,086	$(333)	11,395	11,419	103	n/m
Other expense, net	(519,276)	(384,500)	(223,788)	(134,776)	(160,712)	35	72
Income (loss) before income taxes	(443,159)	352,479	257,508	(795,638)	94,971	(226)	37
Income tax expense	26,396	42,061	76,585	(15,665)	(34,524)	(37)	(45)
Net income (loss)	(469,555)	310,418	180,923	(779,973)	129,495	(251)	72
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	For the years ended December 31,			$ Change		% Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012	2014 vs. 2013	2013 vs. 2012
Net income attributable to non-controlling interests	(245)	—	—	(245)	—	n/m	n/m
Net income (loss) attributable to Ocwen stockholders	(469,800)	310,418	180,923	(780,218)	129,495	(251)	72
Preferred stock dividends	(1,163)	(5,031)	(85)	3,868	(4,946)	(77)	n/m
Deemed dividend related to beneficial conversion feature of preferred stock	(1,639)	(6,989)	(60)	5,350	(6,929)	(77)	n/m
Net income (loss) attributable to Ocwen common stockholders	$(472,602)	$298,398	$180,778	$(771,000)	$117,620	(258)	65

Segment income (loss) before taxes:
Servicing	$(174,090)	391,667	274,363	$(565,757)	$117,304	(144)%	43%
Lending	(26,842)	35,624	(258)	(62,466)	35,882	(175)	n/m
Corporate Items and Other	(242,227)	(74,812)	(16,597)	(167,415)	(58,215)	224	351
	$(443,159)	$352,479	$257,508	$(795,638)	$94,971	(226)	37
n/m: not meaningful

Year Ended December 31, 2014 versus 2013. Servicing and subservicing fees for 2014 were 4% higher than 2013 primarily as a result of 2014 including a full year of revenue attributed to the ResCap Acquisition, which settled on February 15, 2013, and various asset acquisitions completed throughout 2013, and consistent with the 4% increase in the total average portfolio UPB.

Gains on loans held for sale increased in 2014 largely due to gains recognized in connection with three transactions whereby we purchased delinquent FHA-insured loans out of Ginnie Mae guaranteed securitizations and immediately sold the loans and related advances (the “Ginnie Mae EBO Transactions”). Gains on loans held for sale from our lending operations declined slightly in 2014 where lower origination volumes were largely offset by shifts in the origination mix from the lower margin correspondent channel to the higher margin direct channel.

Operating expenses increased 56% in 2014 as compared to 2013 due primarily to goodwill impairment losses, higher professional services expenses, including settlements, as well as platform integration costs and MSR valuation related impacts.

•	We recognized a goodwill impairment loss of $420.2 million in 2014. In response to recent events, including significant declines in the market price of our common stock in reaction to the NY DFS settlement announced in December 2014 and the subsequent resignation of our former Executive Chairman, and the CA DBO settlement announced in January 2015 related to an administrative action dated October 3, 2014, we determined it was necessary to reassess goodwill impairment as of December 31, 2014. This reassessment resulted in the full impairment of the carrying value of goodwill in our Servicing and Lending segments. See “Critical Accounting Policies and Estimates” and Note 12 — Goodwill to our audited consolidated financial statements included in this prospectus for additional information.
•	Professional services increased primarily because of the $150.0 million charge we recognized in connection with a settlement reached with the NY DFS in December 2014 (2013 included the $53.5 million loss we recognized in connection with the Ocwen National Mortgage Settlement), which are recorded in the Corporate Items and Other segment, and higher monitoring and compliance costs. See Note 28 — Contingencies to our audited consolidated financial statements included in this prospectus for additional information regarding these settlements.
54

•	Higher Servicing and origination expenses and Technology and communication expenses offset by lower Compensation and benefits expense are primarily attributable to the platform integrations during 2014.
•	We recognized losses of $22.1 million in connection with changes in the value of our fair value elected MSRs during 2014 as primary mortgage rates decreased and recognized gains of $30.8 million during 2013 as primary mortgage rates increased.
•	Amortization of MSRs decreased as a result of the effects of the change in accounting estimate in the first quarter of 2014, offset in part by the effects of asset and platform acquisitions completed throughout 2013.

We completed the integration of the ResCap platform onto the REALServicing platform in the fourth quarter of 2014, and continued to incur the operating costs of maintaining the ResCap platform throughout the year. We expect these operating expenses to decline now that the platform integration has been completed. Operating expenses for 2014 also include a full twelve months of costs attributed to the ResCap Acquisition which closed February 15, 2013.

Interest expense for 2014 increased primarily as a result of the increase in outstanding borrowings. The average balance of borrowings increased as a result of NRZ/HLSS Transactions completed during 2013, the issuance of Ocwen Asset Servicing Income Series (“OASIS”), Series 2014-1 Notes in February 2014 (“OASIS transaction”) and the $350.0 million Senior Unsecured Notes issued in May 2014. These increases were partly offset by a decline in interest on our match funded liabilities as we replaced facilities in 2013 with new facilities that featured lower spreads over LIBOR. Interest expense for 2013 included additional interest resulting from the accelerated write-off of facility costs in connection with the early termination of match funded facilities in connection with the NRZ/HLSS Transactions and payments made in connection with interest rate swaps which were terminated in May 2013.

The effective tax rate for 2014 was (6.0)% as compared to 11.9% for 2013. Although we incurred a pre-tax loss for 2014, we recognized income tax expense rather than a benefit because a greater proportion of our pre-tax earnings were earned in higher tax rate jurisdictions and because the $150.0 million NY DFS settlement, the $2.5 million CA DBO settlement and $263.0 million of the goodwill impairment loss are not deductible for tax purposes. Income tax expense for 2014 includes a provision of $3.6 million to increase the valuation allowance on net deferred tax assets. This compares to a provision of $15.8 million recorded in 2013 to establish a valuation allowance on net deferred tax assets. Ocwen avails itself of certain tax benefits in the USVI and other international jurisdictions, which produce a favorable effect on our effective tax rate. To the extent that our pre-tax earnings are weighted more heavily in these lower tax rate jurisdictions, the effective tax rate decreases. If a greater proportion of our pre-tax earnings are earned in higher tax rate jurisdictions, the effective tax rate increases. See Note 21 — Income Taxes to the audited consolidated financial statements included in this prospectus for additional information.

Year Ended December 31, 2013 versus 2012. Servicing and subservicing fees for 2013 were higher than 2012 primarily as a result of a 250% increase in the average UPB of our residential servicing portfolio. Platform and asset acquisitions, including Homeward, ResCap, Ally and OneWest drove the increase in the average size of the residential portfolio as compared to 2012. The combined servicing and subservicing fees generated by the Homeward, ResCap, Ally and OneWest portfolios during 2013 were $862.4 million.

Gain on sales of residential mortgage loans from our originations platforms that we acquired as part of the Homeward and Liberty acquisitions reflected a strong pipeline and higher conversion rates as borrowers reacted to rising mortgage rates. Margins on new originations were strong for most of the period. Gain on sales generated by the Homeward and Liberty platforms during 2013 were $48.6 million and $33.6 million, respectively. In 2013, we recorded $35.1 million in gains on the sale of FHA and VA insured loans with a UPB of $951.8 million into new Ginnie Mae securitizations.

Other revenues for 2013 were higher than 2012 primarily as a result of $39.1 million in loan origination revenues from our lending platforms.

55

Operating expenses, including amortization of our MSRs, increased in 2013 as compared to 2012. Operating expenses for 2013 include transition and transaction costs related to the Homeward and ResCap platform acquisitions and integration onto our REALServicing platform and ramp-up expenses for the OneWest acquisition which we estimate to be a combined $175.0 million. In addition, in 2013 we recorded a loss of $53.5 million in connection with our settlement with the CFPB and various state attorneys general and other agencies that regulate the mortgage servicing industry regarding certain foreclosure related matters. See Note 28 — Contingencies of the audited consolidated financial statements included in this prospectus for additional information regarding this matter.

Other expense, net for 2013 increased as compared to 2012 primarily as a result of an increase in interest expense and facility related costs in connection with acquisition related borrowings, including the NRZ/HLSS Transactions and SSTL borrowings, offset by a decline in interest on match funded liabilities. We also recognized $4.1 million of losses in 2013 in connection with cash flow hedges relating to our advance financing facilities that we had previously deferred in Accumulated other comprehensive loss.

In 2013, we recorded a net loss on the extinguishment of debt of $8.7 million versus $2.2 million in 2012. In December 2012 and June 2013, we sold MSRs to an unrelated third party which were accounted for as secured financings. Upon repurchase of the MSRs, we derecognize any remaining financing liability related to the repurchased MSRs. In 2013, we recognized $8.3 million of gains on extinguishment of these financing liabilities. Offsetting these gains in 2013 were $17.0 million of losses that we recognized when we repaid the balance outstanding on an earlier SSTL with the proceeds from a new SSTL that we entered into on February 14, 2013.

Our effective tax rate for 2013 is lower than the U.S. Federal corporate income tax rate of 35% primarily because of lower tax rates on our operations in the USVI. As part of an initiative to streamline management of our global servicing assets and operations and cost-effectively expand our U.S.-based origination and servicing activities, Ocwen formed OMS in 2012 under the laws of the USVI where OMS has its principal place of business. OMS is located in a federally recognized economic development zone and in 2012, became eligible for certain benefits which have a favorable impact on our effective tax rate. Although income before income taxes for 2013 increased by $95.0 million as compared to 2012, income tax expense declined by $34.5 million as our estimated effective tax rate for 2013 declined to 11.9% as compared to 29.7% for 2012.

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Financial Condition Summary

September 30, 2015 versus December 31, 2014

The following table summarizes our consolidated balance sheets at the dates indicated.

	September 30, 2015	December 31, 2014	% Change

Cash	$458,674	$129,473	254%
Mortgage servicing rights ($787,344 and $93,901 carried at fair value)	1,153,295	1,913,992	(40)
Advances and match funded advances	2,472,996	3,303,356	(25)
Loans held for sale ($235,909 and $401,120 carried at fair value)	526,972	488,612	8
Loans held for investment - reverse mortgages, at fair value	2,319,515	1,550,141	50
Other ($18,551 and $7,335 carried at fair value)	1,079,602	881,704	22
Total assets	$8,011,054	$8,267,278	(3)%

Total Assets by Segment:
Servicing	$4,681,176	$5,881,862	(20)%
Lending	2,571,893	1,963,729	31
Corporate Items and Other	757,985	421,687	80
	$8,011,054	$8,267,278	(3)%

Match funded liabilities	$1,589,846	$2,090,247	(24)%
Financing liabilities ($2,789,663 and $2,058,693 carried at fair value)	2,953,518	2,258,641	31
Other secured borrowings	1,001,070	1,733,691	(42)
Senior unsecured notes	350,000	350,000	—
Other	1,036,165	793,534	31
Total liabilities	6,930,599	7,226,113	(4)%

Total Ocwen stockholders’ equity	1,077,363	1,038,394	4%
Non-controlling interest in subsidiaries	3,092	2,771	12
Total equity	1,080,455	1,041,165	4
Total liabilities and equity	$8,011,054	$8,267,278	(3)%

Total Liabilities by Segment:
Servicing	$4,092,263	$4,986,877	(18)%
Lending	2,524,814	1,900,672	33
Corporate Items and Other	313,522	338,564	(7)
	$6,930,599	$7,226,113	(4)%

Changes in the composition and balance of our assets and liabilities during the nine months ended September 30, 2015 are primarily attributable to the execution of our strategy to sell certain of our Agency MSRs and related advances and repayments of the related liabilities. Loans held for investment and financing liabilities increased as a result of our reverse mortgage securitizations accounted for as secured financings.

December 31, 2014 versus 2013

During the year ended December 31, 2014, the increase in our total assets and liabilities is largely attributable to non-economic assets we are required to recognize or are not able to derecognize under GAAP and our issuance of the $350.0 million Senior Unsecured Notes, with the increase in total assets partially offset by goodwill impairment. The following table summarizes our consolidated balance sheet at the dates indicated.

57

	December 31,
	2014	2013	$ Change	% Change
Cash	$129,473	$178,512	$(49,039)	(27)%
Loans held for sale ($401,120 and $503,753 carried at fair value)	488,612	566,660	(78,048)	(14)
Loans held for investment - reverse mortgages, at fair value	1,550,141	618,018	932,123	151
Advances and match funded advances	3,303,356	3,443,215	(139,859)	(4)
Mortgage servicing rights ($93,901 and $116,029 carried at fair value)	1,913,992	2,069,381	(155,389)	(8)
Goodwill	—	420,201	(420,201)	(100)
Other ($7,335 and $0 carried at fair value)	881,704	631,016	250,688	40
Total assets	$8,267,278	$7,927,003	$340,275	4

Total Assets by Segment:
Servicing	$5,881,862	$6,295,976	$(414,114)	(7)%
Lending	1,963,729	1,195,812	767,917	64
Corporate Items and Other	421,687	435,215	(13,528)	(3)
	$8,267,278	$7,927,003	$340,275	4%

Match funded liabilities	$2,090,247	$2,364,814	$(274,567)	(12)
Financing liabilities ($2,058,693 and $1,249,380 carried at fair value)	2,258,641	1,266,973	991,668	78
Other secured borrowings	1,733,691	1,777,669	(43,978)	(2)
Senior unsecured notes	350,000	—	350,000	n/m
Other	793,534	644,595	148,939	23
Total liabilities	7,226,113	6,054,051	1,172,062	19

Mezzanine equity	—	60,361	(60,361)	(100)

Total Ocwen stockholders’ equity	1,038,394	1,812,591	(774,197)	(43)
Non-controlling interest in subsidiaries	2,771	—	2,771	n/m
Total equity	1,041,165	1,812,591	(771,426)	(43)
Total liabilities, mezzanine equity and equity	$8,267,278	$7,927,003	$340,275	4

Total Liabilities by Segment:
Servicing	$4,986,877	$4,777,697	$209,180	4%
Lending	1,900,672	1,107,412	793,260	72
Corporate Items and Other	338,564	168,942	169,622	100
	$7,226,113	$6,054,051	$1,172,062	19
n/m: not meaningful
58

Loans held for investment (and the related Financing liabilities) increased as a result of reverse mortgage securitizations which do not qualify for sales accounting. At December 31, 2014, we recognized $274.3 million of delinquent FHA or VA insured loans in Other assets (and Other liabilities) where we have either the right, or the obligation, to repurchase previously transferred mortgage loans under certain conditions. Once these conditions are met, we have effectively regained control over the mortgage loan(s), and under GAAP, must re-recognize the loans on our consolidated balance sheets and establish a corresponding repurchase liability. With respect to those loans that we have the right, but not the obligation, to repurchase under the applicable agreement, this requirement applies regardless of whether we have any intention to repurchase the loan. MSRs decreased as a result of amortization of $250.4 million and a $22.1 million decline in fair value offset in part by $55.7 million of acquisitions completed during the year and new capitalization of $63.3 million generated from our lending platform and the Ginnie Mae EBO Transactions. Goodwill declined $420.2 million as a result of our recognition of the full impairment of the carrying value of goodwill in our Servicing and Lending segments.

Other secured borrowings declined due to a reduction in borrowings under our mortgage loan warehouse facilities consistent with the decline in the balance of loans held for sale and to scheduled repayments of the SSTL. We issued $350.0 million Senior Unsecured Notes with an interest rate of 6.625% on May 12, 2014. These notes are general senior unsecured obligations and will mature on May 15, 2019. We used a portion of the proceeds from the Senior Unsecured Notes to repurchase common stock and to pay down match funded liabilities.

Mezzanine equity results from the issuance of 162,000 Preferred Shares in connection with the Homeward acquisition. On July 14, 2014, holders of our Preferred Shares elected to convert the remaining 62,000 shares into 1,950,296 shares of common stock. We paid $72.3 million to repurchase all 1,950,296 shares of Ocwen common stock that were issued upon the conversion of the remaining Preferred Shares.

We completed the repurchase of 10,420,396 common shares in the open market for $310.2 million during 2014 under the stock repurchase plan that we announced on October 31, 2013.

Segment Results of Operations

Our activities are organized into two reportable business segments - Servicing and Lending, as well as a Corporate Items and Other segment.

Servicing
Our Servicing business is primarily comprised of our core residential mortgage servicing business and currently accounts for the majority of our total revenues. Our servicing clients include non-Agency residential mortgage-backed securities (“RMBS”) trusts and some of the largest financial institutions in the U.S., including Fannie Mae, Freddie Mac and Ginnie Mae.

Servicing primarily involves the collection and remittance of principal and interest payments received from borrowers, the administration of mortgage escrow accounts and the collection of insurance claims. Servicing also involves the management of loans that are delinquent, including those in foreclosure or bankruptcy, making servicing advances, evaluating loans for modification and other loss mitigation activities and, if necessary, foreclosure referrals and REO sales on behalf of investors or other servicers. Master servicing involves the collection of payments from servicers and the distribution of funds to investors in mortgage and asset-backed securities and whole loan packages. We earn contractual monthly servicing fees pursuant to servicing agreements (which are typically payable as a percentage of UPB) as well as ancillary fees in connection with owned MSRs. We also earn fees under both subservicing and special servicing arrangements with banks and other institutions that own the MSRs.

We recognize servicing fees as revenue when the fees are earned, which is generally when the borrower makes a payment or when a delinquent loan is resolved through modification (HAMP or non-HAMP), repayment plan, payoff or through the sale of the underlying mortgaged property following foreclosure. Therefore, our revenue recognition is generally a function of UPB, the number of payments received and delinquent loans that resolve. Servicing fee revenue from subservicing and special servicing arrangements may be earned on a per loan basis, which is typically dependent on delinquency status. When a loan becomes current via our non-HAMP modification process, deferred servicing fees and late fees are considered earned and are recognized as revenue. However, if any debt is forgiven as part of a non-HAMP modification, no late fees are collected or earned. When a loan becomes current via the HAMP modification process, deferred servicing fees are earned and recognized as revenue. However, late fees are forfeited. Initial HAMP fees are also recognized as revenue at that time. In addition, under HAMP, if a modified loan remains less than 90 days delinquent, we earn HAMP success fees at the first, second and third anniversaries of the start of the trial modification.

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Servicing fees are supplemented by ancillary income, including:

•	fees from the federal government for HAMP (from completing new HAMP modifications and from the continued success of prior HAMP modifications on the anniversary date of the HAMP trial modification);
•	interest earned on loan payments that we have collected but have not yet remitted to the owner of the mortgage (“float earnings”);
•	referral commissions from brokers for REO properties sold through our network of brokers;
•	Speedpay® fees from borrowers who pay by telephone or through the Internet; and
•	late fees from borrowers who were delinquent in remitting their monthly mortgage payments but have subsequently become current.

See Note 9 — Mortgage Servicing to the audited consolidated financial statements included in this prospectus for additional information on the composition of our Servicing revenue.

Loan Resolutions (Modification, Repayment Plans and REO Sales)

The importance of loan resolution to our financial performance is heightened by our revenue recognition policies. We do not recognize delinquent servicing fees or late fees as revenue until we collect cash on the related loan. Loan resolution activities address the pipeline of delinquent loans and generally lead to (i) modification of the loan terms, (ii) repayment plan alternatives, (iii) a discounted payoff of the loan (e.g., a “short sale”) or (iv) foreclosure or deed-in-lieu-of-foreclosure and sale of the resulting REO. Loan modifications must be made in accordance with the applicable servicing agreement. The applicable servicing agreement may require or impose restrictions upon, or forbid, loan modifications.

The majority of loans that we modify are delinquent, although we do modify some performing loans pro-actively under the American Securitization Forum guidelines. The most common term modified is the interest rate. Some modifications also involve the forgiveness or forbearance (i.e., rescheduling) of delinquent principal and interest. To select the best resolution for a delinquent loan, we perform a structured analysis of all options using information provided by the borrower as well as external data, including recent broker price opinions to value the mortgaged property. We then use a proprietary model to determine the option with the optimal present value for the loan investor that includes an assessment of re-default risk. Loan modifications are designed to achieve a higher net present value than the foreclosure alternative.

Inquiries into servicer foreclosure practices by state or federal government bodies, regulators or courts are continuing and bring the possibility of adverse regulatory actions, including extending foreclosure timelines. Foreclosure delays slow the recovery of delinquent servicing fees and advances. Our average completed foreclosure timelines increased in 2014 due to internal and macroeconomic impacts. First, we adjusted our internal processes to focus on the most significantly aged foreclosures to ensure foreclosure sales met the requirements of our agreements; this shift had the effect of inflating completed foreclosure timelines as loans in foreclosure for prolonged periods were completed. Additionally, in order to improve the quality and efficiency of the foreclosure process we consolidated the number of law firms we use to those with optimal performance, which introduced temporary delays as work transitioned. From a macroeconomic perspective, the portion of foreclosure eligible loans in our portfolio in judicial states such as New York and Florida, where the foreclosure timelines are longer, increased.

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	Increase in Average Foreclosure Timelines (in Days)
State Foreclosure Process	2014	2013	2012
Judicial	133	75	130
Non-Judicial	46	33	36

Despite this timeline extension, the delinquency rate of our serviced portfolio as a percentage of UPB has declined from 24% at December 31, 2012 to 15% at December 31, 2013 and to 13% at December 31, 2014. While this improvement is due, in part, to the lower delinquency mix for recent acquisitions, modifications continue to drive down delinquency rates and obviate foreclosure. Also, fewer loans have entered delinquency, as early intervention loss mitigation and general economic conditions have improved. It is not possible to predict the full financial impact of changes in foreclosure practices, but if the extension of timelines causes delinquency rates to rise, this could lead to a delay in revenue recognition and collections, an increase in operating expenses and an increase in the advance ratio. An increase in the advance ratio would lead to increased borrowings and higher interest expense.

Advance Obligation

As a servicer or subservicer, we have the obligation to advance funds to securitization trusts in the event that borrowers are delinquent on their monthly mortgage payments. When a borrower becomes delinquent, we advance cash to trusts on the scheduled remittance date thus creating a receivable from the trust that is secured by the future cash flows from the mortgages underlying the trust. We advance principal and interest (“P&I Advances”), taxes and insurance (“T&I Advances”) and legal fees, property valuation fees, property inspection fees, maintenance costs and preservation costs on properties that have been foreclosed (“Corporate Advances”). For loans in non-Agency securitization trusts, if we determine that our P&I Advances cannot be recovered from the projected future cash flows, we generally have the right to cease making P&I Advances, declare advances in excess of net proceeds to be non-recoverable and, in most cases, immediately recover any such excess advances from the general collection accounts of the respective trust. With T&I and Corporate Advances, we continue to advance if net future cash flows exceed projected future advances without regard to advances already made. Most of our advances have the highest reimbursement priority (i.e., they are “top of the waterfall”) so that we are entitled to repayment from respective loan or REO liquidation proceeds before any interest or principal is paid on the bonds that were issued by the trust. In the majority of cases, advances in excess of respective loan or REO liquidation proceeds may be recovered from pool-level proceeds. The costs incurred in meeting these obligations consist principally of the interest expense incurred in financing the servicing advances. Most, but not all, subservicing agreements provide for more rapid reimbursement of any advances from the owner of the servicing rights.

Significant Variables

The key variables that have the most significant effect on our operating results in the Servicing segment are aggregate UPB, delinquencies, prepayment speeds and operating efficiency.

Aggregate Unpaid Principal Balance. Servicing and subservicing fees are generally expressed as a percentage of UPB, and growth in the portfolio generally means growth in servicing and subservicing fees. Conversely, if our portfolio decreases in size our servicing and subservicing fees will also generally decrease. Additionally, a larger servicing portfolio generates increased ancillary fees and leads to larger custodial account balances generating greater float earnings, and vice versa. Our amortization of MSRs will typically increase or decrease based on the UPB of our owned servicing portfolio as the carrying value of our MSRs increases or decreases. In addition, interest expense is generally affected by the size of our portfolio due to increases or decreases in servicing advances requiring financing.

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Delinquencies. Delinquencies have a significant impact on our results of operations and cash flows. Delinquencies affect the timing of revenue recognition because we recognize servicing fees as earned which is generally upon collection of payments from the borrower. Delinquencies also affect the custodial accounts that hold funds representing collections of principal and interest that we receive from borrowers (“float balances”) and float earnings. Non-performing loans are more expensive to service than performing loans because the cost of servicing is higher and, although collectibility is generally not a concern, advances to the investors increase which results in higher financing costs.

When borrowers are delinquent, the amount of funds that we are required to advance to the investors on behalf of the borrowers increases. We incur significant costs to finance those advances. We generally utilize asset securitization (i.e., match funded liabilities) facilities to finance our advances. As a result, increased delinquencies result in increased interest expense.

The cost of servicing non-performing loans is higher than the cost of servicing performing loans primarily because the loss mitigation techniques that we must employ to keep borrowers in their homes or to foreclose, if necessary, are more costly than the techniques used in handling a performing loan. Procedures involve increased contact with the borrower for collection and the development of forbearance plans or loan modifications by highly skilled consultants who command higher compensation. This increase in operating expenses is somewhat offset by increased late fees for loans that become delinquent but do not enter the foreclosure process. In comparison, when loans are performing we have fewer interactions with the borrowers, and lower-cost customer service personnel conduct most of those interactions unless the loan is deemed to be at risk of defaulting.

Prepayment Speed. The rate at which UPB declines for a pool, or pools of loans, has a significant impact on our business. Items reducing UPB include normal principal payments, refinancing, loan modifications involving forgiveness of principal, voluntary property sales and involuntary property sales such as foreclosures. Prepayment speed impacts future servicing fees, amortization and valuation of MSRs, float earnings on float balances, interest expense on advances and compensating interest expense. If we expect prepayment speed to increase, amortization expense will increase because MSRs are amortized in proportion to total expected servicing income over the life of a portfolio. The converse is true when expectations for prepayment speed decrease.

Operating Efficiency. Our operating results are heavily dependent on our ability to cost-effectively and efficiently perform servicing activities in accordance with our servicing agreements. To the extent we are unable to process a high volume of transactions consistently and systematically, the cost of our servicing activities increases and has a negative impact on our operating results. To the extent we are unable to complete servicing activities in accordance with the requirements of our servicing agreements, we may incur additional costs or fail to recover otherwise reimbursable costs and advances. As a result of process gaps and transitional operating inefficiencies, we have provided for significantly higher charge-offs and reserves on advances and receivables we do not expect to recover. With the final platform transfer completed in October 2014, our servicing operations are now completely integrated and we expect operating efficiency and effectiveness to result in lower levels of charge-offs and reserves in the future.

In order to more appropriately align our expenses with our anticipated revenue profile, we have announced a cost improvement initiative with the goal of reducing costs by at least $150 million in the next year. The primary areas in which we expect to generate cost reductions are Servicing operations, professional services, technology costs and other expenses. We take very seriously our commitments to enhancing the borrower experience, strengthening our risk and compliance infrastructure and delivering strong loss mitigation results and will continue to invest in those important areas.

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Three and Nine Months Ended September 30, 2015 versus 2014

The following table presents selected results of operations of our Servicing segment for the three and nine months ended September 30. The amounts presented are before the elimination of balances and transactions with our other segments:

	Three Months			Nine Months
	2015	2014	% Change	2015	2014	% Change
Revenue
Servicing and subservicing fees:
Residential	$357,439	$460,861	(22)%	$1,195,512	$1,434,721	(17)%
Commercial	2,183	4,739	(54)	7,506	12,221	(39)
	359,622	465,600	(23)	1,203,018	1,446,942	(17)
Gain on loans held for sale, net	4,217	9,937	(58)	34,008	47,800	(29)
Other revenues	11,097	9,766	14	32,243	31,864	1
Total revenue	374,936	485,303	(23)	1,269,269	1,526,606	(17)

Expenses
Compensation and benefits	56,926	65,466	(13)	180,891	206,780	(13)
Amortization of mortgage servicing rights	18,023	60,689	(70)	87,926	185,263	(53)
Servicing and origination	98,955	47,093	110	248,470	118,411	110
Technology and communications	23,166	36,378	(36)	71,786	96,790	(26)
Professional services	31,173	36,929	(16)	92,885	60,261	54
Occupancy and equipment	22,958	21,418	7	64,784	69,879	(7)
Other	67,238	45,991	46	194,022	182,614	6
Total expenses	318,439	313,964	1	940,764	919,998	2

Other income (expense)
Interest income	1,175	903	30	3,232	1,805	79
Interest expense	(109,357)	(124,106)	(12)	(336,088)	(391,122)	(14)
Gain (loss) on sale of mortgage servicing rights	41,246	—	n/m	97,958	—	n/m
Other, net	(2,303)	(3,618)	(36)	(15,049)	(4,622)	226
Total other expense, net	(69,239)	(126,821)	(45)	(249,947)	(393,939)	(37)

Income before income taxes	$(12,742)	$44,518	(129)%	$78,558	$212,669	(63)%
n/m: not meaningful

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The following table provides selected operating statistics at September 30:

	2015	2014	% Change
Residential Assets Serviced
Unpaid principal balance:
Performing loans (1)	$250,488,153	$356,287,572	(30)%
Non-performing loans	31,494,566	47,894,124	(34)
Non-performing real estate	6,086,430	7,097,918	(14)
Total residential assets serviced (2)	$288,069,149	$411,279,614	(30)%

Conventional loans (3)	$105,211,950	$198,260,020	(47)%
Government insured loans	33,364,802	41,021,612	(19)
Non-Agency loans	149,492,397	171,997,982	(13)
Total residential loans serviced	$288,069,149	$411,279,614	(30)%

Percent of total UPB:
Servicing portfolio	83%	88%	(6)%
Subservicing portfolio	17%	12%	42
Non-performing residential assets serviced	13%	13%	—%

Number of:
Performing loans (1)	1,644,707	2,285,143	(28)%
Non-performing loans	158,626	233,184	(32)
Non-performing real estate	31,612	37,413	(16)
Total number of residential assets serviced (2)	1,834,945	2,555,740	(28)%

Conventional loans (3)	585,744	1,134,598	(48)%
Government insured loans	234,097	273,028	(14)
Non-Agency loans	1,015,104	1,148,114	(12)
Total residential loans serviced	1,834,945	2,555,740	(28)%

Percent of total number:
Servicing portfolio	85%	88%	(3)%
Subservicing portfolio	15%	12%	25%
Non-performing residential assets serviced	10%	11%	(9)%
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The following table provides selected operating statistics for the three and nine months ended September 30:

	Three Months			Nine Months
			%			%
	2015	2014	Change	2015	2014	Change
Residential Assets Serviced
Average UPB of residential assets serviced:
Servicing portfolio	$259,913,365	$370,529,580	(30)%	$294,524,820	$383,568,861	(23)%
Subservicing portfolio	51,312,236	51,918,021	(1)	40,783,586	57,030,164	(28)
	$311,225,601	$422,447,601	(26)%	$335,308,406	$440,599,025	(24)%

Prepayment speed (average CPR)	15%	13%	15%	15%	12%	25%
% Voluntary	80%	82%	(2)	81%	78%	4
% Involuntary	20%	18%	11	19%	22%	(14)
% CPR due to principal modification	2%	3%	(33)	2%	4%	(50)

Average number of residential assets serviced:
Servicing portfolio	1,673,264	2,302,076	(27)%	1,865,929	2,368,498	(21)%
Subservicing portfolio	319,179	318,100	—	245,403	351,741	(30)
	1,992,443	2,620,176	(24)%	2,111,332	2,720,239	(22)%

Residential Servicing and Subservicing Fees
Loan servicing and subservicing fees:
Servicing	$272,661	$329,340	(17)%	$874,208	$1,031,756	(15)%
Subservicing	14,354	30,721	(53)	72,968	95,379	(23)
	287,015	360,061	(20)	947,176	1,127,135	(16)
HAMP fees	32,317	37,634	(14)	108,696	110,995	(2)
Late charges	19,041	27,455	(31)	63,194	96,517	(35)
Loan collection fees	6,670	8,643	(23)	25,138	25,535	(2)
Custodial accounts (float earnings)	789	1,756	(55)	4,416	4,979	(11)
Other	11,607	25,312	(54)	46,892	69,560	(33)
	$357,439	$460,861	(22)%	$1,195,512	$1,434,721	(17)%

Number of Completed Modifications
HAMP	9,790	8,862	10%	33,065	31,494	5%
Non-HAMP	9,680	12,681	(24)	34,587	45,973	(25)
Total	19,470	21,543	(10)%	67,652	77,467	(13)%
% Total with principal modification	45%	47%	(4)%	47%	49%	(4)%

Financing Costs
Average balance of advances and match funded advances	$2,158,248	$3,261,378	(34)%	$2,733,361	$3,352,908	(18)%
Average borrowings
Match funded liabilities	1,543,036	1,953,463	(21)	1,800,479	2,102,060	(14)
Financing liabilities	745,225	830,453	(10)	775,568	788,262	(2)
Other secured borrowings	936,750	1,296,691	(28)	1,130,151	1,314,483	(14)
Interest expense on borrowings
Match funded liabilities	15,425	15,097	2	45,379	46,762	(3)
Financing liabilities	73,931	88,361	(16)	222,265	281,842	(21)
Other secured borrowings	17,585	18,151	(3)	61,428	54,184	13
Effective average interest rate
Match funded liabilities	4.00%	3.09%	29	3.36%	2.97%	13
Financing liabilities (4)	39.68%	42.56%	(7)	38.21%	47.67%	(20)
Other secured borrowings	7.51%	5.60%	34	7.25%	5.50%	32
Facility costs included in interest expense	$9,489	$5,483	73	$28,949	$14,715	97
Discount amortization included in interest expense	329	331	(1)	1,022	661	55
Average 1-month LIBOR	0.19%	0.15%	27	0.18%	0.15%	20

Average Employment
India and other	6,654	6,748	(1)%	6,861	6,276	9%
U. S.	1,882	2,445	(23)	2,040	2,569	(21)
Total	8,536	9,193	(7)	8,901	8,845	1

Collections on loans serviced for others	$13,954,446	$18,619,457	(25)%	$51,945,571	$57,446,570	(10)%
(1)	Performing loans include those loans that are current (less than 90 days past due) and those loans for which borrowers are making scheduled payments under loan modification, forbearance or bankruptcy plans. We consider all other loans to be non-performing.
(2)	Includes 660,999 and 729,554 subprime loans with a UPB of $108.4 billion and $123.3 billion at September 30, 2015 and September 30, 2014, respectively.
(3)	Includes 210,030 and 242,981 prime loans with a UPB of $41.6 billion and $50.7 billion at September 30, 2015 and September 30, 2014, respectively, that we service or subservice.
(4)	The effective average interest rate on the financing liability that we recognized in connection with the sales of Rights to MSRs to NRZ is 49.73% and 54.23% for the three months ended September 30, 2015 and 2014, respectively, and 48.55% and 57.70% for the nine months ended September 30, 2015 and 2014, respectively. Interest expense on financing liabilities includes $8.2 million and $8.5 million for the three and nine months ended September 30, 2015, respectively, of fees incurred in connection with our agreement to compensate NRZ for certain increased costs associated with its servicing advance financing facilities that are the direct result of a downgrade of our S&P servicer rating.
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The following table provides information regarding the changes in our portfolio of residential assets serviced:

	Amount of UPB		Count
	2015	2014	2015	2014
Portfolio at January 1	$398,727,727	$464,651,332	2,486,038	2,861,918
Additions	2,246,103	4,507,762	10,864	28,972
Sales (1)	—	—	—	—
Servicing transfers	(3,267,861)	(6,001,718)	(27,980)	(51,907)
Runoff	(15,491,967)	(13,586,780)	(78,148)	(75,596)
Portfolio at March 31	382,214,002	449,570,596	2,390,774	2,763,387
Additions	2,340,063	1,498,220	12,116	7,862
Sales (1)	(43,692,860)	—	(247,760)	—
Servicing transfers	(3,926,601)	(1,870,009)	(22,091)	(8,349)
Runoff	(15,264,025)	(14,078,959)	(78,785)	(73,793)
Portfolio at June 30	321,670,579	435,119,848	2,054,254	2,689,107
Additions	2,035,490	941,003	10,681	5,315
Sales (1)	(21,541,112)	—	(156,221)	—
Servicing transfers	(1,576,874)	(12,188,206)	(8,171)	(76,339)
Runoff	(12,518,934)	(12,593,031)	(65,598)	(62,343)
Portfolio at September 30	$288,069,149	$411,279,614	1,834,945	2,555,740

(1)	Following the sales of Agency MSRs, we continued to subservice the underlying loans until the servicing transfer was completed. See Note 4 — Sales of Advances and MSRs and Note 8 – Mortgage Servicing to the Unaudited Consolidated Financial Statements.

Three Months Ended September 30, 2015 versus 2014. Total residential Servicing and subservicing fees decreased 22% primarily as a result of a 26% decline in the average UPB of our servicing and subservicing portfolio due to MSR sales, runoff and transfers. Lower loan counts also contributed to declines in fees from borrower payments, as the average number of assets in our portfolio declined by 24%. Likewise, revenue associated with delinquent loan resolution strategies declined with the reduced portfolio as evidenced by the 10% decline in total completed modifications. While overall modifications declined, we are focusing on capitalizing on HAMP modifications, which allows us to balance sufficient revenue streams with improved borrower performance in a modification. Revenue from other streams, such as late fees and SpeedPay® fees, naturally abated with the declining loan counts. Other income for the third quarter of 2015 includes net gains of $41.2 million recognized on the sale of Agency MSRs relating to loans with a UPB of $22.0 billion.

We recognized servicing fee, late fee and HAMP fee revenue of $56.6 million and $64.2 million during the third quarter of 2015 and 2014, respectively, in connection with loan modifications.

We estimate the balance of deferred servicing fees related to delinquent borrower payments was $473.4 million at September 30, 2015 compared to $559.0 million at September 30, 2014. The net decrease is primarily due to collections of loan principal and interest and resolutions of delinquent loans through modification, payoff or other resolution. We are contractually obligated to remit all deferred servicing fees collected in connection with MSRs underlying the sales of Rights to MSRs to NRZ. We are entitled to base servicing and performance fees that increase to the extent we collect deferred servicing fees. As such, the majority of the deferred servicing fees collected are recognized by us as revenue and as a reduction of interest expense related to the NRZ financing liability.

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Expenses increased slightly by $4.5 million, or 1%, in the third quarter of 2015 as compared to 2014. MSR amortization and valuation adjustments increased by $4.2 million due to an impairment charge of $23.4 million, offset in large part by the effects of MSR sales during 2015. The impairment charge was due to the fair value of our government-insured MSRs declining below carrying value during the third quarter of 2015 as a result of lower interest rates. Integration benefits of $10.0 million and lower technology costs were offset by a $12.6 million increase in indirect costs charged through corporate overhead allocations and a higher provision for indemnification obligations. Integration benefits include the $8.5 million decline in compensation and benefits that reflects a 23% reduction in average U.S. based headcount and a 1% decrease in average India based and other headcount along with a focused approach to reduce overtime and temporary resources consistent with reduced servicing demands of a declining portfolio. We have moved certain operations offshore to take advantage of cost efficiencies as evidenced by the immaterial change in offshore headcount despite the declining portfolio and US headcount. Charge-offs and provisions in connection with non-recoverable advances and receivables increased $3.6 million while servicing-related outsourcing expenses declined $5.0 million as cost improvement strategies aimed at maximizing vendor relationships and internalizing outsourced functions took effect. We are continuing to review the efficiency of the servicing operations to take advantage of additional cost improvement strategies aimed at increasing operating margins and improving borrower experience.

Interest expense declined by $14.7 million, or 12%, in the third quarter of 2015 due principally to a $21.6 million decrease in interest on the NRZ financing liabilities, as the average outstanding balance declined by 8%, and a $4.6 million decrease in interest on the SSTL as a result of prepayments of $561.6 million during the first three quarters of 2015. These decreases were partly offset by additional financing fees paid in connection with renewing and modifying our servicing advance financing facilities and by $8.2 million incurred pursuant to our agreement with NRZ in connection with downgrades to our S&P servicer rating. Pursuant our agreement with NRZ, we will make additional future payments in connection with these S&P actions that are currently anticipated to be in the range of $1.5 million to $1.9 million per month through May 2016 (and $1.0 million for June 2016). Actual future payments will vary based on NRZ’s outstanding borrowings and movements in applicable floating interest rates.

Nine Months Ended September 30, 2015 versus 2014. Total residential Servicing and subservicing fees decreased by 17% primarily as a result of the decline in the UPB of our servicing and subservicing portfolio. MSR sales were the key driver of a 24% decline in the average UPB of our portfolio, and a 25% decline in total completed modifications. Runoff and transfers also contributed to the decline in UPB. Other income for the first nine months of 2015 includes net gains of $98.0 million recognized on the sale of Agency MSRs relating to loans with a UPB of $87.6 billion.

Expenses increased $20.8 million, or 2%, in the first nine months of 2015 as compared to 2014. The increase is attributable primarily to higher direct and indirect (through corporate overhead allocations) professional services expenses of $32.6 million and $62.3 million, respectively, in connection with litigation, regulatory monitoring and compliance costs and investments in internal risk and compliance resources. Offsetting these increases are lower MSR related valuation impacts of $12.2 million as a result of MSR sales and integration benefits of $70.1 million. Integration related benefits include a $25.9 million decline in compensation and benefits upon finalizing our platform integration activities that reduced the average U.S. based headcount by 21%, offset in part by a 9% increase in average India based and other headcount. Included in the increase in offshore headcount is the migration of certain operations offshore where we can realize cost efficiencies while maintaining operational effectiveness. Charge-offs and provisions in connection with non-recoverable advances and receivables decreased $24.3 million and servicing-related outsourcing expenses declined $19.9 million.

Interest expense decreased by $55.0 million, or 14%, in the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014 with $67.5 million attributable to a decrease in the average balance of the NRZ financing liability and a $7.0 million decrease in interest on the SSTL as a result of $561.6 million of prepayments during 2015. These decreases in interest expense were partly offset by additional debt issuance costs resulting from amendments to the SSTL in 2015 and the accelerated recognition of deferred debt issuance costs resulting from prepayments of the SSTL in 2015. Also, interest expense for the nine months ended September 30, 2015 includes additional financing fees paid in connection with renewing and modifying our advance financing facilities and $8.5 million incurred pursuant to our agreement with NRZ in connection with downgrades to our S&P servicer rating.

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Year Ended December 31, 2014 versus 2013 versus 2012

The following table presents selected results of operations of our Servicing segment for the years ended December 31. The amounts presented are before the elimination of balances and transactions with our other segments:

				% Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Revenue
Servicing and subservicing fees:
Residential	$1,877,843	$1,800,598	$791,985	4%	127%
Commercial	16,305	17,907	12,575	(9)	42
	1,894,148	1,818,505	804,560	4	126
Gain on loans held for sale, net	50,748	39,490	—	29	n/m
Other revenues	40,540	37,926	36,070	7	5
Total revenue	1,985,436	1,895,921	840,630	5	126

Operating expenses
Compensation and benefits	271,173	320,598	93,445	(15)	243
Goodwill impairment loss	371,079	—	—	n/m	n/m
Amortization of mortgage servicing rights	249,471	282,526	72,897	(12)	288
Servicing and origination	188,243	95,180	25,028	98	280
Technology and communications	130,359	114,385	35,860	14	219
Professional services	81,422	34,840	19,834	134	76
Occupancy and equipment	91,333	85,767	41,645	6	106
Other operating expenses	260,243	162,788	55,606	60	193
Total operating expenses	1,643,323	1,096,084	344,315	50	218

Income from operations	342,113	799,837	496,315	(57)	61

Other income (expense)
Interest income	2,981	1,599	9	86	n/m
Interest expense	(515,141)	(381,477)	(221,948)	35	72
Loss on debt redemption	—	(17,030)	(1,514)	(100)	n/m
Other, net	(4,043)	(11,262)	1,501	(64)	(850)
Total other expense, net	(516,203)	(408,170)	(221,952)	26	84

Income (loss) before income taxes	$(174,090)	$391,667	$274,363	(144)	43

n/m: not meaningful

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The following table provides selected operating statistics at or for the years ended December 31:

				% Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Residential Assets Serviced
Unpaid principal balance (UPB):
Performing loans (1)	$345,918,430	$397,462,893	$153,824,497	(13)%	158%
Non-performing loans	44,672,737	59,425,722	43,568,536	(25)	36
Non-performing real estate	8,136,560	7,762,717	6,272,683	5	24
Total (2)	$398,727,727	$464,651,332	$203,665,716	(14)	128

Conventional loans (3)	$191,711,081	$218,657,915	$39,724,120	(12)%	450%
Government-insured loans	39,529,799	45,484,303	10,022,475	(13)	354
Non-Agency loans	167,486,847	200,509,114	153,919,121	(16)	30
Total	$398,727,727	$464,651,332	$203,665,716	(14)	128

Percent of total UPB:
Servicing portfolio	91%	86%	86%	6%	—%
Subservicing portfolio	9%	14%	14%	(36)	—
Non-performing residential assets serviced (4)	13%	15%	24%	(13)	(38)

Number of:
Performing loans (1)	2,220,301	2,511,675	982,391	(12)%	156%
Non-performing loans	221,763	308,468	204,325	(28)	51
Non-performing real estate	43,974	41,775	33,240	5	26
Total (2)	2,486,038	2,861,918	1,219,956	(13)	135

Conventional loans (3)	1,098,336	1,221,483	215,321	(10)%	467%
Government-insured loans	265,749	289,185	54,632	(8)	429
Non-Agency loans	1,121,953	1,351,250	950,003	(17)	42
Total	2,486,038	2,861,918	1,219,956	(13)	135

Percent of total number:
Servicing	91%	84%	86%	8%	(2)%
Subservicing	9%	16%	14%	(44)	14
Non-performing residential assets serviced (4)	11%	12%	18%	(8)	(33)

Residential Assets Serviced
Average UPB
Servicing	$377,040,219	$320,907,907	$102,809,182	17%	212%
Subservicing	54,603,386	94,821,042	15,997,014	(42)	493
	$431,643,605	$415,728,949	$118,806,196	4	250

Prepayment speed (average Constant Prepayment Rate or CPR)	12%	17%	15%	(29)%	13%

Average number
Servicing	2,336,379	1,997,691	661,839	17%	202%
Subservicing	332,664	623,210	100,815	(47)	518
	2,669,043	2,620,901	762,654	2	244
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				% Change
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Residential Servicing and Subservicing Fees
Loan servicing and subservicing fees:
Servicing	$1,354,706	$1,236,449	$527,535	10%	134%
Subservicing	128,153	146,576	45,769	(13)	220
	1,482,859	1,383,025	573,304	7	141
HAMP fees	141,115	152,081	76,615	(7)	99
Late charges	120,998	114,963	68,613	5	68
Loan collection fees	33,933	30,960	15,915	10	95
Custodial accounts (float earnings)	6,369	4,895	3,703	30	32
Other	92,569	114,674	53,835	(19)	113
	$1,877,843	$1,800,598	$791,985	4	127

Number of Completed Modifications
HAMP	42,189	47,758	19,516	(12)%	145%
Non-HAMP	61,145	66,592	63,434	(8)	5
Total	103,334	114,350	82,950	(10)	38

Financing Costs
Average balance of advances and match funded advances	$3,291,329	$2,844,865	$3,524,321	16%	(19)%
Average borrowings
Match funded liabilities	2,065,465	1,535,736	2,380,661	34	(35)
Financing liabilities	795,636	514,539	91,960	55	460
Other secured borrowings	1,309,696	1,185,570	463,564	10	156
Interest expense on borrowings
Match funded liabilities	61,576	75,979	122,293	(19)	(38)
Financing liabilities	371,824	228,586	54,710	63	318
Other secured borrowings	72,183	68,588	40,833	5	68
Effective average interest rate
Match funded liabilities	3.00%	4.95%	5.09%	(39)	(3)
Financing liabilities (5)	46.73%	44.43%	59.49%	5	(25)
Other secured borrowings	5.51%	5.79%	8.77%	(5)	(34)
Facility costs included in interest expense	$20,255	$18,917	$17,770	7	6
Discount amortization included in interest expense	1,318	1,412	3,259	(7)	(57)
Average 1-month LIBOR	0.16%	0.19%	0.24%	(16)	(21)

Average Employment
India and other	6,385	4,873	3,965	31%	23%
U. S. (6)	2,509	3,322	661	(24)	403
Total	8,894	8,195	4,626	9	77

Collections on loans serviced for others	$75,513,073	$84,484,413	$11,387,244	(11)%	642%

(1)	Performing loans include those loans that are current (less than 90 days past due) and those loans for which borrowers are making scheduled payments under loan modification, forbearance or bankruptcy plans. We consider all other loans to be non-performing.
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(2)	At December 31, 2014, we serviced 719,187 subprime loans with a UPB of $120.4 billion. This compares to 834,734 subprime loans with a UPB of $146.0 billion at December 31, 2013 and 747,908 subprime loans with a UPB of $113.4 billion at December 31, 2012.
(3)	Conventional loans at December 31, 2014 include 236,276 prime loans with a UPB of $48.7 billion that we service or subservice. This compares to 254,304 prime loans with a UPB of $56.2 billion at December 31, 2013.
(4)	Excludes Freddie Mac loans serviced under special servicing agreements where we have no obligation to advance.
(5)	The effective average interest rate on the financing liability that we recognize in connection with the NRZ/HLSS Transactions is 57.43%, 44.50% and 59.50% for the years ended December 31, 2014, 2013 and 2012, respectively. As noted in the discussion of results of operations below, this is because the NRZ/HLSS Transactions relieve us of the obligation to fund future advances related to the MSRs and the substantial cost of financing both the underlying MSRs and the related advances.

The ResCap and Homeward acquisitions directly added an average of 1,966 and 556 employees, respectively, during 2013. Average employment for 2012 includes 36 employees who transferred to Ocwen as part of the Litton acquisition. Excluding employees directly added in connection with these acquisitions, U.S. average staffing was 799 and 661 for 2013 and 2012, respectively.

The following table provides information regarding the changes in our portfolio of residential assets serviced:

	Amount of UPB			Count
	2014	2013	2012	2014	2013	2012
Portfolio at beginning of year	$464,651,332	$203,665,716	$102,199,222	2,861,918	1,219,956	671,623
Additions	7,475,234	370,803,318	120,955,907	45,051	2,191,064	631,523
Servicing transfers	(28,825,687)	(36,385,704)	(959,575)	(118,901)	(192,700)	(5,207)
Runoff	(44,573,152)	(73,431,998)	(18,529,838)	(302,030)	(356,402)	(77,983)
Portfolio at end of year	$398,727,727	$464,651,332	$203,665,716	2,486,038	2,861,918	1,219,956

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Year Ended December 31, 2014 versus 2013. Residential servicing and subservicing revenue for 2014 was $1.9 billion, a 4% increase over 2013 primarily due to a 4% increase in the average UPB of assets serviced and an increase in the proportion of the portfolio attributable to servicing, for which we earn higher fees, as compared to subservicing. Also, 2014 revenue includes a full twelve months of revenue attributed to the ResCap servicing portfolio we acquired on February 15, 2013. The increase in average UPB was due to acquisitions during 2013 and new MSR capitalization in connection with our lending activities offset in partly by runoff of the portfolio as a result of principal repayments, modifications involving principal forgiveness, real estate sales and servicing transfers.

Completed modifications decreased by 10% in 2014 versus an increase of 38% in 2013. An increase or decrease in modifications typically results in higher or lower revenue for the period, respectively. When we return a loan to performing status, we generally recognize deferred servicing fees and late fees on the loan. For loans modified under HAMP, which expires on December 31, 2016, we earn HAMP fees in place of late fees. Under the HAMP program, we receive an incentive fee upon completion of the modification and may be eligible to receive success fees for the first three years of the modification to the extent the loan is not repaid and the borrower remains in good standing. The portion of modifications completed under HAMP as a percentage of total modifications remained stable at 41% in 2014 versus 42% in 2013. Of the total modifications completed during 2014, 48% included principal modifications. This compares to 55% in 2013. Our SAM program accounted for 12% of the total modifications completed during 2014 as compared to 13% for 2013. We recognized servicing fee, late charge and HAMP fee revenue of $260.6 million and $278.0 million during 2014 and 2013, respectively, in connection with modifications.

Overall, the non-performing delinquency rate based on UPB dropped from 15% at December 31, 2013 to 13% at December 31, 2014 largely due to improvements in our overall portfolio delinquency rates which are driven by modifications, improvements in our early loss mitigation efforts, full-year realization of repayment plans and general improvements in the economic environment.

We estimate the balance of deferred servicing fees related to delinquent borrower payments was $527.6 million at December 31, 2014 compared to $583.0 million at December 31, 2013. The net decrease is primarily due to collections and resolutions of delinquent loans through modification, payoff or through the sale of the underlying mortgaged property following foreclosure.

Average prepayment speed (“CPR”) decreased to 12% for 2014 compared to 17% for 2013. For 2014, principal reduction modifications, regular principal repayments and other voluntary payoffs accounted for approximately 78% of average CPR, with real estate sales and other involuntary liquidations accounting for the remaining 22%. For 2013, total voluntary and involuntary reductions accounted for 79% and 21%, respectively, of average CPR. Principal reduction modifications accounted for 3% and 9% of our average prepayment speed for 2014 and 2013, respectively.

Gain on loans held for sale, net includes $54.7 million and $35.1 million gains on the sale of modified FHA and VA loans during 2014 and 2013, respectively. As servicer, we are obligated to repurchase loans from Ginnie Mae guaranteed securitizations in order to complete a modification. Once the modification is completed we pool the loans into new Ginnie Mae guaranteed securitizations at the then prevailing market value.

Operating expenses increased by $547.2 million in 2014, or 50%, as compared to 2013 primarily due to the goodwill impairment loss, platform integration costs, MSR valuation related impacts and higher professional services expenses. We completed the integration of the ResCap platform in the fourth quarter of 2014 but continued to incur the operating costs of maintaining the platform through the end of the year. Operating expenses for 2014 also includes a full twelve months of costs attributed to the ResCap Acquisition which closed on February 15, 2013.

•	As a result of an interim evaluation of goodwill as of December 31, 2014, we recognized an impairment loss of $371.1 million in 2014 representing the full impairment of the carrying value of goodwill in the Servicing segment. See Note 12 — Goodwill to the audited consolidated financial statements included in this prospectus for additional information.
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•	Higher Servicing and origination expenses, excluding changes in the fair value of MSRs, and Technology and communication expenses offset by lower Compensation and benefit expenses are primarily attributable to the platform integrations during 2014.
•	We recognized losses of $22.1 million during 2014 in connection with changes in the value of our fair value elected MSRs as primary mortgage rates fell 0.54%, and recognized gains of $30.8 million during 2013 on an increase in the primary mortgage rate of 0.87%.
•	Amortization of MSRs decreased $33.1 million as a result of the effects of the change in accounting estimate in the first quarter of 2014, which reduced amortization expense by $89.9 million during 2014, offset in part by the asset and platform acquisitions completed throughout 2013.
•	Professional services expense increased largely because of higher legal costs and a decrease in amounts that we billed for reimbursement of transition services related to the ResCap Acquisition.
•	Other operating expenses include overhead cost allocations for corporate support services including law, human resources, compliance, accounting and finance. These costs increased $64.0 million in 2014 as compared to 2013 mainly due to the integration of Homeward and ResCap support functions during 2013 which were previously charged directly to the Servicing segment. In addition, regulatory compliance costs incurred by the corporate support groups increased in 2014. We also recognized $49.9 million of additional bad debt expense during 2014 as compared to 2013 largely in connection with a write-down of receivables and advances that became unrecoverable due to operating inefficiencies resulting from the platform and acquisition integrations.

Interest expense increased by $133.7 million, or 35%, during 2014 as compared to 2013, with $132.1 million attributable to a 22% increase in the average balance of the NRZ financing liabilities. This increase was partly offset by a $14.4 million decline in interest expense on our match funded advance financing facilities primarily as a result of a decrease in the average effective interest rate on these facilities because of lower spreads over LIBOR, and because interest expense in 2013 included $3.9 million of payments under interest swaps and the accelerated write-off of $7.3 million of facility costs as a result of the July 1, 2013 sale of MSRs and advances to NRZ.

Under the agreements associated with the NRZ/HLSS Transactions, we agree to remit to NRZ the servicing fees generated by the underlying MSRs, except for the ancillary fees. NRZ, in turn, pays us a subservicing fee on the related mortgage loans. The servicing fees that we remit to HLSS, net of the subservicing fees that we receive from NRZ, are accounted for in part as a reduction of the NRZ financing liability with the remainder accounted for as interest expense.

In the NRZ/HLSS Transactions, we effectively finance 100% of the underlying MSRs and we are relieved of both the obligation to fund future servicing advances and the need to bear the cost of financing those advances. A portion of the fees remitted to NRZ compensates NRZ for relieving us of these obligations. By comparison, in a traditional secured financing arrangement for financings related to non-Agency MSRs and related advances, we would generally expect to obtain financing of between 70% and 90% of the value of the pledged assets. For these reasons, the interest expense paid to HLSS is substantially higher than it would be if we were to retain the MSRs and fund the MSRs and related advances on our balance sheet. The benefit of the NRZ/HLSS Transactions is that they give us the ability to redeploy our capital or avoid the need to raise additional capital, which would dilute our shareholders.

Year Ended December 31, 2013 versus 2012. Total residential servicing and subservicing fees for 2013 were $1.8 billion, a 127% increase over 2012 primarily due to a 250% increase in the average UPB of assets serviced driven by acquisitions and new MSR capitalization in connection with our lending activities and an increase in completed modifications across all portfolios. During 2013, acquisitions, including Homeward, added total servicing and subservicing fees of $862.4 million. The acquired portfolios changed our portfolio product mix, with a larger proportion of the portfolio attributable to conventional and government-insured loans for which we earn lower fees on average, our portfolio profile, with a larger proportion of the portfolio growth attributable to performing loans, which leads to lower revenue potential for ancillary and default servicing, and our portfolio mix, with a larger proportion of the portfolio attributable to subservicing for which we earn lower fees.

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Total completed modifications in 2013 were up 38% with HAMP accounting for 42% of the total versus 24% in 2012. Of the total modifications completed, 55% included principal modifications. This compares to 72% in 2012. Our SAM program accounted for 13% of the total modifications completed during 2013 as compared to 26% for 2012. We recognized servicing fee, late charge and HAMP fee revenue of $278.0 million and $177.0 million during 2013 and 2012, respectively, in connection with modifications.

The serviced portfolio product mix changed significantly as a result of the Homeward, ResCap, Ally and OneWest acquisitions. The proportion of conventional and government-insured loans to total serviced assets grew from 24% at December 31, 2012 to 57% at December 31, 2013. Conventional and government-insured loans represented 82% of the overall growth in the UPB of serviced assets. Continued growth in our conventional and government-insured serviced assets would result in revenue growth that lags the growth in UPB. Similarly, the change in the mix of serviced loans versus subserviced loans results in residential servicing and subservicing revenues growing more slowly than the UPB of serviced assets. Combined, these changes in portfolio mix resulted in a decrease in annual revenues to 0.43% of average UPB in 2013 as compared to 0.66% in 2012.

Overall, the non-performing delinquency rate based on UPB dropped from 24% at December 31, 2012 to 15% at December 31, 2013 largely due to the ResCap, Ally and OneWest portfolios which had a combined non-performing rate of 9% at December 31, 2013. Excluding the effects of these acquisitions, the non-performing rate was 27% at December 31, 2013. Improvements in our legacy portfolio delinquency rate continue to be driven by modifications and improvements in our early loss mitigation efforts.

We estimate that the balance of deferred servicing fees related to delinquent borrower payments was $583.0 million at December 31, 2013 compared to $452.0 million at December 31, 2012. The net increase is primarily due to the portfolio acquisitions during the year offset by collections and resolutions of delinquent loans through modification, payoff or through the sale of the underlying mortgaged property following foreclosure.

CPR increased to 17% for 2013 compared to 15% for 2012. For 2013, principal reduction modifications, regular principal repayments and other voluntary payoffs accounted for 79% of average CPR, with real estate sales and other involuntary liquidations accounting for the remaining 21%. For 2012, total voluntary and involuntary reductions accounted for 51% and 49%, respectively, of average CPR. Principal reduction modifications accounted for 9% and 17% of our average prepayment speed for 2013 and 2012, respectively. Conventional, government-insured and prime non-Agency loans comprise 57% of the total UPB of our servicing portfolio at December 31, 2013 as compared to 24% at December 31, 2012. These loans have higher voluntary prepayments as compared with our non-prime portfolios. Low interest rates and improving home values create the ideal environment for voluntary prepayments.

Gain on loans held for sale, net of $39.5 million for 2013 includes $35.1 million of gains on the sale of modified FHA and VA loans into new Ginnie Mae guaranteed securitizations at the then prevailing market value.

Operating expenses increased by $751.8 million in 2013, or 218%, as compared to 2012 primarily as a result of the effects of the acquisitions completed during the year.

•	A 2,522 increase in the average number of employees added in connection with acquisitions drove the increase in compensation and benefits expense.
•	Amortization of MSRs increased by $209.6 million in 2013 due principally to $205.9 million of additional amortization attributable to the acquisitions. We also recognized $30.8 million in gains attributable to changes in fair value of our MSRs measured at fair value as mortgage rates increased.
•	Servicing and origination expenses, excluding MSR related valuation changes, increased primarily in connection with costs incurred related to conventional and government-insured servicing, including $55.3 million of losses recognized in connection with government-insured servicing, $21.5 million in scheduled interest paid to GSE investors on loans that voluntarily pay off during the month and increased costs attributable to the legacy Homeward and ResCap servicing platforms.
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•	Technology and communications costs and Occupancy and equipment costs increased as we added facilities and infrastructure, largely in connection with the acquisitions, to support the residential servicing portfolio growth.
•	Other operating expenses increased due in large part to $50.9 million of additional overhead cost allocations for support services including law, human resources, accounting and finance. We also incurred $34.3 million of outsourcing expenses, primarily in connection with the ResCap servicing platform. The ResCap servicing platform leveraged third-party outsourcing for a variety of functions. These costs were absorbed and/or diminished as the ResCap assets transitioned to the REALServicing platform.

As servicer, we are obligated to purchase delinquent loans from Ginnie Mae securitizations immediately prior to foreclosure at a price equal to the UPB of the loans plus accrued and unpaid interest. Upon resolution of the loan, we file claims for reimbursement from the FHA or the VA in accordance with the contractual reimbursement levels. We may not be reimbursed fully for interest and principal losses and expenses to the extent that they exceed reimbursable rates. These costs are contemplated in the projected cash flows in connection with our Ginnie Mae MSRs.

Interest expense increased by $159.5 million, or 72%, as compared to 2012. Interest expense related to the financing liabilities in connection with the NRZ/HLSS Transactions increased to $228.6 million for 2013 from $54.7 million in 2012. The average balance of the NRZ financing liabilities increased to $513.7 million in 2013 from $92.0 million in 2012. In addition, interest expense on other secured borrowing facilities, principally the SSTL, increased by $27.8 million, or 68%, as we paid off an existing SSTL in February 2013 and entered into a new $1.3 billion facility in order fund the ResCap Acquisition. These increases were offset by a $46.3 million, or 38%, decrease in interest on match funded liabilities as average borrowings declined by 35%. This decline was principally a result of the NRZ/HLSS Transactions that allowed us to repay four advance financing facilities.

Loss on debt redemption of $17.0 million in 2013 represents losses that we recognized on the February 2013 repayment of the existing SSTL with the proceeds from the new SSTL.

Other, net, for 2013 includes the amortization from Accumulated other comprehensive loss of $11.5 million of deferred derivative losses on cash flow hedges of our match funded facilities. This amortization includes the accelerated write off of $4.1 million of loss deferrals associated with the four advance financing facilities that we repaid and terminated in July. Other, net, for 2013 also includes $1.5 million of amortization of cash flow hedge losses related to the Ally MSR Transaction.

Lending

We originate and purchase conventional and government-insured forward mortgage loans through our Homeward lending operations. Loans are acquired through three primary channels: correspondent lender relationships, broker relationships and directly with mortgage customers. Per-loan gross and net margin varies by channel, with correspondent typically being the lowest and direct the highest. After origination, we package and sell the loans in the secondary mortgage market, through GSE securitizations and whole loan transactions. We typically retain the associated MSRs as a low cost means to acquire MSRs with good return profiles. Lending revenues include interest income earned for the period the loans are on our balance sheet, gain on sale income representing the difference between the origination value and the sale value of the loan, and fee income earned at origination.

Reverse mortgages are originated and purchased through our Liberty lending operations under the guidelines of the HECM reverse mortgage insurance program of HUD. Loans originated under this program are guaranteed by the FHA, which provides investors with protection against risk of borrower default. We retain the servicing rights to reverse loans securitized through the Ginnie Mae HMBS program. We have originated variable rate HECM loans under which the borrowers have additional borrowing capacity of $861.2 million at September 30, 2015. These draws are funded by the servicer and can be subsequently securitized or sold (“Future Value”). We do not incur any substantive underwriting, marketing or compensation costs in connection with these future draws. We recognize this Future Value over time as future draws are securitized or sold. At December 31, 2014 and September 30, 2015, Future Value is estimated to be $48.2 million and $62.4 million, respectively. We use a third-party valuation expert to determine Future Value based on the net present value of the estimated future cash flows of the loans and utilizing a discount rate of 12% and projected performance assumptions in line with historical experience and industry benchmarks.

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Correspondent Lending. Our forward and reverse correspondent lending channels purchase mortgage loans that have been originated by a network of approved lenders.

All of the lenders participating in our correspondent lending program are approved by senior lending and credit management executives. We also employ an ongoing monitoring and renewal process for participating lenders which includes an evaluation of the performance of the loans they have sold to us. We perform a variety of pre- and post-funding review procedures to ensure that the loans we purchase conform to our requirements and to the requirements of the investors to whom we sell loans.

Wholesale Lending. We originate loans through a network of approved brokers. Forward mortgage loans are funded by Homeward or OLS. Reverse mortgage loans are funded by Liberty. Brokers are subject to a formal approval and monitoring process. We underwrite all loans originated through this channel consistent with the underwriting standards required by the ultimate investor prior to funding.

Direct Lending. We also originate forward and reverse mortgage loans directly with borrowers through our direct lending business. Our direct lending business is currently focused on originating forward loans that are eligible for refinancing under the expanded federal government’s Home Affordable Refinance Program (“HARP” or “HARP 2.0”) program. This program expires on December 31, 2015.

The UPB of our loan production, by channel, for the three and nine months ended September 30, 2015 and 2014, respectively, is as follows:

	Correspondent	Wholesale	Direct	Total
Three months ended September 30, 2015
Forward loans	$622,678	$343,079	$150,510	$1,116,267
Reverse loans	83,979	83,359	31,189	198,527
Total	$706,657	$426,438	$181,699	$1,314,794

Nine months ended September 30, 2015
Forward loans	$1,507,270	$993,485	$616,363	$3,117,118
Reverse loans	218,432	296,434	121,487	636,353
Total	$1,725,702	$1,289,919	$737,850	$3,753,471
Three months ended September 30, 2014
Forward loans	$572,472	$242,221	$267,814	$1,082,507
Reverse loans	46,138	79,823	42,050	168,011
Total	$618,610	$322,044	$309,864	$1,250,518

Nine months ended September 30, 2014
Forward loans	$1,895,599	$623,386	$867,801	$3,386,786
Reverse loans	130,068	227,841	118,420	476,329
Total	$2,025,667	$851,227	$986,221	$3,863,115
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Our loan production volume expressed in UPB, by channel, for the years ended December 31, 2014 and 2013, respectively, is as follows:

	Correspondent	Wholesale	Direct	Total
Year Ended December 31, 2014
Forward loans (1)	$2,299,273	$856,468	$1,102,126	$4,257,867
Reverse loans	178,893	332,092	164,481	675,466
Total	$2,478,166	$1,188,560	$1,266,607	$4,933,333

Year Ended December 31, 2013
Forward loans (1)	$5,637,188	$711,428	$390,175	$6,738,791
Reverse loans (2)	179,019	510,176	275,958	965,153
Total	$5,816,207	$1,221,604	$666,133	$7,703,944
(1)	Includes loans originated or purchased by Homeward and OLS.
(2)	Includes loans originated or purchased by Liberty since the acquisition date of April 1, 2013.

We provide customary origination representations and warranties to investors in connection with our loan sales and securitization activities. We receive customary origination representations and warranties from our network of approved originators in connection with loans we purchase through our correspondent lending channel. We recognize the fair value of the liability for our representations and warranties at the time of sale. In the event we cannot remedy a breach of a representation or warranty, we may be required to repurchase the loan or provide an indemnification payment to the investor. To the extent that we have recourse against a third-party originator, we may recover part or all of any loss we incur.

As noted above, our lending business represents an organic source of new MSRs for our servicing business through the MSRs retained from originated and purchased loans that we sell into the secondary market. An increasing portion of our servicing portfolio is susceptible to refinance activity during periods of declining interest rates. This runoff results in a decline in the fair value of our conventional and prime non-Agency serviced portfolio. Our lending activity partially mitigates this risk. Origination volume and related gains have historically offset, to a degree, the economic impact of declining MSR values as interest rates decline.

We are subject to licensing requirements in the jurisdictions in which we originate and service mortgage loans.

Significant Variables

The key variables that have the most significant effect on our operating results in the Lending segment are changes in the aggregate forward and reverse mortgage market size, GSE and government programs and the cost to produce a loan. These variables impact our volume and margins.

Forward Mortgage Lending

Mortgage Rates. Changes in mortgage rates directly impact the demand for both purchase and refinance forward mortgages. Small changes in mortgage rates directly impact housing affordability for both first-time and move-up home buyers and affect their ability to purchase a home. For refinance loans, current market mortgage rates must be considered relative to the rates on the current mortgage debt outstanding. As the time and cost to refinance has decreased, relatively small reductions in mortgage rates can trigger higher refinancing activity. Given the large size of U.S. residential forward mortgage debt outstanding, the impact of mortgage rate changes can drive significant swings in mortgage refinance volume. The January 2015 Fannie Mae forecast projects a decline in refinance volume from 2014 to 2015 of approximately 5% as compared to a decline of 60% for 2014. Refinancing volume did see a large decrease in 2014 from 2013 but the expectation is for decreases to continue to moderate going forward.

In April 2013, the FHFA announced a two-year extension of HARP to December 31, 2015. This program allows borrowers with loans sold to Fannie Mae or Freddie Mac prior to June 1, 2009 to refinance through a simplified process with broader underwriting guidelines, most notably, higher loan to value (“LTV”) ratios. Since the HARP program was introduced, it has provided a boost to lending volumes and higher relative margins. HARP loans provide for broader refinance opportunities and for effective portfolio recapture, that is, our ability to convert borrowers in our current servicing portfolio into newly originated loans.

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Economic Conditions. General economic conditions impact the capacity for consumer credit and the supply of capital. More specifically, employment and home prices are variables that can each have a material impact on mortgage volume. Employment levels, the level of wages and the stability of employment are underlying factors that impact credit qualification. While the economy has been improving, the rate of improvement in employment has not provided a significant lift in consumer credit capacity and may not in the near term.

The effect of home prices on lending volumes is significant and complex. As home prices go up, home equity increases and this improves the position of existing home owners either to refinance or to sell their home, which likely leads to a new home purchase and a new forward mortgage loan. However, if home prices increase rapidly, the effect on affordability for first-time and move-up buyers can dampen the demand for mortgage loans. The more restrictive standards for LTV ratios, debt to income (“DTI”) ratios and employment that characterize the current market amplify the significance and sensitivity of the housing market and related mortgage lending volumes to employment levels and home prices.

Secondary Market Liquidity. The liquidity of the secondary market impacts the size of the market by defining loan attributes and credit guidelines for loans that investors are willing to buy and at what price. In recent years, the GSEs have been the dominant providers of secondary market liquidity, keeping the product and credit spectrum relatively homogeneous and risk averse (higher credit standards). There is ongoing debate about the future role of the GSEs in the mortgage market, including winding down the GSEs and reducing (e.g., lowering the loan and/or LTV limits) or eliminating over time the role of the GSEs in guaranteeing mortgages and providing funding for mortgage loans. The timing and magnitude of any potential change is difficult to predict but could have a material impact on secondary market liquidity and, therefore, mortgage market size and/or product composition.

Regulatory Environment. Ongoing regulatory development in the mortgage industry has resulted in added costs and complexity, including higher costs for operational support, risk and compliance monitoring and oversight, legal and technology. The CFPB proposed and adopted new regulations in 2013, including regulations, effective in January 2014, requiring mortgage originators to evaluate a borrower’s ability to repay their mortgage. Overall, these rules have the initial effect of increasing costs and constraining market size.

Margins. Changes in pricing margin are closely correlated with changes in market size. As loan demand and market capacity move out of alignment, pricing adjusts. In a growing market, margins expand and in a contracting market, margins tighten as lenders seek to keep their production at or close to full capacity. Managing capacity and cost is critical as volumes change. The challenge is greatest in the higher cost channels. Our direct and wholesale costs per loan are approximately six and three times, respectively, the cost in our correspondent channel. We work directly with the borrower to process, underwrite and close loans in our direct and wholesale channels. In our direct channel, we also identify the customer and take loan applications. As a result, our direct channel is the most people- and cost-intensive and also experiences the greatest volume volatility as this channel is primarily focused on the refinance (recapture) market.

Reverse Mortgage Lending

The key variables that have the most significant effect on our reverse lending business are changes to programs with respect to HECM, reverse mortgage borrower and investor demand, margins and future value.

HECM Programs. Reverse mortgages are typically originated under the guidelines of the HECM reverse mortgage insurance program of HUD. Loans originated under this program are guaranteed by the FHA, which provides investors with protection against risk of borrower default. In addition, the FHA can be required to repurchase the underlying HECM when the loan reaches 98% loan to original value. The HUD guidelines require that the borrower meet certain requirements and pay annual mortgage insurance. The HUD guidelines also place limits on future borrowings. Changes in HUD guidelines impact our operations to the extent we must modify our business practices to meet these changing requirements. Changes can also increase competition and negatively impact margins.

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Borrower and Investor Demand. Changes in HUD guidelines and costs can affect borrower demand for the reverse mortgage product. Borrower demand for the reverse mortgage product is also influenced by alternative financing sources such as traditional home equity loans. Investor demand has remained strong due to a number of factors, including FHA insurance which protects investors against borrower performance risk, and the relatively lower prepayment risk when compared to other alternative financing sources.

Margins. Our wholesale channel has a largely variable cost structure; hence, gross margins are a function of competition and secondary market execution. Our retail channel gross margins are impacted by our lead throughput ratio (success in converting leads into originations), the cost per generated or purchased lead and productivity-based compensation. Because the retail channel has higher fixed selling and administrative costs, changes in loan volume can have a significant impact on our net margins.

Future Value. We retain the servicing rights to reverse loans securitized through the HMBS program. Variable rate HECM loans allow borrowers to make additional draws in the future. These draws are funded by the servicer and can be subsequently securitized or sold (“Future Value”). We do not incur any substantive underwriting, marketing or compensation costs in connection with these Future Value draws. We recognize the Future Value as borrowers make future draws.

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The following table presents the results of operations of the Lending segment for the three and nine months ended September 30. The amounts presented are before the elimination of balances and transactions with our other segments:

	Three Months			Nine Months
			%			%
	2015	2014	Change	2015	2014	Change
Revenue
Gain on loans held for sale, net
Forward loans	$16,078	$10,022	60%	$56,297	$42,970	31%
Reverse loans	6,992	7,258	(4)	26,203	19,271	36
	23,070	17,280	34	82,500	62,241	33
Other	6,592	9,597	(31)	24,221	24,570	(1)
Total revenue	29,662	26,877	10	106,721	86,811	23

Expenses
Compensation and benefits	12,575	11,761	7	40,027	44,314	(10)
Amortization of mortgage servicing rights	85	94	(10)	262	613	(57)
Servicing and origination	2,221	2,519	(12)	6,016	11,154	(46)
Technology and communications	1,081	1,000	8	3,834	3,412	12
Professional services	631	1,165	(46)	1,613	3,167	(49)
Occupancy and equipment	1,286	1,167	10	3,873	3,558	9
Other	5,247	4,926	7	17,872	15,043	19
Total expenses	23,126	22,632	2	73,497	81,261	(10)

Other income (expense)
Interest income	3,883	4,825	(20)	11,025	13,117	(16)
Interest expense	(2,256)	(2,601)	(13)	(7,058)	(8,271)	(15)
Gain on debt redemption	—	—	n/m	—	2,609	(100)
Other, net	425	139	206	1,826	1,237	48
Other income, net	2,052	2,363	(13)	5,793	8,692	(33)
Income before income taxes	$8,588	$6,608	30	$39,017	$14,242	174
n/m: not meaningful

 Three Months Ended September 30, 2015 versus 2014. In the third quarter of 2015, Homeward forward lending revenues increased by $4.6 million, or 32%, from third quarter of 2014 levels to a total of $19.2 million. Total forward mortgage originations increased to $1.1 billion, which was $33.8 million, or 3%, higher than originations in the third quarter of 2014. Forward lending operations, in the third quarter of 2015, generated $9.0 million of pre-tax income, an increase of $3.4 million, or 59%, from third quarter of 2014 earnings. This improvement occurred due to the effect of higher margin rates in the direct and correspondent channels that was partially offset by a volume decline in the direct channel. Forward lending expenses of $11.7 million represented an increase of $0.5 million, or 5%, from third quarter of 2014, principally because of an increase in compensation and benefit expenses that was partially offset by a decline in professional services.

In the third quarter of 2015, Liberty reverse lending revenues of $10.5 million declined by $1.9 million, or 15%, and funded reverse mortgage volume of $198.5 million increased $30.5 million, or 18%, from the third quarter of 2014. Reverse lending operations incurred a pre-tax loss of $0.5 million as compared to pre-tax earnings of $0.9 million in the third quarter of 2014. The decline in reverse lending earnings was primarily due to lower revenue and flat expenses. Lower revenue was the result of lower margin rates in all three channels and lower volume in the higher yielding direct channel. These reductions were partially offset by a volume increase in the wholesale and correspondent channels. The HECM program changes instituted by HUD in 2013 resulted in the reverse mortgage market shifting from one that consisted primarily of fixed rate products to one where variable rate products predominated, which resulted in a consequent decrease in volumes and a lower loan size at origination for the industry and for Liberty. The lower day one loan size in turn resulted in a lower gain on sale when the loans were securitized. Over time, however, the loan balances on many of these variable rate loans will increase through subsequent draws by the borrowers. As these additional draws are securitized, we will recognize additional gain on sale at a minimal incremental cost.

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Expenses related to the Homeward and Liberty platforms are driven largely by production volume, with direct acquisition costs offset by origination fee income that is included in Other revenue.

Interest income consists primarily of interest earned on newly originated and purchased loans prior to sale to investors. Interest income is offset by interest expense incurred to finance the mortgage loans. We finance originated and purchased forward and reverse mortgage loans with repurchase and participation agreements, commonly referred to as warehouse lines. The decline in interest income and expense in 2015 is principally driven by our operational decision to accelerate the turnover of loans originated in forward lending.

Nine Months Ended September 30, 2015 versus 2014. For the nine months ended September 30, 2015, the Homeward forward lending operations generated $36.7 million of pre-tax income on revenues of $67.3 million. This compares to $21.3 million of pre-tax income on revenues of $57.0 million for the nine months ended September 30, 2014. Forward mortgage originations for the nine months ended September 30, 2015 and 2014 were $3.1 billion and $3.4 billion, respectively. Forward lending results improved due to a $10.3 million increase in revenue, a $4.0 million decrease in other income, and a $9.1 million decrease in expenses. The increase in revenue is due to the effect of higher margin rates across all three channels and higher volume in the wholesale channel; this was partially offset by volume declines in the direct and correspondent channels. The decrease in expenses is principally due to lower compensation and benefits related to lower headcount and lower servicing and origination expense that are a result of lower volume and improved cost containment efforts.

The decrease in other income is principally attributable to $2.6 million of gains on debt redemption recognized in 2014; no such gains were recognized in 2015. As part of forward lending, we have, from time to time, sold – to an unrelated third party – MSRs for certain forward loans that may qualify for refinancing under the HARP program. We account for these transactions as secured financings. Upon repurchase of the MSRs related to those loans that were successfully refinanced, we recognize gains on the retirement of the related financing liabilities. Retirements of such financing liabilities during the nine months ended September 30, 2014, generated $2.6 million of such gains.

During the nine months ended September 30, 2015, Liberty generated pre-tax income of $2.3 million on revenues of $39.5 million and a 34% increase in total funded reverse mortgage volume to $636.4 million. This compares to a pre-tax loss of $7.1 million on revenues of $29.8 million and reverse mortgage originations of $476.3 million for the nine months ended September 30, 2014. Results for the nine months ended September 30, 2014 were negatively impacted by HUD’s changes to the HECM program in 2013. Results have improved in 2015 principally as a result of higher revenue. The revenue increase was due to higher margin rates in all channels and higher funded volume, predominantly in the wholesale and correspondent channels.

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The following table presents the results of operations of the Lending segment for the years ended December 31, 2014 and 2013 and for the period December 27, 2012 through December 31, 2012. We acquired Homeward’s forward loan origination platform on December 27, 2012 and Liberty’s reverse loan origination platform on April 1, 2013. The amounts presented are before the elimination of balances and transactions with our other segments:

	Year Ended December 31, 2014	Year Ended December 31, 2013	December 27, 2012 through December 31, 2012	% Change 2014 vs. 2013
Revenue
Gain on loans held for sale, net
Forward mortgages	$56,900	$48,561	$215	17%
Reverse mortgages	26,649	33,645	—	(21)%
	83,549	82,206	215	2%
Other	35,671	38,693	141	(8)%
Total revenue	119,220	120,899	356	(1)%

Operating expenses
Compensation and benefits	56,314	56,394	184	—%
Goodwill impairment loss	49,122	—	—	n/m
Amortization of mortgage servicing rights	705	255	—	176%
Servicing and origination	14,470	12,843	95	13%
Technology and communications	4,901	4,402	22	11%
Professional services	4,350	4,780	45	(9)%
Occupancy and equipment	4,796	5,420	15	(12)%
Other operating expenses	21,614	14,100	48	53%
Total operating expenses	156,272	98,194	409	59%

Income (loss) from operations	(37,052)	22,705	(53)	(263)%

Other income (expense)
Interest income	16,459	16,295	309	1%
Interest expense	(10,725)	(13,508)	(514)	(21)%
Gain on debt redemption	2,609	8,349	—	(69)%
Other, net	1,867	1,783	—	5%
Other income (expense), net	10,210	12,919	(205)	(21)%

Income (loss) before income taxes	$(26,842)	$35,624	$(258)	(175)%

n/m: not meaningful
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Year Ended December 31, 2014 versus 2013. The Lending segment incurred a $26.8 million pre-tax loss on $119.2 million of revenue and originated $4.9 billion UPB of mortgage loans in 2014. This compares to $35.6 million of pre-tax income on revenues of $120.9 million and mortgage originations of $7.7 billion UPB in 2013. Lending pre-tax income declined by $62.5 million, or 175%, for the year ended December 31, 2014 as compared to 2013 due to a $55.0 million decline in pre-tax earnings of the Homeward forward lending operations and a $7.5 million decline in pre-tax earnings of the Liberty reverse mortgage operations. However, the overall margin rate increased in 2014 as compared to 2013 for both forward and reverse operations. Total funding declined by $2.8 billion, or 36%, due to a $2.5 billion reduction in forward lending volume and a $289.7 million reduction in reverse mortgage volume.

Operating expenses related to the Homeward and Liberty platforms are driven largely by production volume, with direct acquisition costs offset by origination fee income that is included in Other revenue. As a result of an interim evaluation of goodwill as of December 31, 2014, we recognized an impairment loss of $49.1 million in 2014 representing the full impairment of the carrying value of goodwill in the Lending segment. See Note 12 — Goodwill to the audited consolidated financial statements included in this prospectus for additional information.

Interest income consists primarily of interest earned on newly originated and purchased loans prior to sale to investors. Interest income is offset by interest expense incurred to finance the mortgage loans. We finance originated and purchased forward and reverse mortgage loans with repurchase and participation agreements, commonly referred to as warehouse lines. At December 31, 2014, we had outstanding warehouse lines with total borrowing capacity of $785.0 million, of which $262.5 million was extended on a committed basis with the remainder extended on an uncommitted basis at the discretion of the lenders. At December 31, 2014, none of the committed borrowing capacity and $356.5 million of the uncommitted borrowing capacity was available, respectively.

In 2014, Homeward forward lending revenues increased by $0.6 million, or 1%, from 2013 levels to a total of $73.8 million. This increase occurred in spite of a decline in mortgage originations to $4.3 billion, which was $2.5 billion, or 37%, less than originations in 2013. Forward lending operations, in 2014, incurred a $20.1 million pre-tax loss, which was a decrease of $55.0 million, or 158%, from 2013 pre-tax earnings. This decline occurred despite a shift in channel business mix from the lower margin correspondent channel to the higher margin direct channel, which resulted in better margin rates in 2014. However, forward lending operating expenses in 2014 of $103.9 million represented an increase of $53.3 million, or 106%, from 2013, principally because of the goodwill impairment loss of $46.2 million and a $4.2 million increase in overhead cost allocations for corporate support services as well as increases in Compensation and benefits and Servicing and origination costs. The increase in overhead allocations is primarily due to the increase in regulatory compliance costs incurred by the corporate support groups in 2014.

As part of forward lending, we have, from time to time, sold to an unrelated third party MSRs for certain forward loans that may qualify for refinancing under the HARP program. We accounted for these transactions as secured financings. We recognize gains on the retirement of the related financing liabilities upon repurchase of those MSRs related to loans that were successfully refinanced. These gains of $2.6 million, in 2014, declined by $5.7 million from the 2013 level because the population of MSRs was sold in early 2013, and most of the high potential HARP refinances occurred within 2013.

In 2014, the Liberty reverse lending revenues of $45.4 million declined $2.3 million, or 5%, and funded reverse mortgage volume of $675.5 million declined $289.7 million, or 30%, from 2013. Reversing lending operations incurred a pre-tax loss of $6.7 million as compared to pre-tax income of $0.8 million in 2013. However, of the $6.7 million of losses in 2014, $6.3 million were incurred in the first quarter. Aggressive cost reduction efforts, and improved margins limited losses for the remainder of 2014, which included the goodwill impairment loss of $3.0 million recognized during the fourth quarter. The decline in Liberty volume was due primarily to HECM program changes instituted by HUD in 2013. These program changes resulted in the reverse mortgage market shifting from one that consisted primarily of fixed rate products to one where variable rate products predominated, which resulted in a consequent decrease in volumes and a lower loan size at origination for the industry and for Liberty. The lower day one loan size in turn resulted in a lower gain on sale when the loans were securitized. Over time, however, the loan balances on these variable rate loans should increase through subsequent draws by the borrowers. As these additional draws are securitized, we expect to recognize additional gain on sale at a minimal incremental cost.

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Year Ended December 31, 2013. The Lending segment contributed $35.6 million of pre-tax income on $120.9 million of revenue for 2013. The Homeward lending operation generated $34.8 million of pre-tax income and originated $6.7 billion UPB of forward mortgage loans with another $1.4 billion UPB recaptured via partnerships. Forward loan margins increased during 2013 due to shifts in product mix toward the recapture of loans from our servicing portfolio and traditionally higher margin FHA and VA originations.

Liberty reverse mortgage operations contributed $0.8 million pre-tax income of on revenues of $47.7 million and funded reverse mortgage volume of $965.2 million UPB. As a result of the government changes, the reverse mortgage market shifted from a primarily fixed rate (70% share) to a variable rate LIBOR product (90% share) during 2013.

During the year ended December 31, 2013, we recognized gains of $8.3 million on the retirement of the related financing liabilities upon repurchase of MSRs related to loans that were successfully refinanced through HARP.

Corporate Items and Other

Corporate Items and Other includes revenues and expenses that are not directly related to other reportable segments, business activities that are individually insignificant, interest income on short-term investments of cash, interest expense on unsecured corporate debt and certain corporate expenses. Our cash balances are included in Corporate Items and Other.

Business activities that are not considered to be of continuing significance include subprime non-Agency loans held for sale (at lower of cost or fair value), investments in mortgage-backed securities, affordable housing investment activities and investments in unconsolidated entities. Corporate Items and Other also included the diversified fee-based businesses that we acquired as part of the Homeward and ResCap acquisitions and sold to Altisource in March and April 2013, respectively. Services provided by the diversified fee-based businesses included property valuation, REO management, title and closing, collections and advisory.

Portions of interest income and interest expense are allocated to the Servicing and Lending segments, including interest earned on cash balances and short-term investments and interest incurred on corporate debt. Operating expenses incurred by corporate support services are also allocated to the Servicing and Lending segments.

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The following table presents selected results of operations of Corporate Items and Other for the three and nine months ended September 30. The amounts presented are before the elimination of balances and transactions with our other segments:

	Three Months			Nine Months
			%			%
	2015	2014	Change	2015	2014	Change
Revenue	$348	$1,557	(78)%	$2,709	$4,734	(43)%
Expenses
Compensation and benefits	33,112	22,651	46	92,680	65,024	43
Amortization of MSRs	—	—	n/m	—	199	(100)
Servicing and origination	370	126	194	1,419	(92)	n/m
Technology and communications	13,678	9,132	50	44,480	25,441	75
Professional services	30,623	122,610	(75)	97,230	149,317	(35)
Occupancy and equipment	6,798	2,111	222	16,873	9,066	86
Other	16,014	3,789	323	27,359	12,467	119
Total expenses before corporate overhead allocations	100,595	160,419	(37)	280,041	261,422	7
Corporate overhead allocations
Servicing segment	(53,526)	(40,912)	31	(171,835)	(109,565)	57
Lending segment	(908)	(1,025)	(11)	(4,073)	(3,302)	23
Total expenses	46,161	118,482	(61)	104,133	148,555	(30)
Other income (expense), net	(5,951)	(6,467)	(8)%	(16,740)	(6,476)	158%
Loss before income taxes	$(51,764)	$(123,392)	(58)%	$(118,164)	$(150,297)	(21)%
n/m: not meaningful

Three Months Ended September 30, 2015 versus 2014. Expenses decreased by $72.3 million in the third quarter of 2015 as compared to 2014. Professional services declined by $92.0 million due to the $100.0 million charge recognized during the third quarter of 2014 in connection with the NY DFS settlement, partially offset by higher litigation costs. The decrease in Professional services was partially offset by higher Other expenses of $12.2 million, primarily as a result of 2015 costs to maintain and exit the legacy ResCap servicing platform of $11.9 million versus $2.1 million in the prior year period. Additionally, beginning in 2015, we realigned certain support group functions into Corporate Items and Other that had previously been charged directly to the Servicing and Lending segments. This transfer of direct costs to Corporate Items and Other accounts for the majority of the increases in the remaining expense categories. However, the increases are then largely offset by increased overhead allocations back to the business segments.

Nine Months Ended September 30, 2015 versus 2014. Expenses for the nine months ended September 30, 2015 were $44.4 million lower than the same period in 2014. Professional services decreased by $52.1 million due to the $100.0 million charge recognized during the third quarter of 2014 in connection with the NY DFS settlement partially offset by strategic advisor costs of $24.9 million incurred in 2015 and higher litigation costs. Other expenses increased by $14.9 million due to costs in 2015 of $18.3 million to maintain and exit from the legacy ResCap servicing platform versus $2.1 million in the prior year period. The impact of increased investments in internal risk and compliance resources, coupled with the realignment in 2015 of certain support group functions mentioned above, largely accounts for the majority of the increases in the remaining expense categories, which then drives the increased overhead allocations back to the business segments.

Other income (expense), net for the nine months ended September 30, 2015 and 2014 includes $19.5 million and $9.5 million, respectively, of interest expense on the $350.0 million Senior Unsecured Notes that we issued on May 12, 2014.

The following table presents selected results of operations of Corporate Items and Other for the years ended December 31. The amounts presented are before the elimination of balances and transactions with our other segments:

	2014	2013	2012
Revenue	$6,825	$22,092	$5,122
Operating expenses	235,769	107,188	19,667
Loss from operations	(228,944)	(85,096)	(14,545)
Other income (expense)	(13,283)	10,284	(2,052)
Loss before income taxes	$(242,227)	$(74,812)	$(16,597)

Year Ended December 31, 2014 versus 2013. Revenues declined by $15.3 million as compared to 2013 which included $16.7 million related to the diversified fee-based businesses that we acquired as part of the Homeward and ResCap acquisitions and subsequently sold to Altisource.

Operating expenses increased by $128.6 million primarily because of the $150.0 million charge we recognized in 2014 related to the NY DFS settlement. Operating expenses for 2014 also include third-party monitoring costs of $39.4 million which have not been allocated to other business segments, a charge of $15.0 million to establish a liability for estimated costs associated with our plan to remediate letter dating issues raised by the NY DFS, the accelerated recognition of $5.7 million of expenses related to the surrender of stock options and a $2.5 million charge related to the CA DBO settlement. Partially offsetting these increases in operating expenses, 2013 included the $53.5 million charge that we recorded in connection with the Ocwen National Mortgage Settlement and $15.3 million related to the diversified fee-based businesses that we sold to Altisource. See Note 28 — Contingencies to the audited consolidated financial statements included in this prospectus for additional information regarding regulatory settlements.

Other income, net declined in 2014 primarily due to $15.6 million of interest expense on the $350.0 million Senior Unsecured Notes that we issued on May 12, 2014 and a $3.5 million increase in valuation and charge-off losses on loans held for sale that we account for at the lower of cost or fair value.

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Year Ended December 31, 2013 versus 2012. Revenues for 2013 include $15.3 million and $1.5 million related to the Homeward and ResCap diversified fee-based businesses, respectively, that we acquired and subsequently sold to Altisource.

Operating expenses for 2013 include a $53.5 million charge recorded in connection with the Ocwen National Mortgage Settlement and $15.3 million related to the diversified fee-based business that we sold to Altisource.

Other income, net for 2013 improved largely because 2012 included $4.8 million of valuation and charge-off losses on loans held for sale that we account for at the lower of cost or fair value and a loss of $3.1 million on the sale of the retained beneficial interests that we held in four consolidated loan securitization trusts.

Liquidity and Capital Resources

Overview

At September 30, 2015, our cash position was $458.7 million compared to $129.5 million at December 31, 2014. We invest cash that is in excess of our immediate operating needs primarily in money market deposit accounts. Our priorities for deployment of excess cash are: (1) supporting our core servicing and lending businesses and investing in these core assets, (2) reducing corporate leverage, and (3) expanding into similar or complementary businesses that meet our return on capital requirements.

Our primary sources of funds for near-term liquidity are:

•	Collections of servicing fees and ancillary revenues;
•	Proceeds from match funded liabilities;
•	Proceeds from other borrowings, including warehouse facilities;
•	Proceeds from sales of MSRs and related advances; and
•	Proceeds from sales of originated loans and repurchased loans.

Our ability to finance servicing advances is a significant factor that affects our liquidity. Our use of advance financing facilities is integral to our servicing advance financing strategy. The notes issued by our advance funding facilities currently have a 364-day revolving period, although we may in the future issue notes with longer revolving periods. The revolving periods for notes with a total borrowing capacity of $157.5 million end in 2015 with the remainder ending their revolving periods in 2016. Similarly, all of our master repurchase and participation agreements for financing new loan originations have 364-day terms. None of these facilities matures in 2015.

Borrowings under our advance financing facilities are incurred by special purpose entities (SPEs) that we consolidate because we have determined that Ocwen is the primary beneficiary of the SPE. We transfer the financed advances to the SPEs, and the SPEs issue debt supported by collections on the transferred advances. Holders of the debt issued by the SPEs can look only to the assets of the SPEs for satisfaction of the debt and the debt is not recourse to Ocwen. In connection with our sale of servicing advances to these advance financing SPEs and to NRZ in connection with the Rights to MSRs, we make certain representations, warranties and covenants primarily focused on the nature of the transferred advance receivables and on our servicing practices.

Advances and match funded advances comprised 31% of total assets at September 30, 2015. Our borrowings under our advance funding facilities are secured by pledges of servicing advances that are sold to the related SPE. From December 31, 2014 to September 30, 2015, maximum borrowing capacity for match funded advances decreased by $392.5 million to $2.0 billion. This decrease occurred because of:

•	Our voluntary termination of a $50.0 million commercial advance funding facility in January 2015;
•	The scheduled $37.5 million reduction in the capacity of our OSARTIII facility in the second and third quarters of 2015;
•	A negotiated decrease of $150.0 million in the capacity of our OMART facility upon renewal in September 2015; and
•	The scheduled decrease of $155.0 million in the capacity of our OFAF facility in September 2015.

Our unused advance borrowing capacity increased by $107.9 million to $442.7 million at September 30, 2015 as compared to December 31, 2014, principally because of a decrease in borrowing, as total advances and match funded advances in our Servicing segment declined by $830.3 million during the same period. Our ability to continue to pledge collateral under each advance financing facility depends on the performance of the collateral. At September 30, 2015, $176.9 million of the available borrowing capacity could be used based on the amount of available collateral.

We use mortgage loan warehouse facilities to fund newly originated loans on a short-term basis until they are sold to secondary market investors, including GSEs or other third-party investors. The majority of these warehouse facilities are structured as repurchase agreements under which ownership of the loans is temporarily transferred to a lender. The loans are transferred at a discount or “haircut” which serves as the primary credit enhancement for the lender. The funds are repaid using the proceeds from the sale of the loans to the secondary market investors, usually within 30-45 days. At September 30, 2015, we had total borrowing capacity under our warehouse facilities of $550.0 million. Of the borrowing capacity extended on a committed basis, $68.6 million was available at September 30, 2015, including our warehouse facilities for reverse mortgages. Of the borrowing capacity extended on an uncommitted basis or at the discretion of the lender, $209.4 million remained available at September 30, 2015. See Note 11 – Borrowings to the Unaudited Consolidated Financial Statements for additional details.

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We also rely on the secondary mortgage market as a source of long-term capital to support our lending operations. Substantially all of the mortgage loans that we produce are sold in the secondary mortgage market in the form of residential mortgage backed securities guaranteed by Fannie Mae or Freddie Mac and, in the case of mortgage backed securities guaranteed by Ginnie Mae, are mortgage loans insured or guaranteed by the FHA or VA.

Our debt agreements contain various qualitative and quantitative covenants including financial covenants, covenants to operate in material compliance with applicable laws, monitoring and reporting obligations and restrictions on our ability to engage in various activities, including but not limited to incurring additional debt, paying dividends, repurchasing or redeeming capital stock, transferring assets or making loans, investments or acquisitions. As a result of the covenants to which we are subject, we may be limited in the manner in which we conduct our business and may be limited in our ability to engage in favorable business activities or raise additional capital to finance future operations or satisfy future liquidity needs. In addition, breaches or events that may result in a default under our debt agreements include noncompliance with our covenants, nonpayment of principal or interest, material misrepresentations, the occurrence of a material adverse change, insolvency, bankruptcy, certain material judgments and changes of control. Covenants and default provisions of this type are commonly found in debt agreements such as ours. Certain of these covenants and default provisions are open to subjective interpretation and, if our interpretation were contested by a lender, a court may ultimately be required to determine compliance or lack thereof. In addition, our debt agreements generally include cross default provisions such that a default under one agreement could trigger defaults under other agreements. If we fail to comply with our debt agreements and are unable to avoid, remedy or secure a waiver of any resulting default, we may be subject to adverse action by our lenders, including termination of further funding, acceleration of outstanding obligations, enforcement of liens against the assets securing or otherwise supporting our obligations, and other legal remedies.

Our primary uses of funds are:

•	Payments for advances in excess of collections on existing servicing portfolios;
•	Payment of interest and operating costs;
•	Funding of originated loans; and
•	Repayments of borrowings, including match funded liabilities and warehouse facilities.

Prior to October 20, 2015, under the terms of our SSTL facility agreement we were required to use 75% of the net sales proceeds from certain permitted asset sales (which generally include our announced Agency MSR sales) to prepay the SSTL. However, subject to certain conditions, we were able to reinvest the remaining 25% of such net sales proceeds within 120 days of receipt thereof (subject to an extension of up to 90 days if a binding agreement is entered into within such 120 days). Following amendments to the SSTL facility, effective as of October 20, 2015, we are required to use 100% of the net sales proceeds to prepay the SSTL. During the nine months ended September 30, 2015, we prepaid $561.6 million of the SSTL principal balance from proceeds of completed MSR sales.

On October 31, 2013, we announced that our board of directors had authorized a share repurchase program for an aggregate of up to $500.0 million of our issued and outstanding shares of common stock. As of September 30, 2015, the approximate remaining value of shares that may be repurchased under the plan was $129.7 million. On February 5, 2015, we announced that we had suspended this stock repurchase program. We may restart the stock repurchase program in the future, and unless we amend the share repurchase program or repurchase the full $500.0 million amount by an earlier date, the share repurchase program will continue through July 2016. During the nine months ended September 30, 2015, we did not repurchase any shares of common stock under this program.

Outlook

We closely monitor our liquidity position and ongoing funding requirements, and we regularly monitor and project cash flow by period to minimize liquidity risk.

In assessing our liquidity outlook, our primary focus is on five measures:

•	Business financial projections for revenues, costs and net income;
•	Requirements for maturing liabilities compared to amounts generated from maturing assets and operating cash flow;
•	Projected future sales of MSRs and servicing advances;
•	The change in advances and match funded advances compared to the change in match funded liabilities and available borrowing capacity; and
•	Projected future originations and purchases of forward and reverse mortgage loans.

We have considered the impact of financial projections on our liquidity analysis and have evaluated the appropriateness of the key assumptions in our forecast such as revenues, costs and sales of MSRs and other assets. We have analyzed our cash requirements and financial obligations. Based upon these evaluations and analyses, we believe that we have ample liquidity to meet our obligations and fund our operations for the next twelve months.

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The notes issued by our advance funding facilities currently have a 364-day revolving period, although we may in the future issue notes with longer revolving periods. The revolving periods for notes with a total borrowing capacity of $157.5 million end in 2015 with the remainder ending their revolving periods in 2016. At September 30, 2015, we had $1.6 billion outstanding under these facilities. In the event we are unable to renew, replace or extend the revolving period of one or more of these advance funding facilities, monthly amortization of the outstanding balance must begin at the end of the respective 364-day revolving period. Similarly, all of our master repurchase and participation agreements for financing new loan originations have 364-day terms; however, none of our facilities matures in 2015. At September 30, 2015, we had $272.0 million outstanding under these financing arrangements. We currently expect that we will be able to renew, replace or extend our debt agreements as they become due, consistent with our historical experience.

We remain actively engaged with our lenders, and recent financing developments include the following:

•	During the third quarter, we renewed three of our warehouse facilities, including:
◦	A $100.0 million facility used finance loans acquired as part of our Servicing operations;
◦	A $60.0 million facility used to fund reverse mortgage originations with an increase in borrowing capacity to $100.0 million; and
◦	A $300.0 million facility, of which $150.0 million was on an uncommitted basis, used to fund forward mortgage originations with a decrease in borrowing capacity to $200.0 million, all of which is on a committed basis.
•	On September 15, 2015, we repaid, as scheduled, the $155 million of Series 2015-T2 Notes under our OFAF advance financing facility.
•	On September 18, 2015, we renewed our OMART advance financing facility, as part of which we:
◦	Retired certain existing revolving notes;
◦	Issued a new series of revolving notes to a replacement lender;
◦	Issued a new series of one-year term notes; and
◦	Reduced the borrowing capacity of the OMART facility from $1.8 billion to $1.7 billion.

Many aspects of our liquidity forecast process require the use of judgment and estimates on the part of management and include factors that may be beyond our control. Additionally our actual results could differ materially from our estimates. Challenges to our liquidity position could have a material adverse effect on our operating results and financial condition and could cause us to take actions that would be outside the normal course of our operations to generate additional liquidity.

Credit Ratings

Credit ratings are intended to be an indicator of the creditworthiness of a particular company, security or obligation. Lower ratings generally result in higher borrowing costs and reduced access to capital markets. The following table summarizes our current ratings and outlook by the respective nationally recognized rating agencies. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Rating Agency	Short-term	Long-term	Senior Unsecured Notes	Review Status / Outlook	Date of last action
Moody’s	na	B2	B3	Stable	June 3, 2015
S&P	na	B	CCC+	Credit Watch Negative	April 21, 2015
Fitch	B	B-	CC	Stable	June 24, 2015

Moody’s announced an upgrade of our corporate family, senior secured and senior unsecured credit ratings on June 3, 2015 and changed its outlook for all of these ratings from negative to stable. On April 21, 2015, S&P placed our credit ratings on CreditWatch with negative implications. On June 24, 2015, Fitch affirmed our credit ratings and revised its outlook from negative to stable. It is possible that additional actions by credit rating agencies could have a material adverse impact on our liquidity and funding position, including materially changing the terms on which we may be able to borrow money.

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Cash Flows. Our operating cash flow is primarily impacted by the level of new loan production and the timing of acquisitions, economic assumptions impacting our servicer models and our ‘asset light’ strategy. The timing of portfolio acquisitions and dispositions impact our operating cash. We generally expect our loss mitigation strategies to begin accelerating servicing advance collections within six months of boarding onto our REALServicing platform. Platform acquisitions, including Homeward and ResCap, have longer integration timelines, and as a result, were not expected to follow our historical collection trends until the transfers to the REALServicing platform were completed. We completed the last transfers related to these acquisitions in October 2014. Sales of MSRs for which the underlying loans are performing are unlikely to have a large impact on operating cash flow, beyond any benefit we may achieve by reducing operating costs in line with a smaller servicing portfolio. If we sell MSRs which have underlying delinquent agency loans we may see significant additional cash flow as we recover servicing advances funded entirely with corporate cash, with only partial, or no match funded financing against those advances.

Improving home prices translate into higher expected liquidation proceeds in our servicing models. With higher expected liquidation proceeds, we began to fund advances again on certain loans that were in stop-advance status. In the short-term, this increases servicing advances. To the extent delinquencies stabilize or improve, we expect to return to our historical trend even as home prices continue to recover. Finally, because we classify proceeds from the sale of servicing advances as investing activities, cash generated from our operations related to collections of servicing advances declined significantly in 2014 and 2013 compared to 2012. We expect this trend to continue, to the extent sales to NRZ remain the most efficient source of funding for our non-Agency MSRs.

Cash flows for the nine months ended September 30, 2015. Our operating activities provided $774.0 million of cash largely due to positive earnings after adjusting for MSR amortization and valuation-related losses and other non-cash items, $491.7 million of net collections of servicing advances and $222.1 million of net proceeds from sales and collections of loans held for sale.

Our investing activities provided $189.0 million of cash. Cash inflows include the receipt of $598.1 million of net proceeds from the sale of Agency MSRs, $285.9 million of proceeds from the sale of advances and $105.5 million of collections on reverse mortgages. Investing activities include cash outflows in connection with our reverse mortgage originations of $781.0 million.

Our financing activities used $633.8 million of cash. Cash outflows were primarily comprised of $500.4 million of net repayments on match funded liabilities from net advance recoveries, $561.6 million of repayments on the SSTL, including $561.6 million of prepayments in connection with MSR sales, and a $156.4 million net reduction in borrowings under mortgage warehouse facilities used to fund originated forward loans. Cash outflows for the nine months ended September 30, 2015 also include $18.6 million of costs incurred in connection with amendments to the SSTL. These cash outflows were offset in large part by $803.9 million received in connection with our reverse mortgage securitizations, which are accounted for as secured financings.

Cash flows for the nine months ended September 30, 2014. Our operating activities provided $559.0 million of cash largely due to net income, adjusted for MSR amortization and valuation-related losses and other non-cash items, and $236.7 million of net collections of servicing advances. The cash inflows were partially offset by $5.9 million of net originations and purchases of loans held for sale and the net settlement paid in May 2014 in connection with the Ocwen National Mortgage Settlement.

Our investing activities used $732.4 million of cash. Investing activities include cash outflows in connection with our reverse mortgage originations of $565.7 million. In addition, we paid $226.3 million in connection with asset and business acquisitions completed during the nine months ended September 30, 2014. Cash inflows include $56.2 million of collections on reverse mortgages.

Our financing activities provided $294.0 million of cash. Cash provided by our financing activities includes $381.6 million in connection with our reverse mortgage securitizations accounted for as secured financings. Financing activities also include $343.3 million of cash received in connection with the issuance of $350.0 million of Senior Unsecured Notes in May 2014, net of the payment of $6.7 million of debt issuance costs. In addition, we received $123.6 million of proceeds from the OASIS transaction involving the sale of Freddie Mac MSRs and $88.1 million of proceeds from the sale of advances to NRZ acquired in connection with the Ginnie Mae EBO Transaction, both of which were accounted for as a financing. These cash inflows were partially offset by a paydown of match funded liabilities using a portion of the proceeds from the Senior Unsecured Notes and a net reduction in borrowings under mortgage warehouse facilities used to fund originated forward loans that declined during the period. We also completed the repurchase of 9,920,649 shares of common stock for $325.6 million, including 7,970,353 shares for $253.4 million under our stock repurchase program and 1,950,296 shares for $72.3 million that we issued upon conversion of the remaining 62,000 shares of preferred stock.

Cash flows for the year ended December 31, 2014. Although we incurred a net loss of $469.6 million, our operating activities provided $352.5 million of cash after adjusting for goodwill impairment losses of $420.2 million, MSR amortization of $250.4 million and other non-cash items, and because of $292.0 million of net collections of servicing advances offset in part by the payment of $150.0 million in connection with the NY DFS settlement and the net payment of $66.9 million in connection with the Ocwen National Mortgage Settlement.

Our investing activities used $958.2 million of cash. Investing activities include cash outflows in connection with our reverse mortgage securitizations of $816.9 million accounted for as secured financings. In addition, we paid $222.7 million in connection with acquisitions completed during the year ended December 31, 2014.

Our financing activities provided $556.7 million of cash. Cash provided by our financing activities includes $783.0 million in connection with our reverse mortgage securitization activities. Financing activities also include $343.3 million of cash received in connection with the issuance of $350.0 million of Senior Unsecured Notes, net of the payment of $6.7 million of debt issuance costs. In addition, we received $123.6 million of proceeds from the OASIS transaction involving the financing of Freddie Mac MSRs and $89.0 million of proceeds from the sale of advances to NRZ acquired in connection with the Ginnie Mae EBO Transactions, both of which we accounted for as financing transactions. These cash inflows were partially offset by a $274.6 million net paydown of match funded liabilities using a portion of the proceeds from the newly issued Senior Unsecured Notes and a $26.6 million net reduction in borrowings under mortgage warehouse facilities used to fund originated forward loans which declined during the period. We also completed the repurchase of 12,370,692 shares of common stock for $382.5 million, including 10,420,396 shares for $310.2 million under our stock repurchase program and 1,950,296 shares for $72.3 million which we issued upon conversion of the remaining 62,000 Preferred Shares.

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Cash flows for the year ended December 31, 2013. Our operating activities provided $884.4 million of cash largely due to $295.1 million of net collections of servicing advances and net income of $310.4 million adjusted for MSR amortization of $282.8 million and other non-cash items. Because we classify proceeds from the sale of servicing advances as investing activities, cash generated from our operations related to collections of servicing advances declined significantly in 2013 compared to 2012. We expect this trend to continue, to the extent sales to NRZ remain the most efficient source of funding for our non-Agency MSRs. Operating cash flows were used principally to fund the portions of acquisitions not funded through borrowings.

Our investing activities used $2.4 billion of cash. We paid $5.9 billion in connection with acquisitions completed during 2013, including the ResCap, Ally and OneWest acquisitions. Cash inflows from investing activities include $3.8 billion of proceeds from NRZ from the sale of advances and match-funded advances and $210.8 million of net proceeds from the sales to Altisource of the diversified fee-based businesses acquired in the Homeward and ResCap Acquisitions. Investing activities also includes cash outflows in connection with our reverse mortgage securitizations of $609.6 million accounted for as secured financings. The related securitization liabilities and portion of the proceeds from the sales to NRZ to repay match funded liabilities and required prepayments of the SSTL are discussed below in financing activities.

Our financing activities provided $1.5 billion of cash. To finance the ResCap acquisition, we deployed $840.0 million of net additional capital from the proceeds of a new $1.3 billion SSTL facility and borrowed $1.2 billion pursuant to three servicing advance facilities, offset by our repayment of the old SSTL which had an outstanding principal balance of $314.2 million at December 31, 2012. We also borrowed $1.9 billion under a new match funded advance facility primarily to finance advances acquired in connection with the OneWest MSR Transaction. We received $447.8 million from the sale of Rights to MSRs to NRZ in transactions accounted for as financings. We used collections of servicing advances and $3.0 billion of the proceeds received from the NRZ/HLSS Transactions to repay match funded liabilities. Debt issuance costs paid on the new SSTL were $25.8 million. We also repaid the $75.0 million loan from Altisource that we had used to fund a portion of the Homeward Acquisition. Cash provided by our financing activities also includes $605.0 million in connection with our reverse mortgage securitization activities. We paid $157.9 million to repurchase the 3,145,640 shares of common stock we issued upon conversion of 100,000 of the outstanding shares of Series A Perpetual Convertible Preferred stock. We also repurchased 1,125,707 shares of common stock under the stock repurchase program, paying $60.0 million in connection with these repurchases.

Cash flows for the year ended December 31, 2012. Our operating activities provided $1.8 billion of cash largely due to collections of servicing advances (primarily on the Litton portfolio) and net income of $180.9 million adjusted for MSR amortization of $72.9 million and other non-cash items. Excluding cash paid to acquire advances in connection with the Homeward Acquisition, and excluding the proceeds from the sale of match funded advances to NRZ in connection with the NRZ/HLSS Transactions, both of which are reported as investing activities, net collections of servicing advances were $1.4 billion. Operating cash flows were used principally to repay related match funded liabilities and to fund the portions of the Homeward Acquisition and the MSR acquisitions not funded through borrowings.

Our investing activities provided $262.9 million of cash. Cash inflows from investing activities include $2.8 billion of proceeds from NRZ on the sale of advances and $3.2 million of distributions from our asset management entities. As disclosed below in the discussion of financing activities, we used a portion of the proceeds from the sales to NRZ to repay match funded liabilities and for required prepayments of the SSTL. We paid $524.2 million to acquire the net assets of Homeward. In addition to the Homeward Acquisition, we paid $2.1 billion to purchase MSRs and advances in connection with the acquisition of several MSR portfolios. We used cash from operations, a portion of the proceeds from the NRZ/HLSS Transactions and borrowings under both new and existing facilities to fund these acquisitions. Cash used for additions to premises and equipment of $19.2 million primarily relates to the build-out of new leased facilities in India.

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Our financing activities used $2.0 billion of cash primarily due to net repayments of $1.7 billion on match funded liabilities. Net repayments on match funded liabilities exclude $358.3 million of match funded liabilities assumed by NRZ in connection with the sale of advance special purpose entities (“SPEs”) (reported as investing activity). We used collections of servicing advances and $2.0 billion of the proceeds received from the NRZ/HLSS Transactions to repay match funded liabilities. In addition to the net repayments on match funded liabilities, we also repaid $332.0 million of Ocwen’s $575.0 million SSTL, paid $350.0 million to retire the senior secured term loan and revolving line of credit assumed from Homeward and paid $26.8 million to redeem the remaining balance of our 10.875% Capital Securities. These cash outflows were partly offset by $317.8 million of proceeds as part of the NRZ/HLSS Transactions from the sale of Rights to MSRs accounted for as financings.

Risk Management

Managing risk is a fundamental component of operating our business. The Board of Directors perform risk oversight through regular and ad-hoc reports from management and our executives manage the risks to which we are exposed on a daily basis. Our primary risks are market, credit, liquidity and operational risk. Market risk is the risk of loss arising from changes in the fair value of our assets or liabilities, including derivatives, caused by movements in market variables such as interest rates. Credit risk is the risk that a borrower or counterparty might default on any type of debt or obligation by failing to make required payments. Liquidity risk is the risk that our financial condition or overall safety and soundness is adversely affected by an inability, or perceived inability, to meet our financial obligations, or to withstand unforeseen liquidity stress events. Operational risk is the risk of loss arising from inadequate or failed processes or systems, human factors or external events.

In 2014, we instituted changes to our risk management function by hiring a new Chief Risk Officer and a number of experienced risk managers. We established a new set of management committees to oversee all major risks, control functions and the business units we operate. In each of these committees, potential issues are reported and discussed by senior executives from our business, risk, audit, compliance and finance areas. The committees have a hierarchical structure to provide for issues to be escalated as required. The most senior committee is the Enterprise Risk Management Committee, which is chaired by the Chief Risk Officer. The Enterprise Risk Management Committee allows for key issues from all management committees to be discussed by executive management. Our business units are responsible for executing on risk strategies and for following the established policies, procedures and controls that are compliant with our risk management policies and with applicable laws and regulations.

Another important management committee is the Compliance Committee, which is chaired by the Chief Compliance Officer. It provides direction and oversight over all matters concerning Ocwen’s compliance with laws and regulations. All management committees are responsible for the periodic review and approval of key policies, monitoring of risks and the effectiveness of controls and training programs.

Recently we also went through a Risk Control Self-Assessment (“RCSA”) process. In this process, all business processes of Ocwen were mapped and risks and controls for each of these processes were mapped and identified. This exercise will allow us to better understand our exposure to risks.

All business units and overhead functions are subject to unrestricted audits by our Internal Audit department. Internal Audit is granted unrestricted access to our records, physical properties, systems, management and employees in order to perform these audits. The Internal Audit department reports to the Audit Committee of the Board and assists the Audit Committee in fulfilling its governance and oversight responsibility.

Market Risk

Our principal market exposure is to interest rate risk due to the impact on our mortgage-related assets and commitments, including mortgage loans held for sale, IRLCs and MSRs. Changes in interest rates could materially and adversely affect our volume of mortgage loan originations or reduce the value of our MSRs. We also have exposure to the effects of changes in interest rates on our borrowings under advance financing facilities.

Interest rate risk is a function of (i) the timing of re-pricing and (ii) the dollar amount of assets and liabilities that re-price at various times. We are exposed to interest rate risk to the extent that our interest rate sensitive liabilities mature or re-price at different speeds, or on different bases, than interest-earning assets.

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Match Funded Liabilities

We monitor the effect of increases in interest rates on the interest paid on our variable rate advance financing debt. Earnings on cash and float balances are a partial offset to our exposure to changes in interest expense. To the extent the projected excess of our variable debt over cash and float balances require, we would consider hedging this exposure with interest rate swaps or other derivative instruments. We may purchase interest rate caps as economic hedges (not designated as a hedge for accounting purposes) as required by certain of our advance financing arrangements.

Loans Held for Sale and Interest Rate Lock Commitments

IRLCs represent an agreement to purchase loans from a third-party originator or an agreement to extend credit to a mortgage loan applicant, whereby the interest rate on the loan is set prior to funding. In our Lending business, mortgage loans held for sale and IRLCs are subject to the effects of changes in mortgage interest rates from the date of the commitment through the sale of the loan into the secondary market. As a result, we are exposed to interest rate risk and related price risk during the period from the date of the lock commitment through (i) the lock commitment cancellation or expiration date or (ii) through the date of sale of the resulting loan into the secondary mortgage market. Loan commitments generally range from 15 to 60 days; and our holding period of the mortgage loan from funding to sale is typically less than 30 days.

For loans held for sale that we have elected to carry at fair value, we manage the associated interest rate risk through an active hedging program overseen by our Investment Committee. Our hedging policy determines the hedging instruments to be used in the mortgage loan hedging program, which include forward sales of agency “to be announced” securities (“TBAs”), whole loan forward sales, Eurodollar futures and interest rate options. Forward mortgage backed securities (“MBS”) trades are primarily used to fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market. Our hedging policy also stipulates the hedge ratio we must maintain in managing this interest rate risk, which is also monitored by our Investment Committee.

Fair Value MSRs

We have elected to account for two classes of MSRs at fair value. The first is a class of Agency MSRs originated on or before December 31, 2012 for which we hedged the interest rate risk because the mortgage notes underlying the MSRs permit the borrowers to prepay the loans. MSRs that we have elected to carry at fair value are subject to interest rate risk because the mortgage notes underlying the MSRs permit the borrowers to prepay the loans. Therefore, the value of these MSRs generally tends to diminish in periods of declining interest rates (as prepayments increase) and increase in periods of rising interest rates (as prepayments decrease). Although the level of interest rates is a key driver of prepayment activity, there are other factors that influence prepayments, including home prices, underwriting standards and product characteristics.

Our Investment Committee establishes and maintains policies that govern our hedging program, including such factors as our target hedge ratio, the hedge instruments that we are permitted to use in our hedging activities and the counterparties with whom we are permitted to enter into hedging transactions. Effective April 1, 2013, we modified our strategy for managing the risks of the underlying loan portfolio and closed out the remaining economic hedge positions associated with our fair value MSRs. We terminated these hedges because we determined that they were ineffective for large movements in interest rates and only assured losses in substantial increasing-rate environments. On January 1, 2015, we elected fair value for a newly created class of non-Agency MSRs, which were previously accounted for using the amortization method.

See Note 18 — Derivative Financial Instruments and Hedging Activities to the audited consolidated financial statements included in this prospectus for additional information regarding our use of derivatives.

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Sensitivity Analysis

Fair Value MSRs, Loans Held for Sale and Related Derivatives

The following table summarizes the estimated change in the fair value of our MSRs and loans held for sale that we have elected to carry at fair value as well as any related derivatives at September 30, 2015, given hypothetical instantaneous parallel shifts in the yield curve. We used September 30, 2015 market rates to perform the sensitivity analysis. The estimates are based on the market risk sensitive portfolios described in the preceding paragraphs and assume instantaneous, parallel shifts in interest rate yield curves. These sensitivities are hypothetical and presented for illustrative purposes only. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in fair value may not be linear.

	Change in Fair Value
	Down 25 bps	Up 25 bps
Loans held for sale	$5,277	$(6,342)
Forward MBS trades	(5,291)	6,234
Total loans held for sale and related derivatives	(14)	(108)

Fair value MSRs	13,579	(13,697)
MSRs, embedded in pipeline	(62)	51
Total fair value MSRs	13,517	(13,646)

Total, net	$13,503	$(13,754)

Borrowings

The debt used to finance much of our operations is exposed to interest rate fluctuations. We may purchase interest rate swaps and interest rate caps to minimize future interest rate exposure from increases in one-month LIBOR interest rates.

Based on September 30, 2015 balances, if interest rates were to increase by 1% on our variable rate debt and interest earning cash and float balances, we estimate a net positive impact of $14.7 million resulting from an increase of $24.5 million in annual interest income and an increase of $9.9 million in annual interest expense. The increase in interest expense reflects the effect of our hedging activities, which would offset $5.9 million of the increase in interest on our variable rate debt.

Interest Rate Sensitive Financial Instruments

The tables below present the notional amounts of our financial instruments that are sensitive to changes in interest rates categorized by expected maturity and the related fair value of these instruments at December 31, 2014 and 2013. We use certain assumptions to estimate the expected maturity and fair value of these instruments. We base expected maturities upon contractual maturity and projected repayments and prepayments of principal based on our historical experience. The actual maturities of these instruments could vary substantially if future prepayments differ from our historical experience. Average interest rates are based on the contractual terms of the instrument and, in the case of variable rate instruments, reflect estimates of applicable forward rates. The average presented is the weighted average.

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	Expected Maturity Date at December 31, 2014
	2015	2016	2017	2018	2019	There- after	Total Balance	Fair Value (1)
Rate-Sensitive Assets:
Interest-earning cash	$75,101	$—	$—	$—	$—	$—	$75,101	$75,101
Average interest rate	1.16%	—	—	—	—	—	1.16%
Loans held for sale, at fair value	401,120	—	—	—	—	—	401,120	401,120
Average interest rate	4.26%	—	—	—	—	—	4.26%
Loans held for sale, at lower of cost or fair value (2)	2,051	—	55	98	420	84,868	87,492	87,492
Average interest rate	11.83%	—	8.78%	8.32%	10.01%	4.50%	4.74%
Loans held for investment - reverse mortgages	114,933	146,053	156,746	147,330	162,021	823,058	1,550,141	1,550,141
Average interest rate	2.94%	2.93%	2.94%	2.95%	2.96%	3.02%	2.96%
Interest–earning collateral and debt service accounts	97,029	—	—	—	—	—	97,029	97,029
Average interest rate	0.20%	—	—	—	—	—	0.20%
Total rate-sensitive assets	$690,234	$146,053	$156,801	$147,428	$162,441	$907,926	$2,210,883	$2,210,883
Percent of total	31.22%	6.61%	7.09%	6.67%	7.35%	41.07%	100.00%

Rate-Sensitive Liabilities:
Match funded liabilities	$2,090,247	$—	$—	$—	$—	$—	$2,090,247	$2,090,247
Average interest rate	1.97%	—	—	—	—	—	1.97%
Senior unsecured notes	—	—	—	—	350,000	—	350,000	321,563
Average interest rate	—	—	—	—	6.63%	—	6.63%
Other borrowings (3)	472,160	11,701	11,714	1,238,116	—	—	1,733,691	1,658,699
Average interest rate	2.53%	5.00%	5.00%	5.00%	—	—	4.33%
Total rate-sensitive liabilities	$2,562,407	$11,701	$11,714	$1,238,116	$350,000	$—	$4,173,938	$4,070,509
Percent of total	61.39%	0.28%	0.28%	29.66%	8.39%	—%	100.00%

	Expected Maturity Date at December 31, 2014
	2015	2016	2017	2018	2019	There- after	Total Balance	Fair Value (1)
Rate-Sensitive Derivative Financial Instruments:
Derivative Assets:
Interest rate caps	$—	$733,332	$995,666	$—	$—	$—	$1,728,998	$567
Average strike rate	—	3.00%	3.00%	—	—	—	3.00%
IRLCs	239,406	—	—	—	—	—	239,406	6,065
Total derivative assets	239,406	733,332	995,666	—	—	—	1,968,404	6,632

Derivative Liabilities:
Forward MBS trades	703,725	—	—	—	—	—	703,725	2,854
Average coupon	3.54%	—	—	—	—	—	3.54%
Total derivative liabilities	703,725	—	—	—	—	—	703,725	2,854
Derivatives, net	$(464,319)	$733,332	$995,666	$—	$—	$—	$1,264,679	$3,778
Forward LIBOR curve (4)	0.26%	0.91%	1.85%	2.35%	2.58%	2.69%
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	Expected Maturity Date at December 31, 2013
	2014	2015	2016	2017	2018	There- after	Total Balance	Fair Value (1)
Rate-Sensitive Assets:
Interest-earning cash	$87,936	$—	$—	$—	$—	$—	$87,936	$87,936
Average interest rate	0.92%	—	—	—	—	—	0.92%
Loans held for sale, at fair value	503,753	—	—	—	—	—	503,753	503,753
Average interest rate	4.24%	—	—	—	—	—	4.24%
Loans held for sale, at lower of cost or fair value (2)	50,592	4,504	2,124	1,429	907	3,351	62,907	62,907
Average interest rate	4.12%	7.23%	6.71%	6.61%	6.38%	6.38%	4.64%
Loans held for investment - reverse mortgages	25,082	48,185	50,214	46,051	42,565	405,921	618,018	618,018
Average interest rate	2.67%	2.67%	2.67%	2.67%	2.66%	2.66%	2.67%
Interest–earning collateral and debt service accounts	134,982	—	—	—	—	—	134,982	134,982
Average interest rate	0.20%	—	—	—	—	—	0.20%
Total rate-sensitive assets	$802,345	$52,689	$52,338	$47,480	$43,472	$409,272	$1,407,596	$1,407,596
Percent of total	57.00%	3.74%	3.72%	3.37%	3.09%	29.08%	100.00%

Rate-Sensitive Liabilities:
Match funded liabilities	$2,364,814	$—	$—	$—	$—	$—	$2,364,814	$2,364,814
Average interest rate	2.08%	—	—	—	—	—	2.08%
Other borrowings (3)	488,929	27,219	11,690	11,690	1,238,141	—	1,777,669	1,762,876
Average interest rate	1.96%	4.24%	5.00%	5.00%	5.00%	—	4.15%
Total rate-sensitive liabilities	$2,853,743	$27,219	$11,690	$11,690	$1,238,141	$—	$4,142,483	$4,127,690
Percent of total	68.89%	0.66%	0.28%	0.28%	30%	—%	100.00%

	Expected Maturity Date at December 31, 2013
	2014	2015	2016	2017	2018	There- after	Total Balance	Fair Value (1)
Rate-Sensitive Derivative Financial Instruments:
Derivative Assets:
Interest rate caps	$—	$—	$1,868,000	$—	$—	$—	$1,868,000	$442
Average strike rate	—	—	3.00%	—	—	—	3.00%
IRLCs	751,436	—	—	—	—	—	751,436	8,433
Forward MBS trades	950,648	—	—	—	—	—	950,648	6,905
Average coupon	3.76%	—	—	—	—	—	3.76%
Derivatives, net	$1,702,084	$—	$1,868,000	$—	$—	$—	$3,570,084	$15,780
Forward LIBOR curve (4)	0.25%	0.60%	1.59%	2.71%	3.55%	4.26%

(1)	See Note 5 — Fair Value to the audited consolidated financial statements included in this prospectus for additional fair value information on financial instruments.
(2)	Net of valuation allowances and including non-performing loans.
(3)	Excludes financing liabilities, which we recognized in connection with the sales transactions that we accounted for as financings. Financing liabilities include $614.4 million and $633.8 million at December 31, 2014 and 2013, respectively, that we recorded in connection with the sales of Rights to MSRs to NRZ which did not qualify as sales for accounting purposes. These financing liabilities have no contractual maturity and are amortized over the life of the transferred Rights to MSRs. Also, excludes financing liabilities of $1.4 billion and $615.6 million at December 31, 2014 and 2013 that we recorded in connection with the securitizations of HMBS which did not quality as sales for accounting purposes. These financing liabilities have no contractual maturity and are amortized as the related loans are repaid.
(4)	Average 1-Month LIBOR for the periods indicated.
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The tables below present the notional amounts of our financial instruments that are sensitive to changes in interest rates and the related fair value of these instruments at September 30, 2015 and December 31, 2014. We use certain assumptions to estimate the fair value of these instruments. See Note 3 – Fair Value to the Unaudited Consolidated Financial Statements for additional information regarding fair value of financial instruments.

	September 30, 2015		December 31, 2014
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value
Rate-Sensitive Assets:
Interest-earning cash	$110,134	$110,134	$75,101	$75,101
Loans held for sale, at fair value	235,909	235,909	401,120	401,120
Loans held for sale, at lower of cost or fair value (1)	291,063	291,063	87,492	87,492
Loans held for investment - reverse mortgages	2,319,515	2,319,515	1,550,141	1,550,141
Interest–earning collateral and debt service accounts	128,481	128,481	97,029	97,029
Total rate-sensitive assets	$3,085,102	$3,085,102	$2,210,883	$2,210,883
Rate-Sensitive Liabilities:
Match funded liabilities	$1,589,846	$1,589,901	$2,090,247	$2,090,247
Financing liabilities	2,953,518	2,934,388	2,258,641	2,248,341
Other secured borrowings	1,001,070	1,000,549	1,733,691	1,658,699
Senior unsecured notes	350,000	321,563	350,000	321,563
Total rate-sensitive liabilities	$5,894,434	$5,846,401	$6,432,579	$6,318,850

	September 30, 2015		December 31, 2014
	Notional	Fair	Notional	Fair
	Balance	Value	Balance	Value
Rate-Sensitive Derivative Financial Instruments:
Derivative assets (liabilities):
Interest rate caps	$3,469,000	$1,501	$1,729,000	$567
IRLCs	385,073	10,010	239,406	6,065
Forward MBS trades	672,899	(3,438)	703,725	(2,854)
Derivatives, net		$8,073		$3,778

(1)	Net of market valuation allowances and including non-performing loans.

Liquidity Risk

We are exposed to liquidity risk primarily because the cash required to support the Servicing business includes the requirement to make advances pursuant to servicing contracts and the need to retain MSRs. We are also exposed to liquidity risk by our need to originate and finance mortgage loans and sell mortgage loans into the secondary market.

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We estimate how our liquidity needs may be impacted by a number of factors, including fluctuations in asset and liability levels due to our business strategy, changes in our business operations, levels of interest rates and unanticipated events. We also assess market conditions and capacity for debt issuance in the various markets that we access to fund our business needs. Additionally, we have established internal processes to anticipate future cash needs and continuously monitor the availability of funds pursuant to our existing debt arrangements. We address liquidity risk by maintaining committed borrowing capacity in excess of our expected needs and by extending the tenor of our funding arrangements. For example, to fund additional advance obligations, we have typically “upsized” existing advance facilities or entered into new advance facilities in anticipation of the funding obligation and then pledged additional advances to support the borrowing. In general, we finance our operations through operating cash flow, advance financing facilities and other secured borrowings. See “Liquidity and Capital Resources” for additional discussion of liquidity.

Operational Risk

Operational risk is inherent in each of our business lines and related support activities. This risk can manifest itself in various ways, including clerical or technological errors, business interruptions and frauds, all of which could cause us to incur losses. Operational risk includes the following key risks:

•	legal risks, as we can have legal disputes with borrowers or counterparties;
•	compliance risks, as we are subject to many federal and state rules and regulations;
•	third-party risks, as we have many processes that have been outsourced to third parties
•	information security risk, as we operate many information systems that contain borrower confidential information.

To manage operational risk, we have a dedicated team of operational risk managers which oversees these risks on a daily basis, assisted by the third-party risk management and information security departments as well as the compliance function, led by the Chief Compliance Officer.

We have started annual Risk Control Self-Assessment (“RCSA”) programs in which we map all company-wide business processes and in order to identify risks and controls in each of them. These controls are tested for efficiency and efficacy and improved if necessary. We monitor these risks and controls on a daily basis through risk coverage teams.

In addition, we also have established policies and control frameworks designed to provide a sound and well-controlled operational environment. We mandate training for our employees in respect to these policies, require business line change control boards and conduct operating reviews on a regular basis. We have also implemented an issue self-identification program, for employees to report to the central operational risk team operational and/or technological issues affecting their operations.

Consumer Credit Risk

We are not subject to the majority of the credit-related risks inherent in maintaining a mortgage loan portfolio as an investment, because we sell the mortgage loans that we originate in the secondary market shortly after origination. We are exposed to early payment defaults from the time that we originate a loan to the time that the loan is sold in the secondary market. Early payment defaults are monitored and loans are audited by our quality assurance teams for origination defects. Our exposure to early payment defaults remains very limited and we do not anticipate material losses from this exposure.

Even though we sell the loans that we originate on a non-recourse basis, we have loan repurchase and indemnification obligations arising from potential breaches of the representation and warranty provisions of our loan sales agreements. In the event of a breach of these representations and warranties, we may be required to repurchase a mortgage loan or indemnify the purchaser, and we may bear any subsequent loss on the mortgage loan. If there is no breach of a representation and warranty provision, we have no obligation to repurchase the loan or indemnify the investor against loss.

There are federal and state legislative initiatives that could, once fully implemented, require us to retain a minimum beneficial interest in the RMBS that we sell through a securitization. Therefore, we may be subject to substantially more consumer credit risk in the future. For example, after the implementation of Dodd-Frank Act’s credit risk retention rule, we may be required to retain not less than 5 percent of the credit risk of the assets collateralizing the RMBS that we sell, absent certain qualified residential mortgage exemptions.

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Apart from the sales and securitization of the mortgage loans we originate, we may have exposure to representation, warranty and indemnification obligations through acquisitions to the extent we assume one or more of these obligations and in connection with our servicing practices. For example, in one of the servicing contracts that Homeward acquired in 2008 from Freddie Mac involving non-prime mortgage loans, Homeward assumed the origination representations and warranties even though it did not originate the loans.

We endeavor to minimize our losses from loan repurchases and indemnifications by focusing on originating high quality mortgage loans and closely monitoring investor and agency eligibility requirements for loan sales. Our quality assurance teams perform independent audits related to the processing and underwriting of mortgage loans prior to closing, as well as after the closing but before the sale of loans, to identify potential repurchase exposures due to breach of representations and warranties. In addition, we perform a comprehensive review of the loan files where we receive investor requests for repurchase and indemnification to establish the validity of the claims and determine our obligation. In limited circumstances, we may retain the full risk of loss on loans sold to the extent that the liquidation value of the asset collateralizing the loan is insufficient to cover the loan itself and associated servicing expenses. In instances where we have purchased loans from third parties, we usually have the ability to recover the loss from the third-party originator.

We maintain a liability for losses on loans that may be repurchased or indemnified as a result of breaches of representations and warranties. We base our loss estimate on our most recent data regarding loan repurchases and indemnity payments and actual credit losses and recoveries on repurchased loans, among other factors. Internal factors that affect our estimate include, among other things, level of loan sales, the party to whom the loans are sold, the expectation of credit loss on repurchases and indemnifications, our success rate at appealing repurchase demands and our ability to recover any losses from third parties. External factors beyond our control that may affect our estimate include, among other things, the overall economic condition in the housing market, the economic condition of borrowers, the political environment at GSEs and the overall U.S. and world economy.

Consumer credit risk also affects the market value and profitability of our mortgage servicing portfolio. When a mortgage loan is in foreclosure, we are generally required to continue to advance delinquent principal and interest to the securitization trust and to make advances for delinquent taxes and insurance, foreclosure costs and the upkeep of vacant property in foreclosure to the extent that we determine that such amounts are recoverable. These servicing advances are generally financed until recovered when the delinquency is resolved or when the property collateralizing the loan we service is liquidated through a foreclosure or REO sale. Therefore, servicing costs are generally higher on higher credit risk loans. In addition, higher credit risk loans are generally affected to a greater extent by an economic downturn or a deterioration of the housing market. An increase in delinquencies and foreclosure rates could increase interest expense on advances, result in higher operating expenses and cause a reduction in income from, and the value of, our servicing portfolio. We closely track the credit risk profile of our servicing portfolio with a view to ensuring that changes in portfolio credit risk are identified on a timely basis.

Counterparty Credit Risk & Concentration Risk

Counterparty credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. We manage counterparty credit risk by entering into financial instrument transactions through national exchanges, primary dealers or approved counterparties and the use of mutual margining agreements whenever possible to limit potential exposure. We regularly evaluate the financial position and creditworthiness of our counterparties. We do not anticipate losses due to counterparty nonperformance.

Counterparty credit risk exists with our third-party originators from whom we purchase originated mortgage loans. The third-party originators incur a representation and warranty obligation when we acquire the mortgage loan from them, and they agree to reimburse us for any losses incurred due to an origination defect. We become exposed to losses for origination defects if the third-party originator is not able to reimburse us for losses incurred for indemnification or repurchase. We mitigate this risk by monitoring purchase levels from our third-party originators (to reduce concentration risk), by performing regular quality control reviews of the third-party originators’ underwriting standards and by regular reviews of the creditworthiness of third-party originators.

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The mortgaged properties securing the residential loans that we service are geographically dispersed throughout all 50 states, the District of Columbia and two U.S. territories. The five largest concentrations of properties are located in California, Florida, New York, New Jersey and Texas which, taken together, comprise 39% of the loans serviced at December 31, 2014. California has the largest concentration of loans with 15% of the total loans serviced.

Contractual Obligations and Off Balance Sheet Arrangements

Contractual Obligations

We believe that we have adequate resources to fund all unfunded commitments to the extent required and meet all contractual obligations as they come due. At September 30, 2015, such contractual obligations were primarily comprised of secured and unsecured borrowings, interest payments, operating leases and commitments to originate or purchase loans. Other than the renewal and amendment of advance funding facilities and other secured borrowings and the prepayment of the SSTL from proceeds of MSR sales, there were no significant changes to our contractual obligations during the nine months ended September 30, 2015.

The following table sets forth certain information regarding amounts we owe to others under contractual obligations as of December 31, 2014:

	Less Than One Year	After One Year Through Three Years	After Three Years Through Five Years	After Five Years	Total
Senior secured term loan and other secured borrowings (1)	$45,018	$26,000	$1,238,250	$—	$1,309,268
Senior unsecured notes	—	—	350,000	—	350,000
Contractual interest payments (2)	87,713	173,465	39,557	—	300,735
Originate/purchase mortgages or securities	244,760	—	—	—	244,760
Reverse mortgage equity draws (3)	489,595	17,173	—	—	506,768
Operating leases	17,480	28,057	5,440	—	50,977
	$884,566	$244,695	$1,633,247	$—	$2,762,508

(1)	Amounts are exclusive of any related discount. Excludes match funded liabilities and borrowings under mortgage loan warehouse facilities as these represent non-recourse debt that has been collateralized by assets which are not available to satisfy general claims against Ocwen. Also excludes financing liabilities which result from sales of assets that do not qualify as sales for accounting purposes and, therefore, are accounted for as secured financings. See Note 14 — Borrowings to the audited consolidated financial statements included in this prospectus for additional information related to these excluded borrowings. Excludes the impact of any prepayments made or expected to be made using proceeds from sales of Agency MSRs. See “—Overview.”
(2)	Represents estimated future interest payments on other secured borrowings, based on applicable interest rates as of December 31, 2014.
(3)	Represents additional equity draw obligations in connection with reverse mortgage loans originated or purchased by Liberty. Because these draws can be made in their entirety, we have classified them as due in less than one year at December 31, 2014.

As of December 31, 2014, we had gross unrecognized tax benefits of $22.5 million and an additional $5.9 million for gross interest and penalties classified as liabilities. At this time, we are unable to make a reasonably reliable estimate of the timing of payments in individual years in connection with these tax liabilities; therefore, such amounts are not included in the above contractual obligation table.

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Off-Balance Sheet Arrangements

In the normal course of business, we engage in transactions with a variety of financial institutions and other companies that are not reflected on our balance sheet. We are subject to potential financial loss if the counterparties to our off-balance sheet transactions are unable to complete an agreed upon transaction. We seek to limit counterparty risk through financial analysis, dollar limits and other monitoring procedures. We have also entered into non-cancelable operating leases principally for our office facilities.

Derivatives. We record all derivative transactions at fair value on our consolidated balance sheets. We use these derivatives primarily to manage our interest rate risk. The notional amounts of our derivative contracts do not reflect our exposure to credit loss. See Note 18 — Derivative Financial Instruments and Hedging Activities to the audited consolidated financial statements included in this prospectus and Note 13 — Derivative Financial Instruments and Hedging Activities to our unaudited consolidated financial statements included in this prospectus for additional information.

Involvement with SPEs. We use SPEs for a variety of purposes but principally in the financing of our servicing advances and in the securitization of mortgage loans.

We generally use match funded securitization facilities to finance our servicing advances. The SPEs to which the advances are transferred in the securitization transaction are included in our consolidated financial statements either because we have the majority equity interest in the SPE or because we are the primary beneficiary where the SPE is a variable interest entity (“VIE”). The holders of the debt of these SPEs can look only to the assets of the SPEs for satisfaction of the debt and have no recourse against OCN. However, OCN and OLS have guaranteed the payment of the obligations of the issuer under our small-balance commercial match funded facility up to a maximum of 10% of the notes outstanding at the end of the facility’s revolving period in December 2014. This facility had an outstanding balance of $0.5 million at December 31, 2014 and was terminated on January 31, 2015.

VIEs. If we determine that we are the primary beneficiary of a VIE, we include the VIE in our consolidated financial statements. We have interests in VIEs that we do not consolidate because we have determined that we are not the primary beneficiary of the VIEs. In addition, we have transferred forward and reverse mortgage loans in transactions accounted for as sales or as secured borrowings for which we retain the obligation for servicing and for standard representations and warranties on the loans. See Note 2 — Securitizations and Variable Interest Entities and Note 4 — Sales of Advances and MSRs to the audited consolidated financial statements included in this prospectus for additional information.

Mortgage Loan Repurchase and Indemnification Liability. We have exposure to representation, warranty and indemnification obligations in our capacity as a loan originator and servicer. We recognize the fair value of representation and warranty obligations in connection with originations upon sale of the loan or upon completion of an acquisition. Thereafter, the estimation of the liability considers probable future obligations based on industry data of loans of similar type segregated by year of origination and estimated loss severity based on current loss rates for similar loans. Our historical loss severity considers the historical loss experience that we incur upon sale or liquidation of a repurchased loan as well as current market conditions.

The underlying trends for loan repurchases and indemnifications are volatile, and there is significant uncertainty regarding our expectations of future loan repurchases and indemnifications and related loss severities. Due to the significant uncertainties surrounding estimates related to future repurchase and indemnification requests by investors and insurers as well as uncertainties surrounding home prices, it is possible that our exposure could exceed our recorded mortgage loan repurchase and indemnification liability. Our estimate of the mortgage loan repurchase and indemnification liability considers the current macro-economic environment and recent repurchase trends; however, if we experience a prolonged period of higher repurchase and indemnification activity or a decline in home values, then our realized losses from loan repurchases and indemnifications may ultimately be in excess of our recorded liability. Given the levels of realized losses in recent periods, there is a reasonable possibility that future losses may be in excess of our recorded liability. See Note 2 — Securitizations and Variable Interest Entities, Note 15 — Other Liabilities and Note 28 — Contingencies to the audited consolidated financial statements included in this prospectus for additional information.

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Critical Accounting Policies and Estimates

Our ability to measure and report our financial position and operating results is influenced by the need to estimate the impact or outcome of future events on the basis of information available at the time of the financial statements. Our significant accounting policies are described in Note 1B — Basis of Presentation and Significant Accounting Policies to the audited consolidated financial statements included in this prospectus. An accounting estimate is considered critical if it requires that management make assumptions about matters that were highly uncertain at the time the accounting estimate was made. If actual results differ from our judgments and assumptions, then it may have an adverse impact on the results of operations and cash flows. Management has processes in place to monitor these judgments and assumptions, including with the Audit Committee of the Board of Directors.

Fair Value Measurements

We use fair value measurements to record fair value adjustments to certain instruments and to determine fair value disclosures. Refer to Note 5 — Fair Value to the audited consolidated financial statements included in this prospectus and Note 3 – Fair Value to the unaudited consolidated financial statements included in this prospectus for the fair value hierarchy, descriptions of valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized. We follow the fair value hierarchy in order to prioritize the inputs utilized to measure fair value. We review and modify, as necessary, our fair value hierarchy classifications on a quarterly basis. As such, there may be reclassifications between hierarchy levels.

The following table summarizes assets and liabilities measured at fair value on a recurring and nonrecurring basis and the amounts measured using Level 3 inputs at the dates indicated:

	September 30, 2015	December 31, 2014	December 31, 2013
Loans held for sale	$526,972	$488,612	$566,660
Loans held for investment - reverse mortgages	2,319,515	1,550,141	618,018
MSRs - recurring basis	787,344	93,901	116,029
MSRs - nonrecurring basis (1)	144,212	—	—
Derivative assets	11,511	6,632	15,780
Mortgage-backed securities	8,541	7,335	—
Assets at fair value	$3,798,095	$2,146,621	$1,316,487
As a percentage of total assets	47%	26%	17%
Financing liabilities	$2,789,663	$2,058,693	$1,249,380
Derivative liabilities	3,438	2,854	—
Liabilities at fair value	$2,793,101	$2,061,547	$1,249,380
As a percentage of total liabilities	40%	29%	21%
Assets at fair value using Level 3 inputs	$3,552,176	$1,739,436	$797,396
As a percentage of assets at fair value	94%	81%	61%
Liabilities at fair value using Level 3 inputs	$2,789,663	$2,058,693	$1,249,380
As a percentage of liabilities at fair value	100%	100%	100%

(1)	The balance at September 30, 2015 includes our impaired government-insured stratum of amortization method MSRs which is measured at fair value on a non-recurring basis. The carrying value of this stratum is net of a valuation allowance of $25.1 million.

Assets at fair value using Level 3 inputs increased during the three months ended March 31, 2015 primarily due to our election on January 1, 2015 to account for a newly-created class of non-Agency MSRs at fair value as further described below. Reverse mortgage originations also contributed to the increase in Level 3 assets at fair value. Liabilities at fair value using Level 3 inputs increased primarily in connection with reverse mortgage securitizations, which we account for as secured financings. Our net economic exposure to Loans held for investment - reverse mortgages and the related Financing liabilities (HMBS-related borrowings) is limited to the residual value we retain. Changes in inputs used to value the loans held for investment are largely offset by offsetting changes in the value of the related secured financing. See Note 3 – Fair Value to the unaudited consolidated financial statements included in this prospectus for more information.

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Level 3 assets and liabilities increased during 2014 in connection with reverse mortgage origination and securitization activity. We account for reverse mortgage securitizations as secured financings and have elected the fair value option for the related Loans held for investment - reverse mortgages and Financing liabilities (HMBS-related borrowings). Our economic exposure to these net assets is limited to the residual value we retain. Changes in inputs used to value the loans held for investment are largely offset by changes in the value of the related secured financing.

We have numerous internal controls in place to ensure the appropriateness of fair value measurements. Significant fair value measures are subject to analysis and management review and approval. Additionally, we utilize a number of operational controls to ensure the results are reasonable, including comparison, or “back testing,” of model results against actual performance and monitoring the market for recent trades, including our own price discovery in connection with potential and completed sales, and other market information that can be used to benchmark inputs or outputs. Considerable judgment is used in forming conclusions about Level 3 inputs such as interest rate movements, prepayment speeds, delinquencies, credit losses and discount rates. Changes to these inputs could have a significant effect on fair value measurements.

Valuation and Amortization of MSRs

MSRs are an asset that represents the right to service a portfolio of mortgage loans. We originate MSRs from our lending activities and obtain MSRs through asset acquisitions or business combinations. For initial measurement, acquired and originated MSRs are initially measured at fair value. Subsequent to acquisition or origination, we account for MSRs using the amortization or fair value measurement method. Effective January 1, 2015, we elected fair value accounting for a newly-created class of non-Agency MSRs, which were previously accounted for using the amortization method. This irrevocable election applies to all subsequently acquired or originated servicing assets and liabilities that have characteristics consistent with this class. We recorded a cumulative-effect adjustment of $52.0 million (before deferred income taxes of $9.2 million) to retained earnings as of January 1, 2015 to reflect the excess of the fair value of these MSRs over their carrying amount. At December 31, 2014, the UPB and carrying value of the non-Agency MSRs for which the fair value election was made was $195.3 billion and $787.1 million, respectively.

For MSRs accounted for using the amortization measurement method, we assess servicing assets or liabilities for impairment or increased obligation based on fair value on a quarterly basis. We group our MSRs by stratum for impairment testing based on the predominant risk characteristics of the underlying mortgage loans. During the first quarter of 2015, we recognized a $17.8 million impairment charge on our government-insured MSRs, as the fair value for this stratum was less than its carrying value. This impairment was primarily due to the FHA reducing its mortgage insurance premium rate by 50 basis points during the quarter, which created a greater incentive for existing FHA borrowers to refinance their loan and in turn, generated higher projected prepayment speed and shorter asset life inputs used to value these MSRs. During the second quarter of 2015, the fair value of this stratum increased due to higher interest rates and we reversed $16.2 million of the valuation allowance, while during the third quarter of 2015, the fair value of this stratum decreased due to lower interest rates, resulting in the recognition of an additional $23.4 million impairment charge. The carrying value of this stratum at September 30, 2015 was $144.2 million, net of the valuation allowance of $25.1 million. The impairment charge is recognized in Servicing and origination expense in the Unaudited Consolidated Statements of Operations.

The determination of the fair value of MSRs requires management judgment due to the number of assumptions that underlie the valuation. We estimate the fair value of our MSRs by using a process that is based on the use of independent third-party valuation experts, and supported by commercially available discounted cash flow models and analysis of current market data to arrive at an estimate of fair value. The key assumptions used in the valuation of these MSRs include prepayment speeds, loan delinquency and discount rates.

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The following table provides the range of key assumptions (expressed as a percentage of UPB) by stratum projected for the five-year period beginning December 31, 2014:

	Conventional	Government-Insured	Non-Agency
Prepayment speed	8.7% to 16.0%	10.3% to 16.7%	13.5% to 24.8%
Delinquency	8.5% to 8.9%	18.8% to 19.4%	30.3% to 35.1%
Discount rate	9.4%	9.6%	15.4%
Cost to service	$58 to $104	$79 to $141	$244 to $339

Changes in these assumptions are generally expected to affect our results of operations as follows:

•	Increases in prepayment speeds generally reduce the value of our MSRs as the underlying loans prepay faster which causes accelerated MSR amortization, higher compensating interest payments and lower overall servicing fees, partially offset by a lower overall cost of servicing, increased float earnings on higher float balances and lower interest expense on lower servicing advance balances.
•	Increases in delinquencies generally reduce the value of our MSRs as the cost of servicing increases during the delinquency period, and the amounts of servicing advances and related interest expense also increase.
•	Increases in the discount rate reduce the value of our MSRs due to the lower overall net present value of the net cash flows.
•	Increases in interest rate assumptions will increase interest expense for financing servicing advances although this effect is partially offset because rate increases will also increase the amount of float earnings that we recognize.

The following table provides information related to the sensitivity of our MSR fair value estimate to a 10% adverse change in key valuation inputs as of December 31, 2014:

	Conventional	Government- Insured	Non-Agency
Prepayment speed	$(113,866)	$(23,874)	$(25,601)
Delinquency	(13,155)	(12,859)	(66,591)
Discount rate	(49,477)	(7,357)	(20,930)
Cost to service	(29,901)	(7,505)	(112,044)

As disclosed in Note 1B — Basis of Presentation and Significant Accounting Policies to the audited consolidated financial statements included in this prospectus, we have increased our estimate of net servicing income from our servicing portfolio and have accounted for the resulting change in MSR amortization as a change in accounting estimate. The effect of this change on 2014 was to reduce amortization expense by $89.9 million, increase Net income attributable to Ocwen common stockholders by $80.3 million and to increase both basic and diluted earnings per share by $0.61.

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Income Taxes

We record a tax provision for the anticipated tax consequences of the reported results of operations. We compute the provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. We measure deferred tax assets and liabilities using the currently enacted tax rates in each jurisdiction that applies to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

 Other than for certain U.S. deferred tax assets, management believes it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with future reversals of existing taxable temporary differences, will be sufficient to fully recover the deferred tax assets. In the event that we determine all or part of the net deferred tax assets are not realizable in the future, we will make an adjustment to the valuation allowance that will be charged to earnings in the period such determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of GAAP and complex tax laws. Resolution of these uncertainties in a manner inconsistent with management’s expectations could have a material impact on our financial condition and operating results.

As of December 31, 2014, our net deferred tax assets included approximately $54.9 million in the U.S. jurisdiction. These deferred tax assets include approximately $45.9 million related to U.S. net operating loss carryforwards that can be used to offset taxable income in future periods and reduce our income taxes payable in those future periods. All of these net operating loss carryforwards will expire if they are not used within certain periods. At this time, we consider it more likely than not that we will have sufficient taxable income in the future that will allow us to realize these deferred tax assets. However, it is possible that some or all of these net operating loss carryforwards could ultimately expire unused, especially if future levels of income decrease. Therefore, unless we are able to generate sufficient taxable income from our operations, a substantial valuation allowance to reduce our U.S. deferred tax assets may be required, which would increase our income tax expense in the period the allowance is recognized and could have a material adverse effect on our results of operations and statement of financial condition.

At September 30, 2015 and December 31, 2014, our total net deferred tax assets were $63.9 million and $77.0 million, respectively, net of a valuation allowance of $15.3 million and $19.4 million.

Goodwill

We test goodwill for impairment at least annually and more often if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its net carrying value. We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. Factors that we consider in the qualitative assessment include general economic conditions, conditions of the industry and market in which we operate, regulatory developments, cost factors and our overall financial performance. If we elect to bypass the qualitative assessment or if we determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying value, a two-step quantitative test is required. Under the two-step impairment test, we evaluate the recoverability of goodwill by comparing the estimated fair value of each reporting unit with its estimated net carrying value (including goodwill). We derive the fair value of reporting units based on a combination of generally accepted valuation techniques that we believe market participants would use, including the income approach (discounted cash flow valuation methodology) and the market approach. If the net carrying value of the reporting unit exceeds its fair value, we then perform the second step of the impairment test to measure the amount of impairment loss, if any. In the second, step we allocate the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill (implied fair value of goodwill). If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, we recognize an impairment loss in an amount equal to that excess up to the carrying value of goodwill.

Our qualitative and quantitative goodwill impairment testing involves the use of estimates and the exercise of judgment on the part of management. From time to time, we may obtain assistance from third parties in our quantitative evaluation. The income approach, or discounted cash flow valuation methodology, uses projections of future cash flows and includes assumptions concerning future operating performance, risk-adjusted discount rates and economic conditions that may differ from actual future results achieved. In projecting our cash flows, we use projected growth rates or, where applicable, the projected prepayment rate. For the discount rate, we use a rate that reflects our weighted average cost of capital determined based on our industry and size risk premiums based on our market capitalization. The market approach measures the value of the company through an analysis of recent sales or offerings of comparable companies. Under the market approach, we utilize revenue and earnings multiples based on the market value of guideline publicly-traded companies in developing estimates of the fair value of the reporting unit. While determining the fair value of our reporting units is judgmental in nature, and requires the use of estimates and assumptions, estimates of fair value are reasonably available for the most significant assets and liabilities in our reporting units.

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The following table provides information regarding the balance of goodwill by business acquisition and by segment as of December 31, 2014:

	Servicing	Lending	Total
HomEq	$12,810	$—	$12,810
Litton	57,430	—	57,430
Homeward	218,170	46,159	264,329
ResCap	82,669	—	82,669
Liberty	—	2,963	2,963
	371,079	49,122	420,201
Impairment loss	(371,079)	(49,122)	$(420,201)
Net balance	$—	$—	$—

We perform our annual impairment test of goodwill as of August 31st of each year. Based on our August 31, 2014 annual assessment, we determined that the goodwill allocated to each reporting unit was not impaired. During the fourth quarter of 2014, we determined that sufficient indicators of potential impairment existed to require an interim goodwill impairment analysis as of December 31, 2014. As a result of this analysis, we recorded an impairment charge of $420.2 million as disclosed in Note 12 — Goodwill to the audited consolidated financial statements included in this prospectus. These indicators included significant declines in the market price of our common stock in reaction to the NY DFS settlement announced in December 2014, including the resignation of our Chairman, and the CA DBO settlement announced in January 2015 related to an administrative action dated October 3, 2014.

Ocwen, with the assistance of a third-party valuation firm, performed the first step of the impairment test and determined that the fair value of the reporting units, based on a combination of the income approach and the market approach, were lower than their respective carrying values. The failure of the first step of the two-step impairment test triggered the requirement to perform the second step of the impairment test to measure the amount of impairment loss. In the second step, the carrying amount of the goodwill exceeded the implied fair value of the goodwill of the reporting units. As a result, we recorded a charge for the full impairment of goodwill in our Servicing and Lending segments as of December 31, 2014.

Indemnification Obligations

We have exposure to representation, warranty and indemnification obligations because of our lending, sales and securitization activities, our acquisitions to the extent we assume one or more of these obligations, and in connection with our servicing practices. We initially recognize these obligations at fair value. Thereafter, the estimation of the liability considers probable future obligations based on industry data of loans of similar type segregated by year of origination, to the extent applicable, and estimated loss severity based on current loss rates for similar loans, our historical rescission rates and the current pipeline of unresolved demands. Our historical loss severity considers the historical loss experience that we incur upon sale or liquidation of a repurchased loan as well as current market conditions. We monitor the adequacy of the overall liability and make adjustments, as necessary, after consideration of other qualitative factors including ongoing dialogue and experience with our counterparties.

Litigation

We monitor our litigation matters, including advice from external legal counsel, and regularly perform assessments of these matters for potential loss accrual and disclosure. We establish liabilities for settlements, judgments on appeal and filed and/or threatened claims for which we believe it is probable that a loss has been or will be incurred and the amount can be reasonably estimated.

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Recent Accounting Pronouncements

Listed below are recent accounting pronouncements that we adopted on January 1, 2015. Our adoption of these standards did not have a material impact on our Consolidated Financial Statements.

•	ASU 2014-01: Investments – Accounting for Investments in Qualified Affordable Housing Projects
•	ASU 2014-04: Receivables – Troubled Debt Restructurings by Creditors – Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure
•	ASU 2014-08: Presentation of Financial Statements and Property, Plant, and Equipment – Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity
•	ASU 2014-11: Transfers and Servicing – Repurchase-to-Maturity Transactions, Repurchase Financings and Disclosures
•	ASU 2014-12: Compensation – Stock Compensation – Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period
•	ASU 2014-14: Receivables – Troubled Debt Restructurings by Creditors – Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure

In addition to the above recently issued accounting pronouncements, listed below are accounting pronouncements that we adopted in 2014. None of these pronouncements had a material effect on our Consolidated Financial Statements.

•	ASU 2013-04: Liabilities – Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date
•	ASU 2013-05: Foreign Currency Matters – Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity
•	ASU 2013-11: Income Taxes – Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss or a Tax Credit Carryforward Exists
•	ASU 2014-17: Business Combinations - Pushdown Accounting

We are also evaluating the impact of recently issued accounting standards not yet adopted that are not effective for us until on or after January 1, 2016. We do not anticipate that our adoption of these standards will have a material impact on our consolidated financial statements.

For additional information regarding the above pronouncements and other pronouncements which we have not yet adopted, see Note 1B — Basis of Presentation and Significant Accounting Policies to the audited consolidated financial statements included in this prospectus.

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BUSINESS

Overview

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, is one of the largest mortgage companies in the United States. Ocwen is headquartered in West Palm Beach, Florida with offices throughout the United States (“U.S.”) and in the United States Virgin Islands (“USVI”) with support operations in India and the Philippines. Ocwen Financial Corporation is a Florida corporation organized in February 1988. With its predecessors, Ocwen has been servicing residential mortgage loans since 1988. We have been originating forward mortgage loans since 2012 and reverse mortgage loans since 2013.

Ocwen is a leader in the servicing industry in foreclosure prevention and loss mitigation that helps families stay in their homes and improves financial outcomes for investors. Our leadership in the industry is evidenced by our high cure rate for delinquent loans and above average rate of continuing performance by borrowers whose loans we have modified. Ocwen completed over 625,000 loan modifications between January 2008 and September 30, 2015. We are also an innovator in the industry, as evidenced by our “Shared Appreciation Modification” (“SAM”) program. The SAM program incorporates principal reductions and lower payments for borrowers while providing an estimated net present value for mortgage loan investors that is superior to that of foreclosure, plus the ability to recoup a portion of the principal reductions granted if property values increase over time. This program was developed in 2012, and was expanded in 2013 to all states where the program is permitted. Through September 30, 2015, we have completed over 50,000 modifications under the SAM program.

Ocwen has been a leader in the U.S. Treasury’s Home Affordable Modification Program (“HAMP”) since the program’s inception in 2009. We have provided more HAMP-sponsored modifications than any other mortgage servicer and 52% more than the next highest servicer, according to data published in the U.S. Treasury's Making Home Affordable Second Quarter Program Performance Report.

From 2010 through 2013, our business grew rapidly via portfolio and business acquisitions. However, we made no significant acquisitions during 2014 or the first nine months of 2015 and, as a result, the unpaid principal balance (“UPB”) of our residential servicing portfolio declined from $464.7 billion as of December 31, 2013 to $398.7 billion as of December 31, 2014 and to $288.1 billion as of September 30, 2015. Our growth ceased primarily as a result of significant regulatory scrutiny by the state of New York, which resulted in a settlement with the New York Department of Financial Services (“NY DFS”) in December 2014. We also entered into a more limited settlement with the California Department of Business Oversight (“CA DBO”) in January 2015.

Our recent regulatory settlements have significantly impacted our ability to grow our servicing portfolio because we have agreed to restrictions in our consent orders with the NY DFS and CA DBO that effectively prohibit future acquisitions of servicing until we have satisfied the respective conditions in those consent orders. Under the NY DFS consent order, we may acquire mortgage servicing rights (“MSRs”) upon (a) meeting benchmarks specified by the Operations Monitor relating to our boarding process for newly acquired MSRs and our ability to adequately service newly acquired MSRs and our existing loan portfolio, and (b) the NY DFS’s approval, not to be unreasonably withheld. Under the CA DBO consent order, we agreed to cease acquiring any additional MSRs for loans secured in California until the CA DBO is satisfied that OLS can satisfactorily respond to the requests for information and documentation made in the course of a regulatory exam. If we are unable to satisfy the NY DFS and CA DBO conditions, we will be unable to grow our servicing portfolio through acquisitions.

As a result of the current regulatory environment, we have faced, and expect to continue to face, increased regulatory and public scrutiny as well as stricter and more comprehensive regulation of our business. We continue to work diligently to assess the implications of the regulatory environment in which we operate and to meet the requirements of the current environment. We devote substantial resources to regulatory compliance, while, at the same time, striving to meet the needs and expectations of our customers, clients and other stakeholders.

Ocwen has implemented an “asset-light” strategy pursuant to which we have sold Rights to MSRs, together with the related servicing advances, to NRZ, who purchased these Rights to MSRs and assumed the rights and obligations under the associated agreements from HLSS on April 6, 2015. Our sales of Rights to MSRs has enabled us to focus our business on the less capital-intensive activity of loan servicing (as opposed to the more capital-intensive activity of funding advance obligations). Pursuant to our agreements with NRZ, NRZ has acquired Rights to MSRs and related servicing advances, and has assumed the obligation to fund new servicing advances in respect of the Rights to MSRs. We continue to service the loans for which the Rights to MSRs have been sold to NRZ. Our sales of Rights to MSRs had two primary benefits. First, it enabled us to operate our business in a manner that allowed us to keep less capital on our balance sheet because we did not need to fund servicing advances on the loans for which Rights to MSRs have been sold. Second, when we sold Rights to MSRs, we received large amounts of funds that we were able to use to acquire additional MSRs. In terms of scale, we estimate that we would have had an additional $5.6 billion of servicing advances on our balance sheet as of June 30, 2015 had we not entered into the Rights to MSRs transactions.

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Including our initial transaction on March 5, 2012, through 2014, we completed sales of Rights to MSRs and related servicing advances for serviced loans with a UPB of $202.4 billion (based on UPB at the time of sale). Together, these transactions are referred to as the NRZ/HLSS Transactions. We did not complete any sales of Rights to MSRs to NRZ during 2014 or the first nine months of 2015. As of September 30, 2015, we are the servicer on Rights to MSRs sold to NRZ pertaining to approximately $146.0 billion in UPB.

Business Lines

Servicing and Lending are our primary lines of business.

Servicing

Our Servicing business is primarily comprised of our core residential mortgage servicing business and currently accounts for the majority of our total revenues. Our servicing clients include non-Agency residential mortgage-backed securities (“RMBS”) trusts and some of the largest financial institutions in the U.S., including the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Government National Mortgage Association (“Ginnie Mae”). We are a leader in the servicing industry in foreclosure prevention and loss mitigation that helps families stay in their homes and improves financial outcomes for investors.

Servicing involves the collection and remittance of principal and interest payments received from borrowers, the administration of mortgage escrow accounts, the collection of insurance claims, the management of loans that are delinquent or in foreclosure or bankruptcy, including making servicing advances, evaluating loans for modification and other loss mitigation activities and, if necessary, foreclosure referrals and the sale of the underlying mortgaged property following foreclosure (“real estate owned” or “REO”) on behalf of investors or other servicers. Master servicing involves the collection of payments from servicers and the distribution of funds to investors in mortgage and asset-backed securities and whole loan packages. We earn contractual monthly servicing fees (which are typically payable as a percentage of UPB) pursuant to servicing agreements as well as other ancillary fees in connection with our servicing activities.

We also earn fees under both subservicing and special servicing arrangements with banks and other institutions that own the MSRs. The owners of MSRs may choose to hire Ocwen as a subservicer or special servicer instead of servicing the MSRs themselves for a variety of reasons, including not having a servicing platform or not having the necessary capacity or expertise to service some or all of their MSRs. In a subservicing context, Ocwen may be engaged to perform all of the servicing functions previously described or it could be a limited engagement (e.g., sub-servicing only non-defaulted mortgage loans). As a subservicer, we are obligated to make servicing advances, though most subservicing agreements provide for more rapid reimbursement of any advances from the owner of the servicing rights. Ocwen is also engaged as a special servicer. These engagements typically involve portfolios of defaulted mortgage loans, which require more work than performing mortgage loans and involve working out modifications or short sales with borrowers or taking properties through the foreclosure process. We typically earn subservicing and special servicing fees either as a percentage of UPB or on a per loan basis.

Our servicing platform (“REALServicing®”) runs on an information technology system that we license under long-term agreements with Altisource Portfolio Solutions S.A. (“Altisource”). The system utilizes non-linear loss mitigation models that we believe optimize delinquent borrower resolutions. Altisource utilizes software developers, modelers and psychology professionals who focus on borrower behavior and improvement of resolution models to improve system performance and outcomes.

Acquisition History and Growth

From 2010 through 2013, the Servicing business grew rapidly via portfolio and business acquisitions. We made no significant acquisitions during 2014. Our growth ceased primarily as a result of significant regulatory scrutiny, which resulted in our settlement with the NY DFS in December 2014 and the CA DBO in January 2015.

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Significant servicing asset and platform acquisitions during the five years ended December 31, 2014 are as follows:

Counterparty	Acquisition Type	Date	Loan Count	MSR UPB (in billions)
Saxon (1)	Asset	May 2010	38,000	$6.9
HomEq (2)	Platform	September 2010	134,000	22.4
Litton (3)	Platform	September 2011	245,000	38.6
Saxon (1)	Asset	April 2012	132,000	22.2
JPMorgan (4)	Asset	April 2012	41,200	8.1
Bank of America (5)	Asset	June 2012	51,000	10.1
Homeward (6)	Platform	December 2012	421,000	77.0
ResCap (7)	Platform	February 2013	1,740,000	183.1
Ally (8)	Asset	April - August 2013	466,900	87.5
OneWest (9)	Asset	August 2013 - March 2014	299,000	69.0
Greenpoint (10)	Asset	December 2013	31,400	6.3

(1)	Consisted of conventional and non-Agency (includes forward mortgage loans originated as Alt-A and subprime) MSRs acquired from Saxon Mortgage Services, Inc. (“Saxon”).
(2)	Represented the U.S. non-Agency mortgage servicing business (“HomEq”) acquired from Barclays Bank PLC.
(3)	Represented the acquisition of the outstanding partnership interests of Litton Loan Servicing LP (“Litton”), a servicer and subservicer of primarily non-Agency mortgage loans, from The Goldman Sachs Group, Inc.
(4)	Consisted of non-Agency MSRs acquired from JP Morgan Chase Bank, N.A. (“JPMorgan”).
(5)	Consisted of conventional MSRs acquired from Bank of America, N.A. (“Bank of America”).
(6)	On December 27, 2012, completed the merger of O&H Acquisition Corp. (“O&H”), a wholly-owned subsidiary of Ocwen, and Homeward, a servicer and subservicer of conventional, government-insured and non-Agency mortgage loans and an originator of conventional and government-insured loans. Substantially all of the stock of Homeward was owned by certain private equity funds that were managed by WL Ross & Co. LLC.
(7)	Represented the acquisition of the U.S. mortgage servicing business (“ResCap”) of Residential Capital, LLC, a servicer, subservicer and master servicer of conventional, government-insured and non-Agency mortgage loans, pursuant to a plan under Chapter 11 of Title 11 of the U.S. Bankruptcy Code. Residential Capital, LLC is a wholly-owned subsidiary of Ally Financial Inc.
(8)	Consisted of conventional MSRs acquired from Ally Bank (“Ally”), a wholly-owned subsidiary of Ally Financial Inc. Ocwen assumed the subservicing agreement between ResCap and Ally at the time of the ResCap acquisition. Upon completion of the Ally acquisition, the subservicing contract was terminated.
(9)	Consisted of conventional and non-Agency MSRs acquired from OneWest Bank, FSB (“OneWest”).
(10)	Consisted of primarily non-Agency MSRs from Greenpoint Mortgage Funding, Inc. (“Greenpoint”), a subsidiary of Capital One Bank, N.A.
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We have been consistently successful in reducing delinquencies on acquired business even though these acquired portfolios were previously managed by servicers that were, in many cases, considered among the best servicers in the business. The following table includes the decline in delinquencies (mortgage loans 90 days or more past due) for non-prime servicing portfolios acquired on or before June 30, 2013, as of December 31, 2014:

		Delinquencies (% of UPB)
Acquisition	Acquisition Date	Upon Boarding to Ocwen’s System	December 31, 2014
HomEq	September 2010	28.0%	18.0%
Litton	September 2011	35.0	20.6
Saxon	April 2012	28.7	18.9
Homeward	December 2012	21.7	14.3
ResCap	February 2013	11.4	5.9

While increasing borrower participation in modification programs is a critical component of our ability to reduce delinquencies, equally important is the persistency of those modifications to remain current. As of December 31, 2014, only 25.6% of Ocwen modifications are 60 or more days delinquent as compared to non-Ocwen servicer re-default rates of 31.2%, according to data from BlackBox Logic LLC. According to the same data, Ocwen has modified a larger percentage of its portfolio, 61.8% versus 54.4% for the non-Ocwen large subprime servicers. The data also confirms our success in generating greater cash flow to investors showing that 77.5% of Ocwen’s subprime borrowers have made 10 or more payments in the 12 months ending December 2014 as compared to only 68.9% for other large subprime servicers.

Business Mix Shift and Profitability

In total, the MSR acquisitions through 2013 substantially increased the share of our servicing portfolio that is made up of conventional loans (conforming to the underwriting standards of the government sponsored entities, Fannie Mae or Freddie Mac (collectively, the “GSEs” and “Agency”), government-insured loans (insured by the Federal Housing Authority (“FHA”) of the Department of Housing and Urban Development (“HUD”) or Department of Veterans Affairs (“VA”) (collectively, “government-insured”)) and prime non-Agency loans (generally conforming to the underwriting standards of the GSEs whose UPB exceeds the GSE loan limits, commonly referred to as “jumbo loans”). At December 31, 2014, these loans comprised 58.0% of the UPB of our servicing portfolio, up from 56.8% at December 31, 2013 and 24.4% at December 31, 2012. Pre-tax income margin in our Servicing segment was 32.6% for the fiscal year 2012. By comparison, excluding the $371.1 million goodwill impairment loss, the pre-tax income margin in our Servicing segment was 9.9% for the fiscal year 2014. During the intervening period, the portion of the servicing portfolio comprised of conventional and government-insured loans increased and the portion of the servicing portfolio comprised of subservicing has increased. Even after adjusting for the increase in risk, compliance and monitoring costs, the pre-tax income margin still declined from 33.0% for 2012 to 12.2% for 2014. While we do not generate discrete financial information that allows us to track margin by type of loan serviced, we believe, given the change in the segment margin, that our traditional cost advantages are not as significant for servicing conventional and government-insured loans as they are for servicing non-Agency loans.

We have largely executed on our previously disclosed strategy to sell certain of our Agency MSRs with the intent of reducing our exposure to interest rate movements, monetizing significant unrealized value and generating significant liquidity. While almost all of our announced sales have now closed, if we view sale prices to be attractive, we may determine to sell additional Agency MSRs in the future. We anticipate that reducing the size of our Agency servicing portfolio will help simplify our operations and help improve our margins over time. During the nine months ended September 30, 2015, we sold Agency MSRs relating to loans with a UPB of $87.6 billion.

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Lending

In our Lending business, we originate and purchase conventional and government-insured forward mortgage loans through the direct, wholesale and correspondent lending channels of our Homeward operations. We also originate and purchase Home Equity Conversion Mortgages (“HECM” or “reverse mortgage loans”) insured by FHA through our Liberty Home Equity Solutions, Inc. (“Liberty”) operations. We leverage our direct forward mortgage lending channel to pursue refinancing opportunities from our servicing portfolio, where permitted. After origination, we package and sell the loans in the secondary mortgage market, through GSE and Ginnie Mae guaranteed securitizations and whole loan transactions. We typically retain the associated MSRs, providing the Servicing business with a source of new MSRs to replenish our servicing portfolio and partially offset the impact of amortization and prepayments. In 2014, we originated or purchased forward and reverse mortgage loans with a UPB of $4.3 billion and $675.5 million, respectively. Our Lending business provides us the opportunity to expand into new markets and offer new products, for example prime loans that exceed the GSE limits (“jumbo loans”), as market and investor demand develops.

Competition

The financial services markets in which we operate are highly competitive. We compete with large and small financial services companies, including banks and non-bank entities, in the servicing and lending markets. Large banks are generally the biggest players, and their financial and other resources are far greater than are ours.

The majority of loan servicing in the United States is performed by banks such as Wells Fargo, JPMorgan Chase, Bank of America and Citibank. We have, however, observed a substantial shift in the past three years as large banks reduced their share of servicing while non-bank servicers, such as Ocwen increased their market share. We have observed that a number of large banks are shifting their focus to core customers - typically prime loan borrowers that use other services of the bank - and divesting themselves of servicing for non-prime, or credit impaired, borrowers. Ocwen, and other non-bank Servicers such as Nationstar Mortgage LLC and Walter Investment Management, have benefited from divestitures by large banks.

In the servicing industry, we compete on the basis of price, quality and counterparty risk. We face fee competition for subservicing transactions as well as MSR price competition. Potential sources of business also examine the quality of our servicing, including our systems and processes, for demonstrating regulatory compliance. Some of our competitors, including the larger financial institutions, have substantially lower costs of capital. We believe that our competitive strengths flow from our ability to control and drive down delinquencies through the use of proprietary technology and processes and our lower cost to service. Notwithstanding these advantages, Ocwen has recently suffered reputational damage as a result of the regulatory scrutiny that resulted in the NY DFS and CA DBO settlements. We believe this may have weakened our competitive position against both our bank and non-bank mortgage servicing competitors.

In the lending industry, we face significant competition in most areas, including product offerings, rates, pricing and fees, and customer service. Some of our competitors, including the larger financial institutions, have substantially lower costs of capital. We believe our competitive strengths flow from our existing role as a mortgage servicer, which enables to more efficiently capture refinance volume on our portfolio, our customer service (e.g., time to close) and our customer relationships.

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Regulation

Our business is subject to extensive regulation by federal, state and local governmental authorities, including the CFPB, the Department of Housing and Urban Development (“HUD”), the U.S. Securities and Exchange Commission (“SEC”) and various state agencies that license, audit and conduct examinations of our mortgage servicing, origination and collection activities. In addition, we operate under a number of regulatory settlements that subject us to ongoing monitoring or reporting. From time to time, we also receive requests from federal, state and local agencies for records, documents and information relating to our policies, procedures and practices regarding our mortgage servicing, origination and collection activities. The GSEs and their conservator, the FHFA, Ginnie Mae, the United States Treasury Department, various investors, non-Agency securitization trustees and others also subject us to periodic reviews and audits.

We must comply with a large number of federal, state and local consumer protection laws including, among others, the Gramm-Leach-Bliley Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act (“RESPA”), the Truth in Lending Act (“TILA”), the Fair Credit Reporting Act, the Servicemembers Civil Relief Act, the Homeowners Protection Act, the Federal Trade Commission Act, the Equal Credit Opportunity Act, the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and state foreclosure laws. These statutes apply to many facets of our business, including loan origination, debt collection, use of credit reports, safeguarding of non-public personally identifiable information about our customers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and mandate certain disclosures and notices to borrowers. These requirements can and do change as statutes and regulations are enacted, promulgated, amended, interpreted and enforced.

Our failure to comply with applicable federal, state and local consumer protection laws could lead to any of the following:

•	loss of our licenses and approvals to engage in our servicing and lending businesses;
•	damage to our reputation in the industry;
•	governmental investigations and enforcement actions;
•	administrative fines and penalties and litigation;
•	civil and criminal liability, including class action lawsuits;
•	breaches of covenants and representations under our servicing, debt or other agreements;
•	inability to raise capital; or
•	inability to execute on our business strategy.

The recent trend among federal, state and local lawmakers and regulators has been toward increasing laws, regulations and investigative proceedings with regard to residential real estate lenders and servicers. Over the past few years, state and federal lawmakers and regulators have adopted a variety of new or expanded laws and regulations and recommended practices, including the Dodd-Frank Act discussed below. These regulatory and legislative measures, or changes in enforcement practices, could, either individually, in combination or in the aggregate, require that we further change our business practices, impose additional costs on us, limit our product offerings, limit our ability to efficiently pursue business opportunities, negatively impact asset values and reduce our revenues. Accordingly, they could materially and adversely affect our business and our financial condition, liquidity and results of operations. For additional information on these risks, see “Risk Factors” below.

The Dodd-Frank Act, enacted in 2010, constituted a sweeping reform of the regulation and supervision of financial institutions, as well as the regulation of derivatives, capital market activities and consumer financial services. The ultimate impact of the Dodd-Frank Act and its effects on our business will not be fully known for an extended period of time.

Among other things, the Dodd-Frank Act created the CFPB, a new federal entity responsible for regulating consumer financial services. The CFPB directly affects the regulation of residential mortgage servicing and lending in a number of ways. First, the CFPB has rule making authority with respect to many of the federal consumer protection laws applicable to mortgage servicers and lenders, including TILA and RESPA, as reflected in the new rules for servicing and origination that went into effect in 2014. Second, the CFPB has supervision, examination and enforcement authority over consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The CFPB’s jurisdiction includes those persons originating, brokering or servicing residential mortgage loans and those persons performing loan modification or foreclosure relief services in connection with such loans. Accordingly, we are subject to supervision, examination and enforcement by the CFPB.

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Effective in 2014, the CFPB issued a set of new rules under the Dodd-Frank Act requiring mortgage servicers to (i) warn borrowers before any interest rate adjustments on their mortgages and provide alternatives for borrowers to consider, (ii) provide monthly mortgage statements that explicitly breakdown principal, interest, fees, escrow and due dates, (iii) provide options for avoiding lender-placed (or “forced-placed”) insurance, (iv) provide early outreach to borrowers in danger of default regarding options to avoid foreclosure, (v) provide that payments be credited to borrower accounts the day they are received, (vi) require that borrower account records be kept current, (vii) provide borrowers with increased accessibility to servicing staff and records and (viii) investigate errors within 30 days and improve staff accessibility to consumers, among other things.

Title XIV of the Dodd-Frank Act contains the Mortgage Reform and Anti-Predatory Lending Act (“Mortgage Act”). The Mortgage Act imposes a number of additional requirements on servicers of residential mortgage loans, such as OLS, by amending certain existing provisions and adding new sections to TILA and RESPA. The penalties for noncompliance with TILA and RESPA are also significantly increased by the Mortgage Act and could lead to an increase in lawsuits against mortgage servicers.

Transfers of mortgage servicing are subject to regulation under federal consumer finance laws, including CFPB rules implementing RESPA that require servicers to, among other things, maintain policies and procedures that are reasonably designed to facilitate the transfer of accurate information and documents during mortgage servicing transfers and properly evaluate loss mitigation applications that are in process at the time of transfer. The CFPB has advised mortgage servicers that its examiners will be carefully reviewing servicers’ compliance with these and other regulations applicable to servicing transfers, and state mortgage regulators have supervisory power over any licensed institutions involved in a transaction. Accordingly, we will be required to devote time and resources to ensuring compliance and engaging with such regulators in connection with any future transfers of mortgage servicing, including in connection with our announced asset sales.

There are a number of foreign laws and regulations that are applicable to our operations in India, the Philippines and Uruguay, including acts that govern licensing, employment, safety, taxes, insurance and the laws and regulations that govern the creation, continuation and the winding up of companies as well as the relationships between shareholders, our corporate entities, the public and the government in these countries. Non-compliance with the laws and regulations of India, the Philippines or Uruguay could result in (i) restrictions on our operations in these counties, (ii) fines, penalties or sanctions or (iii) reputational damage.

We are subject to a number of pending federal and state regulatory investigations, examinations, inquiries, requests for information and other actions, including those discussed below.

New York Department of Financial Services

In December 2012, we entered into a consent order with the New York Department of Financial Services (“NY DFS”) in which we agreed to the appointment of a Monitor to oversee our compliance with an Agreement on Servicing Practices that we had entered into with the NY DFS in September 2011. After the Monitor began its work in 2013, the NY DFS began an investigation into Ocwen's compliance with the servicing requirements specified in the Agreement on Servicing Practices as well as New York State laws and regulations relating to the servicing of residential mortgages. The Monitor began its work in 2013. We devote substantial resources to regulatory compliance, and we incur, and expect to continue to incur, significant ongoing costs with respect to compliance in connection with the Agreement on Servicing Practices and the work of the Monitor, as well as in connection with the consent order discussed below.

Effective December 19, 2014, we reached a settlement with the NY DFS related to this investigation and entered into a consent order (the “NY Consent Order”) with the NY DFS to reflect such settlement. A summary of the terms of the settlement reflected in the NY Consent Order follows.

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Settlement Summary of Monetary Provisions

•	Ocwen paid a civil monetary penalty of $100.0 million to the NY DFS on December 31, 2014, which will be used by the State of New York for housing, foreclosure relief and community redevelopment programs.
•	Ocwen also paid $50.0 million on December 31, 2014 as restitution to current and former New York borrowers in the form of $10,000 (in dollars) to each borrower whose home was foreclosed upon by Ocwen between January 2009 and December 19, 2014, with the balance distributed equally among borrowers who had foreclosure actions filed, but not completed, by Ocwen between January 2009 and December 19, 2014.

Settlement Summary of Non-Monetary Provisions

Borrower Assistance

Beginning February 20, 2015, and for two years, Ocwen will:

•	provide upon request by a New York borrower a complete loan file at no cost to the borrower;
•	provide every New York borrower who is denied a loan modification, short sale or deed-in-lieu of foreclosure with a detailed explanation of how this determination was reached; and
•	provide one free credit report per year, at Ocwen’s expense, to any New York borrower on request if Ocwen made a negative report to any credit agency from January 1, 2010, and Ocwen will make staff available for borrowers to inquire about their credit reporting, dedicating resources necessary to investigate such inquiries and correct any errors.

Operations Monitor

•	The NY DFS appointed the Operations Monitor to review and assess the adequacy and effectiveness of Ocwen’s operations. The Operations Monitor’s term will extend for two years from its engagement, and the NY DFS may extend the engagement another 12 months at its sole discretion.
•	The Operations Monitor will recommend and oversee implementation of corrections and establish progress benchmarks when it identifies weaknesses.
•	The Operations Monitor will report periodically on its findings and progress. The currently existing Monitor will remain in place for at least three months and then for a short transitional period to facilitate an effective transition to the Operations Monitor.

Related Companies

•	The Operations Monitor will review and approve Ocwen’s benchmark pricing and performance studies semi-annually with respect to all fees or expenses charged to New York borrowers by any related party.
•	Ocwen will not share any common officers or employees with any related party and will not share risk, internal audit or vendor oversight functions with any related party.
•	Any Ocwen employee, officer or director owning more than $200,000 (in dollars) equity ownership in any related party will be recused from negotiating or voting to approve a transaction with the related party in which the employee, officer or director has such equity ownership, or any transaction that indirectly benefits such related party, if the transaction involves $120,000 (in dollars) or more in revenue or expense.
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Corporate Governance

•	Ocwen agreed to add two independent directors (after consultation with the Monitor) who do not own equity in any related party. These two independent directors were appointed to the Board of Directors on January 20, 2015.
•	As of January 16, 2015, William C. Erbey stepped down as an officer and director of Ocwen, as well as from the boards of Altisource, HLSS, Altisource Asset Management Corporation (“AAMC”) and Altisource Residential Corporation (“Residential”). Mr. Barry Wish, a current member of the Board, assumed the role of non-executive Chairman.
•	The Operations Monitor will review Ocwen’s current committees of the Board of Directors and will consult with the Board relating to the committees. This will include determining which decisions should be committed to independent directors’ oversight, such as approval of transactions with related parties, transactions to acquire mortgage servicing rights, sub-servicing rights or otherwise to increase the number of serviced loans, and new relationships with third-party vendors.
•	The Board will work closely with the Operations Monitor to identify operations issues and ensure that they are addressed. The Board will consult with the Operations Monitor to determine whether any member of senior management should be terminated or whether additional officers should be retained to achieve the goals of complying with this NY Consent Order.

MSR Purchases

•	Ocwen may acquire MSRs upon (a) meeting benchmarks specified by the Operations Monitor relating to Ocwen’s boarding process for newly acquired MSRs and its ability to adequately service newly acquired MSRs and its existing loan portfolio, and (b) the NY DFS’s approval, not to be unreasonably withheld.
•	These benchmarks will address the compliance plan, a plan to resolve record-keeping and borrower communication issues, the reasonableness of fees and expenses in the servicing operations, development of risk controls for the boarding process and development of a written boarding plan assessing potential risks and deficiencies in the boarding process.

National Mortgage Settlement

In December 2013, we reached an agreement, which was subject to court approval, involving the CFPB and various state attorneys general and other state agencies that regulate the mortgage servicing industry (“NMS Regulators”) relating to various allegations regarding deficient mortgage servicing practices, including those with respect to foreclosures. In February 2014, the United States District Court for the District of Columbia entered a consent order memorializing the settlement (“Ocwen National Mortgage Settlement”). The settlement has four key elements:

•	A commitment by Ocwen to service loans in accordance with specified servicing guidelines and to be subject to oversight by an independent national monitor for three years.
•	A payment of $127.3 million to a consumer relief fund to be disbursed by an independent administrator to eligible borrowers.
•	A commitment by Ocwen to continue its principal forgiveness modification programs to delinquent and underwater borrowers, including underwater borrowers at imminent risk of default, in an aggregate amount of at least $2.0 billion over three years, when permitted by the applicable servicing agreements. These and all of Ocwen’s other loan modifications are designed to be sustainable for homeowners while providing a net present value for loan investors that is superior to that of foreclosure.
•	Ocwen and the former owners of certain of the acquired servicing portfolios received from the NMS Regulators comprehensive releases, subject to certain exceptions, from liability with respect to residential mortgage servicing, modification and foreclosure practices.
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In a similar manner to large banks that have entered into similar settlements, Ocwen is tested on a quarterly basis on various metrics to ensure compliance with the Ocwen National Mortgage Settlement. These metrics relate to various aspects of our servicing business, and each has a proscribed error threshold. These metrics are tested by a dedicated group of Ocwen employees who do not report to the servicing business and are referred to as the Internal Review Group (“IRG”). The IRG tests these metrics, and reports their findings to the professional firms employed by the Office of Mortgage Settlement Oversight (“OMSO”). OMSO has ultimate authority to accept or reject the IRG’s findings, and OMSO reports its findings to the District Court.

Exceeding the metric error rate threshold for the first time does not result in a violation of the settlement, but rather it is deemed a “potential violation” which then is subject to a cure period. Any potential violation requires us to submit a corrective action plan (“CAP”) to OMSO for approval and review, and all testing for that metric is suspended until the CAP is completed. Following the completion of the CAP, testing on that metric resumes by the IRG and any further fails in the cure period or the quarter following that cure period would subject us to financial penalties. These penalties start at an amount of not more than $1.0 million for the first uncured violation and increase to an amount of not more than $5.0 million for the second uncured violation. It is also possible that if we are found to have caused borrower harm, we would be subject to costs to remediate that harm. In addition, in the event that there were widespread metric failures, it is possible that OMSO and/or the District Court could determine that we were generally violating the settlement and seek to impose a broader range of financial or injunctive penalties on us.

In December 2014, OMSO identified two issues involving Ocwen’s compliance with the Ocwen National Mortgage Settlement. The first concerned the adequacy and independence of our IRG, which is responsible for reporting on Ocwen’s compliance with the settlement. The second issue concerned the letter dating issues raised by the NY DFS. OMSO’s report identified the steps that Ocwen had taken to remediate these issues and acknowledged Ocwen’s cooperation. OMSO’s December report indicated its plans to re-test certain metrics, and to issue supplemental reports upon completion of that work.

In May 2015, OMSO issued another compliance report following up on that of December 2014. This report detailed additional changes that Ocwen had made to its IRG and described the work performed by OMSO to retest certain metrics previously tested by the Ocwen IRG for the first quarter of 2014. OMSO’s report indicated that the various steps taken by Ocwen in connection with its IRG demonstrated “measurable improvement” since the December 2014 report. OMSO further reported that its retesting of metrics for the first quarter of 2014 revealed that it only disagreed with the Ocwen IRG’s assessment for one out of the nine metrics subject to retesting. This metric relates to the timeliness of letters informing borrowers of missing items in their loss mitigation packages. Because Ocwen's own IRG had self-identified this issue before the re-testing, Ocwen had already implemented a corrective action plan to send out new correspondence and place certain loans on a foreclosure hold until such borrowers were given time to complete their applications. OMSO approved that corrective action plan on May 27, 2015. OMSO's latest report, issued on October 22, 2015, provided an update on that CAP and indicated that Ocwen's implementation of the plan continued under OMSO's supervision.

We continue to work cooperatively with OMSO on resolving these issues, and the letter dating issues are currently under a CAP. While, to date, these issues have not resulted in financial penalties, if we do not comply with the Ocwen National Mortgage Settlement, we could become subject to financial penalties or other regulatory action could be taken against us.

Securities and Exchange Commission

On April 28, 2014, we received a letter from the staff of the New York Regional Office of the SEC (the Staff) informing us that it was conducting an investigation relating to Ocwen and making a request for voluntary production of documents and information relating to the April 22, 2014 surrender of certain options to purchase our common stock by Mr. Erbey, our former Executive Chairman, including the 2007 Equity Incentive Plan and the related option grant and surrender documents. On June 12, 2014, we received a subpoena from the SEC requesting production of various documents relating to our business dealings with Altisource, HLSS, AAMC and Residential and the interests of our directors and executive officers in these companies. Following the announcement on August 12, 2014 that we intended to amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, we received an additional subpoena on September 11, 2014 in relation to such amendments. In addition, we received a further subpoena on November 20, 2014 requesting certain documents related to Ocwen's agreement with Southwest Business Corporation, and related to Mr. Erbey's approvals for specifically enumerated board actions. We have cooperated with the SEC in its investigation and believe that the investigation is substantially completed.

We and the Staff have reached an agreement in principle to resolve the SEC investigation. Subject to documentation of a definitive settlement and final approval by the Commission of the SEC, the terms of the proposed resolution include that we, without admitting or denying liability, will pay a $2.0 million civil money penalty and consent to the entry of an administrative order requiring that we cease and desist from any violations of Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and certain related SEC rules promulgated thereunder. Accordingly, we have accrued $2.0 million as of September 30, 2015 with respect to the proposed resolution as we believe this loss is probable and reasonably estimable based on current information. There can be no assurance that the proposed resolution will be finalized and approved by the Commission on the terms currently contemplated. In the event the proposed resolution is not so finalized and approved, we intend to vigorously defend ourselves.

Separately, on February 10, 2015, we received a letter from the Staff informing us that it was conducting an investigation relating to the use of collection agents by mortgage loan servicers. The letter requested that we voluntarily produce documents and information. We believe that the February 10, 2015 letter was also sent to other companies in the industry. We are cooperating with the Staff on this matter.

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California Department of Business Oversight

Effective January 23, 2015, OLS reached an agreement with the California Department of Business Oversight (the “CA DBO”) relating to Ocwen’s failure to produce certain information and documents during a routine licensing examination, which will result in the CA DBO withdrawing its notice of hearing to suspend OLS’ license in California. OLS and the CA DBO entered into a Consent Order pursuant to the California Residential Mortgage Lending Act (the “CA Consent Order”) with the CA DBO to reflect such settlement. The CA Consent Order addresses and resolves the examination disputes between the CA DBO and OLS, and does not involve any accusation or admission of wrongdoing with regard to OLS’ servicing practices.

Under the terms of the CA Consent Order, OLS paid the CA DBO a penalty of $2.5 million plus costs associated with the examination. We accrued the $2.5 million penalty as of December 31, 2014. OLS also agreed to cease acquiring any additional MSRs for loans secured in California until the CA DBO is satisfied that OLS can satisfactorily respond to the requests for information and documentation made in the course of a regulatory exam.

In addition, the CA DBO has selected an independent third party auditor (the “CA Auditor”) to assess OLS’ compliance with laws and regulations impacting California borrowers for an initial term of two years, extendable at the discretion of the CA DBO. OLS will pay all reasonable and necessary costs of the CA Auditor. The CA Auditor will report periodically on its findings and progress, and OLS will submit to the CA DBO a written plan to address and implement corrective measures and address any deficiencies identified by the CA Auditor.

General

In addition to the above matters, our mortgage origination and servicing businesses require one or more licenses in the various jurisdictions where properties secured by mortgages are located. Our licensed entities are required to renew their licenses, typically on an annual basis, and to do so they must satisfy the license renewal requirements of each jurisdiction, which in some cases include the requirement to provide audited financial statements as well as other financial and non-financial information. The same agencies that issue licenses to us engage in regular supervisory examinations of the licensable activities. For example, during 2014 state regulators commenced 47 examinations of one or more of our areas of operation, and we closed 26 exams involving 18 states (some of which had started in prior years). In addition, we are subject to supervision by the CFPB at the federal level, and it similarly has the authority to conduct regulatory examinations, in addition to its enforcement and investigatory powers. These examinations are part of our ordinary course business activities, and the mere existence of an examination is not typically indicative of anything unusual or material as to that business. In addition, we also receive information requests and other inquiries, both formal and informal in nature, from these agencies as part of their general regulatory oversight of our origination and servicing businesses.

We also have regular engagements with not only our state financial regulators, but also the attorneys general in the various states and the CFPB to address individual borrower complaints that they bring to our attention, or to respond to information requests and other inquiries. Many of these matters are brought to our attention as a complaint that the entity is investigating, although some are formal investigations or proceedings.

To the extent that an examination or other regulatory engagement reveals a failure by us to comply with applicable law, regulation or licensing requirement, or if we fail to comply with the commitments we have made with respect to the foregoing regulatory actions or if other regulatory actions of a similar or different nature are taken in the future against us, this could lead to (i) loss of our licenses and approvals to engage in our servicing and lending businesses, (ii) governmental investigations and enforcement actions, (iii) administrative fines and penalties and litigation, (iv) civil and criminal liability, including class action lawsuits, (v) breaches of covenants and representations under our servicing, debt or other agreements, (vi) inability to raise capital and (vii) inability to execute on our business strategy. Any of these occurrences could increase our operating expenses and reduce our revenues, hamper our ability to grow or otherwise materially and adversely affect our business, reputation, financial condition and results of operations.

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Third-Party Servicer Ratings

HUD, Freddie Mac, Fannie Mae and Ginnie Mae have approved OLS as a loan servicer. We are also the subject of mortgage servicer ratings issued and revised from time to time by credit rating agencies including Moody’s Investors Services, Inc. (“Moody’s”), Morningstar, Inc. (“Morningstar”), Standard & Poor’s Rating Services (“S&P”) and Fitch Ratings Inc. (“Fitch”). Favorable ratings from these agencies are important to the conduct of our loan servicing and lending businesses.

The following table summarizes our key current ratings from these rating agencies:

	Moody’s	Morningstar	S&P	Fitch
Residential Prime Servicer	SQ3-	MOR RS3	Below Average	RPS4
Residential Subprime Servicer	SQ3-	MOR RS3	Below Average	RPS4
Residential Special Servicer	SQ3-	MOR RS3	Below Average	RSS4
Residential Second/Subordinate Lien Servicer	SQ3-	—	Below Average	RPS4
Residential Home Equity Servicer	—	—	—	RPS4
Residential Alt A Servicer	—	—	—	RPS4
Master Servicing	SQ3-	—	Below Average	RMS4
Ratings Outlook	(1)	Negative	Stable	Positive

Date of last action	September 23, 2015	February 6, 2015	September 28, 2015	June 24, 2015

(1)     Removed from review for downgrade in June 2015

Each of these rating agencies has downgraded our servicer rating within the last year. In June 2015, Moody's and Fitch confirmed our servicer ratings and S&P lowered a number of our residential servicer ratings to "Below Average". In September 2015, S&P lowered our Master Servicing rating to "Below Average," and Moody's introduced a rating for Master Servicing for which the rating was consistent with the other categories rated by Moody's. In addition to servicer ratings, each of the rating agencies will from time to time assign an outlook (or a ratings watch) to a mortgage servicer's rating status. A negative outlook is generally used to indicate that a ranking "may be lowered."

Failure to maintain minimum servicer ratings could also adversely affect our ability to sell or fund servicing advances going forward, could affect the terms and availability of debt financing facilities that we may seek in the future, and could impair our ability to consummate future servicing transactions or adversely affect our dealings with lenders, other contractual counterparties, and regulators, including our ability to maintain our status as an approved servicer by Fannie Mae and Freddie Mac. See “Risk Factors — Risks Relating to Our Business” for further discussion of the adverse effects that a downgrade in our servicer ratings could have on our business, financing activities, financial condition or results of operations.

USVI Operations

As part of an initiative to reorganize the ownership and management of our global servicing assets and operations under a single entity and cost-effectively expand our U.S.-based origination and servicing activities, Ocwen formed Ocwen Mortgage Servicing, Inc. (“OMS”) in 2012 under the laws of the USVI where OMS has its principal place of business. OMS is located in a federally recognized economic development zone and in 2012 became eligible for certain benefits which have a favorable impact on our effective tax rate.

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Altisource Spin-Off and Ongoing Relationship

In 2009, we completed the distribution of our Ocwen Solutions (“OS”) line of business (the “Separation”) via the spin-off of a separate publicly traded company, Altisource. OS consisted primarily of Ocwen’s former unsecured collections business, residential fee-based loan processing businesses and technology platforms. Since the spin-off, our relationship has been governed by a number of agreements that set forth the terms of our business with Altisource.

Our business is currently dependent on many of the services and products provided by Altisource under these long-term agreements, many of which include renewal provisions. See “Certain Relationships and Related Party Transactions and Director Independence” below for further information about our relationship with Altisource.

Our Relationship with NRZ Following its Acquisition of Substantially All of the Assets of HLSS

As discussed above, NRZ is an important contractual counterparty for us in our asset light strategy. Pursuant to our agreements with NRZ, NRZ acquired Rights to MSRs and related servicing advances and assumed the obligation to fund new servicing advances in respect of the Rights to MSRs. On April 6, 2015, HLSS MSR-EBO Acquisition, LLC, a subsidiary of NRZ, entered into a transaction to acquire substantially all of the assets of HLSS including HLSS Holdings, LLC, and Ocwen entered into a consent to this transfer and amendment of its agreements with NRZ.

We continue to service the loans for which the Rights to MSRs have been sold to NRZ. Accordingly, in the event NRZ were unable to fulfill its advance funding obligations, as the servicer under our servicing agreements with the RMBS trusts, we would be contractually obligated to fund such advances under those servicing agreements. At September 30, 2015, NRZ had outstanding advances of approximately $5.1 billion in connection with the Rights to MSRs.

The servicing fees payable under the servicing agreements underlying the Rights to MSRs are apportioned between us and NRZ as provided in our agreements with NRZ. NRZ retains a fee based on the UPB of the loans serviced, and OLS receives certain fees, including a performance fee based on servicing fees actually paid less an amount calculated based on the amount of servicing advances and cost of financing those advances. After the earlier of April 30, 2020 or eight years after the closing date of the initial sale of each tranche of Rights to MSRs, the apportionment of these fees with respect to such tranche is subject to re-negotiation.

Including our initial transaction on March 5, 2012, through 2014, we completed sales of Rights to MSRs and related servicing advances for serviced loans with a UPB of $202.4 billion to NRZ (based on UPB at the time of sale). We did not complete any sales of Rights to MSRs during 2014 or the first nine months of 2015. As of September 30, 2015, we are the servicer on Rights to MSRs sold to NRZ pertaining to approximately $146.0 billion in UPB.

Beginning April 7, 2017, we are obligated to transfer legal ownership of the MSRs to NRZ if and when NRZ obtains all required third-party consents and licenses. If and when such transfer of legal ownership occurs, we will subservice the loans pursuant to a subservicing agreement, as amended, with NRZ. NRZ has agreed not to direct our replacement as servicer before April 6, 2017 except under certain limited circumstances.

To the extent that any servicing agreements underlying Rights to MSRs are terminated as a result of a termination event thereunder, NRZ is entitled to payment of an amount equal to a percentage of the purchase price for the related Rights to MSRs.

Employees

We had approximately 11,400 and 10,100 employees at December 31, 2014 and 2013, respectively. We maintain operations in the U.S., USVI, India and the Philippines. At December 31, 2014, approximately 7,600 of our employees were located in India and approximately 600 in other foreign countries. In December 2014, we announced a plan to close our servicing facility in Uruguay. We had no employees in Uruguay as of April 30, 2015. Of our foreign-based employees, more than 80% are engaged in our Servicing operations.

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Property

The following table sets forth information relating to our primary facilities at December 31, 2014:

Location	Owned/Leased	Square Footage
Principal executive office:
Atlanta, Georgia (1)	Leased	2,155
St. Croix, U.S. Virgin Islands	Leased	4,400

Document storage and imaging facility:
West Palm Beach, Florida	Leased	51,931

Business operations and support offices
U.S. facilities:
Coppell, Texas (2)	Leased	182,700
Waterloo, Iowa (3)	Owned	154,980
Addison, Texas (2)	Leased	137,992
Fort Washington, Pennsylvania (3)	Leased	127,980
Lewisville, Texas (3)	Leased	78,413
Jacksonville, Florida (2)	Leased	76,075
McDonough, Georgia (4)	Leased	62,000
Rancho Cordova, California (5)	Leased	53,107
West Palm Beach, Florida	Leased	51,546
Houston, Texas (4)	Leased	36,382
Eden Prairie, Minnesota (3)	Owned	32,283
Burbank, California (3)	Leased	18,601
Westborough, Massachusetts (2)	Leased	18,158

Offshore facilities:
Mumbai, India	Leased	178,508
Bangalore, India	Leased	173,980
Pune, India (2)	Leased	110,623
Manila, Philippines	Leased	39,006
Montevideo, Uruguay	Leased	16,600

(1)	We sublease this space from Altisource under a month-to-month arrangement. Effective October 1, 2015, we designated our office in West Palm Beach, Florida, as our principal executive office.
(2)	We assumed the leases in connection with our acquisition of Homeward. We ceased using the Jacksonville, Florida and Addison, Texas facilities in 2013.
(3)	We assumed the leases or acquired the facility in connection with our acquisition of ResCap.
(4)	We assumed the leases in connection with our acquisition of Litton. The lease of the Houston, Texas facility expired in August 2012 and we entered into a new lease effective January 2014. We ceased using the McDonough, Georgia facility in 2012.
(5)	We assumed this lease in connection with our acquisition of Liberty.
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In addition to the facilities listed in the table above, we also lease other small facilities in Orlando, Florida; Mount Laurel, New Jersey; Irvine, California; and St. Croix, USVI.

Legal Proceedings

Litigation

In the ordinary course of business, we are routinely a defendant in, or a party or potential party to, many threatened and pending legal proceedings, including proceedings brought on behalf of various classes of claimants and those brought derivatively on behalf of Ocwen against certain current or former officers and directors.

These proceedings are generally based on alleged violations of federal, state and local laws and regulations governing our mortgage servicing and lending activities, including wrongful foreclosure and eviction actions, allegations of wrongdoing in connection with lender-placed insurance arrangements, claims relating to our pre-foreclosure property preservation activities, claims relating to our written and telephonic communications with our borrowers and claims related to our payment and other processing operations. In some of these proceedings, claims for substantial monetary damages are asserted against us. To address the claims in those handful of proceedings brought derivatively by purported shareholders, the independent directors of the Board have established a Special Litigation Committee to investigate the shareholders’ allegations. In our opinion, the resolution of the vast majority of these proceedings will not have a material effect on our financial condition, results of operations or cash flows.

In view of the inherent difficulty of predicting the outcome of any threatened or pending legal proceedings, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, we generally cannot predict what the eventual outcome of such proceedings will be, what the timing of the ultimate resolution will be, or what the eventual loss, if any, will be. Any material adverse resolution could materially and adversely affect our business, reputation, financial condition and results of operations.

Where we determine that a loss contingency is probable in connection with a pending or threatened legal proceeding and the amount of our losses can be reasonably estimated, we record an accrual for the losses. Excluding expenses of internal or external legal counsel, we have accrued $16.7 million as of September 30, 2015 for losses relating to threatened and pending litigation pertaining to our mortgage servicing practices that we believe are probable and reasonably estimable based on current information regarding these matters. Where we determine that a loss is not probable but is reasonably possible or where a loss in excess of the amount accrued is reasonably possible, we disclose an estimate of the amount of the loss or range of possible losses for the claim if a reasonable estimate can be made, unless the amount of such reasonably possible loss is not material to our financial position, results of operations or cash flows. It is possible that we will incur losses relating to threatened and pending litigation pertaining to our mortgage servicing practices that materially exceed the amount accrued. We cannot currently estimate the amount, if any, of reasonably possible losses above amounts that have been recorded at September 30, 2015.

Following our announcement on August 12, 2014 that we intended to restate our financial statements for the fiscal year ended December 31, 2013 and the quarter ended March 31, 2014, and amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, putative securities fraud class action lawsuits have been filed against Ocwen and certain of its officers and directors regarding such restatements and amendments. Those lawsuits have been consolidated and are pending in federal court in Florida. After Ocwen signed a Consent Order with the NYDFS on December 22, 2014, the consolidated class action complaint was amended to include allegations relating to that Consent Order and other matters. In January 2015, Ocwen was named as a defendant in a separate consolidated securities fraud class action that has been brought on behalf of a putative class of Altisource shareholders. On September 4, 2015, the presiding federal court dismissed both the above-referenced consolidated class action and the above-referenced consolidated securities fraud class action. Both of those actions have since been re-filed in federal court. Additional lawsuits may be filed and, at this time, Ocwen is unable to predict the outcome of these lawsuits, the possible loss or range of loss, if any, associated with the resolution of these lawsuits or any potential impact they may have on us or our operations. Ocwen and the other defendants intend to vigorously defend against these lawsuits. If our efforts to defend these lawsuits are not successful, our business, financial condition and results of operations could be adversely affected.

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In several recent court actions, mortgage loan sellers against whom repurchase claims have been asserted based on alleged breaches of representations and warranties are defending on various grounds including the expiration of statutes of limitation, lack of notice and opportunity to cure, and vitiation of the obligation to repurchase as a result of foreclosure or charge-off of the loan. We have entered into tolling agreements with respect to our role as servicer for a very small number of securitizations and may enter into additional tolling agreements in the future. Other court actions have been filed against certain RMBS trustees alleging that the trustees breached their contractual and statutory duties by, among other things, failing to require the loan servicers to abide by the servicers’ obligations and failing to declare that certain alleged servicing events of default under the applicable contracts occurred.

Ocwen is a third-party defendant in certain of these actions, is the servicer for certain securitizations involved in other such actions and is the servicer for other securitizations as to which actions have been threatened by certificate holders. We intend to vigorously defend ourselves in the lawsuit to which we have been named a party. Should Ocwen be made a party to other similar actions or should Ocwen be asked to indemnify any parties to such actions, we may need to defend allegations that we failed to service loans in accordance with applicable agreements and that such failures prejudiced the rights of repurchase claimants against loan sellers or otherwise diminished the value of the trust collateral. We believe that any such allegations would be without merit and, if necessary, would vigorously defend against them. At this time, we are unable to predict the ultimate outcome of these lawsuits, the possible loss or range of loss, if any, associated with the resolution of these lawsuits or any potential impact they may have on us or our operations. If, however, we were required to compensate claimants for losses related to the alleged loan servicing breaches, then our business, financial condition and results of operations could be adversely affected.

In addition, a number of RMBS trustees have received notices of default alleging material failures by servicers to comply with applicable servicing agreements. For example, certain investors claiming to hold at least 25% ownership interest in 119 RMBS trusts serviced by Ocwen have submitted to the respective trustees of those trusts a Notice of Non-Performance, alleging that we have materially breached our obligations under the servicing agreements in those trusts. The Notice further alleged that our conduct, if not timely cured, would give rise to events of default under the applicable servicing agreements, on the basis of which we could potentially be terminated as servicer for the 119 Trusts. Ocwen denies the allegations in the Notice and intends to vigorously rebut them. Since the Notice was issued, Ocwen has been directed by the trustee for two of the trusts to transfer its servicing to another loan servicing company based on ratings downgrades. There is a risk that Ocwen could be replaced as servicer on the remaining trusts at issue in the Notice, that the trustees could take legal action on behalf of the trust certificateholders, or, under certain circumstances, that the investors who issued the Notice could seek to press their allegations against Ocwen, independent of the trustees. We are unable at this time to predict what, if any, actions the trustees will take in response to the Notice, nor can we predict at this time the potential loss or range of loss, if any, associated with the resolution of the Notice or the potential impact on our operations. If Ocwen were to be terminated as servicer, or other related legal actions were pursued against Ocwen, it could have an adverse effect on Ocwen’s business, financing activities, financial condition and results of operations.

Regulatory

For a discussion of our pending federal and state regulatory investigations, examinations, inquiries, requests for information and other actions, please see “—Regulation” above.

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MANAGEMENT

The following table sets forth the name, age and position of our directors and executive officers as October 15, 2015.

Name	Age	Position
Barry N. Wish	74	Chairman
Alan J. Bowers	60	Director
Phyllis R. Caldwell	55	Director
Ronald M. Faris	53	Director, President and Chief Executive Officer
Ronald J. Korn	75	Director
William H. Lacy	70	Director
Robert A. Salcetti	61	Director
DeForest B. Soaries Jr.	63	Director
Scott W. Anderson	47	Executive Vice President and Chief Servicing Officer
Michael R. Bourque, Jr.	38	Executive Vice President and Chief Financial Officer
John V. Britti	55	Executive Vice President and Chief Investment Officer
Marcelo G. Cruz	50	Executive Vice President and Chief Risk Officer
Catherine M. Dondzila	52	Senior Vice President and Chief Accounting Officer
Timothy M. Hayes	59	Executive Vice President, General Counsel and Secretary
Otto J. Kumbar	51	Executive Vice President, Lending
Arthur C. Walker, Jr.	44	Senior Vice President, Global Tax

Barry N. Wish. Mr. Wish has served as the Chairman of the Board of Directors since January 2015. He previously served as Chairman Emeritus of the Board of Directors of Ocwen from September 1996 to January 2015, and as Chairman of the Board of Directors of Ocwen from January 1988 to September 1996. From 1983 to 1995, he served as a Managing General Partner of The Oxford Financial Group. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc. He holds a Bachelor of Science in Political Science and Doctorate degree from Bowdoin College.

Having served as Managing General Partner of The Oxford Financial Group, Ocwen’s predecessor, previously serving as Chairman of the Board of Directors for Ocwen and with his deep and long-standing institutional knowledge of the Company’s history and operations, Mr. Wish provides leadership direction and critical guidance on strategic goals to the Board of Directors.

Alan J. Bowers. Mr. Bowers has served as a Director of Ocwen since May 2015. Mr. Bowers is also a Director of Walker & Dunlop, Inc., a publicly traded commercial real estate finance company, since December 2010, serves as its Lead Director, and serves on its Audit Committee and its Nominating and Corporate Governance Committee (Chairman). Mr. Bowers also serves on the board and as audit committee Chairman of La Quinta Inns & Suites, a publicly traded hotel chain and American Achievement Corp., a privately held manufacturer and distributer of graduation products. Prior to Mr. Bowers’ retirement in 2005, he was the President and Chief Executive Officer and a board member of Cape Success, LLC, a private equity-backed staffing service and information technology solutions business, from 2001 to 2004. Mr. Bowers was also the President and Chief Executive Officer and a board member of MarketSource Corporation, a marketing and sales support service firm, from 2000 to 2001, and of MBL Life Assurance Corporation, a life insurance company, from 1995 to 1999. Mr. Bowers previously served on the boards and as audit committee chairman of Refrigerated Holdings, Inc., a temperature controlled logistics firm (from January 2009 to April 2013); Roadlink Inc., a trucking and logistics firm (from February 2010 to April 2013); and Fastfrate Holdings, Inc., a Canadian trucking and logistics firm (from July 2008 to June 2011), each a privately held company. Mr. Bowers has been a certified public accountant since 1978 and served as Staff Auditor, Audit Partner and Managing Partner, serving a diverse client base during his tenure at Coopers & Lybrand, L.L.P. from 1978 to 1995 and as a Staff Accountant with Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers received his Bachelor of Science in Accounting from Montclair State University and his Master’s in Business Administration from St. John’s University.

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Mr. Bowers brings to our Board over 30 years of experience in accounting and executive management, including experience on the audit committees of private companies and a Securities and Exchange Commission registrant. Mr. Bowers’ accounting expertise and diverse corporate management experience are assets to our Board. As determined by our Board of Directors, Mr. Bowers is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

Phyllis R. Caldwell. Ms. Caldwell has served as a Director of Ocwen since January 2015. Ms. Caldwell is a self-employed finance and economic development adviser. Previously, Ms. Caldwell was Chief, Homeownership Preservation Office at the U.S. Department of the Treasury, responsible for oversight of the U.S. housing market stabilization, economic recovery and foreclosure prevention initiatives established through the Troubled Asset Relief Program, from November 2009 to December 2011. From December 2007 to November 2009, Ms. Caldwell was the President and Chief Executive Officer of the Washington Area Women’s Foundation. Prior to such time, Ms. Caldwell held various leadership roles during her eleven years at Bank of America until her retirement from Bank of America in 2007, serving most recently as President of Community Development Banking. Since January 2014, Ms. Caldwell has served as an independent director of both American Capital Senior Floating, Ltd. (NASDAQ: ACSF) and City First Bank of DC. Ms. Caldwell has also served on the boards of numerous non-profit organizations engaged in housing and community development finance. Ms. Caldwell received her Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland.

Ms. Caldwell was selected to serve as a member of our Board of Directors due to her extensive experience in the housing and financial services industries, both in the private sector and as a senior government official, and her experience as a board member of another public company in the financial services industry.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003, as the President of Ocwen since March 2001 and as Chief Executive Officer since October 2010. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001, as Senior Vice President from May 1997 to May 1998 and as Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science in Accounting from The Pennsylvania State University.

With over 20 years of experience and through various roles within Ocwen, particularly over the past 13 years serving as President of the Company and more recently as our Chief Executive Officer, Mr. Faris has acquired an intimate knowledge of our business and plays an active role in the day-to-day management of our operations. Mr. Faris is uniquely well positioned to provide our Board of Directors critical insight into company-specific issues.

Ronald J. Korn. Mr. Korn has served as a Director of Ocwen since May 2003. Mr. Korn is currently the President of Ronald Korn Consulting, which provides business and marketing services to a limited number of clients. Mr. Korn has been Director and Chairman of the Audit Committee of PetMed Express, Inc. since 2002. He has also served as a Director and Chairman of the Audit Committee of comScore, Inc. since October 2005. He was a partner and employee of KPMG, LLP from 1961 to 1991, where his client responsibilities included a number of large financial institutions and various public corporations. He was admitted as a Certified Public Accountant in New York, Michigan and Florida, with licenses currently inactive. He was also admitted to the New York Bar in 1966, but has never practiced law. Mr. Korn holds a Bachelor of Science in Economics from the University of Pennsylvania, Wharton School and a Juris Doctorate degree from New York University Law School.

Chosen for his diverse background and experience, Mr. Korn brings valuable insight to our Board of Directors from an audit and accounting perspective. As determined by our Board of Directors, Mr. Korn is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. Additionally, Mr. Korn’s prior experience with other large financial institutions and public corporations provide him with a wealth of knowledge on matters that are pertinent to our ongoing activities.

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William H. Lacy. Mr. Lacy has served as a Director of Ocwen since May 2002. Mr. Lacy was formerly Chairman of Mortgage Guaranty Insurance Corporation and Chairman and Chief Executive Officer of MGIC Investment Corporation, Milwaukee, Wisconsin, from 1971 to 1999. Both corporations are providers of private mortgage guaranty insurance and other mortgage-related services. Mr. Lacy is also a director of Johnson Controls, Inc., serves as a member of its Finance Committee, is a member of its Compensation Committee and is its lead director. Within the past five years, Mr. Lacy also served on the board of ACA Capital Holdings, Inc. Mr. Lacy holds a Bachelor of Arts from the School of Business at the University of Wisconsin.

Mr. Lacy was selected to serve as a member of our Board of Directors due to his expertise in the financial services industry and experience as a Chairman and Chief Executive Officer of another public company serving the mortgage industry. Mr. Lacy brings a unique perspective as a leader facing economic, social and corporate governance issues in a similar context as our Company.

Robert A. Salcetti. Mr. Salcetti has served as a Director of Ocwen since January 2011. Mr. Salcetti previously served as a Managing Director at JPMorgan Chase from 1996 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of Managing Director at Chase Manhattan Bank and Senior Vice President of TCB/Chemical Bank and its predecessor, Texas Commercial Bank. Mr. Salcetti earned a degree of Bachelor of Science in Business Administration from Carlow College in Pittsburgh, Pennsylvania. Mr. Salcetti has served on the Board of Directors of Cherry Hill Mortgage Investment Corporation since October 2013 and is a member of the audit, compensation and nomination/governance committees. Mr. Salcetti has also served on the Board of Directors of Dynex Capital Inc. since December 2013 and serves on the audit committee and the compensation committee.

Mr. Salcetti brings to Ocwen’s Board of Directors over 35 years of experience in the financial services and mortgage industry sectors. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to the Board of Directors from both an operational and strategic perspective. As determined by our Board of Directors, Mr. Salcetti is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

DeForest B. Soaries Jr. Dr. Soaries has served as a Director of Ocwen since January 2015. Dr. Soaries has served as Senior Pastor of First Baptist Church of Lincoln Gardens since 1990. He formerly served as New Jersey Secretary of State from 1999 to 2002 and as Chairman of the United States Election Assistance Commission from 2004 to 2005. Dr. Soaries was a director of New Era Bank from 1996 to 1998. He currently serves as an independent director at Independence Realty Trust, a position he has held since February 2011 and is chairman of the compensation committee. Dr. Soaries has also served as an independent director of the Federal Home Loan Bank of New York since January 2009, where he is vice chairman of the compensation and human resources committee and also serves as a member of the technology committee and the housing committee. Dr. Soaries earned a Bachelor of Arts degree at Fordham University, Master of Divinity degree at Princeton Theological Seminary and Doctor of Ministry degree at United Theological Seminary.

Dr. Soaries was selected to serve as a member of our Board of Directors due to his experience in the financial services industry, including as a board member of a public financial services company. Dr. Soaries brings a unique perspective as a religious and community leader focused on the issues facing struggling borrowers and communities.

Scott W. Anderson. Mr. Anderson has served as Executive Vice President and Chief Servicing Officer since 2009, and his career with Ocwen has spanned over 20 years. Prior to his current rule, he served as Senior Vice President, Residential Assets since November 2001. Prior to joining Ocwen in November 1993, Mr. Anderson was employed by CIGNA. He holds a Bachelor's Degree in Economics from Bowdoin College.

Michael R. Bourque Jr. Mr. Bourque has served as Executive Vice President and Chief Financial Officer since June 2014. Prior to joining Ocwen, Mr. Bourque spent fifteen years in various financial leadership positions in the General Electric Company, spanning both GE’s industrial businesses as well as GE Capital. Most recently, from 2013 to April 2014, Mr. Bourque served as Chief Financial Officer for GE Distributed Power, a business within GE Power & Water. Prior to that, he served in other Chief Financial Officer, financial planning and analysis and internal audit roles at General Electric. Mr. Bourque holds a Bachelor of Arts in Mathematics from the College of the Holy Cross in Worcester, Massachusetts, and a Master’s in Business Administration from the Wharton School at the University of Pennsylvania, in Philadelphia, Pennsylvania.

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John V. Britti. Mr. Britti has served as Executive Vice President and Chief Investment Officer since June 2015. He previously served as Executive Vice President and Chief Financial Officer of Ocwen from March 2012 to June 2015 and Executive Vice President of Ocwen responsible for Finance and Business Development from January 2011 to March 2012. Prior to joining Ocwen, Mr. Britti was Chief Operating Officer for mortgage insurer RMIC from 2005 to 2011. Mr. Britti held two positions at Freddie Mac as a Vice President running Field Sales and Pricing & Structured Transactions. Mr. Britti has also been a Vice President at Capital One running Thrift and Mortgage Operations. After business school, Mr. Britti worked at McKinsey & Company in their financial services industry group. He holds a Bachelor of Arts in Economics from the University of Maryland and a Masters of Business Administration from Dartmouth’s Amos Tuck School.

Marcelo G. Cruz. Dr. Cruz has served as Executive Vice President and Chief Risk Officer since 2014. Prior to joining Ocwen, Dr. Cruz served as Head of Risk Management at E*Trade from October 2012 to November 2013. Previously, Dr. Cruz held a senior Risk Management role at Morgan Stanley & Co. from March 2010 to October 2012, and was an Associate Principal at McKinsey & Co. from January 2009 to March 2010, where he advised boards of directors and executive management of financial institutions on risk and business strategy. He was also Chief Risk Officer at Aviva PLC in London. He is an author in the areas of risk and finance and holds a PhD in Mathematics by the Imperial College of London, as well as an MBA and B.Sc. in Economics from Universidade Federal do Rio de Janeiro. Dr. Cruz is an Adjunct Professor at New York University Stern School of Business and Editor-in-Chief of the Journal of Operational Risk, and member of the editorial boards of other publications.

Catherine M. Dondzila. Ms. Dondzila has served as Senior Vice President and Chief Accounting Officer of Ocwen since December 2013 and was Acting Chief Accounting Officer from March 2013 to December 2013. Ms. Dondzila previously served as Chief Accounting Officer for ResCap, a mortgage originator and servicer and wholly-owned subsidiary of Ally Financial Inc. from 2007 until Ocwen’s acquisition of the ResCap portfolio in February 2013. Ms. Dondzila served as the Senior Vice President, Business Unit Controller at Freddie Mac from 2004 to 2006 and served in various roles for Bear Stearns & Co. from 1992 to 2004, ultimately serving as Senior Managing Director, Fixed Income Sales & Trading Business Area Controller from 2001 to 2004. Ms. Dondzila began her career at Deloitte & Touche LLP within the audit division, where she worked from 1984 to 1991. Ms. Dondzila holds a Bachelor of Science, Business Administration with concentrations in Accounting and Finance from Washington University, St. Louis.

Timothy M. Hayes. Mr. Hayes has served as Executive Vice President, General Counsel and Secretary of Ocwen since April 2013. From June 2012 to April 2013, Mr. Hayes served as Chief of Staff to the Chief Executive Officer of Homeward, which became a subsidiary of Ocwen on December 27, 2012. From January 2010 to November 2011, Mr. Hayes was Executive Vice President and General Counsel of the Financial Services Division of American International Group, Inc. (“AIG”), and from July 2009 through January 2010 was General Counsel of American General Financial Services, Inc., a subsidiary of AIG. Mr. Hayes had previously served as Executive Vice President and General Counsel of Citi Residential Lending, Inc., and predecessor companies from 2005 through 2008. Mr. Hayes had previously served in other legal roles in the financial services industry. Mr. Hayes holds a Bachelor of Arts degree from the College of the Holy Cross and a JD /MBA from Southern Methodist University, and is a member of the State Bar of Texas.

Otto J. Kumbar. Mr. Kumbar has served as Executive Vice President, Lending since 2013. He previously served as President of Liberty Home Equity Solutions, Inc. since April 2010. Prior to his role with Liberty, he held a number of positions with Genworth Financial, Inc. including Managing Director for Latin America, Chief Executive Officer of Australia and Managing Director for Mortgage Insurance in Europe. Mr. Kumbar joined General Electric in 1985 and held various positions in numerous GE businesses including GE Plastics, Industrial Systems, Global Exchange Services and GE Mortgage Insurance. He holds a Bachelor of Science degree in Computer Science from Rensselaer Polytechnic Institute.

Arthur C. Walker, Jr. Mr. Walker serves as our Senior Vice President, Global Tax and has been with Ocwen since August 2013. In that capacity, he leads all the tax department functions for Ocwen. Mr. Walker has over 19 years of tax experience advising public companies on domestic and international tax matters. Prior to joining Ocwen, Mr. Walker was a tax partner with the law firm of Mayer Brown LLP and had been with Mayer Brown for 14 years. Mr. Walker has advised companies in many different industries throughout his career including technology, software, service provider, pharmaceutical, financial services, transportation, healthcare, and manufacturing. His tax practice experience has included planning, intercompany transfer pricing, structuring / restructuring of business operations, offshore intangibles, contract manufacturing, cross-border financing, mergers and acquisitions, legislation, private letter rulings, examinations and administrative appeals. Mr. Walker holds a Bachelor of Science in Business Administration degree from Georgetown University’s McDonough School of Business and a J.D. and LL.M in Taxation from Georgetown University Law Center.

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Corporate Governance

Board, Committee and Annual Meeting Attendance

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. To fulfill this role, directors are expected to attend all Board meetings, the meetings of the committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held seventeen meetings and acted by unanimous written consent one time in 2014. Each incumbent director attended at least 75% of the aggregate of these meetings and all meetings held by all committees of our Board of Directors on which he or she served during 2014. Our 2014 Annual Meeting of Shareholders was attended by all directors in office on the date thereof.

Board Leadership Structure

Our Board of Directors does not believe that it is in the best interests of the Company and our shareholders to mandate the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Rather, our Board of Directors retains the discretion to make determinations on this matter from time to time as may be in the best interests of the Company and our shareholders. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit the Company’s needs. As our President and Chief Executive Officer, Mr. Faris is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. As Chairman of the Board, Mr. Wish leads the Board of Directors and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making.

Committees of the Board of Directors

Our Board of Directors has established the following standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Compliance Committee, an Independent Review Committee and a Nomination/Governance Committee. A brief description of these committees is provided below.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to matters involving accounting, auditing, financial reporting and internal control, among other things. Audit Committee oversight also includes the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls. Additionally, the Audit Committee reviews the scope and results of the annual audit conducted by the independent registered public accounting firm.

The current members of the Audit Committee are Messrs. Bowers (Chairman), Salcetti and Korn. Each member of our Audit Committee (i) is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, (ii) is financially literate, (iii) possesses accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and (iv) qualifies as an audit committee financial expert, as such term is defined in the applicable rules of the Securities and Exchange Commission.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Audit Committee generally reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval. This Committee met fourteen times in 2014.

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Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews with the Chairman and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including the President and Chief Executive Officer (and, during 2014, the former Executive Chairman), evaluates our executive officers’ performance in light of those goals and objectives and approves our executive officers’ compensation based on their evaluations. The Compensation Committee is also empowered to review our other compensation plans including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors as well as to administer grants under the 2007 Equity Incentive Plan. The Compensation Committee has the authority to, at the Company’s expense, retain compensation consultants, independent counsel or other advisers as it deems necessary in connection with its responsibilities. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests. The Compensation Committee may form and delegate authority to subcommittees when it deems it to be appropriate. The role of the Compensation Committee and our processes and procedures for the consideration and determination of executive and director compensation are described in more detail below under “Board of Directors Compensation” and “Compensation Discussion and Analysis,” respectively.

The current members of the Compensation Committee are Messrs. Lacy (Chairman), Korn and Soaries. Each of these directors is independent as independence for compensation committee members is defined in the listing standards of the New York Stock Exchange. In addition, each member of the Compensation Committee also qualifies as a “non-employee” director as defined in Rule 16b-3 of the Securities and Exchange Commission and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code.

Our Compensation Committee operates under a written charter approved by our Board of Directors a copy of which is available on our website at www.ocwen.com. The Compensation Committee generally reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval. This Committee met eight times in 2014.

Compensation Committee Interlocks and Insider Participation. Messrs. Lacy, Korn, Ross and Salcetti served as members of the Compensation Committee during 2014. Mr. Salcetti replaced Mr. Ross when he resigned from our Board of Directors in November 2014. None of such members was, at any time during the 2014 fiscal year or at any previous time, an officer or employee of the Company. None of our executive officers has served on the Board of Directors or Compensation Committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2014 fiscal year. Other than Mr. Ross, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K. See “Certain Relationships and Related Party Transactions and Director Independence.”

Compliance Committee. The Compliance Committee of our Board of Directors provides assistance to the Board of Directors with (i) establishment and oversight of our compliance function, including our compliance management system, and (ii) oversight of our compliance with applicable laws, rules and regulations governing its consumer-oriented businesses, including Federal consumer financial laws and applicable state laws.

The Compliance Committee was established in March 2013. The current members of the Compliance Committee are Messrs. Salcetti (Chairman) and Soaries, and Ms. Caldwell, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange. Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com. The Compliance Committee generally reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval.

Independent Review Committee. The Independent Review Committee of our Board of Directors provides assistance to the Board of Directors with the review, approval and oversight of related party transactions pursuant to our Related Party Transaction Approval Policy.

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The Independent Review Committee was established in February 2015. The current members of the Independent Review Committee are Ms. Caldwell (Chair), and Messrs. Bowers, Salcetti and Soaries, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange. Our Independent Review Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com. The Independent Review Committee generally reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of candidates to serve as Directors and Committee members for our Board of Directors, advises our Board of Directors with respect to Director composition, procedures and Committees, develops and presents our Board of Directors with a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The current members of the Nomination/Governance Committee are Messrs. Wish (Chairman) and Lacy, and Ms. Caldwell. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com. The Nomination/Governance Committee generally reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval. This Committee met four times during 2014.

Special Litigation Committee. The Special Litigation Committee was created by a vote of the independent members of the Board to evaluate a number of shareholder demand letters and has been vested with the authority to determine a course of action regarding those demands.

The current members of the Special Litigation Committee are Messrs. Lacy (Chair), Bowers and Soaries and Ms. Caldwell. Each member of our Special Litigation Committee is independent as defined in the listing standards of the New York Stock Exchange.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. The current members of the Executive Committee are Messrs. Wish (Chairman) and Faris, and Ms. Caldwell.

Director Nomination Process

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders, but the Nomination/Governance Committee has no obligation to recommend such candidates. In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account our best interests, as well as such factors as experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness and ability to devote adequate time and effort to Board responsibilities and the interplay of the candidate’s experience with the background of other members of our Board of Directors. We generally require that directors who have attained the age of 78 will not be nominated, although this requirement may be waived in particular cases in the discretion of the Board of Directors. We also consider the number of other boards on which a nominee sits, but we do not have a policy limiting the number of other public company boards upon which a Director may sit because we believe that an arbitrary limit could deprive our Board of Directors of valuable candidates whose contributions would enhance our Board of Directors and benefit the Company and our shareholders. Instead, our Nomination/Governance Committee evaluates all of the factors outlined above, including willingness and ability to devote adequate time and effort to Board responsibilities, and recommends candidates that it believes will enhance our Board of Directors and benefit the Company and our shareholders. A copy of our corporate governance guidelines is available on our web site at www.ocwen.com.

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Pursuant to the Company’s Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends Director nominees to the Board of Directors viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending Director nominees to the Board of Directors with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. The Nomination/Governance Committee reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors from time to time as appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit Committee and other expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than 5% of our common stock has put forth any Director nominees.

If you wish to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You should provide each proposed nominee’s name, biographical data and qualifications, as well as a detailed explanation as to why such proposed nominee should be a director. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Shareholders who desire to recommend director candidates for consideration by our Board of Directors in connection with the next annual meeting of shareholders should submit their written recommendation no later than January 1 of the year of that meeting.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to help ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as director qualifications, Board of Directors and committee composition, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Corporate Governance Guidelines are available on our web site at www.ocwen.com. Our Nomination/Governance Committee reviews our Corporate Governance Guidelines annually and, when necessary, recommends amendments to the Board of Directors for approval.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Board of Directors must be independent in accordance with the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee and the Board of Directors review upon appointment and annually the direct and indirect relationships that each director has with Ocwen based in part on responses provided by our directors to a questionnaire that incorporates the independence standards established by the New York Stock Exchange. Only those directors who satisfy the independence standards and who are determined by our Board of Directors to have no material relationship with Ocwen (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ocwen) are considered independent. Following the Nomination/Governance Committee’s review and findings, the Nomination/Governance Committee and our Board of Directors has determined that each of Ms. Caldwell and Messrs. Korn, Lacy, Salcetti, Soaries and Wish are independent directors. Our Board of Directors also previously determined that Wilbur R. Ross, Jr., who resigned as a director on our Board of Directors in November 2014, was an independent director during the period he served on our Board of Directors.

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Executive Sessions of Non-Management Directors

Our non-management directors met in executive session without management seven times in 2014.

Communications with Directors

If you desire to communicate with our Board of Directors or any individual director regarding Ocwen, you may do so by mail addressed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You may communicate anonymously or confidentially and may also indicate whether you are a shareholder, customer, supplier, or other interested party.

Communications received in writing are distributed to our Board of Directors or to individual directors, as the General Counsel and Secretary deems appropriate, depending on the facts and circumstances outlined in the communication received. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

•	Service or product complaints
•	Service or product inquiries
•	New Service or product suggestions
•	Resumes and other forms of job inquiries
•	Surveys
•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our Board of Directors as a group at http://shareholders.ocwen.com/contactBoard.cfm.

Shareholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board of Directors by calling our hotline, which is administered by a third party, at 1-800-884-0953. The Chair of the Audit Committee has been designated to receive such communications.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees as required by the New York Stock Exchange rules. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Any waivers from either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or a Board Committee and must be promptly disclosed to you. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our web site at www.ocwen.com. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website.

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Risk Management and Oversight Process

Our Board of Directors and each of its Committees are actively involved in overseeing risk associated with the Company. The Board of Directors and the Audit Committee monitor the Company’s financial risks through regular oversight of the Company’s financial activities with management and internal and external auditors. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses and approves the annual audit plan and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board of Directors and the Nomination/Governance Committee monitor the Company’s governance and succession risk by regular review with management. The Board of Directors and the Compensation Committee monitor the Company’s compensation policies and related risks by regular reviews with management. The Board of Directors and the Compliance Committee monitor the Company’s regulatory compliance, operational risks and other related risks by regular reviews with management. The Independent Review Committee reviews and approves related party transactions. The Chief Risk Officer provides a quarterly report to the Board of Directors addressing key risk issues. The Chief Risk Officer also presents the Risk Appetite report setting forth risk and performance metrics along with information necessary to allow the Board of Directors to determine whether risks are within acceptable levels. If the Board of Directors determines that any risk metric is not within acceptable levels, it will request an action plan to be provided by management. The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure with the President and Chief Executive Officer and other members of senior management, including our Chief Risk Officer and our Chief Compliance Officer, having responsibility for assessing and managing the Company’s risk exposure, and the Board of Directors and its Committees providing oversight in connection with these efforts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our Officers And Directors And 10% Beneficial Owners Were Complied With During The 2014 Fiscal Year.

Board Of Directors Compensation-2014

The following table discloses compensation received for fiscal year 2014 by each member of our Board of Directors who was not employed by us or one of our subsidiaries and who served as a director during fiscal year 2014 (our “non-management directors”).

Name	Fees Earned Or Paid in Cash $	Stock Awards(1)(2)(3) $	Total $
Ronald J. Korn	73,530	60,000	133,530
William H. Lacy	68,530	60,000	128,530
Wilbur L. Ross, Jr. (4)	49,002	60,000	109,002
Robert A. Salcetti	79,952	60,000	139,952
Barry N. Wish	79,952	60,000	139,952

(1)	Amounts reported for stock awards represent the aggregate grant date fair value of awards granted during fiscal 2014 under the 1996 Stock Plan for Directors, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant of the awards.
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(2)	On May 14, 2014, the directors received the following equity awards, each having a grant date fair value of $60,000, for their service for the 2014-2015 term: Messrs. Korn, Lacy, Ross, Salcetti, and Wish each received 1,794 restricted shares of common stock. In addition, Ms. Caldwell and Dr. Soaries, who were each appointed as members of our Board of Directors on January 20, 2015, received 2,373 restricted shares of common stock and 2,373 restricted share units respectively, on May 8, 2015, for their service effective from their date of appointment through the unexpired portion of the 2014-2015 term. Dr. Soaries received restricted share units as a result of his election to defer receipt of his equity compensation pursuant to the Deferral Plan for Directors discussed below.
(3)	The aggregate number of stock awards outstanding for each of our non-management directors at December 31, 2014 was as follows: (a) Mr. Korn held 1,794 unvested restricted shares of our common stock; (b) Mr. Lacy held 1,794 unvested restricted shares of our common stock and 28,254 restricted share units (as a result of Mr. Lacy’s deferral of equity awards pursuant to the Deferral Plan for Directors discussed below); (c) Mr. Ross held 1,794 unvested shares of our common stock; (d) Mr. Salcetti held 1,794 unvested shares of our common stock; and (e) Mr. Wish held 1,794 unvested shares of our common stock. Our non-management directors have no shares subject to option awards outstanding as of December 31, 2014.
(4)	Mr. Ross resigned from our Board of Directors effective November 20, 2014 as a result of his election as Vice Chairman of Bank of Cyprus and the requirements of certain European regulations which limit directorships of bank officers.

Standard Compensation Arrangements for Non-Management Directors

The Compensation Committee has the responsibility for recommending to the Board of Directors the form and amount of compensation for directors. Our management directors do not receive an annual retainer or any other compensation for their service on the Board of Directors. Effective as of June 2014, non-management directors receive the following compensation for their services on the Board of Directors.

Cash Compensation

Effective as of June 6, 2014, and with respect to the Special Litigation Committee, as of the date of its creation, we provide the following annual cash compensation to our non-management directors in quarterly installments:

•	a retainer of $60,000;
•	an additional $20,000 to the Audit Committee and Special Litigation Committee Chairs;
•	an additional $15,000 to all Committee Chairs (other than the Audit Committee and Special Litigation Committee Chairs); and
•	an additional $12,500 to all Audit Committee and Special Litigation Committee members (other than the Chairs).

Equity Compensation

We provide our non-management directors an annual award of restricted shares of common stock for their service on our Board of Directors from the date of their election to the date of our next annual meeting of shareholders, pursuant to our 1996 Stock Plan for Directors. The restricted shares are granted automatically each year following the annual meeting of shareholders to each non-management director who is elected to the Board of Directors. In June 2014, our Compensation Committee approved, and our Board of Directors ratified, the grant date value of the annual equity compensation for non-management directors at $80,000, effective as of the date of the meeting of the Board of Directors following the Company’s 2015 annual meeting. The number of shares of common stock to be awarded is determined based on the average of the high and low prices of a share of common stock as reported on the New York Stock Exchange on the date of grant.

A non-management directors’ right to ownership in shares of restricted stock granted under the 1996 Stock Plan for Directors vests on the first day of the month immediately following the expiration of the restriction period (which begins on the grant date and continues through the last day of the grant year) for such shares if the director has attended an aggregate of at least 75 percent of all meetings of the Board of Directors and committees of which the director is a member during such period. In the event that the director has attended less than an aggregate of at least 75 percent of all such meetings, such director’s right to ownership will vest on a pro rata basis according to the director’s actual attendance percentage, with the remaining shares forfeited. Shares of restricted stock are not transferable and subject to forfeiture during the restriction period and subject to a mandatory holding period thereafter, subject in each case to certain exceptions.

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Deferral Plan for Directors

The Deferral Plan for Directors provides non-management directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as directors. The plan is administered by the Compensation Committee. Before the end of each calendar year, the non-management directors make an election to receive either all or a portion of the equity portion of their annual compensation for the following grant year in restricted stock or a credit to their deferral account for the number of share units equal to the number of shares of restricted stock granted to but not received by such director. Directors electing to defer receipt of equity will become vested in the share units and will receive dividend equivalents to the same extent as they would if the original award of restricted stock had not been deferred.

Each director electing deferral must specify the payment date at the time of election for any share units credited as a result of that election as either (i) the six-month anniversary of the director’s termination date or (ii) any other date elected by the director which is at least two years after the last day of the year of service for which the compensation was awarded. At least 30 days prior to payment of deferred compensation, a director shall elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the number of whole and fractional share units credited to the deferral account or (ii) whole shares of common stock equal to the number of whole share units credited to the deferral account with fractional share units to be paid in cash.

Other Compensation Matters

Director compensation may be prorated for a director serving less than a full one-year term such as in the case of a director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Director compensation is subject to review and adjustment by the Compensation Committee from time to time.

Executive Compensation

Compensation Discussion and Analysis

Introduction, Philosophy and Objectives

We believe an effective executive compensation program is one that aligns the interests of executives and shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. In addition, executive compensation should promote individual service longevity through long-term incentive opportunities that reward consistent high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive.

This Compensation Discussion and Analysis provides information regarding the following:

•	compensation for our Chief Executive Officer, compensation for each of the two individuals who served as our Chief Financial Officer during 2014 and compensation for the three other most highly compensated executive officers who were serving as executive officers at the end of 2014 (our “named executive officers”);
•	overall objectives of our compensation program and what it is designed to reward;
•	each element of compensation that we provide;
•	reasons for the compensation decisions we have made regarding these individuals;
•	determinations of the amount for each element of compensation;
•	how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements; and
•	our consideration of the results of the most recent shareholder advisory vote on executive compensation.
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Our named executive officers for 2014 are as follows:

Name	Position
Ronald M. Faris	President and Chief Executive Officer
Michael R. Bourque, Jr.(1)	Executive Vice President and Chief Financial Officer
John V. Britti(2)	Executive Vice President and Chief Investment Officer
Timothy M. Hayes	Executive Vice President, General Counsel and Secretary
Arthur C. Walker, Jr.	Senior Vice President, Global Tax
William C. Erbey(3)	Former Executive Chairman

(1)	Mr. Bourque was appointed as Executive Vice President and Chief Financial Officer effective June 2, 2014.
(2)	Mr. Britti, our former Executive Vice President and Chief Financial Officer, was appointed as Executive Vice President and Chief Investment Officer effective June 2, 2014.
(3)	Mr. Erbey retired from Ocwen effective as of January 16, 2015.

Role of Executive Officers in Compensation Decisions

Certain executives including the President and Chief Executive Officer and the former Executive Chairman, until his retirement in January 2015, are involved in the recommendation of certain compensation arrangements for approval by the Compensation Committee. These executives annually review the performance of each executive officer (other than the former Executive Chairman and President and the Chief Executive Officer whose performances are reviewed by the Compensation Committee) and present their conclusions and recommendations regarding base salary and incentive award amounts to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations, subject, in each case, to any applicable limits contained in any plan or agreements applicable to such awards. All compensation decisions with respect to the compensation of the former Executive Chairman and the President and Chief Executive Officer were made solely by the Compensation Committee.

Role of Compensation Consultant

Pursuant to its authority to retain independent counsel or other advisers as it deems necessary, the Compensation Committee entered into an advisory agreement with Exequity LLP (“Exequity”), an independent executive compensation consulting firm, in January 2014. The advisory agreement provides for Exequity to provide the following services on request: (i) review of director pay proposals and program designs, (ii) competitive assessments or benchmarking analysis of executive and non-management director compensation, (iii) updates on market trends and regulatory considerations impacting compensation and benefit programs, (iv) assistance with preparation of executive and non-management director pay proposals and (v) responses to various other requests from the Compensation Committee.

The Compensation Committee entered into an advisory agreement with Frederic W. Cook & Company, LLC (“Cook & Co.”), an independent executive compensation consulting firm, in December 2014. Cook & Co. assisted the Compensation Committee in December 2014 and continuing into 2015 in developing transition and retirement arrangements for the former Executive Chairman. Cook & Co. also advised the Compensation Committee with respect to the February 24, 2015 equity awards discussed below under “Equity Incentive Plan - 2015 Awards.”

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The Compensation Committee has assessed the independence of each of Exequity and Cook & Co and has concluded that its engagement of these consulting firms does not raise any conflict of interest with the Company or any of its directors or executive officers.

Except as otherwise noted in this Compensation Discussion and Analysis, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from the Compensation Committee’s independent executive compensation consultant, as well as the Compensation Committee’s assessment of compensation trends.

Elements of Compensation

The principal elements of compensation for our named executive officers for 2014 include base salary and annual incentive compensation. This compensation structure was developed to provide each executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We have no employment agreements with our executive officers. We believe that our compensation structure is appropriate in light of our performance, industry, the opportunities and challenges facing our business and the current business environment.

Base Salary.  Base salaries for our executive officers are established based on individual qualifications and job responsibilities while taking into account the Compensation Committee’s assessment of compensation trends and the value to the Company of expected future performance.

Base salaries of the executive officers are reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, individual performance of the executive officer, and an assessment of compensation levels necessary to maintain and attract quality personnel. Salary levels are also considered upon a promotion or other change in job responsibility. The Compensation Committee set the base salary for the former Executive Chairman and the President and Chief Executive Officer. The base salaries for all other named executive officers are determined by the Compensation Committee based upon recommendations from the President and Chief Executive Officer and, until his retirement in 2015, the former Executive Chairman. For 2014, Mr. Erbey remained at his 2013 base salary level of $725,000. On March 31, 2014, our Compensation Committee approved an increase in Mr. Faris’ base salary to $800,000, effective as of March 16, 2014, in recognition of his accomplishments in leading the Company’s growth and successful execution of its strategic initiatives, his significantly increased responsibilities given the Company’s growth and the Compensation Committee’s assessment of the value of their expected performance going forward. For 2014, Messrs. Britti, Hayes and Walker remained at their 2013 base salary levels of $423,500, $350,000 and $510,000 respectively. On April 8, 2015, the Compensation Committee approved an increase in Mr. Britti’s base salary to $445,000 and in Mr. Hayes’ base salary to $376,250, effective as of April 1, 2015, based on market conditions and the Compensation Committee’s assessment of the value of his expected performance going forward. Mr. Bourque joined Ocwen in 2014 with a base salary of $400,000 and on December 2, 2014, our Compensation Committee approved an increase in Mr. Bourque’s base salary to $450,000, effective as of January 1, 2015, in light of the Compensation Committee’s assessment of the value to the Company of Mr. Bourque’s expected performance going forward.

Annual Incentive Compensation. Ocwen’s primary incentive compensation plan for eligible employees, including our executive officers, is the 1998 Annual Incentive Plan, as amended, which has been approved by our shareholders. Awards under the plan are paid in cash or, in the Compensation Committee’s discretion, all or a portion of the total award value may be paid in the form of non-qualified stock options to purchase common stock or shares of common stock that we have acquired in market transactions. Awards under the plan for 2014 were in the form of cash. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below. If options are granted as payment of an award under the 1998 Annual Incentive Plan, they will be granted pursuant to the 2007 Equity Incentive Plan discussed below. Other equity awards may also be made under the 2007 Equity Incentive Plan as discussed below.

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Each named executive officer has a targeted annual incentive award that is expressed as a percentage of total target compensation. In 2014, 29% to 60% of total target compensation for each named executive officer was payable only upon achievement of certain minimum Company and individual performance levels. The targeted percentage for each named executive officer was determined by the Compensation Committee based on its assessment of the nature and scope of each executive officer’s responsibilities and an assessment of compensation levels necessary to maintain and attract quality personnel. The table below reflects the percentage of each executive officer’s target total compensation that was allocated to each of base salary and incentive compensation in 2014 and each executive officer’s actual total compensation that was allocated to each of base salary and incentive compensation in 2014:

Name	Base Salary % of Target Total Compensation in 2014	Incentive Compensation % of Target Total Compensation in 2014	Base Salary % of Actual Total Compensation in 2014	Incentive Compensation % of Actual Total Compensation in 2014
Ronald M. Faris	40%	60%	100%	0	%(1)
Michael R. Bourque, Jr.	67%	33%	57%	43%
John V. Britti	50%	50%	53%	47%
Timothy M. Hayes	67%	33%	70%	30%
Arthur C. Walker, Jr.	71%	29%	68%	32%
William C. Erbey	50%	50%	100%	0%

(1)	Mr. Faris declined the 2014 incentive compensation awarded to him under the 1998 Annual Incentive Plan and suggested that the Board consider donating a portion of the declined amount to certain housing counseling charities.

The Compensation Committee structures the annual incentive award opportunity to help motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and ratified by the full Board of Directors and is utilized by the Compensation Committee to determine the appropriate amount of incentive compensation to be paid to the President and Chief Executive Officer. As described below, the corporate scorecard is used to determine a percentage of the incentive compensation of the other named executive officers. In determining whether to approve the corporate scorecard each year, the Compensation Committee considers a number of factors, including whether the goals are consistent with and likely to enhance corporate performance and long-term shareholder value as well as the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the target goal at a level that is challenging to achieve, a threshold that must be met in order for any portion of the incentive to be paid with respect to that goal, and a maximum or “outstanding” level that would result in payment of the maximum bonus opportunity with respect to that goal.

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Our corporate scorecard for 2014 and corresponding achievement levels are detailed below:

2014 Corporate Scorecard Elements
Corporate Objectives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
1.	Achieve Earnings Per Share and Free Cash Flow target:
•	Adjusted Diluted Earnings Per Share	90% of $3.03 = $2.72	100% of $3.03	110% of $3.03 = $3.33	Below Threshold
•	Adjusted Cash Flow from Operations	85% of $607=$516 million	$607 million	115% of $607=$698 million	Threshold

2.	Balance sheet management
•	Management of interest rate exposure	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target
•	Deploy excess cash flow, including acquisitions and stock repurchases	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target

3.	Compliance and servicing performance management
•	GSE, government and subservicing performance and relationships	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Threshold
•	Compliance management system	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Threshold

4.	Key Servicing and Information Technology Initiatives
•	REALDoc® NextGen - complete correspondence migration	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Below Threshold
•	Vault migration plan	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target
•	Payment application process improvement	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Below Threshold
•	Launch Self-Service on OcwenCustomers.com	By August 31, 2014	By July 31, 2014	By June 30, 2014	Below Threshold
•	Revamp and improve the short sale process	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Discretion of the Compensation Committee based on functionality at year end	Outstanding
•	Reporting for investor reporting technology improvement and RMBS Investor Portal	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target
•	Enhance management of bankruptcy loans including compliance	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target

5.	Execute diversification initiatives	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Target

6.	Successfully complete the key strategic initiatives of the Company	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Varies by Executive

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The key strategic initiatives which comprise Item 6 of our corporate scorecard are structured in a similar manner to the other items in our corporate scorecard with achievement levels of Threshold, Target and Outstanding. Performance against these strategic initiatives is assessed by the Compensation Committee based on the achievement levels obtained in the areas of responsibility of the applicable executive (with our President and Chief Executive Officer, and during 2014, our former Executive Chairman, being responsible for all of them). Our strategic initiatives allow us to provide a more detailed set of targets for our key employees.

In 2014, our strategic initiatives covered:

•	enhancing our competitive position in GNMA, Freddie and Fannie programs;
•	improving the Ocwen “brand” with RMBS Investors and Rating Agencies;
•	improved timeline management;
•	improved call center metrics;
•	introducing process and technology improvements and implementing borrower self-service capabilities;
•	improving quality of servicing and improving customer service, especially by improving loss mitigation and finding non-foreclosure alternatives for borrowers;
•	corporate finance strategies to lower risk and funding costs; and
•	enhancements to our compliance management system and vendor oversight.

Certain of our strategic initiatives were measured by pre-set objectives while other strategic initiatives were by their nature more subjective. In the latter case, these strategic initiatives were awarded an achievement level that was approved by the Compensation Committee based upon a recommendation by the President and Chief Executive Officer.

The incentive award for the President and Chief Executive Officer was determined by the Compensation Committee based solely on the Company’s performance in meeting the objectives established in the corporate scorecard. The incentive awards for our named executive officers other than the President and Chief Executive Officer are structured so that compensation opportunities are comprised of (i) a performance appraisal of the executive officer and (ii) performance within the business or support unit as expressed on each named executive officer’s personal scorecard. For the 2014 service year, the applicable percentage weight assigned to each component of each such executive officer’s incentive compensation is detailed below:

Name	Performance Appraisal	Scorecard
Michael R. Bourque, Jr.	20%	80%
John V. Britti	20%	80%
Timothy M. Hayes	20%	80%
Arthur C. Walker, Jr.	20%	80%

Each named executive officer’s personal scorecard contains key components of the Company’s corporate scorecard and strategic initiatives related to the executive’s the areas of responsibility (with our President and Chief Executive Officer, and during 2014, our former Executive Chairman, having incentive opportunities tied to all of these areas given their overall responsibility for the performance of the Company). The weighted value of the various goals in each named executive officer’s personal scorecard varies depending upon the relative importance of the goals and the executive’s relative contribution to the ultimate financial performance of the Company and achievement of the strategic initiatives. Additionally, in developing the goals in the executives’ scorecards, we endeavor to incorporate a variety of quantitative and qualitative measures that we believe will help to incentivize performance that perpetuates the long term success of the Company and discourages executives from pursuing short term risks to attain their goals. Within each component of the scorecard, there are three established levels of achievement: Threshold, Target and Outstanding. For our USVI based named executive officers, achieving the Threshold level of achievement will earn the executive officer 0% of the target incentive compensation tied to such goal, the Target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the Outstanding level of achievement will earn the executive officer 200% of the target incentive compensation tied to such goal. For our non-USVI based named executive officers, achieving the Threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal, achieving the Target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and achieving the Outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the Threshold level results in no compensation to the executive for the associated goal. The Compensation Committee has the discretion to make awards as a percentage of the Threshold, Target or Outstanding level. Such awards are prorated based on such percentage. We believe that different incentive compensation structures for eligible USVI based and non-USVI based employees are appropriate in light of the overall compensation packages available to each, including eligibility to participate in the plans and programs available in each jurisdiction.

These goals and initiatives are further cascaded to all of our other incentive-eligible employees in their personal scorecards. Within this program, all incentive-eligible employees are tied to a personal or business unit scorecard from which to measure performance against goals that are linked to corporate performance and strategy. The scorecards are communicated to all incentive-eligible employees by the Corporate Strategy Department or the employee’s immediate supervisor. Performance against such scorecards is reviewed by senior management on a quarterly basis and after the end of each year. This incentive compensation structure is intended to align the goals of our named executive officers and other incentive-eligible employees with the overall success of the Company while establishing clear performance standards within their respective business or support units. Approximately 432 employees company-wide were eligible for incentive compensation based on personal scorecard performance in 2014.

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The personal scorecards for our named executive officers who received a bonus and the corresponding levels of achievement are as follows:

Executive Officer Scorecards
Name	%	2014 Corporate Scorecard Elements	Level Achieved
	6%	1. Achieve Earnings Per Share and Free Cash Flow target	50% of Threshold
	6%	2. Balance sheet management	Target
Ronald M. Faris	6%	3. Compliance and servicing performance management	Threshold
	6%	4. Key Servicing and Information Technology initiatives	64% of Target
	6%	5. Execute diversification initiatives	Target
	70%	6. Successful completion of key strategic initiatives of the Company	76% of Target

	6%	1. Achieve Earnings Per Share and Free Cash Flow target	50% of Threshold
	6%	2. Balance sheet management	Target
Michael R. Bourque, Jr.	6%	3. Compliance and servicing performance management	Threshold
	6%	4. Key Servicing and Information Technology initiatives	64% of Target
	6%	5. Execute diversification initiatives	Target
	70%	6. Successful completion of key strategic initiatives of the Company	96% of Target

	6%	1. Achieve Earnings Per Share and Free Cash Flow target	50% of Threshold
	6%	2. Balance sheet management	Target
John V. Britti	6%	3. Compliance and servicing performance management	Threshold
	6%	4. Key Servicing and Information Technology initiatives	64% of Target
	6%	5. Execute diversification initiatives	Target
	70%	6. Successful completion of key strategic initiatives of the Company	94% of Target

	6%	1. Achieve Earnings Per Share and Free Cash Flow target	50% of Threshold
	6%	2. Balance sheet management	Target
Timothy M. Hayes	6%	3. Compliance and servicing performance management	Threshold
	6%	4. Key Servicing and Information Technology initiatives	64% of Target
	6%	5. Execute diversification initiatives	Target
	70%	6. Successful completion of key strategic initiatives of the Company	94% of Target

	30%	1. Corporate Scorecard	68% of Target
Arthur C. Walker, Jr.	50%	2. Strategic Scorecard	125% of Target
	20%	3. Performance Appraisal	125% of Target

The President and Chief Executive Officer presented the 2014 performance appraisal scores, personal scorecard performance and recommendations as to the incentive compensation for each of the other executive officers to the Compensation Committee. The Compensation Committee evaluates the recommendations and determines the final incentive compensation awards for the executives and other incentive-eligible employees. Annual incentive compensation is paid to our executives and other incentive-eligible employees after Compensation Committee approval following the service year associated with the incentive.

Generally, at the first or second meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the President and Chief Executive Officer and other executive officers for that fiscal year. Key performance indicators for the Company for 2015 have been developed.

The Compensation Committee has approved our 2015 corporate scorecard. Corporate objectives covered in the scorecard include:

•	Improving the Company’s risk management, compliance and corporate governance programs;
•	Improving capital efficiency and utilization;
•	Achieving earnings per share targets;
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•	Improving customer satisfaction and reducing defect rates;
•	Improving delinquency rates and increasing non-foreclosure resolutions;
•	Improving diversity and inclusion programs;
•	Improving franchise value and brand enhancement; and
•	Completing key technological initiatives.

Equity Incentive Plan

The 2007 Equity Incentive Plan (the “2007 Plan”) is administered by the Compensation Committee and authorizes the grant of restricted stock, options, stock appreciation rights or other equity-based awards to our employees. The Compensation Committee, in cooperation with senior management, implemented the 2007 Plan to motivate employees to make extraordinary efforts to achieve significant improvements to shareholder value, boost retention of key employees and align the interests of our employees with the interests of our shareholders. Options granted under the plan may be either “incentive stock options” as defined in Section 422 of the Code, or non-qualified stock options as determined by the Compensation Committee.

Equity Incentive Plan - 2015 Awards

The Compensation Committee determined that it was appropriate to grant new equity awards to certain named executive officers who were employed by us at the time of grant of the awards to help us retain them over the vesting periods of the awards and to further link their interests with those of our shareholders. These new awards were granted on February 24, 2015 and consist of a mix of (1) stock options with time-based vesting requirements (“2015 Stock Options”), (2) restricted stock units with time-based vesting requirements (“2015 Time-Vested RSUs”), and (3) restricted stock units with both time- and performance-based vesting requirements (“2015 Performance Units”).

The number of shares of our common stock subject to each type of award granted on February 24, 2015 is as follows:

Name	Stock Options	Time-Vest RSUs	Performance Units
Michael R. Bourque, Jr.	32,772	15,337	48,231
John V. Britti	32,772	15,337	48,231
Timothy M. Hayes	32,772	15,337	48,231
Arthur C. Walker, Jr.	16,386	7,669	24,115

Each 2015 Stock Option has an exercise price per share equal to the mean between the high and low trading prices of a share of our common stock on the date of grant of the award ($10.14, which was also greater than the closing price of our common stock on that date), and will have value only if our stock price increases above that exercise price during the term of the award. Each Stock Option is scheduled to vest, subject to the executive’s continued employment, in four equal annual installments on the first, second, third and fourth anniversaries of the grant date of the awards and has a maximum term of ten years from grant.

Restricted stock units are payable, subject to vesting, in an equal number of shares of our common stock. Accordingly, restricted stock units also align executives’ interests with those of our shareholders. 2015 Time-Vested RSUs are scheduled to vest, subject to the executive’s continued employment, in three equal annual installments on the second, third and fourth anniversaries of the grant date of the awards. 2015 Performance Units will vest only if, on or before the fourth anniversary of the grant date of the awards, the average of the closing prices per share of our common stock for a period of twenty consecutive trading days, plus the amount of any dividends paid on a share of our common stock during the term of the award on or before the last day of that period, equals or exceeds $16.26. If that performance-based condition is satisfied, the Performance Units will be scheduled to vest, subject to the executive’s continued employment, on the first, second, third and fourth anniversaries of the grant date of the awards (in each case, if the time-based vesting date occurs before the date that the stock price-based vesting condition is satisfied, the vesting of that installment will occur on the satisfaction of the stock price-based vesting condition, subject to the executive’s continued employment by the Company through that date).

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The awards are subject to accelerated vesting (and, in the case of the 2015 Performance Units, the units may vest on an accelerated basis or remain outstanding subject to the achievement of the stock price-based vesting condition) in certain circumstances in connection with the award holder’s death, disability, retirement, termination of employment by the Company without cause or by the executive for good reason, or should certain changes in control of the Company occur.

OMS Preferred Stock Plan

The Amended and Restated 2013 Preferred Stock Plan of OMS (the “OMS Preferred Stock Plan”) authorizes the grant of non-voting OMS Preferred Stock to OMS employees. On February 28, 2014, the board of directors of OMS authorized the purchase of 1,000 shares of Class B Preferred Stock by Mr. Walker and the purchase of 1,000 shares of Class D Preferred Stock by Mr. Hayes, in each case pursuant to the terms of the plan. On February 19, 2015, the board of directors of OMS authorized the purchase of 1,000 shares of Class I Preferred Stock by Mr. Bourque pursuant to the terms of the plan. OMS declared a dividend on each of the outstanding classes of OMS Preferred Stock, payable on March 3, 2015, based upon the performance of OMS during 2014. The 100 shares of Class A Preferred Stock previously purchased by Mr. Erbey in 2012 pursuant to the terms of the plan were redeemed in March 2015 in connection with his retirement. See “Retirement of Former Executive Chairman” below for additional detail.

USVI Relocation Program

In order to enable us to recruit top talent and incentivize key personnel to relocate, we offer a relocation package to individuals at the director level and above relocating to the USVI to work for OMS. The USVI relocation program includes relocation benefits such as moving expenses, home sale support, a housing allowance for up to five years, payment of children’s school tuition fees, payment of “home leave” travel for return trips to the continental United States and tax gross ups on certain taxable benefits, in each case subject to certain limits and exceptions. Upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. In addition, if a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year following relocation and six months’ base salary if such termination occurs at any time after the first year following relocation. For 2014, each of Messrs. Erbey, Hayes, Bourque and Walker received benefits under the USVI Relocation Program, as set forth in the “Summary Compensation Table” below and accompanying footnotes.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size to ours. We believe that a competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Setting Compensation Levels

The Company believes our executive compensation programs are effectively designed, are in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2014, the Compensation Committee considered the strong shareholder support that the “Say-on-Pay” proposal received at our May 14, 2014 Annual Meeting of Shareholders in which 98% of votes cast were in favor of our executive compensation program. As a result, the Compensation Committee continued to apply the same principles and philosophy it has used in previous years in determining executive compensation levels and will continue to consider shareholder concerns and feedback in the future. In light of the voting results with respect to the frequency of stockholder votes on executive compensation at our May 12, 2011 Annual Meeting of Shareholders, the Board of Directors decided that the Company will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation.

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Based on market conditions, performance, retention and other the relevant considerations, the Compensation Committee reviews recommendations and determines appropriate base salary and annual incentive compensation targets for the President and Chief Executive Officer and other named executive officers. The Compensation Committee generally makes its determinations during the second quarter of the year; however, they may make adjustments at other times as appropriate.

Stock Ownership and Hedging Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our directors and executives is important to attract, motivate and retain directors and executives as well as to align their interests with the interests of our shareholders. The Compensation Committee believes that the Company’s equity plans are adequate to achieve this philosophy. We maintain an insider trading policy detailing our window period policy governing the timing of transactions in securities of the Company by directors and executives.

In addition, our insider trading policy prohibits any director, officer or employee from engaging in any short sale of the Company’s stock, establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock, or buying or selling puts or calls on the Company’s stock. This policy is designed to encourage investment in the Company’s stock for the long term, on a buy and hold basis, and to discourage active trading or short-term speculation.

OMS Corporate Aircraft

Prudent use of private aircraft by senior management while on company business can promote efficient use of management time. Such usage can minimize airport commuting and waiting time and allow for unfettered, confidential communications during the course of the flight, thereby promoting maximum and efficient use of management time for company business. In connection with Mr. Erbey’s relocation to the USVI in 2012, the Board of Directors approved the engagement of a private aviation service for Mr. Erbey’s safe and efficient business travel. In 2013, OMS purchased a corporate aircraft for purposes of promoting safe and efficient business travel by senior management. During 2014, Messrs. Erbey, Bourque, Britti and Walker traveled on the corporate aircraft. The aggregate incremental cost attributable to Mr. Erbey for 2014 related to personal use of the corporate aircraft is included in the “Summary Compensation Table” below and discussed in the accompanying footnotes. Following Mr. Erbey’s retirement, the Company has discontinued the use of the private aviation service and corporate aircraft.

Potential Payments upon Termination or Change in Control

As we have no employment agreements with our named executive officers other than the restrictive covenants noted below, we handle each termination of employment as we believe is appropriate in light of the circumstances. Without any special agreement related to termination of employment, a named executive officer would typically receive his or her base salary and applicable employee benefit plans and programs through the date of termination as well as a severance payment as described below. In addition, the named executive officer would typically retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 1991 Non-Qualified Stock Option Plan and the 2007 Plan. For a termination of employment not due to death, disability or retirement, the named executive officer has six months within which to exercise stock options pursuant to our stock option agreements. Any portion of an equity award not vested will be forfeited unless alternate arrangements are made in the discretion of the Compensation Committee. Furthermore, pursuant to each stock option agreement granting an equity award, upon termination of an employee for cause, all outstanding stock options granted pursuant to such stock option agreement are forfeited.

Certain of the stock option agreements provide for accelerated vesting as set forth below. Upon a named executive officer’s retirement, disability, death, termination by the Company without “cause” or termination by the named executive officer for “good reason,” as defined in the applicable stock option agreement, all options that vest over a certain time period (“Time-Based Options”) would immediately vest. Additionally, pursuant to these certain agreements, if there is a “change of control event” as defined in the applicable stock option agreement, all options, including the Time-Based Options and other options that would otherwise not vest until certain company performance and timing criteria are met, would immediately vest.

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As of December 31, 2014 and based upon a comparison of the closing price of our common stock on the New York Stock Exchange on such date with applicable option exercise prices, none of the stock options for which vesting would accelerate in any of the circumstances referred to in the preceding paragraph had value.

The executive stock option agreements permitting accelerated vesting of options upon a change in control were designed to provide the executives with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction. In addition, we believe that this vesting provision supports the compelling business need to retain key employees during the uncertain times preceding a change in control.

Pursuant to our USVI relocation program, upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. Messrs. Bourque, Hayes and Walker qualify for this benefit. In addition, if a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year following relocation and six months’ base salary if such termination occurs at any time after the first year following relocation. See “USVI Relocation Program” above. Messrs. Bourque and Hayes qualify for such benefits and, in the event of involuntarily termination without cause, would receive a severance payment equal to six months’ base salary.

Restrictive Covenants

All of our named executive officers execute an intellectual property and non-disclosure agreement upon commencement of their employment. This agreement requires the named executive officer to hold all “confidential information” in trust for us and prohibits the named executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or as otherwise required by law. Other than these restrictive covenants, we generally do not have employment, non-competition or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions.

Tax Considerations

The timing and structure of our compensation decisions is driven in part by a variety of tax considerations. Under Section 162(m) of the Code, tax deductions by corporate taxpayers are limited to $1,000,000 with respect to compensation paid to certain executive officers, unless compensation in excess of $1,000,000 satisfies the requirements for performance-based compensation as set forth under Section 162(m) and the accompanying Treasury Regulations. We obtained shareholder approval of the 2007 Plan and our stock option awards under the 2007 Plan qualify as performance-based compensation under Section 162(m) of the Code. We obtained shareholder approval of our 1998 Annual Incentive Plan in 1998, 2003 and 2014.

In order to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives generally must be established in the first 90 days of the performance period and the outcome of the performance objectives must be uncertain at the time they are set. For annual incentive awards, this generally means performance objectives must be established no later than the end of March of each year.

The Compensation Committee takes into account the deduction limitations of Section 162(m). However, the Compensation Committee also considers the extent to which qualifying compensation as performance-based compensation would be inconsistent with our overall best interests. Performance goals such as integrating acquired businesses and balance sheet management are not exempt from the Section 162(m) limitation but are significant for our best interests. Consequently, the Compensation Committee generally structures a significant portion of executives’ incentive compensation based on performance goals that are not exempt from the Section 162(m) limitation after considering the cost of the lost deduction in an evaluation of our overall best interests.

In addition, in order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid by March 15 of each year.

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All members of our Compensation Committee members qualify as “outside directors” under 162(m) of the Code.

Summary Compensation Table-2012, 2013 and 2014

The following table provides summary information concerning the compensation of our named executive officers for the 2014, 2013 and 2012 fiscal years. In accordance with Securities and Exchange Commission rules, information for 2012 is not provided for Messrs. Hayes and Walker because they were not employed by Ocwen until 2013, and information for 2012 and 2013 is not provided for Mr. Bourque because he was not employed by Ocwen until 2014.

Name and Principal Position	Year	Salary		Stock Awards(1)	Option Awards (1)(2)	Non-Equity Incentive Plan Compensation(3)(4)		All Other Compensation(5)		Total
Ronald M. Faris	2014	$740,000		$—	$—	$—	(6)	$5,200		$745,200
President and Chief	2013	540,000		—	—	1,093,500		5,100		1,638,600
Executive Officer	2012	477,692	(7)	—	—	1,036,800		5,000		1,519,492

Michael R. Bourque, Jr.	2014	$261,539	(8)	$371,150	$1,421,250	$194,458		$391,555	(9)	$2,639,952
Chief Financial Officer	2013	—		—	—	—		—		—
	2012	—		—	—	—		—		—

John V. Britti	2014	$423,500		$—	$—	$369,199		$5,200		$797,899
Executive Vice President and Chief Investment	2013	393,885		—	—	532,850		5,100		931,835
Officer	2012	385,000	(10)	591,060	596,500	443,058		52,593	(11)	2,068,211

Timothy M. Hayes	2014	$350,000		$501,750	$768,450	$147,623		$271,848	(12)	$2,039,671
Executive Vice President,	2013	242,308	(13)	—	—	340,111		178,132	(14)	760,551
General Counsel and Secretary	2012	—		—	—	—		—		—

Arthur C. Walker	2014	$510,000		$—	$—	$241,237		$358,637	(15)	$1,109,874
Senior Vice President,	2013	166,731	(16)	465,300	1,064,000	116,876		158,571	(17)	1,971,478
Global Tax	2012	—		—	—	—		—		—

William C. Erbey(22)	2014	$725,000		$—	$—	$—		$1,357,444	(18)	$2,082,444
Former Executive	2013	725,000		—	—	1,232,500		985,358	(20)	2,942,858
Chairman	2012	569,231	(19)	—	17,915,000	873,454		259,200	(21)	19,616,885

(1)	Represents the aggregate grant date fair value of stock awards and stock options. These amounts do not represent the actual amounts paid to or realized by the executive.
(2)	Represents the aggregate grant date fair value of stock options and stock awards, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the executive. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock. Detail regarding the assumptions used in the calculation of the option award amounts is included in Note 23 — Employee Compensation and Benefit Plans to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in this prospectus.
(3)	Represents amounts earned in corresponding year.
(4)	Consists of the cash portion of incentive compensation bonus awarded in the first quarter of the year following the year in which services are rendered.
(5)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan and, as applicable, the other items specified in the footnotes in this column.
(6)	Mr. Faris declined the 2014 incentive compensation awarded to him under the 1998 Annual Incentive Plan ($912,516) and suggested that the Board consider donating a portion of the declined amount to certain housing counseling charities.
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(7)	Includes base salary received by Mr. Faris of $353,077 from OLS.
(8)	Consists of base salary received by Mr. Bourque from the Company pro-rated from his start date of employment on April 28, 2014 through the date Mr. Bourque relocated to the USVI in the amount of $107,692, and the remainder of base salary received by Mr. Bourque from OMS pro-rated from his date of relocation to the USVI through the end of the fiscal year in the amount of $153,846.
(9)	Consists of relocation benefits in the amount of $191,555 (including a housing allowance of $4,000 per month, children’s school tuition fees in the amount of $25,470 and amounts to gross-up taxable relocation benefits in the amount of $55,359, a signing bonus in the amount of $50,000 and relocation related transportation), and dividends of $200 per share on 1,000 shares of OMS Class I Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2014 (see “OMS Preferred Stock Plan” above for additional discussion).
(10)	Includes base salary received by Mr. Britti of $296,154 from OLS.
(11)	Includes $48,742 from OLS for expenses associated with Mr. Britti’s relocation.
(12)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $1,760, relocation benefits in the amount of $95,088 (including a housing allowance of $4,000 per month, automobile allowance in the amount of $12,250, and amounts to gross-up taxable relocation benefits in the amount of $33,673), and dividends of $175 per share on 1,000 shares of OMS Class D Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2014.
(13)	Consists of base salary received by Mr. Hayes from OMS, prorated from his date of employment on April 15, 2013.
(14)	Consists of relocation benefits in the amount of $53,132 (including a housing allowance of $4,000 per month and amounts to gross-up taxable relocation benefits), and dividends of $125 per share on 1,000 shares of OMS Class D Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2013.
(15)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $2,330, relocation benefits in the amount of $147,307 (including a housing allowance of $4,000 per month, children’s school tuition fees in the amount of $22,850, automobile allowance in the amount of $10,375, real estate related fees in the amount of $22,782, and amounts to gross-up taxable relocation benefits in the amount of $43,300) and dividends of $209 per share on 1,000 shares of OMS Class B Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2014.
(16)	Consists of base salary received by Mr. Walker from OMS, prorated from his start date of employment on August 26, 2013.
(17)	Consists of relocation benefits in the amount of $85,571 (including a housing allowance of $4,000 per month, children’s school tuition fees and amounts to gross-up taxable relocation benefits), and dividends of $73 per share on 1,000 shares of OMS Class B Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2013.
(18)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $5,200, relocation benefits in the amount of $242,724 (including a housing allowance of $10,000 per month, automobile allowance in the amount of $23,652 and amounts to gross-up taxable relocation benefits in the amount of $99,072), dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan based on OMS performance in 2014 and paid in connection with Mr. Erbey’s retirement, $377,624 in lieu of Mr. Erbey’s bonus for fiscal year 2014 paid in connection with Mr. Erbey’s retirement (see “Retirement of Former Executive Chairman” for additional discussion), and the aggregate incremental cost to Ocwen of personal use of corporate aircraft ($6,896). The aggregate incremental cost is calculated using a method that takes into account all variable costs such as aircraft fuel, airport taxes and fees, catering costs and other operating expenses. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as monthly fees that are billed regardless of usage and the acquisition costs of the aircraft.
146

(19)	Consists of the base salary received by Mr. Erbey of $269,231 from OLS and $300,000 from OMS.
(20)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $5,100, relocation benefits in the amount of $238,019 (including a housing allowance paid with respect to 13 months in 2013 (7 months at $12,000 per month and 6 months at $10,000) and amounts to gross-up taxable relocation benefits), dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2013 and the aggregate incremental cost to Ocwen of personal use of corporate aircraft in the amount of $17,239. The aggregate incremental cost is calculated using a method that takes into account all variable costs such as aircraft fuel, airport taxes and fees, catering costs and other operating expenses. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as monthly fees that are billed regardless of usage and the acquisition costs of the aircraft.
(21)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $5,000, relocation benefits in the amount of $190,648 (including a housing allowance paid with respect to 6 months at $12,000 per month and $67,466 in gross-ups for taxable relocation benefits), and the aggregate incremental cost to Ocwen for Mr. Erbey’s use of the private aviation service in the amount of $63,552. Also, in order to facilitate Mr. Erbey’s relocation to the USVI, the Board of Directors approved Ocwen’s purchase of Mr. Erbey’s residence in Atlanta, Georgia for his cost-basis in the home of $6.5 million. Mr. Erbey also received dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan. These 2012-related dividends were disclosed in our 2013 Proxy Statement but not included in “All Other Compensation.” The Company has determined to include OMS Preferred Stock dividends in “All Other Compensation” for 2013 and going forward to the extent such dividends are paid to named executive officers. The aggregate incremental cost for use of the private aviation service for commuting and for personal travel not directly related to Ocwen business was the full cost as charged to Ocwen by the charter company to charter the private plane for such uses.
(22)	Mr. Erbey retired from Ocwen effective as of January 16, 2015.

For more information about the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards for 2014

The following table provides information related to the non-equity incentive plan awards under our 1998 Annual Incentive Plan, as amended, and the equity incentive plan awards under our 2007 Plan granted to our named executive officers in fiscal year 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base	Grant Date Fair Value of
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target		Maximum		Price of Option Awards	Stock and Option Awards(3)
Ronald M. Faris	—	$559,398	$1,118,795	$1,678,193	—	—		—		$—	$—

Michael R. Bourque, Jr.	—	$—	$200,000	$400,000	—	—		—		$—	$—
	4/28/2014	—	—	—	—	10,000	(4)	—		—	371,150
	4/28/2014	—	—	—	—	—		100,000	(5)	37.12	1,421,250

John V. Britti	—	$211,750	$423,500	$635,250	—	—		—		$—	$—

Timothy M. Hayes	—	$—	$175,000	$350,000	—	—		—		$—	$—
	5/14/2014	—	—	—	—	15,000	(6)	—		—	501,750
	5/14/2014	—	—	—	—	—		60,000	(7)	33.45	768,450

Arthur C. Walker, Jr.	—	$—	$208,273	$416,546	—	—		—		$—	$—

William C. Erbey	—	$—	$725,000	$1,450,000	—	—		—		$—	$—
147

(1)	These amounts represent the potential non-equity compensation that would have been earned by each respective executive officer for 2014 service under the different achievement levels presented on their personal scorecards, which are more fully discussed in “Compensation Discussion and Analysis,” pursuant to our 1998 Annual Incentive Plan. Our Compensation Committee is also authorized to make discretionary awards outside of the 1998 Annual Incentive Plan in excess of the maximum amounts indicated above or to award less or no incentive compensation. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers for 2014 service is set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.
(2)	These amounts represent shares subject to stock awards and shares underlying option awards granted during 2014 pursuant to our 2007 Plan.
(3)	These amounts represent the grant date fair value of the stock and option awards, computed in accordance with FASB ASC Topic 718. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant of the awards. Detail regarding the assumptions used in the calculation of option award amounts is included in Note 23 — Employee Compensation and Benefit Plans to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in this prospectus.
(4)	The restricted stock award vests in three equal annual increments commencing April 28, 2015, so long as Mr. Bourque is an employee of the Company or a subsidiary of the Company at the time of each vesting. Mr. Bourque will not have any rights of a stockholder with respect to any of the shares subject to the restricted stock award until such shares are vested. The award does not contain a threshold or maximum payout amount.
(5)	One-fourth of the option award vests in four equal annual increments commencing April 28, 2015 (“time-based”); one-half of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $74.24 with a 20% or greater annualized rate of return in the stock price measured from the date of grant and one-fourth of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $111.36 with a 25% or greater annualized rate of return in the stock price measured from the date of grant (“performance-based”), so long as Mr. Bourque is an employee of the Company or a subsidiary of the Company at the time of each vesting. The award does not contain a threshold or maximum payout amount. If all of the performance conditions for the performance-based options are satisfied, Mr. Bourque would be entitled to purchase 100,000 shares underlying the option award. If none of the performance conditions is satisfied, Mr. Bourque would be entitled to purchase 25,000 shares underlying the option award.
(6)	The restricted stock award vests in three equal annual increments commencing May 14, 2015, so long as Mr. Hayes is an employee of the Company or a subsidiary of the Company at the time of each vesting. Mr. Hayes will not have any rights of a stockholder with respect to any of the shares subject to the restricted stock award until such shares are vested. The award does not contain a threshold or maximum payout amount.
(7)	One-fourth of the option award vests in four equal annual increments commencing May 14, 2015 (“time-based”); one-half of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $66.90 with a 20% or greater annualized rate of return in the stock price measured from the date of grant and one-fourth of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $100.35 with a 25% or greater annualized rate of return in the stock price measured from the date of grant (“performance-based”), so long as Mr. Hayes is an employee of the Company or a subsidiary of the Company at the time of each vesting. The award does not contain a threshold or maximum payout amount. If all of the performance conditions for the performance-based options are satisfied, Mr. Hayes would be entitled to purchase 60,000 shares underlying the option award. If none of the performance conditions is satisfied, Mr. Hayes would be entitled to purchase 15,000 shares underlying the option award.
148

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2014 for the individuals named in the Summary Compensation Table.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Ronald M. Faris	37,301	—		—		$4.84438	1/31/2015	$—		$—
	60,504	—		—		5.80844	3/8/2016	—		—
	84,861	—		—		7.15812	5/10/2017	—		—
	310,000	—		—		4.82028	7/14/2018	—		—
	620,000	—		—		4.82028	7/14/2018	—		—
	310,000	—		—		4.82028	7/14/2018	—		—

Michael R. Bourque, Jr.	—	25,000	(4)	—		$37.12000	4/28/2024	$10,000	(5)	$151,000
	—	—		50,000	(6)	37.12000	4/28/2024	—		—
	—	—		25,000	(7)	37.12000	4/28/2024	—		—

John V. Britti	18,750	6,250	(8)	—		$16.17000	3/5/2022	$—	(11)	$37,500
	37,500	12,500	(9)	—		16.17000	3/5/2022	—	(12)	18,750
	18,750	6,250	(10)	—		16.17000	3/5/2022	—	(13)	18,750

Timothy M. Hayes	—	15,000	(14)	—		$33.45000	5/14/2024	$15,000	(17)	$226,500
	—	—		30,000	(15)	33.45000	5/14/2024	—		—
	—	—		15,000	(16)	33.45000	5/14/2024	—		—

Arthur C. Walker, Jr.	3,125	9,375	(18)	—		$51.70000	8/26/2023	$6,000	(19)	$90,600
	—	—		25,000	(20)	51.70000	8/26/2023	—		—
	—	—		12,500	(21)	51.70000	8/26/2023	—		—

William C. Erbey(22)	47,872	—		—		$4.84438	1/31/2015	$—		$—
	69,805	—		—		5.80844	3/8/2016	—		—
	102,821	—		—		7.15812	5/10/2017	—		—
	600,000	—		—		4.82028	7/14/2018	—		—
	1,200,000	—		—		4.82028	7/14/2018	—		—
	600,000	—		—		4.82028	7/14/2018	—		—
	250,000	250,000		—		24.38000	8/21/2022	—		—
	250,000	250,000		—		24.38000	8/21/2022	—		—

(1)	Options awarded where, as of December 31, 2014, any applicable performance hurdles have been met but remain subject to time-based vesting criteria.
(2)	Options awarded where, as of December 31, 2014, the applicable performance hurdles have not been met.
(3)	Option exercise prices were adjusted for Ocwen stock options outstanding on or before the Altisource spin-off transaction completed on August 10, 2009 to reflect the value of Altisource.
(4)	Options vest in four equal installments on April 28, 2015, April 28, 2016, April 28, 2017 and April 28, 2018.
149

(5)	The number of shares of restricted stock shown vests in three equal installments on April 28, 2015, April 28, 2016 and April 28, 2017.
(6)	One-fourth vests upon achieving a stock price of $74.24 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.
(7)	One-fourth vests upon achieving a stock price of $111.36 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.
(8)	Options vest on November 29, 2015.
(9)	Options vest on September 5, 2015.
(10)	Options vest on October 24, 2015.
(11)	The restricted stock award vests on September 5, 2015. The number of shares to be issued pursuant to the award will be equal to the number of shares having a total value of $37,500 on the vesting date, based upon the average of the high and low sales prices per share on the relevant date; therefore, the number of shares to be issued pursuant to the award is not determinable until the applicable vesting date.
(12)	The restricted stock award vests on October 24, 2015. The number of shares to be issued pursuant to the award will be equal to the number of shares having a total value of $18,750 on the vesting date, based upon the average of the high and low sales prices per share on the relevant date; therefore, the number of shares to be issued pursuant to the award is not determinable until the applicable vesting date.
(13)	The restricted stock award vests on November 29, 2015. The number of shares to be issued pursuant to the award will be equal to the number of shares having a total value of $18,750 on the vesting date, based upon the average of the high and low sales prices per share on the relevant date; therefore, the number of shares to be issued pursuant to the award is not determinable until the applicable vesting date.
(14)	Options vest in four equal installments on May 14, 2015, May 14, 2016, May 14, 2017 and May 14, 2018.
(15)	One-fourth vests upon achieving a stock price of $66.90 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.
(16)	One-fourth vests upon achieving a stock price of $100.35 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.
(17)	The number of shares of restricted stock shown vests in three equal installments on May 14, 2015, May 14, 2016 and May 14, 2017.
(18)	Options vest in three equal installments on August 26, 2015, August 26, 2016 and August 26, 2017.
(19)	The number of shares of restricted stock shown vests in two equal installments on August 26, 2015 and August 26, 2016.
(20)	One-fourth vests upon achieving a stock price of $103.40 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.
(21)	One-fourth vests upon achieving a stock price of $155.10 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.
(22)	See “Retirement of Former Executive Chairman” below for additional information.
150

Option Exercises and Stock Vested During 2014

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2014 for the individuals named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Ronald M. Faris	—	$—	—	$—
Michael R. Bourque, Jr.	—	—	—	—
John V. Britti	—	—	9,123	209,418
Timothy M. Hayes	—	—	—	—
Arthur C. Walker, Jr.	—	—	3,000	82,935
William C. Erbey	—	—	—	—

(1)	The dollar amounts shown in this column for stock awards are calculated based on the average of the high and low prices of our common stock on the applicable date of vesting.

Retirement of Former Executive Chairman

Effective as of January 16, 2015, Mr. Erbey stepped down as the Executive Chairman and as a member of the Board of Directors of the Company. Also on January 16, 2015, Mr. Erbey resigned as a director, officer and employee of OMS, and from any other position he held with the Company and its affiliates.

On January 16, 2015, the Compensation Committee of the Board approved, and the Board ratified, a Retirement Agreement by and between the Company, OMS and Mr. Erbey (the “Retirement Agreement”). The Compensation Committee of the Board retained Cook & Co. as its independent compensation consultant to provide advice in connection with the Retirement Agreement.

The Retirement Agreement provided for Mr. Erbey’s separation from the Company and its affiliates as described above. The Retirement Agreement included the following provisions in favor of the Company:

•	Mr. Erbey released the Company and its affiliates with respect to any employment-related claims.
•	Mr. Erbey agreed that he will not disclose any confidential information of the Company or its affiliates.
•	Mr. Erbey agreed that, for a period of 24 months after the Retirement Date, he will not engage in certain activities that are competitive with the Company and its affiliates.
•	Mr. Erbey agreed that, for a period of 24 months after the Retirement Date, he will not engage in certain activities that are competitive with the Company and its affiliates.
•	Mr. Erbey agreed that, for a period of 24 months after the Retirement Date, he will not solicit any employee or independent contractor of the Company or any of its affiliates.
•	Mr. Erbey agreed that, for a period of 24 months after the Retirement Date, he will not use trade secrets of the Company or any of its affiliates to solicit any customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates.
•	Mr. Erbey agreed that, following the Retirement Date, he will cooperate with the Company and its affiliates in connection with certain litigation and audit matters relating to his employment with, or service as a member of the Board of, the Company or any of its affiliates.
151

Provisions in favor of Mr. Erbey under the Retirement Agreement included the following:

•	OMS awarded Mr. Erbey an amount in lieu of an annual bonus of $377,624 for fiscal 2014, determined by OMS in a manner consistent with its determination of bonuses for 2014 for its other senior executives (“2014 Payment”).
•	OMS paid Mr. Erbey a $725,000 cash severance payment (the “Lump Sum Severance Payment”).
•	OMS paid Mr. Erbey $475,000 in lieu of certain relocation benefits (the “Lump Sum Relocation Payment”).
•	Mr. Erbey and his spouse will be entitled to continued medical coverage.
•	Mr. Erbey’s outstanding Company stock options became fully vested in connection with Mr. Erbey’s separation and retirement in accordance with the existing terms of the awards. The Retirement Agreement provided that Mr. Erbey’s outstanding Company stock options granted in 2008 and 2012 will continue to be exercisable for the balance of the original 10-year term of the awards. 750,000 of the Stock Options granted in 2012 will be fully vested and exercisable on the Retirement Date, and the remaining 250,000 will become vested and exercisable on their scheduled vesting dates (125,000 on August 21, 2015 and 125,000 on August 21, 2016).
•	Mr. Erbey was entitled to a 2015 dividend of $725,000 on his shares of OMS Class A Preferred Stock (the “OMS Dividend”). Promptly after payment of that dividend, OMS redeemed all of Mr. Erbey’s Class A Preferred Stock for $100, representing the purchase price and previously agreed redemption price of such stock pursuant to the terms of the OMS Preferred Stock Plan.
•	Mr. Erbey has certain rights to require the Company to file a registration statement on Form S-3 to register the resale of his shares of Company common stock (the “Registration Rights”).

The amounts of the 2014 Payment and the OMS Dividend are included in the Summary Compensation Table above as All Other Compensation for 2014 for Mr. Erbey given their nexus to 2014 services. The Lump Sum Severance Payment and Lump Sum Relocation Payment, as well as any other benefits referred to in the bullet points above, are not included as 2014 compensation for Mr. Erbey in the Summary Compensation Table because Mr. Erbey’s retirement occurred, and the Retirement Agreement was entered into, in 2015.

The Retirement Agreement also provided that, in the event it is determined in a final and unappealable order or judgment by a court of competent jurisdiction that Mr. Erbey engaged in a felony (other than a traffic violation) or breached his duty of loyalty to the Company or any of its affiliates (other than unintentionally) while he was employed by, or was an officer or director of, the Company or any of its affiliates, Mr. Erbey agreed to repay to OMS, upon demand by the Board, the Lump Sum Severance Payment, the Lump Sum Relocation Payment and the OMS Dividend. In addition, in the event of any such determination, the Company may terminate any then-outstanding Company stock options and any continued medical coverage, and will have no further obligations with respect to the Registration Rights.

152

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 15, 2015 (unless another date is indicated) by:

•	each of our directors and director nominees;
•	each named executive officer; and
•	all of our directors and current executive officers as a group.

Each of Ocwen’s directors, director nominees and named executive officers may be reached through Ocwen at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

The following table also sets forth information with respect to each person known by Ocwen to own beneficially more than five percent of the outstanding shares of its common stock.

The table is based upon information supplied to us by directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended. We have based our calculation of the percentage of beneficial ownership on 125,380,118 shares of our common stock outstanding as of July 27, 2015, unless otherwise noted.

153

Shares Beneficially Owned (1)
Name and Address of Beneficial Owner:	Beneficial Ownership of Our Common Stock	Percent of Our Common Stock
William C. Erbey(2) P.O. Box 25437 Christiansted, VI 00824	21,193,178	16.90%
Kingstown Capital Partners, LLC(3) 100 Park Avenue 21st Floor New York, N.Y. 10017	12,500,000	9.97%
D. John Devaney(4) 240 Crandon Boulevard, Suite 167 Key Biscayne, FL 33149	12,239,011	9.76%
The Goldman Sachs Group, Inc. (5) 200 West Street New York, N.Y. 10282	9,109,438	7.27%
Pennant Capital Management(6) One DeForest Avenue, Suite 200 Summit, N.J. 07901	8,909,964	7.11%
Highfields Capital Management L.P. (7) John Hancock Tower 200 Claredon Street, 59th Floor Boston, MA 02116	8,784,411	7.01%
Capital Research Global Investors(8) 333 South Hope Street Los Angeles, California 90071	8,423,763	6.72%
Whitebox Advisors LLC(9) 3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416	7,854,161	6.26%
Putnam Investments LLC(10) One Post Office Square Boston, MA 02109	7,166,593	5.72%

154

Directors and Named Executive Officers:
Scott W. Anderson (11)	88,630	*
Michael R. Bourque, Jr.	10,000	*
John V. Britti (12)	94,741	*
Marcelo G. Cruz	3,334	*
Phyllis R. Caldwell	2,373	*
Ronald M. Faris(13)	1,796,823	1.43%
Timothy M. Hayes(14)	16,000	*
Ronald J. Korn	24,639	*
William H. Lacy(15)	14,373	*
Robert A. Salcetti	10,016	*
DeForest B. Soaries Jr.(16)	—	*
Arthur C. Walker, Jr.	2,179	*
Barry N. Wish(17)	4,153,702	3.31%
All Current Directors and Executive Officers as a Group (13 persons)	6,216,810	4.96%

*	Less than 1%
(1)	For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she has the right to acquire within 60 days of March 27, 2015 such common stock and directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the reported shares. No shares have been pledged as security by the named executive officers or directors.
(2)	Based solely on information contained in a Schedule 13D/A filed with the Securities and Exchange Commission on May 20, 2015 reporting securities deemed to be beneficially owned as of January 16, 2015. Includes 5,409,704 shares held by Erbey Holding Corporation (“Erbey Holdings”), a corporation wholly-owned by William C. Erbey. Also includes 2,440,000 shares held by Caritas Partners LLC, a Delaware limited liability company with Mr. William C. Erbey, his spouse, E. Elaine Erbey, and Caritas Charitable Remainder Trust as members. Also includes 10,020,852 shares held by Salt Pond Holdings, LLC (“Salt Pond”), a United States Virgin Islands limited liability company, of which the members are William C. Erbey, his spouse, E. Elaine Erbey and Erbey Holding Corporation. Salt Pond is owned by Mr. Erbey (56.291%), Mrs. Erbey (24.284%) and Erbey Holdings (19.425%). Also includes options to acquire 3,322,622 shares which are exercisable on or within 60 days from May 18, 2015.
(3)	Based solely on information contained in a Schedule 13D/A filed with the Securities and Exchange Commission on August 6, 2015, reporting securities deemed to be beneficially owned as of August 5, 2015, by Kingstown Capital Partners, LLC, A Delaware limited partnership (“Kingstown Capital”), Kingstown Management GP LLC, a Delaware limited liability company (“Kingstown Management”), Kingstown Capital Partners, LLC, a Delaware limited liability company (“General Partner”), Kingstown Partners Master Ltd., a Cayman Islands corporation (“Master Fund”), Kingstown Partners II, L.P., a Delaware limited partnership (“Fund II”), Ktown, LP, a Delaware limited partnership (“Ktown,” and together with Master Fund and Fund II, the “Funds”), Michael Blitzer and Guy Shanon. General Partner is the general partner of each of the Funds. Kingstown Capital is the investment manager of each of the Funds. Kingstown Management is the general partner of Kingstown Capital. Each of Mr. Blitzer and Mr. Shanon is a managing member of Kingstown Management. By virtue of these relationships, each of General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon may be deemed to beneficially own the Shares owned by the Funds. Master Fund owned directly 8,799,052 Shares, Fund II owned directly 1,699,374 Shares and Ktown owned directly 2,001,574 Shares. By virtue of their respective relationships with the Funds, each of General Partner, Kingstown Capital, Kingstown Management and Messrs. Blitzer and Shanon may be deemed to beneficially own the Shares owned directly by the Funds. Each of Master Fund, General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon has shared voting and dispositive power over the Shares owned directly by Master Fund. Each of Ktown, General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon has shared voting and dispositive power over the Shares owned directly by Ktown. Each of Fund II, General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon has shared voting and dispositive power over the Shares owned directly by Fund II.
155

(4)	Based solely on information contained in (a) a Schedule 13G/A filed with the Securities and Exchange Commission on March 20, 2015, reporting securities deemed to be beneficially owned as of March 10, 2015, by D. John Devaney ("Devaney"), United Aviation Holdings, Inc. ("UAHI"), United Capital Markets Holdings, Inc. ("UCMHI") and United Real Estate Ventures, Inc. ("UREVI") and (b) a Form 4 filed with the Securities and Exchange Commission on August 6, 2015. Pursuant to the Schedule 13G/A, UCMHI is not the owner of record of any of these shares. However, because Devaney controls UREVI and UCMHI, and UAHI is a wholly-owned subsidiary of UCMHI, Devaney may be deemed to be the beneficial owner of shares that are owned of record by UREVI and UAHI. Devaney may also be deemed to be the beneficial owner of shares controlled through retirement accounts.
(5)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. Pursuant to the Schedule 13G, both Goldman Sachs Group, Inc. and Goldman, Sachs & Co. have shared voting and shared dispositive power over 9,109,438 of these shares.
(6)	Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by Alan Fournier c/o Pennant Capital Management, LLC, Pennant Capital Management, LLC and Pennant Windward Master Fund, L.P. Pursuant to the Schedule 13G/A, both Alan Fournier c/o Pennant Capital Management, LLC and Pennant Capital Management, LLC have shared voting and shared dispositive power over 8,909,964 of these shares. Pursuant to the Schedule 13G/A, Pennant Windward Master Fund, L.P. has shared voting and shared dispositive power over 6,568,966 of these shares.
(7)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by Highfields Capital Management LP, Highfields GP LLC and Jonathan S. Jacobson (collectively, the “Filing Parties”). Pursuant to the Schedule 13G, each of the Filing Parties has sole voting and sole dispositive power over 8,784,411 of these shares.
(8)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”), as a result of CRMC acting as investment adviser to various investment companies. According to the Schedule 13G, Capital Research Global Investors has sole voting power and sole dispositive power over these shares.
156

(9)	Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on August 13, 2015, reporting securities deemed to be beneficially owned by Whitebox Advisors LLC ("WA") and Whitebox General Partner LLC ("WGP"). All of the reported shares are held in the accounts of WA's clients, none of which individually own more than 5% of the of our common stock. Pursuant to the Schedule 13G/A: (i) WA has shared voting and dispositive power over 7,854,161 of these shares and (ii) WGP has shared voting and dispositive power over 6,613,751 of these shares.
(10)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015, reporting securities deemed to be beneficially owned as of December 31, 2014, by Putnam Investments, LLC (“PI”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”). PI, wholly owns PIM, which is the investment advisor to the Putnam family of mutual funds, and PAC, which is the investment advisor to Putnam’s institutional clients. Both subsidiaries have dispositive power over these shares as investment managers. In the case of shares held by the Putnam mutual funds managed by PIM, the mutual funds, through their boards of trustees, have voting power. PAC has shared voting power over the shares held by its institutional clients. Pursuant to the Schedule 13G: (i) PI has sole voting power over 28,414 of these shares and sole dispositive power over 7,166,593 of these shares; (ii) PIM has sole voting power over 1,100 of these shares and sole dispositive power over 7,134,754 of these shares; and (iii) PAC has sole voting power over 27,314 of these shares and sole dispositive power over 31,839 of these shares.
(11)	Includes options to acquire 33,068 shares which are exercisable on or within 60 days from October 15, 2015.
(12)	Includes options to acquire 75,000 shares which are exercisable on or within 60 days from October 15, 2015.
(13)	Includes options to acquire 1,385,365 shares which are exercisable on or within 60 days from October 15, 2015. Also includes 106,091 shares jointly held by Mr. and Mrs. Ronald M. Faris.
(14)	Includes 1,000 shares jointly held by Mr. and Mrs. Timothy M. Hayes.
(15)	Does not include 28,254 vested restricted share units credited to William H. Lacy pursuant to the terms of the Deferral Plan for Directors, which are not settleable until the six-month anniversary of the director’s termination of service.
(16)	Does not include 2,373 vested restricted share units credited to DeForest B. Soaries Jr. pursuant to the terms of the Deferral Plan for Directors, which are not settleable until the six-month anniversary of the director’s termination of service.
(17)	Includes 3,885,591 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93% of the common stock thereof, 238,111 held personally and 30,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a director.
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Beneficial Ownership of Equity Securities of Subsidiary

The following table sets forth certain information regarding the beneficial ownership of preferred stock of our subsidiary, Ocwen Mortgage Servicing, Inc. (such stock, “OMS Preferred Stock”), as of March 27, 2015 by (i) each of our directors, (ii) each named executive officer and (iii) all of our directors and current executive officers as a group. OMS Preferred Stock is non-voting, except as required by law, non-participating and non-transferrable. See “OMS Preferred Stock Plan” under “Compensation Discussion and Analysis” above for additional detail on OMS Preferred Stock.

Shares Beneficially Owned
Name and Address of Beneficial Owner:	Title of Class	Amount of Beneficial Ownership	Percent of Class (as of March 27, 2015)
John V. Britti	—	—	*
Michael R. Bourque, Jr.	Class I Preferred	1,000	100%
Phyllis R. Caldwell	—	—	*
Ronald M. Faris	—	—	*
Timothy M. Hayes	Class D Preferred	1,000	100%
Ronald J. Korn	—	—	*
William H. Lacy	—	—	*
Robert A. Salcetti	—	—	*
DeForest B. Soaries Jr.	—	—	*
Arthur C. Walker, Jr.	Class B Preferred	1,000	100%
Barry N. Wish	—	—	*
All Directors and Executive Officers as a Group (16 persons)	Class B Preferred	1,000	100%
All Directors and Executive Officers as a Group (16 persons)	Class D Preferred	1,000	100%
All Directors and Executive Officers as a Group (16 persons)	Class I Preferred	1,000	100%
158

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In February 2015, our Board of Directors adopted our Related Party Transactions Approval Policy (the “Policy”), which sets forth the Company’s policies and procedures for the review, approval and monitoring of Related Party Transactions (which, as defined in the Policy, includes transactions involving Ocwen and (i) certain related companies, (ii) directors and executive officers or their immediate family members or (iii) shareholders owning 5% or greater of the Company’s outstanding stock). The policy and procedures are not limited to Related Party Transactions that meet the threshold for disclosure under the relevant Securities and Exchange Commission rules. Our written Code of Business Conduct and Ethics, which is available at www.ocwen.com, also includes policies and procedures that broadly cover any situation in which a conflict of interest may arise.

The Board of Directors has established the Independent Review Committee (the “Committee”) to provide independent review, approval and oversight of Related Party Transactions as required under the Policy.

In connection with the review and approval of a Related Party Transaction, the Committee is provided with the pertinent details of the proposed Related Party Transaction, including the terms of the transaction, the business purpose of the transaction, and the perceived benefits to Ocwen. In considering a transaction, the Committee considers all relevant factors including (i) whether the transaction is in the best interests of Ocwen; (ii) whether there are any alternatives to the Related Party Transaction; (iii) whether the Related Party Transaction is on terms comparable to those available to third parties; (iv) the potential for the Related Party Transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts, (v) the overall fairness of the Related Party Transaction to Ocwen and (vi) any impact, positive or negative, on borrowers or mortgage loan investors. The Committee may request or require members of management to make certain modifications to a proposed Related Party Transaction prior to its approval.

The Policy supplements and codifies the previous framework of policies, procedures and practices employed by the Company to avoid potential conflicts of interest with related parties. Under the previous framework, related persons were required to obtain the approval of the Audit Committee for any transaction or situation that may have posed a conflict of interest. Any situation that potentially involved a conflict of interest was required to be disclosed to the Company’s General Counsel who was required to assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel was required to notify the Chairman of the Board if any such situation required notice to, or approval of, the Audit Committee of the Board of Directors.

Relationship with Former Executive Chairman

Our former Executive Chairman, William C. Erbey, also formerly served as Chairman of the boards of directors of Altisource, HLSS, Residential and AAMC. As a result, he had obligations to us as well as to Altisource, HLSS, Residential and AAMC. As discussed above under “Retirement of Former Executive Chairman,” effective January 16, 2015, Mr. Erbey resigned as the Executive Chairman and as a member of the Board of Directors of the Company. Effective on that same date, the Compensation Committee approved, and the Board ratified, the Retirement Agreement. The Compensation Committee retained an independent compensation consultant to provide advice in connection with the Retirement Agreement. Mr. Erbey also resigned from the boards of Altisource, HLSS, Residential and AAMC on January 16, 2015. As of December 31, 2014, Mr. Erbey owned or controlled approximately 14% of our common stock, approximately 29% of the common stock of Altisource, approximately 1% of the common stock of HLSS, approximately 28% of the common stock of AAMC and approximately 4% of the common stock of Residential. At December 31, 2014, Mr. Erbey also held 3,620,498 options to purchase our common stock, of which 3,370,498 were exercisable. Mr. Erbey exercised 47,872 of those options in January 2015. On April 22, 2014, Mr. Erbey surrendered 1,000,000 of his options to purchase Ocwen common stock. At December 31, 2014, Mr. Erbey held 873,501 options to purchase Altisource common stock and 85,755 options to purchase AAMC common stock, all of which were exercisable. Even prior to his retirement, we did not consider Mr. Erbey to have a direct or indirect material interest under applicable Securities and Exchange Commission rules in our transactions with HLSS.

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Relationship with Altisource

Since Altisource spun-off from Ocwen into a separate publicly traded company on August 10, 2009, our relationship has been governed by a number of agreements that set forth the terms of our business with Altisource.

On August 10, 2009 and October 1, 2012, we and OMS each entered into a Services Agreement, a Technology Products Services Agreement, an Intellectual Property Agreement and a Data Center and Disaster Recovery Services Agreement. Under the Services Agreements, Altisource provides various business process outsourcing services, such as valuation services and property preservation and inspection services, among other things. Altisource provides certain technology products and support services under the Technology Products Services Agreements and the Data Center and Disaster Recovery Services Agreements. These agreements expire August 31, 2025. Ocwen and Altisource have also entered into a master services agreement pursuant to which Altisource provides certain loan origination services to our lending subsidiaries, Homeward and Liberty, and a general referral agreement pursuant to which Ocwen receives referral fees which are paid out the commission that would otherwise be paid to Altisource as the selling broker in connection with real estate sales services provided by Altisource. In addition, under a Data Access and Services Agreement, we agreed to make available to Altisource certain data from Ocwen’s servicing portfolio in exchange for a per asset fee. Altisource has provided us a notice of termination with respect to this Data Access and Services Agreement and the agreement terminated on March 31, 2015.

Our business is currently dependent on many of the services and products provided by Altisource under these long-term agreements, many of which include renewal provisions. Our servicing platform runs on an information technology system that we license from Altisource. Our business is set up to run on this platform, and we have used it for years. If Altisource were to fail to fulfill its contractual obligations to us, including through a failure to provide services at the required level to maintain and support our systems, or if Altisource were to become unable to fulfill such obligations (for example, because it entered bankruptcy), our business and operations would suffer. In addition, if Altisource fails to develop and maintain its technology so as to provide us with a competitive platform, our business could suffer.

Ocwen and OMS have also each entered into a Support Services Agreement with Altisource setting forth certain services that we and Altisource may provide to each other in such areas as human resources, corporate services, Six Sigma, quality assurance, quantitative analytics, treasury, accounting, tax matters and strategic planning. These Support Services Agreements run through October 2017 and September 2018, respectively, with automatic one-year renewals thereafter. During the course of 2014 and early 2015, we reduced the services we and Altisource provide to each other under the Support Services Agreements. Beginning April 1, 2015, we anticipate that the only services that will regularly be provided are corporate services such as facilities management and mailroom support services and vendor procurement for information technology and facilities.

We sublease from Altisource 2,155 square feet of space on a month-to-month basis for our office in Atlanta, Georgia. Additionally, we sublease office space to Altisource at various locations, including space located in our West Palm Beach, Florida and Fort Washington, Pennsylvania offices. During 2014, Altisource assigned us a lease with respect to certain office space in Bangalore, India and, in connection with the assignment, we repaid Altisource for its previously posted security deposit instead of paying such deposit directly to the landlord and having the landlord repay that amount to Altisource.

For the year ended December 31, 2014, the Company generated revenues of $43.1 million under our agreements with Altisource, and we paid expenses of $101.5 million to Altisource. At December 31, 2014, the net amount payable to Altisource was $4.9 million.

Relationship with Residential

On December 21, 2012, we entered into a 15-year servicing agreement with Altisource Residential, L.P., the operating partnership of Residential, pursuant to which Ocwen will service residential mortgage loans acquired by Residential and provide loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs. The total fees earned by us under this agreement are dependent upon the number and type of acquired residential mortgage loans that we service pursuant to the agreement. At December 31, 2014, we serviced loans with a UPB of approximately $3.7 billion under this agreement.

160

On October 8, 2013, we entered into a Time Sharing Agreement with Residential pursuant to which we agreed to make our corporate plane available, on a time sharing basis, to Residential for air travel from time to time. Under the Time Sharing Agreement, Residential will pay us of the sum of certain of our direct expenses of operating the plane plus an additional charge equal to 100% of our expenses for fuel, oil, lubricants and other additives. Accordingly, the amount actually charged by us in any period will directly correlate to Residential’s use of the aircraft in that period.

For the year ended December 31, 2014, we generated revenues of $15.7 million under our agreements with Residential. At December 31, 2014, the net amount receivable from Residential was $0.1 million.

Relationship with AAMC

On December 31, 2013, we entered into a support services agreement with AAMC pursuant to which we will provide business development, analytical and consulting and administrative services to AAMC. The support services agreement may be terminated by either party with a month’s prior notice.

We sublease office space to AAMC in Frederiksted, USVI. This sublease expires June 30, 2017, with an option to extend the sublease for an additional five years if we elect to extend our lease.

For the year ended December 31, 2014, we generated revenues of $1.2 million under our agreements with AAMC.

Relationship with HLSS

Prior to the sale of substantially all of its assets to NRZ on April 6, 2015, HLSS acquired Rights to MSRs and related servicing advances from us, and assumed the obligation to fund new servicing advances in respect of the Rights to MSRs. On April 6, 2015, HLSS MSR-EBO Acquisition, LLC, a subsidiary of NRZ, entered into a transaction to acquire substantially all of the assets of HLSS including HLSS Holdings, LLC, and Ocwen entered into a consent to this transfer and amendment of its agreements with NRZ.

During 2014, Ocwen and HLSS were parties to a Professional Services Agreement under which they provided each other certain professional services including valuation analysis of potential MSR acquisitions, treasury management services and other similar services, licensing and regulatory compliance support services and risk management services. No services are currently provided under this agreement.

On March 3, 2014, in the first Ginnie Mae EBO Transaction, Ocwen sold Ginnie Mae EBO Loans and transferred the related servicing advances to HLSS Mortgage for $612.3 million. On May 2, 2014, in connection with the second Ginnie Mae EBO Transaction, we transferred $20.2 million of advances to HLSS SEZ LP. At December 31, 2014, Ocwen serviced EBO Loans with a UPB of approximately $447.5 million for HLSS. See Note 6 - Loans Held for Sale to the audited consolidated financial statements included in this prospectus for additional information.

On June 26, 2014, we entered into a mortgage loan servicing agreement with HLSS Mortgage LP, which acquired the mortgage loans from a third party unrelated to Ocwen. Additional mortgage loans subsequently acquired by HLSS Mortgage LP were added under this agreement. At December 31, 2014, Ocwen serviced loans with a UPB of approximately $434.2 million under this agreement.

For the year ended December 31, 2014, the Company generated revenues of $1.3 million under agreements with HLSS prior to the sale of its assets. We paid expenses of $1.7 million to HLSS during 2014. At December 31, 2014, the net amount receivable from HLSS was $7.9 million.

161

Relationship with Former Owner of Homeward

As consideration for the Homeward acquisition, we paid an aggregate purchase price of $765.7 million, of which $603.7 million was paid in cash and $162.0 million was paid in 162,000 preferred shares issued to certain private equity funds managed by WL Ross & Co. LLC (the “Funds”), that pay a dividend of 3.75% per annum on a quarterly basis. Each preferred share, together with any accrued and unpaid dividends, may be converted at the option of the holder into shares of common stock at a conversion price equal to $31.79. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and Invesco Private Capital, Inc. and the managing member of El Vedado, LLC, each of which directly or indirectly controls or manages the Funds. Mr. Ross became a director of Ocwen in March 2013 and resigned in November 2014. On September 23, 2013, the Funds exercised their right to convert 100,000 of the Preferred Shares into 3,145,640 shares of common stock. On the same date, we repurchased the shares of common stock from the Funds for $157.9 million. On July 14, 2014, the Funds elected to convert the remaining 62,000 shares into 1,950,296 shares of common stock. On the same date, Ocwen repurchased all of the converted shares of common stock for $72.3 million.

162

DESCRIPTION OF NEW NOTES

The original notes were issued under and are governed by an indenture, dated as of May 12, 2014 (the “Indenture”), among Ocwen Financial Corporation (the “Company”) and Wilmington Savings Fund Society (as successor to The Bank of New York Mellon Trust Company, N.A.), as trustee (the “Trustee”). The new notes will also be issued under and governed by the Indenture. For purposes of this section of this prospectus, references to the “Company,” “we,” or “our” include only Owen Financial Corporation and not its Subsidiaries. The term “Notes” refers to the original notes and the new notes collectively.

The statements in this section of this prospectus relating to the Indenture and the Notes are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the Notes and those terms made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”). The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” Unless otherwise indicated, references in this section of this prospectus to Sections or Articles are references to sections and articles of the Indenture. The Indenture and the new notes have been filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information.”

Brief Description of the Notes

The Notes are:

•	general unsecured obligations of the Company;
•	pari passu in right of payment with all existing and future senior Indebtedness of the Company;
•	effectively junior in right of payment to all existing and future senior secured Indebtedness of the Company to the extent of the assets securing such Indebtedness;
•	senior in right of payment to any future Indebtedness of the Company that is subordinated to the Notes; and
•	structurally subordinated to any existing and future liabilities of the Company’s subsidiaries.

Without limitation on the generality of the foregoing, the Notes are effectively subordinated to secured Indebtedness of the Company, including, without limitation, all Indebtedness under the Existing Credit Facility, the Existing Facilities and all Permitted Funding Indebtedness and Permitted Securitization Indebtedness, to the extent of the value of the assets securing such Indebtedness. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, the Company’s assets that secure such secured Indebtedness will be available to pay obligations on the Notes only after all Indebtedness under such secured Indebtedness has been repaid in full from such assets.

On the Issue Date, the Notes were not guaranteed by any of the Company’s subsidiaries. The Company’s subsidiaries are separate and distinct entities which have no obligation to make any payments on the Notes or to otherwise make any funds available therefore. As a result, payment on the Notes is structurally subordinated to all Indebtedness and other liabilities of the Company’s subsidiaries. The Company is a holding company which means that substantially all of its revenue generating operations are conducted through, and substantially all of its assets are held by, its subsidiaries.

In addition to the original notes, as of September 30, 2015, (i) the Company (excluding its subsidiaries) was an obligor with respect to $863 million of indebtedness (all of its subsidiaries that it guaranteed), all of which was secured by assets of the Company and would be effectively senior to the Notes to the extent of the value of the assets securing such indebtedness, and (ii) the Company’s subsidiaries had total indebtedness of $2.76 billion (of which $863 million was guaranteed by the Company), all of which would be effectively senior to the Notes to the extent of the value of the assets of the Company’s subsidiaries.

163

As of the date of the Indenture, all of the Company’s subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate its subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of the Note for all purposes.

Principal, Maturity and Interest

The Notes were initially offered in the principal amount of $350.0 million. The Company may, without the consent of the Holders, issue additional notes in the future with the same terms. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture; provided, however, that if any such additional notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

The Notes will mature on May 15, 2019. Interest on the Notes accrues at the rate of 6.625% per annum and is payable semiannually in arrears in cash on each May 15 and November 15, commencing on November 15, 2014, to the persons who are registered Holders at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance.

The Notes are not entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption

At any time prior to May 15, 2016, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium, plus accrued and unpaid interest on the Notes redeemed, to the applicable date of redemption (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption).

On or after May 15, 2016, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on May 15 of the years indicated below (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption):

Year	Percentage
2016	104.969%
2017	103.313%
2018 and thereafter	100.000%
164

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of:

(1)	the present value at such redemption date of the sum of (A) the redemption price of such Note at May 15, 2016 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (B) all required interest payments due on such Note through May 15, 2016 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(2)	the then outstanding principal amount of such Note.

The Applicable Premium shall be calculated by the Company, and the Trustee shall have no responsibility to verify such amount.

“Treasury Rate” means, as determined by the Company, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2016; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to May 15, 2016, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Optional Redemption Upon Equity Offerings

At any time, or from time to time, on or prior to May 15, 2016, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35.0% of the principal amount of all Notes issued at a redemption price equal to 106.625% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the date of redemption (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption); provided that:

(1)	at least 65.0% of the principal amount of all Notes issued under the Indenture remains outstanding immediately after any such redemption; and
(2)	the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

“Equity Offering” means a public or private sale of Equity Interests of the Company (other than Disqualified Capital Stock and other than to a Subsidiary of the Company) by the Company.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent. In addition to the Company’s rights to redeem Notes as set forth above, the Company may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are in global form, interest in such global notes will be selected for redemption by DTC in accordance with its standard procedures.

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No Notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are in global form, interest in such global Notes will be selected for redemption by DTC in accordance with its standard procedures. Notice of redemption will be mailed by first-class mail (or, in the case of Notes in global form, in accordance with DTC’s standard procedures) at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. If such redemption is subject to the satisfaction of one or more conditions precedent, in the Company’s discretion the redemption date may be delayed or the redemption may be rescinded in the event any such conditions shall not have been satisfied or waived by the original redemption date.

The Trustee shall not be liable for any actions taken or not taken by DTC.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101.0% of the principal amount of the Notes purchased plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase).
Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (or, in the case of Notes in global form, delivered), other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date. Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) an unconditional notice of redemption as to all outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control conditioned upon such Change of Control if at the time of making of the Change of Control Offer a definitive agreement is in place with respect to such Change of Control.

The Company will have the right to redeem the Notes at 101% of the principal amount thereof following the consummation of a Change of Control if at least 95% of the Notes outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

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If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. See “Risk Factors—Risks Related to the New Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the new notes.”

The Company’s other existing and future senior Indebtedness may prohibit events that would constitute a Change of Control or provide that such events constitute events of default thereunder. If the Company were to experience a change of control that triggers a default under such other senior Indebtedness, the Company could seek a waiver of such default or seek to refinance such other senior Indebtedness. In the event that the Company does not obtain such a waiver or refinance such senior Indebtedness, such default could result in amounts outstanding under such other senior Indebtedness being declared due and payable. In addition, the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes could cause a default under such other senior Indebtedness, even if the occurrence of the Change of Control itself does not, due to the financial effect of such repurchases on the Company.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to the Company’s obligation to offer to repurchase the Notes upon a Change of Control; such provisions may only be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property and to make Restricted Payments (as defined below) may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, other than a Required Asset Sale, unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
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(2)	except in the case of an Asset Swap, at least 75.0% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
(a)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets (or a third-party on behalf of such transferee) pursuant to a customary novation or other agreement that releases the Company or such Restricted Subsidiary from further liability;
(b)	any securities, notes or other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof, to the extent of the cash received in that conversion;
(c)	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 1.25% of Total Assets, at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); and
(d)	any stock or assets of the kind referred to in clauses (4) and (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, including a Required Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option, in any combination of the following:

(1)	to prepay or repay Secured Debt of the Company or any Guarantor or Indebtedness of any Restricted Subsidiary of the Company that is not a Guarantor; provided, however, that Net Proceeds may not be applied to the prepayment or repayment of Non-Recourse Indebtedness, Indebtedness under Existing Facilities or Permitted Funding Indebtedness, other than Non-Recourse Indebtedness, Indebtedness under Existing Facilities or Permitted Funding Indebtedness secured by a Lien on the asset or assets that were subject to such Asset Sale;
(2)	to prepay or repay Pari Passu Debt permitted to be incurred pursuant to the Indenture to the extent required by the terms thereof, and, in the case of Pari Passu Debt under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if the Company prepays or repays Pari Passu Debt pursuant to this clause (2), the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to equally and ratably purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;
(3)	to make one or more offers to the holders of the Notes (and, at the option of the Company, the holders of Pari Passu Debt) to purchase Notes (and such other Pari Passu Debt) pursuant to and subject to the conditions applicable to Asset Sale Offers described below;
(4)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; or

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(5)	to acquire other assets that are used or useful in a Permitted Business (including, without limitation, Securitization Assets and assets that consist of Servicing Advances, MSRs, mortgages and other loans, mortgage related securities and derivatives, other mortgage related receivables, REO Assets, Residual Assets and other similar assets (or any interest in any of the foregoing) that are used to support or pledged to secured Permitted Funding Indebtedness) or to make capital expenditures; provided that, in the case of clauses (4) and (5) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings and/or borrowings under Permitted Funding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested within 365 days (as extended by any Acceptable Commitment) as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within thirty days thereof, the Company will make an Asset Sale Offer to all holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100.0% of the principal amount (or, in the case of any other Pari Passu Debt offered at a significant original issue discount, 100.0% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Pari Passu Debt) plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will determine the amount of the Notes and such Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to DTC procedures) and the Trustee will select the Notes to be purchased on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the new notes are in global form, interest in such global notes will be selected for purchase by DTC in accordance with its standard procedures. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Certain Covenants

Covenant Suspension

During any period of time that the Notes are rated Investment Grade and no Default or Event of Default has occurred and is then continuing, the Company and its Restricted Subsidiaries will not be subject to the following covenants:

•	“—Repurchase at the Option of Holders—Asset Sales”;
•	“—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;
•	“—Certain Covenants—Limitation on Restricted Payments”;

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•	“—Certain Covenants—Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;
•	clause (2) of the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”;
•	“—Certain Covenants—Limitation on Transactions with Affiliates”;
•	“—Certain Covenants—Limitation on the Issuance of Guarantees of Indebtedness of Restricted Subsidiaries”; and
•	“—Certain Covenants—Conduct of Business”

(collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time (the “Suspension Period”) as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies, as applicable, withdraws its ratings or downgrades the ratings assigned to the Notes such that the Notes are not rated Investment Grade (the “Reversion Date”), then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the Reversion Date, (a) calculations with respect to Restricted Payments will be made in accordance with the terms of the covenant described below under “—Certain Covenants—Limitation on Restricted Payments” as though such covenant had been in effect prior to and throughout the Suspension Period and accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments,” (b) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (4) of the definition of “Permitted Indebtedness,” (c) for purposes of the “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, on the Reversion Date, any consensual encumbrances or restrictions of the type specified in clause (1), (2) or (3) of the first paragraph of that covenant entered into during the Suspension Period will be deemed to have been in effect on the date of the indenture, so that they are permitted under clause (f) of the second paragraph under “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” (d) for purposes of the “—Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero and (e) for purposes of the “Limitation on Transactions with Affiliates” covenant, any Affiliate Transaction (as defined below) entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period will be deemed to have been in effect as of the date of the indenture for purposes of clause (5) under “—Certain Covenants – Limitation on Transactions with Affiliates.”

During a Suspension Period, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries. The Company will provide the Trustee with prompt written notice of the commencement of any Suspension Period or Reversion Date.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock, in each case other than Permitted Indebtedness.

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Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), and the Company’s Restricted Subsidiaries may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or Preferred Stock, after giving effect to the incurrence thereof and the use of proceeds thereof, the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2.0 to 1.0; provided, that the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred and outstanding at any one time by Restricted Subsidiaries that are not Guarantors pursuant to this paragraph together with any Indebtedness incurred pursuant to clause (16) of the definition of Permitted Indebtedness does not exceed $50 million.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on, or in respect of, any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;
(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than in exchange for Qualified Capital Stock of the Company) held by Persons other than the Company or its Restricted Subsidiaries;
(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than Indebtedness owed by the Company or any Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company or the Company, or any such payment on Indebtedness due within one year of the date of purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement) of the Company or any Restricted Subsidiary that is contractually subordinate or junior in right of payment to the Notes; or
(4)	make any Restricted Investment,

if, at the time of such action (each such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as, a “Restricted Payment”), or immediately after giving effect thereto:

(1)	a Default or an Event of Default shall have occurred and be continuing; or
(2)	immediately after giving effect thereto on a pro forma basis, the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described above under the caption “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock”; or
(3)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of:
(a)	50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2014 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit); plus

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(b)	100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company from any Person after the Issue Date including:
(i)	any contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Capital Stock and Excluded Contributions);
(ii)	the issuance or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Capital Stock or debt securities) sold to a Subsidiary of the Company); plus
(c)	to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment; plus
(d)	to the extent that any Unrestricted Subsidiary of the Company is designated as a Restricted Subsidiary of the Company (or is merged, consolidated or amalgamated with or into, or otherwise transfers or conveys assets to, the Company or any of its Restricted Subsidiaries) after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such designation or transaction.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice under the Indenture;
(2)	the making of any Restricted Payment, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company, or (iii) through the application of a substantially concurrent cash capital contribution received by the Company from its shareholders (which sale for cash of Qualified Capital Stock or capital contribution (to the extent so used) shall be excluded from the calculation of amounts under clause (3)(b) of the immediately preceding paragraph and which sale or contribution being deemed substantially concurrent if such Restricted Payment occurs within 60 days of such sale or contribution);
(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary (including the acquisition of any shares of Disqualified Capital Stock of the Company) that is contractually subordinated to the Notes or to any Note Guarantee in exchange for, or out of the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness (with an incurrence being deemed substantially concurrent if such Restricted Payment occurs within 60 days of such incurrence); provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

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(4)	so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Subsidiaries or their authorized representatives, in an aggregate amount not to exceed $10.0 million in any calendar year; plus (i) the aggregate net cash proceeds received by the Company after the Issue Date from the issuance of such Equity Interests to, or the exercise of options to purchase such Equity Interests by, any current or former director, officer or employee of the Company or any Restricted Subsidiary of the Company (provided that the amount of such net cash proceeds received by the Company and utilized pursuant to this clause (4)(i) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (3)(b) of the preceding paragraph) and (ii) the proceeds of “key-man” life insurance policies that are used to make such redemptions or repurchases; provided that amounts available pursuant to this clause (4) to be utilized for Restricted Payments during any calendar year may be carried forward and utilized in the succeeding calendar years and provided, further, that the cancellation of Indebtedness owing to the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the Indenture;
(5)	(a) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities, and (b) repurchases of Equity Interests or options to purchase Equity Interests deemed to occur in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent necessary to pay applicable withholding taxes;
(6)	any payment of cash by the Company in respect of fractional shares of the Company’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;
(7)	so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of (i) the Company’s outstanding Series A Preferred Stock and (ii) any class or series of Disqualified Capital Stock of the Company or Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the covenant described above under the caption “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock” so long as such dividends are included in the definition of “Fixed Charges”;
(8)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
(9)	any repricing or issuance of employee stock options or other awards or the adoption of bonus arrangements, in each case in connection with the issuance of the Notes, and payments pursuant to such arrangements;
(10)	Restricted Payments that are made with Excluded Contributions;
(11)	Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by the “Asset Sale” provisions of the Indenture (including after the making by the Company of any Asset Sale Offer required to be made by the Company pursuant to such covenant and the purchase of all Notes tendered therein);
(12)	upon occurrence of a Change of Control or Asset Sale and within 60 days after the completion of the Change of Control Offer or Asset Sale Offer pursuant to the “Change of Control” or “Asset Sale” provisions of the Indenture, as applicable (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101.0% (in the case of a Change of Control) or 100% (in the case of an Asset Sale) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (a) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), and (b) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Restricted Subsidiary of the Company;

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(13)	Restricted Payments in an amount not to exceed $25.0 million;
(14)	Repurchases of shares of the Company’s Series A Perpetual Convertible Preferred Stock outstanding on the Issue Date (including purchases of shares of Common Stock that have been or are issuable upon conversion of shares of its Series A Perpetual Convertible Preferred Stock, which purchases shall not reduce the amount of its Common Stock permitted to be purchased under clause (15) below); provided that in the case of this clause (14) both immediately prior to and after giving effect thereto (i) no Default shall exist or result therefrom and (ii) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2.0 to 1.0 on a pro forma basis; and
(15)	Repurchases of shares of the Company’s Common Stock in an aggregate amount for all such purchases up to $1,500 million; provided that in the case of this clause (15) both immediately prior to and after giving effect thereto (i) no Default shall exist or result therefrom and (ii) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2.0 to 1.0 on a pro forma basis.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the second paragraph of this covenant, amounts expended pursuant to clauses (1), (4), (7) and (13) shall be included in such calculation.

For purposes of determining compliance with this “Restricted Payments” covenant, if any Investment or Restricted Payment would be permitted pursuant to one or more of the provisions described above and/or one or more exceptions contained in the definition of “Permitted Investments,” the Company may classify all or any portion of such Investment or Restricted Payment in any manner that complies with this covenant or the definition of “Permitted Investment” and may later reclassify all or any portion of any such Investment or Restricted Payment in any manner that complies with this covenant or such definition so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exceptions as of the date of such reclassification.

Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)	pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any of its Restricted Subsidiaries;
(2)	make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; or
(3)	transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:
(a)	applicable law, rule, regulation or order;

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(b)	the Indenture, the original notes, the new notes and any Note Guarantees;
(c)	customary provisions of any contract, lease or license restricting assignments, subservicing, subcontracting or other transfers;
(d)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;
(e)	the Existing Facilities as each exists on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to facilities similar to the Existing Facilities (under the relevant circumstances) and will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (as determined in good faith by the Company);
(f)	agreements existing on the Issue Date, including the Existing Credit Facility, to the extent and in the manner such agreements are in effect on the Issue Date;
(g)	restrictions on the transfer of assets (other than cash) held in a Restricted Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with the Indenture;
(h)	provisions in agreements evidencing Permitted Funding Indebtedness that impose restrictions on the collateral securing such Indebtedness, provide for financial covenants, limitations on affiliate transactions, the transfer of all or substantially all assets, other fundamental changes or other customary limitations which, in each case as determined in good faith by the Company, are customary or will not materially affect the ability of the Company to pay the principal, interest and premium on the Notes;
(i)	restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;
(j)	restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;
(k)	any agreement or instrument governing Capital Stock of any Person that is acquired;
(l)	the requirements of any Securitization, Warehouse Facility or MSR Facility that are exclusively applicable to any Securitization Entity, Warehouse Facility Trust, MSR Facility Trust or special purpose Subsidiary of the Company formed in connection therewith;
(m)	customary provisions in joint venture and other similar agreements relating solely to the assets or the Equity Interests of such joint venture;
(n)	customary provisions in leases, licenses and other agreements entered into in the ordinary course of business;
(o)	restrictions on cash or other deposits or net worth imposed by customers or other counterparties of the Company and its Restricted Subsidiaries under contracts entered into in the ordinary course of business;

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(p)	purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;
(q)	restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property not otherwise prohibited under the Indenture;
(r)	other Indebtedness, Disqualified Capital Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the restrictions will not materially affect the ability of the Company to pay the principal, interest and premium on the Notes, as determined in good faith by the Company; and
(s)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b) through (d), (f) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions, taken as a whole, than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Liens

The Company will not, and will not cause or permit any Guarantor to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company or any Guarantor securing Indebtedness of the Company or its Restricted Subsidiaries unless:

(1)	in the case of Liens securing Indebtedness of the Company or its Restricted Subsidiaries that is expressly subordinate or junior in right of payment to the Notes or such Guarantor’s Note Guarantee, the Notes or such Guarantor’s Note Guarantee are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and
(2)	in all other cases, the Notes and any Note Guarantees are equally and ratably secured except for:
(a)	Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;
(b)	Liens securing Non-Recourse Indebtedness;
(c)	(A) Liens securing Permitted Funding Indebtedness so long as any such Lien shall encumber only (i) the assets originated, acquired or funded with the proceeds of such Indebtedness, assets that consist of Servicing Advances, MSRs, loans, mortgages and other secured loans, mortgage related securities and derivatives, other mortgage related receivables, REO Assets, Residual Assets and other similar assets (or any interests in any of the foregoing) subject to and pledged to secure such Indebtedness, and (ii) any intangible contract rights and other accounts, documents, records and other assets directly related to the assets set forth in clause (i) and any proceeds thereof and (B) Liens in any cash collateral or restricted accounts securing Permitted Funding Indebtedness;

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(d)	Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (i) are, when taken as a whole, not materially less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced, and (ii) do not extend to or cover any property or assets of the Company or its Restricted Subsidiaries not securing the Indebtedness so Refinanced (or property of the same type and value); and
(e)	Permitted Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described in clauses (1) and (2) above.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Limitation on Liens”;
(2)	the consideration of that sale and leaseback transaction is at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and
(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries net of any associated non-recourse or secured obligations), whether as an entirety or substantially as an entirety, to any Person unless:

(1)	either:
(a)	the Company shall be the surviving or continuing entity; or
(b)	the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):
(i)	shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the Notes is a corporation; and
(ii)	shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

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(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall either (a) be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described above under the caption “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock,” or (b) the Company and its Restricted Subsidiaries shall have a pro forma Fixed Charge Coverage Ratio that would not be less than the actual Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction;
(3)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and
(4)	the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing entity, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

This “Merger, Consolidation and Sale of Assets” covenant will not apply to:

(1)	a merger of the Company with an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction;
(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries; or
(3)	any Required Asset Sale that complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), involving aggregate payment of consideration in excess of $5.0 million other than (1) Affiliate Transactions permitted as described below, and (2) Affiliate Transactions on terms that, in the good faith judgment of the Company or the applicable Restricted Subsidiary, are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Subsidiary.

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All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $15.0 million shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.

The restrictions set forth in the first and second paragraphs of this covenant shall not apply to:

(1)	any employment or consulting agreement, employee or director benefit plan, officer or director compensation or indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved in good faith by the Board of Directors of the Company and payments pursuant thereto and the issuance of Equity Interests of the Company (other than Disqualified Capital Stock) to directors, employees and consultants pursuant to stock option or stock ownership, bonus or benefit plans;
(2)	transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries;
(3)	transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries has made an Investment in the ordinary course of business and such Person is an Affiliate solely because of such Investment;
(4)	transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;
(5)	any agreement or arrangement as in effect as of the Issue Date or any amendment or replacement agreement thereto or any transactions or payments contemplated thereby (including pursuant to any amendment or replacement agreement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date (as determined by the Company in good faith);
(6)	an agreement between a Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, the Company or a Restricted Subsidiary and not entered into in contemplation of such acquisition or merger;
(7)	Restricted Payments or Permitted Investments (other than pursuant to clause (1), (3) or (16) thereunder) permitted by the Indenture;
(8)	sales of Qualified Capital Stock by the Company or any Restricted Subsidiary and capital contributions to the Company from Affiliates;
(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the Holders of the Notes in any material respect (as determined by the Company in good faith);

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(10)	transactions in which the Company or any Restricted Subsidiary of the Company, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is fair, from a financial standpoint, to the Company or such Restricted Subsidiary;
(11)	(a) the provision of mortgage servicing, mortgage loan origination, real estate logistics, brokerage and management and similar services to Affiliates in the ordinary course of business and otherwise not prohibited by the Indenture that are fair to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Company in good faith), and (b) transactions with customers, clients, suppliers, vendors, contractors, joint venture partners or purchasers or sellers of assets or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Company in good faith);
(12)	Co-Investment Transactions;
(13)	payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with industry practice; and
(14)	sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Permitted Securitization Indebtedness or Permitted Funding Indebtedness.

Limitation on the Issuance of Guarantees by Restricted Subsidiaries

If after the Issue Date any Restricted Subsidiary guarantees any Indebtedness of the Company or any Guarantor of the Notes, then within 30 days of the date on which such Restricted Subsidiary guaranteed such Indebtedness of the Company or such Guarantor, the Company will cause such Restricted Subsidiary to fully and unconditionally guarantee the Notes, jointly and severally with any other Guarantors (a “Note Guarantee”), and to execute a supplement to the Indenture setting forth such Note Guarantee (together with opinions of counsel as to the enforceability of such Note Guarantee); provided, however, that if the guarantee of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated in right of payment to the Notes or any Note Guarantee, then such guarantee of such Restricted Subsidiary shall be subordinated in right of payment to such Restricted Subsidiary’s Note Guarantee to the same extent such other Indebtedness is subordinated to the Notes or such other Note Guarantee.

Any Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Note Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Note Guarantee worthless. If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero.

The Indenture will provide that a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing;

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(2)	either:
(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if not the Guarantor) assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture; or
(b)	such sale or other disposition or consolidation or merger complies with the covenant described under the caption “Repurchase at the Option of Holders – Asset Sales”; and
(3)	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such sale, disposition, consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture will comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Any Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged:

(1)	in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the covenant described under the caption “Repurchase as the Option of Holders—Asset Sales”;
(2)	in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;
(3)	if the Company designates any Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;
(4)	if such Guarantor is released from its guarantee which caused such Restricted Subsidiary to become a Guarantor pursuant to the provisions of this “Limitation on the Issuance of Guarantees by Restricted Subsidiaries” covenant (except if such release is pursuant to, or as a result of, a complete payment under such guarantee); or
(5)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Limitation on Restricted Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

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Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Limitation on Restricted Payments.” The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would occur and be continuing following such designation.

Conduct of Business

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Reports to Holders

So long as any Notes are outstanding and whether or not required by the rules and regulations of the SEC, the Company will file with the SEC and furnish to the Holders of Notes, or cause the Trustee to furnish to the Holders of Notes, within five (5) days of the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and
(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The availability of the foregoing materials on the SEC’s EDGAR service (or its successor) shall be deemed to satisfy the Company’s delivery obligation.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants, and each Form 10-Q and 10-K will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on a website within the time periods that would apply if the Company were required to file those reports with the SEC.

If, at any time, the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then either on the face of the financial statements or in the footnotes to the financial statements and in any “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or other comparable section, the Company shall provide an analysis and discussion of the material differences with respect to the financial condition and results of operations of the Company and its Restricted Subsidiaries as compared to the Company and its Subsidiaries (including such Unrestricted Subsidiaries).

In addition, the Company agrees that, for so long as any Notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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Notwithstanding anything to the contrary in this Description of New Notes, the Company will not be deemed to have failed to comply with any of its obligations described below under clause (3) of the caption under “—Events of Default” until 120 days after the date on which any report hereunder is due.

Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report or other information required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this covenant) upon furnishing or filing such report or other information as contemplated by this covenant (but without regard to the date on which such report or other information is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default and Remedies” if payment of the Notes has been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;
(2)	the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;
(3)	a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 60 days (or, in the case of the covenant under the caption “—Certain Covenants – Reports to Holders,” 120 days) after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25.0% of the then outstanding principal amount of all Notes issued under the Indenture;
(4)	the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $75.0 million or more at any time; provided that in connection with any series of convertible or exchangeable securities (a) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (b) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (c) the rights of holders of such securities to require any repurchase by the Company of such securities in cash shall not, in itself, constitute an Event of Default under this clause (4);
(5)	one or more judgments in an aggregate amount in excess of $75.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a solvent and unaffiliated insurance company has acknowledged coverage of such judgments in writing);

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(6)	certain events of bankruptcy or insolvency affecting the Company or any of its Significant Subsidiaries; or
(7)	the Note Guarantee of any Significant Subsidiary of the Company shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary of the Company, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (4) shall be remedied or cured by Company or the applicable Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes issued under the Indenture may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes issued under the Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the Notes shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding Notes issued under the Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of all Notes issued under the Indenture may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;
(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;
(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;
(4)	if the Company has paid the Trustee (including its agents and counsel) its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and
(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

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Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee within five Business Days of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and is continuing and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantors shall have any liability for any obligation of the Company or any Guarantors, respectively, under the Notes, the Note Guarantees and the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantee. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the Indenture and the Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to below;
(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments and money for security payments held in trust;
(3)	the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and
(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including, bankruptcy, receivership, reorganization, rehabilitation and insolvency events relating to the Company or a Significant Subsidiary) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in Dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under the Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date);

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(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that, subject to customary assumptions and exclusions:
(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) (and the incurrence of Liens associated with any such borrowings));
(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
(6)	the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and
(7)	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, or (b) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

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Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes when:

(1)	either:
(a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or
(b)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(2)	the Company or any Guarantor has paid all other sums payable under the Indenture by the Company; and
(3)	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture to:

(1)	cure any mistakes, ambiguities, defects or inconsistencies;
(2)	provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder;
(3)	provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company or a Guarantor pursuant to the “—Certain Covenants—Merger, Consolidation and Sale of Assets” covenant;
(4)	make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any Holder of the Notes (as evidenced in an officer’s certificate) or to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;
(5)	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

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(6)	provide for the issuance of additional Notes issued after the Issue Date in accordance with the limitations set forth in the Indenture;
(7)	allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes or to effect the release of any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture);
(8)	secure the Notes;
(9)	provide for the issuance of exchange Notes or private exchange Notes;
(10)	conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of New Notes” to the extent that such provision in this “Description of New Notes” was intended to conform to a provision of the Indenture, the Note Guarantees or the Notes (as evidenced in an officers’ certificate); or
(11)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

In connection with the execution of any such amendment, the Trustee is entitled to conclusively rely, and shall be fully protected in acting upon, such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)	reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest once due, on any Notes;
(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor (other than the provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” prior to the time that any obligation to repurchase has arisen under such covenant);
(4)	make any Notes payable in money other than that stated in the Notes;
(5)	make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes issued under the Indenture to waive Defaults or Events of Default;
(6)	waive a Default or Event of Default in the payment of principal of, or interest or premium on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
(7)	after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto;

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(8)	modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the Holders;
(9)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or
(10)	make any change in the preceding amendment and waiver provisions.

Governing Law

The Indenture provides that it and the Notes, and any claim, controversy or dispute arising under or related to the Indenture or the Notes, are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that, except during the occurrence and continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The provisions of the TIA contain and the Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, Attention: Corporate Secretary.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person or secured by a Lien encumbering any asset acquired by such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

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“Asset Sale” means:

(1)	the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, other than any Required Asset Sale, will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation and Sale of Assets” and not by the provisions of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided further that a transaction otherwise meeting the requirements of an “Asset Sale” under this definition will be deemed to be an Asset Sale notwithstanding its treatment under GAAP; and
(2)	the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million; provided that all such transactions that are deemed to not be Asset Sales pursuant to this clause (1) shall not exceed $30.0 million in any calendar year;
(2)	a transfer of assets between or among the Company and any Restricted Subsidiary of the Company;
(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;
(4)	the sale of advances, MSRs, mortgages, other loans, customer receivables, mortgage related securities or derivatives or other assets (or any interests in any of the foregoing) in the ordinary course of business, the sale, transfer or discount of accounts receivable or other assets that by their terms convert into cash and any sale of securities in respect of additional fundings under reverse mortgage loans, in each case, in the ordinary course of business;
(5)	the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;
(6)	the sale, conveyance or other disposition of Investments or other assets and disposition or compromise of mortgages, other loans or receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for mortgages or other loans serviced and/or originated by the Company or any of its Subsidiaries;
(7)	the modification of any mortgages or other loans owned or serviced by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(8)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;
(9)	disposals, liquidations or replacements of damaged, worn out or obsolete equipment or other assets no longer used or useful in the business of the Company and its Restricted Subsidiaries, in each case the ordinary course of business;

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(10)	assets sold, conveyed or otherwise disposed of pursuant to the terms of Permitted Funding Indebtedness or Non-Recourse Indebtedness;
(11)	a sale, conveyance or other disposition (in one or more transactions) of Securitization Assets or Residual Interests;
(12)	a sale, conveyance or other disposition (in one or more transactions) of Servicing Advances, Residential Mortgage Loans or MSRs or any parts thereof (a) in the ordinary course of business, (b) in connection with the transfer or termination of the related MSRs or (c) in connection with Excess Spread Sales in the ordinary course of business;
(13)	a sale, conveyance or other disposition of Securitization Assets in the ordinary course of business in connection with the origination, acquisition, securitization and/or sale of loans that are purchased, insured, guaranteed, or securitized;
(14)	a sale, conveyance or other disposition in the ordinary course of business of MSRs in connection with MSR Facilities or Warehouse Facilities and or REO Assets;
(15)	a sale, conveyance or other disposition of Equity Interests of an Unrestricted Subsidiary;
(16)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Liens”;
(17)	transactions pursuant to repurchase agreements entered into in the ordinary course of business;
(18)	any Co-Investment Transaction;
(19)	any sale or other disposition of a minority interest in any Person that is not a Subsidiary, that constituted a Restricted Payment or Permitted Investment; provided that (x) the majority interests in such Person shall also be concurrently sold or transferred on the same terms and the holder or holders of such majority interests shall have required such sale or disposition of such minority interest pursuant to the exercise of any applicable drag-along rights and (y) the Net Proceeds from the sale or transfer of such minority interest are applied in accordance with the Asset Sale covenant;
(20)	any lease or license of real and personal property in the ordinary course of business;
(21)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(22)	sales, contributions, assignments or other transfers of Servicing Advances to Securitization Entities and Warehouse Facility Trusts in connection with Securitizations or Warehouse Facilities;
(23)	sales, contributions, assignments or other transfers of OREAL Securities or any auction rate securities;
(24)	inventory (or other assets) sold, leased or licensed in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued); and
(25)	the sale, lease, conveyance or other disposition of any assets or rights required or advisable as a result of statutory or regulatory changes or requirements (including any settlements with any regulatory agencies) as determined in good faith by the senior management of the Company; provided that any cash or Cash Equivalents received must be applied as Net Proceeds in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

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“Asset Sale Offer” has the meaning assigned to that term in the Indenture.

“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (excluding working capital or current assets) of the Company or any of its Restricted Subsidiaries for the assets or Capital Stock of a Person conducting a Permitted Business; provided that, in the case of any such exchange for Capital Stock of a Person conducting a Permitted Business, such Person is or becomes a Restricted Subsidiary; provided, further, that any unrestricted cash or Cash Equivalents received must be applied as Net Proceeds in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the interest rate per annum implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.” In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof, including, but not limited to, the audit committee.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; or
(2)	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests (whether general or limited) of such Person, but, in each case, excluding any debt security that is convertible or exchangeable for Capital Stock.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person as lessee under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP, provided, for the avoidance of doubt, that any obligations of the Company and its Restricted Subsidiaries either existing on the date of the Indenture or created prior to the recharacterization described below that were not included on the consolidated balance sheet of the Company as Capitalized Lease Obligations and that are subsequently recharacterized as Capitalized Lease Obligations due to a change in GAAP, shall for purposes of the Indenture not be treated as Capitalized Lease Obligations or Indebtedness.

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“Cash Equivalents” means:

(1)	Dollars;
(2)	in the case of any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, such local currencies held by such Foreign Subsidiary of the Company from time to time in the ordinary course of business;
(3)	securities or any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities or such evidence of indebtedness);
(4)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;
(5)	certificates of deposit with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Moody’s or S&P rating of “B” or better;
(6)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (3), (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;
(7)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within twelve months after the date of acquisition; and
(8)	money market funds (i) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition or (ii) that comply with the criteria under Rule 2a-7 of the Investment Company Act of 1940 and are rated at least AAA by S&P or Aaa by Moody’s.

In the case of Investments by any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) local currencies and other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (8) and in this paragraph.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or
(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Company; provided that for purposes of calculating the “beneficial ownership” of any group, any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not be included in determining the amount of Voting Stock “beneficially owned” by such group.

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For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” (other than one or more Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

“Co-Investment Transaction” means a transaction pursuant to which a portion of MSRs or the right to receive fees in respect of MSRs are transferred for fair value to another Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted EBITDA” means, with respect to any Person, for any period, Consolidated Net Income of such Person for such period, adjusted by:

(a)	deducting therefrom (to the extent included in determining Consolidated Net Income for such period except for payments referred to in clause (a)(iv) below), without duplication, the amount (determined on a consolidated basis for the Company and its Restricted Subsidiaries for such period) of:
(i)	non-recurring or unusual gains;
(ii)	non-cash gains and other non-cash income (excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), but excluding loan origination related non-cash gains, such as gains on interest rate lock derivatives, forward sale commitment derivatives, loans held for sale and capitalized mortgage servicing rights, which shall be included in calculating Consolidated Adjusted EBITDA even if such gains and income were excluded in calculating Consolidated Net Income;
(iii)	[reserved];
(iv)	net income attributable to discontinued operations; and
(v)	gains on non-recourse assets held by any Securitization Entity to the extent consolidated on the balance sheet;
(b)	adding thereto (to the extent deducted in determining Consolidated Net Income for such period except as otherwise specified below), without duplication, the amount (determined on a consolidated basis for the Company and its Restricted Subsidiaries for such period) of:
(i)	total interest expense (inclusive of amortization of deferred financing fees (other than arrangement, commitment, underwriting, amendment, structuring or similar fees paid to any agent, underwriter or arranger or fees that are not paid ratably to the market) and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)), excluding without duplication interest expense attributable to Non-Recourse Indebtedness, Excess Spread Sales and Permitted Securitization Indebtedness and interest expense attributable to Permitted Funding Indebtedness;

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(ii)	without duplication among periods, provision for taxes paid or accrued based on income or capital, withholding, franchise and similar taxes;
(iii)	all depreciation and amortization expense, excluding amortization of MSRs and intangibles which shall not be added thereto (it being understood that, for purposes of calculating Consolidated Adjusted EBITDA, Consolidated Net Income shall be calculated by deducting therefrom the amount of depreciation and amortization in such period pursuant to GAAP, even if such amount is otherwise excluded from the calculation of Consolidated Net Income);
(iv)	non-cash charges or non-cash losses (including but not limited to share based non-cash compensation and non-cash fair value adjustments), but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any loan origination non-cash losses such as losses on interest rate lock derivatives, forward sale commitment derivatives or loans held for sale, which shall not be added thereto (it being understood that, for purposes of calculating Consolidated Adjusted EBITDA, Consolidated Net Income shall be calculated by deducting therefrom the amount of such non-cash charges or non-cash losses in such period pursuant to GAAP, even if such amount is otherwise excluded from the calculation of Consolidated Net Income);
(v)	fees and expenses incurred in connection with the Specified Transactions on or prior to the first anniversary of the Issue Date;
(vi)	fees and expenses incurred in connection with any Investment (including any Asset Acquisition), issuance of Equity Interests or incurrence of Indebtedness (in each case, whether or not consummated), except to the extent that such fees and expenses were financed with proceeds of equity or Indebtedness;
(vii)	non-recurring or unusual losses or charges or net after-tax extraordinary losses or charges (including without limitation any such charges attributable to the implementation of cost-savings initiatives, severance, restructuring charges, relocation costs and one-time compensation charges (in each case relating to any Asset Acquisitions));
(viii)	expenses related to Asset Acquisitions including expenses for preparing the Company’s operations prior to acquisitions in anticipation of integrating the acquired business or assets (including employee compensation and IT related expenses), professional fees, one-time expenses and additional costs incurred after an Asset Acquisition but prior to full integration with the Company’s servicing systems and other operations (including contract breakage fees, platform shutdown costs, IT support costs and any other redundant costs);
(ix)	net loss attributable to discontinued operations;
(x)	servicing income earned for servicing of assets in any Securitization Entity to the extent consolidated on the balance sheet and accounted for at fair value;
(xi)	expenses related to settlement of any litigation including reserves therefor;
(xii)	losses on non-recourse assets held by any Securitization Entity to the extent consolidated on the balance sheet;

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(xiii)	[reserved]; and
(xiv)	any valuation allowance for mortgage loans held-for-investment and corresponding debt in relation to securitized loans in accordance with GAAP that require no additional capital or equity contributions to the Company.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense on Indebtedness of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount (except as set forth below), (b) the net costs under Permitted Hedging Transactions, (c) all capitalized interest, and (d) the interest portion of any deferred payment obligation, but excluding any amortization of debt discount (excess of proceeds over the initial fair value of the debt component) on any convertible debt securities resulting from the application of Accounting Standards Codification 470-20, Debt (but only to the extent of the information therein that was codified from Financial Accounting Standards Board Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) or related interpretations or guidance);
(2)	to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;
(3)	the imputed interest with respect to Attributable Debt created after the Issue Date; and
(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Capital Stock of such Person or Preferred Stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Capital Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that:

(A)	the following items shall be excluded in computing Consolidated Net Income (without duplication):
(i)	the net income or loss of any Person that is not a Restricted Subsidiary of the Company, except to the extent of the amount of cash dividends or other cash distributions of net income actually paid to the Company or a Restricted Subsidiary by such Person during such period;
(ii)	the net income (or loss) of any Person prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or the net income related to assets of such Person are acquired by the Company or a Restricted Subsidiary; and
(iii)	the net income of any Restricted Subsidiary that is not a Guarantor to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

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(B)	any interest expense on Permitted MSR Indebtedness, Permitted Servicing Advance Facility Indebtedness and Permitted Warehouse Indebtedness for such period shall reduce Consolidated Net Income for such period to the extent that such amounts did not otherwise reduce Consolidated Net Income for such period;
(C)	items classified as extraordinary gains or losses (calculated on an after-tax basis) shall be excluded in computing Consolidated Net Income (without duplication);
(D)	the following items (the amounts thereof to be initially calculated on a pre-tax basis and then adjusted for taxes cumulatively) shall be excluded in computing Consolidated Net Income:
(i)	changes in the fair value of the Company’s assets or liabilities, including changes in the fair value of MSRs and reverse mortgage loans;
(ii)	direct impairment charges or the reversal of such charges;
(iii)	gains and losses realized upon the disposition (including reserves or abandonments) of assets outside of the ordinary course of business;
(iv)	income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness;
(v)	the cumulative effect of a change in accounting principles during such period;
(vi)	the amortization of cash flow hedges, MSRs and intangibles;
(vii)	the amount of all reversals made (or incurred) on account of an item added back to or deducted from Consolidated Net Income in a previous period following the Issue Date pursuant to clauses (A) through (E) hereof;
(viii)	any income or loss related to the Fair Market Value of economic hedges related to MSRs or other mortgage related assets or securities, to the extent that such other mortgage related assets or securities are valued at Fair Market Value and gains and losses with respect to such related assets or securities have been excluded pursuant to another clause of this provision; and
(ix)	in the case of a successor to the Company by consolidation or merger or as a transferee of the Company’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and
(E)	Consolidated Net Income shall be increased, without duplication, by the amount of all cash received from the initial or tail issuance of reverse mortgage securities, plus any cash received from the monetization of reverse mortgages or related MSRs, plus any cash received for servicing of reverse mortgages, less any cash payments made during such period to originate, acquire or fund the related loans and subsequent addition to such loans.

“Corporate Indebtedness” means, with respect to any Person, the aggregate consolidated amount of Indebtedness of such Person and its Restricted Subsidiaries then outstanding that would be shown on a consolidated balance sheet of such Person and its Restricted Subsidiaries (excluding, for the purpose of this definition, Indebtedness incurred under clauses (2), (5), (6), (10), (11), (12), (15) and (27) of the definition of “Permitted Indebtedness”).

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“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by the Company’s senior management) with respect to any Permitted Funding Indebtedness or Permitted Securitization Indebtedness.

“Credit Facilities” means, one or more debt facilities, indentures or agreements (including, without limitation, the Existing Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders, commercial finance companies, creditors, investors or other lenders providing for revolving credit loans, term loans, bonds, debentures, hedging, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Currency Agreement” means, with respect to any specified Person, any foreign exchange contract, currency swap agreement, futures contracts, options on futures contracts or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers’ certificate executed by the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

“Dollar” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Spread Sale” means any sale in the ordinary course of business and for Fair Market Value of any excess servicing fee spread under any MSR.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contributions” means net cash proceeds or marketable securities received by the Company from contributions to its common equity capital designated as Excluded Contributions pursuant to an officers’ certificate on the date such capital contributions are made.

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“Excluded Subsidiary” means (i) any Subsidiary of the Company that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code (“CFC”), (ii) any Subsidiary of the Company that is a CFC or (iii) any Subsidiary of the Company that is a Subsidiary of a CFC.

“Existing Credit Facility” means the Senior Secured Term Loan Facility Agreement, dated as of February 15, 2013, among Ocwen Loan Servicing, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, as the borrower, the Company, as parent, certain subsidiaries of the Company, as subsidiary guarantors, the lenders that are from time to time parties thereto and Barclays Bank PLC, as administrative agent and as collateral agent as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and any indentures or other credit facilities and whether by the same or any other agent, lender or group of lenders.

“Existing Facilities” means, collectively, the Existing Servicing Advance Facilities and the Existing Warehouse Facilities.

“Existing Servicing Advance Facilities” means the Servicing Advance Facilities of the Company and its Restricted Subsidiaries in existence on the Issue Date, in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Existing Warehouse Facilities” means the Warehouse Facilities of the Company and its Restricted Subsidiaries in existence on the Issue Date. in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer that is not an Affiliate of the seller and a willing seller, would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by the Company or the Restricted Subsidiary purchasing or selling such asset. For the avoidance of doubt, any sale, contribution, assignment or other transfer shall not be deemed to be for less than Fair Market Value solely because such sale, contribution, assignment or transfer was made at a discount to par.

“Fannie Mae” means the Federal National Mortgage Association, in its corporate capacity, and any majority owned and controlled affiliate thereof.

“Fixed Charge Coverage Ratio” means, with respect to any Person, as of any date, the ratio of (i) Consolidated Adjusted EBITDA of such Person for the most recently ended four full fiscal quarters (the “Four Quarter Period”) for which internal financial statements are available ending prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the “Transaction Date”) to (ii) the Fixed Charges of such Person for the Four Quarter Period.

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In addition, for purposes of calculating the Fixed Charge Coverage Ratio, “Consolidated Adjusted EBITDA” and “Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and
(2)	any asset sales or other dispositions or any asset originations, asset purchases, purchase of MSRs, Servicing Advances or servicing rights, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness that is Acquired Indebtedness and also including any Consolidated Adjusted EBITDA (including any pro forma expense and cost reductions) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

The Company shall be entitled in calculating the Fixed Charge Coverage Ratio to treat the entry into and effectiveness of a bona-fide sub-servicing agreement in respect of MSRs as an Asset Acquisition (including any related incurrence or repayment of Indebtedness).

The pro forma calculations shall be made by a responsible accounting officer of the Company in good faith based on the information reasonably available to it at the time of such calculation and may include cost savings and operating expense reductions resulting from such Investment, acquisition or purchase. The foregoing calculations shall not be required to comply with the requirements for pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense on Corporate Indebtedness,
(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person (including, without limitation, the Company’s outstanding Series A Preferred Stock), and
(3)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Company, as determined in accordance with GAAP in good faith by the Company without intercompany eliminations.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

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“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Ginnie Mae” means the Government National Mortgage Association.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture, other than an Excluded Subsidiary, and their respective successors and assigns, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“HLSS” means Home Loans Servicing Solutions, Ltd., a Cayman Islands corporation.

“HLSS Assets” means, collectively, and in each case in connection with an HLSS Transaction and as identified in the relevant HLSS Transaction Document in connection with such HLSS Transaction, (i) Servicing Advances, including the right to collect such Servicing Advances, (ii) MSRs related to such Servicing Advances or any rights thereto, and the right to receive the servicing fees and related amounts pursuant to the related Servicing Agreements, and (iii) assets incidental to the foregoing.

“HLSS Transaction” means a transaction in which (a)(i) the Company or any Restricted Subsidiary of the Company sells HLSS Assets to HLSS, as identified in the relevant HLSS Transaction Documents, and (ii) the Company or such other Restricted Subsidiary of the Company grants to HLSS (x) a first priority security interest in all of the Company’s or such Restricted Subsidiary’s right title and interest in and to such HLSS Assets, and (y) a right to acquire the related MSRs, subject only to the satisfaction of specified conditions to be set forth in the HLSS Transaction Documents, in exchange for (b) cash consideration paid by HLSS to the Company or such Restricted Subsidiary of the Company equal to (i) 100% of the face amount of such HLSS Assets at the time of sale for any HLSS Assets other than HLSS Assets of the type identified under clause (ii) of the definition thereof and (ii) 100% of the appraised value at the time of such sale for any HLSS Assets of the type identified under clause (ii) of the definition thereof, plus a monthly base fee and performance-incentive fee based on an advance metric performance to be set forth in the related HLSS Transaction Documents.

“HLSS Transaction Documents” means, collectively, each Master Servicing Rights Purchase Agreement and Master Subservicing Agreement to be executed by and between the Company or a Restricted Subsidiary of the Company and HLSS, and each supplement thereto to be executed in connection with each HLSS Transaction.

“Holder” means the Person in whose name the Note is registered on the registrar’s book.

“Indebtedness” means with respect to any Person, without duplication:

(1)	all Obligations of such Person for borrowed money;
(2)	all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)	all Capitalized Lease Obligations of such Person;
(4)	all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

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(5)	all Obligations for the reimbursement of any obligor on any standby letter of credit, banker’s acceptance or similar credit transaction;
(6)	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) or (9) below;
(7)	Obligations of any other Person of the type referred to in clauses (1) through (6) above and clause (9) below which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Obligation so secured;
(8)	all net Obligations under currency agreements and interest swap agreements of such Person;
(9)	all Attributable Debt of such Person; and
(10)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Notwithstanding anything in this definition to the contrary, in no event shall obligations under any derivative transaction related to the hedging of the mortgage origination pipeline or MSRs in the ordinary course of business and not for speculative purposes be deemed “Indebtedness.”

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued at a discount to par;
(2)	with respect to any Obligations under currency agreements and interest swap agreements, the net amount payable if such agreements terminated at that time due to default by such Person;
(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a)	the Fair Market Value of such assets at the date of determination; and
(b)	the amount of the Indebtedness of the other Person; or
(4)	except as provided above, the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), advance or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities. “Investment” shall exclude (w) residential mortgage loans in the ordinary course of business, warehouse loans secured by residential mortgage loans and related assets, drawing accounts and similar expenditures in the ordinary course of business, (x) accounts receivable, extensions of trade credit or advances by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with the Company’s or its Restricted Subsidiaries’ normal trade practices, as the case may be, (y) deposits made in the ordinary course of business and customary deposits into reserve accounts related to Securitizations and (z) commission, moving, entertainment and travel expenses and similar advances to officers, directors, managers and employees, in each case, made in the ordinary course of business. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

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“Investment Grade” means a rating of the Notes by both S&P and Moody’s, each such rating being one of such agency’s four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided that, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) designated by the Company, notice of which shall be given to the Trustee.

“Investment Grade Securities” means marketable securities of a Person (other than the Company or its Restricted Subsidiaries, an Affiliate or joint venture of the Company or any Restricted Subsidiary), acquired by the Company or any of its Restricted Subsidiaries in the ordinary course of business that are rated, at the time of acquisition, BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s.

“Issue Date” means the date on which the Notes were originally issued.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing, any lease in the nature thereof and any agreement to give any security interest); provided that in no event shall an operating lease or a transfer of assets pursuant to a Co-Investment Transaction be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“MSR” means mortgage servicing rights (including master servicing rights and excess mortgage servicing rights) entitling the holder to service mortgage loans.

“MSR Assets” means MSRs other than (i) MSRs on loans originated by the Company or its Restricted Subsidiaries for so long as such MSRs are financed in the normal course of the origination of such loans and (ii) MSRs subject to existing Liens on the Issue Date securing Existing MSR Facilities.

“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender (including, without limitation, any Specified Government Entity) or purchaser, in each case, primarily to finance or refinance the purchase, origination, pooling or funding by the Company or a Restricted Subsidiary of the Company of MSRs originated, purchased or owned by the Company or any Restricted Subsidiary of the Company, including, for the avoidance of doubt, any arrangement secured by MSRs held by the Company or any Restricted Subsidiary.

“MSR Facility Trust” means any Person (whether or not a Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with an MSR Facility, which (i) notes and securities are backed by specified MSRs originated or purchased by, and/or contributed to, such Person from the Company or any of its Restricted Subsidiaries or (ii) notes and securities are backed by specified MSRs purchased by, and/or contributed to, such Person from the Company or any of its Restricted Subsidiaries.

“MSR Indebtedness” means Indebtedness in connection with a MSR Facility; the amount of any particular MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

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“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, distributions to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means, with respect to any specified Person or any of its Restricted Subsidiaries, Indebtedness that is specifically advanced to finance the origination or the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Person or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation, warranty or covenant and misapplication and customary indemnities in connection with similar transactions, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes).

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Oasis Notes” means the $123.6 million aggregate principal amount of Ocwen Asset Servicing Income Series (OASIS), Series 2014-1 Notes issued on February 26, 2014.

“OREAL Securities” means the asset backed notes issued pursuant to the Indenture, dated as of July 1, 2007 between Ocwen Real Estate Asset Liquidating Trust 2007-1, as issuer, and Deutsche Bank National Trust Company, as indenture trustee and custodian, and any related underlying whole loans or other securities.

“Pari Passu Debt” means Indebtedness of the Company or a Restricted Subsidiary that is pari passu in right of payment with the Notes or a Note Guarantee. For the purposes of this definition, no Indebtedness will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Permitted Business” means the businesses of the Company and its Subsidiaries as described in this prospectus and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof, including, but not limited to: (u) loan servicing and collection activities and ancillary services directly related thereto (including, but not limited to, the making of servicer advances and financing of advances), (v) asset management for investors that are not a part of the Company’s consolidated group and management of loans, real estate owned and securities portfolios for investors that are not a part of the Company’s consolidated group, (w) originating, acquiring, investing in, pooling, securitizing and/or selling Servicing Advances, MSRs, residential and commercial mortgage loans (including reverse mortgage loans) or other loans, leases, mortgage-backed securities and other mortgaged related securities or derivatives, consumer receivables, REO Assets or Residual Interests and other similar assets (or any interests in any of the foregoing), (x) providing warehouse financings to third-party mortgage originators, (y) support services to third-party lending and loan investment and servicing businesses (including any due diligence services, loan underwriting services, real estate title services, provision of broker-price opinions and other valuation services), collection of consumer receivables, bankruptcy assistance and solution activities, and the provision of technological support products and services related to the foregoing; as well as any business in the insurance industry and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.

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“Permitted Funding Indebtedness” means (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehouse Indebtedness, (iii) any Permitted Residual Indebtedness, (iv) any Permitted MSR Indebtedness, (v) any Indebtedness of the type set forth in clauses (i) through (iv) of this definition that is acquired by the Company or any of its Restricted Subsidiaries in connection with an acquisition permitted under the Indenture, (vi) any facility that combines any Indebtedness under clauses (i), (ii), (iii), (iv) or (v) of this definition and (vii) any Refinancing Indebtedness of the Indebtedness under clauses (i), (ii), (iii), (iv), (v) or (vi) of this definition and advanced to the Company or any of its Restricted Subsidiaries based upon, and secured by, Servicing Advances, MSRs, mortgages or other loans, mortgage related securities or derivatives, consumer receivables, REO Assets or Residual Interests and other similar assets (or any interests in any of the foregoing) existing on the Issue Date or created thereafter, provided, however, solely as of the date of the incurrence of such Permitted Funding Indebtedness, the amount of the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any Indebtedness incurred in accordance with this clause (vii) for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect thereto (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Funding Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (vii)). The amount of any Permitted Funding Indebtedness shall be determined in accordance with the definition of “Indebtedness.”

“Permitted Hedging Transactions” means entering into instruments and contracts and making margin calls thereon by the Company or any of its Restricted Subsidiaries in reasonable relation to a Permitted Business that are entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary) and shall include, without limitation, interest rate swaps, caps, floors, collars and forward hedge or mortgage sale contracts and similar instruments, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments.

“Permitted Holders” means William C. Erbey and any of his immediate family members and any of their respective Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture with thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness under the original notes and the new notes, issued in exchange for such original notes pursuant to the Registration Rights Agreement and exchange notes issued in exchange for any additional Notes issued under the Indenture, and the Note Guarantees;
(2)	Indebtedness incurred pursuant to the Existing Facilities in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Existing Facility as in effect on the Issue Date;
(3)	Indebtedness of the Company or any Restricted Subsidiary under Credit Facilities in an aggregate principal amount not to exceed the sum of (x) $2,300.0 million plus (y) an additional amount after all amounts have been incurred under clause (3)(x), if after giving pro forma effect to the incurrence of such additional amount and the application of proceeds therefrom, the Secured Leverage Ratio of the Company and its Restricted Subsidiaries is no higher than 3.25 to 1.0, in each case, at any one time outstanding;
(4)	other Indebtedness and Preferred Stock of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clauses (1), (2) and (3) above);
(5)	Permitted Hedging Transactions;

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(6)	Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;
(7)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (a) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the obligor thereon, and (b) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
(8)	[reserved];
(9)	the Issuance of Preferred Stock by Restricted Subsidiaries to officers, directors and employees of the Company or any Restricted Subsidiary as compensation, bonus awards or other incentive arrangements, provided that aggregate liquidation preference of all shares of Preferred Stock issued pursuant to this clause (9) in any calendar year shall not exceed $10.0 million, provided that any amounts available to be issued pursuant to this clause (9) that are unissued during any calendar year may be carried forward and utilized in succeeding calendar years;
(10)	Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;
(11)	Permitted Funding Indebtedness;
(12)	Permitted Securitization Indebtedness and Indebtedness under Credit Enhancement Agreements;
(13)	Refinancing Indebtedness;
(14)	(A) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary of the Company (other than Non-Recourse Indebtedness) so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary of the Company is permitted under the terms of the Indenture, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Company (other than Non-Recourse Indebtedness); provided that such guarantee is permitted under the terms of the Indenture;
(15)	Non-Recourse Indebtedness;
(16)	(x) Acquired Indebtedness and Indebtedness incurred by the Company or any Restricted Subsidiary of the Company in connection with the acquisition of a Permitted Business and (y) Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person or secured by a Lien encumbering any asset acquired by such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation in connection with the acquisition of a Permitted Business; provided that, in each case, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either

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(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; or
(b)	the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be less than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to the incurrence of such Indebtedness;

provided, that the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred and outstanding at any one time by Restricted Subsidiaries that are not Guarantors pursuant to subclause (x) of this clause (16) together with Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described above under the caption “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock” does not exceed $50 million;

(17)	Indebtedness (including Capitalized Lease Obligations) incurred to finance the development, construction, acquisition, purchase, lease, repairs, maintenance or improvement of assets (including, but not limited to, assets consisting of Servicing Advances, MSRs, mortgages or other loans, mortgage related securities or derivatives, consumer receivables, REO Assets or Residual Interests and other similar assets (or any interests in any of the foregoing)) by the Company or any Restricted Subsidiary (including the acquisition or purchase of any assets though the acquisition of any Person that becomes a Restricted Subsidiary or by the merger or consolidated of a Person with or into the Company or any Restricted Subsidiary) that is secured by a Lien on the assets acquired, purchased, leased or improved; provided that the Liens securing such Indebtedness may not extend to any other assets or property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 270 days after the latter of the acquisition or completion of the construction of the assets or property subject to the Lien; provided, further that the amount of such Indebtedness does not exceed the Fair Market Value on the date that such Indebtedness is incurred of the assets or property developed, constructed, purchased, leased, repaired, maintained or improved with the proceeds of such Indebtedness;
(18)	Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(19)	Indebtedness consisting of Indebtedness from the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Subsidiaries or their authorized representatives to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;
(20)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary deposit accounts maintained by the Company or any Restricted Subsidiary with banks and other financial institutions as part of its ordinary cash management program;
(21)	the incurrence of Indebtedness by a Foreign Subsidiary in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (21) 5.0% of Foreign Subsidiary Total Assets;

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(22)	shares of Preferred Stock of a Restricted Subsidiary of the Company issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such share of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares or Preferred Stock not permitted by this clause (22);
(23)	Indebtedness of the Company and its Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;
(24)	Obligations in respect of performance, bid, appeal, customs, surety bonds and completion guarantees (including Obligations under any letter of credit incurred for such purposes) provided by the Company and its Restricted Subsidiaries in the ordinary course of business or in connection with judgments that do not result in an Event of Default;
(25)	to the extent constituting Indebtedness, Indebtedness under Excess Spread Sales incurred in the ordinary course of business;
(26)	to the extent otherwise constituting Indebtedness, obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of Servicing Advances, MSRs, mortgages or other loans, mortgage related securities or derivatives, consumer receivables, REO Assets or Residual Interests and other similar assets (or any interests in any of the foregoing) purchased or originated by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business;
(27)	guarantees by the Company and its Restricted Subsidiaries of Indebtedness that is otherwise Permitted Indebtedness;
(28)	Indebtedness or Disqualified Capital Stock of the Company and Indebtedness, Disqualified Capital Stock or Preferred Stock of any of the Company’s Restricted Subsidiaries in an aggregate principal amount or liquidation preference (together with Refinancing Indebtedness in respect thereof) up to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Capital Stock or sales of Equity Interests to the Company or any of its Subsidiaries) to the extent that such net cash proceeds or cash have not been applied to the covenant “—Limitation on Restricted Payments” and are thereafter excluded from clause 3(b) of the first paragraph thereunder; provided, however, that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (28) may not exceed $50.0 million in the aggregate at any one time outstanding;
(29)	Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;
(30)	Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed the greater of (x) $75.0 million and (y) 1.00% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (30) and Refinancing Indebtedness in respect thereof;
(31)	guarantees by the Company and the Restricted Subsidiaries of the Company to owners of servicing rights in the ordinary course of business;

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(32)	additional Indebtedness incurred by the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $250.0 million and (y) 3.00% of Total Assets at any one time outstanding;
(33)	Indebtedness of the Company or its Subsidiaries (including repurchase transactions) with respect to OREAL Securities in an aggregate principal amount not to exceed $50.0 million at any time;
(34)	Indebtedness owed to HLSS pursuant to the HLSS Transactions; and
(35)	Warehouse Indebtedness that is not Permitted Warehouse Indebtedness in an amount not to exceed the greater of (x) $50 million and (y) 0.75% of Total Assets in the aggregate at any one time outstanding.

For purposes of determining compliance with the “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (35) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (and may later reclassify) such item of Indebtedness or any portion thereof in any manner that complies with this covenant; provided that Indebtedness under the Existing Credit Facility outstanding on the Issue Date shall be deemed incurred pursuant to clause (3) above and may not be reclassified. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant.

Notwithstanding any other provision of the Indenture to the contrary, for all purposes during the term of the Indenture, each lease in existence on the Issue Date shall have the same characterization as a Capitalized Lease Obligation or an operating lease as the characterization of that lease in the most recent financial statements in existence on the Issue Date, notwithstanding any change in characterization of that lease subsequent to the Issue Date by the Company based on changes in GAAP or its interpretation of GAAP.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary;
(2)	any Investment in cash or Cash Equivalents or Investment Grade Securities;
(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)	Investments by the Company or any Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts, MSR Facility Trusts, Investments in mortgage related securities or charge-off receivables in the ordinary course of business;
(5)	Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity and/or Securitization Assets of any Securitization Entity in the ordinary course of business or for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;
(6)	Investment in MSRs (including in the form of repurchases of MSRs);

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(7)	Investments in Residual Interests in connection with any Securitization, Warehouse Facility or MSR Facility;
(8)	Investments by the Company or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Company or such Restricted Subsidiary in the ordinary course of business;
(9)	any Investment made as a result of the receipt of securities or other assets of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” or any other disposition of assets not constituting an Asset Sale;
(10)	Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company or any Unrestricted Subsidiary;
(11)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;
(12)	Investments in connection with Permitted Hedging Transactions;
(13)	repurchases of the Notes;
(14)	Investments in and making or origination of Servicing Advances, residential or commercial mortgage loans and Securitization Assets (whether or not made in conjunction with the acquisition of MSRs);
(15)	guarantees of Indebtedness permitted under the covenant described in “—Certain covenants— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;
(16)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the third paragraph of the covenant described under “—Limitation on Transactions with Affiliates” (except transactions described in clauses (7) and (9) of such paragraph);
(17)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(18)	endorsements for collection or deposit in the ordinary course of business;
(19)	any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (19) to the extent required by the terms of such Investment as in existence on the Issue Date or as otherwise permitted under the Indenture;
(20)	any Investment by the Company or any Restricted Subsidiary of the Company in any Person where such Investment was acquired by the Company or any Restricted Subsidiary of the Company (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary of the Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

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(21)	any Investment by the Company or any Restricted Subsidiary of the Company in a joint venture not to exceed the greater of (a) $200.0 million and (b) 2.50% of Total Assets;
(22)	other Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding, net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed the greater of (a) $100.0 million and (b) 1.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(23)	purchases of mortgage backed securities or similar debt instruments related to a Permitted Business;
(24)	Investments in or guarantees of Indebtedness of one or more entities the sole purpose of which is to originate, acquire, securitize and/or sell loans that are purchased, insured, guaranteed or securitized by any Specified Government Entity; provided that the aggregate amount of (i) Investments in such entities plus (ii) the aggregate principal amount of Indebtedness of such entities that are not Wholly-Owned Restricted Subsidiaries which is recourse to the Company or any Guarantor shall not exceed an amount equal to 10% of the Company’s GAAP book equity as of any date of determination;
(25)	advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time;
(26)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other travel related expenses, in each case in the ordinary course of business; and
(27)	any Co-Investment Transaction.

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or governmental charges or claims either (a) not yet delinquent for a period of more than 30 days, or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on their books such reserves as may be required pursuant to GAAP;
(2)	statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;
(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation laws, unemployment insurance laws or similar legislation and other types of social security or obtaining of insurance, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, performance and completion guarantees, leases, contracts in the ordinary course of business, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

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(4)	Liens existing on the Issue Date, excluding Liens securing Indebtedness permitted to be incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”;
(5)	Liens on assets, property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary or merging with or into or consolidating or amalgamating with the Company or any Restricted Subsidiary of the Company; provided, further, however, that such Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary;
(6)	Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property or within 270 days of such acquisition, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided that the Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary (other than assets and property affixed or appurtenant thereto); provided, further that the aggregate amount of obligations secured thereby does not exceed the greater of (x) $125.0 million and (y) 1.50% of Total Assets at any time outstanding and no such Lien may secure obligations in an amount that exceeds the Fair Market Value of the assets or property acquired as of the date of acquisition;
(7)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company;
(8)	Liens arising from leases, subleases, licenses or sublicenses granted to others which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(9)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries or dispositions of assets;
(10)	Liens securing Indebtedness permitted to be Incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”;
(11)	Liens (x) in favor of the Company or any Guarantor or (y) on the assets of any Restricted Subsidiary that is not a Guarantor in favor of another Restricted Subsidiary that is not a Guarantor;
(12)	Liens securing Non-Recourse Indebtedness so long as such Lien shall encumber only (i) any Equity Interests of the Subsidiary which owes such Indebtedness, (ii) the assets originated, acquired or funded with the proceeds of such Non-Recourse Indebtedness and (iii) any intangible contract rights and other accounts, documents, records and other property directly related to the foregoing;
(13)	grants of software and other technology licenses in the ordinary course of business;
(14)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (4), (5), (6), (10)(b), (21) and (28) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (4), (5), (6), (10)(b), (21) and (28) of this definition at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any accrued and unpaid interest, fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

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(15)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;
(16)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business and Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a depository or financial institution or securities intermediary;
(17)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(18)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;
(19)	judgment Liens not giving rise to an Event of Default;
(20)	survey exceptions, encumbrances, easements or reservations of, or rights of other for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the Permitted Business of the Company and its Subsidiaries and other similar charges or encumbrances in respect of real property not interfering, in the aggregate, in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(21)	any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;
(22)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(23)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(24)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;
(25)	Liens securing Permitted Hedging Transactions and the costs thereof;
(26)	Liens securing Indebtedness under Currency Agreements;
(27)	Liens with respect to obligations at any one time outstanding that do not exceed the greater of (x) $75.0 million and (y) 1.00% of Total Assets;
(28)	Liens securing Indebtedness incurred to finance the construction or purchase of assets (excluding MSR Assets) by the Company or any of its Restricted Subsidiaries (including any acquisition of Capital Stock or by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary); provided that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 180 days after the acquisition or completion of the construction of the property subject to the Lien; provided further that the amount of Indebtedness secured by such Liens does not exceed the purchase price of the assets purchased or constructed with the proceeds of such Indebtedness;

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(29)	Liens on Securitization Assets, any intangible contract rights and other accounts, documents, records and assets directly related to the foregoing assets and the proceeds thereof incurred in connection with Permitted Securitization Indebtedness or permitted guarantees thereof;
(30)	Liens on spread accounts and credit enhancement assets, Liens on the stock of Restricted Subsidiaries of the Company substantially all of which are spread accounts and credit enhancement assets and Liens on interests in Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements;
(31)	Liens to secure Indebtedness of any Foreign Subsidiary of the Company or any Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Foreign Subsidiary or such Restricted Subsidiary that is permitted by the terms of the Indenture to be incurred provided that such Liens extend only to the assets of such Subsidiaries;
(32)	(i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, and (ii) bankers’ Liens, right of setoff and other similar Liens existing solely with respect to property in one or more accounts maintained by the Company or a Subsidiary as customary in the banking industry in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank customarily so secured;
(33)	Liens solely on cash advances or any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement and Liens consisting of an agreement to sell or otherwise dispose of any property permitted under the Indenture;
(34)	Liens on Servicing Advances, Residential Mortgage Loans or MSRs or any part thereof and any intangible contract rights and other accounts, documents, records and property directly related to the foregoing assets and any proceeds thereof, in each case that are the subject of an Excess Spread Sale or an MSR Facility entered into in the ordinary course of business securing obligations under such Excess Spread Sale or MSR Facility;
(35)	Liens on cash, cash equivalents or other property arising in connection with the discharge or redemption of Indebtedness;
(36)	Liens on any real property constituting exceptions to title as set forth in a mortgage title policy delivered to a secured lender with respect thereto;
(37)	Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided that such Liens shall not exceed the amount of such premiums so financed;
(38)	Liens securing Indebtedness permitted by clause (33) of the definition of “Permitted Indebtedness”;
(39)	Liens on HLSS Assets in connection with HLSS Transactions; and
(40)	Liens on the property or assets of any Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor.

“Permitted MSR Indebtedness” means MSR Indebtedness; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such MSR Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such MSR Indebtedness (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such MSR Indebtedness shall not be Permitted MSR Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness). The amount of any particular Permitted MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

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“Permitted Residual Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries under a Residual Funding Facility; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such Permitted Residual Indebtedness (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (i) in connection with any Securitization, any Warehouse Indebtedness or MSR Indebtedness used to finance the purchase or origination of any receivables subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by the Company and its Subsidiaries from the applicable Securitization Entity and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Servicing Advance Facility Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries incurred under a Servicing Advance Facility; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such Permitted Servicing Advance Facility Indebtedness (excluding recourse for customary carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with similar transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).

“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Company or its Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness). The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

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“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agencies” means Moody’s and S&P.

“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Company in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Company in accordance with the agreement governing the applicable Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness or Permitted Residual Indebtedness, as the case may be (or, if such agreement does not contain any related provision, as determined by senior management of the Company in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third-party has a binding contractual commitment to purchase from the Company or any of its Restricted Subsidiaries shall be the minimum price payable to the Company or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Receivables” means loans and other mortgage-related receivables (including Servicing Receivables and MSRs but excluding Residual Interests and net interest margin securities) purchased or originated by the Company or any Restricted Subsidiary of the Company or, with respect to Servicing Receivables and MSRs, otherwise arising in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with clauses (1), (4), (13), (16), (17), (28) or (30) of the definition of Permitted Indebtedness or incurred pursuant to the second paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”), and in each case that does not:

(1)	result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (or, if such Refinancing Indebtedness is issued with original issue discount, the aggregate issue price of such Indebtedness is not more than the aggregate principal amount of Indebtedness being refinanced) (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable tender premiums, as determined in good faith by the Company, defeasance costs, accrued interest and fees and expenses incurred by the Company in connection with such Refinancing and amounts of Indebtedness otherwise permitted to be incurred under the Indenture); or

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(2)	create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or a scheduled final maturity earlier than the scheduled final maturity of the Indebtedness being Refinanced;

provided that (i) (a) if the Indebtedness being Refinanced is Indebtedness of the Company or a Guarantor, such Indebtedness that is incurred is incurred by the Company or any Guarantor or (b) if the Indebtedness being Refinanced is Indebtedness of a Restricted Subsidiary that is not a Guarantor, such Indebtedness that is incurred is incurred by the Company or any Restricted Subsidiary, and (ii) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Note Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Note Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the original notes dated as of the Issue Date among the Company and the Barclays Capital Inc, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC.

“REO Asset” of a Person means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Servicing Advance or loans and other mortgage-related receivables.

“Required Asset Sale” means any Asset Sale that is a result of a repurchase right or obligation or a mandatory sale right or obligation related to (i) MSRs, (ii) pools or portfolios of MSRs, or (iii) the Capital Stock of any Person that holds MSRs or pools or portfolios of MSRs, which rights or obligations are either in existence on the Issue Date (or substantially similar in nature to such rights or obligations in existence on the Issue Date) or pursuant to the guidelines or regulations of a Specified Government Entity.

“Residential Mortgage Loan” means any residential mortgage loan, manufactured housing installment sale contract and loan agreement, home equity loan, home improvement loan, consumer installment sale contract or similar loan evidenced by a Residential Mortgage Note, and any installment sale contract, loan contract or chattel paper.

“Residential Mortgage Note” means a promissory note, bond or similar instrument evidencing indebtedness of an obligor under a Residential Mortgage Loan, including, without limitation, all related security interests and any and all rights to receive payments due thereunder.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Restricted Subsidiary secured by Residual Interests.

“Residual Interests” means any residual, subordinated, reserve accounts and retained ownership interest held by the Company or a Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts and/or MSR Facility Trusts, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context requires otherwise, any reference herein to a “Restricted Subsidiary” or “Restricted Subsidiaries” shall mean each direct and indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means any Indebtedness secured by a Lien upon the property of the Company or any of its Restricted Subsidiaries (regardless of the Realizable Value of such property), but including, for purposes of the Secured Leverage Ratio, only Corporate Indebtedness secured by a Lien.

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“Secured Leverage Ratio” means, on any date of determination, the ratio of (i) Secured Debt on such date to (ii) Consolidated Adjusted EBITDA for the Four Quarter Period for which internal financial statements are available ending prior to such date (the “Calculation Date”).

In addition, for purposes of calculating the Secured Leverage Ratio, “Consolidated Adjusted EBITDA” shall be calculated on a pro forma basis with adjustments, to the extent applicable, as set forth under the definition of “Fixed Charge Coverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization” means a public or private transfer, sale or financing of (i) Servicing Advances, (ii) MSRs, (iii) mortgage loans, (iv) installment contracts, (v) deferred servicing fees, (vi) warehouse loans secured by mortgage loans, (vii) mortgage related securities, including interest only securities and/or (viii) other loans and other similar assets (or any interests in any of the foregoing) and any other asset capable of being securitized, (clauses (i) – (viii) above, collectively, the “Securitization Assets”) by which the Company or any of its Restricted Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including, without limitation, any such transaction involving the sale of specified Securitization Assets to a Securitization Entity.

“Securitization Assets” has the meaning specified in the definition of “Securitization.”

“Securitization Entity” means (i) any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor and (iii) any special purpose Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor other than under Credit Enhancement Agreements.

“Securitization Indebtedness” means (i) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings and (ii) any Indebtedness consisting of advances made to the Company or any of its Restricted Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Company or any of its Restricted Subsidiaries.

“Servicing Advance Facility” means any funding arrangement with lenders collateralized in whole or in part by Servicing Advances under which advances are made to the Company or any of its Restricted Subsidiaries based on such collateral.

“Servicing Advances” means the right to be reimbursed for advances made by the Company or any of its Restricted Subsidiaries in its capacity as servicer or any predecessor servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Company or any of its Restricted Subsidiaries otherwise advances in its capacity as servicer or any predecessor servicer pursuant to any Servicing Agreement.

“Servicing Agreements” means any servicing agreements (including whole loan servicing agreements for portfolios of whole mortgage loans), pooling and servicing agreements, interim servicing agreements and other servicing agreements, and any other agreement governing the rights, duties and obligations of either the Company or any Restricted Subsidiary, as a servicer, under such servicing agreements, including the servicing guide of any Specified Government Entities, as a servicer, under such servicing agreements (including for the avoidance of doubt, any agreements related to primary servicing, sub-servicing, special servicing and master servicing).

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“Servicing Receivables” means rights to collections under mortgage-related receivables, or other rights to reimbursement of Servicing Advances that the Company or a Restricted Subsidiary of the Company has made in the ordinary course of business and on customary industry terms.

“Share Repurchase” means the repurchase by the Company or any of its Restricted Subsidiaries of shares of the Company’s Common Stock with the proceeds of the Notes offered hereby.

“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02 of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.

“Specified Government Entities” means the Federal Housing Administration, Veterans Administration, Ginnie Mae, Fannie Mae, Freddie Mac or other similar governmental agencies or government sponsored programs.

“Specified Transactions” shall mean (a) the Share Repurchase and (b) the payment of related fees and expenses.

“Subsidiary,” with respect to any Person, means:

(1)	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or
(2)	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Indebtedness and other Indebtedness that is not recourse to the Company or any Restricted Subsidiary or any of their assets;
(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

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“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note and/or other security issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase, origination or funding by the Company or a Restricted Subsidiary of the Company of, provide funding to the Company or a Restricted Subsidiary of the Company through the transfer of, loans, mortgage-related securities (and related MSRs) and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, (ii) finance the funding of or refinance Servicing Advances; or (iii) finance or refinance the carrying of REO Assets related to loans and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company; provided that such purchase, origination, pooling, funding refinancing and carrying is in the ordinary course of business.

“Warehouse Facility Trusts” means any Person (whether or not a Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with a Warehouse Facility, which notes and securities are backed by (i) specified loans, mortgage-related securities and other mortgage-related receivables purchased by, and/or contributed to, such Person from the Company or any Restricted Subsidiary of the Company; (ii) specified Servicing Advances purchased by, and/or contributed to, such Person from the Company or any other Restricted Subsidiary of the Company; or (iii) the carrying of REO Assets related to loans and other mortgage-related receivables purchased by, and/or contributed to, such Person or any Restricted Subsidiary of the Company.

“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility; provided that the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

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BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Initially, ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the new notes.

Payments of the principal of, and premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the new notes.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC reserves the right to exchange the Global Notes for Certificated Securities (as defined below), which it will distribute to its participants.

221

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary within 30 days of such notice;
•	we determine in our sole discretion at any time not to have all of the new notes represented by Global Notes; or
•	there shall have occurred and be continuing an event of default with respect to the new notes under the indenture.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the new notes will be limited to such extent.

222

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences relevant to the exchange of original notes for new notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects of the exchange offer. The discussion does not consider the aspects of the ownership and disposition of the original notes or the new notes. A discussion of the U.S. federal income tax consequences of holding and disposing of the new notes is contained in the prospectus with respect to the original notes. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This summary is based upon provisions of the Internal Revenue Code of 1986, or the Code, applicable regulations, published positions of the Internal Revenue Service, or the IRS, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the IRS will not take a different position concerning the U.S. federal income tax consequences of the exchange of old notes for new notes described below or that any such position would not be sustained. We have not sought and will not seek a ruling from the IRS on any of the matters discussed below.

The summary applies only to holders that exchange original notes for new notes pursuant to the exchange offer. Furthermore, the following summary deals only with notes held as capital assets and does not apply to special classes of holders, such as:

•	Dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, and insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;
•	“Passive foreign investment companies,” “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	Persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction, a straddle, or other risk reduction strategy;
•	Persons whose functional currency is not the U.S. dollar;
•	Certain former citizens or residents of the United States; or
•	Tax exempt organizations.

Persons considering exchanging original notes for new notes pursuant to this exchange offer should consult their own tax advisors concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations.

The exchange of original notes for the new notes under the terms of the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result:

•	A holder should not recognize taxable gain or loss as a result of exchanging original notes for the new notes under the terms of the exchange offer;
•	The holder’s holding period of the new notes should include the holding period of the original notes exchanged for the new notes; and
•	A holder’s adjusted tax basis in the new notes should be the same as the adjusted tax basis, immediately before the exchange, of the original notes exchanged for the new notes.

223

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such new notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer new notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of new notes received in exchange for original notes in the exchange offer, where such original notes were acquired as a result of market making activities or other trading activities and may be used by us to purchase any original notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                            , 2015, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the accompanying letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

224

LEGAL MATTERS

The validity of the new notes will be passed upon by Mayer Brown LLP.

EXPERTS

The consolidated financial statements as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 of Ocwen Financial Corporation and subsidiaries included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are included herein (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to certain challenges and uncertainties facing the Company that could have a significant adverse effects on its business and (2) express an unqualified opinion on the effectiveness of its internal control over financial reporting). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-13219). We also filed a registration statement on Form S-4, including exhibits, under the Securities Act of 1933 with respect to the new notes offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

You may request a copy of any of our filings, at no cost, by request directed to us at the following address or telephone number:

Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attention: Shareholder Relations
Telephone: (561) 682-8000

You can also find these filings on our website at www.ocwen.com. However, we are not incorporating the information on our website into this prospectus.

You should not assume that the information in this prospectus and/or other offering material is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

225

OCWEN FINANCIAL CORPORATION

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	September 30, 2015	December 31, 2014
Assets
Cash	$458,674	$129,473
Mortgage servicing rights ($787,344 and $93,901 carried at fair value)	1,153,295	1,913,992
Advances	517,378	893,914
Match funded advances	1,955,618	2,409,442
Loans held for sale ($235,909 and $401,120 carried at fair value)	526,972	488,612
Loans held for investment - reverse mortgages, at fair value	2,319,515	1,550,141
Receivables, net	361,572	270,596
Deferred tax assets, net	63,866	76,987
Premises and equipment, net	44,885	43,310
Other assets ($18,551 and $7,335 carried at fair value)	609,279	490,811
Total assets	$8,011,054	$8,267,278

Liabilities and Equity
Liabilities
Match funded liabilities	$1,589,846	$2,090,247
Financing liabilities ($2,789,663 and $2,058,693 carried at fair value)	2,953,518	2,258,641
Other secured borrowings	1,001,070	1,733,691
Senior unsecured notes	350,000	350,000
Other liabilities	1,036,165	793,534
Total liabilities	6,930,599	7,226,113

Commitments and Contingencies (Notes 19 and 20)

Equity
Ocwen Financial Corporation (Ocwen) stockholders’ equity
Common stock, $.01 par value; 200,000,000 shares authorized; 125,390,482 and 125,215,615 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	1,254	1,252
Additional paid-in capital	527,622	515,194
Retained earnings	550,373	530,361
Accumulated other comprehensive loss, net of income taxes	(1,886)	(8,413)
Total Ocwen stockholders’ equity	1,077,363	1,038,394
Non-controlling interest in subsidiaries	3,092	2,771
Total equity	1,080,455	1,041,165
Total liabilities and equity	$8,011,054	$8,267,278

The accompanying notes are an integral part of these unaudited consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue
Servicing and subservicing fees	$360,017	$465,964	$1,203,541	$1,448,096
Gain on loans held for sale, net	27,298	27,218	116,934	110,041
Other revenues	17,631	20,516	58,166	59,896
Total revenue	404,946	513,698	1,378,641	1,618,033

Expenses
Compensation and benefits	102,612	99,879	313,599	316,118
Amortization of mortgage servicing rights	18,108	60,783	88,188	186,075
Servicing and origination	101,545	49,739	255,905	129,473
Technology and communications	37,182	44,261	117,793	121,234
Professional services	62,428	160,704	191,728	212,745
Occupancy and equipment	31,043	24,697	85,530	82,504
Other	34,808	14,976	65,593	101,547
Total expenses	387,726	455,039	1,118,336	1,149,696

Other income (expense)
Interest income	5,693	6,593	16,306	17,472
Interest expense	(118,313)	(133,049)	(362,606)	(409,129)
Gain on sale of mortgage servicing rights	41,246	—	97,958	—
Gain on extinguishment of debt	—	—	—	2,609
Other, net	(1,764)	(4,469)	(12,552)	(2,675)
Total other expense, net	(73,138)	(130,925)	(260,894)	(391,723)

Income (loss) before income taxes	(55,918)	(72,266)	(589)	76,614
Income tax expense	10,832	2,992	21,866	24,374
Net income (loss)	(66,750)	(75,258)	(22,455)	52,240
Net income attributable to non-controlling interests	(119)	(123)	(321)	(165)
Net income (loss) attributable to Ocwen stockholders	(66,869)	(75,381)	(22,776)	52,075
Preferred stock dividends	—	—	—	(1,163)
Deemed dividends related to beneficial conversion feature of preferred stock	—	(808)	—	(1,639)
Net income (loss) attributable to Ocwen common stockholders	$(66,869)	$(76,189)	$(22,776)	$49,273

Earnings (loss) per share attributable to Ocwen common stockholders
Basic	$(0.53)	$(0.58)	$(0.18)	$0.37
Diluted	$(0.53)	$(0.58)	$(0.18)	$0.36

Weighted average common shares outstanding
Basic	125,383,639	130,551,197	125,322,742	133,318,381
Diluted	125,383,639	130,551,197	125,322,742	136,881,326

The accompanying notes are an integral part of these unaudited consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$(66,750)	$(75,258)	$(22,455)	$52,240

Other comprehensive income, net of income taxes:
Reclassification adjustment for losses on cash flow hedges included in net income (1)	494	384	6,527	1,362
Other	—	2	—	5
Total other comprehensive income, net of income taxes	494	386	6,527	1,367

Comprehensive income (loss)	(66,256)	(74,872)	(15,928)	53,607
Comprehensive income attributable to non-controlling interests	(119)	(123)	(321)	(165)
Comprehensive income (loss) attributable to Ocwen stockholders	$(66,375)	$(74,995)	$(16,249)	$53,442

(1)
Net of tax expense of $0.4 million and $0.2 million for the nine months ended September 30, 2015 and 2014, respectively. These losses are reclassified to Other, net in the Unaudited Consolidated Statements of Operations.

The accompanying notes are an integral part of these unaudited consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Dollars in thousands)

	Ocwen Stockholders
	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Taxes	Non-controlling Interest in Subsidiaries	Total
	Shares	Amount
Balance at December 31, 2014	125,215,615	$1,252	$515,194	$530,361	$(8,413)	$2,771	$1,041,165
Net income (loss)	—	—	—	(22,776)	—	321	(22,455)
Cumulative effect of fair value election - Mortgage servicing rights, net of income taxes	—	—	—	42,788	—	—	42,788
Exercise of common stock options	85,173	1	508	—	—	—	509
Equity-based compensation and other	89,694	1	11,920	—	—	—	11,921
Other comprehensive income, net of income taxes	—	—	—	—	6,527	—	6,527
Balance at September 30, 2015	125,390,482	$1,254	$527,622	$550,373	$(1,886)	$3,092	$1,080,455

Balance at December 31, 2013	135,176,271	$1,352	$818,427	$1,002,963	$(10,151)	$—	$1,812,591
Net income	—	—	—	52,075	—	165	52,240
Preferred stock dividends ($18.75 per share)	—	—	—	(1,163)	—	—	(1,163)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	(1,639)	—	—	(1,639)
Conversion of preferred stock	1,950,296	20	61,980	—	—	—	62,000
Repurchase of common stock	(9,920,649)	(99)	(325,510)	—	—	—	(325,609)
Exercise of common stock options	244,000	2	1,036	—	—	—	1,038
Equity-based compensation and other	17,887	—	11,092	—	—	—	11,092
Non-controlling interest in connection with acquisition of controlling interest in Ocwen Structured Investments, LLC	—	—	—	—	—	2,526	2,526
Other comprehensive income, net of income taxes	—	—	—	—	1,367	—	1,367
Balance at September 30, 2014	127,467,805	$1,275	$567,025	$1,052,236	$(8,784)	$2,691	$1,614,443

The accompanying notes are an integral part of these unaudited consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Nine Months Ended September 30,
	2015	2014

Cash flows from operating activities
Net income (loss)	$(22,455)	$52,240
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of mortgage servicing rights	88,188	186,075
Loss on valuation of mortgage servicing rights, at fair value	73,257	13,147
Impairment of mortgage servicing rights	25,052	—
Gain on sale of mortgage servicing rights	(97,958)	—
Realized and unrealized losses on derivative financial instruments	8,529	1,955
Provision for bad debts	25,272	49,583
Depreciation	13,467	16,601
Amortization of debt issuance costs	10,385	3,754
Gain on extinguishment of debt	—	(2,609)
(Gain) loss on sale of fixed assets	(1,095)	2,093
Decrease in deferred tax assets, net	5,700	35,884
Equity-based compensation expense	5,130	9,372
Gain on loans held for sale, net	(116,934)	(110,041)
Origination and purchase of loans held for sale	(3,713,311)	(6,007,152)
Proceeds from sale and collections of loans held for sale	3,935,420	6,013,059
Changes in assets and liabilities:
Decrease in advances and match funded advances	491,654	236,688
Increase in receivables and other assets, net	(1,899)	(11,806)
Increase in other liabilities	30,726	46,243
Other, net	14,866	23,929
Net cash provided by operating activities	773,994	559,015

Cash flows from investing activities
Origination of loans held for investment – reverse mortgages	(781,002)	(565,670)
Principal payments received on loans held for investment - reverse mortgages	105,520	56,193
Purchase of mortgage servicing rights, net	(10,055)	(19,395)
Proceeds from sale of mortgage servicing rights	598,059	287
Acquisition of advances in connection with the purchase of mortgage servicing rights	—	(84,373)
Acquisition of advances in connection with the purchase of loans	—	(60,482)
Proceeds from sale of advances and match funded advances	285,938	—
Additions to premises and equipment	(18,335)	(7,716)
Proceeds from sale of premises and equipment	4,758	22
Cash paid to acquire ResCap Servicing Operations (a component of Residential Capital, LLC)	—	(54,220)
Net cash paid to acquire controlling interest in Ocwen Structured Investments, LLC	—	(7,834)
Distributions of capital from unconsolidated entities	—	6,572
Other	4,082	4,248
Net provided by (used in) investing activities	188,965	(732,368)

Cash flows from financing activities
Repayment of match funded liabilities	(500,401)	(329,175)
Proceeds from other secured borrowings	5,647,016	4,352,495
Repayments of other secured borrowings	(6,572,601)	(4,532,029)
Proceeds from issuance of senior unsecured notes	—	350,000
Payment of debt issuance costs	(18,610)	(6,835)
Proceeds from sale of mortgage servicing rights accounted for as a financing	—	123,551
Proceeds from sale of loans accounted for as a financing	803,924	572,031
Proceeds from sale of advances accounted for as a financing	—	88,095
Repurchase of common stock	—	(325,609)
Payment of preferred stock dividends	—	(1,163)
Proceeds from exercise of common stock options	413	1,176
Other	6,501	1,467
Net cash (used in) provided by financing activities	(633,758)	294,004

Net increase in cash	329,201	120,651
Cash at beginning of year	129,473	178,512
Cash at end of period	$458,674	$299,163

Supplemental non-cash investing and financing activities
Transfer of loans held for sale to loans held for investment	$—	$110,874

The accompanying notes are an integral part of these unaudited consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015
(Dollars in thousands, except per share data and unless otherwise indicated)

Note 1 – Description of Business and Basis of Presentation
Organization
Ocwen Financial Corporation (NYSE: OCN) (Ocwen, we, us and our) is a financial services holding company which, through its subsidiaries, is engaged in the servicing and origination of mortgage loans. Effective October 1, 2015, Ocwen designated its office in West Palm Beach, Florida as corporate headquarters. Previously our office in Atlanta, Georgia was designated as headquarters. We have offices located throughout the United States (U.S.) and in the United States Virgin Islands (USVI) with support operations in India and the Philippines. Ocwen is a Florida corporation organized in February 1988.
Ocwen owns all of the common stock of its primary operating subsidiary, Ocwen Mortgage Servicing, Inc. (OMS), and directly or indirectly owns all of the outstanding stock of its other primary operating subsidiaries: Ocwen Loan Servicing, LLC (OLS), Ocwen Financial Solutions Private Limited, Homeward Residential, Inc. (Homeward), and Liberty Home Equity Solutions, Inc. (Liberty).
We perform primary and master servicer activities on behalf of investors and other servicers, including the Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac) (collectively, the GSEs), the Government National Mortgage Association (Ginnie Mae) and private-label securitizations (non-Agency). As primary servicer, we may be required to make certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as advances of principal and interest payments before collecting them from borrowers. As master servicer, we collect mortgage payments from primary servicers and distribute the funds to investors in the mortgage-backed securities. To the extent the primary servicer does not advance the scheduled principal and interest, as master servicer we are responsible for advancing the shortfall subject to certain limitations.
We originate, purchase, sell and securitize conventional (conforming to the underwriting standards of Fannie Mae or Freddie Mac; collectively referred to as Agency loans) and government insured (Federal Housing Authority (FHA) or Department of Veterans Affairs (VA)) forward and reverse mortgages. The GSEs or Ginnie Mae guarantee these mortgage securitizations.
Note 1A — Business Environment
Our business has been facing certain challenges and uncertainties, including with respect to the potential impact on us of any regulatory actions against us, downgrades in our third-party servicer ratings or any failure to maintain sufficient liquidity or comply with the covenants in our debt agreements.
We believe that we have made significant progress over the course of 2015 addressing the challenges and uncertainties that our business has been facing. We have largely completed executing on our strategic plan to sell a significant portion of our Agency MSRs, completing sales of approximately $89 billion unpaid principal balance (UPB) of Agency MSRs from which we expect to receive proceeds of approximately $642 million, subject in each case to necessary approvals and the satisfaction of closing conditions. The majority of proceeds received to date have been used to make $561.6 million of prepayments under our Senior Secured Term Loan (SSTL), which has significantly reduced our leverage.
During 2015, we have successfully renewed, refinanced, replaced or extended all of our servicing advance facilities and mortgage loan warehouse facilities prior to their scheduled maturity dates to the extent we have deemed necessary to maintain adequate liquidity. On September 18, 2015, we refinanced an existing $1.8 billion servicing advance facility. The amortization date was extended to September 2016 and the maximum borrowing capacity was reduced to $1.7 billion.
On October 16, 2015, we entered into an amendment to the SSTL facility agreement. Effective as of October 20, 2015, the amendment, among other things (1) removed, until the quarter ending June 30, 2017, the interest coverage and corporate leverage ratio financial covenants; (2) expanded our ability to exclude certain assets from the collateral securing the SSTL to the extent necessary to meet regulatory minimum net worth requirements; (3) increased our ability to make certain permitted investments; and (4) established a requirement that we use 100.0% of the net cash proceeds from future asset sales permitted under the general asset sale basket to prepay the SSTL.
Note 1B - Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in conformity with the instructions of the Securities and Exchange Commission (SEC) to Form 10-Q and SEC Regulation S-X, Article 10, Rule 10-01 for interim financial statements. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (GAAP) for complete financial statements. In our opinion, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations and other data for the three and nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 2015. The unaudited consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014.
Reclassifications
Within the Other income (expense) section of the Unaudited Consolidated Statements of Operations for the three and nine months ended September 30, 2014, we reclassified Interest income from Other, net to a separate line item to conform to the current year presentation.
Certain insignificant amounts in the Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2014 have been reclassified to conform to the current year presentation. These reclassifications had no impact on our consolidated cash flows from operating, investing or financing activities.
Use of Estimates and Assumptions
The preparation of financial statements in conformity with GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the related disclosures in the accompanying notes. Such estimates and assumptions include, but are not limited to, those that relate to fair value measurements, the provision for potential losses that may arise from litigation proceedings, and representation and warranty and other indemnification obligations. In developing estimates and assumptions, management uses all available information; however, actual results could materially differ from those estimates and assumptions.
Income Taxes
In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 270, Interim Financial Reporting, and ASC 740-270, Income Taxes — Interim Reporting, at the end of each interim period, we are required to determine the best estimate of our annual effective tax rate and then apply that rate to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items) in providing for income taxes on an interim period. However, in certain circumstances where we are unable to make a reliable estimate of the annual effective tax rate, ASC 740-270 allows the actual effective tax rate for the interim period to be used in the interim period. For the three months ended September 30, 2015, we calculated an estimate of our annual effective rate for the year and applied that rate to our pre-tax “ordinary” income or loss for the nine months ended September 30, 2015.
Recently Issued Accounting Standards
Business Combinations: Pushdown Accounting - Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115 (ASU 2015-08)
In May 2015, the FASB issued Accounting Standards Update (ASU) 2015-08, which removes references to the SEC’s Staff Accounting Bulletin (SAB) Topic 5.J on pushdown accounting from ASC 805-50, thereby conforming the FASB’s guidance on pushdown accounting with the SEC’s guidance on this topic. The SEC’s issuance of SAB No. 115 had superseded the guidance in SAB Topic 5.J in connection with the FASB’s November 2014 release of ASU 2014-17. ASU 2015-08 became effective for us upon issuance.
Our adoption of ASU 2015-08 on May 11, 2015 did not have a material impact on our consolidated financial condition or results of operations.
Revenue from Contracts with Customers: Deferral of the Effective Date (ASU 2015-14)
In August 2015, the FASB issued Accounting Standards Update (ASU) 2015-14, which defers the effective date of ASU 2014-09, “Revenue from Contracts with Customers”, by one year. In May 2014, the FASB issued ASU 2014-09 to clarify the principles for recognizing revenue and to develop a common revenue standard.
As a result of the issuance of ASU 2015-14, ASU 2014-09 will now be effective for us on January 1, 2018, with early application permitted as of the annual reporting period beginning on January 1, 2017, including interim reporting periods within that reporting period. We are currently evaluating the effect of adopting this standard.

Interest -- Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements -- Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting (ASU 2015-15)
In August 2015, the FASB issued Accounting Standards Update (ASU) 2015-15, which clarifies ASU 2015-03, “Interest -- Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs”, by providing guidance regarding the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. Given the absence of authoritative guidance on this matter, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on that line-of-credit arrangement.
The issuance of ASU 2015-15 does not change the effective date of ASU 2015-03. ASU 2015-03 will be effective for us on January 1, 2016, with early adoption permitted for financial statements that have not been previously issued. We are currently evaluating the effect of adopting this standard.
Note 2 – Securitizations and Variable Interest Entities
We securitize, sell and service forward and reverse residential mortgage loans and regularly transfer financial assets in connection with asset-backed financing arrangements. We have aggregated these securitizations and asset-backed financing arrangements into two groups: (1) securitizations of residential mortgage loans and (2) financings of advances on loans serviced for others.
We have determined that the special purpose entities (SPEs) created in connection with our match funded advance financing facilities are variable interest entities (VIEs) for which we are the primary beneficiary.
Securitizations of Residential Mortgage Loans
Currently, we securitize forward and reverse residential mortgage loans involving the GSEs and Ginnie Mae and loans insured by the FHA or VA. We retain the right to service these loans and receive servicing fees based upon the securitized loan balances and certain ancillary fees, all of which are reported in Servicing and subservicing fees in the Unaudited Consolidated Statements of Operations.
Transfers of Forward Loans
We sell or securitize forward loans that we originate or that we purchase from third parties, generally in the form of mortgage-backed securities guaranteed by the GSEs or Ginnie Mae. Securitization usually occurs within 30 days of loan closing or purchase. We retain the servicing rights associated with the transferred loans and receive a servicing fee for services provided. We act only as a fiduciary and do not have a variable interest in the securitization trusts. As a result, we account for these transactions as sales upon transfer.
We report the gain or loss on the transfer of the loans held for sale in Gain on loans held for sale, net in the Unaudited Consolidated Statements of Operations along with the changes in fair value of the loans and the gain or loss on any related derivatives. We include all changes in loans held for sale and related derivative balances in operating activities in the Unaudited Consolidated Statements of Cash Flows.
The following table presents a summary of cash flows received from and paid to securitization trusts related to transfers accounted for as sales that were outstanding during the three and nine months ended September 30:

	Three Months		Nine Months
	2015	2014	2015	2014
Proceeds received from securitizations	$1,478,142	$1,369,468	$3,964,866	$4,346,991
Servicing fees collected	5,973	10,840	25,066	25,174
Purchases of previously transferred assets, net of claims reimbursed	1,512	2,237	2,408	2,237
	$1,485,627	$1,382,545	$3,992,340	$4,374,402
In connection with these transfers, we retained MSRs of $9.5 million and $27.8 million during the three and nine months ended September 30, 2015, respectively, and $10.7 million and $32.1 million during the three and nine months ended September 30, 2014, respectively. We initially record the MSRs at fair value and subsequently account for them at amortized cost.

Certain obligations arise from the agreements associated with our transfers of loans. Under these agreements, we may be obligated to repurchase the loans, or otherwise indemnify or reimburse the investor or insurer for losses incurred due to material breach of contractual representations and warranties.
The following table presents the carrying amounts of our assets that relate to our continuing involvement with forward loans that we have transferred with servicing rights retained as well as our maximum exposure to loss including the UPB of the transferred loans at the dates indicated:

	September 30, 2015	December 31, 2014
Carrying value of assets:
Mortgage servicing rights, at amortized cost	$45,064	$82,542
Mortgage servicing rights, at fair value	226	2,840
Advances and match funded advances	21,686	1,236
UPB of loans transferred (1)	6,811,864	9,353,187
Maximum exposure to loss	$6,878,840	$9,439,805

(1)	The UPB of the loans transferred is the maximum exposure to loss under our standard representations and warranties obligations.
At September 30, 2015 and December 31, 2014, 8.1% and 5.1%, respectively, of the transferred residential loans that we service were 60 days or more past due. During the three and nine months ended September 30, 2015, there were no charge-offs, net of recoveries, associated with these transferred loans.
Transfers of Reverse Mortgages
We are an approved issuer of Ginnie Mae Home Equity Conversion Mortgage-Backed Securities (HMBS) that are guaranteed by Ginnie Mae. We originate Home Equity Conversion Mortgages (HECMs, or reverse mortgages) that are insured by the FHA. We then pool the loans into HMBS that we sell into the secondary market with servicing rights retained. We have determined that loan transfers in the HMBS program do not meet the definition of a participating interest because of the servicing requirements in the product that require the issuer/servicer to absorb some level of interest rate risk, cash flow timing risk and incidental credit risk. As a result, the transfers of the HECMs do not qualify for sale accounting, and therefore, we account for these transfers as financings. Under this accounting treatment, the HECMs are classified as Loans held for investment - reverse mortgages, at fair value, on our Unaudited Consolidated Balance Sheets. We record the proceeds from the transfer of assets as secured borrowings (HMBS-related borrowings) in Financing liabilities and recognize no gain or loss on the transfer. Holders of participating interests in the HMBS have no recourse against the assets of Ocwen, except for standard representations and warranties and our contractual obligation to service the HECMs and the HMBS.
We have elected to measure the HECMs and HMBS-related borrowings at fair value. The changes in fair value of the HECMs and HMBS-related borrowings are included in Other revenues in our Unaudited Consolidated Statements of Operations. Included in net fair value gains on the HECMs and related HMBS borrowings are the interest income that we expect to be collected on the HECMs and the interest expense that we expect to be paid on the HMBS-related borrowings. We report originations and collections of HECMs in investing activities in the Unaudited Consolidated Statements of Cash Flows. We report net fair value gains on HECMs and the related HMBS borrowings as an adjustment to the net cash provided by or used in operating activities in the Unaudited Consolidated Statements of Cash Flows. Proceeds from securitizations of HECMs and payments on HMBS-related borrowings are included in financing activities in the Unaudited Consolidated Statements of Cash Flows.
At September 30, 2015 and December 31, 2014, we had HMBS-related borrowings of $2.2 billion and $1.4 billion and HECMs pledged as collateral to the pools of $2.3 billion and $1.6 billion, respectively.
Financings of Advances on Loans Serviced for Others
Match funded advances on loans serviced for others result from our transfers of residential loan servicing advances to SPEs in exchange for cash. We consolidate these SPEs because we have determined that Ocwen is the primary beneficiary of the SPE. These SPEs issue debt supported by collections on the transferred advances, and we refer to this debt as Match funded liabilities.
We make the transfers to these SPEs under the terms of our advance financing facility agreements. We classify the transferred advances on our Unaudited Consolidated Balance Sheets as Match funded advances and the related liabilities as Match funded liabilities. The SPEs use collections of the pledged advances to repay principal and interest and to pay the expenses of the SPE. Holders of the debt issued by these entities can look only to the assets of the SPE for satisfaction of the debt, and the debt is not recourse to Ocwen. The assets and liabilities of the advance financing SPEs are comprised solely of Match funded advances, Debt service accounts, Match funded liabilities and amounts due to affiliates. Amounts due to affiliates are eliminated in consolidation in our Unaudited Consolidated Balance Sheets.
Note 3 – Fair Value
Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels whereby the highest priority is given to Level 1 inputs and the lowest to Level 3 inputs.

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level 2:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	Unobservable inputs for the asset or liability.
We classify assets in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts and the estimated fair values of our financial instruments and certain of our nonfinancial assets measured at fair value on a recurring or non-recurring basis or disclosed, but not carried, at fair value are as follows at the dates indicated:

		September 30, 2015		December 31, 2014
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Loans held for sale:
Loans held for sale, at fair value (a)	2	$235,909	$235,909	$401,120	$401,120
Loans held for sale, at lower of cost or fair value (b)	3	291,063	291,063	87,492	87,492
Total Loans held for sale		$526,972	$526,972	$488,612	$488,612
Loans held for investment - Reverse mortgages, at fair value (a)	3	$2,319,515	$2,319,515	$1,550,141	$1,550,141
Advances and match funded advances (c)	3	2,472,996	2,472,996	3,303,356	3,303,356
Receivables, net (c)	3	361,572	361,572	270,596	270,596
Mortgage-backed securities, at fair value (a)	3	8,541	8,541	7,335	7,335

Financial liabilities:
Match funded liabilities (c)	3	$1,589,846	$1,589,901	$2,090,247	$2,090,247
Financing liabilities:
HMBS-related borrowings, at fair value (a)	3	$2,229,604	$2,229,604	$1,444,252	$1,444,252
Financing liability - MSRs pledged (a)	3	560,059	560,059	614,441	614,441
Other (c)	3	163,855	144,725	199,948	189,648
Total Financing liabilities		$2,953,518	$2,934,388	$2,258,641	$2,248,341
Other secured borrowings:
Senior secured term loan (c)	2	$702,918	$702,397	$1,273,219	$1,198,227
Other (c)	3	298,152	298,152	460,472	460,472
Total Other secured borrowings		$1,001,070	$1,000,549	$1,733,691	$1,658,699

Senior unsecured notes (c)	2	$350,000	$321,563	$350,000	$321,563

Derivative financial instruments assets (liabilities) (a):
Interest Rate Lock Commitments (IRLCs)	2	$10,010	$10,010	$6,065	$6,065
Forward MBS trades	1	(3,438)	(3,438)	(2,854)	(2,854)
Interest rate caps	3	1,501	1,501	567	567

MSRs:
MSRs, at fair value (a)	3	$787,344	$787,344	$93,901	$93,901
MSRs, at amortized cost (c) (d)	3	365,951	404,533	1,820,091	2,237,703
Total MSRs		$1,153,295	$1,191,877	$1,913,992	$2,331,604

(a)	Measured at fair value on a recurring basis.

(b)	Measured at fair value on a non-recurring basis.

(c)	Disclosed, but not carried, at fair value.

(d)
The balance at September 30, 2015 includes our impaired government-insured stratum of amortization method MSRs, which is measured at fair value on a non-recurring basis. The carrying value of this stratum at September 30, 2015 was $144.2 million, net of a valuation allowance of $25.1 million.

The following tables present a reconciliation of the changes in fair value of Level 3 assets and liabilities that we measure at fair value on a recurring basis for the three and nine months ended September 30, 2015 and 2014.

	Loans Held for Investment - Reverse Mortgages	HMBS-Related Borrowings	Mortgage-Backed Securities	Financing Liability - MSRs Pledged	Derivatives	MSRs	Total
Three months ended September 30, 2015
Beginning balance	$2,097,192	$(1,987,998)	$8,157	$(581,219)	$155	$814,450	$350,737
Purchases, issuances, sales and settlements:
Purchases	—	—	—	—	2,084	—	2,084
Issuances	250,600	(271,068)	—	—	—	—	(20,468)
Sales	—	—	—	—	—	(2,329)	(2,329)
Settlements	(41,582)	43,725	—	21,160	—	—	23,303
	209,018	(227,343)	—	21,160	2,084	(2,329)	2,590
Total realized and unrealized gains and (losses):
Included in earnings	13,305	(14,263)	384	—	(738)	(24,777)	(26,089)
Included in Other comprehensive income	—	—	—	—	—	—	—
	13,305	(14,263)	384	—	(738)	(24,777)	(26,089)
Transfers in and / or out of Level 3	—	—	—	—	—	—	—
Ending balance	$2,319,515	$(2,229,604)	$8,541	$(560,059)	$1,501	$787,344	$327,238

	Loans Held for Investment - Reverse Mortgages	HMBS-Related Borrowings	Mortgage-Backed Securities	Financing Liability - MSRs Pledged	Derivatives	MSRs	Total
Three months ended September 30, 2014
Beginning balance	$1,107,626	$(1,033,712)	$7,502	$(629,579)	$97	$104,220	$(443,846)
Purchases, issuances, sales and settlements:
Purchases	—	—	—	—	—	—	—
Issuances	208,566	(190,452)	—	—	—	—	18,114
Sales	—	—	—	—		—	—
Settlements	(27,592)	12,690	—	10,724	—	(934)	(5,112)
	180,974	(177,762)	—	10,724	—	(934)	13,002
Total realized and unrealized gains and (losses):
Included in earnings	26,724	(24,620)	(124)	—	(6)	(1,338)	636
Included in Other comprehensive income	—	—	—	—	—	—	—
	26,724	(24,620)	(124)	—	(6)	(1,338)	636
Transfers in and / or out of Level 3	—	—	—	—	—	—	—
Ending balance	$1,315,324	$(1,236,094)	$7,378	$(618,855)	$91	$101,948	$(430,208)

	Loans Held for Investment - Reverse Mortgages	HMBS-Related Borrowings	Mortgage-backed Securities	Financing Liability - MSRs Pledged	Derivatives	MSRs	Total
Nine months ended September 30, 2015
Beginning balance	$1,550,141	$(1,444,252)	$7,335	$(614,441)	$567	$93,901	$(406,749)
Purchases, issuances, sales and settlements:
Purchases	—	—	—	—	2,201	—	2,201
Issuances	781,002	(803,924)	—	—	—	(1,139)	(24,061)
Transfer from MSRs carried at amortized cost	—	—	—	—	—	839,157	839,157
Sales	—	—	—	—	—	(71,318)	(71,318)
Settlements (1)	(105,505)	107,522	—	54,382	346	—	56,745
	675,497	(696,402)	—	54,382	2,547	766,700	802,724
Total realized and unrealized gains and (losses): (2)
Included in earnings	93,877	(88,950)	1,206	—	(1,613)	(73,257)	(68,737)
Included in Other comprehensive income (loss)	—	—	—	—	—	—	—
	93,877	(88,950)	1,206	—	(1,613)	(73,257)	(68,737)
Transfers in and / or out of Level 3	—	—	—	—	—	—	—
Ending Balance	$2,319,515	$(2,229,604)	$8,541	$(560,059)	$1,501	$787,344	$327,238

	Loans Held for Investment - Reverse Mortgages	HMBS-Related Borrowings	Mortgage-backed Securities	Financing Liability - MSRs Pledged	Derivatives	MSRs	Total
Nine months ended September 30, 2014
Beginning balance	$618,018	$(615,576)	$—	$(633,804)	$442	$116,029	$(514,891)
Purchases, issuances, sales and settlements:
Purchases	—	—	7,677	—	23	—	7,700
Issuances	565,670	(572,031)	—	—	—	—	(6,361)
Transfer from loans held for sale, at fair value	110,874	—	—	—	—	—	110,874
Sales	—	—	—	—	—	—	—
Settlements	(56,193)	25,725	—	14,949	—	(934)	(16,453)
	620,351	(546,306)	7,677	14,949	23	(934)	95,760
Total realized and unrealized gains and (losses):
Included in earnings	76,955	(74,212)	(299)	—	(374)	(13,147)	(11,077)
Included in Other comprehensive income (loss)	—	—	—	—	—	—	—
	76,955	(74,212)	(299)	—	(374)	(13,147)	(11,077)
Transfers in and / or out of Level 3	—	—	—	—	—	—	—
Ending balance	$1,315,324	$(1,236,094)	$7,378	$(618,855)	$91	$101,948	$(430,208)

(1)
In the event of a transfer to another party of servicing related to Rights to MSRs, we are required to reimburse New Residential Investment Corp. (NRZ) at predetermined contractual rates for the loss of servicing revenues. Settlements for Financing liability - MSRs pledged for the nine months ended September 30, 2015 includes $2.2 million of such reimbursements.

(2)	Total losses attributable to derivative financial instruments still held at September 30, 2015 were $1.3 million for the nine months ended September 30, 2015.
The methodologies that we use and key assumptions that we make to estimate the fair value of financial instruments and other assets and liabilities measured at fair value on a recurring or non-recurring basis and those disclosed, but not carried, at fair value are described below.
Loans Held for Sale
We originate and purchase residential mortgage loans that we intend to sell to the GSEs. We also own residential mortgage loans that are not eligible to be sold to the GSEs due to delinquency or other factors. Residential forward and reverse mortgage loans that we intend to sell to the GSEs are carried at fair value as a result of a fair value election. Such loans are subject to changes in fair value due to fluctuations in interest rates from the closing date through the date of the sale of the loan into the secondary market. These loans are classified within Level 2 of the valuation hierarchy because the primary component of the price is obtained from observable values of mortgage forwards for loans of similar terms and characteristics. We have the ability to access this market, and it is the market into which conventional and government-insured mortgage loans are typically sold.
We repurchase certain loans from Ginnie Mae guaranteed securitizations in connection with loan modifications and loan resolution activity as part of our contractual obligations as the servicer of the loans. These loans are classified as loans held for sale at the lower of cost or fair value, in the case of modified loans, as we expect to redeliver (sell) the loans to new Ginnie Mae guaranteed securitizations. The fair value of these loans is estimated using published forward Ginnie Mae prices. Loans repurchased in connection with loan resolution activities are modified or otherwise remediated through loss mitigation activities or are reclassified to receivables. Because these loans are insured or guaranteed by the FHA or VA, the fair value of these loans represents the net recovery value taking into consideration the insured or guaranteed claim.
For all other loans held for sale, which we report at the lower of cost or fair value, market illiquidity has reduced the availability of observable pricing data. When we enter into an agreement to sell a loan or pool of loans to an investor at a set price, we value the loan or loans at the commitment price. We base the fair value of uncommitted loans on the expected future cash flows discounted at a rate commensurate with the risk of the estimated cash flows.
Loans Held for Investment – Reverse Mortgages
We have elected to measure these loans at fair value. For transferred reverse mortgage loans that do not qualify as sales for accounting purposes, we base the fair value on the expected future cash flows discounted over the expected life of the loans at a rate commensurate with the risk of the estimated cash flows. Significant assumptions include expected prepayment and delinquency rates and cumulative loss curves. The discount rate assumption for these assets is primarily based on an assessment of current market yields on newly originated reverse mortgage loans, expected duration of the asset and current market interest rates.
The more significant assumptions used in the September 30, 2015 valuation include:

•	Life in years ranging from 6.33 to 10.22 (weighted average of 6.70);

•	Conditional repayment rate ranging from 4.85% to 53.75% (weighted average of 19.39%); and

•	Discount rate of 2.95%.
Significant increases or decreases in any of these assumptions in isolation could result in a significantly lower or higher fair value, respectively. The effects of changes in the assumptions used to value the loans held for investment are largely offset by the effects of changes in the assumptions used to value the HMBS-Related Borrowings that are associated with these loans.
Mortgage Servicing Rights
The significant components of the estimated future cash inflows for MSRs include servicing fees, late fees, float earnings and other ancillary fees. Significant cash outflows include the cost of servicing, the cost of financing servicing advances and compensating interest payments.
Third-party valuation experts generally utilize: (a) transactions involving instruments with similar collateral and risk profiles, adjusted as necessary based on specific characteristics of the asset or liability being valued; and/or (b) industry-standard modeling, such as a discounted cash flow model, in arriving at their estimate of fair value. The prices provided by the valuation experts reflect their observations and assumptions related to market activity, including risk premiums and liquidity adjustments. The models and related assumptions used by the valuation experts are owned and managed by them and, in many cases, the significant inputs used in the valuation techniques are not reasonably available to us. However, we have an internal understanding of the processes and assumptions used to develop the prices based on our ongoing due diligence, which includes regular discussions with the valuation experts. We believe that the procedures executed by the valuation experts, supported by our internal verification and analytical procedures, provide reasonable assurance that the prices used in our Unaudited Consolidated Financial Statements comply with the accounting guidance for fair value measurements and disclosures and reflect the assumptions that a market participant would use.
We evaluate the reasonableness of our third party experts’ assumptions using historical experience adjusted for prevailing market conditions. Assumptions used in the valuation of MSRs include:

•	Mortgage prepayment speeds	•	Interest rate used for computing the cost of financing servicing advances
•	Cost of servicing	•	Interest rate used for computing float earnings
•	Discount rate	•	Compensating interest expense
•	Delinquency rates	•	Collection rate of other ancillary fees
Amortized Cost MSRs
We estimate the fair value of MSRs carried at amortized cost using a process that involves either actual sale prices obtained or the use of third-party valuation experts, supported by commercially available discounted cash flow models and analysis of current market data. To provide greater price transparency to investors, we disclose actual Ocwen sale prices for orderly transactions where available in lieu of third-party valuations.
The more significant assumptions used in the September 30, 2015 valuation include:

Weighted average prepayment speed	12.67%
Weighted average delinquency rate	14.39%
Advance financing cost	5-year swap
Interest rate for computing float earnings	5-year swap
Weighted average discount rate	9.30%
Weighted average cost to service (in dollars)	$98
We perform an impairment analysis based on the difference between the carrying amount and fair value after grouping the underlying loans into the applicable strata. Our strata are defined as conventional and government-insured.
Fair Value MSRs
MSRs carried at fair value are classified within Level 3 of the valuation hierarchy. The fair value is equal to the mid-point of the range of prices provided by third-party valuation experts, without adjustment, except in the event we have a potential or completed Ocwen sale, including transactions where we have executed letters of intent, in which case the fair value of the MSRs is carried at the estimated sale price. Fair value reflects actual Ocwen sale prices for orderly transactions where available in lieu of independent third-party valuations. Our valuation process includes discussions of bid pricing with the third-party valuation experts and presumably are contemplated along with other market-based transactions in their model validation.
A change in the valuation inputs utilized by the valuation experts might result in a significantly higher or lower fair value measurement. Changes in market interest rates tend to impact the fair value for Agency MSRs via prepayment speeds by altering the borrower refinance incentive, and for Non-Agency MSRs via a market rate indexed cost of advance funding. Other key assumptions used in the valuation of these MSRs include delinquency rates and discount rates.
The primary assumptions used in the September 30, 2015 valuation include:

	Agency	Non Agency
Weighted average prepayment speed	10.80%	16.48%
Weighted average delinquency rate	1.10%	29.80%
Advance financing cost	5-year swap	1ML plus 3.5%
Interest rate for computing float earnings	5-year swap	1ML
Weighted average discount rate	9.00%	14.94%
Weighted average cost to service (in dollars)	$70	$336

Advances
We value advances at their net realizable value, which generally approximates fair value, because advances have no stated maturity, are generally realized within a relatively short period of time and do not bear interest.
Receivables
The carrying value of receivables generally approximates fair value because of the relatively short period of time between their origination and realization.
Mortgage-Backed Securities
Our subordinate and residual securities are not actively traded, and therefore, we estimate the fair value of these securities based on the present value of expected future cash flows from the underlying mortgage pools. We use our best estimate of the key assumptions we believe are used by market participants. We calibrate our internally developed discounted cash flow models for trading activity when appropriate to do so in light of market liquidity levels. Key inputs include expected prepayment rates, delinquency and cumulative loss curves and discount rates commensurate with the risks. Where possible, we use observable inputs in the valuation of our securities. However, the subordinate and residual securities in which we have invested trade infrequently and therefore have few or no observable inputs and little price transparency. Additionally, during periods of market dislocation, the observability of inputs is further reduced.
Discount rates for the subordinate and residual securities are determined based upon an assessment of prevailing market conditions and prices for similar assets. We project the delinquency, loss and prepayment assumptions based on a comparison to actual historical performance curves adjusted for prevailing market conditions.
Match Funded Liabilities
For match funded liabilities that bear interest at a rate that is adjusted regularly based on a market index, the carrying value approximates fair value. For match funded liabilities that bear interest at a fixed rate, we determine fair value by discounting the future principal and interest repayments at a market rate commensurate with the risk of the estimated cash flows. We estimate principal repayments of match funded liabilities during the amortization period based on our historical advance collection rates and taking into consideration any plans to refinance the notes.
Financing Liabilities
HMBS-Related Borrowings
We have elected to measure these borrowings at fair value. We recognize the proceeds from the transfer of reverse mortgages as a secured borrowing that we account for at fair value. These borrowings are not actively traded, and therefore, quoted market prices are not available. We determine fair value by discounting the future principal and interest repayments over the estimated life of the borrowing at a market rate commensurate with the risk of the estimated cash flows. Significant assumptions include prepayments, discount rate and borrower mortality rates for reverse mortgages. The discount rate assumption for these liabilities is based on an assessment of current market yields for newly issued HMBS, expected duration and current market interest rates.
The more significant assumptions used in the September 30, 2015 valuation include:

•	Life in years ranging from 4.85 to 10.22 (weighted average of 5.54);

•	Conditional repayment rate ranging from 4.85% to 53.75% (weighted average of 19.39%); and

•	Discount rate of 2.27%.
Significant increases or decreases in any of these assumptions in isolation would result in a significantly higher or lower fair value.
MSRs Pledged
We periodically sell the rights to receive servicing fees, excluding ancillary income, with respect to certain non-Agency MSRs (Rights to MSRs). Because we have retained legal title to the MSRs, the sales of Rights to MSRs are accounted for as financings. We initially establish the value of the Financing Liability - MSRs Pledged based on the price at which the Rights to MSRs are sold. Thereafter, the carrying value of the Financing Liability - MSRs pledged is adjusted to fair value at each reporting date. We determine fair value by applying the price of the underlying MSRs to the remaining principal balance related to the underlying MSRs. Since we have elected fair value for our portfolio of private-label MSRs, future fair value changes in the Financing Liability - MSRs Pledged will be largely offset by changes in the fair value of the related MSRs.

The more significant assumptions used in determination of the price of the underlying MSRs at September 30, 2015 include:

Weighted average prepayment speed	16.98%
Weighted average delinquency rate	30.75%
Advance financing cost	1 ML plus 3.5%
Interest rate for computing float earnings	1ML
Weighted average discount rate	14.77%
Weighted average cost to service (in dollars)	$341
Significant increases or decreases in these assumptions in isolation would result in a significantly higher or lower fair value
Secured Notes
We issued Ocwen Asset Servicing Income Series (OASIS), Series 2014-1 Notes secured by Ocwen-owned MSRs relating to Freddie Mac mortgages. We accounted for this transaction as a financing. We determine the fair value based on bid prices provided by third parties involved in the issuance and placement of the notes.
Other Secured Borrowings
The carrying value of secured borrowings that bear interest at a rate that is adjusted regularly based on a market index approximates fair value. For other secured borrowings that bear interest at a fixed rate, we determine fair value by discounting the future principal and interest repayments at a market rate commensurate with the risk of the estimated cash flows. For the SSTL, we based the fair values at September 30, 2015 and December 31, 2014 on quoted prices in a market with limited trading activity.
Senior Unsecured Notes
We base the fair value on quoted prices in a market with limited trading activity.
Derivative Financial Instruments
IRLCs represent an agreement to purchase loans from a third-party originator or an agreement to extend credit to a mortgage applicant (locked pipeline), whereby the interest rate is set prior to funding. IRLCs are classified within Level 2 of the valuation hierarchy as the primary component of the price is obtained from observable values of mortgage forwards for loans of similar terms and characteristics. Fair value amounts of IRLCs are adjusted for expected “fallout” (locked pipeline loans not expected to close) using models that consider cumulative historical fallout rates and other factors.
We enter into forward mortgage-backed securities (MBS) trades to provide an economic hedge against changes in the fair value of residential forward and reverse mortgage loans held for sale that we carry at fair value. Forward MBS trades are primarily used to fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market. Forward contracts are actively traded in the market and we obtained unadjusted market quotes for these derivatives, thus they are classified within Level 1 of the valuation hierarchy.
In addition, we may use interest rate caps to minimize future interest rate exposures on variable rate debt issued on servicing advance financing facilities from increases in one-month LIBOR interest rates. The fair value for interest rate caps is based on counterparty market prices and adjusted for counterparty credit risk.
Note 4 — Sales of Advances and MSRs
In order to efficiently finance our assets, streamline our operations and generate liquidity, we sell MSRs, Rights to MSRs and servicing advances to market participants. We may retain the right to subservice loans when we sell MSRs. In connection with sales of Rights to MSRs, we retain legal ownership of the MSRs and continue to service the related mortgage loans until such time as all necessary consents to a transfer of the MSRs are received.

The following table provides a summary of MSRs and advances sold during the nine months ended September 30, 2015:

	MSRs	Advances and Match Funded Advances
Carrying value of assets sold	$662,923	$321,164
Gain (loss) on sale	97,958	—
Plus: Accrued expenses and reserves	19,529	—
Sales price	780,410	321,164
Less:
Amount due from purchaser at September 30	98,545	35,226
Amount paid to purchasers for estimated representation and warranty obligations, compensatory fees for foreclosures that may ultimately exceed investor timelines and related indemnification obligations	83,806	—
Total net cash received	$598,059	$285,938
During nine months ended September 30, 2015, we sold Agency MSRs relating to loans with a UPB of $87.6 billion. There were no significant MSR sales during the nine months ended September 30, 2014. In 2012 and 2013, we sold to Home Loan Servicing Solutions, Ltd. (HLSS) Rights to MSRs and the related servicing advances (together with the sale of the related servicing advances, the NRZ/HLSS Transactions). On April 6, 2015, HLSS closed on the sale of substantially all of its assets to NRZ. References to NRZ in these unaudited consolidated financial statements include HLSS for periods prior to April 6, 2015 because, following HLSS’ sale of substantially all of its assets on April 6, 2015, NRZ, through its subsidiaries, is the owner of the Rights to MSRs and has assumed all rights and obligations under the associated agreements.
Pursuant to our agreements, NRZ has assumed the obligation to fund new servicing advances with respect to the Rights to MSRs. However, because we remain the servicer on the loans for which the Rights to MSRs have been sold, in the event NRZ were to fail to fulfill its advance funding obligations, as the servicer under our servicing agreements, we would be contractually obligated to fund such advances. At September 30, 2015, NRZ had outstanding advances of approximately $5.1 billion in connection with the Rights to MSRs.
The servicing fees payable under the servicing agreements underlying the Rights to MSRs are apportioned between NRZ and us as provided in our agreements with NRZ. NRZ retains a fee based on the UPB of the loans serviced, and OLS receives certain fees, including a performance fee based on servicing fees actually paid less an amount calculated based on the amount of servicing advances and cost of financing those advances. After the earlier of April 30, 2020 or eight years after the closing date of the sale of each tranche of Rights to MSRs to NRZ, the apportionment of these fees with respect to such tranche is subject to re-negotiation.
As it relates to the NRZ/HLSS Transactions, if and when a transfer of legal ownership occurs, OLS will subservice the loans pursuant to a subservicing agreement, as amended, with NRZ.
Beginning April 2017, NRZ has a general right to direct us to transfer servicing of the servicing agreements underlying the Rights to MSRs that we have previously sold to NRZ provided that the transfer is subject to our continued right to be paid the servicing fees and other amounts payable under our agreements. An exception to the requirement that the transfer is subject to our continued right to payment under the transferred servicing agreement exists in circumstances where a termination event (as defined in our agreements with NRZ) occurs. In these circumstances, NRZ may direct us to use commercially reasonable efforts to transfer servicing under the affected servicing agreement and, following the transfer, we would no longer be entitled to receive future servicing fee revenue with respect to the transferred servicing agreement. Regarding NRZ’s rights upon a termination event resulting from an uncured servicer rating downgrade, NRZ has agreed to a standstill until April 2017 unless they determine in good faith that a trustee intends to terminate servicing under an affected servicing agreement. In these circumstances, NRZ may direct us to use commercially reasonable efforts to transfer servicing under the affected servicing agreement and, following the transfer, we would no longer be entitled to receive future servicing fee revenue. All required third-party consents would need to be obtained in connection with any servicing transfer.
To the extent servicing agreements underlying Rights to MSRs are terminated as a result of a termination event, NRZ is entitled to payment of an amount equal to a percentage of NRZ’s purchase price for the related Rights to MSRs. We paid NRZ $2.2 million through September 30, 2015 in connection with the termination of four servicing agreements underlying the Rights to MSRs.
The NRZ/HLSS Transactions are accounted for as financings. If and when transfer of legal ownership of the underlying MSRs occurs upon receipt of third-party consents, we would derecognize the related MSRs. Upon derecognition, any resulting gain or loss is deferred and amortized over the expected life of the related subservicing agreement. Until derecognition, we continue to recognize the full amount of servicing revenue and amortization of the MSRs.
The sales of the advances in connection with MSR sales, including the NRZ/HLSS Transactions, meet the requirements for sale accounting, and the advances are derecognized from our consolidated financial statements at the servicing transfer date, or, in the case of advances sold in connection with the sale of Rights to MSRs at time of the sale.
In 2014, Ocwen sold advances related to certain FHA-insured mortgage loans to subsidiaries of NRZ. These advance sales did not qualify for sales treatment and were accounted for as financings.
Note 5 – Loans Held for Sale
Loans Held for Sale - Fair Value
Loans held for sale, at fair value, represent residential mortgage loans originated or purchased and held until sold to secondary market investors, such as the GSEs or other third parties. The following table summarizes the activity in the balance during the nine months ended September 30:

	2015	2014
Beginning balance	$401,120	$503,753
Originations and purchases	3,119,457	3,923,870
Proceeds from sales	(3,306,180)	(4,010,644)
Principal collections	(6,512)	(9,156)
Transfers to loans held for investment - reverse mortgages	—	(110,874)
Gain on sale of loans	37,580	39,486
Other (1)	(9,556)	(485)
Ending balance	$235,909	$335,950

(1)	Other includes the change in fair value of $9.9 million and $1.2 million for the nine months ended September 30, 2015 and 2014, respectively.
At September 30, 2015, loans held for sale, at fair value with a UPB of $220.2 million were pledged to secure warehouse lines of credit in our Lending segment.
Loans Held for Sale - Lower of Cost or Fair Value
Loans held for sale, at lower of cost or fair value, include residential loans that we do not intend to hold to maturity. The following table summarizes the activity in the balance during the nine months ended September 30:

	2015	2014
Beginning balance	$87,492	$62,907
Purchases	769,631	2,083,282
Proceeds from sales	(577,591)	(1,744,273)
Principal collections	(45,137)	(248,552)
Transfers to accounts receivable	(4,811)	(96,257)
Transfers to real estate owned	(18,479)	(4,575)
Gain on sale of loans	38,327	32,471
Decrease (increase) in valuation allowance	37,998	(16,282)
Other	3,633	3,216
Ending balance (1) (2)	$291,063	$71,937

(1)
At September 30, 2015 and September 30, 2014, the balances are net of valuation allowances of $15.4 million and $47.0 million, respectively. The decrease in the valuation allowance for the nine months ended September 30, 2015 resulted principally from the reversal of $37.8 million of the allowance that was associated with loans that were sold to unrelated third parties during the six months ended June 30, 2015. This decrease was partly offset by an increase of $1.1 million in the allowance resulting from transfers from the liability for indemnification obligations for the initial valuation adjustment that we recognized on certain loans that we repurchased from Fannie Mae and Freddie Mac guaranteed securitizations. For the nine months ended September 30, 2014, the increase in the allowance was principally the result of $15.3 million of such transfers from the liability for indemnification obligations.

(2)
At September 30, 2015 and September 30, 2014, the balances include $98.7 million and $24.1 million, respectively, of loans that we were required to repurchase from Ginnie Mae guaranteed securitizations as part of our servicing obligations. Repurchased loans are modified or otherwise remediated through loss mitigation activities or are reclassified to receivables.

At September 30, 2015, Loans held for sale, at lower of cost or fair value with a UPB of $29.7 million were pledged to secure a warehouse line of credit in our Servicing segment.
In March 2014, we purchased delinquent FHA-insured loans with a UPB of $549.4 million out of Ginnie Mae guaranteed securitizations under the terms of a conditional repurchase option whereby as servicer we have the right, but not the obligation, to repurchase delinquent loans at par plus delinquent interest (the Ginnie Mae early buy-out (EBO) program). Immediately after their purchase, we sold the loans (the Ginnie Mae EBO Loans) and related advances to a subsidiary of NRZ for $612.3 million ($556.6 million for the Ginnie Mae EBO Loans and $55.7 million for the related servicing advances). We recognized a gain of $7.2 million on the sale of the loans.
On May 1, 2014, we purchased a second group of delinquent FHA-insured loans with a UPB of $451.0 million through the Ginnie Mae EBO program for $479.6 million, including delinquent interest. On May 2, 2014, we sold the Ginnie Mae EBO Loans to an unrelated third party for $462.5 million and recognized a gain of $1.3 million, including the value assigned to the retained MSRs. Separately, we sold $20.2 million of the advances related to these loans to a subsidiary of NRZ.
The sales of advances to the NRZ subsidiaries did not qualify for sales treatment and were accounted for as a financing. We refer to the purchase and sale of the Ginnie Mae EBO Loans and the sale of the related advances as the Ginnie Mae EBO Transactions.
In March 2015, we recognized a gain of $12.9 million on sales of loans with a total UPB of $42.7 million to an unrelated third party. In May 2015, we recognized a gain of $7.2 million on sales of a second group of loans with a total UPB of $33.0 million to an unrelated third party. We had repurchased these loans under the representation and warranty provisions of our contractual obligations to the GSEs as primary servicer of the loans.
Gain on Loans Held for Sale, Net
The following table summarizes the activity in Gain on loans held for sale, net, during the three and nine months ended September 30:

	Three Months		Nine Months
	2015	2014	2015	2014
Gain on sales of loans	$34,038	$42,185	$130,425	$145,455
Change in fair value of IRLCs	4,956	(4,188)	3,944	(2,315)
Change in fair value of loans held for sale	915	(9,348)	(5,893)	(97)
Loss on economic hedge instruments	(12,416)	(1,145)	(10,878)	(32,183)
Other losses	(195)	(286)	(664)	(819)
	$27,298	$27,218	$116,934	$110,041
Gains on loans held for sale, net include $9.5 million and $27.8 million for the three and nine months ended September 30, 2015, respectively, representing the value assigned to MSRs retained on transfers of forward loans. For the three and nine months ended September 30, 2014, gains attributed to retained MSRs were $10.7 million and $32.1 million, respectively.
Also included in Gains on loans held for sale, net are a gain of $5.3 million and a gain of $18.3 million recorded during the three and nine months ended September 30, 2015, respectively, on sales of repurchased Ginnie Mae loans, which are carried at the lower of cost or fair value. For the three and nine months ended September 30, 2014, gains on sales of repurchased Ginnie Mae loans were $9.9 million and $50.6 million, respectively.
Fair value gains recognized in connection with sales of reverse mortgages into Ginnie Mae guaranteed securitizations are also included in Gains on loans held for sale, net and amounted to $30.1 million and $91.1 million for the three and nine months ended September 30, 2015, respectively. Fair value gains for the three and nine months ended September 30, 2014 were $20.4 million and $51.4 million, respectively.

Note 6 – Advances
Advances, net, which represent payments made on behalf of borrowers or on foreclosed properties, consisted of the following at the dates indicated:

	September 30, 2015	December 31, 2014
Servicing:
Principal and interest	$103,235	$128,217
Taxes and insurance	258,846	467,891
Foreclosures, bankruptcy and other (1)	150,898	293,340
	512,979	889,448
Corporate Items and Other	4,399	4,466
	$517,378	$893,914

(1)	The balances at September 30, 2015 and December 31, 2014 are net of an allowance for losses of $60.4 million and $70.0 million, respectively.
The following table summarizes the activity in advances for the nine months ended September 30:

	2015	2014
Beginning balance	$893,914	$890,832
Acquisitions	—	99,318
Transfers to match funded advances	—	(10,156)
Sales of advances	(224,756)	—
Collections of advances, net of new advances, and other	(151,780)	7,292
Ending balance	$517,378	$987,286
Note 7 – Match Funded Advances
Match funded advances on residential loans we service for others are comprised of the following at the dates indicated:

	September 30, 2015	December 31, 2014
Principal and interest	$1,066,125	$1,349,048
Taxes and insurance	714,505	847,064
Foreclosures, bankruptcy, real estate and other	174,988	213,330
	$1,955,618	$2,409,442
The following table summarizes the activity in match funded advances for the nine months ended September 30:

	2015	2014
Beginning balance	$2,409,442	$2,552,383
Acquisitions	—	85,521
Transfers from advances	—	10,156
Sales of advances	(96,408)	—
Collections of pledged advances, net of new advances, and other	(357,416)	(288,481)
Ending balance	$1,955,618	$2,359,579

Note 8 – Mortgage Servicing
Mortgage Servicing Rights – Amortization Method
The following table summarizes the activity in the carrying value of amortization method servicing assets for the nine months ended September 30. Amortization of mortgage servicing rights is reported net of the amortization of any servicing liabilities and includes the amount of charges we recognized to increase servicing liability obligations, if any.

	2015	2014
Beginning balance	$1,820,091	$1,953,352
Fair value election - transfer to MSRs carried at fair value (1)	(787,142)	—
Additions recognized in connection with business acquisitions	—	20,378
Additions recognized in connection with asset acquisitions	10,055	19,338
Additions recognized on the sale of mortgage loans	27,791	50,480
Sales	(591,605)	(137)
Servicing transfers and adjustments	—	(518)
	479,190	2,042,893
Amortization	(88,188)	(186,075)
Impairment	(25,051)	—
Ending balance	$365,951	$1,856,818

Estimated fair value at end of period	$404,533	$2,364,393

(1)
Effective January 1, 2015, we elected fair value accounting for a newly-created class of non-Agency MSRs, which were previously accounted for using the amortization method. This irrevocable election applies to all subsequently acquired or originated servicing assets and liabilities that have characteristics consistent with this class. We recorded a cumulative-effect adjustment of $52.0 million (before deferred income taxes of $9.2 million) to retained earnings as of January 1, 2015 to reflect the excess of the fair value of these MSRs over their carrying amount. At December 31, 2014, the UPB of the loans related to the non-Agency MSRs for which the fair value election was made was $195.3 billion.

Mortgage Servicing Rights—Fair Value Measurement Method
This portfolio comprises servicing rights for which we elected the fair value option and includes Agency residential mortgage loans for which we previously hedged the related market risks and a new class of non-Agency residential mortgage loans for which we elected fair value as of January 1, 2015.
The following table summarizes the activity related to fair value servicing assets for the nine months ended September 30:

	2015			2014
	Agency	Non-Agency	Total	Agency
Beginning balance	$93,901	$—	$93,901	$116,029
Fair value election - transfer from MSRs carried at amortized cost	—	787,142	787,142	—
Cumulative effect of fair value election	—	52,015	52,015	—
Sales	(70,084)	(1,234)	(71,318)	—
Servicing transfers and adjustments	—	(1,139)	(1,139)	(934)
Changes in fair value (1):
Changes in valuation inputs or other assumptions	(2,592)	12,031	9,439	(12,217)
Realization of expected future cash flows and other changes	(6,808)	(75,888)	(82,696)	(930)
Ending balance	$14,417	$772,927	$787,344	$101,948

(1)	Changes in fair value are recognized in Servicing and origination expense in the Unaudited Consolidated Statements of Operations.
Because the mortgages underlying these MSRs permit the borrowers to prepay the loans, the value of the MSRs generally tends to diminish in periods of declining interest rates or an improving housing market (as prepayments increase) and increase in periods of rising interest rates or deteriorating housing market (as prepayments decrease). The following table summarizes the estimated change in the value of the MSRs that we carry at fair value as of September 30, 2015 given hypothetical shifts in lifetime prepayments and yield assumptions:

	Adverse change in fair value
	10%	20%
Weighted average prepayment speeds	$(68,927)	$(145,410)
Discount rate (option-adjusted spread)	$(21,359)	$(39,902)

The sensitivity analysis measures the potential impact on fair values based on these hypothetical changes, which in the case of our portfolio at September 30, 2015 are increased prepayment speeds and a decrease in the yield assumption.
Portfolio of Assets Serviced
The following table presents the composition of our primary servicing and subservicing portfolios by type of property serviced as measured by UPB. The servicing portfolio represents loans for which we own the MSRs while subservicing represents all other loans. The UPB of assets serviced for others are not included on our Unaudited Consolidated Balance Sheets.

	Residential	Commercial	Total
UPB at September 30, 2015
Servicing (1)	$238,108,447	$—	$238,108,447
Subservicing	49,960,702	180,877	50,141,579
	$288,069,149	$180,877	$288,250,026
UPB at December 31, 2014
Servicing (1)	$361,288,281	$—	$361,288,281
Subservicing	37,439,446	149,737	37,589,183
	$398,727,727	$149,737	$398,877,464
UPB at September 30, 2014
Servicing (1)	$360,919,248	$—	$360,919,248
Subservicing	50,360,366	216,111	50,576,477
	$411,279,614	$216,111	$411,495,725

(1)
Includes primary servicing UPB of $146.0 billion, $160.8 billion and $160.8 billion at September 30, 2015, December 31, 2014 and September 30, 2014, respectively, for which the Rights to MSRs have been sold to NRZ.

Residential assets serviced includes foreclosed real estate. Residential assets serviced also includes small-balance commercial assets with a UPB of $1.9 billion, $2.3 billion and $2.4 billion at September 30, 2015, December 31, 2014 and September 30, 2014, respectively. Commercial assets consist of large-balance foreclosed real estate.
A significant portion of the servicing agreements for our non-Agency servicing portfolio contain provisions where we could be terminated as servicer without compensation upon the failure of the serviced loans to meet certain portfolio delinquency or cumulative loss thresholds or in the event we fail to maintain required servicer ratings, among other provisions. As a result of the economic downturn of recent years, the portfolio delinquency and/or cumulative loss threshold provisions have been breached by many private-label securitizations in our non-Agency servicing portfolio. Terminations as servicer as a result of a breach of any of these provisions have been minimal. In the event we are terminated as servicer and the Rights to MSRs were sold, we are obligated to compensate NRZ. As a result of the transfer of servicing to another party during 2015 related to Rights to MSRs, we were required to reimburse NRZ $2.2 million in accordance with our agreements.

Servicing Revenue
The following table presents the components of servicing and subservicing fees for the three and nine months ended September 30:

	Three Months		Nine Months
	2015	2014	2015	2014
Loan servicing and subservicing fees:
Servicing	$274,089	$331,794	$879,098	$1,039,033
Subservicing	14,354	30,926	72,968	95,509
	288,443	362,720	952,066	1,134,542
Home Affordable Modification Program (HAMP) fees	32,318	37,644	108,698	111,000
Late charges	19,162	27,634	63,557	97,002
Loan collection fees	6,682	8,655	25,176	25,573
Custodial accounts (float earnings)	836	1,831	4,633	5,235
Other	12,576	27,480	49,411	74,744
	$360,017	$465,964	$1,203,541	$1,448,096
Float balances (balances in custodial accounts, which represent collections of principal and interest that we receive from borrowers, are held in escrow by an unaffiliated bank and are excluded from our Unaudited Consolidated Balance Sheets) amounted to $2.0 billion and $3.7 billion at September 30, 2015 and September 30, 2014, respectively.
Note 9 – Receivables
Receivables consisted of the following at the dates indicated:

	September 30, 2015	December 31, 2014
Servicing:
Government-insured loan claims (1)	$67,690	$52,955
Due from custodial accounts	44,338	11,627
Reimbursable expenses	22,636	32,387
Other servicing receivables (2)	159,753	29,516
	294,417	126,485
Income taxes receivable	63,572	68,322
Due from related parties (3)	—	58,892
Other receivables (4)	30,369	43,690
	388,358	297,389
Allowance for losses (1)	(26,786)	(26,793)
	$361,572	$270,596

(1)
At September 30, 2015 and December 31, 2014, the total allowance for losses includes $26.8 million and $26.8 million, respectively, related to receivables of our Servicing business. Allowance for losses related to defaulted FHA or VA insured loans repurchased from Ginnie Mae guaranteed securitizations (government-insured loan claims) at September 30, 2015 and December 31, 2014 were $13.2 million and $10.0 million, respectively.

(2)	At September 30, 2015, other servicing receivables include $133.8 million related to sales of MSRs and advances.

(3)	Entities that we reported as related parties at December 31, 2014 are no longer considered to be related parties, and amounts receivable from them are now reported within Other receivables.

(4)
At December 31, 2014, other receivables include $28.8 million related to losses to be indemnified under the terms of the Homeward merger agreement. On March 19, 2015, we reached an agreement with the former owner of Homeward for the final settlement of all indemnification claims under the merger agreement and received $38.1 million in cash.

Note 10 – Other Assets
Other assets consisted of the following at the dates indicated:

	September 30, 2015	December 31, 2014
Contingent loan repurchase asset (1)	$310,373	$274,265
Debt service accounts (2)	123,023	91,974
Prepaid expenses	57,572	17,957
Prepaid lender fees and debt issuance costs, net	51,937	31,337
Real estate	18,247	16,720
Prepaid income taxes	12,921	16,450
Derivatives, at fair value	10,010	6,065
Mortgage backed securities, at fair value	8,541	7,335
Other	16,655	28,708
	$609,279	$490,811

(1)
In connection with the Ginnie Mae EBO Transactions, our agreements provide either that: (a) we have the right, but not the obligation, to repurchase previously transferred mortgage loans under certain conditions, including the mortgage loans becoming eligible for pooling under a program sponsored by Ginnie Mae, or (b) we have the obligation to repurchase previously transferred mortgage loans that have been subject to a successful trial modification before any permanent modification is made. Once these conditions are met, we have effectively regained control over the mortgage loan(s) and under GAAP, must re-recognize the loan on our consolidated balance sheet and establish a corresponding repurchase liability. With respect to those loans that we have the right, but not the obligation, to repurchase under the applicable agreement, this requirement applies regardless of whether we have any intention to repurchase the loan. We re-recognized mortgage loans in Other assets and the corresponding liability in Other liabilities.

(2)
Under our advance funding financing facilities, we are contractually required to remit collections on pledged advances to the trustee within two days of receipt. The collected funds are not applied to reduce the related match funded debt until the payment dates specified in the indenture. The balances also include amounts that have been set aside from the proceeds of our match funded advance facilities and certain of our warehouse facilities to provide for possible shortfalls in the funds available to pay certain expenses and interest. The funds related to match funded facilities are held in interest earning accounts in the name of the SPE created in connection with the facility.

Note 11 – Borrowings
Match Funded Liabilities
Match funded liabilities are comprised of the following at the dates indicated:

Borrowing Type	Interest Rate	Maturity (1)	Amortization Date (1)	Available Borrowing Capacity (2)	September 30, 2015	December 31, 2014
Ocwen Freddie Servicer Advance Receivables Trust Series 2012-ADV1 (4)	1ML (3) + 175 bps	Jun. 2017	Jun. 2015	$—	$—	$373,080
Ocwen Servicer Advance Funding (SBC) Note (5)	1ML + 300 bps	Dec. 2015	Dec. 2014	—	—	494
Advance Receivables Backed Notes, Series 2013-VF2, Class A (6)	Cost of Funds + 191 bps	Oct. 2045	Oct. 2015	—	—	519,634
Advance Receivables Backed Notes, Series 2013-VF2, Class B (6)	Cost of Funds + 343 bps	Oct. 2045	Oct. 2015	—	—	32,919
Advance Receivables Backed Notes - Series 2014-VF3, Class A (7)	1ML + 235 bps (7)	Sep. 2046	Sep. 2016	100,547	263,244	552,553

Borrowing Type	Interest Rate	Maturity (1)	Amortization Date (1)	Available Borrowing Capacity (2)	September 30, 2015	December 31, 2014
Advance Receivables Backed Notes - Series 2014-VF3, Class B (7)	1ML + 300 bps (7)	Sep. 2046	Sep. 2016	4,604	12,551	—
Advance Receivables Backed Notes - Series 2014-VF3, Class C (7)	1ML + 425 bps (7)	Sep. 2046	Sep. 2016	5,154	13,825	—
Advance Receivables Backed Notes - Series 2014-VF3, Class D (7)	1ML + 575 bps (7)	Sep. 2046	Sep. 2016	13,572	36,503	—
Advance Receivables Backed Notes - Series 2014-VF4, Class A (8)	1ML + 235 bps (8)	Sep. 2046	Sep. 2016	100,547	263,244	552,553
Advance Receivables Backed Notes - Series 2014-VF4, Class B (8)	1ML + 300 bps (8)	Sep. 2046	Sep. 2016	4,604	12,551	—
Advance Receivables Backed Notes - Series 2014-VF4, Class C (8)	1ML + 425 bps (8)	Sep. 2046	Sep. 2016	5,154	13,825	—
Advance Receivables Backed Notes - Series 2014-VF4, Class D (8)	1ML + 575 bps (8)	Sep. 2046	Sep. 2016	13,572	36,503	—
Advance Receivables Backed Notes - Series 2015-VF5, Class A (9)	1ML + 235 bps (9)	Sep. 2046	Sep. 2016	100,548	263,243	—
Advance Receivables Backed Notes - Series 2015-VF5, Class B (9)	1ML + 300 bps (9)	Sep. 2046	Sep. 2016	4,604	12,551	—
Advance Receivables Backed Notes - Series 2015-VF5, Class C (9)	1ML + 425 bps (9)	Sep. 2046	Sep. 2016	5,154	13,825	—
Advance Receivables Backed Notes - Series 2015-VF5, Class D (9)	1ML + 575 bps (9)	Sep. 2046	Sep. 2016	13,572	36,503	—
Advance Receivables Backed Notes - Series 2015-T1, Class A (9)	2.5365%	Sep. 2046	Sep. 2016	—	244,809	—
Advance Receivables Backed Notes - Series 2015-T1, Class B (9)	3.0307%	Sep. 2046	Sep. 2016	—	10,930	—
Advance Receivables Backed Notes - Series 2015-T1, Class C (9)	3.5240%	Sep. 2046	Sep. 2016	—	12,011	—
Advance Receivables Backed Notes - Series 2015-T1, Class D (9)	4.1000%	Sep. 2046	Sep. 2016	—	32,250	—
Total Ocwen Master Advance Receivables Trust (OMART)				371,632	1,278,368	1,657,659
Advance Receivables Backed Notes, Series 2014-VF1, Class A	Cost of Funds + 275 bps	Dec. 2045	Dec. 2015	6,762	16,548	21,192
Advance Receivables Backed Notes, Series 2014-VF1, Class B	Cost of Funds + 325 bps	Dec. 2045	Dec. 2015	11,482	10,918	13,598

Borrowing Type	Interest Rate	Maturity (1)	Amortization Date (1)	Available Borrowing Capacity (2)	September 30, 2015	December 31, 2014
Advance Receivables Backed Notes, Series 2014-VF1, Class C	Cost of Funds + 375 bps	Dec. 2045	Dec. 2015	8,920	8,230	10,224
Advance Receivables Backed Notes, Series 2014-VF1, Class D	Cost of Funds + 470 bps	Dec. 2045	Dec. 2015	13,366	11,274	14,000
Total Ocwen Servicer Advance Receivables Trust III (OSARTIII) (10)				40,530	46,970	59,014
Advance Receivables Backed Notes, Series 2015-VF1, Class A	1ML + 212.5 bps	Jun. 2046	Jun. 2016	22,661	159,539	—
Advance Receivables Backed Notes, Series 2015-VF1, Class B	1ML + 300 bps	Jun. 2046	Jun. 2016	3,354	15,946	—
Advance Receivables Backed Notes, Series 2015-VF1, Class C	1ML + 350 bps	Jun. 2046	Jun. 2016	2,026	7,874	—
Advance Receivables Backed Notes, Series 2015-VF1, Class D	1ML + 425 bps	Jun. 2046	Jun. 2016	2,451	11,149	—
Advance Receivables Backed Notes, Series 2015-T1, Class A	2.062%	Nov. 2045	Nov. 2015	—	57,100	—
Advance Receivables Backed Notes, Series 2015-T1, Class B	2.557%	Nov. 2045	Nov. 2015	—	5,400	—
Advance Receivables Backed Notes, Series 2015-T1, Class C	3.051%	Nov. 2045	Nov. 2015	—	1,900	—
Advance Receivables Backed Notes, Series 2015-T1, Class D	3.790%	Nov. 2045	Nov. 2015	—	5,600	—
Total Ocwen Freddie Advance Funding Facility (OFAF) (11)				30,492	264,508	—

				$442,654	$1,589,846	$2,090,247

Weighted average interest rate					2.91%	1.97%

(1)
The amortization date of our advance financing facilities is the date on which the revolving period ends under each advance financing facility note and repayment of the outstanding balance must begin if the note is not renewed or extended. The maturity date is the date on which all outstanding balances must be repaid. In each of our advance facilities, there are multiple notes outstanding. For each note, after the amortization date, all collections that represent the repayment of advances pledged to the facility must be applied to reduce the balance of the note(s) outstanding, and any new advances are ineligible to be financed.

(2)
Borrowing capacity is available to us only to the extent that we have pledged collateral available to borrow against. At September 30, 2015, $176.9 million of the total borrowing capacity was available to us based on the amount of eligible collateral that had been pledged.

(3)	1-Month LIBOR (1ML) was 0.19% and 0.17% at September 30, 2015 and December 31, 2014, respectively.

(4)	We repaid this facility in full in June 2015 from the proceeds of the OFAF facility.

(5)	We voluntarily terminated this facility on January 15, 2015.

(6)	The Series 2013-VF2 Notes were repaid in full on September 18, 2015.

(7)
On September 18, 2015, the combined maximum borrowing capacity of Series 2014-VF3 Notes, a series of variable funding notes under our Ocwen Master Advance Receivables Trust (OMART) facility, was reduced to $450.0 million, and the Class B, C and D Notes were issued. There is a floor of 75 bps for 1 ML in determining the interest rate for variable rate Notes.

(8)
Effective July 1, 2015, the single outstanding Series 2014-VF4 Note under our OMART facility was replaced by four Notes - Class A, B, C and D. On September 18, 2015, the combined maximum borrowing capacity of the Series 2014-VF4 Notes was reduced to $450.0 million. There is a floor of 75 bps for 1 ML in determining the interest rate for variable rate Notes.

(9)
The Series 2015-VF5 Notes and the Series 2015-T1 Notes under our OMART facility were issued on September 18, 2015. Under the terms of the agreement, we must continue to borrow the full amount of the Series 2015-T1 Notes until the amortization date. If there is insufficient collateral to support the level of borrowing, the excess cash proceeds are not distributed to Ocwen but are held by the trustee, and interest expense continues to be based on the full amount of the term notes. There is a floor of 75 bps for 1 ML in determining the interest for variable rate Notes.

(10)	Effective April 23, 2015, the maximum borrowing under the Ocwen Servicer Advance Receivables Trust III (OSARTIII) facility decreases by $6.3 million per month until it is reduced to $75.0 million.

(11)
We entered into Ocwen Freddie Advance Funding Facility (OFAF) facility on June 10, 2015. Under the terms of the agreement, we must continue to borrow the full amount of the Series 2015-T1 and Series 2015-T2 Notes until the amortization date. If there is insufficient collateral to support the level of borrowing, the excess cash proceeds are not distributed to Ocwen but are held by the trustee, and interest expense continues to be based on the full amount of the term notes. The Series 2015-T2 Notes with a combined borrowing capacity of $155.0 million expired and were fully repaid on September 15, 2015.

Pursuant to our agreements with NRZ, NRZ has assumed the obligation to fund new servicing advances with respect to the Rights to MSRs. We are dependent upon NRZ for financing of the servicing advance obligations for MSRs where we are the servicer. NRZ currently uses advance financing facilities in order to fund a substantial portion of the servicing advances that they are contractually obligated to make pursuant to our agreements with them. As of September 30, 2015, we were the servicer on Rights to MSRs sold to NRZ pertaining to approximately $146.0 billion in UPB and the associated outstanding servicing advances as of such date were approximately $5.1 billion. Should NRZ’s advance financing facilities fail to perform as envisaged or should NRZ otherwise be unable to meet its advance financing obligations, our liquidity, financial condition and business could be materially and adversely affected. As the servicer, we are contractually required under our servicing agreements to make the relevant servicing advances even if NRZ does not perform its contractual obligations to fund those advances.
In addition, although we are not an obligor or guarantor under NRZ’s advance financing facilities, we are a party to certain of the facility documents as the servicer of the underlying loans on which advances are being financed. As the servicer, we make certain representations, warranties and covenants, including representations and warranties in connection with our sale of advances to NRZ. In the first quarter, a purported owner of notes issued by one of NRZ’s advance financing facilities asserted in letters written to the indenture trustee that events of default had occurred under the indenture governing those notes based on alleged failures by us to comply with applicable laws and regulations and the terms of the servicing agreements to which the applicable servicing advances relate. We vigorously defended ourselves against these allegations. The indenture trustee filed an instructional proceeding in California state probate court seeking an instruction from the court relating to the allegations since, after a seven-month investigation, the trustee had been unable to conclude that an event of default had occurred. On October 14, 2015, the court entered an order declaring and ordering, among other things, that no event of default had occurred under the indenture.

Financing Liabilities
Financing liabilities are comprised of the following at the dates indicated:

Borrowings	Collateral	Interest Rate	Maturity	September 30, 2015	December 31, 2014
Servicing:
Financing liability – MSRs pledged	MSRs	(1)	(1)	$560,059	$614,441
Secured Notes, Ocwen Asset Servicing Income Series, Series 2014-1 (2)	MSRs	(2)	Feb. 2028	100,000	111,459
Financing Liability – Advances Pledged (3)	Advances on loans	(3)	(3)	63,855	88,489
				723,914	814,389

Lending:
HMBS-related borrowings (4)	Loans held for investment (LHFI)	1ML + 248 bps	(4)	2,229,604	1,444,252

				$2,953,518	$2,258,641

(1)
This financing liability arose in connection with the NRZ/HLSS Transactions and has no contractual maturity. The balance of the liability is adjusted each reporting period to its fair value based on the present value of the estimated future cash flows underlying the related MSRs.

(2)
OASIS noteholders are entitled to receive a monthly payment amount equal to the sum of: (a) the designated servicing fee amount (21 basis points of the UPB of the reference pool of Freddie Mac mortgages); (b) any termination payment amounts; (c) any excess refinance amounts; and (d) the note redemption amounts, each as defined in the indenture supplement for the notes. The notes have a final stated maturity of February 2028. We accounted for this transaction as a financing. Monthly amortization of the liability is estimated using the proportion of monthly projected service fees on the underlying MSRs as a percentage of lifetime projected fees, adjusted for the term of the security.

(3)	Certain sales of advances in 2014 did not qualify for sales accounting treatment and were accounted for as a financing.

(4)	Represents amounts due to the holders of beneficial interests in Ginnie Mae guaranteed HMBS. The beneficial interests have no maturity dates, and the borrowings mature as the related loans are repaid.
Other Secured Borrowings
Other secured borrowings are comprised of the following at the dates indicated:

Borrowings	Collateral	Interest Rate	Maturity	Available Borrowing Capacity	September 30, 2015	December 31, 2014
Servicing:
SSTL (1)	(1)	1-Month Euro-dollar rate + 375 bps with a Eurodollar floor of 125 bps (1)	Feb. 2018	$—	$705,927	$1,277,250
Master repurchase agreement (2)	Loans held for sale (LHFS)	1ML + 200 - 345 bps	Jul. 2016	23,871	26,129	32,018
				23,871	732,056	1,309,268

Borrowings	Collateral	Interest Rate	Maturity	Available Borrowing Capacity	September 30, 2015	December 31, 2014
Lending:
Master repurchase agreement (3)	LHFS	1ML + 200 bps	Aug. 2016	68,618	131,382	208,010
Participation agreement (4)	LHFS	N/A	Apr. 2016	—	46,597	41,646
Participation agreement (5)	LHFS	N/A	Apr. 2016	—	33,864	196
Master repurchase agreement (6)	LHFS	1ML + 175 - 275 bps	Jul. 2015	—	—	102,073
Master repurchase agreement (7)	LHFI	1ML + 275bps	Jul. 2015	—	—	52,678
Mortgage warehouse agreement (8)	LHFI	1ML + 275 bps; floor of 350 bps	May 2016	—	60,180	23,851
				68,618	272,023	428,454

				92,489	1,004,079	1,737,722
Discount - SSTL				—	(3,009)	(4,031)
				$92,489	$1,001,070	$1,733,691

Weighted average interest rate					4.42%	4.33%

(1)
The borrowings are secured by a first priority security interest in substantially all of the assets of Ocwen. Borrowings bear interest, at the election of Ocwen, at a rate per annum equal to either (a) the base rate (the greatest of (i) the prime rate in effect on such day, (ii) the federal funds rate in effect on such day plus 0.50% and (iii) the one-month Eurodollar rate (1-Month LIBOR)), plus a margin of 2.75% and subject to a base rate floor of 2.25% or (b) the one month Eurodollar rate, plus a margin of 3.75% and subject to a one month Eurodollar floor of 1.25%. To date we have elected option (b) to determine the interest rate.

On October 16, 2015, we entered into an amendment to the SSTL facility agreement pursuant to which, among other things, the Eurodollar margin was increased from 3.75% to 4.25%, effective October 20, 2015. See Note 21 – Subsequent Events for additional information.

(2)
On September 30, 2015, this repurchase agreement was renewed through September 29, 2016. Under this repurchase agreement, the lender provides financing on a committed basis for $50.0 million and, at the discretion of the lender, on an uncommitted basis for an additional $50.0 million.

(3)
On August 25, 2015, this repurchase agreement was renewed through August 23, 2016. Borrowing capacity was reduced from $300.0 million, of which $150.0 million was provided on an uncommitted basis, to $200.0 million all of which is provided on a committed basis.

(4)
Under this participation agreement, the lender provides financing for $100.0 million at the discretion of the lender. The participation agreement allows the lender to acquire a 100% beneficial interest in the underlying mortgage loans. The transaction does not qualify for sale accounting treatment and is accounted for as a secured borrowing. The lender earns the stated interest rate of the underlying mortgage loans while the loans are financed under the participation agreement.

(5)
Under this participation agreement, the lender provides financing for $150.0 million at the discretion of the lender. The participation agreement allows the lender to acquire a 100% beneficial interest in the underlying mortgage loans. The transaction does not qualify for sale accounting treatment and is accounted for as a secured borrowing. The lender earns the stated interest rate of the underlying mortgage loans while the loans are financed under the participation agreement.

(6)	On April 16, 2015, this facility was voluntarily terminated.

(7)	This facility was allowed to expire.

(8)
Borrowing capacity of $100.0 million under this facility is available at the discretion of the lender. This facility was renewed on August 24, 2015, and the borrowing capacity was increased from $60.0 million to $100.0 million.

Senior Unsecured Notes
On May 12, 2014, Ocwen completed the issuance and sale of $350.0 million of its 6.625% Senior Notes due 2019 (the Senior Unsecured Notes) in a private offering. The Senior Unsecured Notes are general senior unsecured obligations of Ocwen and will mature on May 15, 2019. Interest is payable semi-annually on May 15th and November 15th. The Senior Unsecured Notes are not guaranteed by any of Ocwen’s subsidiaries.
Ocwen entered into a Registration Rights Agreement under which it agreed for the benefit of the initial purchasers of the Senior Unsecured Notes to use commercially reasonable efforts to file an exchange offer registration statement, to have the exchange offer registration statement become effective and to complete the exchange offer on or prior to 270 days after the closing of the offering. Because the exchange offer was not completed on or before 270 days after the closing of the offering, we began paying additional interest on the Senior Unsecured Notes and will continue to pay the additional interest until the exchange offer is completed. At September 30, 2015, we were paying additional interest at a rate of 0.75% per annum. The additional interest rate will increase to its maximum of 1.00% per annum in November 2015.
In connection with our issuance of the Senior Unsecured Notes, we incurred certain costs that we capitalized and are amortizing over the period from the date of issuance to May 15, 2019. The unamortized balance of these issuance costs was $4.8 million at September 30, 2015.
Covenants
Under the terms of our debt agreements, we are subject to various qualitative and quantitative covenants. Collectively, these covenants include:

•	Financial covenants;

•	Covenants to operate in material compliance with applicable laws;

•
Restrictions on our ability to engage in various activities, including but not limited to incurring additional debt, paying dividends, repurchasing or redeeming capital stock, transferring assets or making loans, investments or acquisitions;

•	Monitoring and reporting of various specified transactions or events, including specific reporting on defined events affecting collateral underlying certain debt agreements; and

•
Requirements to provide audited financial statements within specified timeframes, including a requirement under our SSTL that Ocwen’s financial statements and the related audit report be unqualified as to going concern.

Financial covenants in our debt agreements require that we maintain, among other things:

•	a specified interest coverage ratio, which is defined under our SSTL as the ratio of four quarter adjusted EBITDA to four quarter interest expense (each as defined therein);

•	a specified corporate leverage ratio, which is defined under our SSTL as consolidated corporate debt to four quarter adjusted EBITDA (each as defined therein);

•	a specified consolidated total debt to consolidated tangible net worth ratio;

•	a specified loan to collateral value ratio, as defined under our SSTL; and

•	specified levels of tangible net worth and liquidity at the consolidated and OLS levels.
As a result of an amendment of our SSTL agreement that we entered into on October 16, 2015, the interest coverage ratio and corporate leverage ratio financial covenants have been removed until the fiscal quarter ending June 30, 2017. See Note 21 – Subsequent Events for additional information.
As of September 30, 2015, the most restrictive consolidated tangible net worth requirement was for a minimum of $1.1 billion at OLS under our match funded debt agreements and the Servicing master repurchase agreement.
As a result of the covenants to which we are subject, we may be limited in the manner in which we conduct our business and may be limited in our ability to engage in favorable business activities or raise additional capital to finance future operations or satisfy future liquidity needs. In addition, breaches or events that may result in a default under our debt agreements include, among other things, noncompliance with our covenants, nonpayment of principal or interest, material misrepresentations, the occurrence of a material adverse change, insolvency, bankruptcy, certain material judgments and changes of control. Covenants and default provisions of this type are commonly found in debt agreements such as ours. Certain of these covenants and default provisions are open to subjective interpretation and, if our interpretation were contested by a lender, a court may ultimately be required to determine compliance or lack thereof. In addition, our debt agreements generally include cross default provisions such that a default under one agreement could trigger defaults under other agreements. If we fail to comply with our debt agreements and are unable to avoid, remedy or secure a waiver of any resulting default, we may be subject to adverse action by our lenders, including termination of further funding, acceleration of outstanding obligations, enforcement of liens against the assets securing or otherwise supporting our obligations and other legal remedies. Our lenders can waive their contractual rights in the event of a default.
We believe that we are in compliance with all of the qualitative and quantitative covenants in our debt agreements as of the date of these financial statements.

Note 12 – Other Liabilities
Other liabilities were comprised of the following at the dates indicated:

	September 30, 2015	December 31, 2014
Contingent loan repurchase liability (1)	$310,373	$274,265
Accrued expenses	167,412	142,592
Liability for indemnification obligations	86,873	132,918
Liability for uncertain tax positions (2)	48,700	28,436
Checks held for escheat	16,131	18,513
Payable to loan servicing and subservicing investors	13,856	67,722
Due to related parties (3)	—	55,585
Other (4) (5)	392,820	73,503
	$1,036,165	$793,534

(1)
In connection with the Ginnie Mae EBO Transactions, we have re-recognized certain loans on our consolidated balance sheets and establish a corresponding repurchase liability regardless of our intention to repurchase the loan.

(2)
We file various U.S. federal, state and local, and foreign tax returns. The tax years in our major jurisdictions that remain subject to examination are our U.S. federal tax returns for the years ended December 31, 2008 through to the current tax year, our USVI corporate tax returns for the years ended December 31, 2012 through to the current tax year, and our India corporate tax returns for the years ended March 31, 2005 through to the current tax year. Our U.S. federal tax returns for the years ended December 31, 2008, 2009, and 2010, our U.S. federal tax return for the year ended December 31, 2012, and the U.S. federal tax return for our USVI subsidiary, OMS, for the year ended December 31, 2012 are currently under examination by the Internal Revenue Service (IRS). Although we are confident in the merits of our tax positions under examination, considering the current status of the various IRS examinations and our assessment of tax reserves for all open tax years, we increased our liability for uncertain tax positions by approximately $19.2 million and $20.2 million for the three and nine months ended September 30, 2015, respectively. We believe our liability for uncertain tax positions as of September 30, 2015 is appropriate. It is reasonably possible that there could be a change in the amount of our uncertain tax positions within the next 12 months due to activities of various worldwide taxing authorities, including proposed assessments of additional tax, possible settlement of tax audit issues, or the expiration of applicable statutes of limitations. An estimate of the change in our uncertain tax positions within the next 12 months cannot be made at this time.

(3)	Entities that we reported as related parties at December 31, 2014 are no longer considered to be related parties, and amounts payable to them are now reported within Other.

(4)
The balance at September 30, 2015 includes $180.4 million due in connection with the repurchase of loans from Ginnie Mae securitizations. The repurchased loans are classified as held for sale and carried at the lower of cost or fair value at September 30, 2015. On October 1, 2015, we settled this liability and sold these loans.

(5)	The balance at September 30, 2015 includes $80.0 million received prior to the closing of the related sale of MSRs and advances which is expected to occur by early November 2015.
Note 13 – Derivative Financial Instruments and Hedging Activities
Because many of our current derivative agreements are not exchange-traded, we are exposed to credit loss in the event of nonperformance by the counterparty to the agreements. We control this risk through credit monitoring procedures including financial analysis, dollar limits and other monitoring procedures. The notional amount of our contracts does not represent our exposure to credit loss.

The following table summarizes the changes in the notional balances of our holdings of derivatives during the nine months ended September 30, 2015:

	IRLCs	Forward MBS Trades (1)	Interest Rate Caps	Interest Rate Swaps
Beginning notional balance	$239,406	$703,725	$1,729,000	$—
Additions	4,210,647	6,248,108	2,179,333	450,000
Amortization	—	—	(439,333)	—
Maturities	(3,727,042)	(3,414,877)	—	—
Terminations	(337,938)	(2,864,057)	—	(450,000)
Ending notional balance	$385,073	$672,899	$3,469,000	$—

Fair value of derivative assets (liabilities) at:
September 30, 2015	$10,010	$(3,438)	$1,501	$—
December 31, 2014	$6,065	$(2,854)	$567	$—

Maturity	Oct. 2015 - Dec. 2015	Nov. 2015 - Dec. 2015	Nov. 2016 - Oct. 2017	N/A

(1)
As loans are originated and sold or as loan commitments expire, our forward MBS trade positions mature and are replaced by new positions based upon new loan commitments and originations and expected time to sell.

Foreign Currency Exchange Rate Risk Management
Our operations in India and the Philippines expose us to foreign currency exchange rate risk, but we currently do not consider this risk to be significant.
Interest Rate Management
Match Funded Liabilities
As required by certain of our advance financing arrangements, we have purchased interest rate caps to minimize future interest rate exposure from increases in one-month LIBOR interest rates.
Loans Held for Sale, at Fair Value
The mortgage loans held for sale that we carry at fair value are subject to interest rate and price risk from the loan funding date until the date the loan is sold into the secondary market. Generally, the fair value of a loan will decline in value when interest rates increase and will rise in value when interest rates decrease. To mitigate this risk, we enter into forward MBS trades to provide an economic hedge against those changes in fair value on mortgage loans held for sale. Forward MBS trades are primarily used to fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market.
Interest Rate Lock Commitments
A loan commitment binds us (subject to the loan approval process) to fund the loan at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of the commitment through the loan funding date or expiration date. The borrower is not obligated to obtain the loan, thus we are subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. Our interest rate exposure on these derivative loan commitments is hedged with freestanding derivatives such as forward contracts. We enter into forward contracts with respect to both fixed and variable rate loan commitments.

The following summarizes our open derivative positions at September 30, 2015 and the gains (losses) on all derivatives used in each of the identified hedging programs for the year to date period then ended. None of the derivatives was designated as a hedge for accounting purposes at September 30, 2015:

Purpose	Expiration Date	Notional Amount	Fair Value (1)	Gains / (Losses)	Consolidated Statements of Operations Caption
Interest rate risk of borrowings
Interest rate caps (2)	Nov. 2016 - Oct. 2017	$3,469,000	$1,501	$(1,613)	Other, net
Interest rate risk of mortgage loans held for sale and of IRLCs
Forward MBS trades	Nov. 2015 - Dec 2015	672,899	(3,438)	(10,878)	Gain on loans held for sale, net
IRLCs	Oct. 2015 - Nov. 2015	385,073	10,010	3,944	Gain on loans held for sale, net
Total derivatives			$8,073	$(8,547)

(1)	Derivatives are reported at fair value in Receivables, Other assets or in Other liabilities on our Unaudited Consolidated Balance Sheets.

(2)	To hedge the effect of changes in 1ML on advance funding facilities.
Included in AOCL at September 30, 2015 and 2014, respectively, were $1.9 million and $9.2 million of deferred unrealized losses, before taxes of $0.1 million and $0.5 million, respectively, on interest rate swaps that we designated as cash flow hedges. Changes in AOCL during the nine months ended September 30 were as follows:

	2015	2014
Beginning balance	$8,413	$10,151

Losses on terminated hedging relationships amortized to earnings	(6,916)	(1,579)
Decrease in deferred taxes on accumulated losses on cash flow hedges	389	217
Decrease in accumulated losses on cash flow hedges, net of taxes	(6,527)	(1,362)

Other, net of taxes	—	(5)
Ending balance	$1,886	$8,784
As of September 30, 2015, amortization of accumulated losses on cash flow hedges from AOCL to Other income (expense), net is projected to be $0.3 million during the next twelve months. To the extent we sell the MSRs to which the accumulated losses on cash flow hedges applied, a proportionate amount of the remaining unamortized accumulated losses associated with the MSRs sold is recognized in earnings at that time.
Other income (expense), net, includes the following related to derivative financial instruments for the three and nine months ended September 30:

	Three Months		Nine Months
	2015	2014	2015	2014
Losses on economic hedges	$(738)	$(6)	$(1,613)	$(374)
Write-off of losses in AOCL for a discontinued hedge relationship	(523)	(408)	(6,916)	(1,580)
	$(1,261)	$(414)	$(8,529)	$(1,954)

Note 14 – Interest Expense
The following table presents the components of interest expense for the three and nine months ended September 30:

	Three months		Nine Months
	2015	2014	2015	2014
Financing liabilities (1)(2)(3)	$73,866	$88,246	$222,067	$281,930
Other secured borrowings	19,822	20,790	68,447	62,359
Match funded liabilities	15,425	15,097	45,379	46,762
6.625% Senior unsecured notes	6,741	6,141	19,521	9,466
Other	2,459	2,775	7,192	8,612
	$118,313	$133,049	$362,606	$409,129

(1)	Includes interest expense related to financing liabilities recorded in connection with the NRZ/HLSS Transactions as indicated in the table below.

	Three months		Nine Months
	2015	2014	2015	2014
Servicing fees collected on behalf of NRZ	$175,994	$177,113	$531,399	$553,423
Less: Subservicing fee retained by Ocwen	91,597	83,550	272,802	266,514
Net servicing fees remitted to NRZ	84,397	93,563	258,597	286,909
Less: Reduction in financing liability	21,160	8,736	52,159	12,960
Interest expense on NRZ financing liability	$63,237	$84,827	$206,438	$273,949

(2)
Includes $8.2 million and $8.5 million for the three and nine months ended September 30, 2015, respectively, of fees incurred in connection with our agreement to compensate NRZ for certain increased costs associated with its servicing advance financing facilities that are the direct result of a downgrade of our S&P servicer rating.

(3)	Interest expense that we expect to be paid on the HMBS-related borrowings is included with net fair value gains in Other revenues.

Note 15 – Basic and Diluted Earnings per Share
Basic earnings per share excludes common stock equivalents and is calculated by dividing net income attributable to Ocwen common stockholders by the weighted average number of common shares outstanding during the year. We calculate diluted earnings per share by dividing net income attributable to Ocwen, as adjusted to add back any preferred stock dividends, by the weighted average number of common shares outstanding including the potential dilutive common shares related to outstanding stock options, restricted stock awards and preferred stock. The following is a reconciliation of the calculation of basic earnings per share to diluted earnings per share for the three and nine months ended September 30:

	Three Months		Nine Months
	2015	2014	2015	2014
Basic earnings per share:
Net income (loss) attributable to Ocwen common stockholders	$(66,869)	$(76,189)	$(22,776)	$49,273

Weighted average shares of common stock	125,383,639	130,551,197	125,322,742	133,318,381

Basic earnings (loss) per share	$(0.53)	$(0.58)	$(0.18)	$0.37

Diluted earnings per share (1):
Net income (loss) attributable to Ocwen common stockholders	$(66,869)	$(76,189)	$(22,776)	$49,273
Preferred stock dividends (2)	—	—	—	—
Adjusted net income (loss) attributable to Ocwen	$(66,869)	$(76,189)	$(22,776)	$49,273

Weighted average shares of common stock	125,383,639	130,551,197	125,322,742	133,318,381
Effect of dilutive elements (1):
Preferred stock (2)	—	—	—	—
Stock options	—	—	—	3,558,689
Common stock awards	—	—	—	4,256
Dilutive weighted average shares of common stock	125,383,639	130,551,197	125,322,742	136,881,326

Diluted earnings (loss) per share	$(0.53)	$(0.58)	$(0.18)	$0.36

Stock options and common stock awards excluded from the computation of diluted earnings per share:
Anti-dilutive (3)	2,037,872	91,250	1,965,049	47,083
Market-based (4)	924,438	295,000	924,438	295,000

(1)
For the three and nine months ended September 30, 2015 and for three months ended September 30, 2014, we have excluded the effect of preferred stock, stock options and common stock awards from the computation of diluted earnings per share because of the anti-dilutive effect of our reported net loss.

(2)
Prior to the conversion of our remaining preferred stock into common stock in July 2014, we computed the effect on diluted earnings per share using the if-converted method. For purposes of computing diluted earnings per share, we assume the conversion of the preferred stock into shares of common stock unless the effect is anti-dilutive. Conversion of the preferred stock was not assumed for the nine months ended September 30, 2014 because the effect would have been antidilutive.

(3)	These options were anti-dilutive because their exercise price was greater than the average market price of our stock.

(4)	Shares that are issuable upon the achievement of certain performance criteria related to Ocwen’s stock price and an annualized rate of return to investors.
Note 16 – Business Segment Reporting
Our business segments reflect the internal reporting that we use to evaluate operating performance of services and to assess the allocation of our resources. A brief description of our current business segments is as follows:

Servicing. This segment is primarily comprised of our core residential servicing business. We provide residential and commercial mortgage loan servicing, special servicing and asset management services. We earn fees for providing these services to owners of the mortgage loans and foreclosed real estate. In most cases, we provide these services either because we purchased the MSRs from the owner of the mortgage, retained the MSRs on the sale of residential mortgage loans or because we entered into a subservicing or special servicing agreement with the entity that owns the MSR. Our residential servicing portfolio includes conventional, government insured and non-Agency loans. Non-Agency loans include subprime loans, which represent residential loans that generally did not qualify under GSE guidelines or have subsequently become delinquent.
Lending. The Lending segment is focused on originating and purchasing conventional and government insured residential forward and reverse mortgage loans mainly through our correspondent lending arrangements, broker relationships and directly with mortgage customers. The loans are typically sold shortly after origination into a liquid market on a servicing retained basis.
Corporate Items and Other. Corporate Items and Other includes revenues and expenses that are not directly related to other reportable segments, business activities that are individually insignificant, interest income on short-term investments of cash, interest expense on corporate debt and certain corporate expenses. Business activities not currently considered to be of continuing significance include residential subprime non-Agency loans held for sale (at lower of cost or fair value), investments in residential mortgage-backed securities and affordable housing investment activities.
We allocate interest income and expense to each business segment for funds raised or for funding of investments made, including interest earned on cash balances and short-term investments and interest incurred on corporate debt. We also allocate expenses generated by corporate support services to each business segment.
Financial information for our segments is as follows:

	Servicing	Lending	Corporate Items and Other	Corporate Eliminations	Business Segments Consolidated
Results of Operations
Three months ended September 30, 2015
Revenue (1)	$374,936	$29,662	$348	$—	$404,946

Expenses (1) (2)	318,439	23,126	46,161	—	387,726

Other income (expense):
Interest income	1,175	3,883	635	—	5,693
Interest expense	(109,357)	(2,256)	(6,700)	—	(118,313)
Other (1)	38,943	425	114	—	39,482
Other income (expense), net	(69,239)	2,052	(5,951)	—	(73,138)

Income (loss) before income taxes	$(12,742)	$8,588	$(51,764)	$—	$(55,918)

Three months ended September 30, 2014
Revenue (1)	$485,303	$26,877	$1,557	$(39)	$513,698

Expenses (1) (2)	313,964	22,632	118,482	(39)	455,039

Other income (expense):
Interest income	903	4,825	865	—	6,593
Interest expense	(124,106)	(2,601)	(6,342)	—	(133,049)
Other (1)	(3,618)	139	(990)	—	(4,469)
Other income (expense), net	(126,821)	2,363	(6,467)	—	(130,925)

Income (loss) before income taxes	$44,518	$6,608	$(123,392)	$—	$(72,266)

	Servicing	Lending	Corporate Items and Other	Corporate Eliminations	Business Segments Consolidated
Nine months ended September 30, 2015
Revenue (1)	$1,269,269	$106,721	$2,709	$(58)	$1,378,641

Expenses (1) (2)	940,764	73,497	104,133	(58)	1,118,336

Other income (expense):
Interest income	3,232	11,025	2,049	—	16,306
Interest expense	(336,088)	(7,058)	(19,460)	—	(362,606)
Other (1)	82,909	1,826	671	—	85,406
Other income (expense), net	(249,947)	5,793	(16,740)	—	(260,894)

Income (loss) before income taxes	$78,558	$39,017	$(118,164)	$—	$(589)

Nine months ended September 30, 2014
Revenue (1)	$1,526,606	$86,811	$4,734	$(118)	$1,618,033

Expenses (1) (2)	919,998	81,261	148,555	(118)	1,149,696

Other income (expense):
Interest income	1,805	13,117	2,550	—	17,472
Interest expense	(391,122)	(8,271)	(9,736)	—	(409,129)
Other (1)	(4,622)	3,846	710	—	(66)
Other income (expense), net	(393,939)	8,692	(6,476)	—	(391,723)

Income (loss) before income taxes	$212,669	$14,242	$(150,297)	$—	$76,614

	Servicing	Lending	Corporate Items and Other	Corporate Eliminations	Business Segments Consolidated
Total Assets
September 30, 2015	$4,681,176	$2,571,893	$757,985	$—	$8,011,054

December 31, 2014	$5,881,862	$1,963,729	$421,687	$—	$8,267,278

September 30, 2014	$6,059,359	$1,706,964	$589,317	$—	$8,355,640

(1)	Intersegment billings for services rendered to other segments are recorded as revenues, as contra-expense or as other income, depending on the type of service that is rendered.

(2)	Depreciation and amortization expense are as follows:

	Servicing	Lending	Corporate Items and Other	Business Segments Consolidated
For the three months ended September 30, 2015
Depreciation expense	$694	$96	$4,256	$5,046
Amortization of mortgage servicing rights	18,023	85	—	18,108
Amortization of debt discount	329	—	—	329
Amortization of debt issuance costs	2,981	—	344	3,325

For the three months ended September 30, 2014
Depreciation expense	$2,636	$98	$3,022	$5,756
Amortization of mortgage servicing rights	60,689	94	—	60,783
Amortization of debt discount	331	—	—	331
Amortization of debt issuance costs	1,114	—	344	1,458

For the nine months ended September 30, 2015
Depreciation expense	$1,736	$292	$11,439	$13,467
Amortization of mortgage servicing rights	87,926	262	—	88,188
Amortization of debt discount	1,022	—	—	1,022
Amortization of debt issuance costs	9,336	—	1,049	10,385

For the nine months ended September 30, 2014
Depreciation expense	$8,099	$235	$8,267	$16,601
Amortization of mortgage servicing rights	185,263	613	199	186,075
Amortization of debt discount	991	—	—	991
Amortization of debt issuance costs	3,241	—	513	3,754
Note 17 – Related Party Transactions
Ocwen’s former Executive Chairman, William C. Erbey, also formerly served as chairman of the boards of Altisource Portfolio Solutions, S.A. (Altisource), HLSS, Altisource Residential Corporation (Residential) and Altisource Asset Management Corporation (AAMC). As a result, he had obligations to Ocwen as well as to Altisource, HLSS, Residential and AAMC. Effective January 16, 2015, Mr. Erbey resigned as an officer and director of Ocwen. Effective on that same date, Mr. Erbey also resigned from the boards of Altisource, HLSS, Altisource Residential and AAMC. Following his resignation, effective as of January 16, 2015, Mr. Erbey has no directorial, management, oversight, consulting or any other role at Ocwen, and we are expressly prohibited from providing any non-public information about Ocwen to Mr. Erbey pursuant to our settlement with the NY DFS. As a result of these and other relevant facts and circumstances, we believe that from and after January 17, 2015 Mr. Erbey does not possess the power, direct or indirect, to direct or cause the direction of our management and policies and, accordingly, we do not consider Altisource, HLSS, Residential or AAMC to be related parties. Revenues and expenses related to these agreements for the period from January 1 to January 16, 2015 are not significant and have not been disclosed. Absent a change in circumstances, we do not expect that we will consider any of these entities to be related parties in future periods.

The following table summarizes revenues and expenses related to our agreements with Altisource, HLSS (prior to the sale of its assets to NRZ), AAMC and Residential (and, as applicable, their subsidiaries) for the 2014 periods presented and the amounts receivable or payable at December 31, 2014. See Note 19 — Commitments for additional discussion of our long-term agreements with Altisource and Residential. See Note 4 — Sales of Advances and MSRs, Note 5 – Loans Held for Sale, Note 8 – Mortgage Servicing and Note 11 – Borrowings for additional discussion of the HLSS and EBO transactions.

	For the Three Months Ended September 30, 2014	For the Nine Months Ended September 30, 2014
Revenues and Expenses:
Altisource agreements
Revenues	$10,716	$30,007
Expenses	27,099	70,577
HLSS support services agreement
Revenues	$84	$458
Expenses	345	1,590
AAMC support services and facilities agreements
Revenues	$251	$952
Residential servicing agreement
Revenues	$4,618	$12,141

Net Receivable (Payable)	December 31, 2014
Altisource	$(4,909)
HLSS	7,884
AAMC	232
Residential	100
$3,307
Note 18 – Regulatory Requirements
Our business is subject to extensive regulation by federal, state and local governmental authorities, including the CFPB, HUD, SEC and various state agencies that license, audit and conduct examinations of our mortgage servicing, origination and collection activities. In addition, we operate under a number of regulatory settlements that subject us to ongoing monitoring or reporting. From time to time, we also receive requests from federal, state and local agencies for records, documents and information relating to the policies, procedures and practices of our mortgage servicing, origination and collection activities. The GSEs and their conservator, the Federal Housing Finance Authority (FHFA), Ginnie Mae, the United States Treasury Department, various investors, non-Agency securitization trustees and others also subject us to periodic reviews and audits.
As a result of the current regulatory environment, we have faced and expect to continue to face increased regulatory and public scrutiny as well as stricter and more comprehensive regulation of our business. We continue to work diligently to assess and understand the implications of the regulatory environment in which we operate and to meet the requirements of the changing environment in which we operate. We devote substantial resources to regulatory compliance, while, at the same time, striving to meet the needs and expectations of our customers, clients and other stakeholders. Our failure to comply with applicable federal, state and local laws, regulations and licensing requirements could lead to any of the following (i) loss of our licenses and approvals to engage in our servicing and lending businesses, (ii) governmental investigations and enforcement actions, (iii) administrative fines and penalties and litigation, (iv) civil and criminal liability, including class action lawsuits, (v) breaches of covenants and representations under our servicing, debt or other agreements, (vi) inability to raise capital or (vii) inability to execute on our business strategy.
We must comply with a large number of federal, state and local consumer protection laws including, among others, the Gramm-Leach-Bliley Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act (RESPA), the Truth in Lending Act (TILA), the Fair Credit Reporting Act, the Servicemembers Civil Relief Act, the Homeowners Protection Act, the Federal Trade Commission Act, the Equal Credit Opportunity Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and state foreclosure laws. These statutes apply to many facets of our business, including loan origination, default servicing and collections, use of credit reports, safeguarding of non-public personally identifiable information about our customers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and mandate certain disclosures and notices to borrowers. These requirements can and do change as statutes and regulations are enacted, promulgated, amended, interpreted and enforced. The recent trend among federal, state and local lawmakers and regulators has been toward increasing laws, regulations and investigative proceedings with regard to residential real estate lenders and servicers.
The CFPB directly affects the regulation of residential mortgage servicing in a number of ways. First, the CFPB has rule making authority with respect to many of the federal consumer protection laws applicable to mortgage servicers, including TILA and RESPA, as reflected in the new rules for servicing and origination that went into effect in 2014. Second, the CFPB has supervision, examination and enforcement authority over consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The CFPB’s jurisdiction includes those persons originating, brokering or servicing residential mortgage loans and those persons performing loan modification or foreclosure relief services in connection with such loans. Accordingly, we are subject to supervision, examination and enforcement by the CFPB.
We expect to continue to invest significantly in our operational platform and risk and compliance management systems in order to comply with these laws and regulations. Furthermore, there may be additional federal or state laws enacted that place additional obligations on servicers and originators of residential mortgage loans.
Our OLS, Homeward and Liberty subsidiaries are licensed to originate and/or service forward and reverse mortgage loans in the jurisdictions in which they operate. Our licensed entities are required to renew their licenses, typically on an annual basis, and to do so they must satisfy the license renewal requirements of each jurisdiction, which in some cases include the requirement to provide audited financial statements as well as other financial and non-financial requirements. Our licensed entities are also subject to minimum net worth requirements in connection with these licenses. These minimum net worth requirements are unique to each state and type of license. Failure to meet these minimum capital requirements or to satisfy any of the other requirements to which our licensed subsidiaries are subject could result in a variety of regulatory actions ranging from a fine, a directive requiring a certain step to be taken, a suspension or ultimately a revocation of a license, any of which could have an adverse impact on our results of operations and financial condition. The most restrictive of these requirements is based on the outstanding UPB of our owned and subserviced portfolio and was $553.7 million at September 30, 2015. We believe our licensed subsidiaries are currently in compliance with all of their capital requirements.
OLS, Homeward and Liberty are also parties to seller/servicer agreements and/or subject to guidelines and regulations (collectively, seller/servicer obligations) with one or more of the GSEs, HUD, FHA, VA and Ginnie Mae. These seller/servicer obligations include financial covenants that include capital requirements related to tangible net worth, as defined by the applicable agency, an obligation to provide audited consolidated financial statements within 90 days of the applicable entity’s fiscal year end as well as extensive requirements regarding servicing, selling and other matters. To the extent that these requirements are not met or waived, the applicable agency may, at its option, utilize a variety of remedies including requirements to deposit funds as security for our obligations, sanctions, suspension or even termination of approved seller/servicer status, which would prohibit future originations or securitizations of forward or reverse mortgage loans or servicing for the applicable agency. To date, none of these counterparties has communicated any material sanction, suspension or prohibition in connection with our seller/servicer obligations. We believe we were in compliance with the related net worth requirements at September 30, 2015. Our non-Agency servicing agreements also contain requirements regarding servicing practices and other matters, and a failure to comply with these requirements could have an adverse impact on our business.
Transfers of mortgage servicing are subject to regulation under federal consumer finance laws, including CFPB rules implementing RESPA that require servicers to, among other things, maintain policies and procedures that are reasonably designed to facilitate the transfer of accurate information and documents during mortgage servicing transfers and properly evaluate loss mitigation applications that are in process at the time of transfer. The CFPB has advised mortgage servicers that its examiners will be carefully reviewing servicers’ compliance with these and other regulations applicable to servicing transfers, and state mortgage regulators have supervisory power over any licensed institutions involved in a transaction. Accordingly, we will be required to devote time and resources to ensuring compliance and engaging with such regulators in connection with any future transfers of mortgage servicing, including in connection with our announced asset sales.
There are a number of foreign laws and regulations that are applicable to our operations in India and the Philippines, including acts that govern licensing, employment, safety, taxes, insurance and the laws and regulations that govern the creation, continuation and the winding up of companies as well as the relationships between shareholders, our corporate entities, the public and the government in these countries. Non-compliance with the laws and regulations of India or the Philippines could result in (i) restrictions on our operations in these counties, (ii) fines, penalties or sanctions or (iii) reputational damage.

Note 19 — Commitments
Unfunded Lending Commitments
We have originated floating-rate reverse mortgage loans under which the borrowers have additional borrowing capacity of $861.2 million at September 30, 2015. This additional borrowing capacity is available on a scheduled or unscheduled payment basis. We also had short-term commitments to lend $373.0 million and $12.1 million in connection with our forward and reverse interest rate lock commitments outstanding at September 30, 2015.
Long Term Contracts
Our business is currently dependent on many of the services and products provided by Altisource under long-term agreements, many of which include renewal provisions. Our servicing platform runs on an information technology system that we license from Altisource. If Altisource were to fail to fulfill its contractual obligations to us, including through a failure to provide services at the required level to maintain and support our systems, or if Altisource were to become unable to fulfill such obligations (for example, because it entered bankruptcy), our business and operations would suffer. In addition, if Altisource fails to develop and maintain its technology so as to provide us with a competitive platform, our business could suffer.
Ocwen and OMS are parties to a Services Agreement, a Technology Products Services Agreement, an Intellectual Property Agreement and a Data Center and Disaster Recovery Services Agreement with Altisource. Under the Services Agreements, Altisource provides various business process outsourcing services, such as valuation services and property preservation and inspection services, among other things. Altisource provides certain technology products and support services under the Technology Products Services Agreements and the Data Center and Disaster Recovery Services Agreements. These agreements expire August 31, 2025. Ocwen and Altisource have also entered into a master services agreement pursuant to which Altisource provides certain loan origination services to Homeward and Liberty, and a general referral fee agreement pursuant to which Ocwen receives referral fees which are paid out of the commission that would otherwise be paid to Altisource as the selling broker in connection with real estate sales services provided by Altisource. A Data Access and Services Agreement under which we agreed to make available to Altisource certain data from Ocwen’s servicing portfolio in exchange for a per asset fee was terminated on March 31, 2015. Amounts incurred or received in connection with the above agreements for periods prior to January 1, 2015 are disclosed in Note 17 – Related Party Transactions.
Certain services provided by Altisource under these agreements are charged to the borrower and/or mortgage loan investor. Accordingly, such services, while derived from our loan servicing portfolio, are not reported as expenses by Ocwen. These services include residential property valuation, residential property preservation and inspection services, title services and real estate sales.
We have also entered into Support Services Agreements with Altisource setting forth certain services that Altisource and Ocwen may provide to each other in such areas as human resources, corporate services, Six Sigma, quality assurance, quantitative analytics, treasury, accounting, tax matters and strategic planning. These Support Services Agreements run through October 2017 and September 2018, respectively, with automatic one-year renewals thereafter. Beginning April 1, 2015, the only services that are regularly provided under these Support Services Agreements are corporate services such as facilities management and mailroom support services and vendor procurement for information technology and facilities.
On December 21, 2012, we entered into a 15-year servicing agreement with Altisource Residential, L.P., the operating partnership of Residential, pursuant to which Ocwen will service residential mortgage loans acquired by Residential and provide loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs.
Note 20 – Contingencies
When we become aware of a matter involving uncertainty for which we may incur a loss, we assess the likelihood of any loss. If a loss contingency is probable and the amount of the loss can be reasonably estimated, we record an accrual for the loss. In such cases, there may be an exposure to potential loss in excess of the amount accrued. Where a loss is not probable but is reasonably possible or where a loss in excess of the amount accrued is reasonably possible, we disclose an estimate of the amount of the loss or range of possible losses for the claim if a reasonable estimate can be made, unless the amount of such reasonably possible loss is not material to our financial position, results of operations or cash flows. If a reasonable estimate of loss cannot be made, we do not accrue for any loss or disclose any estimate of exposure to potential loss. An assessment regarding the ultimate outcome of any such matter involves judgments about future events, actions and circumstances that are inherently uncertain. The actual outcome could differ materially. Where we have retained external legal counsel or other professional advisers, such advisers assist us in making such assessments.

Litigation
In the ordinary course of business, we are routinely a defendant in, or a party or potential party to, many threatened and pending legal proceedings, including proceedings brought on behalf of various classes of claimants and those brought derivatively on behalf of Ocwen against certain current or former officers and directors.
These proceedings are generally based on alleged violations of federal, state and local laws and regulations governing our mortgage servicing and lending activities, including wrongful foreclosure and eviction actions, allegations of wrongdoing in connection with lender-placed insurance arrangements, claims relating to our pre-foreclosure property preservation activities, claims relating to our written and telephonic communications with our borrowers and claims related to our payment and other processing operations. In some of these proceedings, claims for substantial monetary damages are asserted against us. To address the claims in the small number of proceedings brought derivatively by purported shareholders, the independent directors of the Board have established a Special Litigation Committee to investigate the shareholders’ allegations. In our opinion, the resolution of the vast majority of these proceedings will not have a material effect on our financial condition, results of operations or cash flows.
In view of the inherent difficulty of predicting the outcome of any threatened or pending legal proceedings, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, we generally cannot predict what the eventual outcome of such proceedings will be, what the timing of the ultimate resolution will be, or what the eventual loss, if any, will be. Any material adverse resolution could materially and adversely affect our business, reputation, financial condition and results of operations.
Where we determine that a loss contingency is probable in connection with a pending or threatened legal proceeding and the amount of our losses can be reasonably estimated, we record an accrual for the losses. Excluding expenses of internal or external legal counsel, we have accrued $16.7 million as of September 30, 2015 for losses relating to threatened and pending litigation pertaining to our mortgage servicing practices that we believe are probable and reasonably estimable based on current information regarding these matters. Where we determine that a loss is not probable but is reasonably possible or where a loss in excess of the amount accrued is reasonably possible, we disclose an estimate of the amount of the loss or range of possible losses for the claim if a reasonable estimate can be made, unless the amount of such reasonably possible loss is not material to our financial position, results of operations or cash flows. It is possible that we will incur losses relating to threatened and pending litigation pertaining to our mortgage servicing practices that materially exceed the amount accrued. We cannot currently estimate the amount, if any, of reasonably possible losses above amounts that have been recorded at September 30, 2015.
Following our announcement on August 12, 2014 that we intended to restate our financial statements for the fiscal year ended December 31, 2013 and the quarter ended March 31, 2014, and amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, putative securities fraud class action lawsuits have been filed against Ocwen and certain of its officers and directors regarding such restatements and amendments. Those lawsuits have been consolidated and are pending in federal court in Florida. After Ocwen signed a Consent Order with the NYDFS on December 22, 2014, the consolidated class action complaint was amended to include allegations relating to that Consent Order and other matters. In January 2015, Ocwen was named as a defendant in a separate consolidated securities fraud class action that has been brought on behalf of a putative class of Altisource shareholders. On September 4, 2015, the presiding federal court dismissed both the above-referenced consolidated class action and the above-referenced consolidated securities fraud class action. Both of those actions have since been re-filed in federal court. Additional lawsuits may be filed and, at this time, Ocwen is unable to predict the outcome of these lawsuits, the possible loss or range of loss, if any, associated with the resolution of these lawsuits or any potential impact they may have on us or our operations. Ocwen and the other defendants intend to vigorously defend against these lawsuits. If our efforts to defend these lawsuits are not successful, our business, financial condition and results of operations could be adversely affected.
In several recent court actions, mortgage loan sellers against whom repurchase claims have been asserted based on alleged breaches of representations and warranties are defending on various grounds including the expiration of statutes of limitation, lack of notice and opportunity to cure, and vitiation of the obligation to repurchase as a result of foreclosure or charge-off of the loan. We have entered into tolling agreements with respect to our role as servicer for a very small number of securitizations and may enter into additional tolling agreements in the future. Other court actions have been filed against certain RMBS trustees alleging that the trustees breached their contractual and statutory duties by, among other things, failing to require the loan servicers to abide by the servicers’ obligations and failing to declare that certain alleged servicing events of default under the applicable contracts occurred.
Ocwen is a third-party defendant in certain of these actions, is the servicer for certain securitizations involved in other such actions and is the servicer for other securitizations as to which actions have been threatened by certificate holders. We intend to vigorously defend ourselves in the lawsuits to which we have been named a party. Should Ocwen be made a party to other similar actions or should Ocwen be asked to indemnify any parties to such actions, we may need to defend allegations that we failed to service loans in accordance with applicable agreements and that such failures prejudiced the rights of repurchase claimants against loan sellers or otherwise diminished the value of the trust collateral. We believe that any such allegations would be without merit and, if necessary, would vigorously defend against them. At this time, we are unable to predict the ultimate outcome of these lawsuits, the possible loss or range of loss, if any, associated with the resolution of these lawsuits or any potential impact they may have on us or our operations. If, however, we were required to compensate claimants for losses related to the alleged loan servicing breaches, then our business, financial condition and results of operations could be adversely affected.
In addition, a number of RMBS trustees have received notices of default alleging material failures by servicers to comply with applicable servicing agreements. For example, certain investors claiming to hold at least 25% ownership interest in 119 RMBS trusts serviced by Ocwen have submitted to the respective trustees of those trusts a Notice of Non-Performance, alleging that we have materially breached our obligations under the servicing agreements in those trusts. The Notice further alleged that our conduct, if not timely cured, would give rise to events of default under the applicable servicing agreements, on the basis of which we could potentially be terminated as servicer for the 119 Trusts. Ocwen denies the allegations in the Notice and intends to vigorously rebut them. Since the Notice was issued, Ocwen has been directed by the trustee for two of the trusts to transfer its servicing to another loan servicing company based on ratings downgrades. There is a risk that Ocwen could be replaced as servicer on the remaining trusts at issue in the Notice, that the trustees could take legal action on behalf of the trust certificateholders, or, under certain circumstances, that the investors who issued the Notice could seek to press their allegations against Ocwen, independent of the trustees. We are unable at this time to predict what, if any, actions the trustees will take in response to the Notice, nor can we predict at this time the potential loss or range of loss, if any, associated with the resolution of the Notice or the potential impact on our operations. If Ocwen were to be terminated as servicer, or other related legal actions were pursued against Ocwen, it could have an adverse effect on Ocwen’s business, financing activities, financial condition and results of operations.
Regulatory
We are subject to a number of ongoing federal and state regulatory examinations, inquiries, requests for information and other actions.
New York Department of Financial Services
In December 2012, we entered into a consent order with the New York Department of Financial Services (NY DFS) in which we agreed to the appointment of a Monitor to oversee our compliance with an Agreement on Servicing Practices that we had entered into with the NY DFS in September 2011. After the Monitor began its work in 2013, the NY DFS began an investigation into Ocwen’s compliance with the servicing requirements specified in the Agreement on Servicing Practices as well as New York State laws and regulations relating to the servicing of residential mortgages.
Effective December 19, 2014, Ocwen reached a settlement with the NY DFS related to this investigation and entered into a consent order (the NY Consent Order) with the NY DFS to reflect such settlement. The settlement included monetary and non-monetary provisions including the payment of a civil monetary penalty of $100.0 million and restitution in the amount of $50.0 million to certain New York borrowers. Non-monetary provisions include: the appointment of an independent Operations Monitor who will among other responsibilities, review and assess the adequacy and effectiveness of our operations, including providing periodic reporting on findings and progress, and review transactions with Altisource, HLSS, AAMC and Residential; the appointment of two additional independent directors to the Board of Directors; the resignation of William C. Erbey as an officer and director, as of January 16, 2015, as well as from the boards of Altisource, HLSS, AAMC and Residential; and restrictions on the ability and/or timing of any future MSR acquisitions which effectively prohibit any such future acquisitions until we have satisfied certain specified conditions.
National Mortgage Settlement
In February 2014, the Ocwen National Mortgage Settlement involving the CFPB and various state attorneys general and other state agencies that regulate the mortgage servicing industry (NMS Regulators), relating to various allegations regarding deficient mortgage servicing practices, including those with respect to foreclosures, was memorialized by a consent order entered by the United States District Court for the District of Columbia.
We are tested on a quarterly basis on various metrics to ensure compliance with the Ocwen National Mortgage Settlement. These metrics relate to various aspects of our servicing business, and each has a proscribed error threshold. These metrics are tested by a dedicated group of Ocwen employees who do not report to the servicing business and are referred to as the Internal Review Group (IRG). The IRG tests these metrics, and reports their findings to the professional firms employed by the Office of Mortgage Settlement Oversight (OMSO). OMSO has ultimate authority to accept or reject the IRG’s findings, and OMSO reports its findings to the District Court.
Exceeding the metric error rate threshold for the first time does not result in a violation of the settlement, but rather it is deemed a “potential violation” which then is subject to a cure period. Any potential violation requires us to submit a corrective action plan (CAP) to OMSO for approval and review, and all testing for that metric is suspended until the CAP is completed. Following the completion of the CAP, testing on that metric resumes by the IRG and any further fails in the cure period or the quarter following that cure period would subject us to financial penalties. These penalties start at an amount of not more than $1.0 million for the first uncured violation and increase to an amount of not more than $5.0 million for the second uncured violation. It is also possible that if we are found to have caused borrower harm, we would be subject to costs to remediate that harm. In addition, in the event that there were widespread metric failures, it is possible that OMSO and/or the District Court could determine that we were generally violating the settlement and seek to impose a broader range of financial or injunctive penalties on us.
In December 2014, OMSO identified two issues involving Ocwen’s compliance with the Ocwen National Mortgage Settlement. The first concerned the adequacy and independence of our IRG, which is responsible for reporting on Ocwen’s compliance with the settlement. The second issue concerned the letter dating issues raised by the NY DFS. OMSO’s report identified the steps that Ocwen had taken to remediate these issues and acknowledged Ocwen’s cooperation. OMSO’s December report indicated its plans to re-test certain metrics, and to issue supplemental reports upon completion of that work.
In May 2015, OMSO issued another compliance report following up on that of December 2014. This report detailed additional changes that Ocwen had made to its IRG and described the work performed by OMSO to retest certain metrics previously tested by the Ocwen IRG for the first quarter of 2014. OMSO’s report indicated that the various steps taken by Ocwen in connection with its IRG demonstrated “measurable improvement” since the December 2014 report. OMSO further reported that its retesting of metrics for the first quarter of 2014 revealed that it only disagreed with the Ocwen IRG’s assessment for one out of the nine metrics subject to retesting. This metric relates to the timeliness of letters informing borrowers of missing items in their loss mitigation packages. Because Ocwen’s own IRG had self-identified this issue before the re-testing, Ocwen had already implemented a corrective action plan to send out new correspondence and place certain loans on a foreclosure hold until such borrowers were given time to complete their applications. OMSO approved that CAP on May 27, 2015. OMSO’s latest report, issued on October 22, 2015, provided an update on that CAP and indicated that Ocwen’s implementation of the plan continued under OMSO’s supervision.
We continue to work cooperatively with OMSO on resolving these issues, and the letter dating issues are currently under a CAP. While, to date, these issues have not resulted in financial penalties, if we do not comply with the Ocwen National Mortgage Settlement, we could become subject to financial penalties or other regulatory action could be taken against us.
Securities and Exchange Commission
On April 28, 2014, we received a letter from the staff of the New York Regional Office of the SEC (the Staff) informing us that it was conducting an investigation relating to Ocwen and making a request for voluntary production of documents and information relating to the April 22, 2014 surrender of certain options to purchase our common stock by Mr. Erbey, our former Executive Chairman, including the 2007 Equity Incentive Plan and the related option grant and surrender documents. On June 12, 2014, we received a subpoena from the SEC requesting production of various documents relating to our business dealings with Altisource, HLSS, AAMC and Residential and the interests of our directors and executive officers in these companies. Following the announcement on August 12, 2014 that we intended to amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, we received an additional subpoena on September 11, 2014 in relation to such amendments. In addition, we received a further subpoena on November 20, 2014 requesting certain documents related to Ocwen’s agreement with Southwest Business Corporation, and related to Mr. Erbey’s approvals for specifically enumerated board actions. We have cooperated with the SEC in its investigation and believe that the investigation is substantially completed.
We and the Staff have reached an agreement in principle to resolve the SEC investigation. Subject to documentation of a definitive settlement and final approval by the Commission of the SEC, the terms of the proposed resolution include that we, without admitting or denying liability, will pay a $2.0 million civil money penalty and consent to the entry of an administrative order requiring that we cease and desist from any violations of Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and certain related SEC rules promulgated thereunder. Accordingly, we have accrued $2.0 million as of September 30, 2015 with respect to the proposed resolution as we believe this loss is probable and reasonably estimable based on current information. There can be no assurance that the proposed resolution will be finalized and approved by the Commission on the terms currently contemplated. In the event the proposed resolution is not so finalized and approved, we intend to vigorously defend ourselves.
Separately, on February 10, 2015, we received a letter from the Staff informing us that it was conducting an investigation relating to the use of collection agents by mortgage loan servicers. The letter requested that we voluntarily produce documents and information. We believe that the February 10, 2015 letter was also sent to other companies in the industry. We are cooperating with the Staff on this matter.

California Department of Business Oversight
Effective January 23, 2015, OLS reached an agreement with the California Department of Business Oversight (CA DBO) relating to Ocwen’s failure to produce certain information and documents during a routine licensing examination, which resulted in the CA DBO withdrawing its notice of hearing to suspend OLS’ license in California. OLS and the CA DBO entered into a Consent Order pursuant to the California Residential Mortgage Lending Act (the CA Consent Order) with the CA DBO to reflect such settlement. The CA Consent Order addresses and resolves the examination disputes between the CA DBO and OLS, and does not involve any accusation or admission of wrongdoing with regard to OLS’ servicing practices.
Under the terms of the CA Consent Order, OLS paid the CA DBO a penalty of $2.5 million plus costs associated with the examination. We accrued the $2.5 million penalty as of December 31, 2014. OLS also agreed to cease acquiring any additional MSRs for loans secured in California until the CA DBO is satisfied that OLS can satisfactorily respond to the requests for information and documentation made in the course of a regulatory exam.
In addition, the CA DBO has selected an independent third-party auditor (the CA Auditor) to assess OLS’ compliance with laws and regulations impacting California borrowers for an initial term of two years, extendable at the discretion of the CA DBO. OLS will pay all reasonable and necessary costs of the CA Auditor. The CA Auditor will report periodically on its findings and progress and OLS will submit to the CA DBO a written plan to address and implement corrective measures and address any deficiencies identified by the CA Auditor.
General
In addition to the above matters, our mortgage origination and servicing businesses require one or more licenses in the various jurisdictions where properties secured by mortgages are located. Our licensed entities are required to renew their licenses, typically on an annual basis, and to do so they must satisfy the license renewal requirements of each jurisdiction, which in some cases include the requirement to provide audited financial statements. The same agencies that issue licenses to us engage in regular supervisory examinations of the licensable activities. In addition, we are subject to supervision by the CFPB at the federal level, and it similarly has the authority to conduct regulatory examinations, in addition to its enforcement and investigatory powers. These examinations are part of our ordinary course business activities, and the mere existence of an examination is not typically indicative of anything unusual or material as to that business. In addition, we also receive information requests and other inquiries, both formal and informal in nature, from these agencies as part of their general regulatory oversight of our origination and servicing businesses.
We also have regular engagements with not only our state financial regulators, but also the attorneys general in the various states and the CFPB to address individual borrower complaints that they bring to our attention, or to respond to information requests and other inquiries. Many of these matters are brought to our attention as a complaint that the entity is investigating, although some are formal investigations or proceedings.
To the extent that an examination or other regulatory engagement reveals a failure by us to comply with applicable law, regulation or licensing requirement, or if we fail to comply with the commitments we have made with respect to the foregoing regulatory actions or if other regulatory actions of a similar or different nature are taken in the future against us, this could lead to (i) loss of our licenses and approvals to engage in our servicing and lending businesses, (ii) governmental investigations and enforcement actions, (iii) administrative fines and penalties and litigation, (iv) civil and criminal liability, including class action lawsuits, (v) breaches of covenants and representations under our servicing, debt or other agreements, (vi) inability to raise capital and (vii) inability to execute on our business strategy. Any of these occurrences could increase our operating expenses and reduce our revenues, hamper our ability to grow or otherwise materially and adversely affect our business, reputation, financial condition and results of operations.
Loan Put-Back and Related Contingencies
We have exposure to origination representation, warranty and indemnification obligations because of our lending, sales and securitization activities and our acquisitions to the extent we assume one or more of these obligations and in connection with our servicing practices. At September 30, 2015, we had outstanding representation and warranty repurchase demands of $101.1 million UPB (516 loans). At September 30, 2014, the outstanding UPB of representation and warranty repurchase demands was $108.2 million (578 loans). We review each demand and monitor through resolution, primarily through rescission, loan repurchase or make-whole payment.

The following table presents the changes in our liability for representation and warranty obligations, compensatory fees for foreclosures that may ultimately exceed investor timelines and related indemnification obligations for the nine months ended September 30:

	2015	2014
Beginning balance	$132,918	$192,716
Provision for representation and warranty obligations	1,695	5,076
New production reserves	664	820
Charge-offs and other (1)	(48,404)	(54,776)
Ending balance	$86,873	$143,836

(1)	Includes principal and interest losses realized in connection with repurchased loans, make-whole, indemnification and fee payments and settlements net of recoveries, if any.
We believe that it is reasonably possible that losses beyond amounts currently recorded for potential representation and warranty obligations and other claims described above could occur, and such losses could have an adverse impact on our results of operations, financial condition or cash flows. However, based on currently available information, we are unable to estimate a range of reasonably possible losses above amounts that have been recorded at September 30, 2015.
Note 21 – Subsequent Events
On October 16, 2015, OLS, as borrower, Ocwen and certain subsidiaries of Ocwen, as guarantors, entered into Amendment No. 4 to the Senior Secured Term Loan Facility Agreement and Amendment No. 2 to the Pledge and Security Agreement (the “Amendment”) with the lenders party thereto and Barclays Bank PLC, as administrative agent and collateral agent, pursuant to which certain amendments were made to (i) the SSTL and (ii) the related Pledge and Security Agreement. Effective as of October 20, 2015, the Amendment, among other things:

•	removes, until the fiscal quarter ending June 30, 2017, the interest coverage ratio and corporate leverage ratio financial covenants;

•	establishes a process for designating foreign subsidiaries as subsidiary guarantors under the SSTL;

•	increases our capacity to make certain permitted investments under the investment covenant;

•	expands our ability to exclude certain assets from the collateral securing the SSTL, to the extent necessary to meet regulatory minimum net worth requirements;

•	increases the applicable interest rate margin by 0.50%;

•	requires us to use 100% of the net cash proceeds from future asset sales permitted under the general asset sale basket to prepay the loans under the SSTL;

•	provides for a fee, payable to the lenders on March 31, 2017, equal to 3.0% of the aggregate amount of SSTL loans outstanding as of such date; and

•	makes conforming modifications, as well as adjustments to definitions.
In connection with the Amendment, on October 20, 2015, we voluntarily prepaid $50.0 million of the SSTL. Following the pay down, on October 20, 2015, there was approximately $476.6 million outstanding under the SSTL.

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES
December 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Ocwen Financial Corporation:
We have audited the accompanying consolidated balance sheets of Ocwen Financial Corporation and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects the financial position of Ocwen Financial Corporation and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1A to the consolidated financial statements, the Company is facing certain challenges and uncertainties that could have significant adverse effects on its business. Management’s plans with regard to these matters are also discussed in Note 1A to the consolidated financial statements.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 11, 2015, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 11, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Ocwen Financial Corporation:
We have audited the internal control over financial reporting of Ocwen Financial Corporation and subsidiaries (the “Company”) as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2014 of the Company and our report dated May 11, 2015 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding certain challenges and uncertainties that could have significant adverse effects on its business.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 11, 2015

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2014	December 31, 2013
Assets
Cash	$129,473	$178,512
Mortgage servicing rights ($93,901 and $116,029 carried at fair value)	1,913,992	2,069,381
Advances	893,914	890,832
Match funded advances	2,409,442	2,552,383
Loans held for sale ($401,120 and $503,753 carried at fair value)	488,612	566,660
Loans held for investment - reverse mortgages, at fair value	1,550,141	618,018
Goodwill	—	420,201
Receivables, net	270,596	152,516
Deferred tax assets, net	76,987	115,571
Premises and equipment, net	43,310	53,786
Other assets ($7,335 and $0 carried at fair value)	490,811	309,143
Total assets	$8,267,278	$7,927,003

Liabilities, Mezzanine Equity and Equity
Liabilities
Match funded liabilities	$2,090,247	$2,364,814
Financing liabilities ($2,058,693 and $1,249,380 carried at fair value)	2,258,641	1,266,973
Other secured borrowings	1,733,691	1,777,669
Senior unsecured notes	350,000	—
Other liabilities	793,534	644,595
Total liabilities	7,226,113	6,054,051

Commitments and Contingencies (Note 27 and Note 28)

Mezzanine Equity
Series A Perpetual Convertible Preferred stock, $.01 par value; 200,000 shares authorized; 62,000 shares issued and outstanding at December 31, 2013	—	60,361

Equity
Ocwen Financial Corporation (Ocwen) stockholders’ equity
Common stock, $.01 par value; 200,000,000 shares authorized; 125,215,615 and 135,176,271 shares issued and outstanding at December 31, 2014 and 2013, respectively	1,252	1,352
Additional paid-in capital	515,194	818,427
Retained earnings	530,361	1,002,963
Accumulated other comprehensive loss, net of income taxes	(8,413)	(10,151)
Total Ocwen stockholders’ equity	1,038,394	1,812,591
Non-controlling interest in subsidiaries	2,771	—
Total equity	1,041,165	1,812,591
Total liabilities, mezzanine equity and equity	$8,267,278	$7,927,003

The accompanying notes are an integral part of these consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2014	2013	2012
Revenue
Servicing and subservicing fees	$1,894,175	$1,823,559	$804,407
Gain on loans held for sale, net	134,297	121,694	215
Other revenues	82,853	93,020	40,581
Total revenue	2,111,325	2,038,273	845,203

Operating expenses
Compensation and benefits	415,530	442,777	122,341
Goodwill impairment loss	420,201	—	—
Amortization of mortgage servicing rights	250,375	282,781	72,897
Servicing and origination	202,739	112,127	25,542
Technology and communications	167,053	140,466	45,362
Professional services	326,667	123,886	29,213
Occupancy and equipment	109,179	105,145	47,044
Other operating expenses	143,464	94,112	21,508
Total operating expenses	2,035,208	1,301,294	363,907

Income from operations	76,117	736,979	481,296

Other income (expense)
Interest income	22,991	22,355	8,329
Interest expense	(541,757)	(395,586)	(223,455)
Gain (loss) on extinguishment of debt	2,609	(8,681)	(2,167)
Other, net	(3,119)	(2,588)	(6,495)
Total other expense, net	(519,276)	(384,500)	(223,788)

Income (loss) before income taxes	(443,159)	352,479	257,508
Income tax expense	26,396	42,061	76,585
Net income (loss)	(469,555)	310,418	180,923
Net income attributable to non-controlling interests	(245)	—	—
Net income (loss) attributable to Ocwen stockholders	(469,800)	310,418	180,923
Preferred stock dividends	(1,163)	(5,031)	(85)
Deemed dividends related to beneficial conversion feature of preferred stock	(1,639)	(6,989)	(60)
Net income (loss) attributable to Ocwen common stockholders	$(472,602)	$298,398	$180,778

Earnings (loss) per share attributable to Ocwen common stockholders
Basic	$(3.60)	$2.20	$1.35
Diluted	$(3.60)	$2.13	$1.31

Weighted average common shares outstanding
Basic	131,362,284	135,678,088	133,912,643
Diluted	131,362,284	139,800,506	138,521,279

The accompanying notes are an integral part of these consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands)

	For the Years Ended December 31,
	2014	2013	2012
Net income (loss)	$(469,555)	$310,418	$180,923

Other comprehensive income (loss), net of income taxes:
Change in deferred loss on cash flow hedges arising during the year (1)	—	(11,558)	(5,303)
Reclassification adjustment for losses on cash flow hedges included in net income (2)	1,734	7,843	6,753
Net change in deferred loss on cash flow hedges	1,734	(3,715)	1,450
Other	4	5	5
Total other comprehensive income (loss), net of income taxes	1,738	(3,710)	1,455

Comprehensive income (loss)	(467,817)	306,708	182,378
Comprehensive income attributable to non-controlling interests	(245)	—	—
Comprehensive income (loss) attributable to Ocwen stockholders	$(468,062)	$306,708	$182,378

(1)	Net of tax benefit of $0.8 million and $3.0 million for 2013 and 2012, respectively.

(2)
Net of tax benefit (expense) of $(0.2) million, $(3.6) million and $3.8 million for 2014, 2013 and 2012, respectively. These losses are reclassified to Other, net in the Consolidated Statements of Operations.

The accompanying notes are an integral part of these consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 and 2012
(Dollars in thousands, except per share data)

	Ocwen Stockholders
	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Income Taxes	Non-controlling Interest in Subsidiaries	Total
	Shares	Amount
Balance at December 31, 2011	129,899,288	$1,299	$826,121	$523,787	$(7,896)	$—	$1,343,311
Net income	—	—	—	180,923	—	—	180,923
Discount – Preferred stock beneficial conversion feature	—	—	8,688	—	—	—	8,688
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	(60)	—	—	(60)
Preferred stock dividends ($0.26 per share)	—	—	—	(85)	—	—	(85)
Conversion of 3.25% Convertible Notes	4,635,159	46	56,364	—	—	—	56,410
Exercise of common stock options	1,082,944	11	6,276	—	—	—	6,287
Equity-based compensation and other	20,541	—	14,493	—	—	—	14,493
Other comprehensive income, net of income taxes	—	—	—	—	1,455	—	1,455
Balance at December 31, 2012	135,637,932	1,356	911,942	704,565	(6,441)	—	1,611,422
Net income	—	—	—	310,418	—	—	310,418
Preferred stock dividends ($37.29 per share)	—	—	—	(5,031)	—	—	(5,031)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	(6,989)	—	—	(6,989)
Conversion of preferred stock	3,145,640	31	99,969	—	—	—	100,000
Repurchase of common stock	(4,271,347)	(42)	(217,861)	—	—	—	(217,903)
Exercise of common stock options	652,015	7	(2,612)	—	—	—	(2,605)
Equity-based compensation and other	12,031	—	26,989	—	—	—	26,989
Other comprehensive loss, net of income taxes	—	—	—	—	(3,710)	—	(3,710)
Balance at December 31, 2013	135,176,271	1,352	818,427	1,002,963	(10,151)	—	1,812,591
Net income (loss)	—	—	—	(469,800)	—	245	(469,555)
Preferred stock dividends ($18.75 per share)	—	—	—	(1,163)	—	—	(1,163)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	(1,639)	—	—	(1,639)
Conversion of preferred stock	1,950,296	20	61,980	—	—	—	62,000
Repurchase of common stock	(12,370,692)	(124)	(382,363)	—	—	—	(382,487)
Exercise of common stock options	434,054	4	(74)	—	—	—	(70)
Equity-based compensation and other	25,686	—	17,224	—	—	—	17,224
Non-controlling interest in connection with the acquisition of a controlling interest in Ocwen Structured Investments, LLC	—	—	—	—	—	2,526	2,526
Other comprehensive income, net of income taxes	—	—	—	—	1,738	—	1,738
Balance at December 31, 2014	125,215,615	$1,252	$515,194	$530,361	$(8,413)	$2,771	$1,041,165

The accompanying notes are an integral part of these consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$(469,555)	$310,418	$180,923
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment loss	420,201	—	—
Amortization of mortgage servicing rights	250,375	282,781	72,897
Amortization of debt issuance costs – senior secured term loan	5,139	4,395	3,718
Depreciation	21,910	24,245	5,720
Provision for bad debts	84,751	34,816	5,030
Gain on loans held for sale, net	(134,297)	(121,694)	(215)
Loss on deconsolidation of variable interest entities	—	—	3,167
Realized and unrealized losses on derivative financial instruments	2,643	14,336	4,294
(Gain) loss on extinguishment of debt	(2,609)	8,681	2,167
Loss (gain) on valuation of mortgage servicing rights, at fair value	22,068	(30,816)	(30)
Decrease (increase) in deferred tax assets, net	37,842	(21,125)	62,393
Equity-based compensation expense	10,729	5,648	2,934
Origination and purchase of loans held for sale	(7,430,340)	(9,678,038)	(172,262)
Proceeds from sale and collections of loans held for sale	7,345,730	9,468,627	243,434
Changes in assets and liabilities:
Decrease in advances and match funded advances	291,989	295,108	1,443,643
(Increase) decrease in receivables and other assets, net	(37,394)	224,543	(53,870)
(Decrease) increase in other liabilities	(94,508)	70,336	(2,593)
Other, net	27,850	(7,842)	14,504
Net cash provided by operating activities	352,524	884,419	1,815,854

Cash flows from investing activities
Cash paid to acquire ResCap Servicing Operations (a component of Residential Capital, LLC)	(54,220)	(2,289,709)	—
Net cash paid to acquire controlling interest in Ocwen Structured Investments, LLC	(7,833)	—	—
Cash paid to acquire Liberty Home Equity Solutions, Inc.	—	(26,568)	—
Net cash acquired in acquisition of Correspondent One S.A.	—	22,108	—
Cash paid to acquire Homeward Residential Holdings, Inc.	—	—	(524,213)
Distributions of capital from unconsolidated entities	6,572	1,300	3,226
Purchase of mortgage servicing rights, net	(22,488)	(987,663)	(180,039)
Acquisition of advances in connection with the purchase of mortgage servicing rights	(85,521)	(2,588,739)	(1,920,437)
Acquisition of advances in connection with the purchase of loans	(60,482)	—	—
Proceeds from sale of advances and match funded advances	1,054	3,842,537	2,824,645
Net proceeds from sale of diversified fee-based businesses to Altisource Portfolio Solutions, SA	—	210,793	—
Proceeds from sale of mortgage servicing rights	287	34,754	—
Proceeds from sale of advance financing subsidiary and special purpose entity	—	—	76,334
Proceeds from sale of beneficial interest in consolidated variable interest entities	—	—	3,020
Origination of loans held for investment - reverse mortgages	(816,881)	(609,555)	—
Principal payments received on loans held for investment - reverse mortgages	86,234	5,886	—
Additions to premises and equipment	(11,430)	(28,915)	(19,217)
Other	6,461	(1,207)	(449)
Net cash (used in) provided by investing activities	(958,247)	(2,414,978)	262,870

Cash flows from financing activities
Repayment of match funded liabilities	(274,567)	(167,931)	(1,665,330)
Proceeds from other secured borrowings	5,677,291	9,633,914	204,784
Repayments of other secured borrowings	(5,809,239)	(8,804,558)	(822,137)
Proceeds from issuance of senior unsecured notes	350,000	—	—
Payment of debt issuance costs	(6,835)	(25,758)	(1,052)
Proceeds from sale of mortgage servicing rights accounted for as a financing	123,551	447,755	320,381
Proceeds from sale of loans accounted for as a financing	783,009	604,991	—
Proceeds from sale of advances accounted for as a financing	88,981	—	—
Repurchase of common stock	(382,487)	(217,903)	—
Redemption of 10.875% Capital Securities	—	—	(26,829)
Payment of preferred stock dividends	(1,163)	(5,115)	—
Proceeds from exercise of common stock options	1,840	2,302	6,005
Other	6,303	21,244	(18,650)
Net cash provided by (used in) financing activities	556,684	1,488,941	(2,002,828)

Net (decrease) increase in cash	(49,039)	(41,618)	75,896
Cash at beginning of year	178,512	220,130	144,234
Cash at end of year	$129,473	$178,512	$220,130

Supplemental cash flow information
Interest paid	$560,208	$395,758	$219,825
Income tax payments, net	38,293	14,747	37,199

Supplemental non-cash investing and financing activities
Transfers of loans held for sale to loans held for investment	$110,874	$—	$—
Transfers of loans held for sale to real estate owned	8,808	4,775	999
Conversion of Series A preferred stock to common stock	62,000	100,000	—
Conversion of 3.25% Convertible Notes to common stock	—	—	56,410

Supplemental business acquisition information
Fair value of assets acquired
Cash	$—	$—	$(79,511)
Loans held for sale	—	—	(558,721)
Advances	—	(1,786,409)	(2,266,882)
Mortgage servicing rights	—	(401,314)	(360,344)
Deferred tax assets	—	—	(52,103)
Premises and equipment	—	(16,423)	(12,515)
Goodwill	—	(211,419)	(345,936)
Debt service accounts	—	—	(69,287)
Receivables and other assets	—	(2,989)	(27,765)
	—	(2,418,554)	(3,773,064)
Fair value of liabilities assumed
Match funded liabilities	—	—	1,997,459
Other secured borrowings	—	—	864,969
Accrued expenses and other liabilities	—	74,625	145,812
Total consideration	—	(2,343,929)	(764,824)
Issuance of preferred stock as consideration	—	—	162,000
Amount due to (from) seller for purchase price adjustments	—	54,220	(900)
Cash paid	—	(2,289,709)	(603,724)
Less cash acquired	—	—	79,511
Net cash paid	$—	$(2,289,709)	$(524,213)

The accompanying notes are an integral part of these consolidated financial statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012
(Dollars in thousands, except per share data and unless otherwise indicated)

Note 1 — Organization
Ocwen Financial Corporation (NYSE: OCN) (Ocwen, we, us and our) is a financial services holding company which, through its subsidiaries, is engaged in the servicing and origination of mortgage loans. Ocwen is headquartered in Atlanta, Georgia with offices throughout the United States (U.S.) and in the United States Virgin Islands (USVI) with support operations in India and the Philippines. Ocwen is a Florida corporation organized in February 1988.
Ocwen owns all of the common stock of its primary operating subsidiary, Ocwen Mortgage Servicing, Inc. (OMS), and directly or indirectly owns all of the outstanding stock of its other primary operating subsidiaries: Ocwen Loan Servicing, LLC (OLS), Ocwen Financial Solutions Private Limited, Homeward Residential, Inc. (Homeward), and Liberty Home Equity Solutions, Inc. (Liberty).
We perform primary and master servicer activities on behalf of investors and other servicers, including the Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac) (collectively, the GSEs), the Government National Mortgage Association (Ginnie Mae) and private-label securitizations (non-Agency). As primary servicer, we may be required to make certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as advances of principal and interest payments before collecting them from borrowers. As master servicer, we collect mortgage payments from primary servicers and distribute the funds to investors in the mortgage-backed securities. To the extent the primary servicer does not advance the scheduled principal and interest, as master servicer we are responsible for advancing the shortfall subject to certain limitations.
We originate, purchase, sell and securitize conventional (conforming to the underwriting standards of Fannie Mae or Freddie Mac; collectively referred to as Agency loans) and government-insured (Federal Housing Authority (FHA) or Department of Veterans Affairs (VA)) forward and reverse mortgages. The GSEs or Ginnie Mae guarantee these securitizations.
Note 1A — Business Environment and Other Uncertainties
We are facing certain challenges and uncertainties that could have significant adverse effects on our business, liquidity and financing activities. We may be adversely impacted by the following, among other things:

•	Failure to maintain sufficient liquidity to operate our servicing and lending businesses;

•	Failure to comply with covenants;

•	Downgrades in our third-party servicer ratings;

•	Regulatory actions against us; or

•	Our relationship with Home Loan Servicing Solutions, Ltd. (HLSS).

Liquidity
Our ability to finance servicing advances is a significant factor that affects our liquidity. Our use of advance facilities is integral to our servicing advance financing strategy, as these advance facilities are necessary for us to meet our daily advance funding obligations under our servicing agreements. Our advance funding facilities have a 364-day term and the revolving periods for all of our advance funding facilities end in 2015. At December 31, 2014, we had $2.1 billion outstanding under these facilities. In the event we are unable to renew, replace or extend one or more of these advance funding facilities, repayment of the outstanding balance must begin at the end of the respective revolving period. In addition, we use mortgage loan warehouse facilities to fund newly originated loans on a short-term basis until they are sold to secondary market investors, including GSEs or other third-party investors. All of our master repurchase and participation agreements for financing new loan originations have 364-day terms and mature in 2015 under the same construct of 364-day facilities that are typically renewed annually. At December 31, 2014, we had $428.5 million outstanding under these financing arrangements.
We currently plan to renew, replace or extend all of these debt agreements consistent with our historical experience. We currently are in negotiations with our lenders for the renewal, replacement or extension of our debt arrangements that mature or begin amortization in 2015. We may also consider other capital markets transactions including, but not limited to, the sale and financing of advance receivables in the event we do not renew, replace or extend a portion or all of our existing advance financing facilities. We have entered into commitment letters to refinance certain of our debt agreements and extended certain facilities ahead of their scheduled maturity, as detailed below under “Recent Actions.” Our lenders’ obligations to fund under these commitment letters are subject to conditions precedent, some of which are outside our control. In the event we are unable to renew, replace or extend all of these debt agreements, we may not have adequate sources of funding for our business. Due to the significant level of cash requirements related to servicing advances, we may not have sufficient levels of liquidity to fund the operations without our advance facilities. We typically require significantly more liquidity to meet our advance funding obligations than our available cash on hand.
Covenants
Under the terms of our existing debt agreements, we are subject to various qualitative and quantitative covenants. These covenants include:

•	Financial covenants;

•	Covenants to operate in material compliance with applicable laws;

•
Restrictions on our ability to engage in various activities, including but not limited to incurring additional debt, paying dividends, repurchasing or redeeming capital stock, transferring assets or making loans, investments or acquisitions;

•	Monitoring and reporting of various specified transactions or events, including specific reporting on defined events affecting collateral underlying certain debt agreements; and

•
Requirements to provide audited financial statements within specified timeframes, including a requirement under our SSTL that Ocwen’s financial statements and the related audit report be unqualified as to going concern. As described in “Recent Actions” below, we amended our SSTL in April 2015 to remove the requirement that Ocwen’s 2014 financial statements and the related audit report be unqualified as to going concern.

Financial covenants in our debt agreements require that we maintain, among other things:

•	a specified interest coverage ratio, which is defined under our SSTL as the ratio of trailing four quarter adjusted EBITDA to trailing four quarter interest expense (each as defined therein);

•	a specified corporate leverage ratio, which is defined under our SSTL as consolidated debt to trailing four quarter adjusted EBITDA (each as defined therein);

•	a specified consolidated total debt to consolidated tangible net worth ratio;

•	a specified loan to value ratio, as defined under our SSTL; and

•	specified levels of consolidated tangible net worth, liquidity and, at the OLS level, net operating income.
As a result of the covenants to which we are subject, we may be limited in the manner in which we conduct our business and may be limited in our ability to engage in favorable business activities or raise additional capital to finance future operations or satisfy future liquidity needs. In addition, breaches or events that may result in a default under our debt agreements include, among other things, noncompliance with our covenants, nonpayment of principal or interest, material misrepresentations, the occurrence of material adverse change, insolvency, bankruptcy, certain material judgments and changes of control. Covenants and defaults of this type are commonly found in debt agreements such as ours. Certain of these covenants and defaults are open to subjective interpretation and, if our interpretation were contested by a lender, a court may ultimately be required to determine compliance or lack thereof. In addition, our debt agreements generally include cross default provisions such that a default under one agreement could trigger defaults under other agreements. If we fail to comply with our debt agreements and are unable to avoid, remedy or secure a waiver of any resulting default, we may be subject to adverse action by our lenders, including termination of further funding, acceleration of outstanding obligations, enforcement of liens against the assets securing or otherwise supporting our obligations, and other legal remedies. Our lenders can waive their contractual rights in the event of a default.
In connection with certain of our secured borrowings, failure to provide audited financial statements timely constitutes a default. We did not provide audited financial statements for Homeward as of and for the year ended September 30, 2014, or for OLS and Liberty as of and for the year ended December 31, 2014, within the original contractually required timeframes. We received waivers of the resulting defaults from all applicable lenders through at least May 29, 2015.
OLS, Homeward and Liberty are parties to seller/servicer agreements and/or subject to guidelines and regulations (collectively, seller/servicer obligations) with one or more of the GSEs, HUD, FHA, VA and Ginnie Mae. These seller/servicer obligations include financial covenants that include capital requirements related to tangible net worth, as defined by the applicable agency, an obligation to provide audited consolidated financial statements within 90 days of the applicable entity’s fiscal year end as well as extensive requirements regarding servicing, selling and other matters. To the extent that these requirements are not met or waived, the applicable agency may, at its option, utilize a variety of remedies including, requirements to deposit funds as security for our obligations, sanctions, suspension or even termination of approved seller/servicer status, which would prohibit future originations or securitizations of forward or reverse mortgage loans or servicing for the applicable agency. As noted previously, we were unable to provide audited financial statements for OLS, Homeward and Liberty within the required timeframes. To date, none of these agencies has communicated any material sanction, suspension or prohibition in connection with our seller/servicer obligations. We believe we were in compliance with the related net worth requirements at December 31, 2014. Our non-Agency servicing agreements also contain requirements regarding servicing practices and other matters, and a failure to comply with these requirements could have an adverse impact on our business.

Servicer Ratings
Standard & Poor’s (S&P), Moody’s Investors Service (Moody’s), Fitch Ratings Inc. (Fitch) and Morningstar, Inc. (Morningstar) rate us as a mortgage servicer. Each of these rating agencies has downgraded our servicer rating within the last nine months. Additionally, three of these rating agencies currently have our ratings outlook as ‘negative’ or ‘on review for downgrade.’ Maintaining minimum ratings from these agencies are important to the conduct of our loan servicing and lending businesses. Further downgrades in servicer ratings could adversely affect our ability to finance servicing advances and maintain our status as an approved servicer by Fannie Mae and Freddie Mac. The servicer rating requirements of Fannie Mae do not necessarily require or imply immediate action, as Fannie Mae has discretion with respect to whether we are in compliance with their requirements and what actions it deems appropriate under the circumstances in the event that we fall below their desired servicer ratings.
In addition, out of approximately 4,100 non-Agency servicing agreements, approximately 700 with approximately $45.0 billion of UPB as of December 31, 2014 have minimum servicer ratings criteria. As a result of downgrades in our servicer ratings, termination rights have been triggered in approximately 400 of these non-Agency servicing agreements. This represents approximately $26.0 billion in UPB as of December 31, 2014, or approximately 13% of our total non-Agency servicing portfolio. We recently received notices terminating us as the servicer under four of our non-Agency servicing agreements due to rating downgrades. Pursuant to our servicing agreements, generally we are entitled to payment of accrued and unpaid servicing fees through termination as well as all advances and certain other previously unreimbursed amounts, although we lose the future servicing fee revenue. While we believe the financial impact of the termination of servicing under these four servicing agreements, which represent 0.14% of our overall servicing portfolio as of December 31, 2014, will be immaterial to our overall financial condition, we could be subject to further terminations, either as a result of recent servicer ratings downgrades or future adverse actions by rating agencies, which could have an adverse effect on our business, financing activities, financial condition and results of operations.
Under one of its advance financing agreements, OLS must maintain certain minimum servicer ratings assigned by S&P, Moody’s and Fitch. If any of these rating agencies withdraws its rating or if the assigned ratings falls below the minimum ratings established in the lending agreement, an early amortization event occurs under the lending agreement if the lender’s agent notifies the indenture trustee that an early amortization event has occurred. As a result of downgrades in our servicer ratings, the lender has the right to deliver such notice at any time. The lender has agreed not to deliver such a notice to the indenture trustee subject to its ongoing monthly review. If an early amortization event occurs and is not waived by the lender, no new advances can be funded under the facility, all collections on advances funded through the facility must be used to pay interest and principal on currently outstanding borrowings under the facility, minimum facility balance repayments would be instituted, and the interest rate margin on 1-month LIBOR would increase. At December 31, 2014, we had $373.1 million of borrowings outstanding under this facility out of a maximum borrowing capacity of $450.0 million. The scheduled date to begin amortization of this facility is June 2015. As described below under “Recent Actions,” one of our commitment letters provides for replacement financing should the existing lender seek not to renew or extend the revolving period upon its completion in June 2015.
Downgrades in our servicer ratings could also affect the terms and availability of debt financing facilities that we may seek in the future.
Our failure to maintain minimum or specified ratings could adversely affect our dealings with contractual counterparties, including GSEs, and regulators, any of which could have a material adverse effect on our business, financing activities, financial condition and results of operations.
Regulatory Uncertainties
As a result of the current regulatory environment, we have faced, and expect to continue to face, increased regulatory and public scrutiny as well as stricter and more comprehensive regulation of our business. We have recently entered into a number of regulatory settlements which have significantly impacted our ability to grow our servicing portfolio and which subject us to ongoing monitoring or reporting. See Note 26- Regulatory Requirements and Note 28 - Contingencies for further information regarding regulatory requirements, our recent regulatory settlements and regulatory-related contingencies.
To the extent that an examination or other regulatory engagement reveals a failure by us to comply with applicable law, regulation or licensing requirement, or if we fail to comply with the commitments we have made under our regulatory settlements or if other regulatory actions are taken in the future against us of a similar or different nature, this could lead to (i) loss of our licenses and approvals to engage in our servicing and lending businesses, (ii) governmental investigations and enforcement actions, (iii) administrative fines and penalties and litigation, (iv) civil and criminal liability, including class action lawsuits, (v) breaches of covenants and representations under our servicing, debt or other agreements, (vi) inability to raise capital and (vii) inability to execute on our business strategy. Any of these occurrences could increase our operating expenses and reduce our revenues, hamper our ability to grow or otherwise materially and adversely affect our business, reputation, financial condition and results of operations.

Our Relationship with HLSS
We have sold rights to receive servicing fees, excluding ancillary income, with respect to certain non-Agency MSRs (Rights to MSRs), together with the related servicing advances, to HLSS. As of December 31, 2014 and through the date of HLSS’ sale transaction with New Residential Investment Corp. (NRZ) on April 6, 2015, we were dependent upon HLSS for financing of servicing advance obligations for loans underlying Rights to MSRs where we are the servicer but HLSS assumed this obligation under the terms of our agreements with HLSS. HLSS, in turn, was dependent upon its advance financing facilities in order to fund a substantial portion of the servicing advances that it was contractually obligated to make pursuant to our agreements with HLSS. As of December 31, 2014, we were the servicer on Rights to MSRs pertaining to approximately $160.8 billion in UPB and the associated outstanding servicing advances as of such date were approximately $6.1 billion.
HLSS’ advance funding facilities had a 364-day term and the revolving periods for a significant portion of their advance funding facilities were scheduled to end in 2015. We are contractually required under our servicing agreements to make the relevant servicing advances even if HLSS did not, or was unable to, perform in accordance with its contractual obligations to fund those advances. If an event of default were to be determined, HLSS’ advance facilities revolving periods would terminate and the facilities would begin amortization. There were no provisions under which Ocwen would have been obligated to repay the HLSS advance facilities upon an event of default by HLSS. Instead, Ocwen, as servicer, would have been immediately responsible for all new advances. We do not have any committed or executed financial arrangements to provide for this need should it arise, and we cannot provide any assurances that such financing would be available, or if available, could be obtained at terms and conditions acceptable to us.
On April 6, 2015, HLSS closed on the sale of substantially all of its assets to NRZ. Following the sale, NRZ, is the owner of the Rights to MSRs and related advances and has assumed HLSS’ rights and obligations under the associated agreements. NRZ is a public company listed on the New York Stock Exchange, whose business is focused on investing in, and actively managing, investments related to residential real estate, including MSRs. NRZ is externally managed and advised by an affiliate of Fortress Investment Group LLC, a global investment management organization.
Recent Actions
To address the uncertainties set forth above, we have proactively engaged with our lenders to address our maturing debt agreements. Recent financing developments include the following:

•
On February 27, 2015, we entered into an agreement with a global financial institution to provide, subject to definitive documentation, the maintenance of our current servicer ratings with Standard & Poor’s Ratings Services, and other funding conditions, a replacement financing for an existing $450.0 million servicing advance facility should the existing lender seek not to renew or extend the revolving period upon its completion in June 2015.

•
On March 2, 2015, we entered into an amendment to our SSTL. Among other things, the amendment: (1) eliminates the dollar cap on the general asset sale basket and require us to use 75% of the net cash proceeds of permitted asset sales under such general asset basket to prepay the loans under the SSTL and, subject to certain conditions, permits us to use up to 25% of such net cash proceeds to reinvest in assets used in our business within 120 days of receipt thereof (subject to an extension of up to 90 days if a binding agreement is entered into within such 120 days); (2) increases the quarterly covenant levels of the corporate leverage ratio; and (3) makes certain modifications to the cross default and definition sections.

•
On March 10, 2015, we entered into agreements with an existing lender to extend the maturity dates of our two loan origination participation agreements to April 30, 2016. The combined maximum borrowing capacity under these two agreements is $200.0 million.

•
On March 19, 2015, we entered into an amendment to an existing servicing advance facility to clarify the treatment of certain costs incurred by us related to regulatory matters in connection with the agreement covenants.

•
On April 17, 2015, we entered into an agreement with a lender to provide, subject to a definitive master repurchase agreement and other funding conditions, up to $125.0 million of backup financing for new loan originations should existing facilities not renew at their maturity date.

•
On April 17, 2015, we entered into an amendment to the SSTL facility agreement. Effective as of April 20, 2015, the amendment, among other things (1) removed, with respect to the 2014 fiscal year, the requirement that our financial statements and the related audit report must be unqualified as to going concern; and (2) extended the required time period for delivery of the 2014 audited financial statements to May 29, 2015.

•
On May 11, 2015, we entered into an agreement with a global financial institution to refinance, subject to definitive documentation, the maintenance of our current servicer ratings with Standard & Poor’s Ratings Services, and other funding conditions, $500.0 million of commitments under an existing $1.8 billion servicing advance facility and to extend the applicable revolving period to or beyond March 31, 2016.

•
Prior to the issuance of these consolidated financial statements, we entered into amendments or obtained waivers from each lender, to the extent necessary, extending the contractually required time period for delivery of audited financial statements for fiscal year 2014 to May 29, 2015.

On April 6, 2015, we entered into an amendment to certain of the agreements governing our relationship with HLSS. In consideration of our consent to the assignment by HLSS to NRZ of all HLSS’ right, title and interest in, to and under our arrangements with HLSS (including the Rights to MSRs), the amendment, among other things:

•
extended the term during which we are scheduled to be the servicer on loans underlying the Rights to MSRs (along with the associated economic benefits) for two additional years or until April 30, 2020, whichever is earlier, which would depend on the sale date for the applicable Rights to MSRs (existing terms ranged from February 2018 through October 2019 prior to the amendment);

•
provided that such extension will not apply with respect to any servicing agreement that, as of the date that it was scheduled to terminate under our original agreements, is affected by an uncured termination event due to a downgrade of our servicer rating to “Below Average” or lower by S&P or to “SQ4” or lower by Moody’s;

•
provided that the parties will commence negotiating in good faith for an extension of the contract term and the servicing fees payable to us no later than six months prior to the end of the applicable term as extended pursuant to the amendment; and

•	imposed a two year standstill (until April 6, 2017 and subject to certain conditions) on the rights of NRZ to replace us as servicer.
In the event there is a future downgrade of our S&P servicer rating below our current rating of “Average,” we have also agreed to compensate NRZ, as successor to HLSS, for certain increased costs associated with its servicing advance financing facilities, including increased costs of funding, to the extent such costs are the direct result of such downgrade. The amendment provided that any such compensation, if required, shall not exceed $3.0 million for any calendar month or $36.0 million in the aggregate. In such an event, NRZ has agreed to use commercially reasonable efforts to assist us in curing any potential cost increases by obtaining amendments to the relevant financing agreements.
Consistent with our strategic plan to sell a significant portion of our Agency MSRs, we have announced or completed a number of asset sales, including the following:

•
On March 2, 2015, we signed a letter of intent with a buyer for the sale of MSRs on a portfolio consisting of approximately 277,000 performing Agency loans owned by Fannie Mae with a total UPB of approximately $45.0 billion. This transaction remains subject to approvals by FHFA and Fannie Mae and other customary closing conditions and is expected to close on June 1, 2015. In connection with this transaction, on April 17, 2015, we entered into a letter agreement with Fannie Mae pursuant to which we will designate a portion of the expected proceeds as prepayments to secure against certain future obligations. These future obligations include repurchases, indemnifications and various fees. The total cash pre-payments are $15.4 million, including $3.2 million paid on April 27, 2015 with the remainder to be paid on June 1, 2015. Another $37.5 million of escrowed collateral will be set aside on June 1, 2015 to secure potential future obligations not covered by the prepaid amount.

•
On March 18, 2015, OLS and Green Tree Loan Servicing, a subsidiary of Walter Investment Management Corp. (collectively Walter), signed an agreement in principle for the sale of residential MSRs on a portfolio consisting of approximately 55,000 largely performing loans owned by Freddie Mac with a total UPB of approximately $9.6 billion. We executed a definitive agreement on April 29, 2015 and initial funding occurred on April 30, 2015. We expect that servicing will begin to transfer on or around June 16, 2015.

•
On March 24, 2015, we announced that OLS and Nationstar Mortgage LLC, an indirectly held, wholly owned subsidiary of Nationstar Mortgage Holdings Inc. (collectively, “Nationstar”), have agreed in principle to the sale of residential MSRs on a portfolio consisting of approximately 142,000 loans owned by Freddie Mac and Fannie Mae with a total UPB of approximately $25.0 billion. We closed on the sale of a portion of these MSRs, with a total UPB of approximately $2.8 billion, on April 30, 2015. The sale of the remaining MSRs, subject to a definitive agreement, approvals by Freddie Mac, Fannie Mae and FHFA and other customary conditions, is expected to close in June 2015.

•
On March 31, 2015, OLS closed on a sale agreement with Nationstar for the sale of residential MSRs on a portfolio consisting of 76,000 performing loans owned by Freddie Mac with a UPB of $9.1 billion. Servicing was successfully transferred on April 16, 2015.

We currently expect to receive approximately $852.0 million of proceeds from the above described transactions, subject in each case to necessary approvals and the satisfaction of closing conditions. We expect that the majority approximately $840.0 million of such proceeds will be used for prepayments under our SSTL. In addition, on April 30, 2015, we announced agreements with Fannie Mae and Freddie Mac to sell portfolios of non-performing loan servicing. We expect these transactions to close over the coming months, with the first transfer on May 1, 2015. These transactions will include payments to the GSEs to assume the delinquent servicing and may, in some cases, include settlements of certain indemnification obligations. We expect these transactions to be cash flow positive as we will be reimbursed for outstanding advances.
We have been, and continue to, engage in communications with the ratings agencies and key stakeholders, including the GSEs, in connection with recent and planned future actions and developments, including the uncertainties identified above.

We also continue to work with our regulators, including the CFPB and state regulators and attorneys general, on enhancing our risk and compliance management systems and remediating deficiencies. We are currently unaware of any significant unresolved issues with state agencies and not aware of, nor anticipating, any material regulatory fines, penalties or settlements. We are not aware of any pending or threatened actions to suspend or revoke any state licenses.
There can be no assurances that management’s recent and future actions will be successful in mitigating the above risks and uncertainties in our business.
Note 1B — Basis of Presentation and Significant Accounting Policies
Consolidation and Basis of Presentation
Principles of Consolidation
Our financial statements include the accounts of Ocwen, its majority-owned subsidiaries and any variable interest entity (VIE) for which we have determined that we are the primary beneficiary. We apply the equity method of accounting to investments when the entity is not a VIE, and we are able to exercise significant influence, but not control, over the policies and procedures of the entity but own 50% or less of the voting securities.
We have eliminated intercompany accounts and transactions in consolidation.
Foreign Currency Translation
Where the functional currency is not the U.S. dollar, we translate the assets and liabilities of foreign subsidiaries into U.S. dollars at the current rate of exchange existing at the balance sheet date, while revenues and expenses are translated at average exchange rates during the reported period. Non-current assets and equity are translated to U.S. dollars at historical exchange rates. We report the resulting translation adjustments as a component of Accumulated other comprehensive loss in Stockholders’ equity in our Consolidated Balance Sheets. Where the functional currency of a foreign subsidiary is the U.S. dollar, re-measurement adjustments of foreign-denominated amounts to U.S. dollars are included in Other, net in our Consolidated Statements of Operations.
Reclassifications
Within the Total assets section of the Consolidated Balance Sheet at December 31, 2013, we reclassified Debt service accounts (previously reported as a separate line item) of $129.9 million to Other assets. In addition, certain other insignificant amounts in the Consolidated Statements of Cash Flows for prior years have been reclassified to conform to the current year presentation. These reclassifications had no impact on our consolidated financial position, cash flows or results of operations.
Use of Estimates and Assumptions
The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the related disclosures in the accompanying notes. Such estimates and assumptions include, but are not limited to, those that relate to fair value measurements, the provision for potential losses that may arise from litigation proceedings, representation and warranty and other indemnification obligations and the valuation of goodwill. In developing estimates and assumptions, management uses all available information; however, actual results could materially differ because of uncertainties associated with estimating the amounts, timing and likelihood of possible outcomes.
Significant Accounting Policies
Cash
Cash includes both interest-bearing and non-interest-bearing demand deposits with financial institutions that have original maturities of 90 days or less.
Mortgage Servicing Rights
MSRs are assets representing our right to service portfolios of mortgage loans. We have primarily obtained MSRs through asset purchases or business combination transactions. We also retain MSRs on originated loans when they are sold in the secondary market. For servicing retained in connection with the securitization of reverse mortgage loans accounted for as secured financings, we do not recognize an MSR.
An agreement between the various parties to a mortgage securitization transaction typically specifies the rights and obligations of the holder of the MSRs which include guidelines and procedures for servicing the loans. Two examples of these guidelines and procedures include remittance and reporting requirements. The UPB of the loan portfolios that we service for others is not included on our balance sheet.

Custodial accounts, which hold funds representing collections of principal and interest that we receive from borrowers (float balances), are held in escrow by an unaffiliated bank and excluded from our balance sheet.
All newly acquired or retained MSRs are initially measured at fair value. We recognize a servicing liability for those portfolio contracts that are not expected to compensate us adequately for performing the servicing. For this purpose, we define contracts as conventional, government-insured or non-Agency (commonly referred to as non-prime, subprime or private-label loans) based on their general comparability with regard to servicing guidelines, underwriting standards and borrower risk characteristics. Servicing assets are not recognized for subservicing arrangements entered into with the entity that owns the MSRs. Subsequent to acquisition, we account for servicing assets and servicing liabilities using the amortization method or the fair value measurement method. The fair value election is irrevocable and can be made at the beginning of any fiscal year. Additionally, transferring servicing assets and servicing liabilities from a class subsequently measured using the amortization method to a class subsequently measured at fair value is permitted as of the start of any fiscal year. Once the fair value election is made for a particular class of MSRs, that election applies to all subsequently acquired or originated servicing assets and liabilities with characteristics consistent with the class. We defined our classes based on our strategy for managing the risks of the underlying portfolios. For certain of the servicing assets, we previously managed the effects of interest rate risk with derivative financial instruments. We elected to account for this class of servicing assets using the fair value measurement method.
For servicing assets or liabilities that we account for using the amortization method, we amortize the balances in proportion to, and over the period of, estimated net servicing income (if servicing revenues exceed servicing costs) or net servicing loss (if servicing costs exceed servicing revenues). We assess servicing assets or liabilities for impairment or increased obligation based on fair value at each reporting date. Estimated net servicing income is primarily driven by the estimated future cash flows of the underlying mortgage loan portfolio, which, absent new purchases, declines over time from prepayments and scheduled loan amortization. We adjust MSR amortization prospectively in response to changes in estimated projections of future cash flows. We perform an impairment analysis based on the difference between the carrying amount and estimated fair value after grouping the underlying portfolios into the applicable strata. We recognize any impairment through a valuation allowance. We adjust the valuation allowance to reflect subsequent changes in the measurement of impairment. However, we do not recognize fair value in excess of the carrying amount of servicing assets for that stratum.
For servicing assets or liabilities that we account for at fair value on a recurring basis, we measure the balances at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur.
We earn fees for servicing mortgage loans. We collect servicing fees, generally expressed as a percent of UPB, from the borrowers’ payments. We also include late fees, prepayment penalties, float earnings and other ancillary fees in servicing revenue. We recognize servicing fees as revenue when the fees are earned which is generally when the borrowers’ payments are collected or when loans are modified or liquidated through the sale of the underlying real estate collateral or otherwise.
Advances and Match Funded Advances
During any period in which a borrower does not make payments, most of our servicing agreements require that we advance our own funds to meet contractual principal and interest remittance requirements for the investors, to pay property taxes and insurance premiums and to process foreclosures. We also advance funds to maintain, repair and market foreclosed real estate properties on behalf of investors. These advances are made pursuant to the terms of each servicing contract. Each servicing contract is associated with specific loans, identified as a pool.
When we make an advance on a loan under each servicing contract, we are entitled to recover that advance either from the borrower, for reinstated and performing loans, or from investors, for liquidated loans. Most of our servicing contracts provide that the advances made under the respective agreement have priority over all other cash payments from the proceeds of the loan, and in the majority of cases, the proceeds of the pool of loans that are the subject of that servicing contract. As a result, we are entitled to repayment from loan proceeds before any interest or principal is paid on the bonds, and in the majority of cases, advances in excess of loan proceeds may be recovered from pool level proceeds.
We establish an allowance for losses through a charge to earnings to the extent that we believe advances are uncollectible under the provisions of each servicing contract taking into consideration historical loss and delinquency experience, length of delinquency and the amount of the advance. However, we are generally only obligated to advance funds to the extent that we believe the advances are recoverable from expected proceeds from the loan. We assess collectibility using proprietary cash flow projection models that incorporate a number of different factors, depending on the characteristics of the mortgage loan or pool, including, for example, time to a foreclosure sale, estimated costs of foreclosure action, future property tax payments and the value of the underlying property net of carrying costs, commissions and closing costs.
Loans Held for Sale
Loans held for sale include residential mortgage loans that we originate or purchase and do not intend to hold until maturity. We report loans held for sale at either fair value or the lower of cost or fair value computed on an aggregate basis. For loans held for sale that are reported at the lower of cost or fair value, loan origination fees, as well as premium and discount, points and incremental direct origination costs, are initially recorded as an adjustment of the cost basis of the loan and are deferred until the loan is sold. For loans that we elected to measure at fair value on a recurring basis, we report changes in fair value in Gain on loans held for sale, net in the Consolidated Statements of Operations in the period in which the changes occur. These loans are expected to be sold into the secondary market to the GSEs or into Ginnie Mae guaranteed securitizations.
For all other loans held for sale which we report at the lower of cost or fair value, we account for the excess of cost over fair value as a valuation allowance and include changes in the valuation allowance in Other, net, in the Consolidated Statements of Operations in the period in which the change occurs.
We accrue interest income as earned. We place loans on non-accrual status after any portion of principal or interest has been delinquent for more than 89 days, or earlier if management determines the borrower is unable to continue performance. When we place a loan on non-accrual status, we reverse the interest that we have accrued but not yet received. We return loans to accrual status only when we reinstate the loan and there is no significant uncertainty as to collectability.
Loans Held for Investment
Loans held for investment include reverse residential mortgage loans that we originate and which we have elected to measure at fair value. These reverse mortgages are insured by the FHA and pooled into Ginnie Mae guaranteed securities that we sell into the secondary market with servicing rights retained. Loan transfers in these Ginnie Mae securitizations do not meet the definition of a participating interest and as a result, the transfers of the reverse mortgages do not qualify for sale accounting. Therefore, we account for these transfers as financings, with the reverse mortgages classified as Loans held for investment - reverse mortgages, at fair value, on our Consolidated Balance Sheets, with no gain or loss recognized on the transfer.
Unlike loans held for sale, upfront costs and fees related to loans held for investment, including broker fees, are recognized in earnings as incurred and are not capitalized. However, we capitalize premiums on loans purchased via the correspondent channel, because they represent part of the purchase price. Changes in the fair value of the reverse mortgages are included in Other revenues in our Consolidated Statements of Operations. Included in net fair value gains on reverse mortgages is interest income that we expect to collect on the reverse mortgages. We report originations and collections of reverse mortgages in investing activities in the Consolidated Statements of Cash Flows. We report net fair value gains on reverse mortgages as an adjustment to the net cash provided by or used in operating activities in the Consolidated Statements of Cash Flows. Proceeds from securitizations of reverse mortgages are included in financing activities in the Consolidated Statements of Cash Flows.
Transfers of Financial Assets
We securitize, sell and service forward and reverse residential mortgage loans. Securitization transactions typically involve the use of VIEs and are accounted for either as sales or as secured financings. We typically retain economic interests in the securitized assets in the form of servicing rights and obligations. In order to efficiently finance our assets and operations and create liquidity, we may sell servicing advances, MSRs or the right to receive servicing fees, excluding ancillary income, relating to certain of our MSRs (Rights to MSRs).
In order to determine whether or not a VIE is required to be consolidated, we consider our ongoing involvement with the VIE. In circumstances where we have both the power to direct the activities that most significantly impact the performance of the VIE and the obligation to absorb losses or the right to receive benefits that could be significant, we would conclude that we would consolidate the entity, which precludes us from recording an accounting sale in connection with the transfer of the financial assets. In the case of a consolidated VIE, we continue to report the underlying residential mortgage loans or servicing advances, and we record the securitized debt on our consolidated balance sheet.
In the case of transfers where either one or both of the power or economic criteria above are not met, we evaluate whether we achieve a sale for accounting purposes. In order to achieve a sale, the transferred assets must be legally isolated, not be constrained by restrictions from further transfer and be deemed to be beyond our control. If the transfer does not meet any of these three criteria, the accounting is consistent with a secured financing as described in the preceding paragraph. In certain situations, we may have continuing involvement in transferred loans through our retained servicing. Additionally, we may have the right, but not the obligation, to buy certain re-performing loans from the purchaser for which we have secured a commitment to re-pool those loans under a Ginnie Mae program. In both cases, transactions involving these situations typically would still be eligible for sale accounting, as we have ceded effective control of these loans to the purchaser. Subsequent to the determination that a transaction does not meet the accounting sale criteria, we may determine that we meet the criteria. In the event we subsequently meet the sale accounting criteria, we derecognize the transferred assets and related liabilities.
In the case of transfers of MSRs and Rights to MSRs where we retain the right to subservice, we defer the related gain or loss and amortize the balance over the life of the subservicing agreement.

Gains or losses on off-balance sheet securitizations take into consideration any retained interests, including servicing rights and representation and warranty obligations, both of which are initially recorded at fair value at the date of sale in Gain on loans held for sale, net, in our Consolidated Statements of Operations.
Goodwill
Goodwill represents the cost of acquired businesses in excess of the fair value of the net assets acquired, including any identifiable intangible assets.
For purposes of testing goodwill for impairment, we review our reportable segments periodically to determine if any reportable segment includes more than one operating segment, the performance of which is regularly reviewed by our chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance. To the extent that multiple operating segments are identified within one or more reportable segments, we review those operating segments to determine if any of its components represent reporting units - that is, a business for which discrete financial information is available and the operating results of which are regularly reviewed by operating segment management. We aggregate two or more components of an operating segment and deem them a single reporting unit if the components have similar economic characteristics. However, we deem an operating segment to be a reporting unit if all of its components are similar, if none of its components is a reporting unit or if it comprises only a single component.
We determine the amount of goodwill assigned to a reporting unit in a manner similar to how we determine the amount of goodwill to recognize in a business combination. That is, we determine the fair value of the acquired business (or portion thereof) to be included in a reporting unit - the fair value of the individual assets acquired and liabilities assumed that are assigned to the reporting unit. Any excess of the fair value of the acquired business (or portion thereof) over the fair value of the individual assets acquired and liabilities assumed that are assigned to the reporting unit is the amount of goodwill assigned to that reporting unit. We assign any goodwill acquired in a business combination to one or more reporting units as of the acquisition date using a reasonable, supportable and consistent methodology and based upon a determination of which reporting units are expected to benefit from the synergies of the business combination, regardless of whether any other assets or liabilities of the acquired business are also assigned to those reporting units. The total amount of acquired goodwill may be divided among a number of reporting units.
We test goodwill for impairment annually or sooner if an event occurs or circumstances change that would more likely than not (defined as having a likelihood of more than 50 percent) reduce the fair value of a reporting unit below its net carrying value. We perform our annual impairment test of goodwill as of August 31st of each year. Goodwill is reviewed for impairment utilizing a two-step process. We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. If no impairment is implied based upon the qualitative assessment, no further testing is required. Factors that we consider in the qualitative assessment include general economic conditions, conditions of the industry and market in which we operate, regulatory developments, cost factors and our overall financial performance.
If we perform the two-step quantitative assessment, we first compare the fair value of the reporting unit with its net carrying value, including goodwill. If the net carrying value of the reporting unit exceeds its fair value, we then perform the second step of the impairment test to measure the amount of impairment loss, if any. In the second step, we allocate the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill (implied fair value of goodwill). If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, we recognize an impairment loss in an amount equal to that excess up to the carrying value of goodwill.
In performing the quantitative two-step impairment analysis for goodwill, we use a combination of generally accepted valuation approaches to determine the fair value of the reporting unit. Under the income approach, we use projections of future cash flows discounted at a risk-adjusted market rate. The determination of risk-adjusted market discount rates is subjective and could vary based on the nature of the underlying business, stage of development and revenue to date. The projections of future cash flows and assumptions concerning future operating performance and economic conditions may differ from actual results. Under the market approach, we utilize revenue and earnings multiples based on the market value of guideline publicly-traded companies in developing estimates of the fair value of the reporting unit.

Premises and Equipment
We report premises and equipment at cost and, except for land, depreciate them over their estimated useful lives on a straight-line basis as follows:

Computer hardware and software	2 – 3 years
Buildings	40 years
Leasehold improvements	Term of the lease not to exceed useful life
Furniture and fixtures	5 years
Office equipment	5 years
Representation, Warranty and Indemnification Obligations
We recognize the fair value of representation and warranty obligations in connection with originations upon the sale or securitization of the loan or upon the completion of an acquisition to the extent that we assume these obligations. Obligations recognized in connection with our loan sales and securitization activities are classified in Other liabilities on our Consolidated Balance Sheet and recognized in Gain on loans held for sale, net on our Consolidated Statements of Operations. The fair value of liabilities assumed as part of an MSR or servicing business acquisition are recognized on the closing date and are classified in Other liabilities on our Consolidated Balance Sheet. Thereafter, the estimation of the liability considers probable future obligations based primarily on actual historical activity for loans of similar type segregated by year of origination and estimated loss severity based on actual loss rates for similar loans, our historical rescission rates and the current pipeline of unresolved demands. Loss severity considers historical repurchase asset impairment levels and non-repurchase settlement amounts as well as current market conditions. We review each demand and monitor through resolution, primarily through rescission, loan repurchase or make-whole payment. We recognize subsequent changes in the liability when additional relevant information becomes available.
In addition to our representation and warranty obligations, we also recognize our obligation to pay compensatory fees, which represent servicer expenses assessed by Fannie Mae and Freddie Mac when foreclosure actions exceed designated contractual timelines. We use a model to estimate a range of compensatory fee losses when we determine those losses are probable. The model uses a compensatory fee database that includes demand and rebuttal history by GSE and portfolio for all foreclosed loans serviced and incorporates the following key assumptions: the contractual timelines by state; the population of loans that have surpassed the contractual timelines; the expected foreclosure timeline by loan; the GSE per diem charge; the expected indemnification from prior servicers for acquired portfolios; the ratio of claims that have been successfully rebutted because delays were outside our control; and the probability that loans will go to foreclosure.
Litigation
We monitor our legal matters, including advice from external legal counsel, and periodically perform assessments of these matters for potential loss accrual and disclosure. We establish a liability for settlements, judgments on appeal and filed and/or threatened claims for which we believe that it is probable that a loss has been or will be incurred and the amount can be reasonably estimated. We recognize legal costs associated with loss contingencies as they are incurred.
Derivative Financial Instruments
We recognize all derivatives on our consolidated balance sheet at fair value. On the date that we enter into a derivative contract, we designate and document each derivative contract as one of the following at the time the contract is executed: (a) a hedge of a recognized asset or liability (fair value hedge); (b) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); (c) a hedge of a net investment in a foreign operation; or (d) a derivative instrument not designated as a hedging instrument. To qualify for hedge accounting, a derivative must be highly effective at reducing the risk associated with the exposure being hedged. In addition, the documentation must include the risk management objective and strategy. We assess and document quarterly the extent to which a derivative has been and is expected to continue to be effective in offsetting the changes in the fair value or the cash flows of the hedged item. To assess effectiveness, we use statistical methods, such as regression analysis, as well as non-statistical methods including dollar-offset analysis. For a fair value hedge, we record changes in the fair value of the derivative, to the extent that it is effective, and changes in the fair value of the hedged asset or liability attributable to the hedged risk in the same financial statement category as the hedged item on the face of the statement of operations. For a cash flow hedge, to the extent that it is effective, we record changes in the estimated fair value of the derivative in other comprehensive income. We subsequently reclassify these changes in estimated fair value to net income in the same period, or periods, that the hedged transaction affects earnings and in the same financial statement category as the hedged item. For derivative instruments not designated as a hedge for accounting purposes that were entered into as an economic hedge against changes in fair value of a recognized asset, we report changes in the fair value in the same financial statement category of the statement of operations as the changes in fair value of the related asset. For all other derivative instruments not designated as a hedging instrument, we report changes in their fair values in Other income (expense), net.
If a derivative instrument in a cash flow hedge is terminated or the hedge designation is removed, we reclassify related amounts in accumulated other comprehensive income into earnings in the same period or periods during which the cash flows that were hedged affect earnings. In a period where we determine that it is probable that a hedged forecasted transaction will not occur, such as variable-rate interest payments on debt that has been repaid in advance, any related amounts in accumulated other comprehensive income are reclassified into earnings in that period.
The cash collateral held by counterparties to our derivative agreements is included in Other assets.
Convertible Preferred Stock
We evaluate convertible preferred stock that we issue and determine if the preferred stock should be accounted for as equity or as debt. We also determine if the conversion feature of the preferred stock must be separated from the host contract. We evaluate the change of control provisions to determine if they could result in a redemption not solely under Ocwen’s control, in which case the preferred stock would be classified as “mezzanine” equity rather than permanent equity as part of Stockholders’ equity.
We also evaluate the conversion option of the preferred stock to determine if it represents a Beneficial Conversion Feature (BCF). If we determine that the conversion option is a BCF, we determine the intrinsic value of the BCF — the difference between the price of common stock on the issue date and the conversion price multiplied by the number of shares of common stock into which the Preferred Shares can be converted — and account for it as a discount on the preferred stock with an offsetting increase in additional paid in capital and we determine the period over which the discount is to be amortized.
Stock-Based Compensation
We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. For equity awards with a service condition, we recognize the cost as compensation expense ratably over the vesting period. For equity awards with a market condition, we recognize the cost as compensation expense ratably over the expected life of the option that is derived from a lattice (binomial) options pricing model. When equity awards with a market condition meet their vesting requirements, any unrecognized compensation at the vesting date is recognized ratably over the vesting period.
Income Taxes
We file consolidated federal income tax returns. We allocate consolidated income tax among all subsidiaries included in the consolidated return as if each subsidiary filed a separate return or, in certain cases, a consolidated return.
We account for income taxes using the asset and liability method which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Additionally, we adjust deferred taxes to reflect estimated tax rate changes. We conduct periodic evaluations to determine whether it is more likely than not that some or all of our deferred tax assets will not be realized. Among the factors considered in this evaluation are estimates of future earnings, the future reversal of temporary differences and the impact of tax planning strategies that we can implement if warranted. We provide a valuation allowance for any portion of our deferred tax assets that, more likely than not, will not be realized. We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. We recognize interest and penalties related to income tax matters in income tax expense.
Basic and Diluted Earnings per Share
We calculate basic earnings per share based upon the weighted average number of shares of common stock outstanding during the year. We calculate diluted earnings per share based upon the weighted average number of shares of common stock outstanding and all dilutive potential common shares outstanding during the year. The computation of diluted earnings per share includes the estimated impact of the exercise of the outstanding options to purchase common stock using the treasury stock method. The computation of diluted earnings per share also includes the potential shares of converted common stock associated with our previously outstanding Series A Perpetual Convertible Preferred Stock (the Preferred Shares) and 3.25% Contingent Convertible Senior Unsecured Notes (the 3.25% Convertible Notes) using the if-converted method.
Change in Accounting Estimate
For servicing assets or liabilities that we account for using the amortization method, we amortize the balances in proportion to, and over the period of, estimated net servicing income (if servicing revenues exceed servicing costs) or net servicing loss (if servicing costs exceed servicing revenues). We determine estimated net servicing income using the estimated future balance of the underlying mortgage loan portfolio, which, absent new purchases, declines over time from prepayments and scheduled loan amortization. We adjust MSR amortization prospectively in response to changes in estimated projections of future cash flows. As a result of the significant growth and change in composition of our servicing portfolio, we determined that the estimated net servicing income has increased, primarily as a result of lower actual prepayment speeds. We accounted for this change in MSR amortization as a change in an accounting estimate beginning January 1, 2014. This change had the effect of reducing amortization expense and increasing both net income and earnings per share in our Consolidated Statements of Operations for the year ended December 31, 2014 as follows:

Reduction in Amortization of mortgage servicing rights	$(89,885)

Increase in Net income attributable to Ocwen common stockholders	$80,285

Increase in Earnings per share attributable to Ocwen common stockholders:
Basic	$0.61
Diluted	$0.61
Recently Adopted Accounting Standards
Liabilities – Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date (ASU 2013-04)
This ASU requires an entity to measure obligations resulting from joint and several liability arrangements, for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the following: (a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors, and (b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Our adoption of ASU 2013-04 on January 1, 2014 did not have a material impact on our consolidated financial condition or results of operations.
Foreign Currency Matters – Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (ASU 2013-05)
This ASU requires that a reporting entity that ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity release any related cumulative translation adjustment (CTA) into net income. The CTA should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity. For an equity method investment that is a foreign entity, a pro rata portion of the CTA should be released into net income upon a partial sale of such an investment. This ASU clarifies that the sale of an investment in a foreign entity includes both (1) events that result in the loss of a controlling financial interest in a foreign entity, irrespective of any retained investment, and (2) events that result in step acquisition under which an acquirer obtains control of an acquiree in which it held an equity interest immediately before the acquisition date. Under these circumstances, the CTA should be released into net income upon their occurrence. Our adoption of ASU 2013-05 on January 1, 2014 did not have a material impact on our consolidated financial condition or results of operations.
Income Taxes - Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss or a Tax Credit Carryforward Exists (ASU 2013-11)
This ASU generally requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss (NOL) carryforward, a similar tax loss or a tax credit carryforward. The guidance further includes an exception that if a NOL carryforward, a similar tax loss, or a tax credit carryforward is not available to settle any additional income taxes that would result from the disallowance of a tax position at the reporting date, or the tax law of the applicable jurisdiction does not require the entity to use them and the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendment should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Our adoption of ASU 2013-11 on January 1, 2014 did not have a material impact on our consolidated financial condition or results of operations.
Business Combinations - Pushdown Accounting (ASU 2014-17)
This ASU provides guidance on whether and at what threshold an acquired entity can apply pushdown accounting in its separate financial statements by providing it with an option to do so upon occurrence of an event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. An election to do so would be considered a change in accounting principle. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. Our adoption of ASU 2014-17 on November 18, 2014 did not have a material impact on our consolidated financial condition or results of operations.
Recently Issued Accounting Standards
Investments—Equity Method and Joint Ventures: Accounting for Investments in Qualified Affordable Housing Projects (ASU 2014-01)
In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-01. The amendments in this ASU permit an entity to make an accounting policy election to account for investments in qualified affordable housing projects using the proportional amortization method, if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and while recognizing the net investment performance in the statement of operations as a component of income tax expense (benefit). Our adoption of ASU 2014-01 on January 1, 2015 did not have a material impact on our consolidated financial condition or results of operations.
Receivables—Troubled Debt Restructurings by Creditors: Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (ASU 2014-04)
In January 2014, the FASB issued ASU 2014-04. This ASU clarifies when an in substance repossession or foreclosure occurs such that the loan receivable should be derecognized and the real estate property recognized. An in substance repossession or foreclosure occurs upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement.
An entity can elect to adopt the amendments using either a modified retrospective transition method or a prospective transition method. Our adoption of ASU 2014-04 prospectively on January 1, 2015 did not have a material impact on our consolidated financial condition or results of operations.
Presentation of Financial Statements and Property, Plant, and Equipment: Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08)
In April 2014, the FASB issued ASU 2014-08. ASU 2014-08 changes the criteria for reporting discontinued operations. Under this ASU, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. The new standard no longer precludes presentation as a discontinued operation if (i) there are operations and cash flows of the component that have not been eliminated from the reporting entity’s ongoing operations, or (ii) there is significant continuing involvement with a component after its disposal.
The guidance applies prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. Our adoption of ASU 2014-08 on January 1, 2015 did not have a material impact on our consolidated financial condition or results of operations.
Revenue from Contracts with Customers (ASU 2014-09)
In May 2014, the FASB issued ASU 2014-09 to clarify the principles for recognizing revenue and to develop a common revenue standard. Under this new standard, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should recognize revenue through the following five-step process:
Step 1: Identify the contract(s) with a customer.
Step 2: Identify the performance obligations in the contract.
Step 3: Determine the transaction price.
Step 4: Allocate the transaction price to the performance obligations in the contract.
Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.
ASU 2014-09 will be effective for us on January 1, 2017. Early adoption is not permitted. An entity should apply the amendments in this ASU either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect recognized at the date of initial application.
The guidance in this standard does not apply to financial instruments and other contractual rights or obligations within the scope of ASC 860, Transfers and Servicing. We are currently evaluating the effect of adopting this standard.

Transfers and Servicing: Repurchase-to-Maturity Transactions, Repurchase Financings and Disclosures (ASU 2014-11)
In June 2014, the FASB issued ASU 2014-11. The amendments in this ASU require changes in the accounting for repurchase-to-maturity transactions and repurchase to financing arrangements. A repurchase-to-maturity transaction (repurchase agreement that matures at the same time as the transferred financial asset) will now be accounted for as a secured borrowing. For a repurchase financing arrangement (a type of repurchase agreement), a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty will be accounted for separately, which will result in secured borrowing accounting for the repurchase agreement. Transferors will no longer apply the “linked” accounting model.
Our adoption of ASU 2014-11 on January 1, 2015 did not have a material impact on our consolidated financial condition or results of operations. The disclosure requirements for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning January 1, 2015, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning January 1, 2015, and for interim periods beginning after April 1, 2015.
Compensation—Stock Compensation: Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (ASU 2014-12)
In June 2014, the FASB issued ASU 2014-12 to codify a final consensus reached by the EITF at its March 2014 meeting that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition rather than a condition that affects the grant-date fair value.
We currently do not have any share-based payment awards outstanding that contain performance targets, and therefore, our adoption of ASU 2014-12 on January 1, 2015 did not have an impact on our consolidated financial condition or results of operations.
Consolidation: Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (ASU 2014-13)
In August 2014, the FASB issued ASU 2014-13. When a reporting entity elects the measurement alternative included in this ASU for a consolidated collateralized financing entity, the reporting entity should measure both the financial assets and the financial liabilities of that collateralized financing entity in its consolidated financial statements using the more observable of the fair value of the financial assets and the fair value of the financial liabilities. A collateralized financing entity is a variable interest entity with no more than nominal equity that holds financial assets and issues beneficial interests in those financial assets; the beneficial interests have contractual recourse only to the related assets of the collateralized financing entity and are classified as financial liabilities.
ASU 2014-13 will be effective for us on January 1, 2016, with early adoption permitted at the beginning of an annual period. An entity can elect to adopt the amendments using either a modified retrospective approach or retrospectively to all relevant prior periods. We are currently evaluating the effect of adopting this standard.
Receivables—Troubled Debt Restructurings by Creditors: Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure (ASU 2014-14)
In August 2014, the FASB issued ASU 2014-14. The amendments in this ASU require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met:

1.	The loan has a government guarantee that is not separable from the loan before foreclosure.

2.
At the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim.

3.	At the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed.
Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor.
An entity can elect to adopt the amendments using either a prospective transition method or a modified retrospective transition method. Our adoption of ASU 2014-14 prospectively on January 1, 2015 did not have a material impact on our consolidated financial condition or results of operations.
Presentation of Financial Statements—Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASU 2014-15)
In August 2014, the FASB issued ASU 2014-15 to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. This

ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes.
In connection with preparing financial statements for each reporting period, an organization’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the organization’s ability to continue as a going concern within one year after the date that the financial statements are issued (or are available to be issued, when applicable), based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or are available to be issued, when applicable).
ASU 2014-15 will be effective for the annual period ending on December 31, 2016 and for interim periods beginning in 2017. Early adoption is permitted for reporting periods for which the financial statements have not previously been issued. We are currently evaluating the effect of adopting this standard.
Derivatives and Hedging: Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (ASU 2014-16)
In November 2014, the FASB issued ASU 2014-16 to clarify how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. This ASU is intended to reduce existing diversity under GAAP which may result in different accounting outcomes for economically similar hybrid financial instruments.
For hybrid financial instruments issued in the form of a share, an entity will be required to determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of all relevant facts and circumstances. An entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract. No single term or feature would necessarily determine the economic characteristics and risks of the host contract.
ASU 2014-16 will be effective for us on January 1, 2016, with early adoption permitted. An entity should adopt the amendments using a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the amendments are effective. Retrospective application is permitted for all relevant prior periods. We are currently evaluating the effect of adopting this standard.
Income Statement—Extraordinary and Unusual Items: Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (ASU 2015-01)
In January 2015, the FASB issued ASU 2015-01 to eliminate the concept of extraordinary items from GAAP, as part of its simplification initiative to reduce complexity in accounting standards while maintaining or improving the usefulness of the information provided to the users of financial statements. Under ASU 2015-01, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring.
ASU 2015-01 will be effective for us on January 1, 2016, with early adoption permitted, provided that the guidance is applied from the beginning of the fiscal year of adoption. An entity may adopt the amendments either prospectively or retrospectively to all prior periods presented in the financial statements. We are currently evaluating the effect of adopting this standard.
Consolidation—Amendments to the Consolidation Analysis (ASU 2015-02)
In February 2015, the FASB issued ASU 2015-02 to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions).
ASU 2015-02 reduces the number of consolidation models from four to two by eliminating specialized guidance for limited partnerships and similar legal entities. It also places more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement when certain criteria are met. Additionally, ASU 2015-02 reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a VIE and changes consolidation conclusions for public and private companies that typically make use of limited partnerships or VIEs.
ASU 2015-02 will be effective for us on January 1, 2016, with early adoption permitted, including adoption in an interim period. We are currently evaluating the effect of adopting this standard.

Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03)
In April 2015, the FASB issued ASU 2015-03 to simplify presentation of debt issuance costs as part of its simplification initiative to reduce complexity in accounting standards while maintaining or improving the usefulness of the information provided to the users of financial statements. Under ASU 2015-03, debt issuance costs related to a recognized debt liability will be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability and amortization of debt issuance costs will be reported as interest expense, consistent with the accounting for debt discounts. Recognition and measurement guidance for debt issuance costs will not be affected.
ASU 2015-03 will be effective for us on January 1, 2016, with early adoption permitted for financial statements which have not been previously issued. An entity should adopt the amendments on a retrospective basis and will be required to comply with the applicable disclosures for a change in an accounting principle. We are currently evaluating the effect of adopting this standard.
Intangibles—Goodwill and Other—Internal-Use Software: Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement (ASU 2015-05)
In April 2015, the FASB issued ASU 2015-05 to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement as part of its simplification initiative to reduce complexity in accounting standards while maintaining or improving the usefulness of the information provided to the users of financial statements. ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract.
ASU 2015-05 will be effective for us on January 1, 2016, with early adoption permitted. An entity may adopt the amendments either prospectively to all arrangements entered into or materially modified after the effective date or on a retrospective basis. We are currently evaluating the effect of adopting this standard.
Note 2 — Securitizations and Variable Interest Entities
We securitize, sell and service forward and reverse residential mortgage loans and regularly transfer financial assets in connection with asset-backed financing arrangements. We have aggregated these securitizations and asset-backed financing arrangements into two groups: (1) securitizations of residential mortgage loans and (2) financings of advances on loans serviced for others.
We have determined that the special purpose entities (SPEs) created in connection with our match funded advance financing facilities are variable interest entities (VIEs) for which we are the primary beneficiary.
Securitizations of Residential Mortgage Loans
Currently, we securitize forward and reverse residential mortgage loans involving the GSEs and Ginnie Mae and loans insured by the FHA or VA. We retain the right to service these loans and receive servicing fees based upon the securitized loan balances and certain ancillary fees, all of which are reported in Servicing and subservicing fees on the Consolidated Statements of Operations.
Transfers of Forward Loans
We sell or securitize forward loans that we originate or that we purchase from third parties, generally in the form of mortgage-backed securities guaranteed by the GSEs or Ginnie Mae. Securitization usually occurs within 30 days of loan closing or purchase. We retain the servicing rights associated with the transferred loans and receive a servicing fee for services provided. We act only as a fiduciary and do not have a variable interest in the securitization trusts. As a result, we account for these transactions as sales upon transfer.
We report the gain or loss on the transfer of the loans held for sale in Gain on loans held for sale, net in the Consolidated Statements of Operations along with the changes in fair value of the loans and the gain or loss on any related derivatives. We include all changes in loans held for sale and related derivative balances in operating activities in the Consolidated Statements of Cash Flows.

The following table presents a summary of cash flows received from and paid to securitization trusts related to transfers accounted for as sales that were outstanding during the years ended December 31:

	2014	2013
Proceeds received from securitizations	$5,265,183	$7,871,481
Servicing fees collected	25,438	20,333
Purchases of previously transferred assets, net of claims reimbursed	4,973	(358)
	$5,295,594	$7,891,456
In connection with these transfers, we retained MSRs of $39.8 million and $74.8 million during 2014 and 2013, respectively. We initially record the MSRs at fair value and subsequently account for them at amortized cost.
Certain obligations arise from the agreements associated with our transfers of loans. Under these agreements, we may be obligated to repurchase the loans or otherwise indemnify or reimburse the investor or insurer for losses incurred due to material breach of contractual representations and warranties.
The following table presents the carrying amounts of our assets that relate to our continuing involvement with forward loans that we have transferred with servicing rights retained as well as our maximum exposure to loss, including the UPB of the transferred loans at December 31:

	2014	2013
Carrying value of assets:
Mortgage servicing rights, at amortized cost	$82,542	$44,615
Mortgage servicing rights, at fair value	2,840	3,075
Advances and match funded advances	1,236	15,888
Unpaid principal balance of loans transferred (1)	9,353,187	5,641,277
Maximum exposure to loss	$9,439,805	$5,704,855

(1)	The UPB of the loans transferred is the maximum exposure to loss under our standard representations and warranties obligations.
At December 31, 2014 and 2013, 5.1% and 2.6%, respectively, of the transferred residential loans that we service were 60 days or more past due. During 2014 and 2013, there were no charge-offs, net of recoveries, associated with these transferred loans.
Transfers of Reverse Mortgages
We are an approved issuer of Ginnie Mae Home Equity Conversion Mortgage-Backed Securities (HMBS) that are guaranteed by Ginnie Mae. We originate Home Equity Conversion Mortgages (HECMs, or reverse mortgages) that are insured by the FHA. We then pool the loans into HMBS that we sell into the secondary market with servicing rights retained. We have determined that loan transfers in the HMBS program do not meet the definition of a participating interest because of the servicing requirements in the product that require the issuer/servicer to absorb some level of interest rate risk, cash flow timing risk and incidental credit risk. As a result, the transfers of the HECMs do not qualify for sale accounting, and therefore, we account for these transfers as financings. Under this accounting treatment, the HECMs are classified as Loans held for investment - reverse mortgages, at fair value, on our Consolidated Balance Sheets. We record the proceeds from the transfer of assets as secured borrowings (HMBS-related borrowings) in Financing liabilities and recognize no gain or loss on the transfer. Holders of participating interests in the HMBS have no recourse against the assets of Ocwen, except for standard representations and warranties and our contractual obligation to service the HECMs and the HMBS.
We have elected to measure the HECMs and HMBS-related borrowings at fair value. The changes in fair value of the HECMs and HMBS-related borrowings are included in Other revenues in our Consolidated Statements of Operations. Included in net fair value gains on the HECMs and related HMBS borrowings are the interest income that we expect to be collected on the HECMs and the interest expense that we expect to be paid on the HMBS-related borrowings. We report originations and collections of HECMs in investing activities in the Consolidated Statements of Cash Flows. We report net fair value gains on HECMs and the related HMBS borrowings as an adjustment to the net cash provided by or used in operating activities in the Consolidated Statements of Cash Flows. Proceeds from securitizations of HECMs and payments on HMBS-related borrowings are included in financing activities in the Consolidated Statements of Cash Flows.

At December 31, 2014 and 2013, we had HMBS-related borrowings of $1.4 billion and $615.6 million, respectively. HECMs pledged as collateral to the pools were $1.5 billion and $618.0 million at December 31, 2014 and 2013, respectively.
Financings of Advances on Loans Serviced for Others
Match funded advances on loans serviced for others result from our transfers of residential loan servicing advances to SPEs in exchange for cash. We consolidate these SPEs because we have determined that Ocwen is the primary beneficiary of the SPE. These SPEs issue debt supported by collections on the transferred advances.
We make the transfers to these SPEs under the terms of our advance financing facility agreements. We classify the transferred advances on our Consolidated Balance Sheets as Match funded advances and the related liabilities as Match funded liabilities. The SPEs use collections of the pledged advances to repay principal and interest and to pay the expenses of the SPE. Holders of the debt issued by these entities can look only to the assets of the SPE for satisfaction of the debt and have no recourse against Ocwen. However, Ocwen and OLS have guaranteed the payment of the obligations under the securitization documents of one of the entities. The maximum amount payable under the guarantee is limited to 10% of the notes outstanding at the end of the facility’s revolving period in December 2014. The entity to which this guarantee applies had $0.5 million of notes outstanding at December 31, 2014. We terminated this advance facility on January 30, 2015. The assets and liabilities of the advance financing SPEs are comprised solely of Match funded advances, Debt service accounts, Match funded liabilities and amounts due to affiliates. Amounts due to affiliates are eliminated in consolidation in our Consolidated Balance Sheets.
Note 3 — Business Acquisitions
We completed the acquisitions of Ocwen Structured Investments, LLC (OSI), Liberty, Correspondent One S.A. (Correspondent One), Homeward and certain assets and operations of Residential Capital, LLC (ResCap) as part of our strategy to expand our residential origination and servicing businesses. We accounted for these transactions using the acquisition method which requires, among other things, that we recognize the assets acquired and liabilities assumed at their fair values as of the acquisition date. In a business combination, the initial allocation of the purchase price is considered preliminary and, therefore, subject to change until the end of the measurement period (up to one year from the acquisition date). Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the expected revenue and cost synergies of the combined business.
The purchase price allocations provided below for each business acquisition are based on an estimate of the fair value of the acquired loans, advances, MSRs and the assumed debt in a manner consistent with our existing methodology for estimating fair value of similar assets and liabilities. Premises and equipment were initially valued based on the “in-use” valuation premise, where the fair value of an asset is based on the highest and best use of the asset that would provide maximum value to market participants principally through its use with other assets as a group. Other assets and liabilities expected to have a short life were valued at the face value of the specific assets and liabilities purchased, including receivables, prepaid expenses, accounts payable and accrued expenses.
The pro forma consolidated results presented below for each business acquisition are not indicative of what Ocwen’s consolidated net earnings would have been had we completed the acquisition on the dates indicated because of differences in servicing practices and cost structure between Ocwen and each acquiree. In addition, the pro forma consolidated results do not purport to project our combined future results nor do they reflect the expected realization of any cost savings associated with each acquisition.
The acquisition of Homeward was treated as a stock purchase for U.S. tax purposes. The ResCap and Liberty acquisitions were treated as asset acquisitions for U.S. tax purposes. We expect the opening tax basis for the acquired assets and liabilities to be the fair values as shown in the purchase price allocation tables below. We expect MSRs and goodwill to be treated as intangible assets acquired in connection with the purchase of a trade or business and, as such, amortized over 15 years for tax purposes.

Purchase Price Allocation
The following table summarizes the final fair values of assets acquired and liabilities assumed as part of the ResCap and Homeward acquisitions:

	ResCap	Homeward
Purchase Price Allocation	Final	Final
Cash	$—	$79,511
Loans held for sale	—	558,721
MSRs (1)	401,314	360,344
Advances and match funded advances (1)	1,786,409	2,266,882
Deferred tax assets	—	52,103
Premises and equipment	16,423	12,515
Debt service accounts	—	69,287
Investment in unconsolidated entities	—	5,485
Receivables and other assets	2,989	22,280
Match funded liabilities	—	(1,997,459)
Other borrowings	—	(864,969)
Other liabilities:
Liability for indemnification obligations	(49,500)	(32,498)
Liability for certain foreclosure matters	—	(13,430)
Accrued bonuses	—	(35,201)
Checks held for escheat	—	(16,453)
Other	(25,125)	(48,230)
Total identifiable net assets	2,132,510	418,888
Goodwill	211,419	345,936
Total consideration	2,343,929	764,824

(1)
As of the acquisition date, the purchase of certain MSRs from ResCap was not complete pending the receipt of certain consents and court approvals. Subsequent to the acquisition, we obtained the required consents and approvals for a portion of these MSRs and paid an additional purchase price of $174.6 million to acquire the MSRs and related advances, including $54.2 million in 2014. The purchase price allocation has been revised to include the resulting adjustments to MSRs, advances and goodwill.

ResCap Acquisition
We completed the ResCap Acquisition on February 15, 2013. We acquired MSRs related to conventional, government-insured and non-Agency residential forward mortgage loans with a UPB of $111.2 billion and master servicing agreements with a UPB of $44.9 billion. The ResCap Acquisition included advances and elements of the servicing platform related to the acquired MSRs, as well as certain diversified fee-based business operations that included recovery, title and closing services. We also assumed subservicing contracts with a UPB of $27.0 billion. Under the terms of the ResCap Acquisition, we were obligated to acquire certain servicing rights and subservicing agreements that were not settled as part of the initial closing on February 15, 2013 as a result of objections raised in connection with the sale. We subsequently purchased these MSRs and assumed the subservicing contracts from ResCap when such consents and approvals were obtained. We completed subsequent settlements and purchased additional MSRs as objections were resolved.
To finance the ResCap Acquisition, we deployed $840.0 million from the proceeds of a new $1.3 billion SSTL facility and borrowed an additional $1.2 billion pursuant to two new servicing advance facilities and one existing facility. We settled the subsequent closings with cash. Ocwen assumed certain limited liabilities as part of the transaction, including certain employee liabilities and certain business payables outstanding at the closing date. Under the agreement with ResCap, Ocwen generally did not assume any contingent obligations, including pending or threatened litigation, financial obligations in connection with any settlements, orders or similar agreements entered into by ResCap or obligations in connection with any representations or warranties associated with loans previously sold by ResCap except for litigation that may arise in the ordinary course of servicing mortgage loans relating to servicing agreements assumed by Ocwen. Ocwen assumed all liabilities related to servicing loans that are guaranteed by Ginnie Mae, whether arising prior to or after the closing date.

On April 12, 2013, in connection with the sale to Altisource Portfolio Solutions, S.A. (Altisource) of the diversified fee-based business acquired in connection with the ResCap Acquisition, we received cash consideration from Altisource of $128.8 million. At the time of the closing, we derecognized goodwill of $128.8 million associated with the diversified fee-based business sold to Altisource. There were no other significant assets or liabilities associated with this business.
Post-Acquisition Results of Operations
The following table presents the revenues and earnings of the ResCap operations that are included in our Consolidated Statements of Operations from the acquisition date of February 15, 2013 through December 31, 2013:

Revenues	$684,935
Net income	$16,424
Pro Forma Results of Operations
The following table presents supplemental pro forma information for Ocwen for the years ended December 31, 2013 and 2012 as if the ResCap Acquisition occurred on January 1, 2012. Pro forma adjustments include:

•	conforming servicing revenues to the revenue recognition policies followed by Ocwen;

•	conforming the accounting for MSRs to the valuation and amortization policies of Ocwen;

•
adjusting interest expense to eliminate the pre-acquisition interest expense of ResCap and to recognize interest expense as if the acquisition-related debt of Ocwen had been outstanding at January 1, 2012; and

•	reporting acquisition-related charges for professional services as if they had been incurred in 2012 rather than 2013.

	2013	2012
	(Unaudited)	(Unaudited)
Revenues	$2,086,010	$1,263,692
Net income	$285,302	$87,262
Through December 31, 2013, we incurred approximately $3.2 million of fees for professional services related to the ResCap Acquisition that are included in Operating expenses.
Homeward Acquisition
We completed the Homeward Acquisition on December 27, 2012. We acquired the MSRs and subservicing for approximately 421,000 residential mortgage loans with a UPB of $77.0 billion. We also acquired Homeward’s loan origination platform and its diversified fee-based businesses, including property valuation, REO management, title, closing and advisory services. On March 29, 2013, Ocwen sold the Homeward diversified fee-based businesses to Altisource Solutions S.à r.l. and Altisource Portfolio Solutions, Inc., wholly-owned subsidiaries of Altisource, for an aggregate purchase price of $87.0 million in cash ($82.0 million, net of cash transferred and other adjustments). As part of this transaction, Ocwen sold its investment in two subsidiaries of Homeward, Beltline Road Insurance Agency, Inc. and Power Default Services, Inc. Ocwen also agreed to sell to Altisource certain designated assets used or usable in the business conducted by another Homeward subsidiary, Power Valuation Services, Inc., as well as certain designated intellectual property and information technology assets that were used or usable in the business conducted by the acquired subsidiaries or by Powerline Valuation Services, Inc. Altisource also assumed certain liabilities of the diversified fee-based business. The carrying value of the net assets sold, including allocated goodwill, approximated the sales price. The assets sold consisted of receivables and other assets of $9.4 million. The liabilities assumed by Altisource of $4.0 million consisted principally of deferred revenue. At the time of the sale, we derecognized goodwill of $81.6 million associated with the sold businesses. In connection with this transaction, Ocwen entered into amendments to certain of its services and intellectual property agreements with Altisource.
As consideration for the Homeward Acquisition, Ocwen paid an initial aggregate purchase price of $765.7 million. Of this amount, $603.7 million was settled with cash and $162.0 million was settled with Series A Perpetual Convertible Preferred Stock (Preferred Shares) issued to certain private equity funds managed by WL Ross & Co. LLC (the Funds), that paid a dividend of 3.75% per annum on a quarterly basis. Each Preferred Share, together with any accrued and unpaid dividends, could be converted at the option of the holder into shares of Ocwen common stock at a conversion price equal to $31.79. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and Invesco Private Capital, Inc. and the managing member of El Vedado, LLC, each of which directly or indirectly controls or manages the Funds. Mr. Ross became a director of Ocwen in March 2013 and resigned in November 2014. On September 23, 2013, the Funds exercised their right to convert 100,000 of the Preferred Shares into 3,145,640 of common stock. On the same date, Ocwen repurchased the shares of common stock from the Funds for $157.9 million. On July 14, 2014, the Funds elected to convert the remaining 62,000 shares into

1,950,296 shares of common stock. On the same date, Ocwen repurchased all of the converted shares of common stock for $72.3 million.
Payment of the cash consideration was financed, in part, by a $100.0 million incremental term loan from Barclays Bank PLC pursuant to the existing SSTL facility that we entered into on September 1, 2011 and $75.0 million from Altisource, pursuant to a senior unsecured loan agreement. We repaid both of these borrowings in February 2013.
In accordance with the terms of the Homeward merger agreement, we are entitled to indemnification for certain claims pursuant to indemnification provisions set forth in the merger agreement. The aggregate amount of the indemnification recovery is limited to a maximum of $75.0 million. We recorded receivables of $28.8 million and $13.6 million at December 31, 2014 and 2013, respectively, related to losses to be indemnified through such claims. On March 19, 2015, we settled all indemnification claims under the Homeward merger agreement and received $38.1 million in cash, which was in addition to $30.0 million that we received in 2014 in connection with the Ocwen National Mortgage Settlement.
Post-Acquisition Results of Operations
The following table presents the revenues and earnings of the Homeward that are included in our Consolidated Statements of Operations from the acquisition date of December 27, 2012 through December 31, 2012:

Revenues	$5,881
Net income	$44
Pro Forma Results of Operations
The following table presents supplemental pro forma information for Ocwen for the year ended December 31, 2012 as if the acquisition of Homeward occurred on January 1, 2011. Pro forma adjustments include:

•	conforming servicing revenues to the revenue recognition policy followed by Ocwen;

•	conforming the accounting for MSRs to the valuation and amortization policies of Ocwen;

•	reversing depreciation recognized by Homeward and reporting depreciation based on the estimated fair values and remaining lives of the acquired premises and equipment at the date of acquisition;

•
adjusting interest expense to eliminate the pre-acquisition interest expense of Homeward and to recognize interest expense as if the acquisition-related debt of Ocwen had been outstanding at January 1, 2011; and

•	reporting acquisition-related charges for professional services related to the acquisition as if they had been incurred in 2011 rather than 2012.

(Unaudited)
Revenues	$1,362,927
Net income	$254,051
Through December 31, 2012, we incurred approximately $1.0 million of fees for professional services related to the Homeward Acquisition that are included in Operating expenses.
Other Acquisitions
Correspondent One
On March 31, 2013, we increased our ownership in Correspondent One, an entity formed with Altisource in March 2011, from 49% to 100%. Correspondent One facilitated the purchase of conventional and government-insured residential mortgages from approved mortgage originators and resold the mortgages to secondary market investors. We acquired the shares of Correspondent One held by Altisource (49% interest) for $12.6 million and acquired the remaining shares held by an unrelated entity for $0.9 million. We accounted for this transaction as an acquisition and recognized the assets acquired and liabilities assumed at their fair values as of the acquisition date. The acquired net assets were $26.3 million and consisted primarily of cash ($23.0 million) and residential mortgage loans ($1.1 million). We remeasured our previously held investment, which we accounted for using the equity method, at fair value and recognized a loss of $0.4 million. We did not recognize goodwill in connection with this acquisition. Correspondent One is not material to our financial condition, results of operations or cash flows.
Liberty
On April 1, 2013, we completed the Liberty Acquisition for $22.0 million in cash. In addition, and as part of the closing, Ocwen repaid Liberty’s $9.1 million existing outstanding debt to the sellers. Liberty is engaged in the origination, purchase, sale and securitization of reverse mortgage loans, both retail and wholesale. We acquired Liberty’s reverse mortgage origination platform, including reverse mortgage loans with a UPB of $55.2 million. The acquired net assets were $31.1 million and consisted primarily of residential reverse mortgage loans ($60.0 million), receivables ($11.2 million), loans held for investment ($10.3 million) and cash ($4.6 million) less amounts due under warehouse facilities ($46.3 million) and HMBS-related borrowings ($10.2 million). We recognized $3.0 million of goodwill in connection with this acquisition. The acquisition of Liberty did not have a material impact on our financial condition, results of operations or cash flows.
OSI
On January 31, 2014, we increased our ownership in OSI from 26.00% to 87.35%. OSI invests primarily in residential MSRs and the related lower tranches and residuals of mortgage-backed securities. We acquired the additional interest in OSI for $11.0 million. We accounted for this transaction as an acquisition and recognized 100% of the assets acquired and liabilities assumed at their fair values as of the acquisition date. We recognized in equity a noncontrolling interest at its proportionate 12.65% share of the net assets acquired. The acquired net assets were $20.0 million and consisted primarily of MSRs ($9.0 million), mortgage-backed securities ($7.7 million) and cash ($3.2 million). The acquisition of OSI did not have a material impact on our financial condition, results of operations or cash flows.
Facility Closure Costs
We have incurred employee termination benefits, primarily consisting of severance and Worker Adjustment and Retraining Notification Act compensation, lease termination costs for the closure of leased facilities and other contract termination costs in connection with our business acquisitions. The following table provides a reconciliation of the beginning and ending liability balances for these termination costs for the years ended December 31, 2012, 2013 and 2014:

	Employee termination benefits	Lease and other contract termination costs	Total
Liability balance as at December 31, 2011	$5,163	$5,287	$10,450
Additions charged to operations (1)	2,869	5,030	7,899
Amortization of discount	—	176	176
Payments	(8,032)	(5,602)	(13,634)
Liability balance as at December 31, 2012	—	4,891	4,891
Additions charged to operations (1)	20,683	—	20,683
Amortization of discount	—	347	347
Payments	(15,867)	(2,784)	(18,651)
Liability balance as at December 31, 2013	4,816	2,454	7,270
Additions charged to operations (1)	15,189	2,897	18,086
Amortization of discount	—	148	148
Payments	(18,337)	(3,260)	(21,597)
Liability balance as at December 31, 2014 (2)	$1,668	$2,239	$3,907

(1)
Additions charged to operations during 2012 were recorded in the Servicing segment. In 2013, $15.9 million of the charges were recorded in the Servicing segment, $0.7 million was recorded in the Lending segment and the remaining $4.1 million was recorded in Corporate Items and Other. In 2014, $14.7 million of the charges were recorded in the Servicing segment, $(0.1) million was recorded in the Lending segment and the remaining $3.5 million was recorded in Corporate Items and Other. Charges related to employee termination benefits, lease termination costs and other contract termination costs are reported in Compensation and benefits expense, Occupancy and equipment expense and Other operating expenses, respectively, in the Consolidated Statements of Operations. The liabilities are included in Other liabilities in the Consolidated Balance Sheets.

(2)	We expect the remaining liability for employee termination benefits at December 31, 2014 to be settled in early 2015.
Note 4 — Sales of Advances and MSRs
In order to efficiently finance our assets and operations and to create liquidity, we periodically sell MSRs, Rights to MSRs and servicing advances to market participants, including HLSS. We typically retain the right to subservice loans when we sell MSRs and we remain the servicer on the Rights to MSRs sold to HLSS. Counterparties may also acquire advance financing SPEs and the related match funded liabilities. In connection with sales of Rights to MSRs, we retain legal ownership of the MSRs and continue to service the related mortgage loans until such time as all necessary consents are received. We are obligated to transfer legal ownership of the MSRs to NRZ upon it obtaining all required third-party consents and licenses.

On April 6, 2015, HLSS MSR-EBO Acquisition, LLC, a subsidiary of NRZ, entered into a transaction to acquire substantially all of the assets of HLSS including HLSS Holdings, LLC, and Ocwen entered into a consent to this transfer and amendment of its agreements with NRZ. NRZ, through its subsidiaries, is now the owner of the Rights to MSRs and has assumed HLSS’ rights and obligations under the associated agreements.
Pursuant to our agreements, HLSS, and now NRZ, assumed the obligation to fund new servicing advances with respect to the Rights to MSRs. However, because we remain the servicer on the loans for which the Rights to MSRs have been sold to HLSS, in the event HLSS, and now NRZ, were to fail to fulfill its advance funding obligations, as the servicer under our servicing agreements, we would be contractually obligated to fund such advances. At December 31, 2014, HLSS had outstanding advances of approximately $6.1 billion in connection with the Rights to MSRs. On April 6, 2015, we entered into an amendment to the various purchase and sale supplement agreements with NRZ.
As it relates to the sale of Rights to MSRs to HLSS (together with the sale of the related servicing advances, the HLSS Transactions), if and when such transfer of legal ownership occurs, OLS will subservice the loans pursuant to a subservicing agreement, as amended, with NRZ. During the years ended December 31, 2013 and 2012, we completed HLSS Transactions relating to the Rights to MSRs for $119.7 billion and $82.7 billion of UPB, respectively. We did not complete any sales of Rights to MSRs to HLSS during 2014.
The following table provides a summary of the assets and liabilities sold in connection with the HLSS Transactions during the years ended December 31:

	2013	2012
Sale of MSRs accounted for as a financing	$417,167	316,607

Sale of advances and match funded advances	3,839,954	2,827,227

Sale of advance SPEs:
Match funded advances	—	413,374
Debt service account	—	14,786
Prepaid lender fees and debt issuance costs	—	5,422
Other prepaid expenses	—	1,928
Match funded liabilities	—	(358,335)
Accrued interest payable and other accrued expenses	—	(841)
Net assets of advance SPEs	—	76,334
Sales price, as adjusted	4,257,121	3,220,168
Amount due from HLSS for post-closing adjustments at December 31	—	(1,410)
Cash received on current year sales	4,257,121	3,218,758
Amount received from HLSS as settlement of post-closing adjustments outstanding at the end of the previous year	1,410	—
Total cash received	$4,258,531	3,218,758
We have also, and in the future may, sell MSRs in transactions accounted for as sales. We may retain subservicing in connection with the transactions.
To the extent we retain legal title to the MSRs, the sales of Rights to MSRs are accounted for as financings. Upon receipt of third-party consents, we would derecognize the related MSRs. Upon derecognition, any resulting gain or loss is deferred and amortized over the expected life of the related subservicing agreement. Until derecognition, we continue to recognize the full amount of servicing revenue and amortization of the MSRs.
The sales of the related advance generally meet the requirements for sale accounting, and the advances are derecognized from our financial statements at the time of the sale. In the event a purchaser acquires an advance SPE from Ocwen in connection with the sale, we derecognize the assets and liabilities of the advance SPE at the time of the sale. We also evaluated our relationship with the financing SPEs to which HLSS, and now NRZ, transfer the servicing advances acquired from us and determined that we are not required to consolidate these SPEs.
In 2014, Ocwen sold advances related to certain FHA-insured mortgage loans to subsidiaries of HLSS. These advance sales did not qualify for sales treatment and were accounted for as a financing.

Note 5 — Fair Value
Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels whereby the highest priority is given to Level 1 inputs and the lowest to Level 3 inputs.

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level 2:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	Unobservable inputs for the asset or liability.
We classify assets in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts and the estimated fair values of financial instruments and certain nonfinancial assets measured at fair value on a recurring or non-recurring basis or disclosed, but not carried, at fair value are as follows at December 31:

		2014		2013
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Loans held for sale:
Loans held for sale, at fair value (a)	2	$401,120	$401,120	$503,753	$503,753
Loans held for sale, at lower of cost or fair value (b)	3	87,492	87,492	62,907	62,907
Total Loans held for sale		$488,612	$488,612	$566,660	$566,660
Loans held for investment - Reverse mortgages, at fair value (a)	3	$1,550,141	$1,550,141	$618,018	$618,018
Advances and match funded advances (c)	3	3,303,356	3,303,356	3,443,215	3,443,215
Receivables, net (c)	3	270,596	270,596	152,516	152,516
Mortgage-backed securities, at fair value (a)	3	7,335	7,335	—	—

Financial liabilities:
Match funded liabilities (c)	3	$2,090,247	$2,090,247	$2,364,814	$2,364,814
Financing liabilities:
HMBS-related borrowings, at fair value (a)	3	$1,444,252	$1,444,252	$615,576	$615,576
Financing liability - MSRs pledged (a)	3	614,441	614,441	633,804	633,804
Other (c)	3	199,948	189,648	17,593	17,593
Total Financing liabilities		$2,258,641	$2,248,341	$1,266,973	$1,266,973
Other secured borrowings:
Senior secured term loan (c)	2	$1,273,219	$1,198,227	$1,284,901	$1,270,108
Other (c)	3	460,472	460,472	492,768	492,768
Total Other secured borrowings		$1,733,691	$1,658,699	$1,777,669	$1,762,876

Senior unsecured notes (c)	2	$350,000	$321,563	$—	$—

Derivative financial instruments assets (liabilities) (a):
Interest Rate Lock Commitments (IRLCs)	2	$6,065	$6,065	$8,433	$8,433
Forward mortgage-backed securities (MBS) trades	1	(2,854)	(2,854)	6,905	6,905
Interest rate caps	3	567	567	442	442

MSRs:
MSRs, at fair value (a)	3	$93,901	$93,901	$116,029	$116,029
MSRs, at amortized cost (c)	3	1,820,091	2,237,703	1,953,352	2,441,719
Total MSRs		$1,913,992	$2,331,604	$2,069,381	$2,557,748

(a)	Measured at fair value on a recurring basis.

(b)	Measured at fair value on a non-recurring basis.

(c)	Disclosed, but not carried, at fair value.

The following tables present a reconciliation of the changes in fair value of Level 3 assets and liabilities that we measure at fair value on a recurring basis:

Year Ended December 31, 2014	Loans Held for Investment - Reverse Mortgages	HMBS-Related Borrowings	Mortgage-Backed Securities	Financing Liability - MSRs Pledged	Derivatives	MSRs	Total
Beginning balance	$618,018	$(615,576)	$—	$(633,804)	$442	$116,029	$(514,891)
Purchases, issuances, sales and settlements:
Purchases	—	—	7,677	—	787	—	8,464
Issuances	816,881	(783,009)	—	—	—	—	33,872
Transfer from Loans held for sale, at fair value	110,874	—	—	—	—		110,874
Sales	—	—	—	—	—	—	—
Settlements (1)	(99,923)	47,077	—	19,363	—	—	(33,483)
	827,832	(735,932)	7,677	19,363	787	—	119,727
Total realized and unrealized gains and (losses) (2):
Included in earnings	104,291	(92,744)	(342)	—	(662)	(22,128)	(11,585)
Included in Other comprehensive income	—	—	—	—	—	—	—
	104,291	(92,744)	(342)	—	(662)	(22,128)	(11,585)
Transfers in and / or out of Level 3	—	—	—	—	—	—	—
Ending balance	$1,550,141	$(1,444,252)	$7,335	$(614,441)	$567	$93,901	$(406,749)

Year Ended December 31, 2013	Loans Held for Investment - Reverse Mortgages	HMBS-Related Borrowings	Financing Liability - MSRs Pledged	Derivatives, net	MSRs	Total
Beginning balance	$—	$—	$(303,705)	$(10,668)	$85,213	$(229,160)
Purchases, issuances, sales and settlements:
Purchases	10,251	(10,179)	—	498	—	570
Issuances	609,555	(604,991)	(417,167)	—	—	(412,603)
Sales	—	—	—	24,156	—	24,156
Settlements	(5,886)	5,440	87,068	(1,241)	—	85,381
	613,920	(609,730)	(330,099)	23,413	—	(302,496)
Total realized and unrealized gains and (losses):
Included in earnings	4,098	(5,846)	—	60	30,816	29,128
Included in Other comprehensive income	—	—	—	(12,363)	—	(12,363)
	4,098	(5,846)	—	(12,303)	30,816	16,765
Transfers in and / or out of Level 3	—	—	—	—	—	—
Ending balance	$618,018	$(615,576)	$(633,804)	$442	$116,029	$(514,891)

Year Ended December 31, 2012	Loans Held for Investment - Reverse Mortgages	HMBS-Related Borrowings	Financing Liability - MSRs Pledged	Derivatives, net	MSRs	Total
Beginning balance	$—	$—	$—	$(16,676)	$—	$(16,676)
Purchases, issuances, sales and settlements:
Purchases	—	—	—	4,946	85,183	90,129
Issuances	—	—	(316,607)	—	—	(316,607)
Sales	—	—	—	(405)	—	(405)
Settlements	—	—	12,902	2,451	—	15,353
	—	—	(303,705)	6,992	85,183	(211,530)
Total realized and unrealized gains and (losses) (2):
Included in earnings	—	—	—	7,331	30	7,361
Included in Other comprehensive income	—	—	—	(8,315)	—	(8,315)
	—	—	—	(984)	30	(954)
Transfers in and / or out of Level 3	—	—	—	—	—	—
Ending balance	$—	$—	$(303,705)	$(10,668)	$85,213	$(229,160)

(1)
In the event of a transfer of servicing to another party related to Rights to MSRs, we are required to reimburse the owner of the Rights to MSRs at predetermined contractual rates for the loss of servicing revenues. Settlements for Financing liability - MSRs pledged for the year ended December 31, 2014 include $2.0 million of such reimbursements.

(2)	Total losses attributable to derivative financial instruments still held at December 31, 2014 and 2012 were $0.7 million and $1.2 million, respectively.
The methodologies that we use and key assumptions that we make to estimate the fair value of financial instruments and other assets and liabilities measured at fair value on a recurring or non-recurring basis and those disclosed, but not carried, at fair value are described below.
Loans Held for Sale
We originate and purchase residential mortgage loans that we intend to sell to the GSEs. We also own residential mortgage loans that are not eligible to be sold to the GSEs due to delinquency or other factors. Residential forward and reverse mortgage loans that we intend to sell to the GSEs are carried at fair value as a result of a fair value election. Such loans are subject to changes in fair value due to fluctuations in interest rates from the closing date through the date of the sale of the loan into the secondary market. These loans are classified within Level 2 of the valuation hierarchy because the primary component of the price is obtained from observable values of mortgage forwards for loans of similar terms and characteristics. We have the ability to access this market, and it is the market into which conventional and government-insured mortgage loans are typically sold.
We repurchase certain loans from Ginnie Mae guaranteed securitizations in connection with loan modifications and loan resolution activity as part of our contractual obligations as the servicer of the loans. These loans are classified as loans held for sale at the lower of cost or fair value, in the case of modified loans, as we expect to redeliver (sell) the loans to new Ginnie Mae guaranteed securitizations. The fair value of these loans is estimated using published forward Ginnie Mae prices. Loans repurchased in connection with loan resolution activities are modified or otherwise remediated through loss mitigation activities or are reclassified to receivables. Because these loans are insured or guaranteed by the FHA or VA, the fair value of these loans represents the net recovery value taking into consideration the insured or guaranteed claim.
For all other loans held for sale, which we report at the lower of cost or fair value, market illiquidity has reduced the availability of observable pricing data. When we enter into an agreement to sell a loan or pool of loans to an investor at a set price, we value the loan or loans at the commitment price. We base the fair value of uncommitted loans on the expected future cash flows discounted at a rate commensurate with the risk of the estimated cash flows.
Loans Held for Investment – Reverse Mortgages
We have elected to measure these loans at fair value. For transferred reverse mortgage loans that do not qualify as sales for accounting purposes, we base the fair value on the expected future cash flows discounted over the expected life of the loans at a rate commensurate with the risk of the estimated cash flows. Significant assumptions include expected prepayment and delinquency rates and cumulative loss curves. The discount rate assumption for these assets is primarily based on an assessment of current market yields on newly originated reverse mortgage loans, expected duration of the asset and current market interest rates.
The more significant assumptions used in the December 31, 2014 valuation include:

•	Life in years ranging from 6.58 to 10.66 (weighted average of 6.98);

•	Conditional repayment rate ranging from 4.82% to 53.75% (weighted average of 19.26%); and

•	Discount rate of 3.19%.
Significant increases or decreases in any of these assumptions in isolation could result in a significantly lower or higher fair value, respectively. The effects of changes in the assumptions used to value the loans held for investment are largely offset by the effects of changes in the assumptions used to value the HMBS-Related Borrowings that are associated with these loans.
Mortgage Servicing Rights
Amortized Cost MSRs
We estimate the fair value of MSRs carried at amortized cost using a process that involves the use of independent third-party valuation experts, supported by commercially available discounted cash flow models and analysis of current market data to arrive at an estimate of fair value.
The significant components of the estimated future cash inflows for MSRs include servicing fees, late fees, float earnings and other ancillary fees. Significant cash outflows include the cost of servicing, the cost of financing servicing advances and compensating interest payments.
Third-party valuation experts generally utilize: (a) transactions involving instruments with similar collateral and risk profiles, adjusted as necessary based on specific characteristics of the asset or liability being valued; and/or (b) industry-standard modeling, such as a discounted cash flow model, in arriving at their estimate of fair value. The prices provided by the valuation experts reflect their observations and assumptions related to market activity, including risk premiums and liquidity adjustments. The models and related assumptions used by the valuation experts are owned and managed by them and, in many cases, the significant inputs used in the valuation techniques are not reasonably available to us. However, we have an understanding of the processes and assumptions used to develop the prices based on our ongoing due diligence, which includes regular discussions with the valuation experts. We believe that the procedures executed by the valuation experts, supported by our internal verification and analytical procedures, provide assurance that the prices used in our Consolidated Financial Statements comply with the accounting guidance for fair value measurements and disclosures and reflect the assumptions that a market participant would use.
We evaluate the reasonableness of our third party experts’ assumptions using historical experience adjusted for prevailing market conditions. The most significant assumptions used are the speed at which mortgages prepay and delinquency experience. Other assumptions used are:

•	Cost of servicing	•	Interest rate used for computing float earnings
•	Discount rate	•	Compensating interest expense
•	Interest rate used for computing the cost of financing servicing advances	•	Collection rate of other ancillary fees
The more significant assumptions used in the December 31, 2014 valuation of our MSRs carried at amortized cost include:

•	Prepayment speeds ranging from 10.97% to 17.54% (weighted average of 14.94%) depending on loan type;

•	Delinquency rates ranging from 6.89% to 31.94% (weighted average of 23.20%) depending on loan type;

•	Interest rate of 1-month LIBOR (1ML) plus a range of 0.00% to 3.50% (for non-Agency) or 5-year Swap (for Agency) for computing the cost of financing servicing advances;

•	Interest rate of 1ML (for non-Agency) or 5-year Swap (for Agency) for computing float earnings; and

•	Discount rates ranging from 9.25% to 15.18% (weighted average of 11.52%)
We perform an impairment analysis based on the difference between the carrying amount and fair value after grouping the underlying loans into the applicable strata. In response to the significant change in the composition of our MSR portfolio as a result of recent acquisitions, our strata are defined as conventional, government-insured and non-Agency (i.e. all private label primary and master serviced loans).
Fair Value MSRs
MSRs carried at fair value are classified within Level 3 of the valuation hierarchy due to the use of third-party valuation expert pricing without adjustment. The fair value of these MSRs is recorded at the mid-point of the range of prices provided by the valuation experts. A change in the valuation inputs utilized by the valuation experts might result in a significantly higher or lower fair value measurement. The value of these MSRs generally tends to diminish in periods of declining interest rates (as prepayments increase) and increase in periods of rising interest rates (as prepayments decrease). Although the level of interest rates is a key driver of prepayment activity, there are other factors that influence prepayments, including home prices, underwriting standards and product characteristics.
The key assumptions (generally unobservable inputs) used in the valuation of these MSRs include:

•	Mortgage prepayment speeds;

•	Delinquency rates; and

•	Discount rates.
The primary assumptions used in the December 31, 2014 valuation include a 9.77% weighted average constant prepayment rate and a discount rate of 9.01%.
Advances
We value advances at their net realizable value, which generally approximates fair value, because advances have no stated maturity, are generally realized within a relatively short period of time and do not bear interest.
Receivables
The carrying value of receivables generally approximates fair value because of the relatively short period of time between their origination and realization.
Mortgage-Backed Securities
Our subordinate and residual securities are not actively traded, and therefore, we estimate the fair value of these securities based on the present value of expected future cash flows from the underlying mortgage pools. We use our best estimate of the key assumptions we believe are used by market participants. We calibrate our internally developed discounted cash flow models for trading activity when appropriate to do so in light of market liquidity levels. Key inputs include expected prepayment rates, delinquency and cumulative loss curves and discount rates commensurate with the risks. Where possible, we use observable inputs in the valuation of our securities. However, the subordinate and residual securities in which we have invested trade infrequently and therefore have few or no observable inputs and little price transparency. Additionally, during periods of market dislocation, the observability of inputs is further reduced.
Discount rates for the subordinate and residual securities are determined based upon an assessment of prevailing market conditions and prices for similar assets. We project the delinquency, loss and prepayment assumptions based on a comparison to actual historical performance curves adjusted for prevailing market conditions.
Match Funded Liabilities
For match funded liabilities that bear interest at a rate that is adjusted regularly based on a market index, the carrying value approximates fair value. For match funded liabilities that bear interest at a fixed rate, we determine fair value by discounting the future principal and interest repayments at a market rate commensurate with the risk of the estimated cash flows. We estimate principal repayments of match funded liabilities during the amortization period based on our historical advance collection rates and taking into consideration any plans to refinance the notes. At December 31, 2014 and 2013, the interest on all borrowings under match funded facilities was based on a variable rate adjusted regularly using a market index, and therefore, the carrying value approximates fair value.
Financing Liabilities
HMBS-Related Borrowings
We have elected to measure these borrowings at fair value. We recognize the proceeds from the transfer of reverse mortgages as a secured borrowing that we account for at fair value. These borrowings are not actively traded, and therefore, quoted market prices are not available. We determine fair value by discounting the future principal and interest repayments over the estimated life of the borrowing at a market rate commensurate with the risk of the estimated cash flows. Significant assumptions include prepayments, discount rate and borrower mortality rates for reverse mortgages. The discount rate assumption for these liabilities is based on an assessment of current market yields for newly issued HMBS, expected duration and current market interest rates.
The more significant assumptions used in the December 31, 2014 valuation include:

•	Life in years ranging from 4.94 to 10.66 (weighted average of 5.63);

•	Conditional repayment rate ranging from 4.82% to 53.75% (weighted average of 19.26%); and

•	Discount rate of 2.39%.

Significant increases or decreases in any of these assumptions in isolation would result in a significantly higher or lower fair value.
MSRs Pledged
We periodically sell to Rights to MSRs and the related servicing advances. Because we have retained legal title to the MSRs, the sales of Rights to MSRs are accounted for as financings. We initially establish the value of the Financing Liability - MSRs Pledged based on the price at which the Rights to MSRs are sold. Thereafter, the carrying value of the Financing Liability - MSRs pledged is adjusted to fair value at each reporting date. We determine fair value by applying the price of the underlying MSRs to the remaining principal balance related to the underlying MSRs. Significant assumptions used in determination of the price of the underlying MSRs include expected prepayment speeds of 13.5% to 24.8%, delinquency rates of 30.3% to 35.1% and a discount rate of 15.4%. Significant increases or decreases in these assumptions in isolation would result in a significantly higher or lower fair value.
Secured Notes
We issued Ocwen Asset Servicing Income Series (OASIS), Series 2014-1 Notes secured by Ocwen-owned MSRs relating to Freddie Mac mortgages. We accounted for this transaction as a financing. We determine the fair value based on bid prices provided by third parties involved in the issuance and placement of the notes.
Other Secured Borrowings
The carrying value of secured borrowings that bear interest at a rate that is adjusted regularly based on a market index approximates fair value. For other secured borrowings that bear interest at a fixed rate, we determine fair value by discounting the future principal and interest repayments at a market rate commensurate with the risk of the estimated cash flows. For the SSTL, we based the fair value at December 31, 2014 on quoted prices in a market with limited trading activity.
Senior Unsecured Notes
We base the fair value on quoted prices in a market with limited trading activity.
Derivative Financial Instruments
IRLCs represent an agreement to purchase loans from a third-party originator or an agreement to extend credit to a mortgage applicant (locked pipeline), whereby the interest rate is set prior to funding. IRLCs are classified within Level 2 of the valuation hierarchy as the primary component of the price is obtained from observable values of mortgage forwards for loans of similar terms and characteristics. Fair value amounts of IRLCs are adjusted for expected “fallout” (locked pipeline loans not expected to close) using models that consider cumulative historical fallout rates and other factors.
We enter into forward MBS trades to provide an economic hedge against changes in fair value of residential forward and reverse mortgage loans held for sale that we carry at fair value. Forward MBS trades are primarily used to fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market. Forward contracts are actively traded in the market and we obtained unadjusted market quotes for these derivatives, thus they are classified within Level 1 of the valuation hierarchy.
We previously entered into derivative contracts that included interest rate swaps, U.S. Treasury futures and forward contracts to hedge against the effects of changes in the value of the MSRs which we carry at fair value. Effective April 1, 2013, we modified our strategy for managing the risks of the underlying loan portfolios and no longer use derivative contracts to hedge against the effects of changes in the value of MSRs which we carry at fair value. The fair value of interest rate swaps were based upon projected short-term interest rates and volatility based on published market based sources, a Level 3 valuation. Because futures and forward contracts are actively traded in the market, they are classified within Level 1 of the valuation hierarchy.
We may execute interest rate swaps to hedge against the effects of changes in interest rates on our borrowings under advance funding facilities. These derivatives are not exchange-traded, and therefore, quoted market prices or other observable inputs are not available. Fair value is based on information provided by third-party pricing sources. Third-party valuations are derived from proprietary models based on inputs that include yield curves and contractual terms such as fixed interest rates and payment dates. Although we have not adjusted the information obtained from the third-party pricing sources, we review this information to ensure that it provides a reasonable basis for estimating fair value. Our review is designed to identify information that appears stale, information that has changed significantly from the prior period and other indicators that the information may not be accurate. For interest rate contracts, significant increases or decreases in the unobservable portion of the yield curves in isolation will result in substantial changes in the fair value measurement. We terminated our outstanding interest rate swaps on May 31, 2013.

In addition, we may use interest rate caps to minimize future interest rate exposures on variable rate debt issued on servicing advance facilities from increases in one-month LIBOR interest rates. The fair value for interest rate caps is based on counterparty market prices and adjusted for counterparty credit risk.
Note 6 — Loans Held for Sale
Loans Held for Sale - Fair Value
Loans held for sale, at fair value, represent residential mortgage loans originated or purchased and held until sold to secondary market investors, such as GSEs or other third parties. The following table summarizes the activity in the balance of Loans held for sale, at fair value, during the years ended December 31:

	2014	2013	2012
Beginning balance	$503,753	$426,480	$—
Originations and purchases (1)	4,967,767	8,106,742	670,147
Proceeds from sales	(5,015,235)	(7,999,235)	(241,960)
Transfers to loans held for investment - reverse mortgages	(110,874)	—	—
Gain (loss) on sale of loans	49,533	(26,981)	3,889
Other	6,176	(3,253)	(5,596)
Ending balance	$401,120	$503,753	$426,480

(1)	Purchases include $60.0 million of reverse mortgages acquired in the Liberty Acquisition in 2013 and $558.7 million of forward mortgages acquired in the Homeward Acquisition in 2012.
At December 31, 2014, loans held for sale, at fair value, with a UPB of $364.5 million were pledged to secure warehouse lines of credit in our Lending segment.
Loans Held for Sale - Lower of Cost or Fair Value
Loans held for sale, at lower of cost or fair value, include residential loans that we do not intend to hold to maturity. The following table summarizes the activity in the balance of Loans held for sale, at lower of cost or fair value, during the years ended December 31:

	2014	2013	2012
Beginning balance	$62,907	$82,866	$20,633
Purchases	2,462,573	1,632,390	65,756
Proceeds from sales	(2,067,965)	(1,036,316)	—
Principal payments	(262,196)	(432,423)	(1,474)
Transfers to accounts receivable	(114,675)	(218,629)	—
Transfers to real estate owned	(8,808)	(4,775)	(999)
Gain on sale of loans	31,853	35,087	—
Decrease (increase) in valuation allowance	(18,965)	(10,644)	568
Other	2,768	15,351	(1,618)
Ending balance (1) (2) (3)	$87,492	$62,907	$82,866

(1)
The balances at December 31, 2014 and 2013 includes $42.0 million and $43.1 million, respectively, of loans that we were required to repurchase from Ginnie Mae guaranteed securitizations as part of our contractual obligations as the servicer of the loans. Repurchased loans are modified or otherwise remediated through loss mitigation activities or are reclassified to receivables.

(2)
The balances at December 31, 2014, 2013 and 2012 are net of valuation allowances of $49.7 million, $30.7 million and $14.7 million, respectively. The change in the valuation allowance for the years ended December 31, 2014 and 2013 includes adjustments of $20.4 million and $15.7 million, respectively, from the liability for indemnification obligations for the initial valuation adjustment that we recognized on certain loans that we repurchased from Fannie Mae and Freddie Mac guaranteed securitizations.

(3)
The balance at December 31, 2012 includes non-performing mortgage loans with a carrying value of $65.4 million that we acquired in December 2012 and sold to Altisource Residential, LP in February 2013 for an insignificant gain.

At December 31, 2014, loans held for sale, at lower of cost or fair value, with a UPB of $30.5 million were pledged to secure a warehouse line of credit in our Servicing segment.
During 2014, we purchased delinquent FHA-insured loans with a total UPB of $1.3 billion out of Ginnie Mae guaranteed securitizations under the terms of a conditional repurchase option where as servicer we have the right, but not the obligation, to repurchase delinquent loans at par plus delinquent interest (the Ginnie Mae early buy-out (EBO) program). Contemporaneous with the purchase, we sold the loans (the Ginnie Mae EBO Loans) and related advances for $1.4 billion ($1.3 billion for the Ginnie Mae EBO Loans and $75.9 million for the related servicing advances) to other financial institutions, including HLSS. We recognized total gains of $10.0 million on the sales of the loans, including the values assigned to the retained MSRs. Proceeds received from HLSS include $556.6 million for Ginnie Mae EBO Loans sold to HLSS Mortgage, $55.7 million for related servicing advances sold to HLSS Mortgage and $20.2 million for servicing advances sold to HLSS SEZ LP. Following the initial transactions, we sold an additional $13.1 million of advances to HLSS. We had recorded these advances in connection with the subsequent servicing of the sold loans.
The sales of advances did not qualify for sales treatment and were accounted for as financings. We refer to the purchase and sale of the Ginnie Mae EBO Loans and the sale of the related advances as the Ginnie Mae EBO Transactions.
Gain on Loans Held for Sale, Net
The following table summarizes the activity in Gain on loans held for sale, net, during the years ended December 31:

	2014	2013	2012
Gain on sales of loans	$168,449	$82,518	$6,797
Change in fair value of IRLCs	(25,822)	523	2
Change in fair value of loans held for sale	10,489	(1,709)	(5,462)
Gain (loss) on economic hedge instruments	(17,214)	42,732	(1,075)
Other	(1,605)	(2,370)	(47)
	$134,297	$121,694	$215
Gain on loans held for sale, net include $39.8 million, $74.8 million and $2.9 million for 2014, 2013 and 2012, respectively, representing the value assigned to MSRs retained on transfers of forward loans.
Also included in Gains on loans held for sale, net are gains of $54.7 million and $35.1 million recorded during 2014 and 2013, respectively on sales of repurchased Ginnie Mae loans which are carried at the lower of cost or fair value.
Fair value gains recognized in connection with sales of reverse mortgages into Ginnie Mae guaranteed securitizations are also included in Gains on loans held for sale, net and amounted to $72.7 million and $41.7 million during 2014 and 2013, respectively.
Note 7 — Advances
Advances, net, representing payments made on behalf of borrowers or on foreclosed properties, consisted of the following at December 31:

	2014	2013
Servicing:
Principal and interest	$128,217	$141,307
Taxes and insurance	467,891	477,039
Foreclosures, bankruptcy and other (1)	293,340	268,053
	889,448	886,399
Corporate Items and Other	4,466	4,433
	$893,914	$890,832

(1)	The balances at December 31, 2014 and 2013 are net of an allowance for losses of $70.0 million and $38.4 million, respectively.

The following table summarizes the activity in advances for the years ended December 31:

	2014	2013	2012
Beginning balance	$890,832	$184,463	$103,591
Acquisitions (1)	99,319	733,438	118,360
Transfers to match funded advances	(10,156)	(142,286)	(74,317)
Sales of advances to HLSS (2)	—	(200,749)	—
New advances (collections of advances), net and other	(86,081)	315,966	36,829
Ending balance	$893,914	$890,832	$184,463

(1)	Servicing advances acquired through business acquisitions and asset acquisitions, primarily in connection with the acquisition of MSRs.

(2)
Advances sold in in connection with the sales of Rights to MSRs met the requirements for sale accounting and were derecognized from our financial statements at the time of the sale. Advances sold in connection with the Ginnie Mae EBO Transactions in 2014 did not qualify as sales for accounting purposes.

Note 8 — Match Funded Advances
Match funded advances on residential loans we service for others are comprised of the following at December 31:

	2014	2013
Principal and interest	$1,349,048	$1,497,649
Taxes and insurance	847,064	830,113
Foreclosures, bankruptcy, real estate and other	213,330	224,621
	$2,409,442	$2,552,383
The following table summarizes the activity in match funded advances for the years ended December 31:

	2014	2013	2012
Beginning balance	$2,552,383	$3,049,244	$3,629,911
Acquisitions (1)	85,521	3,589,773	4,068,959
Transfers from advances (2)	10,156	142,286	74,317
Sales of advances to HLSS	—	(3,639,205)	(3,240,601)
Collections of pledged advances, net of new advances and other	(238,618)	(589,715)	(1,483,342)
Ending balance	$2,409,442	$2,552,383	$3,049,244

(1)
Servicing advances acquired through business acquisitions and asset acquisitions, primarily in connection with the acquisition of MSRs, that were pledged to advance facilities at the date of acquisition.

(2)	New servicing advances initially classified as Advances at the date of payment and subsequently pledged to advance facilities.

Note 9 — Mortgage Servicing
Mortgage Servicing Rights – Amortization Method
Servicing Assets. The following tables summarize the activity in the carrying value of amortization method servicing assets for the years ended December 31. Amortization of mortgage servicing rights is reported net of the amortization of any servicing liabilities and includes the amount of charges we recognized to increase servicing liability obligations, if any.

	2014	2013	2012
Beginning balance	$1,953,352	$678,937	$293,152
Additions recognized in connection with business acquisitions:
OSI	9,008	—	—
ResCap Acquisition	11,370	389,944	—
Liberty Acquisition	—	2,840	—
Homeward Acquisition	—	—	278,069
Additions recognized in connection with asset acquisitions:
Ally MSR Transaction	—	683,787	—
OneWest MSR Transaction (1)	14,408	398,804	—
Greenpoint MSR Transaction (2)	3,690	33,647	—
Saxon	—	—	77,881
JPMorgan	—	—	23,445
Bank of America	—	—	64,569
Other	17,228	8,764	16,084
Additions recognized on the sale of mortgage loans	63,310	74,784	—
Sales (3)	(137)	(28,403)	—
Servicing transfers and adjustments	(1,763)	(8,883)	(4)
Change in valuation allowance	—	2,375	(88)
Amortization	(250,375)	(283,244)	(74,171)
Ending balance	$1,820,091	$1,953,352	$678,937

Estimated fair value at end of year	$2,237,703	$2,441,719	$743,830

(1)
The OneWest MSR Transaction closed in stages, and the majority of loans were boarded onto our primary servicing platform as of December 31, 2013. MSRs acquired in the final closing of the OneWest MSR Transaction in 2014 relate to mortgage loans with a UPB of $1.1 billion and related servicing advances of $34.3 million. Total UPB and related servicing advances acquired in the OneWest MSR Transaction were $70.1 billion and $2.1 billion, respectively. No operations or other assets were purchased in the transaction. As part of the OneWest MSR Transaction, both the seller and OLS have agreed to indemnification provisions for the benefit of the other party.

(2)
The MSRs acquired in 2014 relate to mortgage loans with a UPB of $948.9 million and related servicing advances of $47.6 million. Total UPB and related servicing advances acquired were $7.3 billion and $469.7 million, respectively.

(3)
Cash proceeds from the 2013 sale were $34.8 million. These MSRs were sold with subservicing retained. The gain on the sale of $5.1 million has been deferred and will be recognized in earnings over the life of the subservicing contract.

On February 26, 2014, we issued $123.6 million of OASIS Series 2014-1 Notes secured by Ocwen-owned MSRs relating to Freddie Mac mortgages of $11.8 billion UPB. We account for these transactions as financings.

The estimated amortization expense for MSRs is projected as follows over the next five years:

	Amortization Method MSRs as of December 31, 2014 (1)	Less: MSRs to be Measured at Fair Value as of January 1, 2015 (2)	Estimated Amortization Expense
2015	$222,006	$86,112	$135,894
2016	186,018	73,297	112,721
2017	174,097	65,527	108,570
2018	158,107	58,592	99,515
2019	138,495	52,402	86,093

(1)	Estimated amortization expense for all MSRs accounted for using the amortization method as of December 31, 2014, calculated based on assumptions used at December 31, 2014.

(2)
Estimated amortization expense attributed to non-Agency MSRs accounted for using the amortization method as of December 31, 2014 for which we subsequently elected to account for using the fair value measurement method effective January 1, 2015.

Servicing Liabilities. Servicing liabilities, if any, are included in Other liabilities.
Mortgage Servicing Rights—Fair Value Measurement Method
This portfolio comprises servicing rights for which we elected the fair value option and includes Agency forward residential mortgage loans for which we previously hedged the related market risks.
The following table summarizes the activity related to fair value servicing assets for the years ended December 31:

	2014	2013	2012
Beginning balance	$116,029	$85,213	$—
Amount recognized in connection with the Homeward Acquisition	—	—	82,275
Additions recognized on the sale of residential mortgage loans	—	—	2,908
Changes in fair value (1):
Changes in assumptions	(15,028)	44,199	30
Realization of cash flows and other changes	(7,100)	(13,383)	—
Ending balance	$93,901	$116,029	$85,213

(1)	Changes in fair value are recognized in Servicing and origination expense in the Consolidated Statements of Operations.
Because the mortgages underlying these MSRs permit the borrowers to prepay the loans, the value of the MSRs generally tends to diminish in periods of declining interest rates (as prepayments increase) and increase in periods of rising interest rates (as prepayments decrease). The following table summarizes the estimated change in the value of the MSRs that we carry at fair value as of December 31, 2014 given hypothetical instantaneous parallel shifts in the yield curve:

	Adverse change in fair value
	10%	20%
Weighted average prepayment speeds	$(8,101)	$(15,760)
Discount rate (Option-adjusted spread)	$(3,553)	$(6,860)

The sensitivity analysis measures the potential impact on fair values based on hypothetical changes (increases and decreases) in interest rates.

Portfolio of Assets Serviced
The following table presents the composition of our primary servicing and subservicing portfolios by type of property serviced as measured by UPB. The servicing portfolio represents loans for which we own the MSRs while subservicing represents all other loans. The UPB of assets serviced for others are not included on our Consolidated Balance Sheets.

	Residential	Commercial	Total
UPB at December 31, 2012
Servicing (1)	$175,762,161	$—	$175,762,161
Subservicing	27,903,555	401,031	28,304,586
	$203,665,716	$401,031	$204,066,747
UPB at December 31, 2013
Servicing (1)	$397,546,635	$—	$397,546,635
Subservicing	67,104,697	400,502	67,505,199
	$464,651,332	$400,502	$465,051,834
UPB at December 31, 2014
Servicing (1)	$361,288,281	$—	$361,288,281
Subservicing	37,439,446	149,737	37,589,183
	$398,727,727	$149,737	$398,877,464

(1)	Includes primary servicing UPB of $160.8 billion, $175.1 billion and $79.4 billion at December 31, 2014, 2013 and 2012, respectively, for which the Rights to MSRs have been sold.
Residential assets serviced includes foreclosed real estate. Residential assets serviced also includes small-balance commercial assets with a UPB of $2.3 billion, $2.6 billion and $2.1 billion at December 31, 2014, 2013 and 2012, respectively, that are managed using the REALServicing® platform. Commercial assets consist of large-balance foreclosed real estate.
A significant portion of the servicing agreements for our non-Agency servicing portfolio contain provisions where we could be terminated as servicer without compensation upon the failure of the serviced loans to meet certain portfolio delinquency or cumulative loss thresholds or in the event we fail to maintain required servicer ratings, among other provisions. As a result of the economic downturn of recent years, the portfolio delinquency and/or cumulative loss threshold provisions have been breached by many private-label securitizations in our non-Agency servicing portfolio. Terminations as servicer as a result of a breach of any of these provisions have been minimal. In the event we are terminated as servicer and the Rights to MSRs were sold to HLSS (now owned by NRZ), we are obligated to compensate NRZ. As a result of the transfer of servicing to another party in 2014 related to Rights to MSRs sold to HLSS, we were required to reimburse HLSS $2.0 million for the loss of servicing revenues.
At December 31, 2014, the geographic distribution of the UPB and count of residential loans and real estate we serviced was as follows:

	Amount	Count
California	$96,727,239	382,859
Florida	31,922,669	212,623
New York	28,113,154	118,661
New Jersey	18,599,585	89,507
Texas	17,149,095	175,210
Other	206,215,985	1,507,178
	$398,727,727	2,486,038

Servicing Revenue
The following table presents the components of servicing and subservicing fees for the years ended December 31:

	2014	2013	2012
Loan servicing and subservicing fees:
Servicing	$1,363,800	$1,246,882	$535,415
Subservicing	128,797	146,605	45,713
	1,492,597	1,393,487	581,128
Home Affordable Modification Program (HAMP) fees	141,121	152,812	76,764
Late charges	121,618	115,826	69,281
Loan collection fees	33,983	31,022	15,960
Custodial accounts (float earnings)	6,693	5,332	3,749
Other	98,163	125,080	57,525
	$1,894,175	$1,823,559	$804,407
Float balances amounted to $3.4 billion, $3.2 billion and $1.3 billion at December 31, 2014, 2013 and 2012, respectively.
Note 10 — Receivables
Receivables consisted of the following at December 31:

	2014	2013
Servicing:
Government-insured loan claims (1)	$52,955	$54,012
Due from custodial accounts	11,627	2,933
Reimbursable expenses	32,387	35,933
Other servicing receivables	29,516	31,659
	126,485	124,537
Income taxes receivable	68,322	6,369
Due from related parties	58,892	14,553
Other receivables (2)	43,690	24,579
	297,389	170,038
Allowance for losses (1)	(26,793)	(17,522)
	$270,596	$152,516

(1)
The total allowance for losses at December 31, 2014 and 2013 includes $26.8 million and $17.4 million, respectively, related to receivables of the Servicing business. The allowance for losses related to defaulted FHA or VA insured loans repurchased from Ginnie Mae guaranteed securitizations (government-insured loan claims) was $10.0 million and $14.0 million at December 31, 2014 and 2013, respectively.

(2)	The balance at December 31, 2014 and 2013 includes $28.8 million and $13.6 million, respectively, related to losses to be indemnified under the terms of the Homeward merger agreement.

Note 11 — Premises and Equipment
Premises and equipment are summarized as follows at December 31:

	2014	2013
Computer hardware and software	$55,132	$51,060
Leasehold improvements	28,549	25,467
Office equipment and other	13,268	12,506
Buildings	13,049	12,926
Furniture and fixtures	12,308	13,174
	122,306	115,133
Less accumulated depreciation and amortization	(78,996)	(61,347)
	$43,310	$53,786
Note 12 — Goodwill
The following table summarizes the activity in the carrying amount of goodwill for year ended December 31, 2014.

	Servicing Segment				Lending Segment
	ResCap	Homeward	Litton	HomEq	Homeward	Liberty	Total
Balance at December 31, 2013
Goodwill	$82,669	$218,170	$57,430	$12,810	$46,159	$2,963	$420,201
Accumulated impairment losses	—	—	—	—	—	—	—
Net	82,669	218,170	57,430	12,810	46,159	2,963	420,201

Impairment losses	(82,669)	(218,170)	(57,430)	(12,810)	(46,159)	(2,963)	(420,201)

Balance at December 31, 2014
Goodwill	82,669	218,170	57,430	12,810	46,159	2,963	420,201
Accumulated impairment losses	(82,669)	(218,170)	(57,430)	(12,810)	(46,159)	(2,963)	(420,201)
Net	$—	$—	$—	$—	$—	$—	$—
We perform an annual impairment test of goodwill as of August 31st of each year. Based on our August 31, 2014 annual assessment, we determined that goodwill was not impaired. During the fourth quarter of 2014, we determined that sufficient indicators of potential impairment existed to require an interim goodwill impairment analysis as of December 31, 2014. These indicators included significant declines in the market price of our common stock during the fourth quarter of 2014, including declines in reaction to the New York Department of Financial Services (NY DFS) settlement announced in December 2014, which included the resignation of our former Executive Chairman, and the California Department of Business Oversight (CA DBO) settlement announced in January 2015 related to an administrative action dated October 3, 2014. This reassessment resulted in the recognition of an impairment charge of $420.2 million, representing the entire balance of goodwill in our Servicing and Lending segments.
In performing the two-step quantitative assessment, we first compared the fair value of each reporting unit with its net carrying value, including goodwill. Because the fair value of the reporting units exceeded their carrying value, it was necessary to perform the second step of the impairment test to measure the amount of impairment loss. In the second step, we compared the implied fair value of the reporting unit’s goodwill with the carrying value. Because the carrying amount of the goodwill exceeded the implied fair value for the reporting units, we recognized an impairment loss in an amount equal to that excess (up to the carrying value of goodwill). We determined the fair value of the reporting units based a combination of the income approach (discounted cash flow valuation methodology) and the market approach, and with the assistance of a third-party valuation firm.

Note 13 — Other Assets
Other assets consisted of the following at December 31:

	2014	2013
Contingent loan repurchase asset (1)	$274,265	$—
Debt service accounts (2)	91,974	129,897
Prepaid lender fees and debt issuance costs, net (3)	31,337	31,481
Prepaid expenses	17,957	16,132
Real estate	16,720	9,667
Prepaid income taxes (4)	16,450	20,585
Mortgage-backed securities, at fair value (6)	7,335	—
Derivatives, at fair value	6,065	15,494
Contingent assets - ResCap Acquisition (5)	—	51,932
Investment in unconsolidated entities (6)	—	11,771
Purchase price deposit (7)	—	10,000
Other	28,708	12,184
	$490,811	$309,143

(1)
In connection with the Ginnie Mae EBO Transactions, our agreements provide either that: (a) we have the right, but not the obligation, to repurchase previously transferred mortgage loans under certain conditions, including the mortgage loans becoming eligible for pooling under a program sponsored by Ginnie Mae; or (b) we have the obligation to repurchase previously transferred mortgage loans that have been subject to a successful trial modification before any permanent modification is made. Once these conditions are met, we have effectively regained control over the mortgage loan(s), and under GAAP, must re-recognize the loans on our consolidated balance sheets and establish a corresponding repurchase liability. With respect to those loans that we have the right, but not the obligation, to repurchase under the applicable agreement, this requirement applies regardless of whether we have any intention to repurchase the loan. We re-recognized mortgage loans in Other assets and a corresponding liability in Other liabilities.

(2)
Under our advance funding facilities, we are contractually required to remit collections on pledged advances to the trustee within two days of receipt. The collected funds are not applied to reduce the related match funded debt until the payment dates specified in the indenture. The balances also include amounts that have been set aside from the proceeds of our match funded advance facilities and certain of our warehouse facilities to provide for possible shortfalls in the funds available to pay certain expenses and interest. The funds related to match funded facilities are held in interest earning accounts in the name of the SPE created in connection with the facility.

(3)	We amortize these costs to the earlier of the scheduled amortization date, contractual maturity date or prepayment date of the debt.

(4)
During 2012, 2013 and 2014, we completed intra-entity transfers of certain MSRs. The deferred tax effects of these transactions have been recognized as prepaid income tax assets and are being amortized to Income tax expense over a 7-year period.

(5)
The purchase of certain MSRs and related advances from ResCap was not complete on the date of acquisition pending the receipt of certain consents and court approvals. We recorded a contingent asset effective on the date of the acquisition until we subsequently obtained the required consents and approvals for the MSRs and paid the additional purchase price.

(6)
The balance at December 31, 2013 includes an investment of $5.1 million in OSI and an investment of $6.6 million in PowerLink Settlement Services, LP and related entities. We increased our ownership in OSI from 26.00% to 87.35% on January 31, 2014. Effective on that date, we began including the accounts of OSI in our consolidated financial statements and eliminated our current investment in consolidation. Assets acquired from OSI included residential mortgage-backed securities. In June 2014, we received proceeds from the dissolution of PowerLink Settlement Services, LP equal to our investment.

(7)
The balance at December 31, 2013 represents an initial cash deposit that we made in connection with the agreement we entered into to acquire MSRs and related advances from Wells Fargo Bank, N.A. This deposit along with an additional deposit of $15.0 million that we made in January 2014 were returned to us following a mutual termination of the agreement on November 13, 2014.

Note 14 — Borrowings
Match Funded Liabilities
Match funded liabilities are comprised of the following at December 31:

Borrowing Type	Interest Rate	Maturity (1)	Amortization Date (1)	Available Borrowing Capacity (2)	2014	2013
Advance Receivable Backed Notes Series 2012-ADV1 (3)	1-Month LIBOR (1ML) (4) + 175 bps	Jun. 2017	Jun. 2015	$76,920	$373,080	$417,388
Advance Receivable Backed Note (5)	1ML + 300 bps	Dec. 2015	Dec. 2014	49,506	494	33,211
2012-Homeward Agency Advance Funding Trust 2012-1 (6)	Cost of Funds + 300 bps	Apr. 2014	Apr. 2014	—	—	21,019
Advance Receivables Backed Notes, Series 2013-VF1, Class A (7)	1ML + 175 bps (7)	Oct. 2044	Oct. 2014	—	—	1,494,628
Advance Receivables Backed Notes, Series 2013-VF2, Class A (8)	1ML + 167 bps (8)	Oct. 2045	Oct. 2015	44,366	519,634	385,645
Advance Receivables Backed Notes, Series 2013-VF2, Class B (9)	1ML + 300 bps (9)	Oct. 2045	Oct. 2015	3,081	32,919	12,923
Advance Receivables Backed Notes, Series 2014-VF3, Class A (10)	1ML + 175 bps (10)	Oct. 2045	Oct. 2015	47,447	552,553	—
Advance Receivables Backed Notes, Series 2014-VF4 (11)	1ML + 175 bps (11)	Oct. 2045	Oct. 2015	47,447	552,553	—
Advance Receivables Backed Notes, Series 2014-VF1, Class A (12)	Cost of Funds + 275 bps	Dec. 2045	Dec. 2015	65,986	21,192	—
Advance Receivables Backed Notes, Series 2014-VF1, Class B (12)	Cost of Funds + 325 bps	Dec. 2045	Dec. 2015	—	13,598	—
Advance Receivables Backed Notes, Series 2014-VF1, Class C (12)	Cost of Funds + 375 bps	Dec. 2045	Dec. 2015	—	10,224	—
Advance Receivables Backed Notes, Series 2014-VF1, Class D (12)	Cost of Funds + 470 bps	Dec. 2045	Dec. 2015	—	14,000	—
				$334,753	$2,090,247	$2,364,814

Weighted average interest rate					1.97%	2.08%

(1)
The amortization date of our facilities is the date on which the revolving period ends under each advance facility note and repayment of the outstanding balance must begin if the note is not renewed or extended. The maturity date is the date on which all outstanding balances must be repaid. In two advance facilities, there are multiple notes outstanding. For each note, after the amortization date, all collections that represent the repayment of advances pledged to the facility must be applied to reduce the balance of the note outstanding, and any new advances are ineligible to be financed.

(2)
Borrowing capacity is available to us provided that we have additional eligible collateral to pledge. Collateral may only be pledged to one facility. At December 31, 2014, none of the available borrowing capacity could be used based on the amount of eligible collateral that had been pledged.

(3)	On February 1, 2015, the borrowing capacity under this facility was reduced to $400.0 million.

(4)	1-Month LIBOR was 0.17% and 0.17% at December 31, 2014 and 2013, respectively.

(5)	We voluntarily terminated this advance facility on January 30, 2015.

(6)	Advance facility assumed as part of the acquisition of Homeward. This facility was terminated on April 16, 2014, and the advances pledged to the facility were transferred to another facility.

(7)
These notes were issued in connection with the OneWest MSR Transaction. On March 17, 2014, the maximum borrowing capacity under the 2013-VF1 note declined by $500.0 million to a total of $1.0 billion. On October 1, 2014, the 2013-VF1 note was fully repaid.

(8)
On October 1, 2014, the maximum borrowing capacity of the VF2, Class A notes was increased to $564.0 million. The interest margin on these notes was set at 167 bps and is scheduled to increase to 191 bps on July 15, 2015, to 215 bps on August 15, 2015 and 239 bps on September 15, 2015.

(9)
On October 1, 2014, the maximum borrowing capacity of the VF2, Class B notes was increased to $36.0 million. The interest margin on these notes was set at 300 bps and is scheduled to increase to 343 bps on July 15, 2015, to 386 bps on August 15, 2015 and 429 bps on September 15, 2015.

(10)
On October 1, 2014, the maximum borrowing capacity of the note was increased to $600.0 million. The interest margin was set at 175 bps and is scheduled to increase to 200 bps on July 15, 2015, to 225 bps on August 15, 2015 and to 250 bps on September 15, 2015.

(11)
The 2014-VF4 note was issued on October 1, 2014 with a maximum borrowing capacity of $600.0 million. The interest margin on this new series of notes was set at 175 bps and is scheduled to increase to 200 bps on July 15, 2015, to 212 bps on August 15, 2015 and to 250 bps on September 15, 2015.

(12)
The 2014-VF1 notes were issued on December 23, 2014. Maximum borrowing under the facility is $125.0 million. The maximum note balance for the Class A Note is $125.0 million less the actual borrowings under the Class B, C and D Notes. The maximum note balance for the Class B Note is $32.0 million, for the Class C Note $24.5 million and for the Class D note $32.5 million. Beginning April 23, 2015, the maximum borrowing under the facility will decrease by $6.3 million per month until it is reduced to $75.0 million.

Financing Liabilities
Financing liabilities are comprised of the following at December 31:

Borrowings	Collateral	Interest Rate	Maturity	2014	2013
Servicing:
Financing liability – MSRs pledged	MSRs	(1)	(1)	$614,441	$633,804
Secured Notes, Ocwen Asset Servicing Income Series, Series 2014-1 (2)	MSRs	(2)	Feb. 2028	111,459	—
Financing liability – Advances pledged (3)	MSRs	(3)	(3)	88,489	—
				814,389	633,804

Lending:
Financing liability - MSRs pledged (4)	MSRs	(4)	(4)	—	17,593
HMBS-related borrowings (5)	Loans held for investment	1ML + 243 bps	(5)	1,444,252	615,576
				1,444,252	633,169

				$2,258,641	$1,266,973

(1)
This financing liability arose in connection with the HLSS Transactions and has no contractual maturity. The balance of the liability is adjusted each reporting period to its fair value based on the present value of the estimated future cash flows underlying the related MSRs.

(2)
OASIS noteholders are entitled to receive a monthly payment amount equal to the sum of: (a) the designated servicing fee amount (21 basis points of the UPB of the reference pool of Freddie Mac mortgages); (b) any termination payment amounts; (c) any excess refinance amounts; and (d) the note redemption amounts, each as defined in the indenture supplement for the notes. The notes have a final stated maturity of February 2028. We accounted for this transaction as a financing. Monthly amortization of the liability is estimated using the proportion of monthly projected service fees on the underlying MSRs as a percentage of lifetime projected fees, adjusted for the term of the security.

(3)
Certain advances were sold to HLSS Mortgage and HLSS SEZ LP on March 4, 2014 and May 2, 2014, respectively. These sales of advances did not qualify for sales accounting treatment and were accounted for as a financing.

(4)
Represents sales of MSRs to a third party that were being accounted for as a financing. The financing liability was being amortized using the interest method with the servicing income that was remitted to the purchaser representing payments of principal and interest. In April 2014, we derecognized the remaining liability related to this MSR sale. During 2014, we recognized a gain of $2.6 million on the extinguishment of the financing liability.

(5)	Represents amounts due to the holders of beneficial interests in Ginnie Mae guaranteed HMBS. The beneficial interests have no maturity dates, and the borrowings mature as the related loans are repaid.
Other Secured Borrowings
Other secured borrowings are comprised of the following at December 31:

Borrowings	Collateral	Interest Rate	Maturity	Available Committed Borrowing Capacity	2014	2013
Servicing:
SSTL (1)	(1)	1-Month Euro-dollar rate + 375 bps with a Eurodollar floor of 125 bps (1)	Feb. 2018	$—	$1,277,250	$1,290,250
Promissory note (2)	MSRs	1ML + 350 bps	May 2017	—	—	15,529
Repurchase agreement (3)	Loans held for sale (LHFS)	1ML + 200 - 345 bps	Jun. 2015	17,982	32,018	17,507
				17,982	1,309,268	1,323,286

Lending:
Master repurchase agreement (4)	LHFS	1ML + 175 bps	Jun. 2015	—	208,010	105,659
Participation agreement (5)	LHFS	N/A	Apr. 2016	—	41,646	81,268
Participation agreement (6)	LHFS	N/A	Apr. 2016	—	196	—
Master repurchase agreement (7)	LHFS	1ML + 175 - 275 bps	Jul. 2015	—	102,073	91,990
Master repurchase agreement (8)	LHFS	1ML + 175 - 200 bps	Nov. 2014	—	—	89,836
Master repurchase agreement (9)	LHFS	1ML + 275bps	Jul. 2015	—	52,678	51,975
Mortgage warehouse agreement (10)	LHFS	1ML + 275 bps; floor of 350 bps	May 2015	—	23,851	34,292
				—	428,454	455,020

Corporate Items and Other:
Securities sold under an agreement to repurchase (11)	Ocwen Real Estate Asset Liquidating Trust 2007-1 Notes	Class A-2 notes: 1ML + 200 bps; Class A-3 notes: 1ML + 300 bps	Monthly	—	—	4,712
				17,982	1,737,722	1,783,018
Discount (1)				—	(4,031)	(5,349)
				$17,982	$1,733,691	$1,777,669

Weighted average interest rate					4.33%	4.86%

(1)
On February 15, 2013, we entered into a new SSTL facility agreement and borrowed $1.3 billion that was used principally to fund the ResCap Acquisition and repay the balance of the previous SSTL. The loan was issued with an original issue discount of $6.5 million that we are amortizing over the term of the loan. We are required to repay the principal amount of the borrowings in consecutive quarterly installments of $3.3 million. In addition, we are generally required to use the net cash proceeds (as defined) from any asset sale (as defined) to repay loan principal. Generally, this provision applies to non-operating sales of assets, and net cash proceeds represent the proceeds from the sale of the assets, net of the repayment of any debt secured by a lien on the assets sold. However, for asset sales that are part of an HLSS Transaction, we have the option, within 180 days, either to invest the net cash proceeds in MSRs or related assets, such as advances, or to repay loan principal. The borrowings are secured by a first priority security interest in substantially all of the assets of Ocwen. Borrowings bear interest, at the election of Ocwen, at a rate per annum equal to either (a) the base rate [the greatest of (i) the prime rate in effect on such day, (ii) the federal funds rate in effect on such day plus 0.50% and (iii) the one-month Eurodollar rate (1-Month LIBOR)], plus a margin of 2.75% and a base rate floor of 2.25% or (b) the one month Eurodollar rate, plus a margin of 3.75% and a one month Eurodollar floor of 1.25%. To date we have elected option (b) to determine the interest rate.
On September 23, 2013, we entered into Amendment No. 1 to the Senior Secured Term Loan Facility Agreement and Amendment No. 1 to the related Pledge and Security Agreement. These amendments:

•
permit repurchases of all of the Preferred Shares, which may be converted to common stock prior to repurchase, and up to $1.5 billion of common stock, subject, in each case, to pro forma financial covenant compliance;

•	eliminate the dollar cap on Junior Indebtedness (as defined in the SSTL) but retain the requirement for any such issuance to be subject to pro forma covenant compliance;

•
include a value for whole loans (i.e., loans held for sale) in collateral value for purposes of calculating the loan-to-value ratio and include specified deferred servicing fees and the fair value of specified mortgage servicing rights in net worth for purposes of calculating the ratio of consolidated total debt to consolidated tangible net worth; and

•	modify the applicable quarterly covenant levels for the corporate leverage ratio, ratio of consolidated total debt to consolidated tangible net worth and loan-to-value ratio.
On March 2, 2015 and April 17, 2015, respectively, we entered into Amendments No. 2 and No. 3 to the Senior Secured Term Loan Facility Agreement. See Note 30 — Subsequent Events for additional information regarding these amendments.

(2)	This note was repaid in full on February 28, 2014.

(3)
Under this repurchase agreement, the lender provides financing on a committed basis for $50.0 million and, at the discretion of the lender, on an uncommitted basis for an additional $50.0 million. On June 30, 2014, the maturity date of this facility was extended to June 29, 2015.

(4)
Under this repurchase agreement, the lender provides financing on a committed basis for $150.0 million and, at the discretion of the lender, on an uncommitted basis for an additional $150.0 million. On April 17, 2014, the maturity date of this facility was extended to April 16, 2015. On March 24, 2015, the maturity date of this facility was further extended to June 10, 2015.

(5)
Under this participation agreement, the lender provides financing on an uncommitted basis for $100.0 million at the discretion of the lender. The participation agreement allows the lender to acquire a 100% beneficial interest in the underlying mortgage loans. However, the transaction does not qualify for sale accounting treatment and is accounted for as a secured borrowing. The lender earns the stated interest rate of the underlying mortgage loans while the loans are financed under the participation agreement. On May 31, 2014, the maturity date of this facility was extended to May 31, 2015. On March 10, 2015, the maturity date of this agreement was further extended to April 30, 2016, and the maximum borrowing was reduced to $50.0 million. On April 16, 2015, the maximum borrowing capacity was increased to $100.0 million.

(6)
On November 12, 2014, we entered into this participation agreement under which the lender provides financing on an uncommitted basis up to $100.0 million at the discretion of the lender. The participation agreement allows the lender to acquire a 100% beneficial interest in the underlying mortgage loans. However, the transaction does not qualify for sale accounting treatment and is accounted for as a secured borrowing. The lender earns the stated interest rate of the underlying mortgage loans while the loans are financed under the participation agreement. On March 10, 2015, the maturity date of this agreement was extended to April 30, 2016, and the maximum borrowing was increased to $150.0 million.

(7)
Under this repurchase agreement, the lender provides financing on a committed basis for $75.0 million and, at the discretion of the lender, on an uncommitted basis for an additional $75.0 million. On September 2, 2014, the maturity date of this facility was extended to October 2, 2014. On October 2, 2014, the maturity date was further extended to September 1, 2015. On March 31, 2015, the maturity date was revised to July 31, 2015, and the committed lending capacity was to decline to zero on May 29, 2015. On April 16, 2015, this facility was terminated.

(8)	On October 24, 2014, this facility was repaid in full and terminated.

(9)
On September 2, 2014, the maximum borrowing capacity under this facility was reduced to $37.5 million on a committed basis plus an additional $37.5 million on an uncommitted basis at the discretion of the lender. On December 31, 2014, the termination date of this facility was extended to January 16, 2015. On January 16, 2015, the termination date was further extended to April 16, 2015. On March 31, 2015, the maturity date was further extended to July 31, 2015; however, the committed lending capacity declines to zero on May 29, 2015. On April 16, 2015, the maximum borrowing capacity under this agreement was reduced to $37.5 million, all of which is committed.

(10)
Borrowing capacity under this facility of $60.0 million is available on an uncommitted basis at the discretion of the lender. In August 2014, the maturity date of this facility was extended to May 28, 2015.

(11)	This agreement was terminated December 12, 2014.
Senior Unsecured Notes
On May 12, 2014, Ocwen completed the issuance and sale of $350.0 million of its 6.625% Senior Notes due 2019 (the Senior Unsecured Notes) in a private offering. We received net proceeds of $343.3 million from the sale of the Senior Unsecured Notes after deducting underwriting fees and offering expenses. The Senior Unsecured Notes are general senior unsecured obligations of Ocwen and will mature on May 15, 2019. Interest is payable semi-annually on May 15th and November 15th. The Senior Unsecured Notes are not guaranteed by any of Ocwen’s subsidiaries.
At any time prior to May 15, 2016, Ocwen may redeem all or a part of the Senior Unsecured Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of the Senior Unsecured Notes redeemed, plus the Applicable Premium as defined in the related indenture agreement (the Indenture), plus accrued and unpaid interest and Additional Interest as defined in the Indenture, if any, on the Senior Unsecured Notes redeemed. The Applicable Premium on a Note is the greater of 1% of the principal amount of the Note or the redemption price at May 15, 2016 plus all interest due from the redemption date through May 15, 2016, less the principal amount of the Note. As discussed below, additional interest is earned by the Senior Unsecured Notes if the deadline for exchange or registration of the Senior Unsecured Notes is not met and ranges from an initial 0.25% to a maximum 1.0%.
On or after May 15, 2016, Ocwen may redeem all or a part of the Senior Unsecured Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) specified in the Indenture plus accrued and unpaid interest and Additional Interest, if any. The redemption prices during the twelve-month periods beginning on May 15th of each year are as follows:

Year	Redemption Price
2016	104.969%
2017	103.313%
2018 and thereafter	100.000%
At any time prior to May 15, 2016, Ocwen may, at its option, use the net cash proceeds of one or more Equity Offerings as defined in the Indenture to redeem up to 35% of the principal amount of all Senior Unsecured Notes issued at a redemption price equal to 106.625% of the principal amount of the Senior Unsecured Notes redeemed plus accrued and unpaid interest and Additional Interest, if any, provided that: (i) at least 65% of the principal amount of all Senior Unsecured Notes issued under the Indenture remains outstanding immediately after any such redemption; and (ii) Ocwen makes such redemption not more than 120 days after the consummation of any such Equity Offering.
Upon the occurrence of a change of control as defined in the Indenture, Ocwen is required to make an offer to the holders of the Senior Unsecured Notes to repurchase the Senior Unsecured Notes at a purchase price equal to 101.0% of the principal amount of the Senior Unsecured Notes purchased plus accrued and unpaid interest and Additional Interest, if any. Each holder will have the right to require that the Ocwen purchase all or a portion of the holder’s Senior Unsecured Notes pursuant to the offer.
The Indenture contains various covenants that could, unless certain conditions are met, limit or restrict the ability of Ocwen and its subsidiaries to engage in specified types of transactions. Among other things, these covenants could potentially limit or restrict the ability of Ocwen and its subsidiaries to:

•	incur additional debt or issue preferred stock;

•	pay dividends or make distributions on or purchase equity interests of Ocwen;

•	repurchase or redeem debt that is subordinate to the Senior Unsecured Notes prior to maturity;

•	make investments or other restricted payments;

•	create liens on assets to secure debt of Ocwen or any guarantor of the Senior Unsecured Notes;

•	sell or transfer assets;

•	enter into transactions with “affiliates” (any entity that controls, is controlled by or is under common control with Ocwen or certain of its subsidiaries); and

•	enter into mergers, consolidations, or sales of all or substantially all of Ocwen’s assets.
Many of the restrictive covenants will be suspended if the Senior Unsecured Notes achieve an investment grade rating from both Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Ratings Services (S&P) and no default or event of default, as specified in the Indenture, has occurred and is continuing. However, covenants that are suspended as a result of achieving these ratings will again apply if Moody’s or S&P withdraws its investment grade rating or downgrades the rating assigned to the Senior Unsecured Notes below an investment grade rating.
Ocwen contemporaneously entered into a Registration Rights Agreement under which it agreed for the benefit of the initial purchasers of the Senior Unsecured Notes to use commercially reasonable efforts to file a registration statement and to have the registration statement become effective on or prior to 270 days after the closing of the offering. The registration statement would relate to a registered offer to exchange the Senior Unsecured Notes for other notes (referred to as the exchange notes) that would be issued by Ocwen, would be registered with the SEC and would have substantially identical terms as the Senior Unsecured Notes. If Ocwen were unable to effect the exchange offer, it would instead be required to use commercially reasonable efforts to file and cause to become effective a shelf registration statement relating to resales of the Senior Unsecured Notes. If the exchange offer were not completed (or, if required under certain circumstances, the shelf registration statement were not declared effective) on or before 270 days after the closing of the offering, then additional interest would accrue on the principal amount of the notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) until the exchange offer is completed or the shelf registration statement, if required, is declared effective. Ocwen was unable to complete the exchange offer or to cause the shelf registration statement to become effective by February 6, 2015, the 270th day following the closing of the offering. As a result, the interest rate on the notes has increased in accordance with the terms of the Registration Rights Agreement.
In connection with our issuance of the Senior Unsecured Notes, we incurred certain costs that we capitalized and are amortizing over the period from the date of issuance to May 15, 2019. The unamortized balance of these issuance costs was $5.8 million at December 31, 2014.
Covenants
Under the terms of our existing debt agreements, we are subject to various qualitative and quantitative covenants. These covenants include:

•	Financial covenants;

•	Covenants to operate in material compliance with applicable laws;

•
Restrictions on our ability to engage in various activities, including but not limited to incurring additional debt, paying dividends, repurchasing or redeeming capital stock, transferring assets or making loans, investments or acquisitions; and

•	Monitoring and reporting of various specified transactions or events, including specific reporting on defined events affecting collateral underlying certain debt agreements.
Financial covenants in our debt agreements require that we maintain, among other things:

•	a specified interest coverage ratio, which is defined under our SSTL as the ratio of trailing four quarter adjusted EBITDA to trailing four quarter interest expense (each as defined therein);

•	a specified corporate leverage ratio, which is defined under our SSTL as consolidated debt to trailing four quarter adjusted EBITDA (each as defined therein);

•	a specified consolidated total debt to consolidated tangible net worth ratio;

•	a specified loan to value ratio, as defined under our SSTL; and

•	specified levels of consolidated tangible net worth, liquidity and, at the OLS level, net operating income.
As of December 31, 2014, the most restrictive consolidated tangible net worth requirement was $630.0 million plus 65% of quarterly net income, without adjustment for quarterly net losses, beginning with the three months ended December 31, 2012. The required consolidated tangible net worth in connection with this agreement was $957.1 million at December 31, 2014.
As a result of the covenants to which we are subject, we may be limited in the manner in which we conduct our business and may be limited in our ability to engage in favorable business activities or raise additional capital to finance future operations or satisfy future liquidity needs. In addition, breaches or events that may result in a default under our debt agreements include, among other things, noncompliance with our covenants, nonpayment of principal or interest, material misrepresentations, the occurrence of material adverse change, insolvency, bankruptcy, certain material judgments and changes of control. Covenants and defaults of this type are commonly found in debt agreements such as ours. Certain of these covenants and defaults are open to subjective interpretation and, if our interpretation were contested by a lender, a court may ultimately be required to determine compliance or lack thereof. In addition, our debt agreements generally include cross default provisions such that a default under one agreement could trigger defaults under other agreements. If we fail to comply with our debt agreements and are unable to avoid, remedy or secure a waiver of any resulting default, we may be subject to adverse action by our lenders, including termination of further funding, acceleration of outstanding obligations, enforcement of liens against the assets securing or otherwise supporting our obligations, and other legal remedies. Our lenders can waive their contractual rights in the event of a default.
In connection with certain of our secured borrowings, failure to provide audited financial statements timely constitutes a default. We did not provide audited financial statements for Homeward as of and for the year ended September 30, 2014, or for OLS and Liberty as of and for the year ended December 31, 2014, within the original contractually required timeframes. We received waivers of the resulting defaults from all applicable lenders through at least May 29, 2015.
Under one of its advance financing agreements, OLS must maintain certain minimum servicer ratings assigned by S&P, Moody’s and Fitch. If any of these rating agencies withdraws its rating or if the assigned ratings falls below the minimum ratings established in the lending agreement, an early amortization event occurs under the lending agreement if the lender’s agent notifies the indenture trustee that an early amortization event has occurred. As a result of downgrades in our servicer ratings, the lender has the right to deliver such notice at any time. The lender has agreed not to deliver such a notice to the indenture trustee subject to its ongoing monthly review. If an early amortization event occurs and is not waived by the lender, no new advances can be funded under the facility, all collections on advances funded through the facility must be used to pay interest and principal on currently outstanding borrowings under the facility, minimum facility balance repayments would be instituted, and the interest rate margin on 1-month LIBOR would increase. At December 31, 2014, we had $373.1 million of borrowings outstanding under this facility out of a maximum borrowing capacity of $450.0 million. The scheduled date to begin amortization of this facility is June 2015. We have entered into a commitment letter providing for replacement financing should the existing lender seek not to renew or extend the revolving period upon its completion in June 2015. Our lender’s obligation to fund under this commitment letter is subject to conditions precedent, some of which are outside our control.
We believe that we are in compliance with, or have received waivers of, all of the qualitative and quantitative covenants in our debt agreements as of the date of these financial statements.
Maturities of Borrowings
Aggregate long-term borrowings by maturity date at December 31, 2014 are as follows:

	Expected Maturity Date (1) (2)
	2015	2016	2017	2018	2019	There- after	Total Balance	Fair Value
Match funded liabilities	$2,090,247	$—	$—	$—	$—	$—	$2,090,247	$2,090,247
Other secured borrowings	472,160	11,701	11,714	1,238,116	—	—	1,733,691	1,658,699
Senior unsecured notes	—	—	—	—	350,000	—	350,000	321,563
	$2,562,407	$11,701	$11,714	$1,238,116	$350,000	$—	$4,173,938	$4,070,509

(1)
For match funded liabilities, the expected maturity date is the date on which the revolving period ends for each advance financing facility note and repayment of the outstanding balance must begin if the note is not renewed or extended.

(2)
Excludes financing liabilities, which we recognized in connection with the sales transactions that we accounted for as financings. Financing liabilities include $614.4 million recorded in connection with sales of MSRs and Rights to MSRs and $1.4 billion recorded in connection with the securitizations of HMBS. The MSR-related financing liabilities have no contractual maturity and are amortized over the life of the transferred Rights to MSRs. The HMBS-related financing liabilities have no contractual maturity and are amortized as the related loans are repaid.

Note 15 — Other Liabilities
Other liabilities were comprised of the following at December 31:

	2014	2013
Contingent loan repurchase liability (1)	$274,265	$—
Accrued expenses	142,592	108,870
Liability for indemnification obligations	132,918	192,716
Payable to servicing and subservicing investors (2)	67,722	33,501
Due to related parties	55,585	77,901
Liability for selected tax items	28,436	27,273
Checks held for escheat	18,513	24,392
Liability for certain foreclosure matters (3)	—	66,948
Additional purchase price due seller - ResCap Acquisition	—	54,220
Other	73,503	58,774
	$793,534	$644,595

(1)
In connection with the Ginnie Mae EBO Transactions, we have re-recognized certain loans on our consolidated balance sheets and establish a corresponding repurchase liability regardless of our intention to repurchase the loan.

(2)	The balance represents amounts due to investors in connection with loans we service under servicing and subservicing agreements.

(3)
This liability was settled in May 2014. We recognized $53.5 million of expense in Professional services during 2013 to establish the liability. We recognized the remaining $13.4 million of the liability as an adjustment to the initial purchase price allocation related to the Homeward Acquisition. We applied this measurement period adjustment retrospectively to our Consolidated Balance Sheet at December 31, 2012 with an offsetting increase in goodwill.

Note 16 — Mezzanine Equity
Preferred Stock
On December 27, 2012, Ocwen issued 162,000 shares of Series A Perpetual Convertible Preferred Stock, having a par value of $0.01 per share as part of the consideration paid in the Homeward Acquisition. Holders of the Preferred Shares were entitled to receive mandatory and cumulative dividends payable quarterly at the rate per share equal to the greater of (i) 3.75% per annum multiplied by $1,000 per share and (ii) in the event Ocwen pays a regular quarterly dividend on its common stock in such quarter, the rate per share payable in respect of such quarterly dividend on an as-converted basis. Each Preferred Share, together with any accrued and unpaid dividends, was convertible to common stock at the option of the holder at a conversion price equal to $31.79.
On September 23, 2013, holders elected to convert 100,000 of the Preferred Shares into 3,145,640 shares of common stock. On July 14, 2014, holders elected to convert the remaining 62,000 shares into 1,950,296 shares of common stock.
The following table summarizes the activity in mezzanine equity since issuance of the Preferred Shares:

Initial issuance price on December 27, 2012	$162,000
Discount for beneficial conversion feature	(8,688)
Accretion of BCF discount (Deemed dividend)	60
Carrying value at December 31, 2012	153,372
Conversion of 100,000 Preferred Shares	(100,000)
Accretion of BCF discount (Deemed dividend) (1)	6,989
Carrying value at December 31, 2013	60,361
Conversion of 62,000 Preferred Shares	(62,000)
Accretion of BCF discount (Deemed dividend) (1)	1,639
Carrying value at December 31, 2014	$—

(1)	Accretion includes $0.8 million and $3.5 million accelerated write-off of the unamortized discount related to the conversion of Preferred Shares during 2014 and 2013, respectively.

Note 17 — Equity
Common Stock
On March 28, 2012, we converted $56.4 million of the outstanding principal balance of the 3.25% Convertible Notes to 4,635,159 shares of Ocwen common stock and redeemed the remaining balance for cash.
On September 23, 2013, Ocwen paid $157.9 million to repurchase from the holders of our Preferred Shares all 3,145,640 shares of Ocwen common stock that were issued upon their election to convert 100,000 of the Preferred Shares into shares of common stock. On July 14, 2014, Ocwen paid $72.3 million to repurchase all 1,950,296 shares of common stock that were issued upon conversion of the remaining 62,000 Preferred Shares.
On October 31, 2013, we announced that Ocwen’s Board of Directors had authorized a share repurchase program for an aggregate of up to $500.0 million of Ocwen’s issued and outstanding shares of common stock. Repurchases may be made in open market transactions at prevailing market prices or in privately negotiated transactions. Unless we amend the share repurchase program or repurchase the full $500.0 million amount by an earlier date, the share repurchase program will continue through July 2016. No assurances can be given as to the amount of shares, if any, that we may repurchase in any given period. The repurchase of shares issued in connection with the conversion of Preferred Shares is not considered to be part of this repurchase program and, therefore, does not count against the $500.0 million aggregate value limit. During 2014, we completed the repurchase of 10,420,396 shares of common stock in the open market under this program for a total purchase price of $310.2 million. From inception of the program through December 31, 2014, we have completed the repurchase of 11,546,103 shares for an aggregate purchase price of $370.3 million.
Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss (AOCL), net of income taxes, were as follows at December 31:

	2014	2013
Unrealized losses on cash flow hedges	$8,291	$10,026
Other	122	125
	$8,413	$10,151
Note 18 — Derivative Financial Instruments and Hedging Activities
Because many of our current derivative agreements are not exchange-traded, we are exposed to credit loss in the event of nonperformance by the counterparty to the agreements. We control this risk through credit monitoring procedures including financial analysis, dollar limits and other monitoring procedures. The notional amount of our contracts does not represent our exposure to credit loss.
The following table summarizes the changes in the notional balances of our holdings of derivatives during the year ended December 31, 2014:

	IRLCs	Forward MBS Trades	Interest Rate Caps
Beginning balance	$751,436	$950,648	$1,868,000
Additions	4,710,504	8,657,112	1,100,000
Amortization	94,571	—	(1,239,000)
Maturities	(4,280,676)	(3,366,349)	—
Terminations	(1,036,429)	(5,537,686)	—
Ending balance	$239,406	$703,725	$1,729,000

Fair value of derivative assets (liabilities) at:
December 31, 2014	$6,065	$(2,854)	$567
December 31, 2013	$8,433	$6,905	$442

Maturity	Feb. 2015 - Mar. 2015	Feb. 2015 - Mar. 2015 (1)	Nov. 2016 - Oct. 2017

(1)
As loans are originated and sold or as loan commitments expire, our forward MBS trade positions mature and are replaced by new positions based upon new loan commitments and originations and expected time to sell.

Foreign Currency Exchange Rate Risk Management
We periodically enter into foreign exchange forward contracts to hedge against the effect of changes in the value of the India Rupee on amounts payable to our India subsidiaries. Our operations in the Philippines also expose us to foreign currency exchange rate risk, but we currently consider this risk to be insignificant.
Interest Rate Management
Match Funded Liabilities
We terminated our interest rate swaps on May 31, 2013 primarily because the custodial account float balances, which earn a variable rate of interest, are well in excess of variable rate borrowings under advance facilities. The earnings on these deposits reduce our exposure to changes in interest rates. As required by certain of our advance financing arrangements, we have purchased interest rate caps to minimize future interest rate exposure from increases in one-month LIBOR interest rates.
Loans Held for Sale, at Fair Value
The mortgage loans held for sale which we carry at fair value are subject to interest rate and price risk from the loan funding date until the date the loan is sold into the secondary market. Generally, the fair value of a loan will decline in value when interest rates increase and will rise in value when interest rates decrease. To mitigate this risk, we enter into forward MBS trades to provide an economic hedge against those changes in fair value on mortgage loans held for sale. Forward MBS trades are primarily used to fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market.
Interest Rate Lock Commitments
A loan commitment binds us (subject to the loan approval process) to fund the loan at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of the commitment through the loan funding date or expiration date. The borrower is not obligated to obtain the loan, thus we are subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. Our interest rate exposure on these derivative loan commitments is hedged with freestanding derivatives such as forward contracts. We enter into forward contracts with respect to fixed and variable rate loan commitments.
MSRs, at Fair Value
Effective April 1, 2013, we terminated our hedging program for MSRs which we measure at fair value. Prior to their termination, we used economic hedges including interest rate swaps, U.S. Treasury futures and forward contracts to minimize the effects of loss in value of these MSRs associated with increased prepayment activity that generally results from declining interest rates.
The following summarizes our open derivative positions at December 31, 2014 and the losses on all derivatives used in each of the identified hedging programs for the year then ended. None of the derivatives was designated as a hedge for accounting purposes at December 31, 2014:

Purpose	Expiration Date	Notional Amount	Asset / (Liability) at Fair Value (1)	Losses	Consolidated Statement of Operations Caption
Hedge the effect of changes in interest rates on interest expense on borrowings
Interest rate caps
Hedge the effect of changes in 1ML on advance funding facilities	Nov. 2016 - Oct. 2017	$1,729,000	$567	$661	Other, net

Interest rate risk of mortgage loans held for sale and of IRLCs
Forward MBS trades	Feb 2015 - Mar 2015	703,725	(2,854)	17,214	Gain on loans held for sale, net

IRLCs	Feb 2015 - Mar 2015	239,406	6,065	25,822	Gain on loans held for sale, net
Total derivatives			$3,778	$43,697

(1)	Derivatives are reported at fair value in Receivables, Other assets or in Other liabilities on our Consolidated Balance Sheets.
Included in AOCL at December 31, 2014 and 2013, respectively, were $8.8 million and $10.8 million of deferred unrealized losses, before taxes of $0.5 million and $0.7 million, respectively, on interest rate swaps that we had designated as cash flow hedges. Changes in AOCL during the years ended December 31 were as follows:

	2014	2013	2012
Beginning balance	$10,151	$6,441	$7,896

Additional net losses on cash flow hedges	—	12,363	8,315
Ineffectiveness of cash flow hedges reclassified to earnings	—	(657)	41
Losses on terminated hedging relationships amortized to earnings	(1,982)	(10,816)	(10,592)
Net increase (decrease) in accumulated losses on cash flow hedges	(1,982)	890	(2,236)
Decrease in deferred taxes on accumulated losses on cash flow hedges	248	2,825	786
Increase (decrease) in accumulated losses on cash flow hedges, net of taxes	(1,734)	3,715	(1,450)

Other	(4)	(5)	(5)

Ending balance	$8,413	$10,151	$6,441
As of December 31, 2014, amortization of accumulated losses on cash flow hedges from AOCL to Other income (expense), net is projected to be $1.8 million during 2015. To the extent we sell the MSRs to which the accumulated losses on cash flow hedges applied, a proportionate amount of the remaining unamortized accumulated losses associated with the MSRs sold will be recognized in earnings at that time.
Other income (expense), net, includes the following related to derivative financial instruments for the years ended December 31:

	2014	2013	2012
Gains (losses) on economic hedges	(661)	(2,861)	7,331
Ineffectiveness of cash flow hedges	—	(657)	41
Write-off of losses in AOCL for a discontinued hedge relationship (1)	(1,982)	(10,816)	(4,633)
Write-off of losses in AOCL for hedge of a financing facility assumed by HLSS (2)	—	—	(5,958)
	$(2,643)	$(14,334)	$(3,219)

(1)	Includes the write off in 2012 and 2013 of the remaining unamortized losses when a borrowing under the related advance financing facility was repaid in full, and the facility was terminated.
Note 19 — Interest Income
The following table presents the components of interest income for the years ended December 31:

	2014	2013	2012
Loans held for sale	$20,299	$18,563	$2,946
Other	2,692	3,792	5,383
	$22,991	$22,355	$8,329
Interest income that we expect to be collected on Loans Held for Investment - Reverse Mortgages, or HECMs, is included with net fair value gains in Other revenues.

Note 20 — Interest Expense
The following table presents the components of interest expense for the years ended December 31:

	2014	2013	2012
Match funded liabilities	$61,576	$75,979	$122,292
Financing liabilities (1) (2)	371,852	228,985	54,710
Other secured borrowings	82,837	81,851	41,510
6.625% Senior Unsecured Notes	15,595	—	—
3.25% Convertible Notes (3)	—	—	153
10.875% Capital Securities (4)	—	—	1,894
Other	9,897	8,771	2,896
	$541,757	$395,586	$223,455

(1)	Includes interest expense related to financing liabilities recorded in connection with the HLSS Transactions as indicated in the table below:

	2014	2013	2012
Servicing fees collected on behalf of HLSS	$736,122	$633,377	$117,789
Less: Servicing fee retained by Ocwen	358,053	317,723	50,162
Net servicing fees remitted to HLSS	378,069	315,654	67,627
Less: Reduction in financing liability	17,374	87,068	12,917
Interest expense on HLSS financing liability	$360,695	$228,586	$54,710
The reduction in financing liability for 2014 does not include $2.0 million in reimbursements to HLSS for the loss of servicing revenues when we were terminated as servicer and the related Rights to MSRs had been sold to HLSS.

(2)	Interest expense that we expect to be paid on the HMBS-related borrowings is included with net fair value gains in Other revenues.

(3)	We redeemed the remaining 3.25% Convertible Notes outstanding on March 28, 2012.

(4)	We redeemed the remaining 10.875% Capital Securities outstanding on August 31, 2012.
Note 21 — Income Taxes
For income tax purposes, the components of income (loss) before taxes were as follows for the years ended December 31:

	2014	2013	2012
Domestic	$(401,741)	$76,957	$176,075
Foreign	(41,418)	275,522	81,433
	$(443,159)	$352,479	$257,508
The components of income tax expense (benefit) were as follows for the years ended December 31:

	2014	2013	2012
Current:
Federal	$(20,824)	$58,507	$10,621
State	(403)	14,691	(759)
Foreign	9,195	15,545	2,968
	(12,032)	88,743	12,830
Deferred:
Federal	41,986	(53,711)	62,704
State	(997)	(4,325)	(431)
Foreign	(6,162)	(4,410)	1,482
Provision for valuation allowance on deferred tax assets	3,601	15,764	—
	38,428	(46,682)	63,755
Total	$26,396	$42,061	$76,585

Income tax expense differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows for the years ended December 31:

	2014	2013	2012
Expected income tax expense at statutory rate	$(155,106)	$123,368	$90,127
Differences between expected and actual income tax expense:
Impairment of goodwill	92,034	—	—
State tax, after Federal tax benefit	(1,084)	5,639	(1,184)
Provision for liability for selected tax items	6,084	12,218	5,558
Non-deductible regulatory settlements	53,375	—	—
Other permanent differences	(254)	(636)	15
Foreign tax differential	27,799	(112,997)	(17,816)
Provision for valuation allowance on deferred tax assets	3,601	15,764	—
Other	(53)	(1,295)	(115)
Actual income tax expense	$26,396	$42,061	$76,585
Net deferred tax assets were comprised of the following at December 31:

	2014	2013
Deferred tax assets:
Net operating loss carryforward	$35,433	$35,370
Bad debt and allowance for loan losses	10,727	6,397
Partnership losses	10,663	11,085
Intangible asset amortization	10,741	4,728
Accrued legal settlements	7,403	27,320
Reserve for servicing exposure	7,093	20,446
Accrued other liabilities	6,271	7,452
Accrued incentive compensation	5,029	10,037
Tax residuals and deferred income on tax residuals	4,021	3,963
Delinquent servicing fees	3,591	36,480
Stock-based compensation expense	3,431	2,956
Foreign deferred assets	2,568	2,802
Accrued lease termination costs	1,831	1,085
Capital losses	1,464	843
Valuation allowance on real estate	1,007	767
Interest rate swaps	494	743
Other	5,606	10,560
	117,373	183,034
Deferred tax liabilities:
Mortgage servicing rights amortization	14,696	51,619
Foreign undistributed earnings	6,249	—
Other	76	80
	21,021	51,699
	96,352	131,335
Valuation allowance	(19,365)	(15,764)
Deferred tax assets, net	$76,987	$115,571
We conduct periodic evaluations of positive and negative evidence to determine whether it is more likely than not that the deferred tax asset can be realized in future periods. Among the factors considered in this evaluation are estimates of future taxable income, future reversals of temporary differences, tax character and the impact of tax planning strategies that may be implemented, if warranted. As a result of this evaluation, we concluded that a valuation allowance of $19.4 million and $15.8 million was necessary at December 31, 2014 and 2013, respectively.

We recognized total interest and penalties of $2.3 million, $2.0 million and $(0.1) million in 2014, 2013 and 2012, respectively. At December 31, 2014 and 2013, accruals for interest and penalties were $5.9 million and $3.6 million, respectively. As of December 31, 2014 and 2013, we had a liability for selected tax items of $22.5 million and $23.7 million, respectively, all of which if recognized would affect the effective tax rate.
It is reasonably possible that there could be a change in the amount of our unrecognized tax benefits within the next 12 months due to activities of the Internal Revenue Service or other taxing authorities, including proposed assessments of additional tax, possible settlement of audit issues, or the expiration of applicable statutes of limitations. The range of the possible change in unrecognized tax benefits within the next 12 months cannot be reasonably estimated at December 31, 2014. However, we do not expect that change to have a material impact on our financial position or results of operations.
Our major jurisdiction tax years that remain subject to examination are our U.S. federal tax return for the years ended December 31, 2008 through the present, our USVI corporate tax return for the years ended December 31, 2012 through the present and our India corporate tax returns for the years ended March 31, 2005 through the present. Our U.S. federal tax return for the years ended December 31, 2008, 2009, 2010 and 2012 are currently under examination. In addition, the U.S. federal tax return filed by our USVI subsidiary for the year ended December 31, 2012 is currently under examination. A reconciliation of the beginning and ending amount of the total liability for selected tax items is as follows for the years ended December 31:

	2014	2013
Beginning balance	$27,273	$22,702
Additions for tax positions of prior years	1,392	4,944
Reductions for tax positions of prior years	(6,010)	—
Lapses in statute of limitations	(132)	(373)
Ending balance	$22,523	$27,273
At December 31, 2014, we had U.S. NOL carryforwards of $100.4 million. These carryforwards will expire beginning 2019 through 2034. We believe that it is more likely than not that the benefit from certain federal NOL carryforwards will not be realized. In recognition of this risk, we have provided a valuation allowance of $19.1 million on the deferred tax assets relating to these federal NOL carryforwards. If our assumptions change and we determine we will be able to realize these NOLs, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets as of December 31, 2014 will be accounted for as a reduction of income tax expense. We have capital loss carryforwards of $23.0 million at December 31, 2014.
As of December 31, 2014, we have recognized a deferred tax liability of $6.2 million for India, Mauritius and Luxembourg subsidiary undistributed earnings of $31.9 million. We anticipate repatriating the $31.9 million of earnings in 2015. With the exception of the planned repatriation of India, Mauritius, and Luxembourg subsidiary earnings, we consider the remainder of our foreign subsidiary undistributed earnings to be indefinitely invested outside the U.S. based on our specific plans for reinvestment. As of December 31, 2014, our foreign subsidiaries have approximately $327.0 million of undistributed earnings and $112.9 million of cash and short term investments. Should we decide to repatriate the foreign earnings, we would need to adjust our income tax provision in the period we determined that the earnings will no longer be indefinitely reinvested. Determination of the amount of unrecognized deferred tax liability is not practicable.
OMS is headquartered in Frederiksted, St. Croix, USVI and is located in a federally recognized economic development zone where qualified entities are eligible for certain benefits. We refer to these benefits as “EDC benefits” as they are granted by the USVI Economic Development Commission. We were approved as a Category IIA service business, and are therefore entitled to receive benefits that have a favorable impact on our effective tax rate. These benefits, among others, enable us to avail ourselves of a credit of 90% of income taxes on certain qualified income related to our servicing business. The exemption was granted as of October 1, 2012 and is available for a period of 30 years until expiration on September 30, 2042. The impact of these EDC benefits decreased foreign taxes by $61.2 million and $109.1 million for 2014 and 2013, respectively. The benefit of these EDC benefits on diluted earnings per share was $0.47 and $0.78 for 2014 and 2013, respectively.

Note 22 — Basic and Diluted Earnings (Loss) per Share
Basic earnings per share excludes common stock equivalents and is calculated by dividing net income attributable to Ocwen common stockholders by the weighted average number of common shares outstanding during the year. We calculate diluted earnings per share by dividing net income attributable to Ocwen, as adjusted to add back preferred stock dividends and interest expense on convertible notes, net of income tax, by the weighted average number of common shares outstanding including the potential dilutive common shares related to outstanding stock options, restricted stock awards, the preferred stock and convertible notes. The following is a reconciliation of the calculation of basic earnings per share to diluted earnings per share for the years ended December 31:

	2014	2013	2012
Basic earnings (loss) per share:
Net income (loss) attributable to Ocwen common stockholders	$(472,602)	$298,398	$180,778

Weighted average shares of common stock	131,362,284	135,678,088	133,912,643

Basic earnings (loss) per share	$(3.60)	$2.20	$1.35

Diluted earnings (loss) per share (1):
Net income (loss) attributable to Ocwen common stockholders	$(472,602)	$298,398	$180,778
Preferred stock dividends (1) (2)	—	—	—
Interest expense on 3.25% Convertible Notes, net of income tax (3)	—	—	107
Adjusted net income (loss) attributable to Ocwen	$(472,602)	$298,398	$180,885

Weighted average shares of common stock	131,362,284	135,678,088	133,912,643
Effect of dilutive elements (1):
Preferred Shares (1) (2)	—	—	—
3.25% Convertible Notes (2)	—	—	1,008,891
Stock options	—	4,110,355	3,593,419
Common stock awards	—	12,063	6,326
Dilutive weighted average shares of common stock	131,362,284	139,800,506	138,521,279

Diluted earnings (loss) per share	$(3.60)	$2.13	$1.31

Stock options excluded from the computation of diluted earnings per share:
Anti-dilutive (3)	314,688	—	143,125
Market-based (4)	295,000	547,500	1,535,000

(1)
For 2014, we have excluded the effect of the Preferred Shares, stock options and common stock awards from the computation of diluted earnings per share because of the anti-dilutive effect of our reported net loss.

(2)
Prior to the conversion of the remaining Preferred Shares into common stock in July 2014 and the redemption of the remaining 3.25% Convertible Notes into common stock in March 2012, we computed their effect on diluted earnings per share using the if-converted method. For purposes of computing diluted earnings per share, we assumed the conversion of the Preferred Shares and the 3.25% Convertible Notes into shares of common stock unless the effect was anti-dilutive. Conversion of the Preferred Shares was not assumed for 2013 and 2012 because the effect would have been antidilutive.

(3)	These stock options were anti-dilutive because their exercise price was greater than the average market price of our stock.

(4)	Shares that are issuable upon the achievement of certain performance criteria related to Ocwen’s stock price and an annualized rate of return to investors.
Note 23 — Employee Compensation and Benefit Plans
We maintain a defined contribution plan to provide post-retirement benefits to our eligible employees. We also maintain additional compensation plans for certain employees. We designed these plans to facilitate a pay-for-performance policy, further align the interests of our officers and key employees with the interests of our shareholders and assist in attracting and retaining employees vital to our long-term success. These plans are summarized below.
Retirement Plan
We maintain a defined contribution 401(k) plan. Generally, we match 50% of each employee’s contributions, limited to 2% of the employee’s compensation. However, for a 12-month period following the acquisition of Liberty and for employees who were participants in the Genworth Financial, Inc. Retirement & Savings Plan, the 401(k) plan was amended to allow Ocwen to contribute, for the first 6% of each participant’s compensation that is contributed to the 401(k) plan, 100% of that amount to the participant’s account. In addition, for a 12-month period following the acquisition, Ocwen contributed a profit-sharing component to the 401(k) plan equal to from 1% to 6% of the participant’s compensation.
Our contributions to the 401(k) plan were $3.8 million, $4.2 million and $0.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.
Annual Incentive Plan
The Ocwen Financial Corporation Amended 1998 Annual Incentive Plan and the 2007 Equity Incentive Plan (the 2007 Equity Plan) are our primary incentive compensation plans for executives and other key employees. Under the terms of these plans, participants can earn cash and equity-based awards as determined by the Compensation Committee of the Board of Directors (the Committee). The awards are generally based on objective performance criteria established by the Committee. The Committee may at its discretion adjust performance measurements to reflect significant unforeseen events. We recognized $13.5 million, $28.4 million and $7.2 million of compensation expense during 2014, 2013 and 2012, respectively, related to annual incentive compensation awarded in cash.
The 2007 Equity Plan authorizes the grant of stock options, restricted stock or other equity-based awards to employees. At December 31, 2014, there were 9,316,758 shares of common stock remaining available for future issuance under the 2007 Equity Plan. Beginning in 2008, Ocwen has awarded stock options to certain members of senior management under the 2007 Equity Plan. These awards had the following characteristics in common:

Type of Award	Percent of Options Awarded	Vesting Period
Service Condition:
Time-Based	25%	Ratably over four years (¼ on each of the four anniversaries of the grant date)
Market Condition:
Performance-Based	50
Over three years beginning with ¼ vesting on the date that the stock price has at least doubled over the exercise price and the compounded annual gain over the exercise price is at least 20% and then ratably over three years (¼ on the next three anniversaries of the achievement of the market condition)

Extraordinary Performance-Based	25
Over three years beginning with ¼ vesting on the date that the stock price has at least tripled over the exercise price and the compounded annual gain over the exercise price is at least 25% and then ratably over three years (¼ on the next three anniversaries of the achievement of the market condition)

Total award	100%
The contractual term of all options granted is ten years from the grant date, except where employment terminates by reason of retirement, in which case the time-based options will terminate no later than three years after such retirement or the end of the option term, whichever is earlier. The terms of the market-based options do not include a retirement provision.

Stock option activity for the years ended December 31:

	2014		2013		2012
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of year	8,182,611	$10.62	8,938,179	$9.93	7,894,728	$5.48
Granted (1)	330,000	$34.48	50,000	$51.70	2,160,000	$23.92
Exercised (2)(3)	(683,750)	$8.30	(790,568)	$5.35	(1,116,549)	$3.56
Forfeited (1)	(1,000,000)	$24.38	(15,000)	$15.27	—	$—
Outstanding at end of year (4)(5)	6,828,861	$9.99	8,182,611	$10.62	8,938,179	$9.93

Exercisable at end of year (4)(5)(6)	5,750,739	$6.84	5,733,864	$6.53	5,569,432	$5.04

(1)
Stock options granted in 2012 include 2,000,000 options granted to Ocwen’s former Executive Chairman, William C. Erbey at an exercise price of $24.38 equal to the closing price of the stock on the day of the Committee’s approval. On April 22, 2014, Mr. Erbey surrendered 1,000,000 of these options. We recognized the remaining $5.7 million of previously unrecognized compensation expense associated with these options as of the date of surrender.

(2)
The total intrinsic value of stock options exercised, which is defined as the amount by which the market value of the stock on the date of exercise exceeds the exercise price, was $13.7 million, $35.3 million and $23.9 million for 2014, 2013 and 2012, respectively.

(3)
In connection with the exercise of stock options during 2014, 2013 and 2012, employees delivered 249,696, 138,553 and 33,605 shares, respectively, of common stock to Ocwen as payment for the exercise price and the income tax withholdings on the compensation. As a result, a total of 434,054, 652,015 and 1,082,944 net shares of stock were issued in 2014, 2013 and 2012, respectively, related to the exercise of stock options.

(4)
Excluding 295,000 market-based options that have not met their performance criteria, the net aggregate intrinsic value of stock options outstanding and stock options exercisable at December 31, 2014 was $41.1 million and $47.5 million, respectively. A total of 4,677,814 market-based options were outstanding at December 31, 2014, of which 3,986,878 were exercisable.

(5)	At December 31, 2014, the weighted average remaining contractual term of options outstanding and options exercisable was 4.47 years and 3.80 years, respectively.

(6)	The total fair value of the stock options that vested and became exercisable during 2014, 2013 and 2012, based on grant-date fair value, was $2.6 million, $4.7 million and $2.2 million, respectively.
Compensation expense related to options is measured based on the grant-date fair value of the options using an appropriate valuation model based on the vesting condition of the award. The fair value of the time-based options was determined using the Black-Scholes options pricing model, while a lattice (binomial) model was used to determine the fair value of the market-based options. Lattice (binomial) models incorporate ranges of assumptions for inputs.
The following assumptions were used to value stock option awards granted during the years ended December 31:

	2014		2013		2012
	Black-Scholes	Binomial	Black-Scholes	Binomial	Black-Scholes	Binomial
Risk-free interest rate	1.98% – 2.60%	0 - 3.05%	2.32%	0.24% - 3.56%	1.20% – 1.60%	0.70% – 3.06%
Expected stock price volatility (1)	42%	41% - 42%	44%	33% - 44%	40% – 42%	7% – 42%
Expected dividend yield	—%	—%	—%	—%	—%	—%
Expected option life (in years) (2)	6.50	4.35 - 5.64	6.50	4.50 - 5.75	6.50	4.50 – 6.50
Contractual life (in years)	—	10	—	10	—	10
Fair value	$11.93 - $17.01	$8.99 - $13.82	$24.32	$18.04 - $21.38	$6.49 – $10.48	$3.41 – $8.87

(1)	We estimate volatility based on the historical volatility of Ocwen’s common stock over the most recent period that corresponds with the estimated expected life of the option.

(2)
For the options valued using the Black-Scholes model we determined the expected life based on historical experience with similar awards, giving consideration to the contractual term, exercise patterns and post vesting forfeitures. The expected term of the options valued using the lattice (binomial) model is derived from the output of the model. The lattice (binomial) model incorporates exercise assumptions based on analysis of historical data. For all options, the expected life represents the period of time that options granted were expected to be outstanding at the date of the award.

The following table sets forth equity-based compensation related to stock options and stock awards and the related excess tax benefit for the years ended December 31:

	2014	2013	2012
Equity-based compensation expense:
Stock option awards	$9,983	$5,388	$2,776
Stock awards	746	260	158
Excess tax benefit related to share-based awards	6,374	21,244	11,031
As of December 31, 2014, unrecognized compensation costs related to non-vested stock options amounted to $9.0 million, which will be recognized over a weighted-average remaining requisite service period of 1.82 years.
Note 24 — Business Segment Reporting
Our business segments reflect the internal reporting that we use to evaluate operating performance of services and to assess the allocation of our resources. A brief description of our current business segments is as follows:
Servicing. This segment is primarily comprised of our core residential servicing business. We provide residential and commercial mortgage loan servicing, special servicing and asset management services. We earn fees for providing these services to owners of the mortgage loans and foreclosed real estate. In most cases, we provide these services either because we purchased the MSRs from the owner of the mortgage, retained the MSRs on the sale of residential mortgage loans or entered into a subservicing or special servicing agreement with the entity that owns the MSR. Our residential servicing portfolio includes conventional, government-insured and non-Agency loans. Non-Agency loans include subprime loans which represent residential loans that generally did not qualify under GSE guidelines or have subsequently become delinquent. Conventional loans include prime loans, which represent residential loans that exceeded the GSE limits at origination.
Lending. The Lending segment is focused on originating and purchasing conventional and government-insured residential forward and reverse mortgage loans mainly through our correspondent lending arrangements, broker relationships and directly with mortgage customers. The loans are typically sold shortly after origination into a liquid market on a servicing retained basis.
Corporate Items and Other. Corporate Items and Other includes revenues and expenses that are not directly related to other reportable segments, business activities that are individually insignificant, interest income on short-term investments of cash, interest expense on corporate debt and certain corporate expenses. Business activities not currently considered to be of continuing significance include subprime non-Agency loans held for sale (at lower of cost or fair value) investments in mortgage-backed securities, affordable housing investment activities and investments in unconsolidated entities. Corporate Items and Other also included the diversified fee-based businesses that we acquired as part of the Homeward and ResCap Acquisitions and subsequently sold to Altisource on March 29, 2013 and April 12, 2013, respectively.
We allocate interest income and expense to each business segment for funds raised or for funding of investments made, including interest earned on cash balances and short-term investments and interest incurred on corporate debt. We also allocate expenses generated by corporate support services to each business segment.

Financial information for our segments is as follows:

	Servicing	Lending	Corporate Items and Other	Corporate Eliminations	Business Segments Consolidated
Results of Operations
For the year ended December 31, 2014
Revenue (1)	$1,985,436	$119,220	$6,825	$(156)	$2,111,325
Operating expenses (1) (2)	1,643,323	156,272	235,769	(156)	2,035,208
Income (loss) from operations	342,113	(37,052)	(228,944)	—	76,117
Other income (expense):
Interest income	2,981	16,459	3,551	—	22,991
Interest expense	(515,141)	(10,725)	(15,891)	—	(541,757)
Other (1)	(4,043)	4,476	(943)	—	(510)
Other income (expense), net	(516,203)	10,210	(13,283)	—	(519,276)
Loss before income taxes	$(174,090)	$(26,842)	$(242,227)	$—	$(443,159)

For the year ended December 31, 2013
Revenue (1)	$1,895,921	$120,899	$22,092	$(639)	$2,038,273
Operating expenses (1) (2)	1,096,084	98,194	107,188	(172)	1,301,294
Income (loss) from operations	799,837	22,705	(85,096)	(467)	736,979
Other income (expense):
Interest income	1,599	16,295	4,461	—	22,355
Interest expense	(381,477)	(13,508)	(601)	—	(395,586)
Other (1)	(28,292)	10,132	6,424	467	(11,269)
Other income (expense), net	(408,170)	12,919	10,284	467	(384,500)
Income (loss) before income taxes	$391,667	$35,624	$(74,812)	$—	$352,479

For the year ended December 31, 2012
Revenue (1)	$840,630	$356	$5,122	$(905)	$845,203
Operating expenses (1) (2)	344,315	409	19,667	(484)	363,907
Income (loss) from operations	496,315	(53)	(14,545)	(421)	481,296
Other income (expense):
Interest income	9	309	8,011	—	8,329
Interest expense	(221,948)	(514)	(993)	—	(223,455)
Other (1)	(13)	—	(9,070)	421	(8,662)
Other income (expense), net	(221,952)	(205)	(2,052)	421	(223,788)
Income (loss) before income taxes	$274,363	$(258)	$(16,597)	$—	$257,508

	Servicing	Lending	Corporate Items and Other	Corporate Eliminations	Business Segments Consolidated
Total Assets
December 31, 2014	$5,881,862	$1,963,729	$421,687	$—	$8,267,278

December 31, 2013	$6,295,976	$1,195,812	$435,215	$—	$7,927,003

December 31, 2012	$4,575,489	$476,434	$634,039	$—	$5,685,962

(1)	Intersegment billings for services rendered to other segments are recorded as revenues, as contra-expense or as other income, depending on the type of service that is rendered.

(2)Depreciation and amortization expense are as follows:

	Servicing	Lending	Corporate Items and Other	Business Segments Consolidated
For the year ended December 31, 2014:
Depreciation expense	$9,955	$332	$11,623	$21,910
Amortization of MSRs	249,471	705	199	250,375
Amortization of debt discount	1,318	—	—	1,318
Amortization of debt issuance costs	4,294	—	845	5,139

For the year ended December 31, 2013:
Depreciation expense	$13,525	$320	$10,400	$24,245
Amortization of MSRs	282,526	255	—	282,781
Amortization of debt discount	1,412	—	—	1,412
Amortization of debt issuance costs	4,395	—	—	4,395

For the year ended December 31, 2012:
Depreciation expense	$1,469	$8	$4,243	$5,720
Amortization of MSRs	72,897	—	—	72,897
Amortization of debt discount	3,259	—	—	3,259
Amortization of debt issuance costs	3,718	—	—	3,718
Note 25 — Related Party Transactions
Relationship with Former Executive Chairman
Ocwen’s former Executive Chairman, William C. Erbey, also formerly served as Chairman of the Board of Altisource, HLSS, Altisource Residential Corporation (Residential) and Altisource Asset Management Corporation (AAMC). As a result, he had obligations to Ocwen as well as to Altisource, HLSS, Residential and AAMC. Effective January 16, 2015, Mr. Erbey resigned as an officer and director of Ocwen. Effective on that same date, Mr. Erbey also resigned from the boards of Altisource, HLSS, Altisource Residential and AAMC. As of December 31, 2014, Mr. Erbey owned or controlled approximately 14% of the common stock of Ocwen, approximately 29% of the common stock of Altisource, approximately 1% of the common stock of HLSS, approximately 28% of the common stock of AAMC and approximately 4% of the common stock of Residential. At December 31, 2014, Mr. Erbey also held 3,620,498 options to purchase Ocwen common stock, of which 3,120,498 were exercisable. Mr. Erbey exercised 47,872 of those options in January 2015. On April 22, 2014, Mr. Erbey surrendered 1,000,000 of his options to purchase Ocwen common stock. At December 31, 2014, Mr. Erbey held 873,501 options to purchase Altisource common stock and 85,755 options to purchase AAMC common stock, all of which were exercisable.
Mr. Erbey’s decision to resign as a director was not due to any disagreements with Ocwen on any matter relating to its operations, policies or practices. On January 16, 2015, the Compensation Committee of the Board approved, and the Board ratified, a Retirement Agreement by and between Ocwen Financial Corporation, OMS and Mr. Erbey (the Retirement Agreement). The Compensation Committee of the Board retained an independent compensation consultant to provide advice in connection with the Retirement Agreement.
The Retirement Agreement provides for Mr. Erbey’s separation from Ocwen and its affiliates. The Retirement Agreement contains certain provisions in favor of Ocwen such as releases in our favor and covenants regarding confidentiality, non-competition and non-solicitation of our employees, customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents and partners. The Retirement Agreement also contains certain provisions in Mr. Erbey’s favor such as retirement payment provisions, continued medical coverage for Mr. Erbey and his spouse, provisions addressing Mr. Erbey’s options and registration rights for Mr. Erbey in certain circumstances.
During 2012, Mr. Erbey relocated to St. Croix, USVI to serve as Chairman and CEO of OMS. On August 21, 2012, the Ocwen Board of Directors approved Ocwen’s purchase of Mr. Erbey’s residence in Atlanta, Georgia, for his cost basis in the home of $6.5 million as part of his relocation. We classified our investment in this property as real estate held for sale, a component of Other assets. We account for the excess of cost over fair value (less costs to sell) as a valuation allowance and include changes in the valuation allowance in Loss on loans held for sale, net.

Relationship with Altisource
On August 10, 2009, Ocwen completed the distribution of its Ocwen Solutions (OS) line of business (the Separation) via the spin-off of Altisource, a separate publicly traded company. OS consisted primarily of Ocwen’s former unsecured collections business, residential fee-based loan processing businesses and technology platforms. Since the spin-off, our relationship has been governed by a number of agreements that set forth the terms of our business with Altisource.
Ocwen and OMS are parties to a Services Agreement, a Technology Products Services Agreement, an Intellectual Property Agreement and a Data Center and Disaster Recovery Services Agreement with Altisource. Under the Services Agreements, Altisource provides various business process outsourcing services, such as valuation services and property preservation and inspection services, among other things. Altisource provides certain technology products and support services under the Technology Products Services Agreements and the Data Center and Disaster Recovery Services Agreements. These agreements expire August 31, 2025. Ocwen and Altisource have also entered into a master services agreement pursuant to which Altisource provides certain loan origination services to Homeward and Liberty. In addition, under a Data Access and Services Agreement, we agreed to make available to Altisource certain data from Ocwen’s servicing portfolio in exchange for a per asset fee. Altisource provided us a notice of termination with respect to this Data Access and Services Agreement, and the agreement terminated on March 31, 2015.
Our business is currently dependent on many of the services and products provided by Altisource under long-term agreements, many of which include renewal provisions. Our servicing platform runs on an information technology system that we license from Altisource. If Altisource were to fail to fulfill its contractual obligations to us, including through a failure to provide services at the required level to maintain and support our systems, or if Altisource were to become unable to fulfill such obligations (for example, because it entered bankruptcy), our business and operations would suffer. In addition, if Altisource fails to develop and maintain its technology so as to provide us with a competitive platform, our business could suffer.
Certain services provided by Altisource under these agreements are charged to the borrower and/or mortgage loan investor. Accordingly, such services, while derived from our loan servicing portfolio, are not reported as expenses by Ocwen. These services include residential property valuation, residential property preservation and inspection services, title services and real estate sales.
In connection with our March 29, 2013 and April 12, 2013 sales of the Homeward and ResCap diversified fee-based businesses to Altisource, we agreed to expand the terms of our business with Altisource to apply to the services Altisource provides as they relate to the Homeward and ResCap servicing businesses and further (i) to establish Altisource as the exclusive provider, except as prohibited by law, of such services as they relate to the Homeward and ResCap servicing businesses and (ii) not to establish similar fee-based businesses (or establish relationships with other companies engaged in the line of similar fee-based businesses) that would directly or indirectly compete with diversified fee-based businesses as they relate to the Homeward and ResCap businesses. In addition, we agreed that Ocwen and all of its subsidiaries and affiliates will market and promote the utilization of Altisource’s services to their various third-party relationships. Finally, Altisource and Ocwen agreed to use commercially reasonable best efforts to ensure that the loans associated with the ResCap business are boarded onto Altisource’s mortgage servicing platform (REALServicing). The cash consideration paid by Altisource to Ocwen in connection with the sales of the Homeward and ResCap diversified fee-based businesses totaled $87.0 million and $128.8 million, respectively.
Ocwen and OMS have also each entered into a Support Services Agreement with Altisource setting forth certain services that Altisource and Ocwen may provide to each other in such areas as human resources, corporate services, Six Sigma, quality assurance, quantitative analytics, treasury, accounting, tax matters and strategic planning. These Support Services Agreements run through October 2017 and September 2018, respectively, with automatic one-year renewals thereafter. During the course of 2014 and early 2015, we reduced the services Altisource and Ocwen provide to each other under the Support Services Agreements. Beginning April 1, 2015, we anticipate that the only services that will regularly be provided are corporate services such as facilities management and mailroom support services and vendor procurement for information technology and facilities.
We sublease 2,155 square feet of space from Altisource on a month-to-month basis as our principal executive office in Atlanta, Georgia.
On December 27, 2012, we entered into a senior unsecured term loan facility agreement (the Unsecured Loan Agreement) with Altisource and borrowed $75.0 million. The proceeds of this loan were used to fund a portion of the Homeward Acquisition. Borrowings under the Unsecured Loan Agreement bore interest at a rate equal to the one-month Eurodollar Rate (1-Month LIBOR) plus 675 basis points with a Eurodollar Rate floor of 150 basis points. We recognized interest expense of $0.8 million and $0.1 million on this loan in 2013 and 2012, respectively. In February 2013, we repaid this loan in full.

Relationship with HLSS
Prior to the sale of substantially all of its assets on April 6, 2015, HLSS acquired Rights to MSRs and related servicing advances from us and assumed the obligation to fund new servicing advances in respect of the Rights to MSRs. The servicing fees payable under the servicing agreements underlying the Rights to MSRs were apportioned between us and HLSS as provided in our agreements with HLSS. HLSS retained a fee based on the UPB of the loans serviced, and OLS received certain fees, including a performance fee based on servicing fees actually paid less an amount calculated based on the amount of servicing advances and cost of financing those advances. After the earlier of April 30, 2020 or eight years after the closing date of the initial sale of each tranche of Rights to MSRs, the apportionment of these fees with respect to such tranche was subject to re-negotiation. On April 6, 2015, a subsidiary of NRZ entered into a transaction to acquire substantially all of the assets of HLSS, including HLSS Holdings, LLC, and Ocwen entered into a consent to this transfer and an amendment of its agreements with HLSS. Following the sale, NRZ, through its subsidiaries, is the owner of the Rights to MSRs and has assumed HLSS’ rights and obligations under all of the above referenced agreements.
Beginning April 7, 2017, NRZ, as successor to HLSS, has a general right to direct us to transfer servicing of the servicing agreements underlying the Rights to MSRs that we have previously sold provided that the transfer is subject to our continued right to be paid the servicing fees and other amounts payable under our agreements. An exception to the requirement that the transfer is subject to our continued right to payment under the transferred servicing agreement exists in circumstances where a termination event (as defined in our agreements with NRZ, as successor to HLSS) occurs. In these circumstances, NRZ may direct us to use commercially reasonable efforts to transfer servicing under the affected servicing agreement and, following the transfer, we would no longer be entitled to receive future servicing fee revenue with respect to the transferred servicing agreement. Regarding NRZ’s rights upon a termination event resulting from an uncured servicer rating downgrade, NRZ has agreed to a standstill until April 7, 2017 unless they determine in good faith that a trustee intends to terminate servicing under an affected servicing agreement. In these circumstances, NRZ may direct us to use commercially reasonable efforts to transfer servicing under the affected servicing agreement and, following the transfer, we would no longer be entitled to receive future servicing fee revenue. All required third party consents would need to be obtained in connection with any servicing transfer.
To the extent that servicing agreements underlying Rights to MSRs are terminated as a result of a termination event, NRZ is entitled to payment of an amount equal to a percentage of the purchase price for the related Rights to MSRs.
Prior to the sale of substantially all of its assets to NRZ, pursuant to our agreements with HLSS, HLSS had assumed the obligation to fund new servicing advances with respect to the Rights to MSRs. We were dependent upon HLSS for financing of the servicing advance obligations for MSRs where we were the servicer. HLSS, in turn, was dependent upon its advance financing facilities in order to fund a substantial portion of the servicing advances that it was contractually obligated to make pursuant to our agreements with HLSS. As of December 31, 2014, we were the servicer on Rights to MSRs pertaining to approximately $160.8 billion in UPB and the associated outstanding servicing advances as of such date were approximately $6.1 billion.
HLSS’ advance funding facilities had a 364-day term and the revolving periods for a significant portion of their advance funding facilities were scheduled to end in 2015. In the event of a default, HLSS’ advance facilities revolving periods would have terminated and the facilities would have begun amortization. There were no provisions under which Ocwen would have been obligated to repay the HLSS advance facilities upon an event of default by HLSS. Instead, Ocwen, as servicer, would have been immediately responsible for all new advances. Thus, as of December 31, 2014 and through the date of the asset sale, we were subject to liquidity risk in the event that HLSS’ advance financing facilities failed to perform as envisaged or HLSS was otherwise unable to meet its advance financing obligations.
Although we were not an obligor or guarantor under NRZ’s advance financing facilities (which have been assumed by NRZ from HLSS pursuant to the asset sale), we are a party to certain of the facility documents as the servicer of the underlying loans on which advances are being financed. A purported owner of notes issued by one of the advance financing facilities recently asserted that events of default have occurred under the indenture governing those notes based on alleged failures by us to comply with applicable laws and regulations and the terms of the servicing agreement to which the applicable servicing advances relate. While we have vigorously defended ourselves against these allegations, we have consented to an arrangement between NRZ, as successor to HLSS, and the indenture trustee for those notes that provides for a standstill for the indenture trustee to investigate the allegations of default during which the indenture trustee will not initiate a court proceeding. If the eventual outcome of this matter were to involve an event of default being declared under this advance financing facility, NRZ may not be able to perform under its agreements with us. As a result, our liquidity, financial condition and business could be materially and adversely affected. In addition, it is possible that NRZ might seek to take actions against us alleging that we bear responsibility for such outcomes, which could also materially and adversely affect us.
The supplements pertaining to NRZ’s variable funding notes under this advance facility have been amended to extend the revolving periods and increase the aggregate commitments thereunder and to clarify, among other things, that the variable noteholders will not consider a violation of law or relevant servicing agreements to constitute an event of default with respect to those notes unless they result in a material adverse effect on the collectability, timing of collection or value of the advance receivables. The amendments also provide that the variable noteholders will not consider the allegations made by the purported owner of the notes to constitute a violation of funding conditions, and have agreed to continue to fund draws on the facility including, if necessary, to refinance the outstanding term notes under the facility. In addition, if the outstanding term notes are refinanced the variable noteholders have agreed that they shall not consider the allegations made by the purported owner of the notes to constitute an event of default.
Ocwen and HLSS were parties to a Professional Services Agreement under which they provided each other certain professional services including valuation analysis of potential MSR acquisitions, treasury management services and other similar services, licensing and regulatory compliance support services and risk management services. No services are currently provided under this agreement.
On March 3, 2014, in the first Ginnie Mae EBO Transaction, Ocwen sold Ginnie Mae EBO Loans and transferred the related servicing advances to HLSS Mortgage for $612.3 million. On May 2, 2014, in connection with the second Ginnie Mae EBO Transaction, we transferred $20.2 million of advances to HLSS SEZ LP. At December 31, 2014, Ocwen serviced EBO Loans with a UPB of approximately $447.5 million for HLSS.
On June 26, 2014, we entered into a mortgage loan servicing agreement with HLSS Mortgage LP, which had acquired mortgage loans from a third party unrelated to Ocwen. Additional mortgage loans subsequently acquired by HLSS Mortgage LP were added under this agreement. At December 31, 2014, Ocwen serviced loans with a UPB of approximately $434.2 million under this agreement.
Relationship with Residential
On December 21, 2012, we entered into a 15-year servicing agreement with Altisource Residential, L.P., the operating partnership of Residential, pursuant to which Ocwen will service residential mortgage loans acquired by Residential and provide loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs. At December 31, 2014, we serviced loans with a UPB of approximately $3.7 billion under this agreement.
On February 14, 2013, we sold a pool of non-performing residential mortgage loans to Altisource Residential, L.P. pursuant to a Master Mortgage Loan Sale Agreement. The aggregate purchase price for the pool of loans was $64.4 million and the gain recognized by Ocwen on the sale was not significant. We did not sell any assets to Residential in 2014.
Relationship with AAMC
On December 31, 2013, we entered into a support services agreement with AAMC pursuant to which we will provide business development, analytical and consulting and administrative services to AAMC. The support services agreement may be terminated by either party with a month’s prior notice.
On December 11, 2012, Mr. Erbey received 52,589 shares of AAMC restricted stock pursuant to the Altisource Asset Management Corporation 2012 Special Equity Incentive Plan and a Special Restricted Stock Award Agreement in his capacity as Chairman of the Board of AAMC and Altisource. At December 31, 2014, 39,441 of these shares were unvested. On December 11, 2012, Ronald M. Faris, our President and Chief Executive Officer and a director of Ocwen, received 29,216 shares of AAMC restricted stock pursuant to the Altisource Asset Management Corporation 2012 Special Equity Incentive Plan and a Special Restricted Stock Award Agreement, in connection with the services he provides AAMC through his employment with Ocwen. At December 31, 2014, 21,912 of these shares were unvested.

The following table summarizes revenues and expenses related to our agreements with Altisource, HLSS (prior to the sale of its assets to NRZ), AAMC and Residential (and, as applicable, their subsidiaries) for the years ended December 31 and net amounts receivable or payable at December 31:

	2014	2013	2012
Revenues and Expenses:
Altisource:
Revenues	$43,075	$22,739	$16,532
Expenses	101,520	55,119	28,987
HLSS:
Revenues	$1,315	$631	$195
Expenses	1,729	2,018	2,432
AAMC
Revenues	$1,160	$1,238	$—
Residential
Revenues	$15,658	$2,436	$—

	December 31, 2014	December 31, 2013
Net Receivable (Payable)
Altisource	$(4,909)	$(3,843)
HLSS	7,884	(59,505)
AAMC	232	943
Residential	100	50
	$3,307	$(62,355)
Note 26 — Regulatory Requirements
Our business is subject to extensive regulation by federal, state and local governmental authorities, including the Consumer Financial Protection Bureau (CFPB), the Department of Housing and Urban Development (HUD), the Securities and Exchange Commission (SEC) and various state agencies that license, audit and conduct examinations of our mortgage servicing, origination and collection activities. In addition, we operate under a number of regulatory settlements that subject us to ongoing monitoring or reporting. From time to time, we also receive requests from federal, state and local agencies for records, documents and information relating to the policies, procedures and practices of our mortgage servicing, origination and collection activities. The GSEs and their conservator, the Federal Housing Finance Authority (FHFA), Ginnie Mae, the United States Treasury Department, various investors, non-Agency securitization trustees and others also subject us to periodic reviews and audits.
As a result of the current regulatory environment, we have faced and expect to continue to face increased regulatory and public scrutiny as well as stricter and more comprehensive regulation of our business. We continue to work diligently to assess and understand the implications of the regulatory environment in which we operate and to meet the requirements of the changing environment in which we operate. We devote substantial resources to regulatory compliance, while, at the same time, striving to meet the needs and expectations of our customers, clients and other stakeholders. Our failure to comply with applicable federal, state and local laws, regulations and licensing requirements could lead to any of the following: (i) loss of our licenses and approvals to engage in our servicing and lending businesses, (ii) governmental investigations and enforcement actions, (iii) administrative fines and penalties and litigation, (iv) civil and criminal liability, including class action lawsuits, (v) breaches of covenants and representations under our servicing, debt or other agreements, (vi) inability to raise capital or (vii) inability to execute on our business strategy.
We must comply with a large number of federal, state and local consumer protection laws including, among others, the Gramm-Leach-Bliley Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act (RESPA), the Truth in Lending Act (TILA), the Fair Credit Reporting Act, the Servicemembers Civil Relief Act, the Homeowners Protection Act, the Federal Trade Commission Act, the Equal Credit Opportunity Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and state foreclosure laws. These statutes apply to loan origination, debt collection, use of credit reports, safeguarding of non-public personally identifiable information about our customers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and mandate certain disclosures and notices to borrowers. These requirements can and do change as statutes and regulations are enacted, promulgated, amended, interpreted and enforced. The recent trend among federal, state and local lawmakers and regulators has been toward increasing laws, regulations and investigative proceedings with regard to residential real estate lenders and servicers.
The CFPB directly affects the regulation of residential mortgage servicing in a number of ways. First, the CFPB has rule making authority with respect to many of the federal consumer protection laws applicable to mortgage servicers, including TILA and RESPA, as reflected in the new rules for servicing and origination that went into effect in 2014. Second, the CFPB has supervision, examination and enforcement authority over consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The CFPB’s jurisdiction includes those persons originating, brokering or servicing residential mortgage loans and those persons performing loan modification or foreclosure relief services in connection with such loans. Accordingly, we are subject to supervision, examination and enforcement by the CFPB.
We expect to continue to invest significantly in our operational platform and risk and compliance management systems in order to comply with these laws and regulations. Furthermore, there may be additional federal or state laws enacted that place additional obligations on servicers and originators of residential mortgage loans.
Our OLS, Homeward and Liberty subsidiaries are licensed to originate and/or service forward and reverse mortgage loans in the jurisdictions in which they operate. Our licensed entities are required to renew their licenses, typically on an annual basis, and to do so they must satisfy the license renewal requirements of each jurisdiction, which in some cases include the requirement to provide audited financial statements as well as other financial and non-financial requirements. Our licensed entities are also subject to minimum net worth requirements in connection with these licenses. These minimum net worth requirements are unique to each state and type of license. Failure to meet these minimum capital requirements or to satisfy any of the other requirements to which our licensed subsidiaries are subject could result in a variety of regulatory actions ranging from a fine, a directive requiring a certain step to be taken, a suspension or ultimately a revocation of a license, any of which could have an adverse impact on our results of operations and financial condition. The most restrictive of these requirements is based on the outstanding UPB of our owned and subserviced portfolio and was $827.6 million at December 31, 2014. We believe our licensed subsidiaries are currently in compliance with all of their capital requirements.
OLS, Homeward and Liberty are also parties to seller/servicer agreements and/or subject to guidelines and regulations (collectively, seller/servicer obligations) with one or more of the GSEs, HUD, FHA, VA and Ginnie Mae. These seller/servicer agreements contain financial covenants that include capital requirements related to tangible net worth, as defined by the applicable agency, an obligation to provide audited consolidated financial statements within 90 days of the applicable entity’s fiscal year end as well as extensive requirements regarding servicing, selling and other matters. To the extent that these requirements are not met or waived, the applicable agency may, at its option, utilize a variety of remedies including, requirements to deposit funds as security for our obligations, sanctions, suspension or even termination of approved seller/servicer status, which would prohibit future originations or securitizations of forward or reverse mortgage loans or servicing for the applicable agency. As noted previously, we were unable to provide audited financial statements for OLS, Homeward and Liberty within the required timeframes. To date, none of these counterparties has communicated any material sanction, suspension or prohibition in connection with our seller/servicer obligations. We believe we were in compliance with the related net worth requirements at December 31, 2014. Our non-Agency servicing agreements also contain requirements regarding servicing practices and other matters, and a failure to comply with these requirements could have an adverse impact on our business.
Transfers of mortgage servicing are subject to regulation under federal consumer finance laws, including CFPB rules implementing RESPA that require servicers to, among other things, maintain policies and procedures that are reasonably designed to facilitate the transfer of accurate information and documents during mortgage servicing transfers and properly evaluate loss mitigation applications that are in process at the time of transfer. The CFPB has advised mortgage servicers that its examiners will be carefully reviewing servicers’ compliance with these and other regulations applicable to servicing transfers, and state mortgage regulators have supervisory power over any licensed institutions involved in a transaction. Accordingly, we will be required to devote time and resources to ensuring compliance and engaging with such regulators in connection with any future transfers of mortgage servicing, including in connection with our announced asset sales.
There are a number of foreign laws and regulations that are applicable to our operations in India, the Philippines and Uruguay, including acts that govern licensing, employment, safety, taxes, insurance and the laws and regulations that govern the creation, continuation and the winding up of companies as well as the relationships between shareholders, our corporate entities, the public and the government in these countries. Non-compliance with the laws and regulations of India or the Philippines could result in (i) restrictions on our operations in these counties, (ii) fines, penalties or sanctions or (iii) reputational damage.

Note 27 — Commitments
Unfunded Commitments
We have originated floating-rate reverse mortgage loans under which the borrowers have additional borrowing capacity of $597.5 million at December 31, 2014. This additional borrowing capacity is available on a scheduled or unscheduled payment basis. We also had short-term commitments to lend $228.8 million and $10.6 million in connection with our forward and reverse mortgage loan interest rate lock commitments, respectively, outstanding at December 31, 2014.
Lease Commitments
We lease certain of our premises and equipment under non-cancelable operating leases with terms expiring through 2019 exclusive of renewal option periods. Our annual aggregate minimum rental commitments under these leases are summarized as follows:

2015	$20,423
2016	19,637
2017	12,599
2018	5,822
2019	1,359
Thereafter	—
59,840
Less: Sublease income	(8,863)
Total minimum lease payments, net	$50,977
In connection with business acquisitions we completed in recent years, we assumed the obligation for the lease agreements associated with certain facilities. The rental commitments in the table above for operating leases include the remaining amounts due through the earlier of the lease expiration date or the early termination date.
We sublease 2,155 square feet of space from Altisource on a month-to-month basis as our principal executive office in Atlanta, Georgia.
We converted rental commitments for our facilities outside the U.S. to U.S. dollars using exchange rates in effect at December 31, 2014. Rent expense for 2014, 2013 and 2012 was $19.0 million, $27.4 million and $14.7 million, respectively.
Note 28 — Contingencies
When we become aware of a matter involving uncertainty for which we may incur a loss, we assess the likelihood of any loss. If a loss contingency is probable and the amount of the loss can be reasonably estimated, we record an accrual for the loss. In such cases, there may be an exposure to potential loss in excess of the amount accrued. Where a loss is not probable but is reasonably possible or where a loss in excess of the amount accrued is reasonably possible, we disclose an estimate of the amount of the loss or range of possible losses for the claim if a reasonable estimate can be made, unless the amount of such reasonably possible loss is not material to our financial position, results of operations or cash flows. If a reasonable estimate of loss cannot be made, we do not accrue for any loss or disclose any estimate of exposure to potential loss. An assessment regarding the ultimate outcome of any such matter involves judgments about future events, actions and circumstances that are inherently uncertain. The actual outcome could differ materially. Where we have retained external legal counsel or other professional advisors, such advisors assist us in making such assessments.
Litigation
In the ordinary course of business, we are routinely a defendant in, or a party or potential party to, many threatened and pending legal proceedings, including proceedings brought on behalf of various classes of claimants and those brought derivatively on behalf of Ocwen against certain current or former officers and directors.
These proceedings are generally based on alleged violations of federal, state and local laws and regulations governing our mortgage servicing and lending activities, including wrongful foreclosure and eviction actions, allegations of wrongdoing in connection with lender-placed insurance arrangements, claims relating to our pre-foreclosure property preservation activities and claims related to our payment and other processing operations. In some of these proceedings, claims for substantial monetary damages are asserted against us. To address the claims in those handful of proceedings brought derivatively by purported shareholders, the independent directors of the Board have established a Special Litigation Committee to investigate the shareholders’ allegations. In our opinion, the resolution of the vast majority of these proceedings will not have a material effect on our financial condition, results of operations or cash flows.

In view of the inherent difficulty of predicting the outcome of any threatened or pending legal proceedings, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, we generally cannot predict what the eventual outcome of such proceedings will be, what the timing of the ultimate resolution will be, or what the eventual loss, if any, will be.
Where we determine that a loss contingency is probable in connection with a pending or threatened legal proceeding and the amount of our losses can be reasonably estimated, we record an accrual for the losses. Excluding expenses of internal or external legal counsel, we have accrued $16.1 million as of December 31, 2014 for losses relating to threatened and pending litigation pertaining to our mortgage servicing practices that we believe are probable and reasonably estimable based on current information regarding these matters. Where we determine that a loss is not probable but is reasonably possible or where a loss in excess of the amount accrued is reasonably possible, we disclose an estimate of the amount of the loss or range of possible losses for the claim if a reasonable estimate can be made, unless the amount of such reasonably possible loss is not material to our financial position, results of operations or cash flows. It is possible that we will incur losses relating to threatened and pending litigation pertaining to our mortgage servicing practices that materially exceed the amount accrued. We cannot currently estimate the amount, if any, of reasonably possible losses above amounts that have been recorded at December 31, 2014.
Following our announcement on August 12, 2014 that we intended to restate our financial statements for the fiscal year ended December 31, 2013 and the quarter ended March 31, 2014, and amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, putative securities fraud class action lawsuits have been filed against Ocwen and certain of its officers and directors regarding such restatements and amendments. Those lawsuits have been consolidated and are pending in federal court in Florida. After Ocwen signed a Consent Order with the NYDFS on December 22, 2014, the consolidated class action complaint was amended to include allegations relating to that Consent Order and other matters. In January 2015, Ocwen was named as a defendant in a separate consolidated securities fraud class action that has been brought on behalf of a putative class of Altisource Portfolio Solutions, S.A. shareholders. Ocwen and the other defendants intend to vigorously defend against these lawsuits. Additional lawsuits may be filed and, at this time, Ocwen is unable to predict the outcome of these lawsuits, the possible loss or range of loss, if any, associated with the resolution of these lawsuits or any potential impact they may have on us or our operations. If our efforts to defend these lawsuits are not successful, our business, financial condition and results of operations could be adversely affected.
In several recent court actions, mortgage loan sellers against whom repurchase claims have been asserted based on alleged breaches of representations and warranties are defending on various grounds including the expiration of statutes of limitation, lack of notice and opportunity to cure, and vitiation of the obligation to repurchase as a result of foreclosure or charge-off of the loan. We have entered into tolling agreements with respect to our role as servicer for a very small number of securitizations and may enter into additional tolling agreements in the future. Other court actions have been filed against certain RMBS trustees alleging that the trustees breached their contractual and statutory duties by, among other things, failing to require the loan servicers to abide by the servicers’ obligations and failing to declare that certain alleged servicing events of default under the applicable contracts occurred.
Ocwen is a third-party defendant in one of these actions, is the servicer for certain securitizations involved in other such actions and is the servicer for other securitizations as to which actions have been threatened by certificate holders. We intend to vigorously defend ourselves in the lawsuit to which we have been named a party. Should Ocwen be made a party to other similar actions or should Ocwen be asked to indemnify any parties to such actions, we may need to defend allegations that we failed to service loans in accordance with applicable agreements and that such failures prejudiced the rights of repurchase claimants against loan sellers or otherwise diminished the value of the trust collateral. We believe that any such allegations would be without merit and, if necessary, would vigorously defend against them. At this time, we are unable to predict the ultimate outcome of these lawsuits, the possible loss or range of loss, if any, associated with the resolution of these lawsuits or any potential impact they may have on us or our operations. If, however, we were required to compensate claimants for losses related to the alleged loan servicing breaches, then our business, financial condition and results of operations could be adversely affected.
In addition, a number of RMBS trustees have received notices of default alleging material failures by servicers to comply with applicable servicing agreements. For example, certain investors claiming to hold at least 25% ownership interest in 119 RMBS trusts serviced by Ocwen have submitted to the respective trustees of those trusts a Notice of Non-Performance, alleging that we have materially breached our obligations under the servicing agreements in those trusts. The Notice further alleged that our conduct, if not timely cured, would give rise to events of default under the applicable servicing agreements, on the basis of which we could potentially be terminated as servicer for the 119 Trusts. Ocwen denies the allegations in the Notice and intends to vigorously rebut them. Since the Notice was issued, Ocwen has been directed by the trustee for two of the trusts to transfer its servicing to another loan servicing company based on ratings downgrades. There is a risk that Ocwen could be replaced as servicer on the remaining trusts at issue in the Notice, that the Trustees could take legal action on behalf of the trust certificateholders, or, under certain circumstances, that the investors who issued the Notice could seek to press their allegations against Ocwen, independent of the trustees. We are unable at this time to predict what, if any, actions the trustees will take in response to the Notice, nor can we predict at this time the potential loss or range of loss, if any, associated with the resolution of the Notice or the potential impact on our operations. If Ocwen were to be terminated as servicer, or other related legal actions were pursued against Ocwen, it could have an adverse effect on Ocwen’s business, financing activities, financial condition and results of operations.
Regulatory
We are subject to a number of pending federal and state regulatory investigations, examinations, inquiries, requests for information and other actions, including those discussed below.
New York Department of Financial Services
In December 2012, we entered into a consent order with the NY DFS in which we agreed to the appointment of a Monitor to oversee our compliance with an Agreement on Servicing Practices. The Monitor began work in 2013. We devote substantial resources to regulatory compliance, and we incur, and expect to continue to incur, significant ongoing costs with respect to compliance in connection with the Agreement on Servicing Practices and the work of the Monitor, as well as in connection with the consent order discussed below.
Effective December 19, 2014, Ocwen reached a settlement with the NY DFS related to these matters and entered into a consent order (the NY Consent Order) with the NY DFS to reflect such settlement. A summary of the terms of the settlement reflected in the NY Consent Order follows.
Settlement Summary of Monetary Provisions

•
Ocwen paid a civil monetary penalty of $100.0 million to the NY DFS on December 31, 2014, which will be used by the State of New York for housing, foreclosure relief and community redevelopment programs.

•
Ocwen also paid $50.0 million on December 31, 2014 as restitution to current and former New York borrowers in the form of $10,000 (in dollars) to each borrower whose home was foreclosed upon by Ocwen between January 2009 and December 19, 2014, with the balance distributed equally among borrowers who had foreclosure actions filed, but not completed, by Ocwen between January 2009 and December 19, 2014.

Settlement Summary of Non-Monetary Provisions
Borrower Assistance
Beginning February 20, 2015, and for two years, Ocwen will:

•	provide upon request by a New York borrower a complete loan file at no cost to the borrower;

•	provide every New York borrower who is denied a loan modification, short sale or deed-in-lieu of foreclosure with a detailed explanation of how this determination was reached; and

•
provide one free credit report per year, at Ocwen’s expense, to any New York borrower on request if Ocwen made a negative report to any credit agency from January 1, 2010, and Ocwen will make staff available for borrowers to inquire about their credit reporting, dedicating resources necessary to investigate such inquiries and correct any errors.

Operations Monitor

•
The NY DFS will appoint an independent Operations Monitor to review and assess the adequacy and effectiveness of Ocwen’s operations. The Operations Monitor’s term will extend for two years from its engagement, and the NY DFS may extend the engagement another 12 months at its sole discretion.

•	The Operations Monitor will recommend and oversee implementation of corrections, and establish progress benchmarks when it identifies weaknesses.

•
The Operations Monitor will report periodically on its findings and progress. The currently existing Monitor will remain in place for at least three months and then for a short transitional period to facilitate an effective transition to the Operations Monitor.

Related Companies

•	The Operations Monitor will review and approve Ocwen’s benchmark pricing and performance studies semi-annually with respect to all fees or expenses charged to New York borrowers by any related party.

•	Ocwen will not share any common officers or employees with any related party and will not share risk, internal audit or vendor oversight functions with any related party.

•
Any Ocwen employee, officer or director owning more than $200,000 (in dollars) equity ownership in any related party will be recused from negotiating or voting to approve a transaction with the related party in which the employee, officer or director has such equity ownership, or any transaction that indirectly benefits such related party, if the transaction involves $120,000 (in dollars) or more in revenue or expense.
Corporate Governance

•
Ocwen agreed to add two independent directors (after consultation with the Monitor) who do not own equity in any related party. These two independent directors were appointed to the Board of Directors on January 20, 2015.

•
As of January 16, 2015, William C. Erbey stepped down as an officer and director of Ocwen, as well as from the boards of Altisource, HLSS, Residential and AAMC. Mr. Barry Wish, a current member of the Board, assumed the role of non-executive Chairman.

•
The Operations Monitor will review Ocwen’s current committees of the Board of Directors and will consult with the Board relating to the committees. This will include determining which decisions should be committed to independent directors’ oversight, such as approval of transactions with related parties, transactions to acquire mortgage servicing rights, sub-servicing rights or otherwise to increase the number of serviced loans, and new relationships with third-party vendors.

•
The Board will work closely with the Operations Monitor to identify operations issues and ensure that they are addressed. The Board will consult with the Operations Monitor to determine whether any member of senior management should be terminated or whether additional officers should be retained to achieve the goals of complying with this NY Consent Order.

MSR Purchases

•
Ocwen may acquire MSRs upon (a) meeting benchmarks specified by the Operations Monitor relating to Ocwen’s boarding process for newly acquired MSRs and its ability to adequately service newly acquired MSRs and its existing loan portfolio, and (b) the NY DFS’s approval, not to be unreasonably withheld.

•
These benchmarks will address the compliance plan, a plan to resolve record keeping and borrower communication issues, the reasonableness of fees and expenses in the servicing operations, development of risk controls for the boarding process, and development of a written boarding plan assessing potential risks and deficiencies in the boarding process.

National Mortgage Settlement
In December 2013, we entered into the Ocwen National Mortgage Settlement, which was subject to court approval, involving the CFPB and various state attorneys general and other state agencies that regulate the mortgage servicing industry (NMS Regulators). In February 2014, the United States District Court for the District of Columbia entered a consent order memorializing the settlement. The settlement has four key elements:

•
A commitment by Ocwen to service loans in accordance with specified servicing guidelines and to be subject to oversight by an independent national monitor for three years. Ocwen was previously subject to substantially the same guidelines and oversight with respect to the portion of its servicing portfolio acquired from ResCap in early 2013, and these loans will also be subject to these provisions.

•
A payment of $127.3 million to a consumer relief fund to be disbursed by an independent administrator to eligible borrowers. In May 2014, Ocwen satisfied this obligation with regard to the consumer relief fund. Pursuant to indemnification and loss sharing provisions of applicable acquisition documents, the former owners of certain servicing portfolios previously acquired by Ocwen are responsible for approximately $60.4 million of that sum, of which $49.0 million has been paid to Ocwen as of December 31, 2014.

•
A commitment by Ocwen to continue its principal forgiveness modification programs to delinquent and underwater borrowers, including underwater borrowers at imminent risk of default, in an aggregate amount of at least $2.0 billion over three years, when permitted by the applicable servicing agreements. These and all of Ocwen’s other loan modifications are designed to be sustainable for homeowners while providing a net present value for loan investors that is superior to that of foreclosure.

•
Ocwen and the former owners of certain of the acquired servicing portfolios received from the NMS Regulators comprehensive releases, subject to certain exceptions, from liability with respect to residential mortgage servicing, modification and foreclosure practices.

In a similar manner to large banks that have entered into similar settlements, Ocwen is tested on a quarterly basis on various metrics to ensure compliance with the Ocwen National Mortgage Settlement. These metrics relate to various aspects of our servicing business, and each has a proscribed error threshold. These metrics are tested by a dedicated group of Ocwen employees who do not report to the servicing business and are referred to as the Internal Review Group (IRG). The IRG tests these metrics, and reports their findings to the professional firms employed by the Office of Mortgage Settlement Oversight (OMSO). OMSO has ultimate authority to accept or reject the IRG’s findings, and OMSO reports its findings to the District Court.

Exceeding the metric error rate threshold for the first time does not result in a violation of the settlement, but rather it is deemed a “potential violation” which then is subject to a cure period. Any potential violation requires us to submit a corrective action plan (CAP) to OMSO for approval and review, and all testing for that metric is suspended until the CAP is completed. Following the completion of the CAP, testing on that metric resumes by the IRG and any further fails in the cure period or the quarter following that cure period would subject us to financial penalties. These penalties start at an amount of not more than $1.0 million for the first uncured violation and increase to an amount of not more than $5.0 million for the second uncured violation. It is also possible that if we are found to have caused borrower harm, we would be subject to costs to remediate that harm. In addition, in the event that there were widespread metric failures, it is possible that OMSO and/or the District Court could determine that we were generally violating the settlement and seek to impose a broader range of financial or injunctive penalties on us.
In December 2014, OMSO identified two issues involving Ocwen’s compliance with the Ocwen National Mortgage Settlement. The first concerned the adequacy and independence of our IRG, which is responsible for reporting on Ocwen’s compliance with the settlement. The second issue concerned the letter dating issues raised by the NY DFS. OMSO’s report identified the steps that Ocwen had taken to remediate these issues, and acknowledged Ocwen’s cooperation.
In May 2015, OMSO issued another compliance report following up on that of December 2014.  This report detailed additional changes that Ocwen had made to its IRG and described the work performed by OMSO to retest certain metrics previously tested by the Ocwen IRG for the first quarter of 2014. OMSO’s report indicated that the various steps taken by Ocwen in connection with its IRG demonstrated “measurable improvement” since the December 2014 report. OMSO further reported that its retesting of metrics for the first quarter of 2014 revealed that it only disagreed with the Ocwen IRG’s assessment for one out of the nine metrics subject to retesting. Ocwen has not objected to the determination on that one metric and will develop a corrective action plan for that potential violation.
We continue to work cooperatively with OMSO on resolving these issues, and the letter dating issues are currently under a CAP. While, to date, these issues have not resulted in financial penalties, if we do not comply with the Ocwen National Mortgage Settlement, we could become subject to financial penalties or other regulatory action could be taken against us. As announced in the fourth quarter of 2014, we have established a remediation plan to address the letter dating issues raised by the NY DFS. As part of that remediation plan, we anticipate offering monetary compensation to our borrowers that may have received misdated correspondence and who may have suffered pecuniary harm. We accrued $15.0 million as of December 31, 2014 for losses that we believe are probable and reasonably estimable to cover costs associated with our remediation plan.
Securities and Exchange Commission
On April 28, 2014, we received a letter from the staff of the New York Regional Office of the SEC (the Staff) informing us that it was conducting an investigation relating to Ocwen and making a request for voluntary production of documents and information relating to the April 22, 2014 surrender of certain options to purchase our common stock by Mr. Erbey, our former Executive Chairman, including the 2007 Equity Incentive Plan and the related option grant and surrender documents. On June 12, 2014, we received a subpoena from the SEC requesting production of various documents relating to our business dealings with Altisource, HLSS, AAMC and Residential and the interests of our directors and executive officers in these companies. Following the above-described announcement on August 12, 2014 that we intended to amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, we received an additional subpoena on September 11, 2014 in relation to such amendments. In addition, we received a further subpoena on November 20, 2014 requesting certain documents related to Ocwen’s agreement with Southwest Business Corporation, and related to Mr. Erbey’s approvals for specifically enumerated board actions. On February 10, 2015, we received a letter from the Staff informing us that it was conducting an investigation relating to mortgage loan servicer use of collection agents, and it made a request for the voluntary production of documents and information. We believe that the February 10, 2015 letter was also sent to other companies in the industry. We are cooperating with the Staff on these matters.
California Department of Business Oversight
Effective January 23, 2015, OLS reached an agreement with the CA DBO relating to Ocwen’s failure to produce certain information and documents during a routine licensing examination, which resulted in the CA DBO withdrawing its notice of hearing to suspend OLS’ license in California. OLS and the CA DBO entered into a Consent Order pursuant to the California Residential Mortgage Lending Act (the CA Consent Order) with the CA DBO to reflect such settlement. The CA Consent Order addresses and resolves the examination disputes between the CA DBO and OLS, and does not involve any accusation or admission of wrongdoing with regard to OLS’ servicing practices.
Under the terms of the CA Consent Order, OLS paid the CA DBO a penalty of $2.5 million plus costs associated with the examination. We accrued the $2.5 million penalty as of December 31, 2014. OLS also agreed to cease acquiring any additional MSRs for loans secured in California until the CA DBO is satisfied that OLS can satisfactorily respond to the requests for information and documentation made in the course of a regulatory exam.

In addition, the CA DBO will select an independent third-party auditor (the CA Auditor) to assess OLS’s compliance with laws and regulations impacting California borrowers for an initial term of two years, extendable at the discretion of the CA DBO. OLS will pay all reasonable and necessary costs of the CA Auditor. The CA Auditor will report periodically on its findings and progress and OLS will submit to the CA DBO a written plan to address and implement corrective measures and address any deficiencies identified by the CA Auditor.
General
In addition to the above matters, our mortgage origination and servicing businesses require one or more licenses in the various jurisdictions where properties secured by mortgages are located. Our licensed entities are required to renew their licenses, typically on an annual basis, and to do so they must satisfy the license renewal requirements of each jurisdiction, which in some cases include the requirement to provide audited financial statements. The same agencies that issue licenses to us engage in regular supervisory examinations of the licensable activities. For example, during 2014 state regulators commenced 47 examinations of one or more of our areas of operation, and we closed 26 exams involving 18 states (some of which had started in prior years). As of December 31, 2014, we were aware of 21 pending examinations in 15 states. In addition, we are subject to supervision by the CFPB at the federal level, and it similarly has the authority to conduct regulatory examinations, in addition to its enforcement and investigatory powers. These examinations are part of our ordinary course business activities, and the mere existence of an examination is not typically indicative of anything unusual or material as to that business. In addition, we also receive information requests and other inquiries, both formal and informal in nature, from these agencies as part of their general regulatory oversight of our origination and servicing businesses.
We also have regular engagements with not only our state financial regulators, but also the attorneys general in the various states and the CFPB to address individual borrower complaints that they bring to our attention, or to respond to information requests and other inquiries. Many of these matters are brought to our attention as a complaint that the entity is investigating, although some are formal investigations or proceedings.
To the extent that an examination or other regulatory engagement reveals a failure by us to comply with applicable law, regulation or licensing requirement, or if we fail to comply with the commitments we have made with respect to the foregoing regulatory actions or if other regulatory actions of a similar or different nature are taken in the future against us, this could lead to (i) loss of our licenses and approvals to engage in our servicing and lending businesses, (ii) governmental investigations and enforcement actions, (iii) administrative fines and penalties and litigation, (iv) civil and criminal liability, including class action lawsuits, (v) breaches of covenants and representations under our servicing, debt or other agreements, (vi) inability to raise capital and (vii) inability to execute on our business strategy. Any of these occurrences could increase our operating expenses and reduce our revenues, hamper our ability to grow or otherwise materially and adversely affect our business, reputation, financial condition and results of operations.
Loan Put-Back and Related Contingencies
Ocwen has been a party to loan sales and securitizations dating back to the 1990s. The majority of securities issued in these transactions has been retired and is not subject to put-back risk. There is one remaining securitization with an original UPB of approximately $200.0 million where Ocwen provided representations and warranties, and the loans were originated in the last decade. Ocwen performed due diligence on each of the loans included in this securitization. The outstanding UPB of this securitization was $33.4 million at December 31, 2014, and the outstanding balance of the notes was $33.3 million. Ocwen is not aware of any inquiries or claims regarding loan put-backs for any transaction where we made representations and warranties. We do not expect loan put-backs, if any, in these transactions to result in any material change to our financial position, operating results or liquidity.
Homeward’s contracts with purchasers of originated loans contain provisions that require indemnification or repurchase of the related loans under certain circumstances. Additionally, in one of the servicing contracts that Homeward acquired in 2008 from Freddie Mac, Homeward assumed the origination representations and warranties even though it did not originate the loans. While the language in the purchase contracts varies, they contain provisions that require Homeward to indemnify purchasers of related loans or repurchase such loans if:

•	representations and warranties concerning loan quality, contents of the loan file or loan underwriting circumstances are inaccurate;

•	adequate mortgage insurance is not secured within a certain period after closing;

•	a mortgage insurance provider denies coverage; or

•	there is a failure to comply, at the individual loan level or otherwise, with regulatory requirements.
We believe that, as a result of the current market environment, many purchasers of residential mortgage loans are particularly aware of the conditions under which originators must indemnify or repurchase loans and under which such purchasers would benefit from enforcing any indemnification rights and repurchase remedies they may have.

As our lending business grows, we expect that our exposure to indemnification risks and repurchase requests is likely to increase. If home values were to decrease, our realized loan losses from loan repurchases and indemnifications may increase as well. As a result, our liability for repurchases may increase beyond our current expectations. If we are required to indemnify or repurchase loans that we originate and sell, or where we have assumed this risk on loans that we service, as discussed above, in either case resulting in losses that exceed our related liability, our business, financial condition and results of operations could be adversely affected.
We have exposure to origination representation, warranty and indemnification obligations because of our lending, sales and securitization activities and our acquisitions to the extent we assume one or more of these obligations and in connection with our servicing practices. At December 31, 2014, we had provided or assumed representation and warranty obligations in connection with $82.8 billion of UPB, covering both forward and reverse mortgage loans. At December 31, 2014, we had outstanding representation and warranty repurchase demands of $96.6 million UPB (511 loans). We review each demand and monitor through resolution, primarily through rescission, loan repurchase or make-whole payment.
The following table presents the changes in our liability for representation and warranty obligations, compensatory fees for foreclosures that may ultimately exceed investor timelines and related indemnification obligations for the following years ended December 31:

	2014	2013
Beginning balance	$192,716	$38,140
Provision for representation and warranty obligations	(1,947)	18,154
New production reserves	1,605	1,325
Obligations assumed in connection with MSR and servicing business acquisitions	—	190,658
Charge-offs and other (1)	(59,456)	(55,561)
Ending balance	$132,918	$192,716

(1)	Includes principal and interest losses realized in connection with repurchased loans, make-whole, indemnification and fee payments and settlements net of recoveries, if any.
We believe that it is reasonably possible that losses beyond amounts currently recorded for potential representation and warranty obligations and other claims described above could occur, and such losses could have an adverse impact on our results of operations, financial condition or cash flows. However, based on currently available information, we are unable to estimate a range of reasonably possible losses above amounts that have been recorded at December 31, 2014.

Note 29 — Quarterly Results of Operations (Unaudited)

	Quarters Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Revenue	$493,292	$513,698	$553,074	$551,261
Operating expenses (1) (2)	885,512	455,039	345,463	349,194
Income (loss) from operations	(392,220)	58,659	207,611	202,067
Other expense	(127,553)	(130,925)	(130,434)	(130,364)
Income (loss) before income taxes	(519,773)	(72,266)	77,177	71,703
Income tax expense	2,022	2,992	10,165	11,217
Net income (loss)	(521,795)	(75,258)	67,012	60,486
Net (income) loss attributable to non-controlling interests	(80)	(123)	(57)	15
Net income (loss) attributable to Ocwen stockholders	(521,875)	(75,381)	66,955	60,501
Preferred stock dividends	—	—	(582)	(581)
Deemed dividend related to beneficial conversion feature of preferred stock	—	(808)	(415)	(416)
Net income (loss) attributable to Ocwen common stockholders	$(521,875)	$(76,189)	$65,958	$59,504

Earnings (loss) per share attributable to Ocwen common stockholders
Basic	$(4.16)	$(0.58)	$0.49	$0.44
Diluted	$(4.16)	$(0.58)	$0.48	$0.43

	Quarters Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Revenue	$555,955	$531,240	$544,812	$406,266
Operating expenses (3)	340,876	346,260	371,508	242,650
Income from operations	215,079	184,980	173,304	163,616
Other expense	(61,495)	(115,535)	(99,146)	(108,324)
Income before income taxes	153,584	69,445	74,158	55,292
Income tax expense	18,309	8,873	8,496	6,383
Net income	135,275	60,572	65,662	48,909
Preferred stock dividends	(581)	(1,446)	(1,519)	(1,485)
Deemed dividend related to beneficial conversion feature of preferred stock	(416)	(4,401)	(1,086)	(1,086)
Net income attributable to Ocwen common stockholders	$134,278	$54,725	$63,057	$46,338

Earnings per share attributable to Ocwen common stockholders
Basic	$0.99	$0.40	$0.46	$0.34
Diluted	$0.95	$0.39	$0.45	$0.33

(1)
Operating expenses for the third and fourth quarter of 2014 include charges of $100.0 million and $50.0 million, respectively, for losses related to a regulatory settlement with the NY DFS. These charges are included in Professional services on the Consolidated Statement of Operations and were recorded in the Corporate Items and Other segment.

(2)	Operating expenses for the fourth quarter of 2014 include the recognition of a goodwill impairment loss of $420.2 million.

(3)
Operating expenses for the second quarter of 2013 include a $52.8 million charge recorded in connection with the Ocwen National Mortgage Settlement. This charge is included in Professional services on the Consolidated Statement of Operations and is recorded in the Corporate Items and Other segment.

Note 30 — Subsequent Events
Effective January 1, 2015, we elected fair value accounting for a newly-created class of non-Agency MSRs which were previously accounted for using the amortization method. This irrevocable election will apply to all subsequently acquired or originated servicing assets and liabilities that have characteristics consistent with this class. We recorded a cumulative-effect adjustment of $52.0 million (before income taxes) to retained earnings as of January 1, 2015 to reflect the excess of the fair value of these MSRs over their carrying amount. We will subsequently measure these MSRs at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur. At December 31, 2014, the UPB and carrying value of the non-Agency MSRs for which the fair value election was made was $195.3 billion and $787.1 million, respectively.
Effective January 16, 2015, William C. Erbey resigned as the Executive Chairman and as a member of the Board of Directors of Ocwen. Also on January 16, 2015, Mr. Erbey resigned as a director, officer and employee of OMS and from any other position he held with Ocwen and its affiliates.
The Retirement Agreement, as approved and ratified by the Board on January 16, 2015, includes certain provisions in favor of Ocwen and certain provisions in favor of Mr. Erbey. Provisions in favor of Ocwen include releases regarding employment-related claims and covenants regarding confidentiality, non-competition (24-month term) and non-solicitation (24-month term) of our employees, customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents and partners. Provisions in favor of Mr. Erbey include retirement payments, continued medical coverage for Mr. Erbey and his spouse, continued ability to exercise outstanding Ocwen stock options for the balance of their original term and registration rights for Mr. Erbey in certain circumstances. Retirement payments consist of $725,000 (in dollars) cash severance, $475,000 (in dollars) in lieu of certain relocation benefits, $725,000 (in dollars) dividend on his shares of OMS Class A Preferred Stock and consideration for an annual bonus for 2014.
On March 2, 2015, we entered into an amendment to the SSTL facility agreement. Among other things, the amendment:

•
extends the time period for Ocwen to deliver to the lenders the required consolidated financial statements, reports and information for the fiscal year ended December 31, 2014 to 35 days from the due date of its Form 10-K, after giving effect to any extension period permitted under Rule 12b-25 of the Securities Exchange Act of 1934, as amended;

•
eliminates the dollar cap on the general asset sale basket and requires Ocwen to use 75% of the net cash proceeds from permitted asset sales under such general asset basket to prepay the loans under the SSTL and, subject to certain conditions, permits Ocwen to use up to 25% of such net cash proceeds to reinvest in assets used in the business of OLS and its subsidiaries within 120 days of receipt thereof (subject to an extension of up to 90 days if a binding agreement is entered into within such 120 days);

•
increases the quarterly covenant levels of the corporate leverage ratio to 3-to-1 for the fiscal quarter ended December 31, 2014, and to 3.5-to-1 for the fiscal quarter ended March 31, 2015 and thereafter; and

•	makes certain modifications to the cross default and definition sections.
On March 2, 2015, we signed a letter of intent with a buyer for the sale of MSRs on a portfolio consisting of approximately 277,000 performing Agency loans owned by Fannie Mae with a total UPB of approximately $45.0 billion. This transaction remains subject to approvals by FHFA and Fannie Mae and other customary conditions and is expected to close on June 1, 2015. In connection with this transaction, on April 17, 2015, we entered into a letter agreement with Fannie Mae pursuant to which we will designate a portion of the expected proceeds as pre-payments to secure against certain future obligations. These future obligations include repurchases, indemnifications and various fees. The total cash prepayments are $15.4 million, including $3.2 million paid on April 27, 2015 with the remainder to be paid on June 1, 2015. Another $37.5 million of escrowed collateral will be set aside on June 1, 2015 to secure potential future obligations not covered by the prepaid amount.
On March 18, 2015, we announced that OLS and Green Tree Loan Servicing LLC, an indirectly held, wholly-owned, subsidiary of Walter Investment Management Corp. have signed an agreement in principle for the sale by OLS of residential MSRs on a portfolio consisting of approximately 55,000 largely performing loans owned by Freddie Mac with a total UPB of approximately $9.6 billion. We executed a definitive agreement on April 29, 2015 and initial funding occurred on April 30, 2015. We expect that servicing will begin to transfer on or around June 16, 2015.
On March 24, 2015, we announced that OLS and Nationstar have agreed in principle to the sale by OLS of residential mortgage servicing rights on a portfolio consisting of approximately 142,000 loans owned by Freddie Mac and Fannie Mae with a total UPB of approximately $25.0 billion. We closed on the sale of a portion of these MSRs, with a total UPB of approximately $2.8 billion, on April 30, 2015. The sale of the remaining MSRs, subject to a definitive agreement, approvals by Freddie Mac, Fannie Mae and FHFA and other customary conditions, is expected to close around mid-year.

On March 27, 2015 and March 31, 2015, we completed sales of non-performing and reperforming residential loans held for sale with a total UPB of $42.7 million to an unrelated third party.
On March 31, 2015, OLS closed on a sale agreement with Nationstar for the sale of residential MSRs on a portfolio consisting of 76,000 performing loans owned by Freddie Mac with a UPB of $9.1 billion. We prepaid $73.8 million of our SSTL on the date of closing. Servicing was successfully transferred on April 16, 2015.
On April 6, 2015, OLS entered into Amendment No. 2 to Master Servicing Rights Purchase Agreement and Sale Supplements (the Amendment) with HLSS Holdings, LLC (Holdings), HLSS and MSR-EBO Acquisition LLC (Buyer), which Amendment became effective upon the consummation and closing of the purchase by the Buyer, directly and through HLSS Advances Acquisition Corp., of substantially all of the assets of HLSS. The Amendment revised terms of (i) the Master Servicing Rights Purchase Agreement, dated as of October 1, 2012, as amended by Amendment No. 1 to Master Servicing Rights Purchase Agreement and Sale Supplements, dated as of December 26, 2012 (as so amended, the MSR Purchase Agreement) and (ii) certain sale supplements to the MSR Purchase Agreement (as heretofore amended, supplemented and modified from time to time, the Sale Supplements and, together with the MSR Purchase Agreement, the Original Agreements). In consideration of OLS’ consent to the assignment by HLSS to the Buyer of all HLSS’ right, title and interest in, to and under the Original Agreements, the Amendment, among other things:

•
extended the term during which OLS is, subject to the provisions of the amended Original Agreements, entitled to be the named servicer on loans for which Rights to MSRs have been sold to NRZ (along with the associated economic benefits) for two additional years or until April 30, 2020, whichever is earlier, which would depend on the sale date for the applicable Rights to MSRs (existing terms ranged from February 2018 through October 2019 prior to the Amendment);

•
provided that such extension will not apply with respect to any servicing agreement that, as of the date that it was scheduled to terminate under the Original Agreements, is affected by an uncured Termination Event (as defined in the Sale Supplements) due to a downgrade of OLS’ servicer rating to “Below Average” or lower by S&P or to “SQ4” or lower by Moody’s;

•
provided that the parties will commence negotiating in good faith for an extension of the contract term and the servicing fees payable to OLS no later than six months prior to the end of the applicable term as extended pursuant to the Amendment; and

•	imposed a two year standstill (until April 6, 2017 and subject to certain conditions) on the rights of NRZ to replace OLS as named servicer.
The Amendment also provided that OLS will sell to NRZ, on an exclusive and “as is” basis, all economic beneficial rights to the clean-up call rights OLS is entitled to pursuant to servicing agreements that underlie Rights to MSRs owned by NRZ, for a payment upon exercise of 0.50% of the UPB of all performing mortgage loans (mortgage loans that are current or 30 days or less delinquent) associated with the applicable clean up-call.
In the event there is a future downgrade of OLS’ S&P servicer rating below its current rating of “Average,” OLS has also agreed to compensate NRZ for certain increased costs associated with its servicing advance financing facilities, including increased costs of funding, to the extent such costs are the direct result of such downgrade. The Amendment provides that any such compensation, if required, shall not exceed $3.0 million for any calendar month or $36.0 million in the aggregate. In such an event, NRZ has agreed to use commercially reasonable efforts to assist OLS in curing any potential cost increases by obtaining amendments to the relevant financing agreements.
On April 17, 2015, we entered into an amendment to the SSTL facility agreement. Effective as of April 20, 2015, the amendment, among other things:

•	removed, with respect to the 2014 fiscal year, the requirement that our financial statements and the related audit report must be unqualified as to going concern; and

•	extended the required time period for delivery of the 2014 audited financial statements to May 29, 2015.
On April 30, 2015, we announced agreements with Fannie Mae and Freddie Mac to sell portfolios of non-performing loan servicing. We expect these transactions to close over the coming months, with the first transfer on May 1, 2015. These transactions will include payments to the GSEs to assume the delinquent servicing and may, in some cases, include settlements of certain indemnification obligations. We expect these transactions to be cash flow positive as we will be reimbursed for outstanding advances.

Ocwen Financial Corporation

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING

$350,000,000 6.625% Senior Notes due 2019

FOR NEW, REGISTERED

$350,000,000 6.625% Senior Notes due 2019

PROSPECTUS

, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.      Indemnification of Directors And Officers.

We were organized under the laws of the State of Florida and are subject to the Florida Business Corporation Act, or the FBCA. Subject to the procedures and limitations stated therein Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless (a) the director breached or failed to perform his duties as a director and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

Subject to the procedures and limitations stated therein, Section 607.0850(1) of the FBCA empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding (other than any action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA also empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) of the FBCA, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification of or advancement of expenses to any of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, a director, officer, employee or agent is not entitled to indemnification or advancement of expenses if a judgment or other final adjudication establish that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

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Our Amended and Restated Articles of Incorporation provide that we shall, to the fullest extent permitted by Section 607.0850 of the FBCA, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 607.0850 of the FBCA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 607.0850 of the FBCA. Further, the indemnification provided for in our Amended and Restated Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

We have also entered into an indemnification agreement with each of our executive officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Florida law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We maintain an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act for which they may become legally obligated to pay or for which we are required to indemnify our directors and officers.

Item 21.      Exhibits and Financial Statement Schedules.

(a)      The exhibits filed herewith are set forth in the attached Exhibit Index, which is incorporated herein by reference.

(b)      All of the financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the applicable instructions or are not applicable and therefore have been omitted.

Item 22.      Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)      If the registrants are relying on Rule 430B:

(A)      Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)      If the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)	That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)      The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, Florida on October 30, 2015.

OCWEN FINANCIAL CORPORATION

By:	/s/ Michael R. Bourque Jr.
Michael R. Bourque Jr.
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael R. Bourque Jr. and Timothy M. Hayes and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry N. Wish	Chairman of
Barry N. Wish	the Board of Directors	October 30, 2015

/s/ Ronald M. Faris	President, Chief Executive Officer and
Ronald M. Faris	Director (principal executive officer)	October 30, 2015

/s/ Alan J. Bowers
Alan J. Bowers	Director	October 30, 2015

/s/ Phyllis R. Caldwell
Phyllis R. Caldwell	Director	October 30, 2015

/s/ Ronald J. Korn
Ronald J. Korn	Director	October 30, 2015

/s/ William H. Lacy
William H. Lacy	Director	October 30, 2015

/s/ Robert A. Salcetti
Robert A. Salcetti	Director	October 30, 2015

/s/ DeForest B. Soaries, Jr.
DeForest B. Soaries, Jr.	Director	October 30, 2015

/s/ Michael R. Bourque Jr.	Executive Vice President and Chief Financial Officer
Michael R. Bourque Jr.	(principal financial officer)	October 30, 2015

/s/ Catherine M. Dondzila	Senior Vice President and Chief Accounting Officer
Catherine M. Dondzila	(principal accounting officer)	October 30, 2015

S-1

EXHIBIT INDEX

2.1	Separation Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Portfolio Solutions S.A. (1)
2.2	Purchase Agreement dated as of June 5, 2011, by and between The Goldman Sachs Group, Inc. and Ocwen Financial Corporation † (2)
2.3	Purchase Agreement, dated as of October 19, 2011, by and among Morgan Stanley (solely for purposes of Article 5, Section 7.4, Section 8.7, Article 11 and Article 12), SCI Services, Inc., Saxon Capital Holdings, Inc., Morgan Stanley Mortgage Capital Holdings, LLC and Ocwen Financial Corporation † (3)
2.4	Amended and Restated Purchase Agreement, dated March 18, 2012, among Ocwen Financial Corporation (solely for purposes of Section 6.11, Section 6.12, Section 7.4, Section 7.8, Section 7.14, Section 10.2(b), Article 11 and Article 12), Ocwen Loan Servicing, LLC, Morgan Stanley (solely for purposes of Article 5, Section 7.4, Article 11 and Article 12), SCI Services, Inc., Saxon Mortgage Services, Inc., and Morgan Stanley Mortgage Capital Holdings, LLC (4)
2.5	Merger Agreement, dated as of October 3, 2012, by and among Ocwen Financial Corporation, O&H Acquisition Corp., Homeward Residential Holdings, Inc., and WL Ross & Co. LLC † (5)
2.6	Asset Purchase Agreement between Ocwen Loan Servicing, LLC, and Residential Capital, LLC, Residential Funding Company, LLC, GMAC Mortgage, LLC, Executive Trustee Services, LLC, ETS of Washington, Inc., EPRE LLC, GMACM Borrower LLC, and RFC Borrower LLC dated as of November 2, 2012 † (6)
2.7	Mortgage Servicing Rights Purchase and Sale Agreement between Ocwen Loan Servicing, LLC and One West Bank, FSB dated as of June 13, 2013 (7)
2.8	Purchase and Sale Agreement, dated as of March 29, 2013, by and among Altisource Portfolio Solutions, Inc., Altisource Solutions S.à r.l., Ocwen Financial Corporation, Homeward Residential, Inc. and Power Valuation Services, Inc. (8)
2.9	Repurchase Letter Agreement, dated as of September 23, 2013, by and among Ocwen Financial Corporation and the holders of Series A Perpetual Convertible Preferred Stock party thereto (9)
3.1	Amended and Restated Articles of Incorporation (10)
3.2	Articles of Amendment to Articles of Incorporation (26)
3.3	Articles of Amendment to Articles of Incorporation (26)
3.4	Articles of Amendment to Articles of Incorporation (11)
3.5	Articles of Correction (11)
3.6	Articles of Amendment to Articles of Incorporation, Articles of Designation, Preferences and Rights of Series A Perpetual Convertible Preferred Stock (12)
3.7	Amended and Restated Bylaws of Ocwen Financial Corporation (13)
4.1	Form of Certificate of Common Stock (10)
4.2	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7
4.3	Indenture, dated as of May 12, 2014, between Ocwen Financial Corporation and The Bank of New York Mellon Trust Company, N.A. (29)
4.4	Registration Rights Agreement, dated May 12, 2014, between Ocwen Financial Corporation and Barclays Capital Inc.(29)
5.1*	Form of Opinion of Mayer Brown LLP
5.2*	Form of Opinion of Assistant General Counsel of Ocwen Financial Corporation
10.1**	Ocwen Financial Corporation 1996 Stock Plan for Directors, as amended (14)
10.2**	Ocwen Financial Corporation 1998 Annual Incentive Plan, as amended (15)
10.3**	Amended Ocwen Financial Corporation 1991 Non-Qualified Stock Option Plan, dated October 26, 1999 (16)
10.4**	Ocwen Financial Corporation Deferral Plan for Directors, dated March 7, 2005 (17)
10.5**	Ocwen Financial Corporation 2007 Equity Incentive Plan, dated May 10, 2007 (18)

10.6**	Ocwen Mortgage Servicing, Inc. Amended and Restated 2013 Preferred Stock Plan (26)
10.7	Tax Matters Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (1)
10.8	Employee Matters Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (1)
10.9	Technology Products Services Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (1)
10.10	Services Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (1)
10.11	Data Center and Disaster Recovery Services Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (1)
10.12	Intellectual Property Agreement, dated as of August 10, 2009, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (1)
10.13	Support Services Agreement, dated as of August 10, 2012, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (19)
10.14	Services Agreement, dated as of October 1, 2012, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (20)
10.15	Technology Products Services Agreement, dated as of October 1, 2012, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (20)
10.16	Data Center and Disaster Recovery Services Agreement, dated as of October 1, 2012, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (20)
10.17	Intellectual Property Agreement, dated as of October 1, 2012, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (20)
10.18	First Amendment to Support Services Agreement, dated as of October 1, 2012, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (20)
10.19	First Amendment to Services Agreement, dated as of October 1, 2012, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (20)
10.20	First Amendment to Technology Products Services Agreement, dated as of October 1, 2012, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (20)
10.21	First Amendment to Data Center and Disaster Recovery Services Agreement, dated as of October 1, 2012, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (20)
10.22	First Amendment to Intellectual Property Agreement, dated as of October 1, 2012, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (20)
10.23	Second Amendment to Services Agreement, dated as of March 29, 2013, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (8)
10.24	Second Amendment to Technology Products Services Agreement, dated as of March 29, 2013, by and between Ocwen Financial Corporation Altisource Solutions S.à r.l. (8)
10.25	Second Amendment to Data Center and Disaster Recovery Services Agreement, dated as of March 29, 2013, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (8)
10.26	Second Amendment to Intellectual Property Agreement, dated as of March 29, 2013, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (8)
10.27	First Amendment to Services Agreement, dated as of March 29, 2013, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (8)
10.28	First Amendment to Technology Products Services Agreement, dated as of March 29, 2013, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (8)
10.29	First Amendment to Data Center and Disaster Recovery Services Agreement, dated as of March 29, 2013, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (8)
10.30	First Amendment to Intellectual Property Agreement, dated as of March 29, 2013, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (8)

10.31	Third Amendment to Services Agreement, dated as of July 24, 2013, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (26)
10.32	Second Amendment to Services Agreement dated July 24, 2013 by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (26)
10.33	First Amended and Restated Support Services Agreement dated September 12, 2013, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (26)
10.34	Agreement dated as of April 12, 2013 by and among Altisource Solutions S.à r.l., Ocwen Financial Corporation and Ocwen Mortgage Servicing, Inc. (21)
10.35	Master Servicing Rights Purchase Agreement, dated October 1, 2012, between Ocwen Loan Servicing, LLC and HLSS Holdings, LLC (26)
10.36	Sale Supplement, dated February 10, 2012, between Ocwen Loan Servicing, LLC and HLSS Holdings, LLC (4)
10.37	Master Subservicing Agreement, dated October 1, 2012, between Ocwen Loan Servicing, LLC and HLSS Holdings, LLC (26)
10.38	Subservicing Supplement, dated February 10, 2012, between Ocwen Loan Servicing, LLC and HLSS Holdings, LLC (4)
10.39	Professional Services Agreement, dated February 10, 2012, between Ocwen Financial Corporation, together with its subsidiaries and affiliates, and HLSS Management, LLC (4)
10.40	Sale Supplement, dated as of July 1, 2013, to the Master Servicing Rights Purchase Agreement, dated as of October 1, 2012, between Ocwen Loan Servicing, LLC, HLSS Holdings, LLC and Home Loan Servicing Solutions, Ltd. (22)
10.41	Subservicing Supplement, dated as of July 1, 2013, to the Master Subservicing Agreement, dated as of October 1, 2012, between Ocwen Loan Servicing, LLC and HLSS Holdings LLC (22)
10.42	Amendment, dated as of September 30, 2013, to the Sale Supplement, dated as of July 1, 2013, to the Master Servicing Rights Purchase Agreement, dated as of October 1, 2012, between Ocwen Loan Servicing, LLC, HLSS Holdings, LLC and Home Loan Servicing Solutions, Ltd. (23)
10.43	Amendment, dated as of September 30, 2013, to the Subservicing Supplement, dated as of July 1, 2013, to the Master Subservicing Agreement, dated as of October 1, 2012, between Ocwen Loan Servicing, LLC and HLSS Holdings LLC (23)
10.44	Amendment, dated as of February 4, 2014, to the Sale Supplement dated as of July 1, 2013, the Sale Supplement dated February 10, 2012 and various other sale supplements, between Ocwen Loan Servicing, LLC, HLSS Holdings, LLC and Home Loan Servicing Solutions, Ltd. (26)
10.45	Amendment, dated as of February 4, 2014, to the Subservicing Supplement dated as of July 1, 2013, the Subservicing Supplement dated as of February 10, 2012 and various other subservicing supplements, among Ocwen Loan Servicing, LLC and HLSS Holdings, LLC (26)
10.46	Registration Rights Agreement, made and entered into as of December 27, 2012, by and among Ocwen Financial Corporation and the Holders (as defined therein) (13)
10.47	Guarantee between Ocwen Financial Corporation and OneWest Bank, FSB dated as of June 13, 2013 (7)
10.48	Senior Secured Term Loan Facility Agreement dated as of February 15, 2013 by and among Ocwen Loan Servicing, LLC, as Borrower, Ocwen Financial Corporation, as Parent, Certain Subsidiaries of Ocwen Financial Corporation, as Subsidiary Guarantors, the Lender Parties thereto, and Barclays Bank PLC, as Administrative Agent (24)
10.49	Pledge and Security Agreement dated as of February 15, 2013 between each of the Grantor Parties thereto, and Barclays Bank PLC, as Collateral Agent (24)
10.50	Amendment No. 1 to Senior Secured Term Loan Facility Agreement and Amendment No. 1 to Pledge and Security Agreement dated as of September 23, 2013 by and among Ocwen Loan Servicing, LLC, as Borrower, Ocwen Financial Corporation, as Parent, Certain Subsidiaries of Ocwen Financial Corporation, as Subsidiary Guarantors, the Lender Parties thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent (9)
10.51**	Description of USVI Relocation Package of Ocwen Mortgage Servicing, Inc. (27)

10.52**	Surrender of Stock Options, dated as of April 22, 2014, between Ocwen Financial Corporation and William C. Erbey (28)
10.53	Reference is made to Exhibit 4.3
10.54	Reference is made to Exhibit 4.4
10.55	Repurchase Letter Agreement, dated as of July 14, 2014, by and among Ocwen Financial Corporation and the holders of Series A Perpetual Convertible Preferred Stock party thereto (30)
10.56	Consent Order pursuant to New York Banking Law §44, dated December 19, 2014, between Ocwen Financial Corporation, Ocwen Loan Servicing, LLC, and the New York State Department of Financial Services (31)
10.57	Retirement Agreement, dated as of January 16, 2015, by and among Ocwen Financial Corporation, Ocwen Mortgage Servicing, Inc. and William C. Erbey. (32)
10.58	Amendment No. 2 to Senior Secured Term Loan Facility Agreement, dated as of March 2, 2015, by and among Ocwen Loan Servicing, LLC, as Borrower, Ocwen Financial Corporation, as Parent, Certain Subsidiaries of Ocwen Financial Corporation, as Subsidiary Guarantors, the Lender Parties thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent (33)
10.59	Form of Indemnification Agreement (34)
10.60	Form of Undertaking to Repay Advancement of Indemnification Expenses (34)
10.61	Amendment No. 2 to Master Servicing Rights Purchase Agreement and Sale Supplements, dated as of April 6, 2015 (35)
10.62	Amendment No. 3 to Senior Secured Term Loan Facility Agreement, dated as of April 17, 2015, by and among Ocwen Loan Servicing, LLC, as Borrower, Ocwen Financial Corporation, as Parent, Certain Subsidiaries of Ocwen Financial Corporation, as Subsidiary Guarantors, the Lender Parties thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent (36)
10.63	Amendment No. 4 to Senior Secured Term Loan Facility Agreement and Amendment No. 2 to Pledge and Security Agreement, dated as of October 16, 2015, by and among Ocwen Loan Servicing, LLC, as borrower, Ocwen Financial Corporation, as parent, certain subsidiaries of Ocwen Financial Corporation, as subsidiary guarantors, the lender parties thereto, and Barclays Bank PLC, as administrative agent and collateral agent (37)
11.1	Computation of earnings per share (39)
12.1	Ratio of earnings to fixed charges (filed herewith)
21.1	Subsidiaries (40)
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)
23.2*	Consent of Mayer Brown LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page to this registration statement)
25.1*	Statement of eligibility on Form T-1 of Wilmington Savings Fund Society, FSB, with respect to the indenture governing the 6.625% Senior Notes due 2019.
99.1	Form of Letter of Transmittal (filed herewith)
99.2	Form of Notice of Guaranteed Delivery (filed herewith)
99.3	Form of Instruction Letter (filed herewith)
99.4	Consent Judgment dated February 26, 2014 of the United States District Court for the District of Columbia (26)
101.INS	XBRL Instance Document (filed herewith)
101.SCH	XBRL Taxonomy Extension Schema Document (filed herewith)
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (filed herewith)
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (filed herewith)
101.LAB	XBRL Taxonomy Extension Label Linkbase Document (filed herewith)
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (filed herewith)

*	To be filed by amendment.
**	Management contract or compensatory plan or agreement.
†	The schedules referenced in the Purchase Agreements, the Merger Agreement and the Asset Purchase Agreement have been omitted in accordance with Item 601 (b)(2) of Regulation S-K. A copy of any referenced schedules will be furnished supplementally to the SEC upon request.
(1)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on August 12, 2009.
(2)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on June 6, 2011.
(3)	Incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed with the SEC on October 24, 2011.
(4)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2012.

(5)           Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on October 5, 2012.

(6)           Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on November 8, 2012.

(7)           Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on June 13, 2013.

(8)           Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed on April 4, 2013.

(9)           Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed on September 24, 2013.

(10)       Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-5153) as amended, declared effective by the SEC on September 25, 1996.

(11)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010.

(12)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on December 28, 2012.

(13)       Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the SEC on May 10, 2013.

(14)       Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-8 (File No. 333-44999), effective when filed with the SEC on January 27, 1998.

(15)       Incorporated by reference from the similarly described exhibit to our definitive Proxy Statement with respect to our 2003 Annual Meeting of Shareholders as filed with the SEC on March 28, 2003.

(16)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2000.

(17)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004.

(18)       Incorporated by reference from the similarly described exhibit to our definitive Proxy Statement with respect to our 2007 Annual Meeting of Shareholders as filed with the SEC on March 30, 2007.

(19)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on August 16, 2012.

(20)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on October 5, 2012.

(21)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on April 18, 2013.

(22)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on July 8, 2013.

(23)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2013.

(24)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on February 19, 2013.

(25)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on September 24, 2013.

(26)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013.

(27)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

(28)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

(29)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on May 13, 2014.

(30)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on July 14, 2014.

(31)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on December 22, 2014.

(32)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on January 20, 2015.

(33)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on March 3, 2015.

(34)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on March 26, 2015.

(35)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on April 6, 2015.

(36)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 8-K filed with the SEC on April 20, 2015.

(37)       Incorporated by reference from the similarly described exhibit included with the Registrant's Form 8-K filed with the SEC on October 19, 2015.

(38)       Incorporated by reference from “Note 22 — Basic and Diluted Earnings (Loss) per Share” on page F-55 of our Consolidated Financial Statements.

(39)	Incorporated by reference from “Note 15 – Basic and Diluted Earnings per Share” to the unaudited Consolidated Financial Statements included in the Registrant’s Form 10-Q for the period ended March 31, 2015 filed with the SEC on May 15, 2015.

(40)       Incorporated by reference from the similarly described exhibit included with the Registrant’s Form 10-K for the year ended December 31, 2014 filed with the SEC on May 11, 2015.